UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

FORZA X1, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required.

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

JOINT PROXY STATEMENT/PROSPECTUS

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Twin Vee PowerCats Co. and Forza X1, Inc.:

Twin Vee PowerCats Co., a Delaware corporation (“Twin Vee”), Twin Vee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Twin Vee (“Merger Sub”), and Forza X1, Inc., a Delaware corporation (“Forza”), have entered into an agreement and plan of merger dated August 12, 2024 (the “Merger Agreement”), which transaction is referred to as the “Merger”, pursuant to which Forza will merge with and into Merger Sub and become a wholly owned subsidiary of Twin Vee. Forza is a minority-owned subsidiary of Twin Vee. Twin Vee and Forza believe that the Merger will enhance stockholder value for both Twin Vee and Forza stockholders by (i) providing a method by which the Twin Vee stockholders can more directly share in the growth of Forza and (ii) generating substantial cost savings and bolstering business efficiencies, including elimination of duplicate administrative functions. Before the Merger can be completed, the stockholders of Twin Vee and Forza must provide various approvals. Twin Vee stockholders will vote to, among other things, approve the issuance of shares of its common stock, par value $0.001 per share (the “Twin Vee Common Stock”) to the Forza stockholders as set forth in the Merger Agreement at an annual meeting of Twin Vee stockholders to be held on November 11, 2024. Forza stockholders will vote to approve and adopt the Merger Agreement and the other transactions and matters described below at an annual meeting of Forza stockholders to be held on November 11, 2024. Twin Vee, in its capacity as a principal stockholder of Forza, has agreed to vote the shares of common stock, par value $0.001 per share, of Forza (the “Forza Common Stock”) held by it for the approval and adoption of the Merger only if a majority of the other stockholders of Forza present in person or by proxy at the Forza Annual Meeting vote to approve and adopt the Merger.

At the closing of the Merger, the holders of Forza Common Stock will receive 0.611666275 shares of Twin Vee Common Stock (the “Exchange Ratio”) in exchange for each share of Forza Common Stock that they own on the effective date of the Merger for a maximum of 5,355,000 shares of Twin Vee Common Stock (no fractional shares of Twin Vee Common Stock will be issued) and the 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled. After the Merger, Twin Vee will have 14,875,000 shares of Twin Vee Common Stock outstanding. The Exchange Ratio was negotiated so that the pre-closing stockholders of each of Twin Vee and Forza would beneficially own approximately 64% and 36%, respectively of the outstanding shares of Twin Vee Common Stock following the closing of the Merger and not counting for purposes of the computation any outstanding options to purchase shares of Forza Common Stock or any outstanding warrants to purchase shares of Forza Common Stock. Accordingly, at the closing of the Merger: (i) each outstanding share of Forza Common Stock (other than shares held by Twin Vee) will be converted into 0.611666275 of a share of Twin Vee Common Stock, (ii) each outstanding stock option exercisable for shares of Forza Common Stock that is outstanding at the effective time of the Merger (the “Effective Time”), whether vested or unvested, will be assumed by Twin Vee and converted into a stock option to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such stock option to purchase shares of Forza Common Stock prior to the Merger and exchanged such shares for shares of Twin Vee Common Stock in accordance with the Exchange Ratio, (iii) each outstanding warrant to purchase shares of Forza Common Stock will be assumed by Twin Vee and converted into a warrant to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such warrant to purchase shares of Forza Common Stock prior to the Merger and exchanged such shares for shares of Twin Vee Common Stock in accordance with the Exchange Ratio, and (iv) the 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled. For a more complete description of the Exchange Ratio, see the section titled “The Merger Agreement—Exchange Ratio” in this Joint Proxy Statement/Prospectus.

Twin Vee Common Stock is currently listed on the Nasdaq Capital Market (the “Nasdaq”), under the symbol “VEEE.” Prior to the closing of the Merger, Twin Vee intends to file with Nasdaq a notification form for the listing of additional shares with respect to the shares of Twin Vee Common Stock to be issued to the Forza stockholders in the Merger so that these shares will be listed on the Nasdaq following the Merger. After the closing of the Merger, the combined company is expected to trade on Nasdaq under the symbol “VEEE”. On October 7, 2024, the closing price of Twin Vee Common Stock was $0.5814 per share. The market price of the Twin Vee Common Stock may fluctuate before the completion of the Merger, therefore, you are urged to obtain current market quotations for Twin Vee Common Stock. Twin Vee expects to issue a maximum of 5,355,000 shares of Twin Vee Common Stock in the Merger upon completion of the Merger. No fractional shares of Twin Vee Common Stock will be issued to any stockholder of Forza upon completion of the Merger. The holder of shares of Forza Common Stock who would otherwise be entitled to a fraction of Twin Vee Common Stock (after aggregating all fractional shares of Twin Vee Common Stock that otherwise would be received by such holder), will, in lieu of such fraction of a share, be rounded down to the nearest whole share. We anticipate that the closing of the Merger will occur not later than three business days following the affirmative vote of Twin Vee stockholders and Forza stockholders.

Forza Common Stock is currently listed on Nasdaq under the symbol “FRZA.” However, Forza has received a letter from Nasdaq notifying it that due to its failure regain compliance with the Nasdaq bid price requirement, the Forza Common Stock will be delisted. On October 7, 2024, the closing price of Forza Common Stock was $0.2848 per share. The market price of the Forza Common Stock may fluctuate before the completion of the Merger, therefore, you are urged to obtain current market quotations for Forza Common Stock. If the Merger is completed, there will no longer be a trading market for Forza Common Stock as of such date. In addition, promptly following the closing of the Merger, Forza Common Stock will be deregistered under the Exchange Act and Forza will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”).

Twin Vee is asking stockholders of Twin Vee to approve the issuance of the shares of Twin Vee Common Stock to the Forza stockholders as set forth in the Merger Agreement (the “Stock Issuance Proposal”) at the annual meeting of Twin Vee stockholders to take place on November 11, 2024 (the “Twin Vee Annual Meeting”), at 10:00 a.m. Eastern Time, at the offices of Twin Vee, 3101 S. U.S. Highway 1, Fort Pierce, Florida. At the Twin Vee Annual Meeting, Twin Vee stockholders will also be asked to vote on the Twin Vee director nominees, to ratify the appointment of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for its fiscal year ending on December 31, 2024, to approve an amendment to Twin Vee’s Certificate of Incorporation, at the discretion of the Board of Directors of Twin Vee (the “Twin Vee Board of Directors”), to effect a reverse stock split (the “Twin Vee Reverse Stock Split”) with respect to the issued and outstanding shares of Twin Vee Common Stock (the “Twin Vee Reverse Stock Split Proposal”), to approve an amendment to the Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Plan (the “Twin Vee 2021 Plan”) to increase the number of shares of Twin Vee Common Stock available for issuance under the Twin Vee 2021 Plan by 1,000,000 shares to 3,171,800 shares (the “Plan Increase Proposal”); and approval to adjourn the meeting if necessary to continue to solicit votes in favor of the Stock Issuance Proposal, Plan Increase Proposal and/or the Twin Vee Reverse Stock Split Proposal.

Forza is asking stockholders of Forza to adopt and approve the Merger Agreement and the Merger (the “Merger Proposal”) at an annual meeting of Forza stockholders to take place on November 11, 2024 (the “Forza Annual Meeting”), at 10:30 a.m. Eastern Time, at the offices of Forza, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982. At the Forza Annual Meeting, Forza stockholders will also be asked to vote on the Forza director nominees, to ratify the appointment of Grassi & Co., CPAs, P.C. as Forza’s independent registered public accounting firm for its fiscal year ending on December 31, 2024, to approve an amendment to Forza’s Amended and Restated Certificate of Incorporation, at the discretion of the Board of Directors of Forza (the “Forza Board of Directors”), to effect a reverse stock split (the “Forza Reverse Stock Split”) with respect to the issued and outstanding shares of Forza Common Stock (the “Forza Reverse Stock Split Proposal”), and approval to adjourn the meeting if necessary to continue to solicit votes in favor of the Merger Proposal and/or the Forza Reverse Stock Split Proposal. If the Merger is effected, all of the Forza board members, other than Joseph Visconti, will resign as members of the Forza Board of Directors and the Forza Reverse Stock Split will be abandoned.

After careful consideration, the Twin Vee Board of Directors and Forza Board of Directors have unanimously approved the Merger Agreement and the respective proposals referred to above, and each of the Twin Vee Board of Directors and Forza Boards of Directors has determined that it is advisable to enter into the Merger. The Twin Vee Board of Directors recommends that Twin Vee stockholders vote “FOR” the respective proposals described in the accompanying Joint Proxy Statement/Prospectus. The Merger cannot be completed unless Twin Vee stockholders approve the issuance of the shares of Twin Vee Common Stock to the Forza stockholders as set forth in the Merger Agreement (the “Stock Issuance Proposal”) and Forza stockholders adopt and approve the Merger and the Merger Agreement (the “Merger Proposal”).

PLEASE GIVE ALL OF THE DETAILED INFORMATION ON TWIN VEE, FORZA AND THE MERGER CONTAINED IN THE JOINT PROXY STATEMENT/PROSPECTUS YOUR CAREFUL ATTENTION, ESPECIALLY THE DISCUSSION IN THE SECTION ENTITLED “RISK FACTORS” IN THIS JOINT PROXY STATEMENT/PROSPECTUS BEGINNING ON PAGE 37.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved the Twin Vee Common Stock to be issued under this Joint Proxy Statement/Prospectus or passed upon the adequacy or accuracy of this Joint Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

This Joint Proxy Statement/Prospectus is not an offer to sell Twin Vee Common Stock and Twin Vee is not soliciting an offer to buy Forza Common Stock in any state where the offer or sale is not permitted.

On behalf of the Twin Vee Board of Directors and the Forza Board of Directors, we thank you for your support.

Joseph C. Visconti	Glenn H. Sonoda
Chief Executive Officer	General Counsel
Twin Vee PowerCats Co.	Forza X1, Inc.

Joint Proxy Statement/Prospectus dated October 10, 2024 and to be mailed on or around October 14, 2024.

Please also see “Where You Can Find More Information”.

ADDITIONAL INFORMATION

Stockholders may also consult Twin Vee’s or Forza’s websites for more information concerning the Merger described in this Joint Proxy Statement/Prospectus and each of the parties thereto. Twin Vee’s website is www.twinvee.com and Forza’s website is www.forzax1.com. Information included on these websites is not incorporated by reference into this Joint Proxy Statement/Prospectus.

This Joint Proxy Statement/Prospectus is dated October 10, 2024 and is first being mailed to the stockholders of Forza and the stockholders of Twin Vee on or about October 14, 2024.

Twin Vee PowerCats Co.
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525

Forza X1, Inc.
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
TWIN VEE POWERCATS CO.

TO BE HELD ON NOVEMBER 11, 2024

To the Stockholders of Twin Vee PowerCats Co. (“Twin Vee”):

The annual meeting of stockholders of Twin Vee (the “Twin Vee Annual Meeting”), a Delaware corporation, will be held on November 11, 2024, at 10:00 a.m., Eastern Time, at the offices Twin Vee, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, for the following purposes:

1.       To consider and vote upon a proposal to approve the issuance of shares of Twin Vee Common Stock pursuant to the Agreement and Plan of Merger, dated as of August 12, 2024, by and between Twin Vee, Twin Vee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Twin Vee, and Forza X1, Inc. (the “Merger Agreement”), which transaction is referred to as the “Merger,” as described in the attached Joint Proxy Statement/Prospectus, a copy of which is attached as Annex A to the Joint Proxy Statement/Prospectus (the “Stock Issuance Proposal”);

2. To elect the two (2) nominees for Class III director named in the accompanying Joint Proxy Statement/Prospectus to the Board of Directors of Twin Vee (the “Twin Vee Board of Directors”), each to serve a three-year term expiring at the 2027 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified (provided, however, that if the Merger is completed, the Twin Vee Board of Directors will be reconstituted as provided in the Merger Agreement);

3. To ratify the appointment of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for its fiscal year ending on December 31, 2024;

4. To consider and vote upon a proposal to approve an amendment to Twin Vee’s Certificate of Incorporation, in substantially the form attached to the accompanying Joint Proxy Statement/Prospectus as Annex B, at the discretion of the Twin Vee Board of Directors of to effect a reverse stock split with respect to the issued and outstanding shares of Twin Vee Common Stock, at a ratio of 1-for-2 to 1-for-20, with the ratio within such range to be determined at the discretion of the Twin Vee Board of Directors and included in a public announcement, subject to the authority of the Twin Vee Board of Directors to abandon such amendment (the “Twin Vee Reverse Stock Split Proposal”);

5. To consider and vote upon a proposal to approve an amendment to the Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Plan (the “Twin Vee 2021 Plan”), in substantially the form attached to the accompanying Joint Proxy Statement/Prospectus as Annex D, to increase the number of shares of Twin Vee Common Stock available for issuance under the Twin Vee 2021 Plan by 1,000,000 shares to 3,171,800 shares (the “Plan Increase Proposal”);

6. To consider and vote upon a proposal to adjourn the Twin Vee Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Stock Issuance Proposal, the Twin Vee Reverse Stock Split Proposal and/or the Plan Increase Proposal; and

7. To transact such other business as may properly come before the Twin Vee Annual Meeting or any adjournment or postponement thereof.

The Twin Vee Board of Directors has fixed October 4, 2024 as the record date (the “Twin Vee Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Twin Vee Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the Twin Vee Record Date are entitled to notice of, and to vote at, the Twin Vee Annual Meeting. Only stockholders or their proxy holders and Twin Vee guests may attend the meeting. A list of stockholders entitled to vote will be made available at the Twin Vee Annual Meeting and will be available at the offices of Twin Vee, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982 for ten days before the meeting. At the close of business on the Twin Vee Record Date, there were 9,519,481 shares of Twin Vee Common Stock outstanding and entitled to vote.

Joseph C. Visconti
October 10, 2024	Joseph C. Visconti, Chief Executive Officer

Your vote is important.

You are urged to attend the Twin Vee Annual Meeting in person, but if you are unable to do so, the Twin Vee Board of Directors would appreciate you submitting a proxy to have your shares votes as promptly as possible by using the internet or by returning by mail the enclosed proxy card, dated and signed.

Twin Vee PowerCats Co.
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF
FORZA X1, INC.

TO BE HELD ON NOVEMBER 11, 2024

To the Stockholders of Forza X1, Inc. (“Forza”):

The annual meeting of stockholders of Forza (the “Forza Annual Meeting”), a Delaware corporation, will be held on November 11, 2024, at 10:30 a.m., Eastern Time, at the offices of Forza, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, for the following purposes:

1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of August 12, 2024, by and between Twin Vee PowerCats Co., Twin Vee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Twin Vee, and Forza (the “Merger Agreement”), which transaction is referred to as the “Merger,” as described in the attached Joint Proxy Statement/Prospectus, a copy of which is attached as Annex A to the Joint Proxy Statement/Prospectus (the “Merger Proposal”)

2. To elect the one (1) nominee for Class II director named in the accompanying Joint Proxy Statement/Prospectus to the Board of Directors of Forza (the “Forza Board of Directors”), to serve a three-year term expiring at the 2027 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified (provided, however, if the Merger is effected, all of the Forza board members, other than Joseph Visconti, will resign as members of the Forza Board of Directors);

3. To ratify the appointment of Grassi & Co., CPAs, P.C. as Forza’s independent registered public accounting firm for its fiscal year ending on December 31, 2024;

4. To consider and vote upon a proposal to approve an amendment to Forza’s Amended and Restated Certificate of Incorporation, in substantially the form attached to the accompanying proxy statement as Annex B-1, at the discretion of the Forza Board of Directors, to effect a reverse stock split (the “Forza Reverse Stock Split”) with respect to the issued and outstanding shares of Forza Common Stock, including stock held by Forza as treasury shares, at a ratio of 1-for-2 to 1-for-20, with the ratio within such range to be determined at the discretion of the Forza Board of Directors and included in a public announcement, subject to the authority of the Forza Board of Directors to abandon such amendment (the “Forza Reverse Stock Split Proposal”) (If the Merger is effected, the Forza Reverse Stock Split will be abandoned);

5. To consider and vote upon an adjournment of the meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal and/or the Forza Reverse Stock Split Proposal; and

6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Forza Board of Directors has fixed October 4, 2024 as the record date (the “Forza Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Forza Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the Forza Record Date are entitled to notice of, and to vote at, the Forza Annual Meeting. Only stockholders or their proxy holders and Forza guests may attend the meeting. A list of stockholders entitled to vote will be made available at the Forza Annual Meeting and will be available at the offices of Forza, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, for ten days before the meeting. At the close of business on the Forza Record Date, there were 15,754,774 shares of Forza Common Stock outstanding and entitled to vote.

Joseph Visconti
Joseph Visconti, Interim Chief Executive Officer
October 10, 2024

Your vote is important.

You are urged to attend the Forza Annual Meeting in person, but if you are unable to do so, the Forza Board of Directors would appreciate you submitting a proxy to have your shares votes as promptly as possible by using the internet or the designated toll-free telephone number or by returning by mail the enclosed proxy card, dated and signed.

Forza X1, Inc.
3101 S. U.S. Highway 1
Fort Pierce, Florida 34982
(772) 429-2525

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This Joint Proxy Statement/Prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Twin Vee (File No. 333-281788), constitutes a prospectus of Twin Vee under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Twin Vee Common Stock to be issued pursuant to the Merger Agreement, as described in this Joint Proxy Statement/Prospectus. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the Twin Vee Annual Meeting, at which Twin Vee stockholders will be asked to consider and vote on, among other matters, a proposal to approve the issuance of shares of Twin Vee Common Stock pursuant to the Merger Agreement. This document also serves as a notice of meeting and a proxy statement with respect to the Forza Annual Meeting, at which Forza stockholders will be asked to consider and vote on, among other matters, a proposal to adopt the Merger and Merger Agreement.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated October 10, 2024. The information contained in this Joint Proxy Statement/Prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Twin Vee contained in this Joint Proxy Statement/Prospectus has been provided by Twin Vee, and the information concerning Forza contained in this Joint Proxy Statement/Prospectus has been provided by Forza.

Forum Selection	195
Anti-Takeover Provisions	196
Limitations on Liability and Indemnification of Twin Vee’s Officers and Directors	197
Dissenters’ Rights of Appraisal and Payment	197
Stockholders’ Derivative Actions	198
Transfer Agent and Registrar	198
Trading Symbol and Market	198
DESCRIPTION OF FORZA CAPITAL STOCK	199
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED	199
General	199
Common Stock	199
Forum Selection	199
Anti-Takeover Provisions	200
Limitations on Liability and Indemnification of Forza’s Officers and Directors	201
Dissenters’ Rights of Appraisal and Payment	201
Stockholders’ Derivative Actions	201
Transfer Agent and Registrar	202
Trading Symbol and Market	202
COMPARISON OF RIGHTS OF HOLDERS OF TWIN VEE COMMON STOCK AND FORZA X1, INC. COMMON STOCK	202
TWIN VEE ANNUAL MEETING PROPOSALS	213
TWIN VEE PROPOSAL NO. 1 - APPROVAL OF THE ISSUANCE OF SHARES OF TWIN VEE COMMON STOCK PURSUANT TO THE TERMS OF THE MERGER AGREEMENT	213
TWIN VEE PROPOSAL NO. 2 - TWIN VEE ELECTION OF DIRECTORS PROPOSAL	214
TWIN VEE PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	215
TWIN VEE PROPOSAL NO. 4 - ADOPTION AND APPROVAL OF THE TWIN VEE REVERSE STOCK SPLIT PROPOSAL	218
TWIN VEE PROPOSAL NO. 5 - AMENDMENT TO THE TWIN VEE POWERCATS CO. 2021 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 1,000,000 SHARES TO 3,171,800 SHARES	229
TWIN VEE PROPOSAL NO. 6 - ADJOURNMENT OF THE TWIN VEE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES IN FAVOR OF TWIN VEE PROPOSAL NO. 1, TWIN VEE PROPOSAL NO. 4 AND/OR TWIN VEE PROPOSAL NO. 5	239
FORZA ANNUAL MEETING PROPOSALS	240
FORZA PROPOSAL NO. 1 - APPROVAL OF THE MERGER AND THE MERGER AGREEMENT	240
FORZA PROPOSAL NO. 2 - ELECTION OF DIRECTORS	241
FORZA PROPOSAL NO. 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	242
FORZA PROPOSAL NO. 4 - ADOPTION AND APPROVAL OF THE FORZA REVERSE STOCK SPLIT PROPOSAL	245
FORZA PROPOSAL NO. 5 - ADJOURNMENT OF THE FORZA ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES IN FAVOR OF PROPOSAL NO.1 AND/OR PROPOSAL NO. 4	256
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	257
Twin Vee	257
Indemnification	258
Twin Vee’s Policy Regarding Related Party Transactions	259
Director Independence	259
Forza	259
Indemnification	260
Assignment of Assets Agreement; Assignment of Intellectual Property	260
Assignment of Land Contract	261
Transition Services Agreement	261
Forza’s Policy Regarding Related Party Transactions	261
Director Independence	262
CONFLICTS OF INTEREST	262
HOUSEHOLDING OF PROXY MATERIALS	262
OTHER MATTERS	262
APPRAISAL RIGHTS	262
FUTURE TWIN VEE STOCKHOLDER PROPOSALS	263
FUTURE FORZA STOCKHOLDER PROPOSALS	263
LEGAL MATTERS	264
EXPERTS	264

PROSPECTUS SUMMARY

This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. To better understand the Merger, the proposals being considered at the Twin Vee Annual Meeting and the Forza Annual Meeting, you should read this entire Joint Proxy Statement/Prospectus carefully, including the Merger Agreement and the other annexes to which you are referred to herein. For more information, please see the section titled “Where You Can Find More Information.”

The Parties

Twin Vee PowerCats Co.

3101 S. US-1

Ft. Pierce, Florida 34982

Twin Vee is a designer, manufacturer and marketer of recreational and commercial power boats. Twin Vee believes it has been an innovator in the recreational and commercial power catamaran industry. Twin Vee currently has 13 gas-powered models in production ranging in size from its 20-foot mono hull, single engine, center console to its newly designed 40-foot offshore 400 GFX catamaran, quad engines. While Twin Vee’s twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee ride quality by reducing drag, increasing fuel efficiency, and offering users a stable riding boat, its new mono hull line addresses the largest portion of the overall market.

Twin Vee has organized its business into three operating segments: (i) its gas-powered boat segment which manufactures and distributes gas-powered boats under the Twin Vee and AquaSport names; (ii) its electric-powered boat segment which was developing fully electric boats, through its publicly minority owned subsidiary, Forza; and (iii) its franchise segment which is developing a franchise business model.

Twin Vee’s gas-powered boats allow consumers to use them for a wide range of recreational activities including fishing, diving and water skiing and commercial activities including transportation, eco tours, fishing and diving expeditions. Twin Vee believes that the performance, quality and value of its boats positions it to achieve its goal of increasing Twin Vee’s market share and expanding the power catamaran boating market. Twin Vee currently primarily sells its boats through a current network of 23 independent boat dealers in 37 locations across North America and the Caribbean who resell Twin Vee’s boats to the end user Twin Vee and AquaSport customers. Twin Vee continues recruiting efforts for high quality boat dealers and seek to establish new dealers and distributors domestically and internationally to distribute its boats as it grows its production and introduce new models. Twin Vee’s gas-powered boats are currently outfitted with gas-powered outboard combustion engines.

During the second quarter of 2024, Twin Vee experienced a significant reduction in demand for its products, as has been experienced throughout the boating industry. Total units sold in the quarter were 24 compared to 75 in the second quarter of 2023, a 47% reduction over the same period. This difference is due to the average selling price per unit in each quarter. Sales for the second quarter of 2024 included 2 40’ boats with an average selling price of $630,000 each while the second quarter of 2023 had 0 40’ foot boats. Twin Vee’s objectives have been to add new, larger boat models including a new line of GFX2 models, expand its dealers and distribution network, and increase unit production to fulfill its customer and dealer orders.

Due to the growing demand for sustainable, environmentally friendly electric and alternative fuel commercial and recreational vehicles, Forza, commenced designing and developing a line of electric-powered boats in 2021. Forza’s electric boats were being designed as fully integrated electric boats including the hull, outboard motor and control system. Notably, the global shift towards electric vehicle adoption has been much slower than initially anticipated. Several leading automotive manufacturers have adjusted their strategies, accordingly, including halting the construction of dedicated electric vehicle factories. The slower-than-expected adoption rates have led to cautious consumer spending and investment in electric vehicle technology, directly impacting Forza’s market. Specifically, the electric boat segment has experienced even more sluggish growth than the automotive sector. In addition, many of the larger players in the boat industry, such as Mercury Marine, have completed their development efforts and have brought their electric outboard motors to market. In an effort to retain cash and reduce expenditures and as a result of current market conditions, on July 11, 2024, the Forza’s Board of Directors determined to discontinue and wind down Forza’s business related to the development and sale of electric boats utilizing its proprietary outboard electric motor.

Twin Vee is a Delaware corporation headquartered in Fort Pierce, Florida. Twin Vee Common Stock is traded on the Nasdaq Capital Market under the symbol “VEEE.”

For additional information regarding Twin Vee, please refer to its Annual Report on Form 10-K for the year ended December 31, 2023 (the “Twin Vee 2023 Annual Report”), as filed with the SEC, as well as Twin Vee’s other filings with the SEC. For more information, please see the section titled “Where You Can Find More Information.”

Forza X1, Inc.

3101 S. US-1

Ft. Pierce, Florida 34982

Forza was founded with a mission to inspire the adoption of sustainable recreational boating by producing stylish electric sport boats designed to offer a cleaner, quieter, and more efficient alternative to traditional gasoline-powered boats. Forza has been focused on the creation, implementation and sale of electric boats utilizing its electric vehicle (“EV”) technology to control and power its boats and proprietary outboard electric motor.

Forza has not completed the development of its electric boats or electric outboard motor. Three different protypes of the electric boat have been built. Forza has completed the design phase of its outboard motor and it is now in the prototype phase.

Approximately 44.4% of the outstanding Forza Common Stock is owned by Twin Vee.

Industry Trends

The past year has seen a marked deceleration in the global demand for recreational marine vehicles, influenced heavily by economic uncertainties and shifting consumer priorities. This slowdown reflects broader trends affecting the recreational vehicle industries at large, including electric vehicles (EVs). Notably, the global shift towards EV adoption has been much slower than initially anticipated. Several leading automotive manufacturers have adjusted their strategies, accordingly, including halting the construction of dedicated EV factories.

The slower-than-expected adoption rates have led to cautious consumer spending and investment in EV technology, directly impacting the electric boat market. Specifically, the electric boat segment has experienced even more sluggish growth than the automotive sector. In addition, while Forza’s electric boats are still in the development stage, many of the larger players in the boat industry, such as Mercury Marine, have completed their development efforts and have brought their electric outboard motors to market. In an effort to retain cash and reduce expenditures and as a result of current market conditions, on July 11, 2024, the Forza’s Board of Directors determined to discontinue and wind down Forza’s business related to the development and sale of electric boats utilizing its proprietary outboard electric motor

Twin Vee Merger Sub, Inc.

3101 S. US-1

Ft. Pierce, Florida 34982

Twin Vee Merger Sub, Inc., a Delaware corporation (“Merger Sub”), is a wholly owned subsidiary of Twin Vee and was formed on August 12, 2024 solely for the purposes of carrying out the Merger.

Overview of the Merger Agreement and Agreements Related to the Merger Agreement

The Merger Agreement

If the Merger is consummated, Merger Sub will merge with and into Forza with Forza surviving the Merger as a wholly owned subsidiary of the combined company. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Twin Vee and Forza encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. We currently expect that the Merger will be completed during the fourth quarter of 2024. However, we cannot predict the actual timing of the completion of the Merger.

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, at the Effective Time (i) each outstanding share of Forza Common Stock (other than shares held by Twin Vee) will be converted into the right to receive 0.611666275 shares of Twin Vee Common Stock (the “Exchange Ratio”), (ii) each outstanding stock option exercisable for shares of Forza Common Stock that is outstanding at the Effective Time, whether vested or unvested, will be assumed by Twin Vee and converted into a stock option to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such stock option for shares of Forza Common Stock prior to the Merger and exchanged such shares for Twin Vee Common Stock in accordance with the Exchange Ratio, (iii) each outstanding warrant to purchase shares of Forza Common Stock will be assumed by Twin Vee and converted into a warrant to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such warrant for shares of Forza Common Stock prior to the Merger and exchanged such shares for Twin Vee Common Stock in accordance with the Exchange Ratio, subject to adjustment for any reverse stock split, and (iv) the 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled.

Under the Exchange Ratio formula in the Merger Agreement, as of immediately after the Merger as provided for in the Merger Agreement, the pre-closing Forza stockholders (other than Twin Vee) are expected to own approximately 36% of the Post-Closing Shares, and the stockholders of Twin Vee as of immediately prior to the Merger are expected to own approximately 64% of the aggregate number of Post-Closing Shares, as defined below. The 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled. The Exchange Ratio formula in the Merger Agreement was negotiated so that the pre-closing stockholders of each of Twin Vee and Forza (excluding Twin Vee as a Forza stockholder) would beneficially own approximately 64% and 36% of the aggregate number of shares of common stock of the combined company outstanding immediately following the Effective Time (the “Post-Closing Shares”), subject to (i) not counting for purposes of the computation any outstanding options to purchase shares of Twin Vee Common Stock or any outstanding options to purchase shares of Forza Common Stock or (ii) any warrants to purchase Twin Vee Common Stock or any warrants to purchase Forza Common Stock. Accordingly, any outstanding options or warrants to purchase shares of Twin Vee Common Stock and Forza Common Stock were not reflected in the computation of the Exchange Ratio. On a fully diluted basis, taking into all outstanding warrants and options the pre-closing Forza stockholders are expected to own approximately 34.3% of the outstanding securities of Twin Vee after the Merger, and the stockholders of Twin Vee are expected to own approximately 65.3% of the aggregate number of the outstanding securities of Twin Vee after the Merger. The Exchange Ratio has been fixed. For a more complete description of the Exchange Ratio, see the section titled “The Merger Agreement—Exchange Ratio” in this Joint Proxy Statement/Prospectus.

The Merger Agreement does not include a price-based termination right, and there will be no adjustment to the total number of shares of Twin Vee Common Stock that Forza securityholders will be entitled to receive for changes in the market price of Twin Vee Common Stock or Forza Common Stock. Accordingly, the market value of the shares of Twin Vee Common Stock issued pursuant to the Merger Agreement will depend on the market value of the shares of Twin Vee Common Stock at the time the Merger closes and could vary significantly from the market value on the date of this Joint Proxy Statement/Prospectus. On October 7, 2024, the closing sale price of Twin Vee Common Stock was $0.5814 per share and the closing price of Forza Common Stock was $0.2848 per share.

Treatment of Twin Vee Stock Options

All options to purchase shares of Twin Vee Common Stock will remain outstanding immediately after the Effective Time in accordance with their terms. The number of shares of Twin Vee Common Stock underlying such options and the exercise prices for such options will be appropriately adjusted to reflect the Twin Vee Reverse Stock Split, assuming the approval of the Twin Vee Reverse Stock Split Proposal by Twin Vee’s stockholders at the Twin Vee Annual Meeting and if thereafter consummated at the discretion of Twin Vee Board of Directors. The terms governing options to purchase shares of Twin Vee Common Stock will remain in full force and effect following the closing of the Merger.

Treatment of Forza Stock Options

At the Effective Time, each option to purchase shares of Forza Common Stock that are outstanding and unexercised immediately prior to the Effective Time, whether or not vested, issued under the Forza 2022 Plan shall be assumed by Twin Vee and converted into an option to purchase shares of Twin Vee Common Stock. Twin Vee will assume the Forza 2022 Plan and each such option in accordance with the terms of the Forza 2022 Plan and the terms of the stock option agreement by which such option is evidenced. From and after the Effective Time, each option to purchase shares of Forza Common Stock assumed by Twin Vee may be exercised for such number of shares of Twin Vee Common Stock as is determined by multiplying the number of shares of Forza Common Stock that were subject to such option by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Twin Vee Common Stock. The per share exercise price of the converted option to purchase shares of Twin Vee Common Stock will be determined by dividing the existing per share exercise price of the option to purchase shares of Forza Common Stock by the Exchange Ratio, and rounding to the resulting exercise price up to the nearest whole cent. Any restrictions on the exercise of any option to purchase shares of Forza Common Stock assumed by Twin Vee will continue following the conversion, and the term, exercisability, vesting schedule and other provisions of such option will generally remain unchanged; provided, that any options to purchase shares of Forza Common Stock assumed by Twin Vee may be subject to adjustment to reflect changes in Twin Vee’s capitalization after the Effective Time and that the Twin Vee Board of Directors or a committee thereof will succeed to the authority and responsibility of the Forza Board of Directors or a committee thereof with respect to each assumed option to purchase shares of Forza Common Stock.

Treatment of Twin Vee Warrants

All warrants to purchase shares of Twin Vee Common Swill remain outstanding and unexercised immediately after the Effective Time in accordance with their terms. The number of shares of Twin Vee Common Stock underlying such warrants and the exercise prices for such warrants will be appropriately adjusted to reflect the Twin Vee Reverse Stock Split, assuming the approval of the Twin Vee Reverse Stock Split Proposal by Twin Vee’s stockholders at the Twin Vee Annual Meeting and if thereafter consummated at the discretion of Twin Vee Board of Directors. The terms governing warrants to purchase shares of Twin Vee Common Stock will remain in full force and effect following the closing of the Merger.

Treatment of Forza Warrants

At the Effective Time, each warrant to purchase shares of Forza Common Stock that is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by Twin Vee and converted into a warrant to purchase shares of Twin Vee Common Stock. Twin Vee will assume the warrants in accordance with the terms of the warrant agreement by which such warrant is evidenced. From and after the Effective Time, each warrant to purchase shares of Forza Common Stock assumed by Twin Vee may be exercised for such number of shares of Twin Vee Common Stock as is determined by multiplying the number of shares of Forza Common Stock that were subject to such warrant by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Twin Vee Common Stock. The per share exercise price of the converted warrant will be determined by dividing the existing per share exercise price of the warrant to purchase shares of Forza Common Stock by the Exchange Ratio, and rounding to the resulting exercise price up to the nearest whole cent. Any restrictions on the exercise of any warrant to purchase shares of Forza Common stock assumed by Twin Vee will continue following the conversion, and the term, exercisability, and other provisions of such warrant will generally remain unchanged.

The closing of the Merger will occur no later than the second business day after the last of the conditions to the Merger has been satisfied or waived, or at another time as Twin Vee and Forza agree. Twin Vee and Forza anticipate that the closing of the Merger will occur promptly after the Twin Vee Annual Meeting and Forza Annual Meeting. However, because the Merger is subject to a number of conditions, neither Twin Vee nor Forza can predict exactly when the closing will occur or if it will occur at all.

Risks Relating to the Merger

In evaluating the adoption of the Merger Agreement or the issuance of shares of Twin Vee Common Stock in the Merger, you should carefully read this Joint Proxy Statement/Prospectus and especially consider the factors discussed in the section titled “Risk Factors,” for a description of risks relating to the Merger, the combined company’s businesses, and Twin Vee Common Stock.

Both Twin Vee and Forza are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stockholders, including the following risks:

●	All of Forza’s executive officers and all but one of its directors serve on both the Twin Vee Board of Directors and Forza Board of Directors and therefore have conflicts of interest that may influence them to support or approve the Merger without regard to your interests. In addition, the one director who does not sit on both the Twin Vee Board of Directors and Forza Board of Directors is expected to serve as a director of the combined company and therefore may also have a conflict of interest.
●	The Exchange Ratio is not adjustable based on the market price of Twin Vee Common Stock or the Forza Common Stock so the Merger consideration at the closing may have a greater or lesser value than it had at the time the Merger Agreement was signed.
●	The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the Merger.
●	The market price of the combined company’s common stock may decline as a result of the Merger.
●	The combined company may not experience the anticipated strategic benefits of the Merger.
●	If the conditions to the Merger are not met, the Merger will not occur.
●	Twin Vee and Forza will incur substantial expenses related to this transaction whether or not the Merger is completed.
●	Twin Vee will assume all of Forza’s outstanding liabilities if the Merger is completed.
●	The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger.
●	Although Houlihan’s opinion was given to Twin Vee’s Board of Directors on August 6, 2024, it does not reflect any changes in market and economic circumstances after August 6, 2024.
●	Although InteleK’s opinion was given to Forza’s Board of Directors on August 9, 2024, it does not reflect any changes in market and economic circumstances after August 9, 2024.
●	The issuance of the Merger consideration is subject to approval by the stockholders of Twin Vee and the Merger and Merger Agreement are subject to approval by the Forza stockholders, including a majority of the stockholders excluding Twin Vee.
●	Twin Vee’s business and stock price may be adversely affected if the acquisition of Forza is not completed.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” in this Joint Proxy Statement/Prospectus. Twin Vee and Forza both encourage you to read and consider all of these risks carefully.

Reasons for the Merger

Twin Vee and Forza are proposing the Merger because, among other things, it is believed that the Merger will enhance stockholder value for both Twin Vee and Forza stockholders (i) by providing a method by which the Twin Vee stockholders can more directly share in the growth of Forza and (ii) due to the cost savings expected to be realized. For a discussion of Twin Vee’s reasons for the Merger, please see the sections entitled “The Merger Transaction—Recommendation of the Twin Vee Board of Directors and its Reasons for the Merger” and “The Merger Transaction—Recommendation of the Forza Board of Directors and its Reasons for the Merger”.

Twin Vee Reasons for the Merger

In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated thereby, the Twin Vee Board of Directors considered a number of factors, including, among others, the following:

●	the belief that the combination of the businesses of Twin Vee and Forza would create more value for Twin Vee stockholders in the long term due to cost reductions of a combined company than as separate companies

●	the potential cost savings synergies derived from the Merger, including the reduced fees resulting from Forza no longer being a stand-alone public company which reduction is estimated to be approximately $700,000 and includes reduced legal and accounting fees and proxy solicitation fees as well as the reduced Nasdaq listing fees;

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the historical and current information concerning Twin Vee’s and Forza’s business, financial performance, financial condition, including Twin Vee’s and Forza’s cash position, operations, management and competitive position, the prospects of Twin Vee and Forza separately and combined, and the nature of the boating industry generally, including the projected burn rate of Twin Vee and Forza and their short-and long-term strategic objectives;

●	the opinion of Twin Vee’s financial advisor, dated August 6, 2024, to the special committee of the Twin Vee Board of Directors (the “Twin Vee Special Committee”) that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the exchange ratio of 0.611666275 shares of Twin Vee Common Stock to be issued in exchange for each share of Forza Common Stock pursuant to the Merger Agreement was fair to Twin Vee stockholders from a financial point of view;

●	current financial market conditions and historical market prices, volatility and trading information with respect to Forza Common Stock and Twin Vee Common Stock;

●	that the Merger would provide existing Twin Vee stockholders a significant opportunity to directly participate in the potential growth of the combined company following the Merger;

●	the terms and conditions of the Merger Agreement and associated transactions, including the relative percentage ownership of Twin Vee securityholders and Forza securityholders immediately following the closing of the Merger, the reasonableness of the fees and expenses related to the Merger and the likelihood that the Merger will be completed;

●	the fact that the Exchange Ratio, as defined in the Merger Agreement, is fixed and will not fluctuate based upon changes in the stock prices of Twin Vee or Forza prior to the completion of the Merger; and

●	the belief that the terms and conditions of the Merger Agreement, including the parties’ mutual representations and warranties, covenants, deal protection provisions and closing conditions, are reasonable for a transaction of this nature.

The Twin Vee Board of Directors considered the potential risks of the Merger, including, but not limited to, the following:

●	the risks, challenges and costs inherent in combining the two companies and the expenses to be incurred in connection with the Merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the Merger;

●	the possible volatility, at least in the short term, of the trading price of Twin Vee Common Stock resulting from the Merger announcement;

●	the risk of diverting management’s attention from other strategic priorities to implement Merger integration efforts;

●	the risk that the Merger might not be consummated in a timely manner, or that the Merger might not be consummated at all;

●	the fact that certain of the directors and executive officers of Twin Vee may have conflicts of interest in connection with the Merger, as they may receive certain benefits that are different from, and in addition to, those of the other stockholders of Twin Vee;

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that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed, even if the issuance of the Merger consideration is approved by the stockholders of Twin Vee;

●	the risk to Twin Vee’s business, operations and financial results in the event that the Merger is not consummated; and

●	various other applicable risks associated with the combined company and the Merger, including those described in the section of this Joint Proxy Statement/Prospectus entitled “Risk Factors”.

Forza Reasons for the Merger

In reaching its unanimous decision to approve the Merger Agreement and the transactions contemplated thereby, the Forza Board of Directors considered a number of factors, including, among others, the following:

●	the strategic rationale for the Merger and the potential benefits of the contemplated transaction;

●	that the Merger was superior to the strategic alternatives available to Forza, including continuing as a stand-alone company or attempting to sell Forza to a third-party acquirer, or liquidating, each of which the Forza Board of Directors viewed as less favorable to Forza stockholders than the Merger;

●	the potential business, operational and financial synergies that may be realized over time by the combined company following the Merger;

●	the lack of a viable market for Forza’s designed product for the foreseeable future;

●	the opinion of Forza’s financial advisor, dated August 7, 2024, to the special committee of the Forza Board of Directors (the “Forza Special Committee”) that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the exchange ratio of 0.611666275 shares of Twin Vee Common Stock to be issued in exchange for each share of Forza Common Stock pursuant to the Merger Agreement was fair to Forza stockholders from a financial point of view;

●	current and historical information concerning Forza’s and Twin Vee’s respective businesses, business plans, operations, management, financial performance and conditions, technology, operations, prospects and competitive position, before and after giving effect to the merger and the merger’s potential effect on stockholder value;

●	its knowledge of the business, operations, financial condition and earnings of Twin Vee;

●	the ability to be a stockholder of a company generating revenue, given that Forza, to date, has not yet generated revenue from the sale of its boats;

●	the likelihood that the Merger will be completed;

●	current financial market conditions and historical market prices, volatility and trading information with respect to Forza Common Stock and Twin Vee Common Stock;

●	the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;

●	the consideration to be received by Forza stockholders in the Merger, including the form of such consideration, which enables Forza’s stockholders to continue to have a substantial equity interest in the combined company following the Merger, as well as the fact that the shares of Twin Vee Common Stock to be received by Forza’s stockholders are intended to be received in a tax-free exchange; and

●	that the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code and that Forza’s stockholders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Forza Common Stock for shares of Twin Vee Common Stock in connection with the Merger.

The Forza Board of Directors considered the potential risks of the Merger, including, but not limited to, the following:

●	the possibility that the Merger might not be completed whether as a result of the failure to satisfy conditions to the closing of the Merger, including the failure to secure the required approvals from Forza and Twin Vee stockholders, or as a result of the termination of the merger agreement by Forza or Twin Vee in certain specified circumstances and the potential effects of the public announcement and pendency of the Merger on management attention;

●	the effect of a public announcement of the transactions on Forza’s operations, stock price and employees, the potential disruption to Forza and Twin Vee and their businesses as a result of the announcement and pendency of the Merger and the potential adverse effects on the financial results of Forza and Twin Vee as a result of that disruption and the continued operations of the core business of Forza and Twin Vee during the period between the signing of the Merger Agreement and the completion of the Merger;

●	the fact that the executive officers and all but one of Forza’s directors may have interests in the Merger that are different from, or in addition to, those of Forza’s other stockholders, including the matters described under the section entitled “Chapter One—The Merger—The Merger Transaction—Interests of Forza Directors and Executive Officers in the Merger”, and the risk that these different interests might influence their decisions with respect to the Merger;

●	that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed, even if the issuance of the shares of Twin Vee Common Stock to Forza stockholders pursuant to the Merger Agreement is approved by the stockholders of Twin Vee;

●	the risk of not realizing all of the anticipated strategic benefits between Forza and Twin Vee and the risk that other anticipated benefits might not be realized;

●	the risk that the Merger may not be consummated in a timely manner or that the Merger may not be consummated at all, including the impact on Forza’s ability to effect the Forza Reverse Stock split if necessary in time to maintain compliance with the Nasdaq continued listing requirements;

●	Forza’s inability to solicit competing acquisition proposals;

●	the substantial costs to be incurred in connection with the Merger, including the costs of integrating the operations of Forza and Twin Vee and the transaction expenses arising from the Merger; and various other applicable risks associated with the combined company and the Merger, including the risks described in the section titled “Risk Factors;” and

●	the other risks of the type and nature described under “Risk Factors” of this Joint Proxy Statement/Prospectus

For more information on the Twin Vee Board of Directors’ reasons for the transaction, see the section titled “The Merger Transaction— Recommendation of the Twin Vee Board of Directors and its Reasons for the Merger.”

For more information on the Forza Board of Directors’ reasons for the transaction, see the section titled “The Merger Transaction—Recommendation of the Forza Board of Directors and its Reasons for the Merger.”

Opinion of the Financial Advisor to the Twin Vee Board of Directors

The Twin Vee Board of Directors engaged Houlihan Capital, LLC (“Houlihan”) to provide financial advisory and investment banking services in connection with the Twin Vee Board of Directors’ consideration and evaluation of certain potential strategic alternatives. On August 6, 2024, Houlihan delivered its oral opinion to the Twin Vee Board of Directors, which opinion was confirmed in writing on the same date, that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth in its written opinion, as of July 31, 2024, the Exchange Ratio to be paid by Twin Vee in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Twin Vee’s stockholders.

The full text of Houlihan’s written opinion, which sets forth the assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein, is attached as Annex C-1 to this joint proxy statement/prospectus and is incorporated herein by reference. Twin Vee urges you to carefully read the Houlihan opinion, together with the description of such opinion included elsewhere in this Joint Proxy Statement/Prospectus, in its entirety, under the heading ”The Merger Transaction—Opinion of the Financial Advisor to the Twin Vee Board of Directors” starting on page 86 of this Joint Proxy Statement/Prospectus. Houlihan provided its opinion to the Twin Vee Board of Directors (in their capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Merger and it may not be used for any other purpose. Houlihan’s opinion addressed solely the fairness, from a financial point of view, of the Exchange Ratio to be paid by Twin Vee in the Merger pursuant to the Merger Agreement, to Forza’s stockholders. Houlihan’s opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to Twin Vee and does not address the underlying business decision of the Twin Vee Board of Directors or Twin Vee to proceed with or effect the Merger. Houlihan’s opinion does not constitute a recommendation to the Twin Vee Board of Directors as to how the Twin Vee Board of Directors should vote on the issuance of the Twin Vee Common Stock to Forza stockholders pursuant to the Merger Agreement or to any stockholder of Twin Vee or Forza as to how any such stockholder should vote at any stockholders’ meeting at which the any of the transactions contemplated by the Merger Agreement, or the Merger Agreement itself, is considered, or whether or not any stockholder of Twin Vee or Forza should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger, or take any other actions in connection with the Merger or otherwise. For a more complete discussion of Houlihan’s opinion, see the section titled “The Merger Transaction—Opinion of the Financial Advisor to the Twin Vee Board of Directors.”

Opinion of the Financial Advisor to the Forza Board of Directors

Forza engaged InteleK Business Valuations & Advisory (“InteleK”), to provide financial advisory and investment banking services in connection with the Forza Special Committee’s and Forza Board of Directors’ consideration and evaluation of certain potential strategic alternatives. On August 9, 2024, InteleK delivered its oral opinion to the Forza Board of Directors, which opinion was confirmed in writing on the same date, that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth in its written opinion, as of August 7, 2024, the Exchange Ratio to be paid by Twin Vee in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to Forza’s stockholders.

The full text of InteleK’s written opinion, which sets forth the assumptions made, procedures followed, matters considered, limitations of the review undertaken, qualifications contained and other matters set forth therein, is attached as Annex C-2 to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Forza urges you to carefully read the InteleK opinion, together with the description of such opinion included elsewhere in this joint proxy statement/prospectus, in its entirety, under the heading ”The Merger Transaction—Opinion of the Financial Advisor to the Forza Board of Directors” starting on page 91 of this Joint Proxy Statement/Prospectus. InteleK provided its opinion to the Forza Board of Directors (in their capacity as such) for its information and assistance in connection with its consideration of the financial terms of the Merger and it may not be used for any other purpose. InteleK’s opinion addressed solely the fairness, from a financial point of view, of the Exchange Ratio to be paid by Twin Vee in the Merger pursuant to the Merger Agreement, to Forza. InteleK’s opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to Forza and does not address the underlying business decision of the Forza Special Committee, the Forza Board of Directors or Forza to proceed with or effect the Merger. InteleK’s opinion does not constitute a recommendation to the Forza Board of Directors as to how the Forza Board of Directors should vote on the Merger or to any stockholder of Twin Vee or Forza as to how any such stockholder should vote at any stockholders’ meeting at which the Merger is considered. For a more complete discussion of InteleK’s opinion, see the section titled “The Merger Transaction—Opinion of the Financial Advisor to the Forza Board of Directors.”

Conditions to the Closing of the Merger

Twin Vee and Forza are required to complete the Merger only if certain customary conditions are satisfied or waived, including, but not limited to:

●	approval of the Merger and the Merger Agreement by stockholders holding a majority of the outstanding shares of Forza Common Stock at the Forza Annual Meeting (which approval shall include a majority of the shares present in person or by proxy at the Forza Annual Meeting excluding shares held by Twin Vee);

●	approval of the issuance by Twin Vee of the shares of common stock pursuant to the Merger Agreement to the Forza stockholders by stockholders holding a majority of the shares present in person or by proxy at the Twin Vee Annual Meeting;

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no court, administrative agency, commission, governmental or regulatory authority, has enacted, enforced or entered any statute, rule, regulation, or other order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger;

●	the registration statement on Form S-4, of which this Joint Proxy Statement/Prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement on Form S-4 and no similar proceeding in respect to the Joint Proxy Statement/Prospectus will have been initiated or threatened in writing by the SEC. All other filings will have been approved or declared effective and no stop order will have been issued and no proceeding will have been initiated to revoke any such approval or effectiveness;

●	the respective representations and warranties of Twin Vee and Forza, shall be true and correct in all material respects as of the date of the Merger Agreement and the closing;

●	the shares of Twin Vee Common Stock to be issued pursuant to the Merger Agreement shall have been approved for listing on Nasdaq;

●	no material adverse effect with respect to Twin Vee or Forza or their respective subsidiaries shall have occurred since the date of the Merger Agreement and the closing of the Merger;

●	performance or compliance in all material respects by Twin Vee and Forza with their respective covenants and obligations in the Merger Agreement; and

●	Forza shall have obtained any consents or waivers of approvals required in connection with the Merger.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the completion of the Merger, whether before or after the required stockholder approval to complete the Merger has been obtained, as set forth below:

●	by mutual written consent of Twin Vee and Forza, duly authorized by their respective boards of directors;

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by either Twin Vee or Forza if the Merger is not consummated by December 1, 2024 (the “End Date”); provided, however, that this right to terminate is not available to any party whose action or failure to act has been a principal cause of the failure of the merger to occur on or before such date and such action or failure is a breach of the Merger Agreement; provided, further, that, in the event that the SEC has not declared effective under the Securities Act this Joint Proxy Statement/Prospectus by the date which is sixty days prior to the End Date, then Twin Vee shall be entitled to extend the End Date for an additional thirty days;

●	by either Twin Vee or the Forza if a court, administrative agency, commission, governmental or regulatory authority issues a final and non-appealable order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

●	by Twin Vee if the requisite approval of the stockholders of Forza is not obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of Forza, duly convened therefor or at any adjournment or postponement thereof;

●	by either Forza or Twin Vee if the requisite approval of the stockholders of Twin Vee is not obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of Twin Vee, duly convened therefor or at any adjournment or postponement thereof; provided, however, that this right to terminate is available to Twin Vee if the failure to obtain the requisite vote shall have been caused by Twin Vee’s action or failure to act and such action or failure to act constitutes a material breach by Twin Vee of the Merger Agreement;

●	by Twin Vee if a “Forza triggering event” has occurred, which is defined as an event where (i) the Forza Board of Directors shall have failed to recommend that Forza’s stockholders vote to approve the Merger Agreement and Merger (the “Forza Board Recommendation”) or shall for any reason have withdrawn or modified in a manner adverse to Twin Vee the Forza Board Recommendation; (ii) Forza shall have failed to include in this Joint Proxy Statement/Prospectus the Forza Board Recommendation; (iii) Forza shall have failed to hold the its stockholders’ meeting within sixty (60) days after the Form S-4 Registration Statement relating to this Joint Proxy Statement/Prospectus is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that Forza may adjourn the meeting in order to obtain a quorum of its stockholders or as reasonably determined by it to comply with applicable law; (iv) the Forza Board of Directors shall have publicly approved, endorsed or recommended any other acquisition proposal; (v) the Forza Board of Directors shall have failed to publicly reaffirm the Forza Board Recommendation within ten (10) days after Twin Vee so requests in writing; (vi) Forza or its representatives shall have breached the non-solicitation provisions of the Merger Agreement;

●

by Forza if a “Company triggering event” has occurred, which is defined as an event where (i) the Twin Vee Board of Directors shall have failed to recommend that Twin Vee’s stockholders vote to approve the issuance of Twin Vee common stock in the Merger (the “Twin Vee Board Recommendation”) or shall for any reason have withdrawn or modified in a manner adverse to Forza the Twin Vee Board Recommendation; (ii) Twin Vee shall have failed to include in this Joint Proxy Statement/Prospectus the Twin Vee Board Recommendation; (iii) Twin Vee shall have failed to hold the its stockholders’ meeting within sixty (60) days after the Form S-4 Registration Statement relating to this Joint Proxy Statement/Prospectus is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that Twin Vee may adjourn the meeting in order to obtain a quorum of its stockholders or as reasonably determined by it to comply with applicable law; (iv) the Twin Vee Board of Directors shall have publicly approved, endorsed or recommended any other acquisition proposal; (v) the Twin Vee Board of Directors shall have failed to publicly reaffirm the Twin Vee Board Recommendation within ten (10) days after Forza so requests in writing; (vi) Twin Vee or its representatives shall have breached the non-solicitation provisions of the Merger Agreement;

●	by Forza, upon a breach of any representation, warranty, covenant or agreement on the part of Twin Vee or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of Twin Vee becomes untrue, such that the conditions to the Merger would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue; provided that Forza is not in material breach of any representation, warranty, covenant or agreement so as to cause conditions in the Merger Agreement not to be satisfied; provided, however, that if such inaccuracy in Twin Vee’s representations and warranties or breach by Twin Vee is curable by Twin Vee through the exercise of its commercially reasonable efforts, then Forza may not terminate the merger agreement for thirty (30) calendar days following the delivery of written notice from Forza to Twin Vee of such breach, provided Twin Vee continues to exercise commercially reasonable efforts to cure such breach (it being understood that Forza may not terminate the Merger Agreement if such breach by Twin Vee is cured during such thirty (30) calendar day period); or

●	by Twin Vee, upon a breach of any representation, warranty, covenant or agreement on the part of Forza set forth in the Merger agreement, or if any representation or warranty of Forza becomes untrue, such that the conditions to the Merger would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue; provided that Twin Vee is not in material breach of any representation, warranty, covenant or agreement so as to cause conditions in the Merger Agreement not to be satisfied; provided, however, that if such inaccuracy in Forza’s representations and warranties or breach by Forza is curable by Forza through the exercise of its commercially reasonable efforts, then Twin Vee may not terminate the merger agreement for thirty (30) calendar days following the delivery of written notice from Twin Vee to Forza of such breach, provided Forza continues to exercise commercially reasonable efforts to cure such breach (it being understood that Twin Vee may not terminate the Merger Agreement if such breach by Forza is cured during such thirty (30) calendar day period).

●	by Twin Vee, if any time prior to the requisite approval of the stockholders of Twin Vee being obtained Twin Vee has received an acquisition proposal that the Twin Vee Board of Directors deems is a Superior Offer (as defined in the Merger Agreement), Twin Vee has complied with its obligations under the Merger Agreement in order to accept such Superior Offer, Twin Vee both concurrently terminates the Merger and enters into a definitive agreement that provides for the consummation of such Superior Offer; or

●	by Forza if any time prior to the requisite approval of the stockholders of Forza being obtained Forza has received an acquisition proposal that the Forza Board of Directors deems is a Superior Offer (as defined in the Merger Agreement), Forza has complied with its obligations under the Merger Agreement in order to accept such Superior Offer, Forza both concurrently terminates the Merger and enters into a definitive agreement that provides for the consummation of such Superior Offer.

Non-Solicitation

Each of Twin Vee and Forza have agreed that, subject to certain exceptions, until the earlier to occur of the termination of the Merger Agreement and the Effective Time, neither they nor any of their respective subsidiaries will authorize or permit any of their or their subsidiaries’ directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives to, directly or indirectly:

●	solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, the making, submission or announcement of any acquisition transaction (as defined below);

●	furnish any nonpublic information regarding such party to any person in connection with or in response to an acquisition proposal or inquiry;

●	engage in discussions or negotiations with any person with respect to any acquisition transaction, except as to the existence of the non-solicitation provisions in the Merger Agreement;

●	approve, endorse or recommend any acquisition transaction, except as permitted by the Merger Agreement in respect of a bona fide acquisition proposal (which acquisition proposal did not arise out of a material breach of the non-solicitation provisions of the Merger Agreement) that is determined, in good faith to be a superior offer (as defined in the Merger Agreement); or

●	execute or enter into any letter of intent or any contract agreement contemplating or relating to an acquisition transaction (other than a confidentiality agreement as permitted).

However, before obtaining the Twin Vee stockholder approval or Forza stockholder approval, respectively, required to consummate the Merger, each of Forza and Twin Vee may furnish nonpublic information regarding such party to, and may enter into discussions or negotiations with, any person in response to a bona fide written acquisition proposal, which the Twin Vee Board of Directors or the Forza Board of Directors, respectively, determines in good faith, after consultation with their respective financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a “superior offer,” as defined in the Merger Agreement and as defined in the section titled “The Merger Agreement—Non-Solicitation” below, and is not withdrawn, if:

●	neither party nor any of its directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives has breached the non-solicitation provisions of the Merger Agreement described above;

●	the Twin Vee Board of Directors or Forza Board of Directors, respectively, concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Twin Vee or Forza board of directors, respectively, under applicable law;

●	Twin Vee or Forza, respectively receives from the third-party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such party as those contained in the confidentiality agreement between Twin Vee and Forza; and

●	at least two business days prior to furnishing such nonpublic information to a third-party, Twin Vee or Forza furnishes the same information to the other party to the extent not previously furnished.

If either Twin Vee or Forza receives an acquisition proposal or acquisition inquiry at any time during the period between the date of the Merger Agreement, August 12, 2024, and the earlier to occur of (a) the Effective Time and (b) termination of the Merger Agreement, then such party must promptly, and in no event later than one business day after becoming aware of such acquisition proposal or acquisition inquiry, advise the other party orally and in writing of such acquisition proposal or acquisition inquiry, including the identity of the person making or submitting the acquisition proposal or acquisition inquiry and the material terms thereof. Each of Twin Vee and Forza must keep the other reasonably informed with respect to the status and material terms of any such acquisition proposal or acquisition inquiry and any material modification or proposed material modification thereto.

Management Following the Merger

Effective as of the closing of the Merger, the combined company will have a five member Board of Directors, consisting of Joseph Visconti (a current board member of both Twin Vee and Forza), Preston Yarborough (a current board member of Twin Vee), Marcia Kull (a current board member of Forza), Neil Ross (a current board member of both Twin Vee and Forza) and Kevin Schuyler (a current board member of both Twin Vee and Forza). In addition, effective as of the closing of the Merger, the combined company’s executive officers will consist of Twin Vee’s current executive officers, Joseph Visconti, Preston Yarborough, Karl Zimmer and Michael Dickerson, and Joseph Visconti will be appointed as the Chief Executive Officer and President of Forza, which will be a wholly owned subsidiary of Twin Vee after the Merger.

Effective as of the closing of the Merger, the combined company’s executive officers are expected to be composed of the following members of the current Forza and Twin Vee management teams:

Name	Combined Company Position(s)	Current Position(s)
Joseph Visconti	Chief Executive Officer	Chief Executive Officer of Twin Vee

Karl Zimmer	President	President of Twin Vee

Michael Dickerson	Chief Financial & Administrative Officer	Chief Financial & Administrative Officer of Twin Vee and Interim Chief Financial & Administrative Officer of Forza
Preston Yarborough	Vice President	Vice President

Interests of Certain Persons in the Merger

In considering the recommendation of the Forza Board of Directors with respect to approving the Merger, Forza stockholders should be aware that certain members of the Forza Board of Directors and executive officers of Forza have interests in the Merger that may be different from, or in addition to, interests they have as Forza stockholders. For example, following the consummation of the Merger, certain directors and executive officers of Forza will continue to serve on the Board of Directors and management, respectively, of the combined company. In considering the recommendation of the Twin Vee Board of Directors with respect to approving the issuance of the shares of Twin Vee Common Stock to Forza stockholders pursuant to the Merger Agreement, Twin Vee stockholders should be aware that certain members of the Twin Vee Board of Directors and executive officers of Twin Vee have interests in the Merger that may be different from, or in addition to, interests they have as Twin Vee stockholders. For example, following the consummation of the Merger, certain directors and executive officers of Twin Vee will continue to serve on the Twin Vee Board of Directors and as management, respectively, of the combined company and will receive direct ownership of shares of Twin Vee Common Stock issued in the Merger.

The following table sets forth the beneficial ownership interest of the principal stockholders in Forza, Twin Vee and the combined company:

	Twin Vee Prior to Merger		Forza Prior to Merger		Combined Company After Merger
	Number of	Percentage	Number of	Percentage	Number of	Percentage
Name	shares	**	shares	***	shares	****
Joseph Visconti (1)	2,857,595	30.02%	2,261,939	14.36%	3,232,954	21.73%
Karl Zimmer (2)	85,138	0.89%	—	—	85,138	0.57%
Preston Yarborough (3)	209,763	2.20%	45,138	0.29	237,372	1.60%
Michael Dickerson (4)	79,167	0.83	50,000	0.32	109,750	0.74%
James Melvin (5)	16,500	0.17	—	—	16,500	0.11%
Bard Rockenbach (6)	15,583	0.16	—	—	15,583	0.10%
Neil Ross (7)	16,500	0.17	36,617	0.23	38,897	0.26%
Kevin Schuyler (8)	12,363	0.13	105,500	0.67	76,894	0.52%
Marcia Kull (9)	—	—	10,105	0.06	6,181	0.04%
5% Stockholders
Marathon Micro Fund, L.P. (10)	950,000	9.98%	—	—	950,000	6.39%
AWM Investment Company, Inc. and Affiliates (11)	939,176	9.98%	—	—	939,176	6.31%
Twin Vee PowerCats Co.(1)			7,000,000	44.43%

* Less than one percent (1%)

** Percentage of Twin Vee is based upon 9,519,481 shares of Twin Vee Common Stock outstanding as of October 4, 2024.

***Percentage of Forza is based upon 15,754,774 shares of Forza Common Stock outstanding as of October 4, 2024.

****Percentage of common stock of the combined company is based on 14,875,000 shares of common stock of the combined company outstanding upon the consummation of the Merger and assumes that the 5,355,000 shares of Twin Vee Common Stock are issued upon consummation of the Merger to the stockholders of Forza and that the 7,000,000 shares of Forza Common Stock held by Twin Vee are cancelled.

(1)

Joseph Visconti is the Chairman of the Board and Chief Executive Officer of Twin Vee and the Interim CEO of Forza. Prior to the consummation of the Merger, Twin Vee is the owner of 7,000,000 shares of Forza Common Stock. As a controlling shareholder of Twin Vee, Mr. Visconti is deemed to have control over the shares of Forza Common Stock owned by Twin Vee. Mr. Visconti owns 98,442 shares of Forza Common Stock and was granted an option to purchase 644,000 shares of Forza Common Stock, of which 451,667 shares of Forza Common Stock will vest and be exercisable within 60 days of October 4, 2024, and are included in and are included in the number of shares of Forza Common Stock beneficially owned by Mr. Visconti. Mr. Visconti currently disclaims beneficial ownership of these securities.

Mr. Visconti was issued 2,328,144 shares of our common stock upon the consummation of the Merger between Twin Vee and Twin Vee Powercats, Inc. in 2022. Additionally, Mr. Visconti purchased 40,785 shares of Twin Vee Common Stock in September 2024. Mr. Visconti was granted an option to purchase 822,000 shares of Twin Vee Common Stock, of which 527,554 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of October 4, 2024, and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Visconti.

(2)	Mr. Zimmer was granted an option to purchase 500,000 shares of Twin Vee Common Stock, of which 0 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of October 4, 2024 and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Zimmer. Mr. Zimmer owns 85,138 shares of Twin Vee Common Stock.

(3)	Mr. Yarborough was issued 38,357 shares of our common stock upon the consummation of the Merger between Twin Vee and Twin Vee Powercats, Inc. in 2022. Mr. Yarborough was granted an option to purchase 261,000 shares of Twin Vee Common Stock, of which 171,406 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of October 4, 2024 and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Yarborough. Mr. Yarborough was granted an option to purchase 75,000 shares of Forza Common Stock, of which 45,138 shares of Forza Common Stock will vest and be exercisable within 60 days of October 4, 2024 and are included in the number of shares of Forza Common Stock beneficially owned by Mr. Yarborough.

(4)	Mr. Dickerson was granted an option to purchase 300,000 shares of Twin Vee Common Stock, of which 29,167 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of October 4, 2024 and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Dickerson. Mr. Dickerson owns 50,000 shares of Twin Vee Common Stock and 50,000 shares of Forza Common Stock.

(5)	Mr. Melvin was granted an option to purchase 5,500 shares of Twin Vee Common Stock upon the consummation of the Twin Vee initial public offering, of which 5,500 shares of Twin Vee Common Stock. Additionally, Mr. Melvin was granted an option to purchase an additional 5,500 shares of Twin Vee Common stock in 2022 and another 5,500 shares of Twin Vee Common stock in 2024. The options to purchase a total of 16,500 shares of Twin Vee Common Stock have vested, are exercisable within 60 days of October 4, 2024, and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Melvin.

(6)	In connection with his appointment, effective November 7, 2021, Mr. Rockenbach was awarded an option to purchase 5,500 shares of Twin Vee Common Stock at an exercise price of $3.87 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. Additionally, Mr. Rockenbach was granted an option to purchase an additional 4,583 shares of Twin Vee Common stock in 2022 and another 5,500 shares of Twin Vee Common stock in 2024. All 15,583 shares of Twin Vee Common Stock have vested and be exercisable within 60 days of October 4, 2024, and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Rockenbach.

(7)	Neil Ross was granted an option to purchase 5,500 shares of Twin Vee Common Stock upon the consummation of the Twin Vee initial public offering, of which 5,500 shares of Twin Vee Common Stock. Additionally, Mr. Ross was granted an option to purchase an additional 5,500 shares of Twin Vee Common stock in 2022 and another 5,500 shares of Twin Vee Common stock in 2024. The options to purchase a total of 16,500 shares of Twin Vee Common Stock have vested, are exercisable within 60 days of October 4, 2024, and are included in the number of shares of Twin Vee Common Stock beneficially owned by each of Mr. Ross. In connection with his appointment on the Forza Board of Directors, effective August 11, 2022, Mr. Ross was awarded an option to purchase 5,500 shares of the Forza Common Stock at an exercise price of $5 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. All 5,500 shares of Forza Common Stock have vested, are exercisable within 60 days of October 4, 2024, and are included in the number of shares of Forza Common Stock beneficially owned by Mr. Ross. Mr. Ross owns 31,117 shares of Forza Common Stock.

(8)	In connection with his appointment, effective July 6, 2022, Mr. Schuyler was awarded an option to purchase 5,500 shares of the Twin Vee Common Stock at an exercise price of $2.62 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. Additionally, Mr. Schuyler was granted an option to purchase 5,500 shares of Twin Vee Common stock in 2024. All 11,000 shares of Twin Vee Common Stock have vested, are exercisable within 60 days of October 4, 2024, and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Schuyler. He also owns 1,363 shares of Twin Vee Common Stock. In connection with his appointment, effective August 11, 2022, Mr. Schuyler was awarded an option to purchase 5,500 shares of the Forza Common Stock at an exercise price of $5 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. All 5,500 shares of Forza Common Stock have vested, are exercisable within 60 days of October 4, 2024, and are included in the number of shares of Forza Common Stock beneficially owned by Mr. Schuyler. Mr. Schuyler owns 100,000 shares of Forza Common Stock.

(9)	In connection with her appointment on the Forza Board of Directors, effective August 11, 2022, Ms. Kull was awarded an option to purchase 5,500 shares of the Forza Common Stock at an exercise price of $5 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. All 5,500 shares of Forza Common Stock have vested, are exercisable within 60 days of October 4, 2024, and are included in the number of shares of Forza Common Stock beneficially owned by Ms. Kull. Ms. Kull owns 4,605 shares of Forza Common Stock.

(10)	Information is based upon a Schedule 13G/A filed with the SEC on January 30, 2023 by James G. Kennedy, the partner of Marathon Micro Fund, L.P. The address of Marathon Micro Fund, L.P. is 4 North Park Drive, Suite 106, Hunt Valley, Maryland 4982.

(11)	Information is based upon a Schedule 13G/A filed with the SEC on February 14, 2024 by Adam Stettner, Executive Vice President of AWM Investment Company, Inc. The address of AWM Investment Company, Inc. is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

Considerations with Respect to U.S. Federal Income Tax Consequences of the Merger

Each of Twin Vee and Forza intends that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). In general, and subject to the qualifications and limitations set forth in the section titled “The Merger Transaction—Certain Material U.S. Federal Income Tax Consequences of the Merger,” the material tax consequences to U.S. Holders (as defined herein) of Forza Common Stock are expected to be as follows:

●	A Forza stockholder should not recognize gain or loss upon the exchange of Forza Common Stock for Twin Vee Common Stock pursuant to the Merger, except to the extent of cash received in lieu of a fractional share of Twin Vee Common Stock as described below;

●	A Forza stockholder’s aggregate tax basis for the shares of Twin Vee Common Stock actually received in the Merger should equal the stockholder’s aggregate tax basis in the shares of Forza Common Stock surrendered upon the closing of the Merger, decreased by the amount of any tax basis allocable to a fractional share for which cash is received; and

●	the holding period of the shares of Twin Vee Common Stock received by a Forza stockholder in the Merger should include the holding period of the shares of Forza Common Stock surrendered in exchange therefor provided the surrendered Forza Common Stock is held as a capital asset (generally, property held for investment) at the time of the Merger.

Tax matters are very complicated, and the tax consequences of the Merger to a particular Forza stockholder will depend on such stockholder’s circumstances. Accordingly, you should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For more information, please see the section titled “The Merger—Certain Material U.S. Federal Income Tax Consequences of the Merger.”

Regulatory Approvals

In the United States, Twin Vee must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq, in connection with the issuance of shares of Twin Vee Common Stock pursuant to the Merger Agreement and the filing of this Joint Proxy Statement/Prospectus with the SEC.

Nasdaq Stock Market Listing

Twin Vee has agreed to use commercially reasonable efforts to (a) prepare and submit to the Nasdaq (or such other Nasdaq market on which the shares of Twin Vee Common Stock may then be listed) a notification form for the listing of additional shares with respect to the shares of Twin Vee Common Stock to be issued in connection with the Merger and to cause such shares to be approved for listing or (b) to the extent required by Nasdaq pursuant to its “reverse merger” rules, file an initial listing application for the Twin Vee Common Stock on Nasdaq and to cause such application to be conditionally approved prior to the Effective Time of the Merger. Forza has agreed to cooperate with Twin Vee as reasonably requested by Twin Vee with respect to such application and to promptly furnish to Twin Vee all information concerning Forza and its stockholders that may be required or reasonably requested in connection with the application.

In addition, each of Twin Vee’s and Forza’s obligation to complete the Merger is subject to the condition that the shares of Twin Vee Common Stock to be issued in the Merger be approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the Merger.

Anticipated Accounting Treatment

The Merger is expected to be treated as an asset acquisition by Twin Vee. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the acquisition of Forza, substantially all the fair value is included in cash and cash equivalents and , as such, the acquisition is expected to be treated as an asset acquisition.

Appraisal Rights and Dissenters’ Rights

No appraisal rights are available to holders of Twin Vee Common Stock or Forza Common Stock in connection with the Merger in accordance with Section 262 of the Delaware General Corporation Law (the “DGCL”).

Comparison of Stockholder Rights

Both Twin Vee and Forza are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the DGCL. If the Merger is completed, Forza stockholders will become stockholders of Twin Vee, and their rights will be governed by the DGCL, the Bylaws of Twin Vee and, the Certificate of Incorporation of Twin Vee. The rights of Twin Vee stockholders contained in the Certificate of Incorporation and Bylaws of Twin Vee differ from the rights of Forza stockholders under the Amended and Restated Certificate of Incorporation and Bylaws of Forza, as more fully described under the section titled “Comparison of Rights of Holders of Twin Vee Common Stock and Forza X1, Inc. Common Stock.”

The Twin Vee Annual Meeting

The Twin Vee Annual Meeting will be held on November 11, 2024 at 10:00 a.m. local time, at the offices of Twin Vee, 3101 S. U.S. Highway 1, Fort Pierce, Florida., for the following purposes:

●	to consider and vote upon a proposal to approve the issuance of shares of Twin Vee Common Stock in connection with Merger, pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

●	to consider and vote upon the election of the two nominees for Class III directors named in this joint proxy statement/prospectus to the Twin Vee Board of Directors for a term of three years (provided, however, that if the Merger is completed, the Twin Vee Board of Directors will be reconstituted as provided in the Merger Agreement) (the “Twin Vee Election of Directors Proposal”);

●	to consider and vote upon the ratification of the appointment of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for its fiscal year ending on December 31, 2024 (the “Twin Vee Auditor Proposal”)

●

to consider and approve an amendment to Twin Vee’s Certificate of Incorporation, in substantially the form attached to the accompanying proxy statement as Annex B, at the discretion of the Twin Vee Board of Directors, to effect a reverse stock split with respect to the issued and outstanding shares of Twin Vee Common Stock, at a ratio of 1-for-2 to 1-for-20 (the “Twin Vee Reverse Stock Split Ratio Range”), with the ratio within such range to be determined at the discretion of the Twin Vee Board of Directors and included in a public announcement, subject to the authority of the Twin Vee Board of Directors to abandon such amendment (the “Twin Vee Reverse Stock Split Proposal”);

●

to consider and approve an amendment to the Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Plan (the “Twin Vee 2021 Plan”) to increase the number of shares of Twin Vee Common Stock available for issuance under the Twin Vee 2021 Plan by 1,000,000 shares to 3,171,800 shares (the “Plan Increase Proposal”);

●	to consider and vote upon an adjournment of the Twin Vee Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Stock Issuance Proposal, the Twin Vee Reverse Stock Split Proposal and/or the Plan Increase Proposal (the “Twin Vee Adjournment Proposal”); and

●	to transact such other business as may properly come before the Twin Vee Annual Meeting or any adjournment or postponement thereof.

Collectively the proposals above are referred to as the “Twin Vee Proposals”. On each matter to be voted upon, Twin Vee stockholders have one vote for each share of Twin Vee Common Stock owned as of the Twin Vee Record Date. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Abstentions	Effect of Broker Non-Votes
1	Stock Issuance Proposal	FOR votes from the holders of a majority of voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	Counts as a vote “AGAINST” this proposal.	None

2	Twin Vee Election of Directors Proposal	The nominee receiving the most FOR votes from the holders of Forza Common Stock present and entitled to vote	Withheld votes will have no effect	None

3	Twin Vee Auditor Proposal	FOR votes from the holders of a majority of voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	Counts as a vote “AGAINST” this proposal.	Not applicable

4	Twin Vee Reverse Stock Split Proposal	FOR votes cast must exceed votes cast against the Twin Vee Reverse Stock Split	Counts as a vote “AGAINST” this proposal.	Not applicable

5	Plan Increase Proposal	FOR votes from the holders of a majority of the voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	Counts as a vote “AGAINST” this proposal.	Not applicable

6	Twin Vee Adjournment Proposal	FOR votes from the holders of a majority of the voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	Counts as a vote “AGAINST” this proposal.	Not applicable

The information in the preceding table with respect to the effect of broker non-votes may be incorrect or change before the Twin Vee Annual Meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the Twin Vee Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

No Twin Vee Proposal is contingent upon any other Twin Vee Proposal. Therefore, assuming all other closing conditions have been either satisfied or waived, the Merger will be consummated even if the Twin Vee Reverse Stock Split Proposal is not approved by Twin Vee’s stockholders.

The Forza Annual Meeting

The Forza Annual Meeting will be held on November 11, 2024 at 10:30 a.m. local time, at the offices of Forza, 3101 S. U.S. Highway 1, Fort Pierce, Florida, for the following purposes:

●	to consider and vote upon a proposal to approve the Merger, the Merger Agreement and related transactions (the “Merger Proposal”);

●	to consider and vote upon the election of the one nominee for Class II directors named in this Joint Proxy Statement/Prospectus to the Forza Board of Directors for a term of three years (provided, however, that if the Merger is completed, all of the Forza board members, other than Joseph Visconti, will resign as members of the Forza Board of Directors (the “Forza Election of Director Proposal”);

●	to consider and vote upon the ratification of the appointment of Grassi & Co., CPAs, P.C. as our independent registered public accounting firm for our fiscal year ending on December 31, 2024 (the “Forza Auditor Proposal”)

●	to consider and approve an amendment to the Forza Amended and Restated Certificate of Incorporation, in substantially the form attached to the accompanying proxy statement as Annex B-1, at the discretion of the Forza Board of Directors, to effect a reverse stock split with respect to the issued and outstanding shares of Forza Common Stock, including stock held by the Forza as treasury shares, at a ratio of 1-for-2 to 1-for-20 (the “Forza Reverse Stock Split Ratio Range”), with the ratio within such range to be determined at the discretion of the Forza Board of Directors and included in a public announcement, subject to the authority of the Forza Board of Directors to abandon such amendment (the Forza Reverse Stock Split Proposal) (provided, however, if the Merger is effected, the Forza Reverse Stock Split will be abandoned);

●	to consider and vote upon an adjournment of the Forza Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal and/or the Forza Reverse Stock Split Proposal (the “Forza Adjournment Proposal”); and

●	to transact such other business as may properly come before the Forza Annual Meeting or any adjournment or postponement thereof.

Collectively the proposals above are referred to as the “Forza Proposals.” On each matter to be voted upon, stockholders have one vote for each share of Forza Common Stock owned as of the Forza Record Date. Votes will be counted by the inspector of election. The following table summarizes vote requirements and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Merger Proposal	FOR votes from the holders of a majority of outstanding voting power of Forza Common Stock, which vote shall include FOR votes from the holders of a majority of shares present in person or represented by proxy shares excluding shares held by Twin Vee	Counts as a vote “AGAINST” this proposal.	Counts as a vote “AGAINST” this proposal.

2	Forza Election of Director Proposal	The nominee receiving the most FOR votes from the holders of Forza Common Stock present and entitled to vote	Withheld votes will have no effect	None

3	Forza Auditor Proposal	FOR votes from the holders of a majority of voting power of Forza Common Stock present in person or represented by proxy shares	None	Not applicable

4	Forza Reverse Stock Split Proposal	FOR votes cast on the Forza Reverse Stock Split must exceed votes cast against the Forza Reverse Stock Split	Counts as a vote “AGAINST” this proposal.	Not applicable

5	Forza Adjournment Proposal	FOR votes from the holders of a majority of the voting power of Forza Common Stock present in person or represented by proxy shares	Counts as a vote “AGAINST” this proposal.	Not applicable

The information in the preceding table with respect to the effect of broker non-votes may be incorrect or change before the

Forza Annual Meeting. Therefore, if you are a beneficial owner and want to ensure that shares you beneficially own are voted in favor or against any or all of the Forza Proposals, the only way you can do so is to give your broker or nominee specific instructions as to how the shares are to be voted.

No Forza Proposal is contingent upon any other Forza Proposal except that if the Merger is effected, Forza will not implement the Forza Reverse Stock Split and all of the Forza directors, other than Joseph Visconti, will resign as directors of Forza however, certain Forza directors will serve as directors of the combined company. Therefore, assuming all other closing conditions have been either satisfied or waived, the Merger will be consummated even if the other Forza Proposals are not approved by Forza’s stockholders.

In addition to the requirement of obtaining such stockholder approval and appropriate regulatory approvals, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

THE MERGER

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What is the Merger?

A: Twin Vee, Merger Sub and Forza have entered into the Merger Agreement. The Merger Agreement contains the terms and conditions of the proposed business combination of Twin Vee and Forza. Pursuant to the terms of the Merger Agreement, Forza will merge with a wholly owned subsidiary of Twin Vee (the Merger). At the Effective Time of the Merger, the holders of Forza Common Stock will receive in the Merger 0.611666275 shares of Twin Vee Common Stock in exchange for each share of Forza Common Stock they own, which is referred to as the Exchange Ratio, for a maximum of 5,355,000 shares of Twin Vee Common Stock (no fractional shares of Twin Vee Common Stock will be issued) and the 7,000,000 shares of Forza Common Stock held by Twin Vee pre-Merger will be cancelled. In addition, at the Effective Time of the Merger, (i) each outstanding stock option exercisable for shares of Forza Common Stock that is outstanding at the Effective Time of the Merger, whether vested or unvested, will be assumed by Twin Vee and converted into a stock option to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such stock option for shares of Forza Common Stock prior to the Merger and exchanged such shares for Twin Vee Common Stock in accordance with the Exchange Ratio and (ii) each outstanding warrant to purchase shares of Forza Common Stock will be assumed by Twin Vee and converted into a warrant to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such warrant for shares of Forza Common Stock prior to the Merger and exchanged such shares for Twin Vee Common Stock in accordance with the Exchange Ratio. For a more complete description of the Exchange Ratio, see the section titled “The Merger Agreement—Exchange Ratio” in this Joint Proxy Statement/Prospectus.

Q: Why are the two companies proposing to merge?

A: Twin Vee and Forza are proposing the Merger because, among other things, it is believed that the Merger will enhance stockholders value for both Twin Vee and Forza stockholders (i) by providing a method by which the Twin Vee stockholders can more directly share in the growth of Forza and (ii) due to the cost savings expected to be realized. For a discussion of Twin Vee’s reasons for the Merger, please see the sections entitled “The Merger Transaction—Recommendation of the Twin Vee Board of Directors and its Reasons for the Merger” and “The Merger Transaction—Recommendation of the Forza Board of Directors and its Reasons for the Merger”.

Q: What will happen in the Merger?

A: In the Merger, Forza will be merged into Twin Vee and will cease to exist. Immediately after the Merger the outstanding number of shares of Twin Vee Common Stock will increase by 5,355,000 which is the number of shares of Twin Vee Common Stock issued in the Merger. Based solely upon the outstanding shares of Twin Vee Common Stock on August 12, 2024, and the outstanding shares of Forza Common Stock on August 12, 2024, immediately following the completion of the Merger, Forza stockholders, excluding Twin Vee, will own approximately 36% of the combined company’s outstanding common stock.

Q: Why am I receiving this Joint Proxy Statement/Prospectus?

A: You are receiving this Joint Proxy Statement/Prospectus because you have been identified as a stockholder of Twin Vee or Forza as of October 4, 2024, as the applicable record date for the determination of stockholders entitled to notice of, and to vote at, the Twin Vee Annual Meeting, or the Forza Annual Meeting. This document serves as a proxy statement of Twin Vee used to solicit proxies for the Twin Vee Annual Meeting, as a prospectus of Twin Vee used to offer shares of Twin Vee Common Stock in exchange for shares of Forza Common Stock in the Merger and as proxy statement of Forza used to solicit proxies for the Forza Annual Meeting. This Joint Proxy Statement/Prospectus contains important information about the Merger and the stockholder meetings of Twin Vee and Forza and you should read it carefully.

Q: What is required to consummate the Merger?

A: The companies have agreed to combine the two companies upon the terms and conditions of the Merger Agreement that is described in this Joint Proxy Statement/Prospectus. If you are a Twin Vee stockholder or a Forza stockholder you are receiving these proxy materials to help you decide, among other matters, how to vote your shares with respect to the proposed Merger.

The Merger cannot be completed unless, among other things, the stockholders of Twin Vee approve the issuance of the Twin Vee Common Stock to the Forza stockholders pursuant to the terms of the Merger Agreement, and the Forza stockholders, including a majority of the stockholders other than Twin Vee present and entitled to vote at the Forza Annual Meeting, approve the Merger Agreement and the Merger and the transactions contemplated thereby. Your vote is important. Twin Vee and Forza encourage Twin Vee stockholders and Forza stockholders to vote as soon as possible.

Q: On what matters are Twin Vee stockholders being asked to vote?

A: Twin Vee stockholders are asked to vote on the following Twin Vee Proposals:

●	The approval of the issuance of shares of Twin Vee Common Stock in connection with Merger, pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

●	The election of two Class III nominees named herein to the Twin Vee Board of Directors (the “Twin Vee Election of Directors Proposal”);

●	The ratification of the appointment of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for its fiscal year ending on December 31, 2024 (the “Twin Vee Auditor Proposal”);

●

The approval of an amendment to Twin Vee’s Certificate of Incorporation, in substantially the form attached to this Joint Proxy Statement/Prospectus as Annex B, at the discretion of the Board of Directors of Twin Vee, to effect the Twin Vee Reverse Stock Split within the Twin Vee Reverse Stock Split Ratio Range (the “Twin Vee Reverse Stock Split Proposal”);

●	The approval of an amendment to the Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Plan (the “Twin Vee 2021 Plan”) to increase the number of shares of Twin Vee Common Stock available for issuance under the Twin Vee 2021 Plan by 1,000,000 shares to 3,171,800 shares (the “Plan Increase Proposal”);

●	The approval of an adjournment of the Twin Vee Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Stock Issuance Proposal and/or the Twin Vee Reverse Stock Split Proposal (the “Twin Vee Adjournment Proposal”);

●	To transact such other business as may properly come before the Twin Vee Annual Meeting or any adjournment or postponement thereof.

Q: What vote of Twin Vee stockholders is required to approve the Twin Vee Proposals?

A: The vote required of Twin Vee stockholders is set forth below.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Stock Issuance Proposal	FOR votes from the holders of a majority of voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	None	Broker Non-Votes will have the effect of a vote Against

2	Twin Vee Election of Directors Proposal	Two nominees receiving the most FOR votes from the holders of shares of Twin Vee Common Stock present and entitled to vote	Withheld votes will have no effect	None

3	Twin Vee Auditor Proposal	FOR votes from the holders of a majority of voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	None	None

4	Twin Vee Reverse Stock Split Proposal	FOR votes from the holders of a majority of the voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	None	None

5	Plan Increase Proposal	FOR votes from the holders of a majority of the voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	None	Broker Non-Votes will have the effect of a vote Against

6	Twin Vee Adjournment Proposal	FOR votes from the holders of a majority of the voting power of shares of Twin Vee Common Stock present in person or represented by proxy shares	None	None

Q: What constitutes a quorum for the Twin Vee Annual Meeting?

A: A majority of the issued and outstanding shares of Twin Vee Common Stock entitled to vote being present in person or represented by proxy constitutes a quorum for the Twin Vee Annual Meeting. If a quorum is not present, the chairperson of the meeting or stockholders entitled to vote at the Twin Vee Annual Meeting present, in person or by proxy, may adjourn the meeting, without notice other than announced at the meeting, to another place, if any, date or time.

Q: On what matters are Forza stockholders being asked to vote?

A: Forza stockholders are asked to vote on the following Forza Proposals:

●	to consider and vote upon a proposal to approve the Merger, the Merger Agreement and related transactions (the Merger Proposal);

●	the election of the one nominee for Class II directors named in this Joint Proxy Statement/Prospectus to the Forza Board of Directors for a term of three years (provided, however, that if the Merger is completed, all of the Forza board members, other than Joseph Visconti, will resign as members of the Forza Board of Directors) (the “Forza Election of Directors Proposal”);

●	the ratification of the appointment of Grassi & Co., CPAs, P.C. as Forza’s independent registered public accounting firm for its fiscal year ending on December 31, 2024 (the “Forza Auditor Proposal”)

●	The approval of an amendment to the Forza Amended and Restated Certificate of Incorporation, in substantially the form attached to this Joint Proxy Statement as Annex B-1, at the discretion of the Board of Directors of Forza, to effect the Forza Reverse Stock Split within the Forza Reverse Stock Split Ratio Range (the “Forza Reverse Stock Split Proposal”);

●	The approval of an adjournment of the Forza Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal and/or the Forza Reverse Stock Split Proposal (the “Forza Adjournment Proposal”); and

Q: What vote of Forza stockholders is required to approve the Forza Proposals?

A: The vote required of Forza stockholders is set forth below

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Merger Proposal	FOR votes from the holders of a majority of outstanding voting power of shares of Forza Common Stock, which vote shall include FOR votes from the holders of a majority of shares of Forza Common Stock present in person or represented by proxy shares excluding shares held by Twin Vee	Withheld votes will have the effect of vote Against	Broker Non-Votes will have the effect of a vote Against
2	Forza Election of Director Proposal	The nominee receiving the most FOR votes from the holders of shares of Forza Common Stock present and entitled to vote	Withheld votes will have no effect	None

3	Forza Auditor Proposal	FOR votes from the holders of a majority of voting power of shares of Forza Common Stock present in person or represented by proxy shares	None	None

4	Forza Reverse Stock Split Proposal	FOR votes from the holders of a majority of the voting power of shares of Forza Common Stock present in person or represented by proxy shares	None	None

5	Forza Adjournment Proposal	FOR votes from the holders of a majority of the voting power of shares of Forza Common Stock present in person or represented by proxy shares	None	None

Q: What constitutes a quorum for the Forza Annual Meeting?

A: A majority of the issued and outstanding shares of Forza Common Stock entitled to vote being present in person or represented by proxy constitutes a quorum for the Forza Annual Meeting. If a quorum is not present, the chairperson of the meeting or stockholders entitled to vote at the meeting present, in person or by proxy, may adjourn the meeting, without notice other than announced at the meeting, to another place, if any, date or time.

Q: When and where are the stockholder meetings?

A: The Twin Vee Annual Meeting will take place on November 11, 2024 at 10:00 a.m., Eastern Time, at the offices of Twin Vee, 3101 S. U.S. Highway 1, Florida 34982. The Forza Annual Meeting will take place on November 11, 2024 at 10:30 a.m., Eastern Time, at the offices of Forza, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982.

Q: Who is entitled to vote at the Twin Vee Annual Meeting?

A: Each outstanding share of Twin Vee Common Stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the Twin Vee Record Date, October 4, 2024, are entitled to receive notice of the Twin Vee Annual Meeting and to vote the shares of Twin Vee Common Stock that they held on that date at the meeting, or any adjournment or postponement of the meeting. If your shares are held for you as a beneficial holder in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares.

A complete list of stockholders entitled to vote at the Twin Vee Annual Meeting will be available for examination by any stockholder at Twin Vee’s corporate headquarters, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, during normal business hours for a period of ten days before the Twin Vee Annual Meeting and at the time and place of the meeting.

Q: Who is entitled to vote at the Forza Annual Meeting?

A: Each outstanding share of Forza Common Stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. Only stockholders of record at the close of business on the Forza Record Date, October 4, 2024, are entitled to receive notice of the Forza Annual Meeting and to vote the shares of Forza Common Stock that they held on that date at the meeting, or any adjournment or postponement of the meeting. If your shares are held for you as a beneficial holder in “street name,” please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do to vote your shares.

A complete list of stockholders entitled to vote at the Forza Annual Meeting will be available for examination by any stockholder at Forza’s corporate headquarters, 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, during normal business hours for a period of ten days before the Forza Annual Meeting and at the time and place of the meeting.

Q: How do the Board of Directors of Twin Vee and Forza recommend I vote?

A: The Twin Vee Board of Directors and the Forza Board of Directors have recommended that stockholders vote “FOR” each proposal.

After careful consideration, the Twin Vee Board of Directors has determined by unanimous vote the Merger to be fair to Twin Vee stockholders and in their best interests, and declared the Merger advisable. The Twin Vee Board of Directors approved the Merger Agreement and recommends that Twin Vee stockholders adopt and approve the issuance of the Twin Vee Common Stock to the Forza stockholders pursuant to the terms of the Merger Agreement.

After careful consideration, the Forza Board of Directors has determined by unanimous vote the Merger to be fair to Forza stockholders and in their best interests, and declared the Merger advisable. The Forza Board of Directors approved the Merger and the Merger Agreement and recommends that Forza stockholders adopt and approve the Merger and the Merger Agreement and related transactions.

In considering the recommendation of the Twin Vee Board of Directors and the Forza Board of Directors with respect to the proposals, Forza and Twin Vee stockholders should be aware that certain directors and officers of Twin Vee and Forza have certain interests in the merger that are different from, or are in addition to, the interests of stockholders generally. We encourage you to read the sections titled “Interests of Twin Vee Directors and Executive Officers in the Merger” and “Interests of Forza Directors and Executive Officers in the Merger” for a discussion of these interests.

Q: How do I vote?

A: You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted:

●	as you instruct

If you return a signed card, but do not provide voting instructions, your shares will be voted:

●	if you are a Twin Vee stockholder, FOR approval of the issuance of shares of Twin Vee Common Stock pursuant to the Merger Agreement and the Merger; FOR the election of the two Class III nominees; FOR the ratification of the appointment of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for its fiscal year ending on December 31, 2024; FOR the Twin Vee Reverse Stock Split Proposal; FOR the Plan Increase Proposal, FOR the Twin Vee Adjournment Proposal;

●	if you are a Forza stockholder, FOR approval of the Merger and the Merger Agreement, FOR the election of the one Class II nominee; FOR the ratification of the appointment of Grassi & Co., CPAs, P.C. as Forza’s independent registered public accounting firm for its fiscal year ending on December 31, 2024; FOR the Forza Reverse Stock Split Proposal; FOR the Forza Adjournment Proposal;

●	if you are a stockholder of record of Twin Vee, you may also vote on the Internet at www.iproxydirect.com/VEEE;

●	if you are a stockholder of record of Forza, you may also vote on the Internet at www.iproxydirect.com/FRZA

●	if your shares of Twin Vee Common Stock or Forza Common Stock are registered directly in your name with the transfer agent, you are considered to be the stockholder of record with respect to those shares, and the proxy materials and proxy card are being sent directly to you by either Twin Vee or Forza. If you are a Twin Vee stockholder of record, you may attend the Twin Vee Annual Meeting and vote your shares in person. Even if you plan to attend the Twin Vee Annual Meeting in person, Twin Vee requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Twin Vee Annual Meeting if you are unable to attend. If you are a Forza stockholder of record, you may attend the Forza Annual Meeting and vote your shares in person. Even if you plan to attend the Forza Annual Meeting in person, Forza requests that you sign and return the enclosed proxy to ensure that your shares will be represented at the Forza Annual Meeting if you are unable to attend. If your shares of Twin Vee Common Stock or Forza Common Stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you are also invited to attend the applicable meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the applicable annual meeting unless you obtain a proxy from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q: What do I do if I want to change my vote?

A: You may send in a later-dated, signed proxy or proxy card to your company’s Secretary before your meeting or you can attend your meeting in person and vote. You may also revoke your proxy by sending a notice of revocation to your company’s Secretary at 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982. If you voted by the Internet, you can submit a later vote using such method.

Q: If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A: If you do not provide your broker, bank or nominee with instructions on how to vote your “street name” shares, your broker, bank or nominee will not be permitted to vote them on the “non-routine” matters that are to be considered by the Twin Vee stockholders relating to the issuance of Twin Vee Common Stock pursuant to the Merger Agreement and by the Forza stockholders relating to the approval of the Merger, Merger Agreement and related transactions. You should therefore be sure to provide your broker with instructions on how to vote your shares.

If you wish to vote your shares in person, you must bring to the meeting a letter from the broker, bank or nominee confirming your beneficial ownership in the shares to be voted.

Q: What is the effect of abstentions and broker non-votes?

A: Abstentions with respect to Twin Vee Proposal No. 1, 3, 4 and 5, will have the same effect as an AGAINST vote. Abstentions with respect to all other proposals will have no effect on the outcome of the vote. Abstentions will be counted for the purpose of determining a quorum at the stockholder meetings.

Matters subject to stockholder vote are classified as “routine” or “non-routine.” In the case of non-routine matters, brokers may not vote shares held in “street name” for which they have not received voting instructions from the beneficial owner (“Broker Non-Votes”), whereas they may vote those shares in their discretion in the case of any routine matter. Broker Non-Votes will be counted for purposes of calculating whether a quorum is present at the stockholder meetings, but will not be counted for purposes of determining the numbers of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Broker Non-Votes for Twin Vee Proposal No. 1, Twin Vee Proposal No. 5, Forza Proposal No. 1, will have the same effect as an AGAINST vote. Twin Vee Proposals No. 1, 2 and 5 and Forza Proposals No. 1 and No. 2 are non-routine matters and Twin Vee Proposals No. 3, 4 and 6 and Forza Proposals No. 3, 4 and 5 are routine matters. Broker non-votes for these other routine matters are not expected to exist in connection with such proposals since they are routine matters for which brokers that vote at the annual meeting may vote in their discretion if beneficial owners do not provide voting instructions to the brokers) will have no effect on the proposals. Therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

Votes cast by proxy or in person at the stockholder meetings will be tabulated by the inspectors of election appointed for the stockholder meetings, who also will determine whether a quorum is present.

Q: What appraisal rights do stockholders have in connection with the Merger?

A: No appraisal rights are available to holders of Twin Vee Common Stock or Forza Common Stock in connection with the Merger in accordance with Section 262 of the DGCL.

Q: What happens if I do not return a proxy card or otherwise provide proxy instructions?

A: If you are a Twin Vee stockholder, the failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the annual meeting of Twin Vee stockholders for purposes of approving the issuance of shares pursuant to the merger agreement or other actions sought to be taken, which is required to transact business at the meeting. If you are a Forza stockholder, the failure to return your proxy card or otherwise provide proxy instructions could be a factor in establishing a quorum for the annual meeting of Forza stockholders for purposes of approving the Merger Agreement or other actions sought to be taken, which is required to transact business at the meeting.

Q: Should I send in my stock certificates now?

A: No. If the Merger is completed, Twin Vee will send Forza stockholders written instructions for exchanging their stock certificates. Twin Vee stockholders will keep their existing certificates.

Q: When do you expect the Merger to be completed?

A: Both Twin Vee and Forza are working towards completing the Merger as quickly as possible. We hope to complete the Merger by the end of the fourth quarter of 2024. However, the exact timing of completion of the Merger cannot be determined yet because completion of the Merger is subject to a number of conditions.

Q: How many outstanding shares of Twin Vee Common Stock will exist immediately after the closing of the Merger?

A: Immediately Following the closing of the Merger, we anticipate that there will be approximately 14,875,000 shares of authorized but unissued Twin Vee Common Stock. In addition to the number of issued and outstanding shares of Twin Vee Common Stock after the closing of the Merger, Twin Vee has reserved approximately 2,170,000 shares   for future issuance as a result of outstanding stock options and warrants of Twin Vee and 868,000 shares for future issuance as a result of outstanding stock options and warrants of Forza, which upon the closing of the Merger will be exercisable for shares of Twin Vee Common Stock.

Q: What are the federal income tax consequences of the Merger?

A: Neither Twin Vee nor Forza has requested or received a ruling from the Internal Revenue Service that the Merger should qualify as a reorganization. The Merger should qualify as a reorganization pursuant to Section 368(a) of the Code. Assuming that the Merger qualifies as a reorganization, Forza stockholders should not recognize any gain or loss for U.S. federal income tax purposes if they exchange their shares of Forza Common Stock solely for shares of Twin Vee Common Stock.

Tax matters are very complicated, and the tax consequences of the Merger to each Forza stockholder will depend on the facts of that stockholder’s particular situation. You are urged to consult your own tax advisors regarding the specific tax consequences of the Merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed changes in the tax laws. See “The Merger Transaction—Certain U.S. Federal Income Tax Consequences of the Merger”.

Q: Whom do I call if I have questions about the meetings or the Merger?

A: Twin Vee stockholders may call Twin Vee Investor Relations at (561) 283-4412. Forza stockholders may call Forza Investor Relations at (561) 283-4412.

Summary Risk Factors

The following is a summary of the key risks relating to the merger and each company. A more detailed description of each of the risks can be found under the section “Risk Factors.”

RISKS RELATED TO THE MERGER

●	All of Forza’s executive officers and all but one of its directors serve on both the Twin Vee and Forza Board of Directors and therefore have conflicts of interest that may influence them to support or approve the merger without regard to your interests. In addition, the one director that does not sit on both the Twin Vee and Forza Board of Directors is expected to serve as a director of the combined company and therefore may also have a conflict of interest.
●	The exchange ratio is not adjustable based on the market price of Twin Vee Common Stock so the Merger consideration at the closing may have a greater or lesser value than it had at the time the Merger Agreement was signed.
●	The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the Merger.
●	The market price of the combined company’s common stock may decline as a result of the Merger.
●	The combined company may not experience the anticipated strategic benefits of the Merger.
●	If the conditions to the Merger are not met, the Merger will not occur.
●	Twin Vee and Forza will incur substantial expenses related to this transaction whether or not the Merger is completed.
●	Twin Vee will assume all of Forza’s outstanding liabilities if the Merger is completed.
●	The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger.
●	Although Houlihan’s opinion was given to the Twin Vee Board of Directors on August 6, 2024, it does not reflect any changes in market and economic circumstances after August 6, 2024.
●	Although InteleK’s opinion was given to Forza’s Board of Directors on August 9, 2024, it does not reflect any changes in market and economic circumstances after August 9, 2024.
●	The issuance of the Merger consideration is subject to approval by the stockholders of Twin Vee and the Merger and Merger Agreement are subject to approval by the Forza stockholders, including a majority of the stockholders excluding Twin Vee.
●	Twin Vee’s business and stock price may be adversely affected if the acquisition of Forza is not completed.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Joint Proxy Statement/Prospectus contains “forward-looking statements.” Twin Vee and Forza use words such as “could,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project,” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of their forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption “Risk Factors” and elsewhere in this Joint Proxy Statement/Prospectus.

The forward-looking statements contained in this Joint Proxy Statement/Prospectus are based on assumptions that Twin Vee and/or Forza have made in light of their industry experience and their perceptions of historical trends, current conditions, expected future developments, and other factors they believe are appropriate under the circumstances. As you read and consider this Joint Proxy Statement/Prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond Twin Vee and Forza’s control), and assumptions. Although Twin Vee and Forza believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect their actual operating and financial performance and cause their performance to differ materially from the performance anticipated in the forward-looking statements. Twin Vee and Forza believe these factors include, but are not limited to, those described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, their actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, Twin Vee and Forza undertake no obligation to update any forward-looking statement contained in this Joint Proxy Statement/Prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause Twin Vee’s and/or Forza’s business not to develop as they expect emerge from time to time, and it is not possible for them to predict all of them. Further, they cannot assess the impact of each currently known or new factor on their results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SELECTED HISTORICAL FINANCIAL DATA

The following tables present summary historical data for Twin Vee and Forza, summary unaudited pro forma condensed combined financial data for Twin Vee and Forza and comparative historical and unaudited pro forma per share data for Twin Vee and Forza.

SELECTED HISTORICAL FINANCIAL DATA OF TWIN VEE

The following table sets forth the selected consolidated financial data of Twin Vee. The selected consolidated statements of operations and consolidated balance sheets as of and for the year ended December 31, 2023 and 2022 are derived from Twin Vee’s audited consolidated financial statements for the years ended December 31, 2023 and 2022, which are included in this Joint Proxy Statement/Prospectus. The selected consolidated statements of operations and consolidated balance sheets as of June 30, 2024 and the six months ended June 30, 2024 and 2023 are derived from Twin Vee’s unaudited consolidated financial statements for the quarter ended June 30, 2024, which are included in this Joint Proxy Statement/Prospectus. You should read this information in conjunction with Twin Vee’s consolidated financial statements and related notes included in this Joint Proxy Statement/Prospectus . Historical results are not necessarily indicative of the results to be expected in the future.

	Six Months Ended June 30,		Years Ended December 31,
	2024	2023	2023	2022
Selected Consolidated Statements of Operations Data:
Net Sales	$9,603,164	$17,001,847	$33,425,912	$31,987,724
Total operating expenses	$7,681,934	$7,959,023	$21,710,326	$21,330,918
Net loss	$(6,854,390)	$(3,732,208)	$(9,782,196)	$(5,793,414)
Net loss per share-basic and diluted	$(0.49)	$(0.26)	$(0.76)	$(0.67)
Weighted-average common shares used to compute basic and diluted net loss per share	9,520,000	9,520,000	9,520,000	7,624,938

	As of June 30,	As of December 31,
	2024	2023	2022
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$13,927,460	$16,497,703	$23,501,007
Total assets	$33,753,304	$39,846,713	$38,231,480
Total liabilities	$7,814,052	$7,797,098	$5,210,591
Total stockholders’ equity	$25,929,252	$32,049,615	$33,020,889

SELECTED HISTORICAL FINANCIAL DATA OF FORZA

The following table sets forth the selected consolidated financial data of Forza. The selected consolidated statements of operations and consolidated balance sheets as of and for the year ended December 31, 2023 and 2022 are derived from Forza’s audited consolidated financial statements for the years ended December 31, 2023 and 2022, which are included in this Joint Proxy Statement/Prospectus. The selected consolidated statements of operations and consolidated balance sheets as of June 30, 2024 and the six months ended June 30, 2024 and 2023 are derived from Forza’s unaudited consolidated financial statements for the quarter ended June 30, 2024, which are included in this Joint Proxy Statement/Prospectus. You should read this information in conjunction with Forza’s consolidated financial statements and related notes included in this Joint Proxy Statement/Prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	Six Months Ended June 30,		Years Ended December 31,
	2024	2023	2023	2022
Selected Consolidated Statements of Operations Data:
Net Sales, related party	$—	$—	$37,118	$—
Total Operating Expenses	$4,202,330	$3,658,533	$6,472,914	$3,420,515
Net loss	$(3,999,391)	$(3,488,786)	$(5,933,113)	$(3,630,081)
Net loss per share-basic and diluted	$(0.25)	$(0.32)	$(0.44)	$(0.44)
Weighted-average common shares used to compute basic and diluted net loss per share	15,754,774	10,950,000	13,365,613	8,332,735

	As of June 30,	As of December 31,
	2024	2023	2022
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$8,188,879	$9,821,531	$12,767,199
Total assets	$13,156,741	$16,921,844	$14,221,926
Total liabilities	$658,643	$901,311	$521,723
Total stockholders’ equity	$12,498,098	$16,020,533	$13,700,203

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION OF TWIN VEE AND FORZA

The following information does not give effect to the proposed Twin Vee Reverse Stock Split or the Forza Reverse Stock Split described in the Twin Vee Reverse Stock Split Proposal and the Forza Reverse Stock Split Proposal.

The following unaudited pro forma combined consolidated financial information assumes that each share of Forza Common Stock will be exchanged for 0.611666275 shares of Twin Vee Common Stock. Utilizing the Exchange Ratio of 64/36, it is anticipated that Forza Common Stockholders will own approximately 36% of the voting stock of the combined company after the Merger.

The unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of Forza Common Stock outstanding immediately prior to the completion of the Merger will be 15,754,774 and utilizes the Exchange Ratio of 64/36, which will result in 5,355,000 shares of Twin Vee Common Stock being issued in the transaction.

The unaudited pro forma condensed combined balance sheet as of June 30, 2024 assumes that the transaction took place at the beginning of the year and combines the historical balance sheets of Twin Vee and Forza as of such date. The unaudited pro forma condensed combined statements of operations for the three months ended June 30, 2024 and the year ended December 31, 2023 assume that the transaction took place as of January 1, 2023, and combine the historical results of Twin Vee and Forza for each period. The historical financial statements of Twin Vee and Forza have been adjusted to give pro forma effect to events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results.

The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. This pro forma data is not necessarily indicative of the operating results that Twin Vee would have achieved had it completed the merger as of the beginning of the period presented and should not be considered as representative of future operations.

The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information and their respective management’s discussion and analysis of financial condition and results of operations. Twin Vee’s historical audited consolidated financial statements for the years ended December 31, 2023 and 2022 and unaudited consolidated financial statements for the six months ended June 30, 2024 and 2023 have been derived from the Twin Vee financial statements included in this Joint Proxy Statement/Prospectus. Forza’s historical audited consolidated financial statements for the years ended December 31, 2023 and 2022 and unaudited consolidated financial statements for the six months ended June 30, 2024 and 2023 have been derived from the Forza financial statements included in this Joint Proxy Statement/Prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

	Twin Vee Powercats Co. Inc.	Forza X1, Inc.	Eliminations & Merger		Powercats Co. Inc. Pro Forma
	June 30, 2024	June 30, 2024	Adjustments		June 30, 2024
Assets
Current Assets
Cash and cash equivalents	$13,927,460	$8,188,879	(8,188,879)	A	$13,927,460
Restricted cash	210,876	—	—		210,876
Accounts receivable	115,793	—	—		115,793
Marketable securities	995,208	—	—		995,208
Inventories, net	4,147,507	273,076	(273,076)	A	4,147,507
Due from affiliates, net	—	18,384	(18,384)		—
Prepaid expenses and other current assets	185,263	73,513	(73,513)	A	185,263
Total current assets	19,582,107	8,553,852	(8,553,852)		19,582,107

Property and equipment, net	13,506,672	4,565,008	(4,565,008)	A	13,506,672

Operating lease right of use asset	615,815	30,364	(30,364)	A	615,815
Security deposit	48,709	7,517	(7,517)	A	48,710
Total Assets	$33,753,304	$13,156,741	$(13,156,741)		$33,753,304

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$2,779,814	$503,646	(503,646)	A	$2,779,814
Accrued liabilities	1,107,611	27,814	(27,814)	A	1,107,611
Due to affiliated companies	—	—	—		—
Contract liabilities	6,175	6,175	(6,175)	A	6,175
Finance lease liability	218,348	24,535	(24,535)	A	218,348
Operating lease right of use liability	448,611	23,073	(23,073)	A	448,611
Total current liabilities	4,560,559	585,243	(585,243)		4,560,559

Economic Injury Disaster Loan	499,900	—	—		499,900
Finance lease liability - noncurrent	2,535,033	73,400	(73,400)	A	2,535,033
Operating lease liability - noncurrent	218,560	—	—		218,560
Total Liabilities	7,814,052	658,643	(658,643)		7,814,052

Stockholders' equity:
Preferred stock: 10,000,000 authorized; $0.001 par value; no shares	—	—	—		—
issued and outstanding
Common stock: 50,000,000 authorized; $0.001 par value	9,520	15,784	(10,429)	B/C	14,875
Treasury Stock	—	(21,379)	21,379	B	—
Additional paid-in capital	38,592,684	26,523,829	(20,213,224)	B/C	44,903,289
Accumulated deficit	(18,978,912)	(14,020,136)	14,020,136	B	(18,978,912)
Equity attributed to stockholders of Twin Vee PowerCats Co, Inc.	19,623,292	12,498,098	(6,182,138)		25,939,252
Equity attributable to noncontrolling interests	6,315,960	—	(6,315,960)		—
Total stockholders’ equity	25,939,252	12,498,098	(12,498,098)		25,939,252

Total Liabilities and Stockholders' Equity	$33,753,304	$13,156,741	$(13,156,741)		$33,753,304

A - Represents elimination of Forza balances included in Twin Vee consolidated balance sheet
B - Represents elimination of Forza equity and accumulated deficit and non-controlling interest no longer eliminated post-merger
C - Represents issuance of Twin Vee common stock to non-Twin Vee shareholders of Forza stock and the offset to the elimination of the Forza non-controlling interest previously eliminated from the Twin Vee balance sheet.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twin Vee Powercats Co.	Forza X1, Inc. Six Months Ended	Eliminations and		Twin Vee Powercats Co. Inc. Six Months Ended June
	Inc. Six June 30, 2024	June 30, 2024	Merger Adjustments		30, 2024 Pro Forma
Net sales	$9,603,164	$—	—		$9,603,164
Cost of products sold	9,123,511	56,413	(56,413)	A	9,123,511
Gross profit (loss)	479,653	(56,413)	56,413		479,653

Operating expenses:
Selling, general and administrative	1,449,912	524,516	(920,143)	A/B	1,054,285
Salaries and wages	2,495,616	1,122,851	(1,122,851)	A	2,495,616
Professional fees	707,692	251,106	(387,739)	A/B	571,059
Impairment of property & equipment	1,674,000	1,674,000	(1,674,000)	A	1,674,000
Depreciation and amortization	860,239	119,752	(119,752)	A	860,239
Research and development	494,475	510,105	(510,105)	A	494,475
Total operating expenses	7,681,934	4,202,330	(4,734,590)		7,149,674

Loss from operations	(7,202,281)	(4,258,743)	4,791,003		(6,670,021)

Other income (expense):
Dividend income	396,671	245,010	(245,010)	A	396,671
Other income	32,962	—	—		32,962
Interest expense	(121,887)	(3,938)	3,938	A	(121,887)
Interest income	7,879	—	—		7,879
Unrealized gain on marketable securities	32,266	18,280	(18,280)	A	32,266
Total other income	347,891	259,352	(259,352)		347,891

Income before income tax	(6,854,390)	(3,999,391)	4,531,651		(6,322,130)
Income taxes provision	—	—	—		—
Net loss	(6,854,390)	(3,999,391)	4,531,651		(6,322,130)
Less: Net loss attributable to noncontrolling interests	(2,222,462)		2,222,462	A	—
Net loss attributed to stockholders of Twin Vee PowerCats Co, Inc	(4,631,928)	(3,999,391)	2,309,189		(6,322,130)

A - Represents elimination of intercompany revenues and cost of sales, and non-controlling interests, and Forza amounts included in Twin Vee consolidated results

B - Represents adjustment for public company costs no longer borne by Forza related to the merger

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twin Vee Powercats Co. Inc. Year Ended December 31, 2023	Forza X1, Inc. Year Ended December 31, 2023	Eliminations and Merger Adjustments		Twin Vee Powercats Co. Inc. Year Ended December 31, 2023 Pro Forma
Net sales	$33,425,912	$37,118	(37,118)	A	$33,425,912
Cost of products sold	23,702,885	157,637	(157,637)	A	23,702,885
Gross profit	9,723,027	(120,519)	120,519		9,723,027

Operating expenses:
Selling, general and administrative	3,734,406	1,112,920	(1,614,657)	A/B	3,232,669
Salaries and wages	13,929,580	3,279,195	(3,279,195)	A	13,929,580
Professional fees	1,249,388	353,996	(634,905)	A/B	968,479
Depreciation and amortization	1,353,383	185,900	(185,900)	A	1,353,383
Research and development	1,443,569	1,540,903	(1,540,903)	A	1,443,569
Total operating expenses	21,710,326	6,472,914	(7,255,560)		20,927,680

Loss from operations	(11,987,299)	(6,593,433)	7,376,079		(11,204,653)

Other income (expense):
Dividend income	909,215	507,794	(507,794)	A	909,215
Other income	9,898	—	—		9,898
Interest expense	(221,157)	(3,694)	3,694	A	(221,157)
Interest income	48,370	1,401	(1,401)	A	48,370
Loss on disposal of assets	—	—	—		—
Unrealized gain on marketable securities	87,781	50,878	(50,878)	A	87,781
Realized gain on marketable securities	103,941	103,941	(103,941)	A	103,941
Employee Retention Credit income	1,267,055	—	—		1,267,055
Total other income	2,205,103	660,320	(660,320)		2,205,103

Income before income tax	(9,782,196)	(5,933,113)	6,715,759		(8,999,550)
Income taxes provision	—	—			—
Net loss	(9,782,196)	(5,933,113)	6,715,759		(8,999,550)
Less: Net loss attributable to noncontrolling interests	(2,590,020)	—	2,590,020	A	—
Net loss attributed to stockholders of Twin Vee
PowerCats Co, Inc.	(7,192,176)	(5,933,113)	4,125,739		(8,999,550)

A - Represents elimination of intercompany revenues and cost of sales, non-controlling interests and Forza amounts included in Twin Vee consolidated results

B - Represents adjustment for public company costs no longer borne by Forza related to the merger

Comparative Historical and Unaudited Pro Forma Per Share Data

The information below reflects the historical net loss and book value per share of Twin Vee Common Stock and the historical net loss and book value per share of Forza Common Stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed Merger of Twin Vee with Forza on a pro forma basis. The unaudited pro forma net loss and book value per share does not give effect to the proposed reverse stock split of Twin Vee Common Stock described in the Twin Vee Reverse Stock Split Proposal.

You should read the tables below in conjunction with the audited consolidated financial statements of Twin Vee for the years ended December 31, 2023 and 2022 and unaudited consolidated financial statements of Twin Vee for the six months ended June 30, 2024 and 2023, which are included elsewhere in this Joint Proxy Statement/Prospectus; the audited financial statements of Forza for the years ended December 31, 2023 and 2022 and unaudited condensed financial statements of Forza for the six months ended June 30, 2024 and 2023, which are included elsewhere in this Joint Proxy Statement/Prospectus; and the unaudited pro forma condensed combined financial information and notes related to such financial information which are included elsewhere in this Joint Proxy Statement/Prospectus.

	Twin Vee Historical	Forza Historical	Twin Vee Unaudited Pro Forma Combined Data	Forza Pro Forma Equivalent Data (i)

Net Loss per share:
For the year ended December 31, 2023
Basic and diluted	$(0.76)	$(0.44)	$(0.61)	$(0.22)
For the six months ended June 30, 2024
Basic and diluted	$(0.49)	$(0.18)	$(0.43)	$(0.15)
Book value per share
As of December 31, 2023	$3.37	$1.13	$2.15	$0.78
As of June 30, 2024	$2.72	$0.79	$1.74	$0.63

(i) The Forza unaudited pro forma equivalent data was calculated by multiplying the pro forma condensed combined results by the estimated Exchange Ratio of 64/36

MARKET PRICE AND DIVIDEND INFORMATION

Twin Vee Common Stock is traded on the Nasdaq Capital Market under the symbol “VEEE”. As of October 4, 2024, Twin Vee had 313 holders of record of Twin Vee Common Stock.

Forza Common Stock is traded on the Nasdaq Capital Market under the symbol “FRZA”. As of October 4, 2024, Forza had 3 holders of record of Forza Common Stock.

Market Value of Securities

On August 9, 2024, the last trading day before the public announcement of the signing of the Merger Agreement, the last sale prices per share of Twin Vee Common Stock on Nasdaq and Forza Common Stock on Nasdaq were $0.49 and $0.30, respectively. On October 7, 2024, , the closing prices per share of Twin Vee Common Stock on Nasdaq and Forza Common Stock on Nasdaq were $0.5814 and $0.2848, respectively. Forza and Twin Vee stockholders are encouraged to obtain current market quotations for Twin Vee Common Stock and Forza Common Stock and to review carefully the other information contained, or incorporated by reference, in this Joint Proxy Statement/Prospectus. See “Additional Information for Stockholders—Where You Can Find More Information,” of this Joint Proxy Statement/Prospectus. Following the Merger, Twin Vee Common Stock will continue to be listed on Nasdaq, and there will be no further market for Forza Common Stock.

Dividend Policy

Twin Vee has never declared or paid any cash dividends on Twin Vee Common Stock. Twin Vee currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, Twin Vee does not anticipate paying any cash dividends in the foreseeable future.

 Forza has never declared or paid any cash dividends on Forza Common Stock.

RISK FACTORS

In addition to the other information included in and incorporated by reference into this Joint Proxy Statement/Prospectus including as discussed under the section entitled “Risk Factors” below , Forza’s stockholders should consider carefully the matters described below in determining whether to approve the Merger, and the transactions contemplated thereby, and Twin Vee’s stockholders should consider carefully the matters described below in determining whether to approve the issuance of Twin Vee Common Stock to Forza stockholders pursuant to the Merger Agreement.

RISKS RELATED TO THE MERGER

All of Forza’s executive officers and most of its directors have conflicts of interest that may influence them to support or approve the merger without regard to your interests.

All of the Twin Vee and Forza officers will be employed by the combined company and several of each of their directors will continue to serve on the Board of Directors of the combined company following the consummation of the Merger. In addition, all of the Twin Vee and Forza officers and most of their directors have a direct or indirect financial interest in both Forza and Twin Vee. These interests, among others, may influence such executive officers and directors of Twin Vee and Forza to support or approve the Merger. For a more information concerning the interests of Forza’s executive officers and directors, see the sections entitled “The Merger—Interests of Forza’s Directors and Executive Officers in the Merger” in this Joint Proxy Statement/Prospectus.

The Exchange Ratio is not adjustable based on the market price of Twin Vee Common Stock so the Merger consideration at the closing may have a greater or lesser value than it had at the time the Merger Agreement was signed.

The parties to the Merger Agreement have set the Exchange Ratio for the Forza Common Stock and the Exchange Ratio is not adjustable. Any changes in the market price of Twin Vee Common Stock or Forza Common Stock will not affect the number of shares holders of Forza Common Stock will be entitled to receive upon consummation of the Merger. Therefore, if the market price of Twin Vee Common Stock declines from the market price on the date of the Merger Agreement prior to the consummation of the Merger, Forza stockholders could receive Merger consideration with considerably less value. Similarly, if the market price of Twin Vee Common Stock increases from the market price on the date of the Merger Agreement prior to the consummation of the Merger, Forza stockholders could receive Merger consideration with considerably more value than their shares of Forza Common Stock and the Twin Vee stockholders immediately prior to the Merger will not be compensated for the increased market value of the Twin Vee Common Stock. If the market price of Forza Common Stock declines from the market price on the date of the Merger Agreement prior to the consummation of the Merger, Forza stockholders could receive Merger consideration with considerably more value. Similarly, if the market price of Forza Common Stock increases from the market price on the date of the Merger Agreement prior to the consummation of the Merger, Forza stockholders could receive Merger consideration with considerably less value than their shares of Forza Common Stock and the Forza stockholders immediately prior to the Merger will not be compensated for the increased market value of the Forza Common Stock. The Merger Agreement does not include a price-based termination right. Because the Exchange Ratio does not adjust as a result of changes in the value of Twin Vee Common Stock.

The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.

In general, either Twin Vee or Forza can refuse to complete the Merger if there is a material adverse change affecting the other party between August 12, 2024, the date of the Merger Agreement, and the closing. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Twin Vee or Forza, including:

●	general business or economic conditions affecting the industries in which Twin Vee or Forza operate;

●	acts of war, armed hostilities or terrorism;

●	changes in financial, banking or securities markets;

●	the taking of any action required to be taken by the Merger Agreement;

●	with respect either party, the announcement or pendency of the Merger Agreement or any related transactions; or

●	with respect to either party, any change in their or the other party’s stock price or trading volume stock.

If adverse changes occur and Twin Vee and Forza still complete the Merger, the combined company stock price may suffer. This in turn may reduce the value of the Merger to the stockholders of Twin Vee and Forza.

The combined company’s stock price is expected to be volatile, and the market price of its common stock may drop following the Merger.

The market price of the combined company’s common stock could be subject to significant fluctuations following the Merger especially when the shareholder base is increased. Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.

In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.

The market price of the combined company’s common stock may decline as a result of the Merger.

The market price of the combined company’s common stock may decline as a result of the Merger if the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by Twin Vee or Forza or investors, financial or industry analysts.

The combined company may not experience the anticipated strategic benefits of the Merger.

The respective managements of Twin Vee and Forza believe that the Merger would provide certain strategic benefits that may not be realized by each of the companies operating as standalones. Specifically, Twin Vee believes the Merger would enable the combined companies to take advantage of approximately $700,000 in annual cost savings  . There can be no assurance that these anticipated benefits of the Merger will materialize or that if they materialize will result in increased stockholder value or revenue stream to the combined company.

 Twin Vee and Forza stockholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger.

If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Twin Vee and Forza securityholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

If the conditions to the Merger are not met, the Merger will not occur.

Even if the Merger is approved by the stockholders of Twin Vee and Forza, specified conditions must be satisfied or waived in order to complete the Merger, including, among others:

●	the filing and effectiveness of a registration statement under the Securities Act in connection with the issuance of Twin Vee Common Stock in the Merger;

●	the respective representations and warranties of Twin Vee and Forza, shall be true and correct in all material respects as of the date of the Merger Agreement and the closing;

●	no material adverse effect with respect to Twin Vee or Forza or its subsidiaries shall have occurred since the date of the Merger Agreement and the closing of the Merger;

●	performance or compliance in all material respects by Twin Vee and Forza with their respective covenants and obligations in the Merger Agreement;

●	Forza and Twin Vee shall have obtained any consents and waivers of approvals required in connection with the Merger, including for Twin Vee approval of its stockholders of the issuance of the Twin Vee Common Stock pursuant to the terms of the Merger Agreement and for Forza approval of its stockholders of the Merger and the Merger Agreement; and

●	no material adverse effect with respect to Twin Vee or Forza or its subsidiaries shall have occurred since the date of the Merger Agreement.

These and other conditions are described in detail in the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus. Twin Vee and Forza cannot assure you that all of the conditions to the Merger will be satisfied. If the conditions to the Merger are not satisfied or waived, the Merger will not occur or will be delayed, and Twin Vee and Forza each may lose some or all of the intended benefits of the Merger.

Twin Vee and Forza will incur substantial expenses whether or not the Merger is completed.

Twin Vee and Forza will incur substantial expenses related to the Merger whether or not the Merger is completed. Twin Vee currently expects to incur approximately $400,000 in transactional expenses and Forza currently expects to incur approximately $100,000 in transactional expenses. See the section entitled “The Merger—The Merger Agreement—Termination”.

Twin Vee will assume all of Forza’s outstanding liabilities if the Merger is completed.

By operation of law, Twin Vee will assume all of Forza’s outstanding liabilities if the Merger is completed. As of June 30, 2024, Forza had $658,643 of total liabilities, of which $585,243 were total current liabilities.

During the pendency of the Merger, Twin Vee and Forza may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.

Covenants in the Merger Agreement impede the ability of Twin Vee and Forza to make acquisitions, subject to certain exceptions relating to fiduciary duties, or complete other transactions that are not in the ordinary course of business pending the closing of the merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third-party, subject to certain exceptions. Any such transactions could be favorable to such party’s stockholders.

Certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Twin Vee and Forza from soliciting alternative takeover proposals or cooperating with persons making unsolicited takeover proposals, except in certain circumstances where the Twin Vee Board of Directors or Forza Board of Directors, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that an unsolicited alternative takeover proposal constitutes or is reasonably likely to result in a superior takeover proposal and that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the Forza Board of Directors.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger.

The pro forma financial statements contained in this Joint Proxy Statement/Prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger for several reasons. For example, the pro forma financial statements have been derived from the historical financial statements of Twin Vee and Forza and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and such adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the Merger may not be consistent with, or evident from, these pro forma financial statements.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See the section entitled “The Merger—Selected Historical Financial Data—Unaudited Pro Forma Condensed Combined Consolidated Financial Information”.

Although InteleK’s opinion was given to the Forza Board of Directors on August 9, it does not reflect any changes in market and economic circumstances after August 9, 2024.

To the extent there may have been any changes in the operations and prospects of Twin Vee or Forza and/or changes in general market and economic conditions subsequent to August 9, 2024, which could make Twin Vee or Forza’s value now greater or less than its value as of August 9, 2024 (the date of the analysis conducted by InteleK), any such developments will have no effect whatsoever on InteleK’s opinion or the Exchange Ratio, which was been fixed under the Merger Agreement. InteleK’s opinion was based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to them on August 9, 2024. While neither the Forza Board of Directors nor Twin Vee Board of Directors is aware of any changes in the operations and prospects of Twin Vee or Forza and/or changes in general market and economic conditions subsequent to August 9, 2024, which could make Twin Vee or Forza’s value greater or less than its value as of August 9, 2024 (the date of the Merger Agreement and the analysis conducted by InteleK), or lead to the conclusion that the consideration to be received in the Merger by Forza’s shareholders is not fair to Forza or Twin Vee, there can be no assurance given that changes in the operations and prospects of Twin Vee or Forza and/or changes in general market and economic conditions subsequent to August 9, 2024, could make Twin Vee or Forza’s value, on the effective date of the Merger greater or less than its value as of August 9, 2024. InteleK has undertaken no obligation to update its opinion delivered to Forza for changes subsequent to August 9, 2024. For a description of the opinion that the Forza Board of Directors received from InteleK and a summary of the material financial analyses it provided to the Forza Board of Directors in connection with rendering such opinion, please refer to the section entitled “The Merger Transaction—Opinion of the Financial Advisor to the Forza Board of Directors”.

 Although Houlihan’s opinion was given to the Twin Vee Board of Directors on August 6, 2024, it does not reflect any changes in market and economic circumstances after August 6, 2024.

To the extent there may have been any changes in the operations and prospects of Twin Vee or Forza and/or changes in general market and economic conditions subsequent to August 6, 2024, which could make Twin Vee or Forza’s value now greater or less than its value as of August 6, 2024 (the date of the Merger Agreement and of the analysis conducted by Houlihan), any such developments will have no effect whatsoever on Houlihan’s opinion or the Exchange Ratio, which was been fixed under the Merger Agreement Houlihan’s opinion was based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to them on August 6, 2024. While neither the Forza Board of Directors nor Twin Vee Board of Directors is aware of any changes in the operations and prospects of Twin Vee or Forza and/or changes in general market and economic conditions subsequent to August 6, 2024, which could make Twin Vee or Forza’s value greater or less than its value as of August 6, 2024 (the date of the analysis conducted by Houlihan), or lead to the conclusion that the consideration to be received in the Merger by Forza’s shareholders is not fair to Forza or Twin Vee, there can be no assurance given that changes in the operations and prospects of Twin Vee or Forza and/or changes in general market and economic conditions subsequent to August 6, 2024, could make Twin Vee or Forza’s value, on the effective date of the Merger greater or less than its value as of August 6, 2024. Houlihan has undertaken no obligation to update its opinion delivered to Twin Vee for changes subsequent to August 6, 2024. For a description of the opinion that the Twin Vee Board of Directors received from Houlihan and a summary of the material financial analyses it provided to the Twin Vee Board of Directors in connection with rendering such opinion, please refer to the section entitled “The Merger Transaction— Opinion of the Financial Advisor to the Twin Vee Board of Directors”.

The Merger and related transactions are subject to approval by the stockholders of both Twin Vee and Forza.

In order for the Merger to be completed, under applicable Nasdaq rules Twin Vee’s stockholders must approve the issuance of the shares of Twin Vee Common Stock pursuant to the terms of the Merger Agreement, which requires the affirmative vote of the holders of at least a majority of the Twin Vee Common Stock present in person or by proxy at the Twin Vee Annual Meeting and entitled to vote. Forza’s stockholders must also approve the Merger and the Merger Agreement, which requires the affirmative vote of the holders of at least a majority of the outstanding shares of Forza Common Stock entitled to vote and a majority of the Forza Common Stock present in person or by proxy at the Forza Annual Meeting excluding Twin Vee.

Twin Vee’s business and stock price may be adversely affected if the acquisition of Forza is not completed.

Twin Vee’s acquisition of Forza is subject to several customary conditions, including the effectiveness of this Joint Proxy Statement/Prospectus and the approvals of the transaction by the stockholders of Forza and Twin Vee.

If Twin Vee’s acquisition of Forza is not completed, Twin Vee could be subject to a number of risks that may adversely affect Twin Vee’s business and stock price, including:

●	the current market price of shares of Twin Vee Common Stock reflects a market assumption that the acquisition will be completed;

●	Twin Vee must pay costs related to the Merger; and

●	Twin Vee would not realize the benefits it expects from acquiring Forza.

If Twin Vee’s acquisition of Forza is not completed, Forza could be subject to a number of risks that may adversely affect Twin Vee’s business and stock price, including:

●	the current market price of shares of Forza Common Stock reflects a market assumption that the acquisition will be completed;

●	Forza must pay costs related to the Merger;

●	Forza Common Stock is no longer listed on the Nasdaq; and

●	Forza would not realize the benefits it expects from being acquired by Twin Vee.

Should the Merger not qualify as a tax-free reorganization, Forza stockholders may recognize capital gain or loss with respect to the shares of Twin vee common stock received in the Merger.

The Merger is expected to be treated as a reorganization within the meaning of Section 368 of the Code, however, neither Twin Vee nor Forza has received an Internal Revenue Services ruling to that effect. The failure of the Merger to qualify as a reorganization within the meaning of Section 368 of the Code would result in a Forza stockholder recognizing capital gain or loss with respect to the shares of Forza Common Stock surrendered for Twin Vee Common Stock received in the Merger.

RISKS RELATED TO TWIN VEE

Risks Related to Twin Vee’s Business

There is limited public information on Twin Vee’s operating history.

Twin Vee’s limited public operating history makes evaluating Twin Vee’s business and prospects difficult. Although Twin Vee was formed in 2003, Twin Vee did not provide public reports on the results of operations until Twin Vee’s 2020 fiscal year. Twin Vee only has a few years of audited financial statements. Any investment decision will not be made with the same data as would be available as if Twin Vee had a longer history of public reporting.

Twin Vee have incurred losses for the six months ended June 30, 2024 and the year ended December 31, 2023, and could continue to incur losses in the future.

For the year ended December 31, 2023, Twin Vee incurred a loss from operations of $11,987,299 and a net loss of $9,782,196. For the six months ended June 30, 2024, Twin Vee incurred a loss from operations of $6,854,390 and a net loss of $5,137,294. As of June 30, 2024, Twin Vee had an accumulated deficit of approximately $18,975,713. There can be no assurance that expenses will not continue to increase in future periods or that the cash generated from operations in future periods will be sufficient to satisfy Twin Vee’s operating needs and to generate income from operations and net income.

Twin Vee’s ability to meet Twin Vee’s manufacturing workforce needs is crucial to Twin Vee’s results of operations and future sales and profitability.

Twin Vee relies on the existence of an available hourly workforce to manufacture Twin Vee’s products. In addition, Forza relies upon engineers that are specialist in electric engineering. Twin Vee cannot assure you that Twin Vee or Twin Vee’s subsidiaries, will be able to attract and retain qualified employees to meet current or future manufacturing needs at a reasonable cost, or at all. For instance, the demand for skilled employees has increased recently with the low unemployment rates in Florida where Twin Vee have manufacturing facilities and in North Carolina where Forza is building a manufacturing facility. Also, although none of Twin Vee’s employees are currently covered by collective bargaining agreements, Twin Vee cannot assure you that Twin Vee’s employees will not elect to be represented by labor unions in the future. Additionally, competition for qualified employees could require us to pay higher wages to attract a sufficient number of employees. Significant increases in manufacturing workforce costs could materially adversely affect Twin Vee’s business, financial condition or results of operations. Forza intends to continue to hire a number of additional personnel, including design and manufacturing personnel and service technicians for its electric boats and powertrains. Competition for individuals with experience designing, manufacturing and servicing electric boats is intense, and Forza may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm Forza’s business and prospects.

Twin Vee has a large, fixed cost base that will affect Twin Vee’s profitability if Twin Vee’s sales decrease.

The fixed cost levels of operating a powerboat manufacturer can put pressure on profit margins when sales and production decline. Twin Vee’s profitability depends, in part, on Twin Vee’s ability to spread fixed costs over a sufficiently large number of products sold and shipped, and if Twin Vee makes a decision to reduce Twin Vee’s rate of production, gross or net margins could be negatively affected. Consequently, decreased demand or the need to reduce production can lower Twin Vee’s ability to absorb fixed costs and materially impact Twin Vee’s financial condition or results of operations.

Interest rates and energy prices affect product sales.

Twin Vee’s gas-powered products are often financed by Twin Vee’s dealers and retail powerboat consumers, Twin Vee envisions this continuing as Twin Vee expands Twin Vee’s operations and grows Twin Vee’s network of distributors. This may not occur if interest rates meaningfully rise because higher rates increase the borrowing costs and, accordingly, the cost of doing business for dealers and the cost of powerboat purchases for consumers. Higher energy costs result in increases in operating expenses at Twin Vee’s manufacturing facility and in the expense of shipping products to Twin Vee’s dealers. In addition, inflation and increases in energy costs may adversely affect the pricing and availability of petroleum-based raw materials, such as resins and foams that are used in Twin Vee’s products. Also, higher fuel prices may have an adverse effect on demand for Twin Vee’s gas-powered boats, as they increase the cost of ownership and operation and the pries at which Twin Vee sells the boats. Therefore, higher interest rates and fuel costs can adversely affect consumers’ decisions relating to recreational powerboating purchases.

The capacity of the manufacturing facility that Twin Vee and Forza utilize will not be sufficient to support Twin Vee’s future growth and business plans.

Twin Vee is currently operating close to full capacity at Twin Vee’s current manufacturing facility in Fort Pierce. Forza had planned to manufacture electric boats at a new state of the art carbon neutral factory that to be built in McDowell County, North Carolina. However, those plans have been curtailed in light of Forza’s recent decision to discontinue its operations. Until Twin Vee is able to expand Twin Vee’s manufacturing capacity, Twin Vee will continue to use Twin Vee’s current manufacturing facility, which has a limited capacity and may not be able to satisfy Twin Vee’s manufacturing needs. Any facility that Twin Vee builds will require a significant capital investment and is expected to take at least one to two years to build and become fully operational. .

Changes in general economic conditions, geopolitical conditions, domestic and foreign trade policies, monetary policies and other factors beyond Twin Vee’s control may adversely impact Twin Vee’s business and operating results.

Twin Vee’s operations and performance depend on global, regional and U.S. economic and geopolitical conditions. General worldwide economic conditions have experienced significant instability in recent years including the recent global economic uncertainty and financial market conditions. The circumstances relating to the COVID-19 pandemic, the Russian invasion of Ukraine, the war in the Middle East, as well as other global conditions, have caused significant shortages in the supply chain. Twin Vee is continuously evaluating alternative and secondary source suppliers in order to ensure that Twin Vee is able to source sufficient materials.

The uncertain financial markets, disruptions in supply chains, mobility restraints, and changing priorities as well as volatile asset values could impact Twin Vee’s business in the future. The COVID-19 outbreak and government measures taken in response to the pandemic have also had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, have spiked, while demand for other goods and services, such as travel, have fallen. The future progression of the pandemic and its effects on Twin Vee’s business and operations are uncertain. In addition, the outbreak of a pandemic could disrupt Twin Vee’s operations due to absenteeism by infected or ill members of management or other employees, or absenteeism by members of management and other employees who elect not to come to work due to the illness affecting others in Twin Vee’s office or laboratory facilities, or due to quarantines. Pandemics could also impact members of Twin Vee’s Board of Directors resulting in absenteeism from meetings of the directors or committees of directors, and making it more difficult to convene the quorums of the full Board of Directors or its committees needed to conduct meetings for the management of Twin Vee’s affairs.

Further, due to increasing inflation, operating costs for many businesses including ours have increased and, in the future, could impact demand or pricing manufacturing of Twin Vee’s boats or employee wages. Inflation rates, particularly in the United States, have increased recently to levels not seen in years, and increased inflation may result in increases in Twin Vee’s operating costs (including Twin Vee’s labor costs), reduced liquidity and limits on Twin Vee’s ability to access credit or otherwise raise capital. In addition, the Federal Reserve has raised, and may again raise, interest rates in response to concerns about inflation, which coupled with reduced government spending and volatility in financial markets may have the effect of further increasing economic uncertainty and heightening these risks.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems.

Twin Vee is actively monitoring the effects these disruptions and increasing inflation could have on Twin Vee’s operations.

These conditions make it extremely difficult for Twin Vee to accurately forecast and plan future business activities.

Twin Vee’s annual and quarterly financial results are subject to significant fluctuations depending on various factors, many of which are beyond Twin Vee’s control.

Twin Vee’s sales and operating results can vary significantly from quarter to quarter and year to year depending on various factors, many of which are beyond Twin Vee’s control. These factors include, but are not limited to:

●	Seasonal consumer demand for Twin Vee’s products;
●	Discretionary spending habits;
●	Changes in pricing in, or the availability of supply in, the powerboat market;
●	Failure to maintain a premium brand image;
●	Disruption in the operation of Twin Vee’s manufacturing facilities;
●	Variations in the timing and volume of Twin Vee’s sales;
●	The timing of Twin Vee’s expenditures in anticipation of future sales;
●	Sales promotions by us and Twin Vee’s competitors;
●	Changes in competitive and economic conditions generally;
●	Consumer preferences and competition for consumers’ leisure time;
●	Impact of unfavorable weather conditions;
●	Changes in the cost or availability of Twin Vee’s labor; and
●	Increased fuel prices.

Due to these and other factors, Twin Vee’s results of operations may decline quickly and significantly in response to changes in order patterns or rapid decreases in demand for Twin Vee’s products. Twin Vee anticipates that fluctuations in operating results will continue in the future.

Unfavorable weather conditions may have a material adverse effect on Twin Vee’s business, financial condition, and results of operations, especially during the peak boating season.

Adverse weather conditions in any year in any particular geographic region may adversely affect sales in that region, especially during the peak boating season. Sales of Twin Vee’s products are generally stronger just before and during spring and summer, which represent the peak boating months, and favorable weather during these months generally has a positive effect on consumer demand. Conversely, unseasonably cool weather, excessive rainfall, reduced rainfall levels, or drought conditions during these periods may close area boating locations or render boating dangerous or inconvenient, thereby generally reducing consumer demand for Twin Vee’s products. Twin Vee’s annual results would be materially and adversely affected if Twin Vee’s net sales were to fall below expected seasonal levels during these periods. Twin Vee may also experience more pronounced seasonal fluctuation in net sales in the future as Twin Vee expands Twin Vee’s businesses. There can be no assurance that weather conditions will not have a material effect on the sales of any of Twin Vee’s products.

A natural disaster, the effects of climate change, or other disruptions at Twin Vee’s manufacturing facility could adversely affect Twin Vee’s business, financial condition, and results of operations.

Twin Vee relies on the continuous operation of Twin Vee’s only manufacturing facility in Stuart, Florida for the production of Twin Vee’s products. Any natural disaster or other serious disruption to Twin Vee’s facility due to fire, flood, earthquake, or any other unforeseen circumstance would adversely affect Twin Vee’s business, financial condition, and results of operations. Changes in climate could adversely affect Twin Vee’s operations by limiting or increasing the costs associated with equipment or fuel supplies. In addition, adverse weather conditions, such as increased frequency and/or severity of storms, or floods could impair Twin Vee’s ability to operate by damaging Twin Vee’s facilities and equipment or restricting product delivery to customers. The occurrence of any disruption at Twin Vee’s manufacturing facility, even for a short period of time, may have an adverse effect on Twin Vee’s productivity and profitability, during and after the period of the disruption. These disruptions may also cause personal injury and loss of life, severe damage to or destruction of property and equipment, and environmental damage. Although Twin Vee maintain property, casualty, and business interruption insurance of the types and in the amounts that Twin Vee believes are customary for the industry, Twin Vee is not fully insured against all potential natural disasters or other disruptions to Twin Vee’s manufacturing facility.

If Twin Vee fails to manage its manufacturing levels while still addressing the seasonal retail pattern for Twin Vee’s products, Twin Vee’s business and margins may suffer.

The seasonality of retail demand for Twin Vee’s products, together with Twin Vee’s goal of balancing production throughout the year, requires Twin Vee to manage Twin Vee’s manufacturing and allocate Twin Vee’s gas-powered products to Twin Vee’s dealer network to address anticipated retail demand. Twin Vee’s dealers must manage seasonal changes in consumer demand and inventory. If Twin Vee’s dealers reduce their inventories in response to weakness in retail demand, Twin Vee could be required to reduce Twin Vee’s production, resulting in lower rates of absorption of fixed costs in Twin Vee’s manufacturing and, therefore, lower margins. As a result, Twin Vee must balance the economies of level production with the seasonal retail sales pattern experienced by Twin Vee’s dealers. Failure to adjust manufacturing levels adequately may have a material adverse effect on Twin Vee’s financial condition and results of operations.

Twin Vee depends on Twin Vee’s network of independent dealers for Twin Vee’s gas-powered boats, face increasing competition for dealers, and has little control over their activities.

A significant portion of Twin Vee’s sales of Twin Vee’s gas-powered boats are derived from Twin Vee’s network of independent dealers. Twin Vee typically manufactures Twin Vee’s gas-powered boats based upon indications of interest received from dealers who are not contractually obligated to purchase any boats. While Twin Vee’s dealers typically have purchased all of the boats for which they have provided Twin Vee with indications of interest, it is possible that a dealer could choose not to purchase boats for which it has provided an indication of interest (e.g., if it were to have reached the credit limit on its floor plan), and as a result Twin Vee once experienced, and in the future could experience, excess inventory and costs. For the six months ended June 30, 2024, three individual dealers represented over 10% of Twin Vee’s total sales, or 38% in total. For the six months ended June 30, 2023, one individual dealer represented over 10% of Twin Vee’s sales, and that dealer represented 20% of total sales. The loss of a significant dealer could have a material adverse effect on Twin Vee’s financial condition and results of operations. The number of dealers supporting Twin Vee’s products and the quality of their marketing and servicing efforts are essential to Twin Vee’s ability to generate sales. Competition for dealers among other boat manufacturers continues to increase based on the quality, price, value, and availability of the manufacturers’ products, the manufacturers’ attention to customer service, and the marketing support that the manufacturer provides to the dealers. Twin Vee faces intense competition from other boat manufacturers in attracting and retaining dealers, affecting Twin Vee’s ability to attract or retain relationships with qualified and successful dealers. Although Twin Vee’s management believes that the quality of Twin Vee’s products in the performance sport boat industry should permit it to maintain Twin Vee’s relationships with Twin Vee’s dealers and Twin Vee’s market share position, there can be no assurance that Twin Vee will be able to maintain or improve Twin Vee’s relationships with Twin Vee’s dealers or Twin Vee’s market share position. In addition, independent dealers in the boating industry have experienced significant consolidation in recent years, which could result in the loss of one or more of Twin Vee’s dealers in the future if the surviving entity in any such consolidation purchases similar products from a competitor. A substantial deterioration in the number of dealers or the quality of Twin Vee’s network of dealers would have a material adverse effect on Twin Vee’s business, financial condition, and results of operations.

The loss of one or a few dealers could have a material adverse effect on Twin Vee.

A few dealers have in the past, and may in the future, account for a significant portion of Twin Vee’s revenues in any one year or over a period of several consecutive years. For the six months ended June 30, 2024, three individual dealers represented over 10% of the Company’s total sales, that dealer representing 38% of total sales. The loss of business from a significant dealer could have a material adverse effect on Twin Vee’s business, financial condition, results of operations and cash flows.

Twin Vee’s success depends, in part, upon the financial health of Twin Vee’s dealers and their continued access to financing.

Because Twin Vee sells nearly all of Twin Vee’s gas-powered products through dealers, their financial health is critical to Twin Vee’s success. Twin Vee’s business, financial condition, and results of operations may be adversely affected if the financial health of the dealers that sell Twin Vee’s products suffers. Their financial health may suffer for a variety of reasons, including a downturn in general economic conditions, rising interest rates, higher rents, increased labor costs and taxes, compliance with regulations, and personal financial issues.

In addition, Twin Vee’s dealers require adequate liquidity to finance their operations, including purchases of Twin Vee’s products. Dealers are subject to numerous risks and uncertainties that could unfavorably affect their liquidity positions, including, among other things, continued access to adequate financing sources on a timely basis on reasonable terms. These sources of financing are vital to Twin Vee’s ability to sell products through Twin Vee’s distribution network. Access to financing generally facilitates Twin Vee’s dealers’ ability to purchase boats from us, and their financed purchases reduce Twin Vee’s working capital requirements. If financing were not available to Twin Vee’s dealers, Twin Vee’s sales and Twin Vee’s working capital levels would be adversely affected.

Twin Vee may be required to repurchase inventory of certain dealers.

Many of Twin Vee’s dealers have floor plan financing arrangements with third-party finance companies that enable the dealers to purchase Twin Vee’s products. In connection with these agreements, Twin Vee may have an obligation to repurchase Twin Vee’s products from a finance company under certain circumstances, and Twin Vee may not have any control over the timing or amount of any repurchase obligation nor have access to capital on terms acceptable to us to satisfy any repurchase obligation. This obligation is triggered if a dealer defaults on its debt obligations to a finance company, the finance company repossesses the boat, and the boat is returned to Twin Vee. Twin Vee’s obligation to repurchase a repossessed boat for the unpaid balance of Twin Vee’s original invoice price for the boat is subject to reduction or limitation based on the age and condition of the boat at the time of repurchase, and in certain cases by an aggregate cap on repurchase obligations associated with a particular floor plan financing program. To date, Twin Vee has not been obligated to repurchase any boats under Twin Vee’s dealers’ floor plan financing arrangements, and Twin Vee is not aware of any applicable laws regulating dealer relations which govern Twin Vee’s relations with the dealers or would require us to repurchase any boats. However, there is no assurance that a dealer will not default on the terms of a credit line in the future. In addition, applicable laws regulating dealer relations may also require Twin Vee to repurchase Twin Vee’s products from Twin Vee’s dealers under certain circumstances, and Twin Vee may not have any control over the timing or amount of any repurchase obligation nor have access to capital on terms acceptable to Twin Vee to satisfy any repurchase obligation. If Twin Vee were obligated to repurchase a significant number of units under any repurchase agreement or under applicable dealer laws, Twin Vee’s business, operating results and financial condition could be adversely affected.

Twin Vee rely on third-party suppliers in the manufacturing of Twin Vee’s boats.

Twin Vee depends on third-party suppliers to provide components and raw materials essential to the construction of Twin Vee’s boats. During the year ended December 31, 2023, Twin Vee purchased all engines for its boats under supplier agreements with three vendors. During the year ended December 31, 2022, Twin Vee purchased all engines for its boats under supplier agreements with one vendor. During the six months ended June 30, 2024, Twin Vee purchased all engines and certain composite materials for its boats under supplier agreements with five vendors. During the six months ended June 30, 2023, Twin Vee purchased all engines for its boats under supplier agreements with two vendors While Twin Vee believe that Twin Vee’s relationships with Twin Vee’s current suppliers are sufficient to provide the materials necessary to meet present production demand, Twin Vee cannot assure investors that these relationships will continue or that the quantity or quality of materials available from these suppliers will be sufficient to meet Twin Vee’s future needs, irrespective of whether Twin Vee successfully implements Twin Vee’s growth strategy. Twin Vee expects that Twin Vee’s need for raw materials and supplies will increase. Twin Vee’s suppliers must be prepared to ramp up operations and, in many cases, hire additional workers and/or expand capacity in order to fulfill the orders placed by Twin Vee and other customers. Operational and financial difficulties that Twin Vee’s suppliers may face in the future could adversely affect their ability to supply Twin Vee with the parts and components Twin Vee needs, which could significantly disrupt Twin Vee’s operations.

Termination or interruption of informal supply arrangements could have a material adverse effect on Twin Vee’s business or results of operations.

Although Twin Vee has long-term relationships with many of Twin Vee’s suppliers, Twin Vee does not have any formal agreements with any suppliers for the purchase of parts needed and Twin Vee’s purchases are made on a purchase order basis. Twin Vee has no binding commitment from Twin Vee’s suppliers to supply any specified quantity of materials needed within any specified time period. In the event that Twin Vee’s suppliers receive a large number of orders from other customers, there is a possibility that they will not be able to support Twin Vee’s needs. If any of Twin Vee’s current suppliers were to be unable to provide needed products to Twin Vee, there can be no assurance that alternate supply arrangements will be made on satisfactory terms. If Twin Vee needs to enter into supply arrangements on unsatisfactory terms, or if there are any delays to Twin Vee’s supply arrangements, it could adversely affect Twin Vee’s business and operating results.

Significant product repair and/or replacement due to product warranty claims or product recalls could have a material adverse impact on Twin Vee’s results of operations.

Twin Vee provides a hull warranty for structural damage of up to ten years for its gas-powered boats. In addition, Twin Vee provides a three-year limited fiberglass small parts warranty on all or some small fiberglass parts and components such as consoles. Gelcoat is covered up to one year. Additionally, fiberglass lids, plastic lids, electrical panels, bilge pumps, aerator pumps or other electrical devices (excluding stereos, depth finders, radar, chart plotters except for installation if installed by us.), steering systems, electrical panels, and pumps are covered under a one-year basic limited systems warranty. Some materials, components or parts of the boat that are not covered by Twin Vee’s limited product warranties are separately warranted by their manufacturers or suppliers. These other warranties include warranties covering engines purchased from suppliers and other components.

Twin Vee’s standard warranties require Twin Vee or Twin Vee’s dealers to repair or replace defective products during such warranty periods at no cost to the consumer. Although Twin Vee employs quality control procedures, sometimes a product is distributed that needs repair or replacement. The repair and replacement costs Twin Vee could incur in connection with a recall could adversely affect its business. In addition, product recalls could harm Twin Vee’s reputation and cause Twin Vee to lose customers, particularly if recalls cause consumers to question the safety or reliability of its products.

The nature of Twin Vee’s business exposes us to workers’ compensation claims and other workplace liabilities.

Certain materials Twin Vee uses require Twin Vee’s employees to handle potentially hazardous or toxic substances. While Twin Vee’s employees who handle these and other potentially hazardous or toxic materials receive specialized training and wear protective clothing, there is still a risk that they, or others, may be exposed to these substances. Exposure to these substances could result in significant injury to Twin Vee’s employees and damage to Twin Vee’s property or the property of others, including natural resource damage. Twin Vee’s personnel are also at risk for other workplace-related injuries, including slips and falls. Twin Vee may in the future be subject to fines, penalties, and other liabilities in connection with any such injury or damage. Although Twin Vee currently maintains what Twin Vee believes to be suitable and adequate insurance in excess of Twin Vee’s self-insured amounts, Twin Vee may be unable to maintain such insurance on acceptable terms or such insurance may not provide adequate protection against potential liabilities.

If Twin Vee is unable to comply with environmental and other regulatory requirements, Twin Vee’s business may be exposed to material liability and/or fines.

Twin Vee’s operations are subject to extensive and frequently changing federal, state, local, and foreign laws and regulations, including those concerning product safety, environmental protection, and occupational health and safety. Some of these laws and regulations require Twin Vee to obtain permits and limit Twin Vee’s ability to discharge hazardous materials into the environment. If Twin Vee fails to comply with these requirements, Twin Vee may be subject to civil or criminal enforcement actions that could result in the assessment of fines and penalties, obligations to conduct remedial or corrective actions, or, in extreme circumstances, revocation of Twin Vee’s permits or injunctions preventing some or all of Twin Vee’s operations. In addition, the components of Twin Vee’s boats must meet certain regulatory standards, including stringent air emission standards for boat engines. Failure to meet these standards could result in an inability to sell Twin Vee’s boats in key markets, which would adversely affect Twin Vee’s business. Moreover, compliance with these regulatory requirements could increase the cost of Twin Vee’s products, which in turn, may reduce consumer demand.

While Twin Vee believes that Twin Vee is in material compliance with applicable federal, state, local, and foreign regulatory requirements, and holds all licenses and permits required thereunder, Twin Vee cannot assure you that Twin Vee will, at all times, be able to continue to comply with applicable regulatory requirements. Compliance with increasingly stringent regulatory and permit requirements may, in the future, cause Twin Vee to incur substantial capital costs and increase Twin Vee’s cost of operations, or may limit Twin Vee’s operations, all of which could have a material adverse effect on Twin Vee’s business or financial condition.

As with most boat construction businesses, Twin Vee’s manufacturing processes involve the use, handling, storage, and contracting for recycling or disposal of hazardous substances and wastes. The failure to manage or dispose of such hazardous substances and wastes properly could expose Twin Vee to material liability or fines, including liability for personal injury or property damage due to exposure to hazardous substances, damages to natural resources, or for the investigation and remediation of environmental conditions. Under environmental laws, Twin Vee may be liable for remediation of contamination at sites where Twin Vee’s hazardous wastes have been disposed or at Twin Vee’s current facility, regardless of whether Twin Vee’s facility is owned or leased or whether the environmental conditions were created by us, a prior owner or tenant, or third-party. While Twin Vee does not believe that Twin Vee is presently subject to any such liabilities, Twin Vee cannot assure investors that environmental conditions relating to Twin Vee’s prior, existing, or future sites or operations or those of predecessor companies will not have a material adverse effect on Twin Vee’s business or financial condition.

Twin Vee’s industry is characterized by intense competition, which affects Twin Vee’s sales and profits.

The performance sport boat category and the powerboat industry as a whole are highly competitive for consumers and dealers. Twin Vee also competes against consumer demand for used boats. Competition affects Twin Vee’s ability to succeed in both the markets Twin Vee currently serves and new markets that Twin Vee may enter in the future. Competition is based primarily on brand name, price, product selection, and product performance. Twin Vee competes with several large manufacturers that may have greater financial, marketing, and other resources than Twin Vee does and who are represented by dealers in the markets in which Twin Vee now operates and into which Twin Vee plans to expand. Twin Vee also competes with a variety of small, independent manufacturers. Twin Vee cannot assure investors that Twin Vee will not face greater competition from existing large or small manufacturers or that Twin Vee will be able to compete successfully with new competitors. Twin Vee’s failure to compete effectively with Twin Vee’s current and future competitors would adversely affect Twin Vee’s business, financial condition, and results of operations. Twin Vee also competes with other manufacturers for employees.

Twin Vee faces increasing competition for dealers and have little control over their activities.

Twin Vee faces intense competition from other performance sport boat manufacturers in attracting and retaining dealers and customers, affecting Twin Vee’s ability to attract or retain relationships with qualified and successful dealers and consumers looking to purchase boats. Although Twin Vee’s management believes that the quality of Twin Vee’s products in the boat industry should permit Twin Vee to maintain Twin Vee’s relationships with Twin Vee’s dealers and Twin Vee’s market share position, there can be no assurance that Twin Vee will be able to maintain or improve Twin Vee’s relationships with Twin Vee’s dealers or Twin Vee’s market share position. In addition, independent dealers in the boating industry have experienced significant consolidation in recent years, which could result in the loss of one or more of Twin Vee’s dealers in the future if the surviving entity in any such consolidation purchases similar products from a competitor. A substantial deterioration in the number of dealers or quality of Twin Vee’s network of dealers would have a material adverse effect on Twin Vee’s business, financial condition, and results of operations.

Twin Vee’s sales may be adversely impacted by increased consumer preference for other leisure activities or used boats or the supply of new boats by competitors in excess of demand.

Twin Vee’s boats are not necessities and in times of economic hardship, consumers may cease purchasing non-essential items. Demand for Twin Vee’s boats may be adversely affected by competition from other activities that occupy consumers’ leisure time and by changes in consumer lifestyle, usage pattern or taste. Similarly, an overall decrease in consumer leisure time may reduce consumers’ willingness to purchase and enjoy Twin Vee’s boats.

During the economic downturn that commenced in 2008, there was a shift in consumer demand toward purchasing more used boats, primarily because prices for used boats are typically lower than retail prices for new boats. If this were to occur again, it could have the effect of reducing demand among retail purchasers for Twin Vee’s new boats. Also, while Twin Vee has balanced production volumes for Twin Vee’s boats to meet demand, Twin Vee’s competitors could choose to reduce the price of their products, which could have the effect of reducing demand for Twin Vee’s new boats. Reduced demand for new boats could lead to reduced sales by Twin Vee, which could adversely affect Twin Vee’s business, results of operations, and financial condition.

Twin Vee’s sales and profitability depend, in part, on the successful introduction of new products.

Market acceptance of Twin Vee’s products depends on Twin Vee’s technological innovation and Twin Vee’s ability to implement technology in Twin Vee’s boats. Twin Vee’s sales and profitability may be adversely affected by difficulties or delays in product development, such as an inability to develop viable or innovative new products. Twin Vee’s failure to introduce new technologies and product offerings that consumers desire could adversely affect Twin Vee’s business, financial condition, and results of operations. If Twin Vee fails to introduce new features or those Twin Vee introduces fail to gain market acceptance, Twin Vee’s bottom line may suffer.

In addition, some of Twin Vee’s direct competitors and indirect competitors may have significantly more resources to develop and patent new technologies. It is possible that Twin Vee’s competitors will develop and patent equivalent or superior technologies and other products that compete with ours. They may assert these patents against us and Twin Vee may be required to license these patents on unfavorable terms or cease using the technology covered by these patents, either of which would harm Twin Vee’s competitive position and may materially adversely affect Twin Vee’s business.

Twin Vee also cannot be certain that Twin Vee’s products or features have not infringed or will not infringe the proprietary rights of others. Any such infringement could cause third parties, including Twin Vee’s competitors, to bring claims against us, resulting in significant costs and potential damages.

Twin Vee’s success depends upon the continued strength of Twin Vee’s brand, the value of Twin Vee’s brand, and sales of Twin Vee’s products could be diminished if Twin Vee, the consumers who use Twin Vee’s products, or the sports and activities in which Twin Vee’s products are used are associated with negative publicity.

Twin Vee believes that Twin Vee’s brand is a significant contributor to the success of Twin Vee’s business and that maintaining and enhancing Twin Vee’s brand is important to expanding Twin Vee’s consumer and dealer base. Failure to continue to protect Twin Vee’s brand may adversely affect Twin Vee’s business, financial condition, and results of operations. Twin Vee expects that Twin Vee’s ability to develop, maintain and strengthen the Twin Vee, AquaSport and Forza brands will also depend heavily on the success of Twin Vee’s marketing efforts. To further promote Twin Vee’s brands and Forza’s brand, Twin Vee and Forza may be required to change Twin Vee’s marketing practices, which could result in substantially increased advertising expenses, including the need to use traditional media such as television, radio and print. Many of Twin Vee’s current and potential competitors have greater name recognition, broader customer relationships and substantially greater marketing resources than Twin Vee do. If Twin Vee does not develop and maintain strong brands, Twin Vee’s business, prospects, financial condition and operating results will be materially and adversely impacted.

Negative publicity, including that resulting from severe injuries or death occurring in the sports and activities in which Twin Vee’s products are used, could negatively affect Twin Vee’s reputation and result in restrictions, recalls, or bans on the use of Twin Vee’s products. If the popularity of the sports and activities for which Twin Vee design, manufacture, and sell products were to decrease as a result of these risks or any negative publicity, sales of Twin Vee’s products could decrease, which could have an adverse effect on Twin Vee’s net sales, profitability, and operating results. In addition, if Twin Vee becomes exposed to additional claims and litigation relating to the use of Twin Vee’s products, Twin Vee’s reputation may be adversely affected by such claims, whether or not successful, including by generating potential negative publicity about Twin Vee’s products, which could adversely impact Twin Vee’s business and financial condition.

Twin Vee may not be able to execute Twin Vee’s manufacturing strategy successfully, which could cause the profitability of Twin Vee’s products to suffer.

Twin Vee’s manufacturing strategy is designed to improve product quality and increase productivity, while reducing costs and increasing flexibility to respond to ongoing changes in the marketplace. To implement this strategy, Twin Vee must be successful in Twin Vee’s continuous improvement efforts, which depend on the involvement of management, production employees, and suppliers. Any inability to achieve these objectives could adversely impact the profitability of Twin Vee’s products and Twin Vee’s ability to deliver desirable products to Twin Vee’s consumers.

Twin Vee will rely on complex machinery for Twin Vee’s operations, and production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security, and costs.

Twin Vee expects to rely heavily on complex machinery for Twin Vee’s operations and Twin Vee’s production will involve a significant degree of uncertainty and risk in terms of operational performance, safety, security, and costs. Twin Vee’s manufacturing plant consists of large-scale machinery combining many components. The manufacturing plant components are likely to suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of the manufacturing plant components may significantly affect operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of Twin Vee’s control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, pandemics, fire, seismic activity, and natural disasters. Should operational risks materialize, it may result in the personal injury to or death of workers, the loss of production equipment, damage to manufacturing facilities, products, supplies, tools and materials, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs, and potential legal liabilities, all which could have a material adverse effect on Twin Vee’s business, prospects, financial condition, results of operations, and cash flows. Although Twin Vee generally carries insurance to cover such operational risks, Twin Vee cannot be certain that Twin Vee’s insurance coverage will be sufficient to cover potential costs and liabilities arising therefrom. A loss that is uninsured or exceeds policy limits may require Twin Vee to pay substantial amounts, which could adversely affect Twin Vee’s business, prospects, financial condition, results of operations, and cash flows.

Twin Vee may need to raise additional capital that may be required to grow Twin Vee’s business, and Twin Vee may not be able to raise capital on terms acceptable to us or at all.

Operating Twin Vee’s business and maintaining Twin Vee’s growth efforts will require significant cash outlays and advance capital expenditures and commitments. Although the proceeds of Twin Vee’s initial public offering and follow on offering should be sufficient to fund Twin Vee’s operations, if cash on hand and cash generated from operations and from Twin Vee’s initial public offering and follow on offering are not sufficient to meet Twin Vee’s cash requirements, Twin Vee will need to seek additional capital, potentially through debt or equity financings, to fund Twin Vee’s growth. Twin Vee cannot assure investors that Twin Vee will be able to raise needed cash on terms acceptable to Twin Vee or at all. Financings may be on terms that are dilutive or potentially dilutive to Twin Vee’s stockholders, and the prices at which new investors would be willing to purchase Twin Vee’s securities may be lower than the price per share of Twin Vee’s Common Stock in Twin Vee’s public offerings. The holders of new securities may also have rights, preferences or privileges which are senior to those of existing holders of common stock. If new sources of financing are required, but are insufficient or unavailable, Twin Vee will be required to modify Twin Vee’s growth and operating plans based on available funding, if any, which would harm Twin Vee’s ability to grow Twin Vee’s business.

If Twin Vee fails to manage future growth effectively, Twin Vee may not be able to market or sell Twin Vee’s products successfully.

Any failure to manage Twin Vee’s growth effectively could materially and adversely affect Twin Vee’s business, prospects, operating results and financial condition. Twin Vee plans to expand Twin Vee’s operations in the near future. Twin Vee’s future operating results depend to a large extent on Twin Vee’s ability to manage this expansion and growth successfully. Risks that Twin Vee faces in undertaking this expansion include:

●	training new personnel;

●	forecasting production and revenue;

●	expanding Twin Vee’s marketing efforts, including the marketing of a new powertrain that Twin Vee intends to develop;

●	controlling expenses and investments in anticipation of expanded operations;

●	establishing or expanding design, manufacturing, sales and service facilities;

●	implementing and enhancing administrative infrastructure, systems and processes; and

●	addressing new markets.

Twin Vee intends to continue to hire a number of additional personnel, including design and manufacturing personnel and service technicians for Twin Vee’s electric boats and powertrains. Competition for individuals with experience designing, manufacturing and servicing electric boats is intense, and Twin Vee may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm Twin Vee’s business and prospects

Twin Vee depends upon Twin Vee’s executive officers and Twin Vee may not be able to retain them and their knowledge of Twin Vee’s business and technical expertise would be difficult to replace.

Twin Vee’s future success will depend in significant part upon the continued service of Twin Vee’s Chief Executive Officer and other executive officers. Twin Vee cannot assure investors that Twin Vee will be able to continue to attract or retain such persons. Twin Vee does not have an insurance policy on the life of Twin Vee’s chief executive officer, and Twin Vee does not have “key person” life insurance policies for any of Twin Vee’s other officers or advisors. The loss of the technical knowledge and management and industry expertise of any of Twin Vee’s key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect Twin Vee’s operating results.

Certain of Twin Vee’s shareholders have sufficient voting power to make corporate governance decisions that could have a significant influence on us and the other stockholders.

Twin Vee’s Chief Executive Officer beneficially owns 29.38% of Twin Vee’s Common Stock. As a result, Twin Vee’s Chief Executive Officer does and will have significant influence over Twin Vee’s management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in Twin Vee’s control and might affect the market price of Twin Vee’s common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with Twin Vee’s interests or the interests of other stockholders. Accordingly, Twin Vee’s Chief Executive Officer could cause Twin Vee to enter into transactions or agreements that Twin Vee would not otherwise consider.

Twin Vee may attempt to grow Twin Vee’s business through acquisitions or strategic alliances and new partnerships, which Twin Vee may not be successful in completing or integrating.

Twin Vee may in the future enter into acquisitions and strategic alliances that will enable it to acquire complementary skills and capabilities, offer new products, expand Twin Vee’s consumer base, enter new product categories or geographic markets, and obtain other competitive advantages. Twin Vee cannot assure investors, however, that Twin Vee will identify acquisition candidates or strategic partners that are suitable to Twin Vee’s business, obtain financing on satisfactory terms, complete acquisitions or strategic alliances, or successfully integrate acquired operations into Twin Vee’s existing operations. Once integrated, acquired operations may not achieve anticipated levels of sales or profitability, or otherwise perform as expected. Acquisitions also involve special risks, including risks associated with unanticipated challenges, liabilities and contingencies, and diversion of management attention and resources from Twin Vee’s existing operations. Similarly, Twin Vee’s partnership with leading franchises from other industries to market Twin Vee’s products or with third-party technology providers to introduce new technology to the market may not achieve anticipated levels of consumer enthusiasm and acceptance, or achieve anticipated levels of sales or profitability, or otherwise perform as expected.

Twin Vee relies on network and information systems and other technologies for Twin Vee’s business activities and certain events, such as computer hackings, viruses or other destructive or disruptive software or activities may disrupt Twin Vee’s operations, which could have a material adverse effect on Twin Vee’s business, financial condition and results of operations.

Network and information systems and other technologies are important to Twin Vee’s business activities and operations. Network and information systems-related events, such as computer hackings, cyber threats, security breaches, viruses, or other destructive or disruptive software, process breakdowns or malicious or other activities could result in a disruption of Twin Vee’s services and operations or improper disclosure of personal data or confidential information, which could damage Twin Vee’s reputation and require us to expend resources to remedy any such breaches. Moreover, the amount and scope of insurance Twin Vee maintains against losses resulting from any such events or security breaches may not be sufficient to cover Twin Vee’s losses or otherwise adequately compensate us for any disruptions to Twin Vee’s businesses that may result, and the occurrence of any such events or security breaches could have a material adverse effect on Twin Vee’s business and results of operations. The risk of these systems-related events and security breaches occurring has intensified, in part because Twin Vee maintains certain information necessary to conduct Twin Vee’s businesses in digital form stored on cloud servers. While Twin Vee develops and maintains systems seeking to prevent systems-related events and security breaches from occurring, the development and maintenance of these systems is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite these efforts, there can be no assurance that disruptions and security breaches will not occur in the future. Moreover, Twin Vee may provide certain confidential, proprietary and personal information to third parties in connection with Twin Vee’s businesses, and while Twin Vee obtains assurances that these third parties will protect this information, there is a risk that this information may be compromised.

Maintaining the secrecy of confidential, proprietary, or trade secret information is important to Twin Vee’s competitive business position. While Twin Vee has taken steps to protect such information and invested in information technology, there can be no assurance that Twin Vee’s efforts will prevent service interruptions or security breaches in Twin Vee’s systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect Twin Vee’s business operations or result in the loss, dissemination, or misuse of critical or sensitive information. A cyber-attack or other significant disruption involving Twin Vee’s information technology systems, or those of Twin Vee’s vendors, suppliers and other partners, could also result in disruptions in critical systems, corruption or loss of data and theft of data, funds or intellectual property. A breach of Twin Vee’s security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other reason, could enable others to produce competing products, use Twin Vee’s proprietary technology or information, or adversely affect Twin Vee’s business or financial condition. Twin Vee may be unable to prevent outages or security breaches in Twin Vee’s systems. Twin Vee remains potentially vulnerable to additional known or yet unknown threats as, in some instances, Twin Vee, Twin Vee’s suppliers and Twin Vee’s other partners may be unaware of an incident or its magnitude and effects. Twin Vee also faces the risk that Twin Vee exposes Twin Vee’s vendors or partners to cybersecurity attacks. Any or all of the foregoing could adversely affect Twin Vee’s results of operations and Twin Vee’s business reputation.

Likewise, data privacy breaches by employees or others with permitted access to Twin Vee’s systems may pose a risk that sensitive data may be exposed to unauthorized persons or to the public. While Twin Vee has invested in protection of data and information technology, there can be no assurance that Twin Vee’s efforts will prevent breakdowns or breaches in Twin Vee’s systems that could adversely affect Twin Vee’s business. The occurrence of any of such network or information systems-related events or security breaches could have a material adverse effect on Twin Vee’s business, financial condition and results of operations.

Twin Vee’s business and operations would suffer in the event of computer system failures.

Despite the implementation of security measures, Twin Vee’s internal computer systems, and those of third parties on which Twin Vee rely, are vulnerable to damage from computer viruses, malware, natural disasters, terrorism, war, telecommunication and electrical failures, cyber-attacks or cyber-intrusions over the internet, attachments to emails, persons inside Twin Vee’s organization, or persons with access to systems inside Twin Vee’s organization. The risk of a security breach or disruption, particularly through cyber-attacks or cyber-intrusions, including by computer hackers, foreign governments, and cyber-terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. If such an event were to occur and cause interruptions in Twin Vee’s operations, it could result in a material disruption of Twin Vee’s current or future product development programs. For example, the loss of any customer data could impact Twin Vee’s ability to retain customers or attract new customers. To the extent that any disruption or security breach was to result in a loss of or damage to Twin Vee’s data or applications, or inappropriate disclosure of confidential or proprietary information, Twin Vee could incur material legal claims and liability, damage to Twin Vee’s reputation, and the further development of Twin Vee’s product candidates could be delayed.

Twin Vee is increasingly dependent on information technology, and Twin Vee’s systems and infrastructure face certain risks, including cybersecurity and data leakage risks.

Significant disruptions to Twin Vee’s information technology systems or breaches of information security could adversely affect Twin Vee’s business. In the ordinary course of business, Twin Vee collects, stores and transmits confidential information, and it is critical that Twin Vee do so in a secure manner to maintain the confidentiality and integrity of such confidential information. The size and complexity of Twin Vee’s information technology systems, and those of Twin Vee’s third-party vendors with whom Twin Vee contract, make such systems potentially vulnerable to service interruptions and security breaches from inadvertent or intentional actions by Twin Vee’s employees, partners or vendors, from attacks by malicious third parties, or from intentional or accidental physical damage to Twin Vee’s systems infrastructure maintained by us or by third parties. Maintaining the secrecy of this confidential, proprietary, or trade secret information is important to Twin Vee’s competitive business position. While Twin Vee have taken steps to protect such information and invested in information technology, there can be no assurance that Twin Vee’s efforts will prevent service interruptions or security breaches in Twin Vee’s systems or the unauthorized or inadvertent wrongful use or disclosure of confidential information that could adversely affect Twin Vee’s business operations or result in the loss, dissemination, or misuse of critical or sensitive information. A breach of Twin Vee’s security measures or the accidental loss, inadvertent disclosure, unapproved dissemination, misappropriation or misuse of trade secrets, proprietary information, or other confidential information, whether as a result of theft, hacking, fraud, trickery or other forms of deception, or for any other reason, could enable others to produce competing products, use Twin Vee’s proprietary technology or information, or adversely affect Twin Vee’s business or financial condition. Further, any such interruption, security breach, loss or disclosure of confidential information, could result in financial, legal, business, and reputational harm to Twin Vee and could have a material adverse effect on Twin Vee’s business, financial position, results of operations or cash flow.

Uninsured losses could result in payment of substantial damages, which would decrease Twin Vee’s cash reserves and could harm Twin Vee’s cash flow and financial condition.

In the ordinary course of business, Twin Vee may be subject to losses resulting from product liability, accidents, acts of God and other claims against us, for which Twin Vee may have no insurance coverage. While Twin Vee currently carries commercial general liability, commercial boat liability, excess liability, product liability, cybersecurity, crime, special crime, drone, cargo stock throughput, builder’s risk, owner controlled insurance program, property, owners protective, workers’ compensation, employment practices, employed lawyers, production, fiduciary liability and directors’ and officers’ insurance policies, Twin Vee may not maintain as much insurance coverage as other original equipment manufacturers do, and in some cases, Twin Vee may not maintain any at all. Additionally, the policies that Twin Vee have may include significant deductibles, and Twin Vee cannot be certain that Twin Vee’s insurance coverage will be sufficient to cover all or any future claims against us. A loss that is uninsured or exceeds policy limits may require Twin Vee to pay substantial amounts, which could adversely affect Twin Vee’s financial condition and results of operations. Further, insurance coverage may not continue to be available to Twin Vee or, if available, may be at a significantly higher cost, especially if insurance providers perceive any increase in Twin Vee’s risk profile in the future.

Intellectual Property Risks

Forza’s patent applications may not issue as patents, which may have a material adverse effect on its ability to prevent others from commercially exploiting products similar to its products.

Forza cannot be certain that it is the first inventor of the subject matter to which it has filed a particular patent application, or that it is the first party to file such a patent application. If another party has filed a patent application for the same subject matter as it has, it may not be entitled to the protection sought by the patent application. Further, the scope of protection of issued patent claims is often difficult to determine. As a result, Twin Vee cannot be certain that the patent applications that Forza files will issue, or that Twin Vee’s issued patents will afford protection against competitors with similar technology. In addition, its competitors may design around Forza’s issued patents, which may adversely affect its and Twin Vee’s business, prospects, financial condition, results of operations, and cash flows.

Twin Vee and Forza may not be able to prevent others from unauthorized use of Twin Vee’s intellectual property, which could harm Twin Vee’s business and competitive position.

Twin Vee and Forza may not be able to prevent others from unauthorized use of Twin Vee’s intellectual property, which could harm Twin Vee’s and Forza’s business and competitive position. Twin Vee and Forza rely on a combination of patent, trade secret (including those in Twin Vee’s know-how), and other intellectual property laws, as well as employee and third-party nondisclosure agreements, intellectual property licenses, and other contractual rights to establish and protect rights in Twin Vee’s technology and intellectual property. Twin Vee’s and Forza’s patent or trademark applications may not be granted, any patents or trademark registrations that may be issued to us may not sufficiently protect Twin Vee’s and Forza’s intellectual property and any of Twin Vee’s or Forza’s issued patents, trademark registrations or other intellectual property rights may be challenged by third parties. Any of these scenarios may result in limitations in the scope of Twin Vee’s or Forza’s intellectual property or restrictions on Twin Vee’s or Forza’s use of Twin Vee’s intellectual property or may adversely affect the conduct of Twin Vee’s or Forza’s business. Despite Twin Vee’s or Forza’s efforts to protect Twin Vee’s or Forza’s intellectual property rights, third parties may attempt to copy or otherwise obtain and use Twin Vee’s or Forza’s intellectual property or seek court declarations that they do not infringe upon Twin Vee’s or Forza’s intellectual property rights. Monitoring unauthorized use of Twin Vee’s or Forza’s intellectual property is difficult and costly, and the steps Twin Vee and Forza have taken or will take to prevent misappropriation may not be successful. From time to time, Twin Vee and Forza may have to resort to litigation to enforce Twin Vee’s intellectual property rights, which could result in substantial costs and diversion of Twin Vee’s resources.

Patent, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, Twin Vee’s and Forza’s intellectual property rights may not be as strong or as easily enforced outside of the United States. Failure to adequately protect Twin Vee’s and Forza’s intellectual property rights could result in competitors offering similar products, potentially resulting in the loss of some of competitive advantage and a decrease in Twin Vee’s and Forza’s revenue which would adversely affect Twin Vee’s business, prospects, financial condition, results of operations, and cash flows.

If Forza’s patents expire or are not maintained, Forza’s patent applications are not granted or patent rights are contested, circumvented, invalidated or limited in scope, Forza may not be able to prevent others from selling, developing or exploiting competing technologies or products, which could have a material adverse effect on its and Twin Vee’s business, prospects, financial condition, results of operations, and cash flows.

Forza cannot assure that its pending applications will issue as patents. Even if its patent applications issue into patents, these patents may be contested, circumvented or invalidated in the future. In addition, the rights granted under any issued patents may not provide us with adequate protection or competitive advantages. The claims under any patents that issue from Forza’s patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to Forza’s technology. The intellectual property rights of others could also bar Forza from licensing and exploiting any patents that issue from Forza’s pending applications. Numerous patents and pending patent applications owned by others exist in the fields in which Forza has developed and are developing its technology. Many of these existing patents and patent applications might have priority over its patent applications and could subject its patents to invalidation or its patent applications to rejection. Finally, in addition to patents and patent applications that were filed before its patents and patent applications, any of its existing or future patents may also be challenged by others on the basis that they are invalid or unenforceable.

Twin Vee and Forza may in the future become, subject to claims that Twin Vee or Twin Vee’s employees have wrongfully used or disclosed alleged trade secrets of Twin Vee’s or Forza’s employees’ former employers.

Many of Twin Vee’s and Forza’s employees were previously employed by other companies with similar or related technology, products or services. Twin Vee and Forza are, and may in the future become, subject to claims that Twin Vee, they or these employees have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of former employers. Litigation may be necessary to defend against these claims. If Twin Vee or Forza fail to defend such claims, Twin Vee or they may be forced to pay monetary damages or be enjoined from using certain technology, products, services or knowledge. Even if Twin Vee or they are successful in defending against these claims, litigation could result in substantial costs and demand on management resources.

Twin Vee’s and Forza’s use of open-source software in their applications could subject their proprietary software to general release, adversely affect their ability to sell their and Forza’s services and subject us to possible litigation, claims or proceedings.

Twin Vee plans and Forza had planned to use open-source software in connection with the development and deployment of Twin Vee’s and Forza’s products and services. Companies that use open-source software in connection with their products have, from time to time, faced claims challenging the use of open-source software and/or compliance with open-source license terms. As a result, Twin Vee or Forza could be subject to suits by parties claiming ownership of what are believed to be open-source software or claiming noncompliance with open- source licensing terms. Some open-source software licenses may require users who distribute proprietary software containing or linked to open- source software to publicly disclose all or part of the source code to such proprietary software and/or make available any derivative works of the open-source code under the same open- source license, which could include proprietary source code. In such cases, the open- source software license may also restrict us or Forza from charging fees to licensees for their use of Twin Vee’s or Forza’s software. While Twin Vee and Forza will monitor the use of open-source software and try to ensure that open-source software is not used in a manner that would subject Twin Vee’s or Forza’s proprietary source code to these requirements and restrictions, such use could inadvertently occur, in part because open-source license terms are often ambiguous and have generally not been interpreted by U.S. or foreign courts.

Further, in addition to risks related to license requirements, use of certain open-source software carries greater technical and legal risks than does the use of third-party commercial software. For example, open-source software is generally provided as-is without any support or warranties or other contractual protections regarding infringement or the quality of the code, including the existence of security vulnerabilities. To the extent that Twin Vee’s or Forza’s platformer the platform of Twin Vee’s subsidiaries depends upon the successful operation of open-source software, any undetected errors or defects in open-source software that Twin Vee or Forza use could prevent the deployment or impair the functionality of Twin Vee’s systems and injure Twin Vee’s reputation. In addition, the public availability of such software may make it easier for attackers to target and compromise Twin Vee’s or Forza’s platform through cyber-attacks. Any of the foregoing risks could materially and adversely affect Twin Vee’s and Forza’s business, prospects, financial condition, results of operations, and cash flows.

A significant portion of Twin Vee’s and Forza’s intellectual property is not protected through patents or formal copyright registration. As a result, neither Twin Vee nor Forza have the full benefit of patent or copyright laws to prevent others from replicating Twin Vee’s or Forza’s products, product candidates and brands.

Twin Vee has not protected Twin Vee’s intellectual property rights with respect to Twin Vee’s gas-powered boats through patents or formal copyright registration, and Twin Vee does not currently have any patent applications pending. There can be no assurance that any patent will issue or if issued that the patent will protect Twin Vee’s intellectual property. As a result, Twin Vee may not be able to protect Twin Vee’s intellectual property and trade secrets or prevent others from independently developing substantially equivalent proprietary information and techniques or from otherwise gaining access to Twin Vee’s intellectual property or trade secrets. In such an instance, Twin Vee’s competitors could produce products that are nearly identical to ours or Forza’s resulting in us selling less products or generating less revenue from Twin Vee’s or Forza’s sales.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

Twin Vee and Forza rely on trade secrets, know-how and technology, which are not protected by patents, to protect the intellectual property behind Twin Vee’s boats and the intellectual property behind Forza’s electric powertrain and for the construction of its boats. Twin Vee and Forza have recently begun to use confidentiality agreements with Twin Vee’s and its collaborators, employees, consultants, outside collaborators and other advisors to protect its proprietary technology and processes. Twin Vee and Forza intend to use such agreements in the future, but these agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases Twin Vee and Forza could not assert any trade secret rights against such party. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Twin Vee’s proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect Twin Vee’s or Forza’s competitive business position.

Twin Vee and Forza may need to defend themselves against patent, copyright or trademark infringement claims, which may be time-consuming and would cause us and Forza to incur substantial costs.

The status of the protection of Twin Vee’s and Forza’s intellectual property is unsettled as Twin Vee and Forza do not have any issued patents, registered trademarks or registered copyrights for most of Twin Vee’s and Forza’s intellectual property and other than three design, five utility and two full non-provisional patent applications, neither Twin Vee nor Forza have applied for the same. Companies, organizations or individuals, including Twin Vee’s competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with Twin Vee’s or Forza’s ability to make, use, develop, sell or market Twin Vee’s powerboats and electric powertrains or use third-party components, which could make it more difficult for us or Forza to operate. From time to time, Twin Vee or Forza may receive communications from third parties that allege Twin Vee’s or Forza’s products or components thereof are covered by their patents or trademarks or other intellectual property rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If Twin Vee or Forza are determined to have infringed upon a third party’s intellectual property rights, Twin Vee or Forza may be required to do one or more of the following:

●	cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;

●	pay substantial damages;

●	seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

●	redesign Twin Vee’s boats or other goods or services to avoid infringing the third-party intellectual property;

●	establish and maintain alternative branding for Twin Vee’s products and services; or

●	find-third providers of any part or service that is the subject of the intellectual property claim.

In the event of a successful claim of infringement against Twin Vee or Forza and Twin Vee’s or Forza’s failure or inability to obtain a license to the infringed technology or other intellectual property right, Twin Vee’s business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Risks Related to the Boating Industry

Demand in the powerboat industry is highly volatile.

Volatility of demand in the powerboat industry, especially for recreational powerboats and electric powerboats, may materially and adversely affect Twin Vee’s business, prospects, operating results and financial condition. The markets in which Twin Vee will be competing have been subject to considerable volatility in demand in recent periods. Demand for recreational powerboat and electric powerboat sales depends to a large extent on general, economic and social conditions in a given market. Historically, sales of recreational powerboats decrease during economic downturns. Twin Vee has fewer financial resources than more established powerboat manufacturers to withstand adverse changes in the market and disruptions in demand.

General economic conditions, particularly in the U.S., affect Twin Vee’s industry, demand for Twin Vee’s products and Twin Vee’s business, and results of operations.

Demand for premium boat brands has been significantly influenced by weak economic conditions, low consumer confidence, high unemployment, and increased market volatility worldwide, especially in the U.S. In times of economic uncertainty and contraction, consumers tend to have less discretionary income and tend to defer or avoid expenditures for discretionary items, such as Twin Vee’s products. Sales of Twin Vee’s products are highly sensitive to personal discretionary spending levels. Twin Vee’s business is cyclical in nature and its success is impacted by economic conditions, the overall level of consumer confidence and discretionary income levels. Any substantial deterioration in general economic conditions that diminishes consumer confidence or discretionary income may reduce Twin Vee’s sales and materially adversely affect Twin Vee’s business, financial condition and results of operations. Twin Vee cannot predict the duration or strength of an economic recovery, either in the U.S. or in the specific markets where Twin Vee sell Twin Vee’s products. Corporate restructurings, layoffs, declines in the value of investments and residential real estate, higher gas prices, higher interest rates, and increases in federal and state taxation may each materially adversely affect Twin Vee’s business, financial condition, and results of operations.

Consumers often finance purchases of Twin Vee’s products. Although consumer credit markets have improved, consumer credit market conditions continue to influence demand, especially for boats, and may continue to do so. There continue to be fewer lenders, tighter underwriting and loan approval criteria, and greater down payment requirements than in the past. If credit conditions worsen, and adversely affect the ability of consumers to finance potential purchases at acceptable terms and interest rates, it could result in a decrease in the sales of Twin Vee’s products.

Global economic conditions could materially adversely impact demand for Twin Vee’s products and services.

Twin Vee’s operations and performance depend significantly on economic conditions. Global financial conditions continue to be subject to volatility arising from international geopolitical developments and global economic phenomenon, as well as general financial market turbulence, including a significant recent market reaction to the novel coronavirus (COVID-19), resulting in a significant reduction in many major market indices. Uncertainty about global economic conditions could result in material adverse effects on Twin Vee’s business, results of operations or financial condition. Access to public financing and credit can be negatively affected by the effect of these events on U.S. and global credit markets. The health of the global financing and credit markets may affect Twin Vee’s ability to obtain equity or debt financing in the future and the terms at which financing, or credit is available to us. These instances of volatility and market turmoil could adversely affect Twin Vee’s operations and the trading price of Twin Vee’s common shares resulting in:

●	customers postponing purchases of Twin Vee’s products and services in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for Twin Vee’s products and services; and

●	third-party suppliers being unable to produce parts and components for Twin Vee’s products in the same quantity or on the same timeline or being unable to deliver such parts and components as quickly as before or subject to price fluctuations, which could have a material adverse effect on Twin Vee’s production or the cost of such production.

Risks Relating to Ownership of Twin Vee’s Common Stock

Terms of subsequent financings may adversely impact your investment.

Twin Vee may have to engage in common equity, debt, or preferred stock financing in the future. Investors rights and the value of their investment in Twin Vee’s securities could be reduced. Interest on debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of Twin Vee Common Stock. In addition, if Twin Vee needs to raise more equity capital from the sale of Twin Vee Common Stock , institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of prior investors investment. Twin Vee Common Stock which Twin Vee sells could be sold into any market which develops, which could adversely affect the market price.

If securities analysts do not publish research or reports about Twin Vee’s company, or if they issue unfavorable commentary about Twin Vee or Twin Vee’s industry or downgrade Twin Vee’s Common Stock, the price of Twin Vee’s Common Stock could decline.

The trading market for Twin Vee’s Common Stock will depend in part on the research and reports that third-party securities analysts publish about Twin Vee and Twin Vee’s industry. Twin Vee may be unable or slow to attract research coverage and if one or more analysts cease coverage of Twin Vee, Twin Vee could lose visibility in the market. In addition, one or more of these analysts could downgrade Twin Vee’s Common Stock or issue other negative commentary about Twin Vee or Twin Vee’s industry. As a result of one or more of these factors, the trading price of Twin Vee’s Common Stock could decline.

The obligations associated with being a public company will require significant resources and management attention, which may divert from Twin Vee’s business operations.

As a result of Twin Vee’s initial public offering, Twin Vee is subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that Twin Vee file annual, quarterly, and current reports with respect to Twin Vee’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that Twin Vee establish and maintain effective internal controls and procedures for financial reporting. As a result, Twin Vee has and will continue to incur significant legal, accounting, and other expenses that Twin Vee did not previously incur.

Twin Vee has identified weaknesses in Twin Vee’s internal controls, and Twin Vee cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

As a public company, Twin Vee is subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act. The requirements of these rules and regulations continue to increase Twin Vee’s legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on Twin Vee’s personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that Twin Vee maintains effective disclosure controls and procedures, and internal control over financial reporting.

As of June 30, 2024, Twin Vee did not yet have effective disclosure controls and procedures, or internal controls over all aspects of Twin Vee’s financial reporting. Twin Vee is continuing to develop and refine Twin Vee’s disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that Twin Vee will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and in accordance with GAAP. Twin Vee’s management is responsible for establishing and maintaining adequate internal control over Twin Vee’s financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. Twin Vee will be required to expend time and resources to further improve Twin Vee’s internal controls over financial reporting, including by expanding Twin Vee’s staff. However, Twin Vee cannot assure you that Twin Vee’s internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

Twin Vee will be required to expend time and resources to further improve Twin Vee’s internal controls over financial reporting, including by expanding Twin Vee’s staff. However, Twin Vee cannot assure investors that Twin Vee’s internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

Twin Vee is in the process of hiring additional staff and providing them with the required training, Twin Vee continues to engage outside consultants with appropriate experience in GAAP presentation, especially of complex instruments, to devise and implement effective disclosure controls and procedures, or internal controls. Twin Vee will be required to spend time and resources hiring and engaging additional staff and outside consultants with the appropriate experience to remedy these weaknesses. Twin Vee cannot assure investors that management will be successful in locating and retaining appropriate candidates; that newly engaged staff or outside consultants will be successful in remedying material weaknesses thus far identified or identifying material weaknesses in the future; or that appropriate candidates will be located and retained prior to these deficiencies resulting in material and adverse effects on Twin Vee’s business.

Twin Vee’s current controls and any new controls that Twin Vee develops may become inadequate because of changes in conditions in Twin Vee’s business, including increased complexity resulting from Twin Vee’s international expansion. Further, weaknesses in Twin Vee’s disclosure controls or Twin Vee’s internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm Twin Vee’s operating results or cause Twin Vee to fail to meet Twin Vee’s reporting obligations and may result in a restatement of Twin Vee’s financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of Twin Vee’s internal control over financial reporting that Twin Vee will eventually be required to include in Twin Vee’s periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in Twin Vee’s reported financial and other information, which would likely have a negative effect on the market price of Twin Vee’s common stock.

Twin Vee’s independent registered public accounting firm is not required to audit the effectiveness of Twin Vee’s internal control over financial reporting until after Twin Vee are no longer an “emerging growth company” as defined in the JOBS Act. At such time, Twin Vee’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Twin Vee’s internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on Twin Vee’s business and operating results and cause a decline in the market price of Twin Vee’s common stock.

Twin Vee’s failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as a public company could have a material adverse effect on Twin Vee’s business and share price.

Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of Twin Vee’s internal control over financial reporting and Twin Vee’s management is required to report on the effectiveness of Twin Vee’s internal control over financial reporting for such year. Additionally, once Twin Vee is no longer an emerging growth company, as defined by the JOBS Act, Twin Vee’s independent registered public accounting firm will be required pursuant to Section 404(b) of the Sarbanes-Oxley Act to attest to the effectiveness of Twin Vee’s internal control over financial reporting on an annual basis. The rules governing the standards that must be met for Twin Vee’s management to assess Twin Vee’s internal control over financial reporting are complex and require significant documentation, testing, and possible remediation.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Twin Vee is in the process of reviewing, documenting, and testing Twin Vee’s internal control over financial reporting, but Twin Vee is not currently in compliance with, and Twin Vee cannot be certain when Twin Vee will be able to implement, the requirements of Section 404(a). Twin Vee may encounter problems or delays in implementing any changes necessary to make a favorable assessment of Twin Vee’s internal control over financial reporting. In addition, Twin Vee may encounter problems or delays in completing the implementation of any public accounting firm after Twin Vee cease to be an emerging growth company. If Twin Vee cannot favorably assess the effectiveness of Twin Vee’s internal control over financial reporting, or if Twin Vee’s independent registered public accounting firm is unable to provide an unqualified attestation report on Twin Vee’s internal controls after Twin Vee ceases to be an emerging growth company, investors could lose confidence in Twin Vee’s financial information and the price of Twin Vee’s common stock could decline.

Additionally, the existence of the material weakness has required management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in Twin Vee’s internal control over financial reporting could also result in errors in Twin Vee’s financial statements that could require us to restate Twin Vee’s financial statements, cause us to fail to meet Twin Vee’s reporting obligations, and cause stockholders to lose confidence in Twin Vee’s reported financial information, all of which could materially and adversely affect Twin Vee’s business and share price.

For as long as Twin Vee is an emerging growth company, Twin Vee will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about Twin Vee’s executive compensation, that apply to other public companies.

Twin Vee is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Twin Vee is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in Twin Vee’s periodic reports and proxy statements, and (iii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and of stockholder approval of any golden parachute payments not previously approved. Twin Vee has elected to adopt these reduced disclosure requirements. Twin Vee cannot predict if investors will find Twin Vee’s Common Stock less attractive as a result of Twin Vee’s taking advantage of these exemptions and as a result, there may be a less active trading market for Twin Vee’s Common Stock and Twin Vee’s stock price may be more volatile.

Twin Vee could remain an “emerging growth company” for up to five years or until the earliest of (a) the last day of the first fiscal year in which Twin Vee’s annual gross revenues exceed $1.235 billion, (b) the date that Twin Vee becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of Twin Vee’s common stock that is held by non-affiliates exceeds $700 million as of the last business day of Twin Vee’s most recently completed fiscal quarter, and (c) the date on which Twin Vee has issued more than $1 billion in non-convertible debt securities during the preceding three-year period.

Twin Vee is also a “smaller reporting company” as defined in the Exchange Act, and has elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that Twin Vee continues to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after Twin Vee cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to Twin Vee as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about Twin Vee’s executive compensation arrangements. Twin Vee will continue to be a “smaller reporting company” until Twin Vee has $250 million or more in public float (based on Twin Vee’s common stock) measured as of the last business day of Twin Vee’s most recently completed second fiscal quarter or, in the event Twin Vee has no public float (based on Twin Vee’s common stock) or a public float (based on Twin Vee’s common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

Twin Vee’s failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a de-listing of Twin Vee’s common stock.

The shares of Twin Vee’s Common Stock are listed for trading on The Nasdaq Capital Market under the symbol “VEEE.” If Twin Vee fails to satisfy the continued listing requirements of The Nasdaq Capital Market, such as the corporate governance requirements, the stockholder’s equity requirement, or the minimum closing bid price requirement, The Nasdaq Capital Market may take steps to de-list Twin Vee’s Common Stock. Such a de-listing or even notification of failure to comply with such requirements would likely have a negative effect on the price of Twin Vee’s Common Stock and would impair your ability to sell or purchase Twin Vee’s Common Stock when you wish to do so. In the event of a de-listing, Twin Vee would take actions to restore Twin Vee’s compliance with The Nasdaq Capital Market’s listing requirements, but Twin Vee can provide no assurance that any such action taken by us would allow Twin Vee’s Common Stock to become listed again, stabilize the market price, improve the liquidity of Twin Vee’s Common Stock, prevent Twin Vee’s Common Stock from dropping below The Nasdaq Capital Market minimum bid price requirement, or prevent future non-compliance with The Nasdaq Capital Market’s listing requirements.

On May 10, 2024, Twin Vee received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that for the preceding 30 consecutive business days (March 28, 2024 through May 9, 2024), Twin Vee’s common stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by Nasdaq Listing Rule 5550(a)(2). The notice has no immediate effect on the listing or trading of the Company’s common stock and the common stock will continue to trade on The Nasdaq Capital Market under the symbol “VEEE.”

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Twin Vee has a compliance period of 180 calendar days, or until November 6, 2024, to regain compliance with Nasdaq Listing Rule 5550(a)(2). Compliance is generally achieved by meeting the price requirement for a minimum of 10 consecutive business days. However, Nasdaq may, in its discretion, require a company to satisfy the applicable price-based requirement for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that a company has demonstrated an ability to maintain long-term compliance.

If, however, Twin Vee does not achieve compliance with the Minimum Bid Price Requirement by November 6, 2024, Twin Vee may be eligible for additional time to comply. In order to be eligible for such additional time, Twin Vee will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and must notify Nasdaq in writing of Twin Vee’s intention to cure the deficiency during the second compliance period.

Twin Vee intends to actively monitor the bid price of Twin Vee’s common stock and will consider available options to regain compliance with the Nasdaq listing requirements, including such actions as effecting a reverse stock split to maintain Twin Vee’s Nasdaq listing.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Twin Vee’s Common Stock is listed on The Nasdaq Capital Market, it is a covered security. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if Twin Vee were to be delisted from The Nasdaq Capital Market, Twin Vee’s Common Stock would cease to be recognized as a covered security and Twin Vee would be subject to regulation in each state in which Twin Vee offers Twin Vee’s securities.

Twin Vee’s stock price has fluctuated in the past, has recently been volatile, and may be volatile in the future, and as a result, investors in Twin Vee’s Common Stock could incur substantial losses.

Investors should consider an investment in Twin Vee’s Common Stock risky and invest only if they can withstand a significant loss and wide fluctuations in the market value of their investment. Investors who purchase Twin Vee’s Common Stock may not be able to sell their shares at or above the purchase price. Twin Vee’s stock price has been volatile and may be volatile in the future. The price of Twin Vee’s Common Stock has experienced volatility. On January 20, 2023, the closing price of Twin Vee’s Common Stock on the Nasdaq was $1.33 per share, on September 30, 2024, the closing price of Twin Vee’s common stock on the Nasdaq was $0.60 per share It is possible that an active trading market will not continue or be sustained, which could make it difficult for investors to sell their shares of Twin Vee’s Common Stock at an attractive price or at all. The stock market in general has been, and the market price of Twin Vee’s Common Stock in particular, will likely be subject to fluctuation, whether due to, or irrespective of, Twin Vee’s operating results and financial condition. The market price of Twin Vee’s Common Stock may fluctuate as a result of a number of factors, some of which are beyond Twin Vee’s control, including, but not limited to:

●	actual or anticipated variations in Twin Vee’s and Twin Vee’s competitors’ results of operations and financial condition;
●	market acceptance of Twin Vee’s products;
●	the mix of products that Twin Vee sells and related services that Twin Vee provides;
●	changes in earnings estimates or recommendations by securities analysts, if Twin Vee’s Common Stock is covered by analysts;
●	development of technological innovations or new competitive products by others;
●	announcements of technological innovations or new products by us;
●	Twin Vee’s failure to achieve a publicly announced milestone;
●	delays between Twin Vee’s expenditures to develop and market new or enhanced products and the generation of sales from those products;
●	developments concerning intellectual property rights, including Twin Vee’s involvement in litigation;
●	Twin Vee’s sale or proposed sale, or the sale by Twin Vee’s significant shareholders, of Twin Vee’s Common Stock or other securities in the future
●	changes in key personnel;
●	success or failure of Twin Vee’s research and development projects or those of Twin Vee’s competitors;
●	the trading volume of Twin Vee’s Common Stock; and
●	general economic and market conditions and other factors, including factors unrelated to Twin Vee’s operating performance.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of Twin Vee’s Common Stock and result in substantial losses being incurred by Twin Vee’s investors. In the past, following periods of market volatility, public company shareholders have often instituted securities class action litigation. If Twin Vee were involved in securities litigation, it could impose a substantial cost upon us and divert the resources and attention of Twin Vee’s management from Twin Vee’s business.

Twin Vee’s Common Stock has often been thinly traded, so investors may be unable to sell at or near ask prices or at all if investors need to sell shares to raise money or otherwise desire to liquidate their shares.

To date, there have been many days on which limited trading of Twin Vee’s Common Stock took place. Twin Vee cannot predict the extent to which investors’ interests will lead to an active trading market for Twin Vee’s Common Stock or whether the market price of Twin Vee’s Common Stock will be volatile. If an active trading market does not develop, investors may have difficulty selling Twin Vee’s Common Stock. Twin Vee is likely to be too small to attract the interest of many brokerage firms and analysts. Twin Vee cannot give investors any assurance that an active public trading market for Twin Vee’s Common Stock will develop or be sustained. The market price of Twin Vee’s Common Stock could be subject to wide fluctuations in response to quarterly variations in Twin Vee’s revenues and operating expenses, announcements of new products or services by us, significant sales of Twin Vee’s Common Stock, including “short” sales, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in Twin Vee’s markets or general economic conditions.

Twin Vee does not intend to pay dividends on Twin Vee’s Common Stock for the foreseeable future.

Twin Vee presently has no intention to pay dividends on Twin Vee’s Common Stock at any time in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of Twin Vee’s board of directors and will depend on, among other things, Twin Vee’s results of operations, financial condition, cash requirements, contractual restrictions, and other factors that Twin Vee’s board of directors may deem relevant. Furthermore, Twin Vee’s ability to declare and pay dividends may be limited by instruments governing future outstanding indebtedness Twin Vee may incur.

FINRA sales practice requirements may limit your ability to buy and sell Twin Vee’s common shares, which could depress the price of Twin Vee’s shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy Twin Vee’s common shares, which may limit an investor’s ability to buy and sell Twin Vee’s shares, have an adverse effect on the market for Twin Vee’s shares and, thereby, depress their market prices.

Provisions in Twin Vee’s corporate charter documents and under Delaware law could make an acquisition of Twin Vee’s company, which may be beneficial to Twin Vee’s stockholders, more difficult and may prevent attempts by Twin Vee’s stockholders to replace or remove Twin Vee’s current management.

Provisions in Twin Vee’s corporate charter and Twin Vee’s bylaws may discourage, delay or prevent a merger, acquisition or other change in control of Twin Vee’s company that stockholders may consider favorable, including transactions in which an investor might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Twin Vee’s common stock, thereby depressing the market price of Twin Vee’s common stock. In addition, because Twin Vee’s Board of Directors is responsible for appointing the members of Twin Vee’s management team, these provisions may frustrate or prevent any attempts by Twin Vee’s stockholders to replace or remove Twin Vee’s current management by making it more difficult for stockholders to replace members of Twin Vee’s Board of Directors. Among other things included in these provisions:

●	Twin Vee’s Board of Directors is divided into three classes, one class of which is elected each year by Twin Vee’s stockholders with the directors in each class to serve for a three-year term;

●	the authorized number of directors can be changed only by resolution of Twin Vee’s Board of Directors;

●	directors may be removed only by the affirmative vote of the holders of at least sixty percent (60%) of Twin Vee’s voting stock, whether for cause or without cause;

●	Twin Vee’s bylaws may be amended or repealed by Twin Vee’s Board of Directors or by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of Twin Vee’s stockholders;

●	stockholders may not call annual meetings of the stockholders or fill vacancies on the Twin Vee Board of Directors;

●	Twin Vee’s Board of Directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a ”poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that Twin Vee’s Board of Directors does not approve;

●	Twin Vee’s stockholders do not have cumulative voting rights, and therefore Twin Vee’s stockholders holding a majority of the shares of common stock outstanding will be able to elect all of Twin Vee’s directors; and

●	Twin Vee’s stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Moreover, because Twin Vee is incorporated in Delaware, Twin Vee is governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of Twin Vee’s outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of Twin Vee’s outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Twin Vee’s Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for certain types of state actions that may be initiated by Twin Vee’s stockholders, which could limit Twin Vee’s stockholders’ ability to obtain a favorable judicial forum for disputes with us or Twin Vee’s directors, officers, or employees

Twin Vee’s Certificate of Incorporation provides that, unless Twin Vee consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Twin Vee’s directors, officers, or other employees to us or Twin Vee’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or Twin Vee’s certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or Twin Vee’s directors, employees, control persons, underwriters, or agents, which may discourage lawsuits against us and Twin Vee’s directors, employees, control persons, underwriters, or agents. Additionally, a court could determine that the exclusive forum provision is unenforceable, and Twin Vee’s stockholders will not be deemed to have waived Twin Vee’s compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find these provisions of Twin Vee’s bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Twin Vee may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Twin Vee’s business, financial condition, or results of operations.

RISKS RELATED TO FORZA

Forza is a start-up entity and was expected to incur significant expenses and continuing losses for the foreseeable future.

Forza is a start-up entity and has had very limited operations to date. To date, Forza has not completed the development of its electric boats or electric outboard motor. Three different protypes of the electric boat have been built. The design phase of Forza’s outboard motor was completed and was most recently in the prototype phase before the decision to wind down operations. The estimated costs and timelines that we have developed to design and complete the design and engineering of the FX1 sport boat and its outboard electric motor and then reach full scale commercial production are subject to inherent risks and uncertainties involved in the transition from a start-up company focused on research and development activities to the large-scale manufacture and sale of vehicles. Forza did not expect to be profitable for the foreseeable future and anticipated incurring significant costs to continue to develop its boats. There can be no assurance that Forza’s estimates related to the costs and timing necessary to complete the design and engineering of a commercially viable electric boat and its outboard electric motor, will prove accurate. These are complex processes that may be subject to delays, cost overruns and other unforeseen issues. In addition, Forza had engaged in limited marketing activities to date, so even if it were able to bring an electric boat or other commercial products to market, on time and on budget, there could be no assurance that customers would embrace its products in significant numbers. Accordingly, On July 11, 2024, the Forza Board of Directors determined to discontinue and wind down Forza’s business related to the development and sale of electric boats utilizing its proprietary outboard electric motor. Even if it were able to successfully develop its boats and attract customers, there can be no assurance that Forza will be financially successful.

There is substantial doubt about Forza’s ability to continue as a going concern. Forza’s independent registered public accounting firm has expressed doubt about its ability to continue as a going concern.

The report of Forza’s independent registered public accounting firm contains a note stating that the accompanying financial statements have been prepared assuming Forza will continue as a going concern. During the six months ended June 30, 2024 and 2023, Forza incurred a net loss of $3,999,391 and $3,488,786, respectively and used cash in operations of $1,5526,246 and $2,882,869, respectively. During the year ended December 31, 2023, Forza incurred a net loss of $5,933,113 and used cash in operations of $4,150,280. Losses have principally occurred as the result of Forza’s research and development efforts coupled with a lack of operating revenue. Until Forza begins generating revenue, there is doubt about its ability to become a going concern in the future.

Forza’s limited operating history makes it difficult to evaluate its future business prospects.

Forza is a company with an extremely limited operating history and has not generated any revenue from sales of its boats or other products and services to date. As Forza’s Board of Directors determined to discontinue and wind down Forza’s business related to the development and sale of electric boats utilizing its proprietary outboard electric motor it is difficult, if not impossible, to forecast its future results, and Forza has limited insight into trends that may emerge and affect its business.

Forza has identified material weaknesses in Forza’s internal controls, and Forza cannot provide assurances that these weaknesses will be effectively remediated or that additional material weaknesses will not occur in the future.

As a public company, Forza is subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act. Forza expects that the requirements of these rules and regulations will continue to increase Forza’s legal, accounting and financial compliance costs, make some activities more difficult, time consuming and costly, and place significant strain on Forza’s personnel, systems and resources while Forza remains a public stand alone company .

The Sarbanes-Oxley Act requires, among other things, that Forza maintains effective disclosure controls and procedures, and internal controls over financial reporting.

Forza does not yet have effective disclosure controls and procedures, or internal controls over all aspects of Forza’s financial reporting. Forza is continuing to develop and refine Forza’s internal controls over financial reporting. Forza’s management is responsible for establishing and maintaining adequate internal control over Forza’s financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. Forza will be required to expend time and resources to further improve Forza’s internal controls over financial reporting, including by expanding Forza’s staff. However, Forza cannot assure you that Forza’s internal control over financial reporting, as modified, will enable us to identify or avoid material weaknesses in the future.

Forza has identified material weaknesses in Forza’s internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Forza’s financial statements will not be prevented or detected on a timely basis. The material weaknesses identified to date include that Forza have not yet retained sufficient staff or engaged sufficient outside consultants with appropriate experience in GAAP presentation, especially of complex instruments, to devise and implement effective disclosure controls and procedures, or internal controls.

Forza will be required to expend time and resources to further improve Forza’s internal controls over financial reporting, including by expanding Forza’s staff. However, Forza cannot assure you that Forza’s internal control over financial reporting, as modified, will enable Forza to identify or avoid material weaknesses in the future.

Forza’s current controls and any new controls that Forza develop may become inadequate because of changes in conditions in Forza’s business, including increased complexity resulting from Forza’s international expansion. Further, weaknesses in Forza’s disclosure controls or Forza’s internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm Forza’s operating results or cause us to fail to meet Forza’s reporting obligations and may result in a restatement of Forza’s financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of Forza’s internal control over financial reporting that Forza will eventually be required to include in Forza’s periodic reports that will be filed with the Securities and Exchange Commission (the “SEC”). Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in Forza’s reported financial and other information, which would likely have a negative effect on the market price of Forza’s common stock.

Forza’s independent registered public accounting firm is not required to audit the effectiveness of Forza’s internal control over financial reporting until after Forza is no longer an “emerging growth company” as defined in the JOBS Act and meet other requirements. At such time, Forza’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which Forza’s internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on Forza’s business and operating results and cause a decline in the market price of Forza’s common stock.

Forza is not likely to receive the previously anticipated tax abatement from the Job Development Investment Grant.

On July 28, 2022, Forza received notice that the North Carolina Economic investment committee has approved a Job Development Investment Grant (“JDIG”) providing for reimbursement to it of up to $1,367,100 over a twelve-year period to establish a new manufacturing plant in McDowell County, North Carolina. The receipt of grant funding is conditioned upon Forza investing over $10.5 million in land, buildings and fixtures, infrastructure and machinery and equipment by the end of 2025 and us creating as many as 170 jobs. As a result of Forza’s recent decision to discontinue operations, Forza is not likely to meet the conditions necessary to receive the grant funding. In addition, there can be no assurance that Forza will be able to sell the land and partially constructed building in McDowell County, North Carolina for a purchase price equal to the amount of Forza’s investment in the planned site.

Forza’s outstanding common stock is substantially controlled by Forza’s management.

Twin Vee PowerCats, Co. currently owns 44% of Forza’s outstanding common stock. Joseph Visconti, who currently serves as Forza’s Executive Chairman and Chief of Product Development is also the Chairman of the Board and Chief Executive Officer of Forza’s parent company, Twin Vee PowerCats Co., and is also the Chairman of the Board and Chief Executive Officer of Twin Vee PowerCats Co. Mr. Visconti beneficially owns 29.38% of the outstanding stock of Twin Vee PowerCats Co. As a result of these holdings, Mr. Visconti does and will have significant influence over Forza’s management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Therefore, Twin Vee PowerCats Co. has substantial influence over any election of Forza’s directors and Forza’s operations. It should also be noted that for the most part, authorization to modify Forza’s amended and restated certificate of incorporation, as amended, requires only majority stockholder consent and approval to modify Forza’s amended and restated bylaws requires authorization of only a majority of the board of directors. This concentration of ownership could also have the effect of delaying or preventing a change in Forza’s control. Accordingly, Forza’s Executive Chairman and Chief of Product Development could cause us to enter into transactions or agreements that Forza would not otherwise consider.

In addition, this concentration of ownership may delay or prevent a change in Forza’s control and might affect the market price of Forza’s common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with Forza’s interests or the interests of other stockholders.

Forza’s management overlaps substantially with the management and beneficial owners of Forza’s principal stockholder, which may give rise to potential conflicts of interest.

Several of Forza’s executive officers and directors are also officers and/or directors of Forza’s principal stockholder, Twin Vee PowerCats Co., and certain of such executive officers and directors are, in turn, the principal stockholders of Twin Vee PowerCats Co. For example the Chairman of Forza’s Board of Directors is the Chairman of the Board of Director and Chief Executive Officer of Twin Vee PowerCats Co. and Forza’s interim Chief Financial Officer currently serves as the Chief Financial Officer of Twin Vee PowerCats Co. Accordingly, there may be inherent, albeit non-specific, potential conflicts involved in the participation by members of each company’s management, audit committee, compensation committee, nominating committee and other applicable board committees which will oversee questions of possible conflicts of interest and compensation, notwithstanding Forza’s effort to appoint independent directors that do not have these inherent conflicts. In addition, as a matter of practicality, efficiency and appropriate accounting, the costs of certain services (including salaries of executive officers) are allocated, which creates inter-company obligations.

Forza’s annual and quarterly financial results are subject to significant fluctuations depending on various factors, many of which are beyond Forza’s control.

Forza’s sales and operating results are expected to vary significantly from quarter to quarter and year to year depending on various factors, many of which are beyond Forza’s control. These factors include, but are not limited to:

●	Seasonal consumer demand for Forza’s products;

●	Discretionary spending habits;

●	Changes in pricing in, or the availability of supply in, the powerboat market;

●	Failure to maintain a premium brand image;

●	Disruption in the operation of Forza’s manufacturing facilities;

●	Variations in the timing and volume of Forza’s sales;

●	The timing of Forza’s expenditures in anticipation of future sales;

●	Sales promotions by us and Forza’s competitors;

●	Changes in competitive and economic conditions generally;

●	Consumer preferences and competition for consumers’ leisure time;

●	Impact of unfavorable weather conditions;

●	Changes in the cost or availability of Forza’s labor; and

●	Increased fuel prices.

Due to these and other factors, Forza’s results of operations may decline quickly and significantly in response to changes in order patterns or rapid decreases in demand for Forza’s products. Forza anticipates that fluctuations in operating results will continue in the future.

Forza depends upon Forza’s executive officers, and Forza may not be able to retain them and their knowledge of Forza’s business and technical expertise would be difficult to replace.

Forza’s future success will depend in significant part upon the continued service of Forza’s executive officers. Forza cannot assure you that Forza will be able to continue to attract or retain such persons. Forza does not have an insurance policy on the life of Forza’s Executive Chairman and Chief Executive Officer, and Forza does not have “key person” life insurance policies for any of Forza’s other officers or advisors. The loss of the technical knowledge and management and industry expertise of any of Forza’s key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect Forza’s operating results.

Risks Relating to Ownership of Forza’s Common Stock

Terms of subsequent financings may adversely impact your investment.

Forza may have to engage in common equity, debt, or preferred stock financing in the future if it continues as a stand alone operating company. Stockholders’ rights and the value of any investment in Forza’s securities could be reduced. Interest on debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common shares. In addition, if Forza needs to raise more equity capital from the sale of common shares, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Common shares which Forza sells could be sold into any market which develops, which could adversely affect the market price and could result in dilution to existing shareholders.

Future sales and issuances of Forza’s Common Stock or rights to purchase common stock, including pursuant to Forza’s equity incentive plans and outstanding warrants, could result in additional dilution of the percentage ownership of Forza’s stockholders and could cause Forza’s stock price to fall.

If the Merger is not consummated and Forza continues as a stand alone operating company Forza expects that significant additional capital may be needed in the future to continue operations,. To raise capital, Forza may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner Forza determines from time to time. If Forza sells common stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to Forza’s existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of Forza’s common stock. Pursuant to the Forza X1, Inc. 2022 Stock Incentive Plan (the “2022 Plan”) Forza’s management is authorized to grant equity awards to Forza’s employees, officers, directors and consultants.

Initially, the aggregate number of shares of Forza’s common stock that might be issued pursuant to stock awards under Forza’s 2022 Plan was 1,500,000 shares, which has been since increased to 2,680,398 pursuant to the evergreen provision in the 2022 Plan, and of which 790,481 remain available for grant as of the date hereof. Increases in the number of shares available for future grant or purchase may result in additional dilution, which could cause Forza’s stock price to decline.

The issuance of the shares of common stock underlying the options and warrants will have a dilutive effect on the percentage ownership held by holders of Forza’s common stock.

If securities analysts do not publish research or reports about Forza’s company, or if they issue unfavorable commentary about us or Forza’s industry or downgrade Forza’s common stock, the price of Forza’s common stock could decline.

The trading market for Forza’s common stock will depend in part on the research and reports that third-party securities analysts publish about Forza’s company and Forza’s industry. To date Forza has not been able to attract significant research coverage and if one or more analysts that should cover Forza cease coverage of Forza’s company, Forza could lose visibility in the market. In addition, one or more of these analysts could downgrade Forza’s common stock or issue other negative commentary about Forza’s company or Forza’s industry. As a result of one or more of these factors, the trading price of Forza’s common stock could decline.

The obligations associated with being a public company will require significant resources and management attention, which may divert from Forza’s business operations.

As a result of its initial public offering, Forza is subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that Forza file annual, quarterly, and current reports with respect to Forza’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that Forza establish and maintain effective internal controls and procedures for financial reporting. As a result, Forza will incur significant legal, accounting, and other expenses that Forza did not previously incur.

Forza’s has been advised by The Nasdaq Capital Market that its failure to meet the continued listing requirements of The Nasdaq Capital Market has resulted in a de-listing of Forza’s common stock.

Forza’s shares of common stock are listed for trading on The Nasdaq Capital Market under the symbol “FRZA.” However, Forza has received a letter from Nasdaq notifying it that due to its failure regain compliance with the Nasdaq bid price requirement, the Forza Common Stock will be delisted. Such a de-listing or even notification of failure to comply with such requirements would likely have a negative effect on the price of our common stock and warrants would impair your ability to sell or purchase Forza’s common stock when you wish to do so.

On October 4, 2023, Forza received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying it that for the preceding 30 consecutive business days (August 22, 2023 through October 3, 2023), Forza’s common stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by Nasdaq Listing Rule 5550(a)(2). The notice has no immediate effect on the listing or trading of Forza’s common stock and the common stock will continue to trade on The Nasdaq Capital Market under the symbol “FRZA.”

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Forza was provided a compliance period of 180 calendar days, or until April 1, 2024, to regain compliance with Nasdaq Listing Rule 5550(a)(2).  Forza did not regain compliance with the Minimum Bid Price Requirement by April 1, 2024; however, on April 2, 2024 Forza received written notification from Nasdaq granting our request for a 180-day extension to regain compliance with Nasdaq Listing Rule 5550(a)(2). Compliance is generally achieved by meeting the price requirement for a minimum of 10 consecutive business days. However, Nasdaq may, in its discretion, require a company to satisfy the applicable price-based requirement for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that a company has demonstrated an ability to maintain long-term compliance. If Forza did not regain compliance with the Minimum Bid Price Requirement by September 30, 2024, Nasdaq was expected to provide written notification to Forza that its common stock will be delisted. On October 1, 2024, Nasdaq provided written notification to Forza that the Forza Common Stock will be delisted.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” While Forza’s Common Stock is listed on The Nasdaq Capital Market, its common stock is a covered security. Once delisted, Forza’s Common Stock will no longer be a covered security. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, upon being delisted from The Nasdaq Capital Market, Forza Common Stock will cease to be recognized as covered securities and Forza will be subject to regulation in each state in which it offers its securities, as well as subject to the “penny stock” rules of the SEC, which would make transactions in Forza Common Stock cumbersome and may reduce the value of an investment in the stock.

Rule 15g-9 under the Exchange Act, establishes the definition of a “penny stock,” for the purposes relevant to Forza, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person’s account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

For as long as Forza is an emerging growth company, Forza will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about Forza’s executive compensation, that apply to other public companies.

Forza is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Forza is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in Forza’s periodic reports and proxy statements, and (iii) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and of stockholder approval of any golden parachute payments not previously approved. Forza has elected to adopt these reduced disclosure requirements. Forza cannot predict if investors will find Forza’s common stock less attractive as a result of Forza’s taking advantage of these exemptions and as a result, there may be a less active trading market for Forza’s common stock and Forza’s stock price may be more volatile.

Forza could remain an “emerging growth company” for up to five years or until the earliest of (a) the last day of the first fiscal year in which Forza’s annual gross revenues exceed $1.235 billion, (b) the date that Forza become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of Forza’s common stock that is held by non-affiliates exceeds $700 million as of the last business day of Forza’s most recently completed fiscal quarter, and (c) the date on which Forza have issued more than $1 billion in non-convertible debt securities during the preceding three-year period.

Forza is also a “smaller reporting company” as defined in the Exchange Act and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that Forza continues to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after Forza ceases to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about Forza’s executive compensation arrangements. Forza will continue to be a “smaller reporting company” until Forza have $250 million or more in public float (based on Forza’s common stock) measured as of the last business day of Forza’s most recently completed second fiscal quarter or, in the event Forza has no public float (based on Forza’s common stock) or a public float (based on Forza’s common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

Forza’s common stock price has been and may continue to be volatile or may decline regardless of Forza’s operating performance and you may not be able to resell your shares at or above the price paid for your stock.

The trading price of Forza’s common stock has been and is expected to continue to be volatile and has been and may continue to be subject to wide fluctuations in response to various factors, some of which are beyond Forza’s control, including limited trading volume. On August 12, 2022, the reported closing price of Forza’s common stock was $7.49, while on September 30, 2024 the closing price of Forza’s common stock was $0.319. Forza may incur rapid and substantial decreases in Forza’s stock price in the foreseeable future that are unrelated to Forza’s operating performance for prospects.

Volatility in the market price of Forza’s common stock may prevent stockholders from being able to sell their shares at or above the price they paid for them. Many factors, which are outside Forza’s control, may cause the market price of Forza’s common stock to fluctuate significantly, including those described elsewhere in this “Risk Factors” section and this Joint Proxy Statement/ Prospectus, as well as the following:

●	Forza’s operating and financial performance and prospects;

●	Forza’s quarterly or annual earnings or those of other companies in Forza’s industry compared to market expectations;

●	Conditions that impact demand for Forza’s products;

●	Future announcements concerning Forza’s business or Forza’s competitors’ businesses;

●	The public’s reaction to Forza’s press releases, other public announcements, and filings with the SEC;

●	The size of Forza’s public float;

●	Coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

●	Market and industry perception of Forza’s success, or lack thereof, in pursuing Forza’s growth strategy;

●	Strategic actions by us or Forza’s competitors, such as acquisitions or restructurings;

●	Changes in laws or regulations that adversely affect Forza’s industry or us;

●	Changes in accounting standards, policies, guidance, interpretations, or principles;

●	Changes in senior management or key personnel;

●	Issuances, exchanges or sales, or expected issuances, exchanges or sales of Forza’s capital stock;

●	Changes in Forza’s dividend policy;

●	Adverse resolution of new or pending litigation against us; and

●	Changes in general market, economic, and political conditions in the U.S. and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war, and responses to such events.

As a result, volatility in the market price of Forza’s common stock may prevent investors from being able to sell their common stock at or above the price paid for such shares or at all. These broad market and industry factors may materially reduce the market price of Forza’s common stock, regardless of Forza’s operating performance. In addition, price volatility may be greater if the public float and trading volume of Forza’s common stock is low. As a result, shareholders may suffer a loss on their investment.

Additionally, recently, securities of certain companies have experienced significant and extreme volatility in stock price due to short sellers of shares of common stock, known as a “short squeeze.” These short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies to trade at significantly inflated rates that is disconnected from the underlying value of the company. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those stocks have abated. While Forza has no reason to believe Forza’s shares would be the target of a short squeeze, there can be no assurance that Forza won’t be in the future, and shareholders may lose a significant portion or all of their investment if they purchase Forza’s shares at a rate that is significantly disconnected from Forza’s underlying value.

Forza’s Common Stock has often been thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

To date, there have been many days on which limited trading of Forza’s Common Stock took place. Forza cannot predict the extent to which investors’ interests will lead to an active trading market for Forza’s Common Stock or whether the market price of Forza’s Common Stock will be volatile. If an active trading market does not develop, investors may have difficulty selling any of Forza’s Common Stock that they buy. Forza is likely to be too small to attract the interest of many brokerage firms and analysts. Forza cannot give you any assurance that an active public trading market for Forza’s Common Stock will develop or be sustained. The market price of Forza’s Common Stock could be subject to wide fluctuations in response to quarterly variations in Forza’s revenues and operating expenses, announcements of new products or services by us, significant sales of Forza’s Common Stock, including “short” sales, the operating and stock price performance of other companies that investors may deem comparable to us, and news reports relating to trends in Forza’s markets or general economic conditions.

Forza does not intend to pay dividends on Forza’s common stock for the foreseeable future.

Forza presently has no intention to pay dividends on Forza’s Common Stock at any time in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of Forza’s Board of Directors and will depend on, among other things, Forza’s results of operations, financial condition, cash requirements, contractual restrictions, and other factors that Forza’s Board of Directors may deem relevant. Furthermore, Forza’s ability to declare and pay dividends may be limited by instruments governing future outstanding indebtedness Forza may incur.

FINRA sales practice requirements may limit your ability to buy and sell Forza’s Common Stock, which could depress the price of Forza’s shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy Forza’s Common Stock, which may limit your ability to buy and sell Forza’s shares, have an adverse effect on the market for Forza’s shares and, thereby, depress their market prices.

Volatility in Forza’s Common Stock price may subject Forza to securities litigation.

The market for Forza’s common shares may have, when compared to seasoned issuers, significant price volatility, and Forza expect that Forza’s share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. Forza may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Provisions in Forza’s corporate charter documents and under Delaware law could make an acquisition of Forza, which may be beneficial to Forza’s stockholders, more difficult and may prevent attempts by Forza’s stockholders to replace or remove Forza’s current management.

Provisions in Forza’s corporate charter and Forza’s bylaws may discourage, delay or prevent a merger, acquisition or other change in control of Forza’s company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Forza’s Common Stock, thereby depressing the market price of Forza’s Common Stock. In addition, because Forza’s Board of Directors is responsible for appointing the members of Forza’s management team, these provisions may frustrate or prevent any attempts by Forza’s stockholders to replace or remove Forza’s current management by making it more difficult for stockholders to replace members of Forza’s Board of Directors. Among other things, these provisions:

●	Forza’s Board of Directors is divided into three classes, one class of which is elected each year by Forza’s stockholders with the directors in each class to serve for a three-year term;
●	the authorized number of directors can be changed only by resolution of Forza’s Board of Directors;
●	directors may be removed only by the affirmative vote of the holders of at least sixty percent (60%) of Forza’s voting stock, whether for cause or without cause;
●	Forza’s bylaws may be amended or repealed by Forza’s Board of Directors or by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of Forza’s stockholders;
●	stockholders may not call annual meetings of the stockholders or fill vacancies on the Board of Directors;
●	Forza’s Board of Directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that Forza’s board of directors does not approve;
●	Forza’s stockholders do not have cumulative voting rights, and therefore Forza’s stockholders holding a majority of the shares of common stock outstanding will be able to elect all of Forza’s directors; and
●	Forza’s stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Moreover, because Forza is incorporated in Delaware, Forza is governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of Forza’s outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of Forza’s outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Forza’s amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for certain types of state actions that may be initiated by Forza’s stockholders, which could limit Forza’s stockholders’ ability to obtain a favorable judicial forum for disputes with us or Forza’s directors, officers, or employees.

Forza’s amended and restated certificate of incorporation provides that, unless Forza consents to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Forza’s directors, officers, or other employees to us or Forza’s stockholders, (iii) any action arising pursuant to any provision of the DGCL or Forza’s amended and restated certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or Forza’s directors, employees, control persons, underwriters, or agents, which may discourage lawsuits against us and Forza’s directors, employees, control persons, underwriters, or agents. Additionally, a court could determine that the exclusive forum provision is unenforceable, and Forza’s stockholders will not be deemed to have waived Forza’s compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find these provisions of Forza’s bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Forza may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Forza’s business, financial condition, or results of operations.

Forza presently intends to retain Forza’s earnings, if any, to finance the development and growth of Forza’s business and operations and do not anticipate declaring or paying cash dividends on Forza’s common stock in the foreseeable future.

Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of Forza’s board of directors and will depend on then-existing conditions, including Forza’s operating results, financial condition, contractual restrictions, capital requirements, business prospects, and other factors Forza’s board of directors may deem relevant. See “Risk Factors — Risks Relating to Ownership of Forza’s Common Stock — Forza does not intend to pay dividends on Forza’s Common Stock for the foreseeable future”.”

THE MERGER TRANSACTION

This section and the section entitled “The Merger Agreement” in this Joint Proxy Statement/Prospectus describe the material aspects of the Merger, including the Merger Agreement. While Twin Vee and Forza believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire Joint Proxy Statement/Prospectus for a more complete understanding of the Merger and the Merger Agreement, attached as Annex A to this Joint Proxy Statement/Prospectus, which is herein incorporated by reference.

General

At the Effective Time, Forza will merge with and into a wholly owned subsidiary of Twin Vee, with Forza as surviving entity. Each holder of a share of Forza Common Stock will receive 0.611666275 of a share of Twin Vee Common Stock. See “The Merger Agreement—Merger Consideration.” Based solely upon the outstanding shares of Twin Vee Common Stock on August 12, 2024 and the outstanding shares of Forza Common Stock on August 12, 2024, immediately following the completion of the Merger, Forza stockholders will own approximately 36% of the combined company’s outstanding common stock.

Background of the Merger

On November 15, 2023, Mr. Visconti, Mr. Leffew (Forza’s former Chief Executive Officer), Ms. Gunnerson (Twin Vee’s Chief Financial Officer and Forza’s interim Chief Financial Officer ) and Mr. Schuyler engaged in a telephonic meeting with members of ThinkEquity and Blank Rome LLP to discuss a potential acquisition or Merger of Forza by or with Twin Vee.

On November 30, 2023, management of Twin Vee provided to each of the Twin Vee Board of Directors members and the Forza Board of Directors members a memorandum about a potential Merger of Twin Vee and Forza which included the annual estimated cost savings of $700,000 expected to result from a Merger of Twin Vee and Forza, and the operational efficiencies, which included the elimination of one set of SEC reports each quarter, one annual meeting, etc. and the elimination of the need to retain a Chief Financial Officer for Forza which has been challenging to date.

On December 19, 2023, management of Twin Vee provided to each of the Twin Vee Board of Directors and the Forza Board of Directors a merger proposal that included a discussion of the rationale for the Merger and Merger objectives, legal considerations and proposed management team, an estimate of the costs anticipated to be associated with the Merger and proposed management of the combined company and members of the combined company’s Board of Directors post-merger.

On January 17, 2024, the Forza Board of Directors established a Special Committee in connection with discussing terms of a merger agreement with Twin Vee, Marcia Kull, the only Forza director that does not also serve on the Twin Vee Board of Directors was appointed by Forza’s Board of Directors as the sole member of the Forza Special Committee. The formation of the Forza Special Committee was deemed advisable and in the best interests of Forza and its stockholders because Joseph Visconti, Neil Ross and Kevin Schuyler advised the Forza Board of Directors that as shareholders, officers and/or directors of Twin Vee they have a conflict of interest with respect to the Merger.

Specifically, the Forza Board of Directors delegated to the Forza Special Committee the full power and authority of the Forza Board, to the fullest extent permitted by law, to take actions with respect to the potential Merger with Twin Vee and any review, discussion, consideration, deliberation, examination, investigation, analysis, assessment, evaluation, exploration, response, negotiation, termination, rejection, approval and/or authorization on behalf of Forza it deems necessary in connection with the foregoing including, but not limited to:

A.	the consideration, evaluation, review, discussion and determination whether the potential Merger is appropriate and desirable for Forza at this time and if so, the design, oversight, establishment and implementation of a process related to the potential Merger;
B.	the authorization, monitoring and exercise of general oversight on behalf of Forza of any and all agreements, proceedings and activities of Forza involving, responding to or relating to the potential Merger;
C.	the power and authority on behalf of Forza to formulate, structure, negotiate and document the terms and conditions of the potential Merger;
D.	the power and authority on behalf of Forza to approve and have executed the form of all requisite documentation or agreements involving, responding to or relating to the potential Merger;
E.	the authority to the fullest extent permitted by law to enter into definitive documents and agreements on behalf of Forza with respect to the potential Merger or if not permitted by law to enter into such documents and agreements without Forza Board approval, to recommend such documents and agreements to the Forza Board; and
F.	all such other power and authority that may otherwise be exercised by the Forza Board that the Forza Special Committee may determine is necessary, advisable or appropriate to carry out and fulfill its duties and responsibilities with respect to any potential Merger.

Specifically, the Forza Board resolutions provided that the Forza Board could not approve or take any action with respect to the proposed Merger without the approval of the Forza Special Committee.

On January 17, 2024, the Twin Vee Board of Directors established a Special Committee in connection with discussing terms of a merger agreement with Forza, Bard Rockenbach and Pete Melvin, the only Twin Vee directors who do not also serve on the Forza Board of Directors were appointed by Twin Vee’s Board of Directors as the members of the Twin Vee Special Committee

The formation of the Twin Vee Special Committee was deemed advisable and in the best interests of Twin Vee and its stockholders because Joseph Visconti, Neil Ross, Kevin Schuyler and Preston Yarborough advised the Twin Vee Board of Directors that as shareholders, officers and/or directors of Forza they have a conflict of interest with respect to the Merger proposal.

Specifically, the Twin Vee Board of Directors delegated to the Twin Vee Special Committee the full power and authority of the Twin Vee Board, to the fullest extent permitted by law, to take actions with respect to the proposed Merger with Forza and any review, discussion, consideration, deliberation, examination, investigation, analysis, assessment, evaluation, exploration, response, negotiation, termination, rejection, approval and/or authorization on behalf of Twin Vee it deems necessary in connection with the foregoing including, but not limited to:

A.	the consideration, evaluation, review, discussion and determination whether the proposed Merger is appropriate and desirable for Twin Vee at this time and if so, the design, oversight, establishment and implementation of a process related to the merger proposal;
B.	the authorization, monitoring and exercise of general oversight on behalf of Twin Vee of any and all agreements, proceedings and activities of Twin Vee involving, responding to or relating to the proposed Merger;
C.	the power and authority on behalf of Twin Vee to formulate, structure, negotiate and document the terms and conditions of the proposed Merger;
D.	the power and authority on behalf of Twin Vee to approve and have executed the form of all requisite documentation or agreements involving, responding to or relating to the proposed Merger;
E.	the authority to the fullest extent permitted by law to enter into definitive documents and agreements on behalf of Twin Vee with respect to the merger proposal or if not permitted by law to enter into such documents and agreements without Twin Vee Board approval, to recommend such documents and agreements to the Twin Vee Board; and
F.	all such other power and authority that may otherwise be exercised by the Twin Vee Board that the Twin Vee Special Committee may determine is necessary, advisable or appropriate to carry out and fulfill its duties and responsibilities with respect to any proposed Merger proposal.

Specifically, the Twin Vee Board resolutions provided that the Twin Vee Board could not approve or take any action with respect to the proposed Merger without the approval of the Twin Vee Special Committee.

On April 29, 2024, the Forza Special Committee held a meeting to discuss strategic alternatives, including moving forward with a proposed merger with Twin Vee or a reverse merger.

During the months of April, May, and June 2024, the Forza and Twin Vee management teams and Twin Vee Board of Directors and Forza Board of Directors engaged in conversations with a third party engaged in the life science industry regarding a reverse merger with such third party and Forza with Twin Vee acquiring the assets of Forza. After careful review of the added expenses of the reverse merger, discussions with the third party that a divestiture of Forza assets would be required, the belief that a divestiture of Forza assets to Twin Vee and the issuance of stock of Twin Vee to Forza stockholders in consideration for the assets would result in a taxable event for the Forza stockholders without the receipt of cash to pay taxes, the Forza Board of Directors and Twin Vee Board of Directors determined to abandon the reverse merger.

On June 10, 2024, the Forza Board of Directors held a meeting to reaffirm the Forza Special Committee that was appointed on January 17, 2024.

On June 12, 2024 InteleK was retained by Forza as a financial advisor solely in connection with delivery of a fairness opinion with respect to a possible merger with Twin Vee.

On June 19, 2024, the Forza Board of Directors held a meeting to discuss the potential terms of a merger with Twin Vee.

Later on June 19, 2024, the Twin Vee Board of Directors held a meeting to discuss the potential terms of a merger with Forza.

On June 21, 2024, Houlihan was retained by Twin Vee as a financial advisor solely in connection with delivery of a fairness opinion with respect to a possible merger with Forza.

On June 25, 2024, the Twin Vee Special Committee held a meeting to discuss moving forward with a proposed merger with Forza and terms to be proposed to Forza.

On July 2, 2024, the Forza Special Committee provided the Twin Vee Special Committee with a proposed term sheet for a merger of the two companies.

On July 3, 2024, the Forza Special Committee held a meeting to discuss the proposed term sheet for a merger that the Twin Vee Special Committee provided.

On July 11, 2024, the Board of Directors of Forza determined to discontinue and wind down its business related to the development and sale of electric boats utilizing its proprietary outboard electric motor. Forza announced its intent to explore strategic alternatives, including a potential merger with Twin Vee.

On July 16, 2024, the Forza Special Committee held a meeting to discuss proposing a contingent counteroffer to the Twin Vee offer made on July 2, 2024. After the meeting concluded, the Forza Special Committee presented the contingent counteroffer to the Twin Vee Special Committee.

On July 17, 2024, the Twin Vee Special Committee provided the Forza Special committee with the book value of Twin Vee and Forza and proposed a 36%/64% split.

On July 18, 2024, the Forza Special Committee held a meeting to discuss the proposed 36%/64% split. The Forza Special Committee requested additional information regarding the effect of the recently received property appraisal on Forza’s valuation as well as updated financials. The Forza Special Committee met again to review the revised valuation. After the meeting concluded, the Forza Special Committee accepted the Twin Vee Special Committee offer.

On July 22, 2024, attorneys from Blank Rome LLP provided the Twin Vee Board of Directors with a draft merger agreement between Twin Vee and Forza.

Later, on July 22, 2024, attorneys from Blank Rome LLP provided counsel to Forza with a draft merger agreement between Twin Vee and Forza. Subsequently, counsel to Forza provided the Forza Board of Directors with the draft merger agreement.

On July 31, 2024, Houlihan provided the Twin Vee Special Committee and Twin Vee Board of Directors with an initial draft of the Twin Vee Fairness Opinion.

On August 6, 2024, Houlihan issued the Twin Vee Fairness Opinion and met with the Twin Vee Special Committee and Twin Vee Board of Directors to provide an oral presentation of the Twin Vee Fairness Opinion.

On August 6, 2024, following the presentation of Houlihan to the Twin Vee Special Committee and Twin Vee Board of Directors, the Twin Vee Special Committee and Twin Vee Board of Directors discussed the transaction at length and ultimately accepted the Twin Vee Fairness Opinion, and approved the Merger and the proposed Merger Agreement, including the issuance of the Twin Vee Common Stock to the Forza stockholders pursuant to the terms of the Merger Agreement.

On August 9, 2024, InteleK provided the Forza Special Committee and Forza Board of Directors with an initial draft of the Forza Fairness Opinion.

On August 9, 2024, InteleK issued the Forza Fairness Opinion and met with the Forza Special Committee and Forza Board of Directors to provide an oral presentation of the Forza Fairness Opinion.

On August 9, 2024, following the presentation of InteleK to the Forza Special Committee and Forza Board of Directors, the Forza Special Committee and Forza Board of Directors discussed the transaction at length and ultimately accepted the Forza Fairness Opinion, and approved the Merger and the proposed Merger Agreement.

Following the meetings of the Twin Vee Board of Directors and Forza Board of Directors on August 12, 2024, Forza and Twin Vee exchanged execution copies of the Merger Agreement and delivered the definitive Merger Agreement as of August 12, 2024.

To date, neither the Twin Vee Special Committee nor the Forza Special Committee has been disbanded.

On August 16, 2024, the Compensation Committee of the Twin Vee Board of Directors approved the payment of $10,000 to Bard Rockenbach (Special Committee Chair) and of $5,000 to James Melvin (Special Committee Member) for their efforts in connection the proposed Merger with Forza. The Forza Special Committee member did not receive any compensation for service on such committee but does receive compensation for service on the Board and the other committees of the Board and will receive compensation as a Twin Vee Board member if the Merger is consummated.

On August 16, 2024, the Compensation Committee of the Twin Vee Board of Directors also approved a proposal to increase to $500,000 the base salary being paid to Joseph Visconti under his employment agreement with Twin Vee upon the successful completion of the merger with Forza and termination of his employment agreement with Forza and approved the payment of performance bonuses of $250,000 to Joseph Visconti and $30,000 to Mike Dickerson upon the successful completion of the merger with Forza.

Recommendation of the Twin Vee Board of Directors and its Reasons for the Merger

The Twin Vee Board of Directors has (i) determined that the Merger with Forza is advisable and fair to, and in the best interest of, Twin Vee and its stockholders, (ii) has approved the Merger and the Merger Agreement, including the issuance of the Twin Vee Common Stock to the Forza stockholders pursuant to the terms of the Merger Agreement, and (iii) recommends that Twin Vee stockholders vote “FOR” the approval of the issuance of shares of Twin Vee Common Stock pursuant to the terms of the Merger Agreement. In considering the recommendation of the Twin Vee Board of Directors with respect to the Merger Agreement, Twin Vee stockholders should be aware that certain directors and officers of Twin Vee have certain interests in the Merger that are in addition to the interests of Twin Vee stockholders generally. The Twin Vee Board of Directors consulted with and received information from Twin Vee management and Twin Vee’s legal and financial advisors in evaluating the Merger, and considered a number of factors in reaching its decision to take the foregoing actions, including, but not limited to the following:

●	the belief that the combination of the businesses of Twin Vee and Forza would create more value for Twin Vee stockholders in the long term due to cost reductions than as separate companies;

●	the potential cost savings synergies derived from the Merger of Twin Vee and Forza, including the reduced fees resulting from Forza no longer being a stand-alone public company which reduction is estimated to be approximately $700,000 per year and includes reduced legal and accounting fees, proxy solicitation, investor relations. The accumulated losses of Forza may be able to be utilized in the future to offset taxable gains of the consolidated entity, however as a result of Twin Vee’s own ongoing operating losses, the likelihood of utilization of these tax losses is remote. ;

●	the results of the due diligence review of Forza’s operations by Twin Vee’s management, legal advisors and financial advisors;

●	the terms and conditions of the Merger Agreement including the relative percentage ownership of Twin Vee securityholders and Forza securityholders immediately following the closing of the Merger, the reasonableness of the fees and expenses related to the Merger and the likelihood that the Merger will be completed;

●	the likelihood that the Merger will be consummated on a timely basis;

●	the fact that the Exchange Ratio, as defined in the Merger Agreement, is fixed and will not fluctuate based upon changes in the stock prices of Twin Vee or Forza prior to the completion of the Merger;

●	the opinion of Twin Vee’s financial advisor, dated August 6, 2024, to the Twin Vee Special Committee that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the exchange ratio of 0.611666275 shares of Twin Vee Common Stock to be issued in exchange for each share of Forza Common Stock pursuant to the merger agreement was fair to Twin Vee’s stockholders from a financial point of view. (See section entitled “The Merger Transaction—Opinion of the Financial Advisor to the Twin Vee Board of Directors”);

●	current financial market conditions and historical market prices, volatility and trading information with respect to Forza Common Stock and Twin Vee Common Stock

●	the use of Twin Vee Common Stock as the sole consideration in the Merger, which will allow Twin Vee to proceed with the Merger without having to deplete its existing cash resources;

●	that the Merger would provide existing Twin Vee stockholders a significant opportunity to directly participate in the potential growth of the combined company following the Merger; and

●	the belief that the terms and conditions of the Merger Agreement, including the parties’ mutual representations and warranties, covenants, deal protection provisions and closing conditions, are reasonable for a transaction of this nature.

The Twin Vee Board of Directors also identified and considered a variety of risks and other countervailing factors in its deliberations concerning whether to approve the Merger and enter into the Merger Agreement, including, but not limited to, the following:

●	the risks described under the section entitled “Risk Factors”;

●	the risks, challenges and costs inherent in combining the two companies and the substantial expenses to be incurred in connection with the Merger, including the possibility that delays or difficulties in completing the integration could adversely affect the combined company’s operating results and preclude the achievement of some benefits anticipated from the Merger;

●	the possible volatility, at least in the short term, of the trading price of Twin Vee Common Stock resulting from the Merger announcement;

●	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

●	the risk that the Merger might not be consummated in a timely manner, or that the Merger might not be consummated at all;

●	the fact that certain of the directors and executive officers of Twin Vee may have conflicts of interest in connection with the Merger, as they may receive certain benefits that are different from, and in addition to, those of the other stockholders of Twin Vee;

●	that, while the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed, even if the issuance of the Merger consideration is approved by the stockholders of Twin Vee;

●	the risk to Twin Vee’s business, operations and financial results in the event that the Merger is not consummated; and

●	the risk that the anticipated cost savings will not be realized and operational and financial benefits anticipated in connection with the Merger might not be realized by the combined company.

In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Twin Vee Board of Directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the Merger Agreement and to recommend that Twin Vee stockholders vote in favor of the issuance of shares of Twin Vee Common Stock in the merger. In addition, individual members of the Twin Vee Board may have given differing weights to different factors. The Twin Vee Board of Directors conducted an overall analysis of the factors described above.

Opinion of the Financial Advisor to the Twin Vee Board of Directors

Introduction

Twin Vee retained Houlihan Capital to act as its financial advisor in connection with the Merger. Twin Vee selected Houlihan Capital to act as its financial advisor based on Houlihan Capital’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which Twin Vee operates and its knowledge of Twin Vee’s business and affairs. Prior to its selection, neither Houlihan nor any affiliate of Houlihan had performed any services for Twin Vee and/or its affiliates. On August 6, 2024, Houlihan Capital rendered its opinion to the Twin Vee Board that, which opinion was subsequently confirmed by delivery of a written opinion dated July 31, 2024 (the “Opinion”), subject to the qualifications, assumptions, and limitations set forth in the Opinion, as of such date, the Consideration Shares to be issued or paid in the Merger to Forza shareholders is fair from a financial point of view to Twin Vee and its shareholders.

The full text of the Opinion delivered to the Twin Vee Board on August 6, 2024, dated July 31, 2024, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Houlihan Capital in rendering the Opinion, is attached to this proxy statement/prospectus as Annex C-1 and incorporated by reference into this proxy statement/prospectus. The summary of the Opinion set forth in this proxy solicitation/prospectus statement is qualified in its entirety by reference to the full text of the Opinion. All Twin Vee shareholders are urged to, and should, read the Opinion carefully and in its entirety. The Opinion was directed to the Twin Vee Board and addressed only the fairness from a financial point of view to its shareholders, as of the date of the Opinion, of the Consideration Shares to be issued by Twin Vee pursuant to the Merger Agreement. The Opinion did not address any other aspect or implications of the Merger and does not constitute an opinion, advice or recommendation as to how any Twin Vee shareholder should vote at the Extraordinary General Meeting. In addition, the Opinion did not in any manner address the prices Twin Vee Shares would trade following the Merger or at any time. The Opinion was reviewed and unanimously approved by Houlihan Capital’s Opinion committee.

In completing its analyses and for purposes of the Opinion set forth herein, Houlihan Capital has, among other things:

●

Held discussions with certain members of Twin Vee’s management (“Twin Vee Management”) and Forza’s management (“Forza Management”) regarding the Merger, the historical performance and the lack of anticipated revenue to be derived from Forza’s electric boat technology and the future outlook for Forza;

●	Reviewed information provided by Twin Vee and Forza including, but not limited to:

o	Twin Vee’s and Forza’s latest reports on Form 10-Q and 10-K and other relevant public documents as filed with the Securities and Exchange Commission;

o	Forza’s unaudited 2Q 2024 10-Q;

o	the draft of the Agreement and Plan of Merger by and among Forza X1, Inc., Twin Vee PowerCats Co., and Twin Vee Merger Sub, Inc. dated July 22, 2024;

o	Forza’s audited financial statements for the period October 15, 2021, through December 31, 2021, and the years ended December 31, 2022, and December 31, 2023;

o	the unaudited last twelve months period ended June 30, 2024;

o	various Investor Presentations outlining the Target’s business;

o	Forza’s intellectual property tracking list;

o	the appraisal of the College Dr, Marion, Forza property conducted by Hawkins Appraisal dated June 25, 2024;

●	Reviewed the industry in which Forza operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

●	Developed indications of value for Forza using generally accepted valuation methodologies; and

●	Reviewed certain other relevant, publicly available information, including economic, industry, and Forza specific information.

In addition, Houlihan Capital had discussions with Twin Vee Management and Forza Management and their respective advisors concerning the material terms of the Merger and Forza’s business and operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations as Houlihan Capital deemed relevant, necessary or appropriate.

In preparing the Opinion, Houlihan Capital relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan Capital and assumed such accuracy and completeness for purposes of rendering an opinion. In addition, Houlihan Capital has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Twin Vee or Forza, nor, except as stated herein, has Houlihan Capital been furnished with any such evaluation or appraisal. Houlihan Capital has further relied upon the assurances and representations from Twin Vee Management that they are unaware of any facts that would make the information provided to Houlihan Capital to be incomplete or misleading in any material respect for the purposes of the Opinion. Houlihan Capital has not assumed responsibility for any independent verification of this information, nor has it assumed any obligation to verify this information. Nothing came to Houlihan Capital’s attention in the course of this engagement which would lead it to believe that (i) any information provided to Houlihan Capital or assumptions made by Houlihan Capital are insufficient or inaccurate in any material respect or (ii) it is unreasonable for Houlihan Capital to use and rely upon such information or make such assumptions.

The following is a summary of the material financial and comparative analyses that Houlihan Capital deemed to be appropriate for the Merger that were reviewed with the Twin Vee Board at its meeting held on August 6, 2024 in connection with Houlihan Capital’s delivery of its Opinion. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Houlihan Capital’s analyses, the tables must be read together with the text of each summary. The summary of Houlihan Capital’s financial and comparative analyses described below is not a complete description of the analyses underlying the Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Summary of Financial Analyses

In assessing whether the consideration to be issued or paid in the Merger to Forza shareholders is fair from a financial point of view to Twin Vee and its shareholders, Houlihan Capital compared the 0.611666275 exchange ratio per the Merger Agreement, against an implied exchange ratio range that would be received by the shareholders calculated by Houlihan Capital. After considering the primary approaches that are traditionally used to appraise a business, as well as commonly used techniques and methods available under each approach, Houlihan Capital decided, based on an assessment of company-specific factors and available market data, to rely solely upon the market approach, which involves determining Forza’s 30-Day Volume Weighted Average Price (“VWAP”) as well as its traded price as of the date of the opinion, in estimating the exchange ratio range. Houlihan Capital noted the determined exchange ratio per the Merger Agreement was within the estimated range.

Market Approach

In determining the value of Forza, the following approaches were employed:

●	Market Approach applying the traded price and the 30-day VWAP

Spot Price

Forza’s price at close as of July 31, 2024, is $0.3102 per share. Multiplying the traded price by the number of common stock outstanding of 15,754,774 yields an indicated equity value of approximately $4.9 million.

Volume-Weighted Average Price

Houlihan utilized a 30-Day VWAP as an indication of Forza’s equity value. The VWAP was calculated using Forza’s volume weighted average price of 30 trading day’s open, high, low, and close prices. Multiplying the VWAP by the number of common stock outstanding of 15,754,774 yields an indicated equity value of approximately $6.0 million.

Based on the analyses described above, Houlihan Capital calculated an indicated equity value range for Forza between $4.9 million and $6.0 million.

Houlihan Capital does believe that this valuation methodology produced a range of indicated values for the equity of Forza that supports its overall conclusion within the broader context of its entire analysis and should be considered in conjunction with the results of the other valuation methodologies that Houlihan Capital applied. Houlihan Capital calculated a range of indicated fair market values for Forza. A summary of the results of Houlihan Capital’s analysis is as follows:

Indicated Fair Market Value of Equity Range (millions)
Low	High
$4.9	$6.0

To determine the exchange ratios for the Merger, Houlihan Capital started with the indicated equity value of Forza, subtracted the indicated value of Twin Vee’s forfeited shares, divided by Twin Vee’s closing price as of July 31, 2024, to determine the number of shares to be issued to purchase the remainder of Forza shares outstanding following the forfeiture of Forza shares held by Twin Vee. We then divided the shares to be issued by Forza’s share outstanding less the forfeited shares to determine the exchange ratios.

Based on the foregoing, Houlihan Capital calculated an exchange ratio range for the Merger between approximately 0.5492 and 0.6705. Because the agreed upon exchange ratio per the Merger Agreement falls within the range, Houlihan Capital concluded that the Merger is fair from a financial point of view to Twin Vee and its shareholders.

Indicated Exchange Ratio
Low	High
0.5492	0.6705

Valuation of the Warrants and Options

Houlihan Capital utilized the Black-Scholes model to estimate the fair market values of Forza’s warrants and options as of the Date of Value. The options and warrants carry little value. According to the terms of the Merger, the convertible securities will convert to Twin Vee options and warrants at the Exchange Ratio. Given (1) the negligible value of the convertible securities determined in our analysis and (2) how far the current stock prices are from the respective strike prices of the instruments, the determination of the fairness of the Transaction was not materially impacted by the presence of these instruments.

Fairness Opinion Conclusion

Houlihan Capital concluded that, as of the date of the Opinion and based upon and subject to the assumptions, conditions and limitations set forth in the written Opinion, that (i) the shares of Twin Vee Common Stock to be issued to Forza shareholders in the Merger is fair from a financial point of view to Twin Vee and its shareholders.

Houlihan Capital Conflict Disclosure and Fees

Houlihan Capital, a FINRA member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. In compliance with Item 1015 of Regulation M-A, Houlihan Capital confirmed that, within the past two years, neither Houlihan Capital nor any of its representatives have had any material relationships or engagements with Twin Vee or Forza of any of their affiliates. This includes, but is not limited to, any financial or advisory services, lending relationships, or any other material financial transactions or engagements, including any agreements with any party to the Merger Agreement or any of their affiliates providing for the provision of future services by Houlihan Capital nor any of its representatives. The purpose of this disclosure is to ensure transparency and to highlight Houlihan Capital’s commitment to deliver an unbiased and independent Opinion. Houlihan Capital has conducted a thorough internal review to verify the absence of any such relationships and remain committed to the principles of integrity and objectivity in its professional practice. Houlihan Capital was engaged on a fixed fee basis, and their compensation is not contingent upon the completion of the Business Combination. Houlihan Capital’s fees to Twin Vee for services in connection with issuing the Opinion were $75,000.

Recommendation of the Forza Board of Directors and its Reasons for the Merger

The Forza Board of Directors (i) has determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, Forza and its stockholders, (ii) has approved the Merger Agreement, and (iii) recommended that the Forza stockholders vote “FOR” the Merger and Merger Agreement. In reaching its decision to approve the Merger Agreement, the Forza Board of Directors consulted with senior members of Forza’s management, members of the Forza Board of Directors and with Forza’s legal, financial advisors, consulting and accounting advisors regarding the strategic and operational aspects of combining Forza and Twin Vee and reviewed the results of the due diligence efforts undertaken by Forza management and Forza’s legal, consulting and accounting advisors.

The principal factors supporting the Forza Board of Director’s decision to approve the Merger and the Merger Agreement and recommend that Forza stockholders vote to adopt the Merger and the Merger Agreement included the following:

●	that the Merger was superior to the strategic alternatives available to Forza, including continuing as a stand-alone company or attempting to sell Forza to a third-party acquirer, or liquidating, each of which the Forza Board of Directors viewed as less favorable to Forza stockholders than the Merger;

●	current and historical information concerning Forza’s and Twin Vee’s respective businesses, business plans, operations, management, financial performance and conditions, technology, operations, prospects and competitive position, before and after giving effect to the Merger and the Merger’s potential effect on stockholder value;

●	the potential business, operational and financial synergies that may be realized over time by the combined company following the Merger;

●	the opinion of Forza’s financial advisor, dated August 7, 2024, to the special committee of the Forza Board of Directors that, as of such date and based on and subject to the assumptions, limitations, qualifications and other matters set forth in the opinion, the exchange ratio of 0.611666275 shares of Twin Vee Common Stock to be issued in exchange for each share of Forza Common Stock pursuant to the Merger Agreement was fair to Forza stockholders from a financial point of view;

●	its knowledge of the business, operations, financial condition and earnings of Twin Vee;

●	the likelihood that the Merger will be completed;

●	current financial market conditions and historical market prices, volatility and trading information with respect to Forza’s and Twin Vee Common Stock;

●	the terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations;

●	the consideration to be received by Forza stockholders in the Merger, including the form of such consideration, which enables Forza’s stockholders to continue to have a substantial equity interest in the combined company following the Merger, as well as the fact that the shares of Twin Vee Common Stock to be received by Forza’s stockholders will be received in a tax-free exchange;

●	that the Merger should qualify as a reorganization within the meaning of Section 368(a) of the Code and that Forza’s stockholders generally should not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their shares of Forza Common Stock for shares of Twin Vee Common Stock in connection with the Merger, except with respect to cash received in lieu of fractional shares of Twin Vee Common Stock.

The Forza Board of Directors also considered a number of potentially negative factors in its deliberations concerning the Merger Agreement, including:

●	the possibility that the Merger might not be completed whether as a result of the failure to satisfy conditions to the closing of the Merger, including the failure to secure the required approvals from Forza and Twin Vee stockholders, or as a result of the termination of the merger agreement by Forza or Twin Vee in certain specified circumstances and the potential effects of the public announcement and pendency of the Merger on management’s attention;

●	the effect of a public announcement of the transactions on Forza’s operations, stock price and employees, the potential disruption to Forza and Twin Vee and their businesses as a result of the announcement and pendency of the Merger and the potential adverse effects on the financial results of Forza and Twin Vee as a result of that disruption and the continued operations of the core business of Forza and Twin Vee during the period between the signing of the Merger Agreement and the completion of the Merger;

●	Forza’s inability to solicit competing acquisition proposals;

●	the risk that the Merger may not be consummated in a timely manner or that the Merger may not be consummated at all;

●	the risk of not realizing all of the anticipated strategic benefits between Forza and Twin Vee and the risk that other anticipated benefits might not be realized;

●	the substantial costs to be incurred in connection with the Merger, including the costs of integrating the operations of Forza and Twin Vee and the transaction expenses arising from the Merger; and various other applicable risks associated with the combined company and the Merger, including the risks described in the section titled “Risk Factors”

●	the fact that the executive officers and all but one of Forza’s directors may have interests in the Merger that are different from, or in addition to, those of Forza’s other stockholders, including the matters described under the section entitled “Chapter One—The Merger—The Merger Transaction—Interests of Forza Directors and Executive Officers in the Merger”, and the risk that these different interests might influence their decisions with respect to the Merger; and

●	the other risks of the type and nature described under “Risk Factors” of this Joint Proxy Statement/Prospectus.

The foregoing discussion of the information and factors considered by the Forza Board of Directors is not exhaustive, but Forza believes it includes all the material factors considered by the Forza Board of Directors in connection with its approval and recommendation of the Merger and the other related transactions described in this Joint Proxy Statement/Prospectus. In view of the wide variety of factors considered by the Forza Board of Directors in connection with its evaluation of the Merger and the complexity of these matters, the Forza Board of Directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Forza Board of Directors made its decision based on the totality of information presented to, and the investigation conducted by, it, including discussions with the senior management of Forza and Forza’s legal and financial advisors, and determined that the Merger was advisable and fair to, and in the best interests of, Forza and its stockholders. In considering the factors discussed above, individual directors may have given different weights to different factors.

Opinion of the Financial Advisor to the Forza Board of Directors

Forza retained InteleK, to act as its financial advisor in connection with a potential transaction such as the Merger and to evaluate whether the Merger consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Forza stockholders (other than Twin Vee) was fair, from a financial point of view, to such holders. Forza selected InteleK to act as its financial advisor based on InteleK’s qualifications, expertise, reputation and knowledge of the business and affairs of Forza and the industry in which it operates. Prior to its selection, neither InteleK nor any affiliate of InteleK had performed any services for Twin Vee and/or its affiliates. InteleK has provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board of Directors on August 9, 2024, InteleK rendered to the Board of Directors its oral opinion, subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the various assumptions, qualifications, limitations, and other matters set forth therein, the consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Forza stockholders (other than Twin Vee) was fair, from a financial point of view, to such holders. InteleK delivered its written opinion, dated August 7, 2024, to the Board of Directors following the meeting of the Board of Directors.

The full text of InteleK’s written opinion, dated August 7, 2024, is attached hereto as Annex C-2 and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations and qualifications of the review undertaken by InteleK in rendering its opinion. Forza stockholders should read the opinion carefully in its entirety. InteleK’s opinion was provided to the Board of Directors and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Forza stockholders (other than Twin Vee), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation as to how any holder of shares of Forza Common Stock should vote with respect to the Merger or any other matter and does not in any manner address the price at which Forza Common Stock will trade or otherwise be transferable at any time. The summary of InteleK’s opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Annex C-2.

In arriving at its opinion, InteleK reviewed a draft of the Merger Agreement dated July 22, 2024, certain related documents and certain publicly available financial statements, and other business and financial information of Forza. InteleK also reviewed certain forward-looking information relating to Forza prepared by the management of Forza, including a business valuation questionnaire addressing Forza´s business and prospects, proforma financial statements with estimations as of June 2024 and August 2024, a list of outstanding stock options and warrants as of the Valuation Date, and details on inventories and fixed assets (which we refer to, together, as the “Management Information”). Additionally, InteleK discussed the past and current operations and financial condition and the prospects of Forza with senior management of Forza. Based upon the market slow down for electric vehicles and the entry into the market of large global engine manufacturers and the fact that no revenue materialized during Q1 or Q2 , management determined to reduce its spend on pursuing its electric boats and therefore it was anticipated that no revenue would be received by Forza. InteleK also reviewed the historical market prices and trading activity for Forza Common Stock and for Twin Vee common stock. In addition, InteleK reviewed the financial terms of the Merger, and performed such other analyses, reviewed such other information and considered such other factors as InteleK deemed appropriate.

In arriving at its opinion, InteleK assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, InteleK by Forza. With respect to the Management Information, InteleK was advised by the management Forza, and InteleK assumed based on discussions with the management of Forza and the Board of Directors, that the Management Information had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Forza of the future financial performance of Forza and other matters covered thereby. InteleK expressed no view as to the Management Information or the assumptions on which they were based. InteleK assumed that the terms of the draft Merger Agreement reviewed by InteleK would not differ materially from the final executed Merger Agreement, and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay of any terms or conditions. In addition, InteleK assumed that in connection with the receipt of all the necessary approvals of the Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Forza or the contemplated benefits expected to be derived in the Merger. InteleK has relied upon, without independent verification, the assessment of Forza and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. InteleK did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Forza or its affiliates, however, InteleK was furnished with an independent property appraisal developed by Hawkins Appraisal with respect to Forza´s real estate assets which valued the building located in Marion, North Carolina at $4.8 million. In addition, InteleK relied, without independent verification, upon the assessment of the management of Forza as to the existing and future technology and products of Forza and the risks associated with such technology and products, including the fact that management no longer believed it could effectively compete in the electric boat market or derive revenue from use of its current technology. In arriving at InteleK’s opinion, InteleK was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving Forza. InteleK’s opinion has been approved by its opinion committee in accordance with its customary practice.

InteleK’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect InteleK’s opinion and the assumptions used in preparing it, and InteleK has not assumed any obligation to update, revise or reaffirm its opinion. InteleK’s opinion does not address the underlying business decision of Forza to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Forza. InteleK’s opinion is limited to the fairness, from a financial point of view, of the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Forza Stockholders (other than Parent or any affiliate of Parent), and InteleK expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Forza or any of its affiliates, or any class of such persons, relative to such consideration.

The following is a brief summary of the material analyses performed by InteleK in connection with its opinion dated August 7, 2024. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying InteleK’s opinion. For purposes of its analyses, InteleK utilized, among other things, the Management Information and third-party research and analyses regarding the macroeconomic and industry factors affecting Forza. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by InteleK, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of InteleK’s financial analyses.

Historical Exchange Ratio Analysis. InteleK reviewed the historical trading prices for Twin Vee common stock and Forza common stock for the 1-month and 3-month periods prior to August 7, 2024. InteleK calculated historical average exchange ratios over the 1-month and 3-month periods by first dividing the closing price per share of Forza common stock on each trading day during the period by the closing price per share of Twin Vee common stock on the same trading day, and subsequently analyzing the descriptive statistics of these daily historical exchange ratios over such periods. The following section presents the results of this analysis:

Source: Prepared by InteleK using data from Yahoo Finance.

Source: InteleK analysis.

Price Evolution Twin Vee
0.95
0.85
0.75
0.65
0.55
0.45
0.35
0.25
5/13/2024
5/20/2024
5/27/2024
6/3/2024
6/10/2024
6/17/2024
6/24/2024
7/1/2024
7/8/2024
7/15/2024
7/22/2024
7/29/2024
8/5/2024
Close

Source: Prepared by InteleK using data from Yahoo Finance.

Source: InteleK analysis.

Source: InteleK analysis and Yahoo Finance.

The evolution of the historical exchange ratios and relevant statistics are presented below:

Source: InteleK analysis.

Source: InteleK analysis.

This analysis indicated that the implied price per share to be paid to Forza stockholders based on the exchange ratio of 0.611666275 shares of Twin Vee for one share of Forza pursuant to the Merger Agreement is fair from a financial point of view. The proposed exchange ratio accurately approximates the average observed exchange ratios over the multiple, relevant periods of analysis.

In accordance with the Business Valuation Standards of the American Society of Appraisers (“ASA”), “fair market value,” as used herein, represents the price at which the property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.

Relatedly and as discussed in the Statement of Financial Accounting Standard No. 820 Fair Value Measurement (“FASB 820”), a fair value hierarchy exists to evaluate and rank the reliability of inputs that reflect assumptions used as a basis for determining fair value. FASB 820 emphasizes that valuation approaches (income, market, and cost) used to measure the fair value of an asset or liability should maximize the use of observable inputs, that is, inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. The FASB 820 also requires companies to use actual market data, when available, or models, when unavailable. For example, Section 820-10-35-6 states that “if there is a principal market for the asset or liability, the fair value shall represent the price in that market, even if the price in a different market is potentially more advantageous at the measurement date.”

Based on InteleK’s analysis of Forza’s financial performance and position, there is no basis to deviate from the fair value hierarchy when determining the fair value/fair market value of Forza’s common stock. As a result, a quoted price in an active market provides the most reliable evidence of fair value and should be used to measure fair value/fair market value, as evidenced below.

Income Approach Analysis. Forza is in a pre-revenue stage of development and has exhibited operating losses in recent years. The high level of uncertainty surrounding Forza’s expected financial performance makes it impossible to estimate its level of sustainable economic income with reasonable confidence. As a result, any estimation of fair market value under the income approach is less reliable than the use of quoted prices in active markets.

Market Approach Analysis. Forza is in a pre-revenue stage of development and has exhibited operating losses in recent years. The market approach requires the existence of a positive base on which to apply observed market multiples. In the absence of such a positive base, either sales or profits, and in the absence of truly comparable companies or transactions in the public or private markets, any estimation of fair market value under the market approach is less reliable than the use of quoted prices in active markets.

Asset Approach Analysis. The asset approach provides an indication of value by developing an “economic balance sheet”. All the assets of the business are identified and listed on the balance sheet and all the business’s liabilities are brought to their current value as of the relevant date of analysis. The difference between the economic values of the assets and the economic values of the liabilities is an indication of the equity value under this valuation approach. Forza’s economic value is mainly comprised of cash and real estate. InteleK relied upon a property appraisal developed by an independent party who concluded that the fair market value of Forza’s real estate was approximately $4.80 million. This method was deemed less reliable than the use of quoted prices in active markets given the material amount of operating losses over multiple periods and the illiquid nature of Forza’s property which implies an extended timeframe for liquidation and higher costs that cannot be easily calculated beforehand.

Since the end of 2023 to August 7, 2024, 16.80 million shares of Forza have been traded; this is more than double the shares owned by Forza´s controlling shareholder. The trading volume for shares not yet owned by Twin Vee is considered significant to incorporate relevant information, as demonstrated by the stock price behavior.

In addition to the above, Forza’s shareholders should note that the outright sell of a large block of common stock may carry a significant market impact. The Average Daily Volume (“ADV”) of Forza shares was 59,745 in the 1-month period and 217,428 in the 3-month period. While there is liquidity in the stock, it is variable and volatile. Therefore, such a type of liquidity of Forza’s stock implies that any shareholders trying to sell a significant stake could experience material price discounts (liquidity risk) and given the extended time necessary for the market to absorb a large block of common stock they may be subject to heightened volatility and changes in market conditions (market risk).

Miscellaneous

In connection with the review of the Merger by the Board of Directors, InteleK performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, InteleK considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. InteleK believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, InteleK may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be InteleK’s view of the actual value of Forza. In performing its analyses, InteleK made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Forza. Any estimates contained in InteleK’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

InteleK conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the per share merger consideration (the “Per Share Merger Consideration”) to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Forza Stockholders (other than Parent or any affiliate of Parent), to such holders. These analyses do not purport to be appraisals or to reflect the price at which Forza common stock might actually trade or otherwise be transferable at any time.

InteleK’s opinion and its presentation to the Board of Directors was one of many factors considered by the Board of Directors in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the Per Share Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Forza Stockholders (other than Parent or any affiliate of Parent) or of whether the Board of Directors would have been willing to agree to different consideration. The Per Share Merger Consideration payable in the Merger was determined through arm’s-length negotiations between Forza and Parent and was approved by the Board of Directors. InteleK provided advice to Forza during these negotiations. InteleK did not, however, recommend any specific consideration to Forza or that any specific consideration constituted the only appropriate consideration for the Merger.

InteleK provides business valuations and fairness opinions to business owners, government agencies, boards of directors, and other entities and individuals in connection with strategic planning, mergers, taxation, litigation and other material items. During the two-year period prior to the date of InteleK’s opinion, no material relationship existed between InteleK or any of its affiliates and Forza or Parent pursuant to which compensation was received by InteleK or its affiliates.

Under the terms of its engagement letter, InteleK provided Forza with financial advisory services in connection with the Merger for which it will be paid an amount currently estimated at $70,000of which 50% was payable upon the execution of the engagement letter and 50% due and payable before the delivery call and issuance of the final report (thus, independent of the conclusion reached in the opinion). Forza has also agreed to indemnify InteleK and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling InteleK or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and certain expenses related to or arising out of InteleK’s engagement.

Form of the Merger

The Merger Agreement provides that at the Effective Time, Merger Sub will be merged with and into Forza and the separate corporate existence of Merger Sub will cease with Forza continuing as the surviving corporation and as a wholly owned subsidiary of Twin Vee, the combined company.

Twin Vee anticipates that the combined company’s common stock will be listed on Nasdaq under its current trading symbol “VEEE” following the closing of the Merger.

Merger Consideration

At the closing of the Merger:

●	each outstanding share of Forza Common Stock will be converted into the right to receive 0.61166627 shares of Twin Vee Common Stock, subject to adjustment for any reverse stock split;

●	each outstanding Forza stock option, whether vested or unvested, that has not been exercised prior to the Effective Time will be assumed by Twin Vee and converted into a stock option to purchase 0.61166627 shares of Twin Vee Common Stock for each share of Forza Common Stock covered by such option; and

●	each outstanding Forza warrant that has not been exercised prior to the Effective Time will be assumed by Twin Vee and converted into a warrant to purchase 0.61166627 shares of Twin Vee Common Stock for each share of Forza Common Stock covered by such warrant.

The Exchange Ratio was negotiated so that the pre-closing Forza stockholders (other than Twin Vee) are expected to own approximately 36% of the Post-Closing Shares, and the stockholders of Twin Vee as of immediately prior to the Merger are expected to own approximately 64% of the aggregate number of Post-Closing Shares, as defined below. The 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled. The Exchange Ratio formula in the Merger Agreement was negotiated so that the pre-closing stockholders of each of Twin Vee and Forza (excluding Twin Vee as a Forza stockholder) would beneficially own approximately 64% and 36% of the aggregate number of equity securities of the combined company outstanding immediately following the Effective Time (the “Post-Closing Shares”), subject to (i) not counting for purposes of the computation any outstanding options to purchase shares of Twin Vee Common Stock or any outstanding options to purchase shares of Forza Common Stock or (ii) any warrants to purchase Twin Vee Common Stock or any warrants to purchase Forza Common Stock. Accordingly, any outstanding options or warrants to purchase shares of Twin Vee Common Stock and Forza Common Stock were not reflected in the computation of the Exchange Ratio. On a fully diluted basis, taking into all outstanding warrants and options the pre-closing Forza stockholders are expected to own approximately 34.3% of the outstanding securities of Twin Vee after the Merger, and the stockholders of Twin Vee are expected to own approximately 65.3% of the aggregate number of the outstanding securities of Twin Vee after the Merger The Exchange Ratio has been fixed. For a more complete description of the Exchange Ratio, see the section titled “The Merger Agreement—Exchange Ratio” in this Joint Proxy Statement/Prospectus.

Subject to the terms and conditions of the Merger Agreement, if the Merger is completed, at the Effective Time, (i) each outstanding share of Forza Common Stock (other than shares held by Twin Vee) will be converted into the right to receive approximately .611666275 shares of Twin Vee Common Stock (the “Exchange Ratio”), (ii) each outstanding stock option exercisable for shares of Forza Common Stock that is outstanding at the Effective Time, whether vested or unvested, will be assumed by Twin Vee and converted into a stock option to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such stock option for shares of Forza Common Stock prior to the Merger and exchanged such shares for Twin Vee Common Stock in accordance with the Exchange Ratio, (iii) each outstanding warrant to purchase shares of Forza Common Stock will be assumed by Twin Vee and converted into a warrant to purchase the number of shares of Twin Vee Common Stock that the holder would have received if such holder had exercised such warrant for shares of Forza Common Stock prior to the Merger and exchanged such shares for Twin Vee Common Stock in accordance with the Exchange Ratio, subject to adjustment for ant reverse stock split, and (iv) the 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled.

The Merger Agreement does not include a price-based termination right and there will be no adjustment to the total number of shares of Twin Vee Common Stock that Forza stockholders will be entitled to receive for changes in the market price of Twin Vee Common Stock. Accordingly, the market value of the shares of Twin Vee Common Stock issued pursuant to the Merger will depend on the market value of the shares of Twin Vee Common Stock at the time the Merger closes, and could vary significantly from the market value on the date of this Joint Proxy Statement/Prospectus. On October 7, 2024, the closing sale price of Twin Vee Common Stock was $0.5814 per share and the closing price of Forza Common Stock was $0.2848 per share.

No fractional shares of Twin Vee Common Stock will be issuable pursuant to the Merger. Instead, each Forza stockholder who would otherwise be entitled to receive a fraction of a share of Twin Vee Common Stock, after aggregating all fractional shares of Twin Vee Common Stock issuable to such stockholder, will be rounded down to the lower whole share.

The Merger Agreement provides that, at the Effective Time, Twin Vee will deposit with an exchange agent acceptable to Twin Vee and Forza, book-entry shares representing the shares of Twin Vee Common Stock issuable to Forza stockholders and a sufficient amount of cash to make payments in lieu of fractional shares.

The Merger Agreement provides that, promptly after the Effective Time, the exchange agent will mail to each record holder of Forza capital stock immediately prior to the Effective Time a letter of transmittal and instructions for surrendering and exchanging the record holder’s Forza shares of Forza Common Stock for shares of Twin Vee Common Stock. Upon surrender of a duly executed letter of transmittal and such other documents as the exchange agent or Twin Vee may reasonably require, the Forza stock certificate surrendered will be cancelled and the holder of the Forza stock certificate will be entitled to receive book-entry shares representing the number of whole shares of Twin Vee Common Stock that such holder has the right to receive pursuant to the provisions of the Merger Agreement At the Effective Time of the Merger, all holders of Forza capital stock that were outstanding immediately prior to the Effective Time of the Merger will cease to have any rights as stockholders of Forza. In addition, no transfer of Forza capital stock after the Effective Time of the Merger will be registered on the stock transfer books of Forza.

If any Forza stock certificate has been lost, stolen or destroyed, Twin Vee may, in its discretion, and as a condition precedent to the delivery of any shares of Twin Vee Common Stock, require the owner of such lost, stolen or destroyed certificate to deliver an affidavit claiming such certificate has been lost, stolen or destroyed and post a bond indemnifying Twin Vee against any claim suffered by Twin Vee related to the lost, stolen or destroyed certificate or any Twin Vee Common Stock issued in exchange for such certificate as Twin Vee may reasonably request.

From and after the Effective Time, until it is surrendered, each certificate that previously evidenced Forza capital stock will be deemed to represent only the right to receive shares of Twin Vee Common Stock. Twin Vee will not pay dividends or other distributions on any shares of Twin Vee Common Stock to be issued in exchange for any unsurrendered Forza stock until the Forza stock is surrendered as provided in the Merger Agreement.

Treatment of Twin Vee Stock Options

All options to purchase shares of Twin Vee Common Stock will remain outstanding immediately after the Effective Time in accordance with their terms. The number of shares of Twin Vee Common Stock underlying such options and the exercise prices for such options will be appropriately adjusted to reflect the Twin Vee Reverse Stock Split, assuming the approval of the Twin Vee Reverse Stock Split Proposal by Twin Vee’s stockholders at the Twin Vee Annual Meeting and if thereafter consummated at the discretion of Twin Vee Board of Directors. The terms governing options to purchase shares of Twin Vee Common Stock will remain in full force and effect following the closing of the Merger.

Treatment of Forza Stock Options

At the Effective Time, each option to purchase shares of Forza Common Stock that are outstanding and unexercised immediately prior to the Effective Time, whether or not vested, issued under the Forza 2022 Plan shall be assumed by Twin Vee and converted into an option to purchase shares of Twin Vee Common Stock. Twin Vee will assume the Forza 2022 Plan and each such option in accordance with the terms of the Forza 2022 Plan and the terms of the stock option agreement by which such option is evidenced. From and after the Effective Time, each option to purchase shares of Forza Common Stock assumed by Twin Vee may be exercised for such number of shares of Twin Vee Common Stock as is determined by multiplying the number of shares of Forza Common Stock that were subject to such option by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Twin Vee Common Stock. The per share exercise price of the converted option to purchase shares of Twin Vee Common Stock will be determined by dividing the existing per share exercise price of the option to purchase shares of Forza Common Stock by the Exchange Ratio, and rounding to the resulting exercise price up to the nearest whole cent. Any restrictions on the exercise of any option to purchase shares of Forza Common Stock assumed by Twin Vee will continue following the conversion, and the term, exercisability, vesting schedule and other provisions of such option will generally remain unchanged; provided, that any options to purchase shares of Forza Common Stock assumed by Twin Vee may be subject to adjustment to reflect changes in Twin Vee’s capitalization after the Effective Time and that the Twin Vee Board of Directors or a committee thereof will succeed to the authority and responsibility of the Forza Board of Directors or a committee thereof with respect to each assumed option to purchase shares of Forza Common Stock.

Treatment of Twin Vee Warrants

All warrants to purchase shares of Twin Vee Common Swill remain outstanding and unexercised immediately after the Effective Time in accordance with their terms. The number of shares of Twin Vee Common Stock underlying such warrants and the exercise prices for such warrants will be appropriately adjusted to reflect the Twin Vee Reverse Stock Split, assuming the approval of the Twin Vee Reverse Stock Split Proposal by Twin Vee’s stockholders at the Twin Vee Annual Meeting and if thereafter consummated at the discretion of Twin Vee Board of Directors. The terms governing warrants to purchase shares of Twin Vee Common Stock will remain in full force and effect following the closing of the Merger.

Treatment of Forza Warrants

At the Effective Time, each warrant to purchase shares of Forza Common Stock that is outstanding and unexercised immediately prior to the Effective Time, shall be assumed by Twin Vee and converted into a warrant to purchase shares of Twin Vee Common Stock. Twin Vee will assume the warrants in accordance with the terms of the warrant agreement by which such warrant is evidenced. From and after the Effective Time, each warrant to purchase shares of Forza Common Stock assumed by Twin Vee may be exercised for such number of shares of Twin Vee Common Stock as is determined by multiplying the number of shares of Forza Common Stock that were subject to such warrant by the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Twin Vee Common Stock. The per share exercise price of the converted warrant will be determined by dividing the existing per share exercise price of the warrant to purchase shares of Forza Common Stock by the Exchange Ratio, and rounding to the resulting exercise price up to the nearest whole cent. Any restrictions on the exercise of any warrant to purchase shares of Forza Common stock assumed by Twin Vee will continue following the conversion, and the term, exercisability, and other provisions of such warrant will generally remain unchanged.

The closing of the Merger will occur no later than the second business day after the last of the conditions to the Merger has been satisfied or waived, or at another time as Twin Vee and Forza agree. Twin Vee and Forza anticipate that the closing of the Merger will occur promptly after the Twin Vee Annual Meeting and Forza Annual Meeting. However, because the Merger is subject to a number of conditions, neither Twin Vee nor Forza can predict exactly when the closing will occur or if it will occur at all.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the Merger as promptly as practicable (and in any event within two business days) after all of the conditions to the closing of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by Forza stockholders and the approval by Twin Vee stockholders of the issuance of shares of Twin Vee Common Stock. The Merger will become effective upon the filing of a certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Twin Vee and Forza and specified in the certificate of merger. Neither Twin Vee nor Forza can predict the exact timing of the closing of the Merger.

Regulatory Approvals

In the United States, Twin Vee must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Twin Vee Common Stock and the filing of this Joint Proxy Statement/Prospectus with the SEC.

Nasdaq Stock Market Listing

Twin Vee has agreed to use commercially reasonable efforts to (a) prepare and submit to the Nasdaq (or such other Nasdaq market on which the shares of Twin Vee Common Stock may then be listed) a notification form for the listing of additional shares with respect to the shares of Twin Vee Common Stock to be issued in connection with the Merger and to cause such shares to be approved for listing or (b) to the extent required by Nasdaq pursuant to its “reverse merger” rules, file an initial listing application for the Twin Vee Common Stock on Nasdaq and to cause such application to be conditionally approved prior to the Effective Time of the Merger. Forza has agreed to cooperate with Twin Vee as reasonably requested by Twin Vee with respect to such application and to promptly furnish to Twin Vee all information concerning Forza and its stockholders that may be required or reasonably requested in connection with the application.

In addition, each of Twin Vee’s and Forza’s obligation to complete the Merger is subject to the condition that the shares of Twin Vee Common Stock to be issued in the Merger be approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the Merger. If Twin Vee’s notification form or initial listing application, as applicable, is accepted and such approval is obtained, Twin Vee anticipates that the combined company’s Common Stock will be listed on Nasdaq under Twin Vee’s current trading symbol “VEEE” following the closing of the Merger.

Anticipated Accounting Treatment

The Merger is expected to be treated as an asset acquisition by Twin Vee. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the set is not a business. In connection with the acquisition of Forza, substantially all the fair value is included in cash and cash equivalents and , as such, the acquisition is expected to be treated as an asset acquisition.

Certain U.S. Federal Income Tax Consequences of the Merger

General

The following general discussion summarizes the material United States federal income tax consequences of the Merger to Twin Vee, Forza and holders of Forza capital stock who are “U.S. Holders” (as defined below) and who hold their Forza capital stock as a capital asset within the meaning of Section 1221 of the Code. Except as explicitly provided herein, this discussion does not discuss the United States federal income tax consequences to “Non-U.S. Holders.” The term “Non-U.S. Holder” means a beneficial owner of Forza capital stock that is not a U.S. Holder or an entity classified as a partnership for U.S. federal income tax purposes. If a partnership or other flow-through entity is a beneficial owner of Forza capital stock, the tax treatment of a partner in the partnership or an owner of the entity will depend upon the status of the partner or other owner and the activities of the partnership or other entity. A partner in a partnership holding Forza capital stock should consult its tax advisor as to the particular tax consequences of the Merger to such holder.

For purposes of this discussion, a U.S. Holder means:

●	a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

●	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; or

●	an estate that is subject to U.S. federal income tax on its income regardless if its source.

This section does not discuss all of the United States federal income tax consequences that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

●	brokers or dealers in securities or foreign currencies;

●	stockholders who are subject to the alternative minimum tax provisions of the Code;

●	tax-exempt organizations;

●	stockholders who are “Non-U.S. Holders” (except as explicitly provided herein);

●	expatriates;

●	stockholders that have a functional currency other than the United States dollar;

●	banks, financial institutions or insurance companies;

●	stockholders who acquired Forza stock in connection with stock option or stock purchase plans or in other compensatory transactions;

●	stockholders who hold Forza stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale; or

●	persons under the jurisdiction of a court in a Title 11 or similar case.

No ruling has been or will be sought from the Internal Revenue Service (“IRS”) as to the United States federal income tax consequences of the Merger, and the following summary is not binding on the IRS or the court nor will it preclude the IRS from adopting a position contrary to those expressed in this section. This discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this Joint Proxy Statement/Prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the Merger under state, local and foreign laws or under United States federal tax law other than income tax law. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

Twin Vee’s and Forza’s stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including any applicable federal, state, local and foreign tax consequences.

Subject to the qualifications, assumptions and limitations set forth herein and the U.S. federal income tax opinion filed as Exhibit 8.1 herewith, the following discussion represents the opinion of Blank Rome LLP, counsel to Twin Vee, with respect to the material U.S. federal income tax consequences of the Merger to Twin Vee, Forza, and holders of Forza capital stock.

The Merger should constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Forza stockholders should not recognize any gain or loss upon the receipt of Twin Vee Common Stock in exchange for Forza stock in connection with the merger (except to the extent of cash received by a U.S. Holder in lieu of a fractional share of Twin Vee Common Stock, as discussed below).

The aggregate tax basis of the Twin Vee Common Stock received by a Forza stockholder in connection with the merger should be the same as the aggregate tax basis of the Forza stock surrendered in exchange for Twin Vee Common Stock (except for any portion of the basis of Forza stock that is allocated to any fractional share interest for which cash is received).

The holding period of the Twin Vee Common Stock received by a Forza stockholder in connection with the Merger should include the holding period of the Forza stock surrendered in connection with the Merger.

Twin Vee and Forza should not recognize gain or loss solely as a result of the Merger; except for the possible recognition of gain by Forza as result of the payment by Twin Vee of Forza’s reorganization expenses, and other intercompany transactions.

Tax Return Reporting Requirements

If you receive Twin Vee Common Stock as a result of the Merger, you will be required to retain records pertaining to the Merger, and you will be required to file with your United States federal income tax return for the year in which the merger takes place, a statement setting forth certain facts relating to the merger as provided in Treasury Regulations Section 1.368-3(b). The facts to be disclosed by a U.S. Holder include the U.S. Holder’s basis in the Forza or Twin Vee stock, as the case may be which are transferred and the number of shares of Twin Vee shares received in the transaction.

Taxable Acquisition – U.S. Holders

The failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code would result in a Forza U.S. Holder recognizing capital gain or loss with respect to the shares of Forza stock surrendered by such U.S. Holder equal to the difference between the stockholder’s basis in the shares and the fair market value, as of the Effective Time of the Merger, of the Twin Vee stock received in exchange for the Forza stock (and the cash received in lieu of a fractional share of Forza stock). In such event, a U.S. Holder’s aggregate basis in the Twin Vee Common Stock so received would equal its fair market value and such U.S. Holder’s holding period would begin the day after the merger. A dissenting U.S. Holder who receives cash will be required to recognize gain or loss in the same manner as described above (see discussion of dissenters in a reorganization above).

The foregoing discussion is not intended to be a complete analysis or description of all potential United States federal income tax consequences of the Merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, you are urged to consult with your own tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the Merger. Neither Twin Vee nor Forza has been asked to address, nor have they addressed, any other consequences of the Merger, including for example any issues related to intercompany transactions, changes in accounting methods resulting from the Merger, the conversion of options, or the status of the tax attributes of each party to the Merger after the transaction is consummated.

Appraisal Rights and Dissenters’ Rights

No appraisal rights are available to holders of Twin Vee Common Stock or Forza Common Stock in connection with the Merger in accordance with Section 262 of the DGCL.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the Merger after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the stockholders of Forza. The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Twin Vee and Forza and specified in the certificate of merger. Neither Twin Vee nor Forza can predict the exact timing of the consummation of the Merger.

Regulatory Approvals

Twin Vee and Forza must comply with applicable federal and state securities laws in connection with the issuance of shares of Twin Vee Common Stock and the filing of this Joint Proxy Statement/Prospectus with the SEC. In addition, Twin Vee must comply with the rules and regulations of Nasdaq.

Board of Directors and Executive Officers of Twin Vee After the Completion of the Merger

Board of Directors

Upon completion of the Merger, the combined company’s Board of Directors will consist of five (5) members, in three staggered classes, consisting of four of the current members of the Twin Vee Board of Directors, Joseph Visconti, Preston Yarborough, Kevin Schuyler, and Neil Ross, and the four current members of the Forza Board of Directors (three of which are also currently members of the Twin Vee Board of Directors), Joseph Visconti, Marcia Kull, Neil Ross and Kevin Schuyler. The Class I directors will be Neil Ross and Marcia Kull, whose terms will expire at the annual meeting of stockholders to be held in 2025. The Class II director will be Preston Yarborough, whose term will expire at the annual meeting of stockholders to be held in 2026. The Class III directors will be Kevin Schuyler and Joseph Visconti, whose terms will expire at the annual meeting of stockholders to be held in 2027.

Of the five directors of Twin Vee Board of Directors who will serve on the combined company’s Board of Directors following the completion of the Merger, all of such persons, other than Joseph Visconti and Preston Yarborough meet the independence standards of the SEC and Nasdaq.

Below is information regarding certain characteristics of the combined company’s Board of Directors, utilizing the template included in the related Nasdaq Stock Market (“Nasdaq”) rules.

Board Diversity Matrix (upon completion of the Merger)

Total Number of Directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	0	0
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	4
Two or More Races or Ethnicities
LGBTQ+	--
Did Not Disclose Demographic Background	--

Executive Officers

Effective as of the closing of the Merger, the combined company’s executive officers, will consist of Twin Vee’s current executive officers, Joseph Visconti, Preston Yarborough, Karl Zimmer and Mike Dickerson. Joseph Visconti will serve as the President and Chief Executive Officer of the subsidiary Forza.

Interests of Twin Vee Directors and Executive Officers in the Merger

In considering the recommendation of the Twin Vee Board of Directors to vote “FOR” the issuance of the Twin Vee Common Stock to the Forza stockholders pursuant to the terms of the Merger Agreement, Twin Vee stockholders should be aware that certain members of the Twin Vee Board of Directors and its executive officers of Twin Vee have interests in the Merger that may be in addition to, or different from, their interests as Twin Vee stockholders. These interests may create the appearance of a conflict of interest. The Twin Vee Board of Directors was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and in making its decisions in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Twin Vee Board of Directors formed the Twin Vee Special Committee consisting of two Twin Vee directors who did not have a conflict of interest.

Joseph Visconti, Preston Yarborough, Kevin Schuyler, and Neil Ross are currently directors of Twin Vee and are expected to continue as directors of the combined company following the completion of the Merger, and to hold office from and after the completion of the Merger until his successor is duly elected and qualified or until his death, resignation or removal. Joseph Visconti, the Chief Executive Officer of Twin Vee, also serves as the Interim Chief Executive Officer and Chief Product Officer of Forza and Michael Dickerson, the Chief Financial Officer of Twin Vee, currently serves as the Interim Chief Financial Officer of Forza.

Joseph Visconti beneficially owns 70,000 shares of Forza Common Stock and options to purchase 644,000 shares of Forza Common Stock and will receive 42,816 shares of Twin Vee Common Stock upon consummation of the Merger and options to purchase 3,364 shares of Twin Vee Common Stock.

Michael Dickerson beneficially owns 0 shares of Forza Common Stock and will receive 0 shares of Twin Vee Common Stock upon consummation of the Merger.

Kevin Schuyler beneficially owns 9,332 shares of Forza Common Stock and options to purchase 5,500 shares of Forza Common Stock and will receive 5,708 shares of Twin Vee Common Stock upon consummation of the Merger and options to purchase 3,364 shares of Twin Vee Common Stock.

Neil Ross beneficially owns options to purchase 5,500 shares of Forza Common Stock and will receive 3,364 shares of Twin Vee Common Stock upon consummation of the Merger.

Marcia Kull beneficially owns 4,605 shares of Forza Common Stock and options to purchase 5,500 shares of Forza Common Stock and will receive 2,816 shares of Twin Vee Common Stock upon consummation of the Merger and options to purchase 3,364 shares of Twin Vee Common Stock.

Preston Yarborough beneficially owns options to purchase 75,000 shares of Forza Common Stock and will receive options to purchase 45,875 shares of Twin Vee Common Stock upon consummation of the Merger.

On August 16, 2024, the Compensation Committee of the Twin Vee Board of Directors approved the payment of $10,000 to Bard Rockenbach (Special Committee Chair) and of $5,000 to James Melvin (Special Committee Member) for their efforts in connection the proposed Merger with Forza.

On August 16, 2024, the Compensation Committee of the Twin Vee Board of Directors also approved a proposal to increase to $500,000 the base salary being paid to Joseph Visconti under his employment agreement with Twin Vee upon the successful completion of the merger with Forza and termination of his employment agreement with Forza and approved the payment of performance bonuses of $250,000 to Joseph Visconti and $30,000 to Mike Dickerson upon the successful completion of the merger with Forza.

Interests of Forza Directors and Executive Officers in the Merger

In considering the recommendation of the Forza Board of Directors to vote “FOR” the adoption and the approval of the Merger and the Merger Agreement, Forza stockholders should be aware that certain members of the Forza Board of Directors and all of the executive officers of Forza have interests in the Merger that may be in addition to, or different from, their interests as Forza stockholders. These interests may create the appearance of a conflict of interest. The Forza Board of Directors was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and in making its decisions in approving the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Marcia Kull is expected to serve as a director of the combined company following the completion of the Merger, and to hold office from and after the completion of the Merger until her successor is duly elected and qualified or until her death, resignation or removal and Mr. Visconti will continue to serve as the Interim Chief Executive Officer of Forza after the Merger. Joseph Visconti, Marcia Kull, Kevin Schuyler, and Neil Ross are all directors of Forza and are expected to serve as directors of the combined company after the Merger. Joseph Visconti currently serves and executive chairman of the Forza Board of Directors and Michael Dickerson, the Chief Financial Officer of Twin Vee, currently serves as the Interim Chief Financial Officer of Forza.

Restrictions on Sales of Shares of Twin Vee Common Stock Received in the Merger

All shares of Twin Vee Common Stock received by Forza stockholders in connection with the Merger will be freely tradable.

Nasdaq Listing of Twin Vee Common Stock; Delisting and Deregistration of Forza Common Stock

Application will be made to Nasdaq to have the shares of Twin Vee Common Stock issued in connection with the Merger approved for listing on Nasdaq, where Twin Vee Common Stock currently is traded under the symbol “VEEE.” If the Merger is completed, Forza Common Stock will be delisted from Nasdaq and there will no longer be a trading market for such stock. In addition, promptly following the closing of the Merger, Forza Common Stock will be deregistered under the Exchange Act and Forza will no longer file reports with SEC.

THE MERGER AGREEMENT

The following is a summary of selected provisions of the Merger Agreement. While Twin Vee and Forza believe that this description covers the material terms of the Merger Agreement, it may not contain all of the information that is important to you. The Merger Agreement has been attached as Annex A to this Joint Proxy Statement/Prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Twin Vee and Forza. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement. The Merger Agreement is incorporated by reference into this Joint Proxy Statement/Prospectus.

The Merger Agreement contains representations and warranties that Twin Vee on the one hand, and Forza, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the Merger Agreement. While Twin Vee does not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Twin Vee, or Forza because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Twin Vee and Forza and are modified by the disclosure schedules.

General

Under the Merger Agreement, Forza will merge with and into a wholly owned subsidiary of Twin Vee, with Forza continuing as the surviving company.

Closing and Effective Time of the Merger

The closing of the Merger will occur no later than the second (2nd) business day after the satisfaction or waiver of the conditions provided in the Merger Agreement, or on such other date as Twin Vee and Forza may agree in writing. However, because the Merger is subject to a number of conditions, neither Twin Vee nor Forza can predict exactly when the closing will occur or if it will occur at all. Please see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” in this Joint Proxy Statement/Prospectus.

The Effective Time of the Merger will be the time and date when the Merger becomes effective, which shall be the date and time of acceptance for record of the certificate of Merger that will be filed with the Delaware Secretary of State, or such other time specified in the certificate of merger.

Merger Consideration

Conversion of Forza Common Stock

At the Effective Time of the Merger, each share of Forza Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and extinguished and automatically converted into and become exchangeable for Twin Vee Common Stock as described below (other than the 7,000,000 shares of Forza Common Stock held by Twin Vee which shall be cancelled). No fractional shares of Twin Vee Common Stock will be issued. Please see the section entitled “The Merger Agreement—Fractional Shares of Twin Vee Common Stock” in this Joint Proxy Statement/Prospectus.

Exchange Ratio

The Merger Agreement provides that stockholders of Forza will receive 0.611666275 shares of Twin Vee Common Stock for each share of Forza Common Stock in the Merger. The Exchange Ratio is fixed and not subject to adjustment.

Forza Common Stock Held by Twin Vee

At the Effective Time of the Merger, the 7,000,000 shares of Forza Common Stock held by Twin Vee will be cancelled. All outstanding shares of Twin Vee Common Stock will remain as outstanding shares of Twin Vee Common Stock and will not be converted or otherwise affected by the Merger. For more information regarding the Twin Vee Common Stock, please see the section entitled “Certain Additional Information—Description of Twin Vee Capital Stock” in this Joint Proxy Statement/Prospectus.

Fractional Shares of Twin Vee Common Stock

No fractional shares of Twin Vee Common Stock will be issued to any stockholder of Forza upon completion of the Merger. The holder of shares of Forza Common Stock who would otherwise be entitled to a fraction of Twin Vee Common Stock (after aggregating all fractional shares of Twin Vee Common Stock that otherwise would be received by such holder), will, in lieu of such fraction of a share, be rounded to the nearest whole share.

Share Issuance Process

Promptly following the Effective Time, Twin Vee will make available for delivery the shares of Twin Vee Common Stock issuable under the Merger Agreement. These shares will be issuable in accordance with the stock register of Forza as of the Effective Time, to each holder of record of Forza as of such time. Physical stock certificates of Forza Common Stock will not be required to be exchanged for Twin Vee Common Stock certificates and will be automatically issuable in exchange for outstanding shares of Forza Common Stock. All shares of Forza Common Stock will be deemed to no longer be issued and outstanding as of the Effective Time, subject to rights of dissenting shares as set forth in the Merger Agreement.

All shares of Twin Vee Common Stock received by Forza stockholders in connection with the Merger will be freely tradable.

Conversion of Forza Options and Warrants

Each stock option exercisable for shares of Forza Common Stock that is outstanding at the Effective Time of the Merger will be assumed by Twin Vee and converted into a stock option to purchase, on the same terms and conditions, a number of shares of Twin Vee Common Stock equal to the product of (a) the number of shares of Forza Common Stock subject to such options and (b) the Exchange Ratio, rounding the number down to the nearest whole number of shares of Twin Vee Common Stock. In addition, each warrant exercisable for shares of Forza Common Stock that is outstanding at the Effective Time of the Merger will be assumed by Twin Vee and converted into a warrant to purchase, on the same terms and conditions, a number of shares of Twin Vee Common Stock equal to the product of (a) the number of shares of Forza Common Stock subject to such options and (b) the Exchange Ratio, rounding the number down to the nearest whole number of shares of Twin Vee Common Stock.

Directors and Officers of Twin Vee Following the Merger

Directors and Officers

Effective as of the closing of the Merger, Joseph Visconti, Preston Yarborough, Marcia Kull, Kevin Schuyler, and Neil Ross will be the directors of the combined company and the officers of the combined company will be the current officers of Twin Vee, until their respective successors are duly appointed.

Effective as of the closing of the Merger, Kevin Schuyler will be appointed by Twin Vee as lead independent director and the compensation payable to the Twin Vee’s directors will be adjusted as follows: (i) Kevin Schuyler, lead independent director: $100,000 per year; (ii) Neil Ross – independent director: $45,000 per year; and (iii) Marcia Kull – independent director: $45,000 per year.

In addition, effective as of the closing of the Merger, the members of the Twin Vee Special Committee will be entitled to receive the following compensation: (i) Bard Rockenbach: $10,000 and (ii) James Melvin: $5,000.

Certificate of Incorporation

At the Effective Time, Twin Vee will continue as the combined corporation. Twin Vee will continue to be governed by its Certificate of Incorporation, as it existed prior to the Merger.

Conditions to Completion of the Merger

Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, which include the following:

●	stockholders of Forza must have approved and adopted the Merger Agreement, and approved the Merger, by the requisite vote under Delaware Law and the Twin Vee stockholders must have approved the issuance of the shares of Twin Vee Common Stock pursuant to the terms of the Merger Agreement in accordance with the Nasdaq rules. Twin Vee, in its capacity as a principal stockholder of Forza, has agreed to vote the shares of Forza Common Stock held by it for the approval and adoption of the Merger only if a majority of the other stockholders of Forza that are present in person or by proxy at the Forza Annual Meeting vote to approve and adopt the Merger.

●	the registration statement on Form S-4, of which this Joint Proxy Statement/Prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order suspending the effectiveness of the registration statement on Form S-4 and no similar proceeding in respect to the Joint Proxy Statement/Prospectus will have been initiated or threatened in writing by the SEC. All other filings will have been approved or declared effective and no stop order will have been issued and no proceeding will have been initiated to revoke any such approval or effectiveness;

●	a listing application for the issuance of the shares of Twin Vee Common Stock in the Merger and such other shares of Twin Vee Common Stock to be reserved for issuance in connection with the Merger shall have been filed with Nasdaq and Nasdaq shall not have disapproved of the listing of such shares;

●	no court, administrative agency, commission, governmental or regulatory authority, has enacted, enforced or entered any statute, rule, regulation, or other order which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger;

●	all representations and warranties of each party in the Merger Agreement subject to exceptions in certain schedules and exhibits to the Merger Agreement must be true and correct in all material respects on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date. Each party shall have delivered to the other party a certificate with respect to the foregoing executed on behalf of the other party by a duly authorized officer of such party;

●	each party to the Merger Agreement must have performed or complied with in all material respects all covenants and agreements required to be performed or complied with by it on or before the closing of the Merger, and the parties must have received a certificate to such effect signed on behalf of the other party by a duly authorized officer of such party;

●	no material adverse effect with respect to the other party will have occurred since the date of the Merger Agreement;

●	all proceedings in connection with the Merger and the other transactions contemplated by the Merger Agreement and all certificates and documents delivered by the other party as required under the Merger Agreement or otherwise reasonably requested by the requesting party will be executed and delivered by the other party and will be reasonably satisfactory to the requesting party.

In addition, the obligation of Twin Vee to complete the Merger is further subject to the satisfaction or waiver of the following conditions:

●	Forza must have obtained the consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated by the Merger Agreement.

No Solicitation

During the period commencing from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, neither Forza nor Twin Vee will, nor will they authorize or permit any of their respective representatives, to directly or indirectly:

●	solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, the making, submission or announcement of any acquisition transaction (as defined below);

●	furnish any nonpublic information regarding such party to any person in connection with or in response to an acquisition proposal or inquiry;

●	engage in discussions or negotiations with any person with respect to any acquisition transaction, except as to the existence of the non-solicitation provisions in the Merger Agreement;

●	approve, endorse or recommend any acquisition transaction, except as permitted by the Merger Agreement in respect of a bona fide acquisition proposal (which acquisition proposal did not arise out of a material breach of the non-solicitation provisions of the Merger Agreement) that is determined, in good faith to be a Superior Offer (as defined in the Merger Agreement); or

●

enter into any letter of intent or any contract agreement contemplating or relating to an acquisition transaction (other than a confidentiality agreement as permitted); provided that prior to the vote of its stockholders, the parties to the Merger Agreement may furnish nonpublic information, and enter into discussions or negotiations with, any person in response to a bona fide written inquiry or proposal, which such party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer (as defined in the Merger Agreement) and is not withdrawn) if: (A) neither such party nor any representative of such party shall have materially breached the non-solicitation provisions of the Merger Agreement with respect to such acquisition inquiry or acquisition proposal, (B) the Board of Directors of such party concludes in good faith, after consulting with outside legal counsel, that the failure to take such action would reasonably be expected to be result in a breach of the fiduciary duties of the Board of Directors of such party under applicable law; (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such person, such party gives the other party written notice of the identity of such person, copies of any written correspondence from such person relating to such acquisition inquiry or acquisition proposal, and of such party’s intention to furnish nonpublic information to, or enter into discussions with, such person; (D) such party receives from such person an executed confidentiality agreement; and (E) at least two (2) business days prior to furnishing any such nonpublic information to such person, such party furnishes such nonpublic information to the other party (to the extent such nonpublic information has not been previously furnished by such party to the other party).

However, before obtaining the Twin Vee stockholder approval or Forza stockholder approval, respectively, required to consummate the Merger, each of Forza and Twin Vee may furnish nonpublic information regarding such party to, and may enter into discussions or negotiations with, any person in response to a bona fide written acquisition proposal, which the Twin Vee Board of Directors or the Forza Board of Directors, respectively, determines in good faith, after consultation with their respective financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a “superior offer,” as defined in the Merger Agreement and as defined in the section titled “The Merger Agreement—Non-Solicitation” below, and is not withdrawn, if:

●	neither party nor any of its directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives has breached the non-solicitation provisions of the Merger Agreement described above;

●	the Twin Vee Board of Directors or Forza Board of Directors, respectively, concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Twin Vee or Forza board of directors, respectively, under applicable law;

●	Twin Vee or Forza, respectively receives from the third-party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such party as those contained in the confidentiality agreement between Twin Vee and Forza; and

●	at least two business days prior to furnishing such nonpublic information to a third-party, Twin Vee or Forza furnishes the same information to the other party to the extent not previously furnished.

If either Twin Vee or Forza receives an acquisition proposal or acquisition inquiry at any time during the period between August 12, 2024 and the earlier to occur of (a) the Effective Time and (b) termination of the Merger Agreement, then such party must promptly, and in no event later than one business day after becoming aware of such acquisition proposal or acquisition inquiry, advise the other party orally and in writing of such acquisition proposal or acquisition inquiry, including the identity of the person making or submitting the acquisition proposal or acquisition inquiry and the material terms thereof. Each of Twin Vee and Forza must keep the other reasonably informed with respect to the status and material terms of any such acquisition proposal or acquisition inquiry and any material modification or proposed material modification thereto.

An “acquisition transaction” means any transaction or series of transactions involving: any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party or any of its subsidiaries is a constituent corporation; (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries; or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the consolidated assets of a party and its subsidiaries, taken as a whole.

A “superior offer” means an unsolicited bona fide acquisition proposal (with all references to “more than twenty percent (20%)” or “twenty percent (20%) or more” in the definition of acquisition transaction being treated as references to “fifty percent (50%)” for these purposes), that was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement, made by a third party that the Board of Directors of Twin Vee or Forza, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor(s), and after taking into account all financial, legal, regulatory, and other aspects of such acquisition proposal (including the financing terms, the ability of such third party to finance such Acquisition Proposal and the likelihood of consummation thereof), (1) is more favorable from a financial point of view to the Twin Vee or Forza stockholders, as applicable, than as provided hereunder (including any changes to the terms of the Merger Agreement proposed by either party in response to such superior offer pursuant to and in accordance with the provisions of the Mergers Agreement), (2) is reasonably capable of being completed on the terms proposed without unreasonable delay and (3) includes termination rights exercisable by the party on terms that are not materially less favorable to such party than the terms set forth in the Merger Agreement, all from a third party capable of performing such terms.

Any violation of the non-solicitation provisions in the Merger Agreement will be deemed to be a material breach.

Approval of Stockholders

Forza Annual Meeting

Forza is obligated under the Merger Agreement to call, give notice of, convene and hold a meeting of its stockholders for purposes of considering the Merger and the Merger Agreement.

Twin Vee Annual Meeting

Twin Vee is obligated under the Merger Agreement to call, give notice of, convene and hold a meeting of its stockholders for purposes of approving the issuance of the shares of Twin Vee Common Stock to Forza stockholders pursuant to the terms of the Merger Agreement.

Conduct of Business Pending the Merger

During the period commencing from the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement or the Effective Time, Forza, except to the extent that Twin Vee consents in writing, is not permitted to:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock;

●	amend its charter documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as contemplated by the Merger Agreement;

●	lend money to any person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

●	make, rescind, change or revoke any material tax election;

●	enter into any material transaction outside the ordinary course of business;

●	enter into, amend or terminate any material contract other than in the ordinary course of business;

●	other than as required by law or generally accepted accounting principles, take any action to change its accounting policies or procedures;

●	terminate or modify in any material respect any material insurance policy;

●	issue any shares of common stock or other securities; or

●	agree, resolve or commit to do any of the foregoing actions.

During the period commencing from the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement or the Effective Time, Twin Vee, except to the extent that Forza consents in writing, is not permitted to:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock;

●	amend its charter documents or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as contemplated by the Merger Agreement;

●	lend money to any person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

●	make, rescind, change or revoke any material tax election;

●	enter into any material transaction outside the ordinary course of business;

●	terminate or modify in any material respect any material insurance policy;

●	enter into, amend or terminate any material contract other than in the ordinary course of business;

●	other than as required by law or generally accepted accounting principles, take any action to change its accounting policies or procedures; or

●	agree, resolve or commit to do any of the foregoing actions.

Other Agreements

Each of Twin Vee and Forza has agreed to use its commercially reasonable efforts to:

●	coordinate with the other in preparing and exchanging information for purposes of (i) compliance with state and federal securities laws, and (ii) filing with the SEC this Joint Proxy Statement/Prospectus;

●	consult and agree with each other about any public disclosure either will make concerning the Merger, subject to certain exceptions;

●	obtain all consents, waivers and approvals, for the consummation of the transactions contemplated by the Merger Agreement; and

●	provide the other party and its representatives’ reasonable access to information concerning the business of the other party as such other party may reasonably request.

Forza has further agreed to promptly take all steps necessary in accordance with Delaware Law, its Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, to convene a meeting of the stockholders of Forza, to be held as promptly as practicable, for the purpose of voting upon the Merger Agreement and the Merger

Twin Vee has further agreed to promptly take all steps necessary in accordance with Delaware Law, Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws, to convene a meeting of the stockholders of Twin Vee, to be held as promptly as practicable, for the purpose of voting upon the issuance of the shares of Twin Vee Common Stock pursuant to the terms of Merger Agreement.

Any party may waive compliance with any of the agreements or conditions contained in the Merger Agreement which waiver shall be written and signed on behalf of such party. There are no other requirements with respect to obtaining a waiver other than the requirement that it is in writing and signed on behalf of such party.

Termination

The Merger Agreement may be terminated at any time before the completion of the Merger, whether before or after the required stockholder approvals to complete the Merger have been obtained, as set forth below:

●	by mutual written consent of Twin Vee and Forza, duly authorized by their respective boards of directors;

●	by either Twin Vee or Forza if the Merger is not consummated by December 1, 2024 (the “End Date”); provided, however, that this right to terminate is not available to any party whose action or failure to act has been a principal cause of the failure of the merger to occur on or before such date and such action or failure is a breach of the Merger Agreement; provided, further, that, in the event that the SEC has not declared effective under the Securities Act this Joint Proxy Statement/Prospectus by the date which is sixty days prior to the End Date, then Twin Vee shall be entitled to extend the End Date for an additional thirty days;

●	by either Twin Vee or the Forza if a court, administrative agency, commission, governmental or regulatory authority issues a final and non-appealable order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

●	by Twin Vee if the requisite approval of the stockholders of Forza is not obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of Forza, duly convened therefor or at any adjournment or postponement thereof;

●	by either Forza or Twin Vee if the requisite approval of the stockholders of Twin Vee is not obtained by reason of the failure to obtain the requisite vote at a meeting of the stockholders of Twin Vee, duly convened therefor or at any adjournment or postponement thereof; provided, however, that this right to terminate is available to Twin Vee if the failure to obtain the requisite vote shall have been caused by Twin Vee’s action or failure to act and such action or failure to act constitutes a material breach by Twin Vee of the Merger Agreement;

●	by Twin Vee if a “Forza triggering event” has occurred, which is defined as an event where (i) the Forza Board of Directors shall have failed to recommend that Forza’s stockholders vote to approve the Merger Agreement and Merger (the “Forza Board Recommendation”) or shall for any reason have withdrawn or modified in a manner adverse to Twin Vee the Forza Board Recommendation; (ii) Forza shall have failed to include in this Joint Proxy Statement/Prospectus the Forza Board Recommendation; (iii) Forza shall have failed to hold the its stockholders’ meeting within sixty (60) days after the Form S-4 Registration Statement relating to this Joint Proxy Statement/Prospectus is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that Forza may adjourn the meeting in order to obtain a quorum of its stockholders or as reasonably determined by it to comply with applicable law; (iv) the Forza Board of Directors shall have publicly approved, endorsed or recommended any other acquisition proposal; (v) the Forza Board of Directors shall have failed to publicly reaffirm the Forza Board Recommendation within ten (10) days after Twin Vee so requests in writing; (vi) Forza or its representatives shall have breached the non-solicitation provisions of the Merger Agreement;

●	by Forza if a “Company triggering event” has occurred, which is defined as an event where (i) the Twin Vee Board of Directors shall have failed to recommend that Twin Vee’s stockholders vote to approve the issuance of Twin Vee common stock in the Merger (the “Twin Vee Board Recommendation”) or shall for any reason have withdrawn or modified in a manner adverse to Forza the Twin Vee Board Recommendation; (ii) Twin Vee shall have failed to include in this Joint Proxy Statement/Prospectus the Twin Vee Board Recommendation; (iii) Twin Vee shall have failed to hold the its stockholders’ meeting within sixty (60) days after the Form S-4 Registration Statement relating to this Joint Proxy Statement/Prospectus is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that Twin Vee may adjourn the meeting in order to obtain a quorum of its stockholders or as reasonably determined by it to comply with applicable law; the Forza Board of Directors shall have failed to publicly reaffirm the Forza Board Recommendation within ten (10) days after Twin Vee so requests in writing; (iv) the Twin Vee Board of Directors shall have publicly approved, endorsed or recommended any other acquisition proposal; (v) the Twin Vee Board of Directors shall have failed to publicly reaffirm the Twin Vee Board Recommendation within ten (10) days after Forza so requests in writing; (vi) Twin Vee or its representatives shall have breached the non-solicitation provisions of the Merger Agreement;

●	by Forza, upon a breach of any representation, warranty, covenant or agreement on the part of Twin Vee set forth in the Merger Agreement, or if any representation or warranty of Twin Vee becomes untrue, such that the conditions to the Merger would not be satisfied as of the time of such breach or as of the time such representation or warranty becomes untrue; provided, however, that if such inaccuracy in Twin Vee’s representations and warranties or breach by Twin Vee is curable by Twin Vee through the exercise of its commercially reasonable efforts, then Forza may not terminate the Merger Agreement for thirty (30) calendar days following the delivery of written notice from Forza to Twin Vee of such breach, provided Twin Vee continues to exercise commercially reasonable efforts to cure such breach;

●

by Twin Vee, upon a breach of any representation, warranty, covenant or agreement on the part of Forza set forth in the Merger Agreement, or if any representation or warranty of Forza becomes untrue, such that the conditions to the merger would not be satisfied as of the time of such breach or as of the time such representation  or warranty becomes untrue; provided, however, that if such inaccuracy in Forza’s representations and warranties or breach by Forza is curable by Forza through the exercise of its commercially reasonable efforts, then Twin Vee may not terminate the merger agreement for thirty (30) calendar days following the delivery of written notice from Twin Vee to Forza of such breach, provided Forza continues to exercise commercially reasonable efforts to cure such breach;

●

by Twin Vee, if any time prior to the requisite approval of the stockholders of Twin Vee being obtained Twin Vee has received another acquisition proposal that the Twin Vee Board of Directors deems is a Superior Offer (as defined in the Merger Agreement), Twin Vee has complied with its obligations under the Merger Agreement in order to accept such Superior Offer, Twin Vee both concurrently terminates the Merger and enters into a definitive agreement that provides for the consummation of such Superior Offer; or

●	by Forza if any time prior to the requisite approval of the stockholders of Forza being obtained Forza has received another acquisition proposal that the Forza Board of Directors deems is a Superior Offer (as defined in the Merger Agreement), Forza has complied with its obligations under the Merger Agreement in order to accept such Superior Offer, Forza both concurrently terminates the Merger and enters into a definitive agreement that provides for the consummation of such Superior Offer.

Expenses

Each party to the Merger Agreement will be responsible for the payment of all fees and expenses incurred by such party in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Representations and Warranties

The Merger Agreement contains substantially similar representations and warranties of Twin Vee and Forza as to, among other things:

●	corporate organization and existence;

●	corporate power and authority;

●	certificates of incorporation and bylaws;

●	authority relative to the merger agreement;

●	no conflict, required filings and consents;

●	absence of certain changes or events;

●	litigation matters;

●	the registration statement, and Proxy statement/prospectus;

●	agreements, contracts and commitments;

●	no undisclosed liabilities;

●	compliance;

●	employee benefit plans;

●	environmental matters;

●	financial advisors;

●	taxes;

●	SEC filings;

●	financial statements;

●	restrictions on business activities;

●	title to property;

●	intellectual property;

●	insurance;

●	board approval; and

●	vote required to adopt the merger agreement and approve the merger.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of one of the conditions to the obligations of Twin Vee and Forza to complete the Merger.

The Merger Agreement may be amended in writing by the parties at any time.

Management OF TWIN VEE AND TWIN VEE BOARD OF DIRECTORS

Executive Officers and Directors of Twin Vee

Twin Vee’s business and affairs are organized under the direction of the Twin Vee Board of Directors, which currently consists of six members. The following table sets forth the names, ages and positions of Twin Vee’s executive officers and directors as of of August 20, 2024:

Name	Age	Position
Executive Officers:
Joseph C. Visconti	59	Chief Executive Officer and Director
Preston Yarborough	44	Vice President and Director
Karl Zimmer	47	President
Michael Dickerson	57	Chief Financial & Administrative Officer

Non-Employee Directors:
Bard Rockenbach (1)(2)(3)	62	Director
James Melvin (1)(2)(3)	62	Director
Neil Ross (1)(2)(3)(6)	62	Director
Kevin Schuyler (1)(2)(3)(4)(5)	55	Director

(1) Member of the audit committee

(2) Member of the compensation committee

(3) Member of the nominating and corporate governance committee

(4) Chair of audit committee

(5) Chair of compensation committee

(6) Chair of nominating and corporate governance

Executive Officers

Joseph Visconti has been Twin Vee’s Chief Executive Officer and Chair of the Board since 2015. He also served as President of Twin Vee from 2015 until July 2024. Mr. Visconti also serves as the Chair of the Board and Chief of Product Development of Forza and its interim Chief Executive Officer. With over 25 years of executive level operational and financial experience, Mr. Visconti was the founder, CEO and President of two previous companies, the first company was a regional Investment Bank that he built to over 400 employees and sold in 2000. The second company was ValueRich, a financial media company that was taken public on the American Stock Exchange in 2007. ValueRich transitioned from media related business to Twin Vee PowerCats, Inc. in 2015. Mr. Visconti has experience building teams of professionals with a focus on product development and bringing those products to market. Mr. Visconti received his Associate’s degree from Lynn University in 1984. Twin Vee believe that Mr. Visconti’s experience leading Twin Vee and his operational and financial experience makes him well qualified to be a director of Twin Vee.

Preston Yarborough has been Twin Vee’s Vice President since Twin Vee’s inception, Twin Vee’s Director since August 2010 and since August 2010 had acted as the Director of Product Development of Twin Vee Powercats, Inc., which company was merged into Twin Vee in 2022. Twin Vee believe Mr. Yarborough’s history and experience developing products and managing the development of new products with us and Twin Vee Powercats, Inc. make him a valuable member of Twin Vee’s board and management.

Karl. Zimmer has been Twin Vee’s President since July 2024. Mr. Zimmer has approximately 30 years of corporate experience in senior and executive level operational roles. From August 2023 to March 2024, he served as the President of Florida Beef, Inc., a beef harvesting processing company, From July 2015 to August 2023, he was the President and CEO of Premium Peanut, LLC, a peanut shelling and oil production company. Mr. Zimmer holds a Bachelor of Science in Industrial Engineering from the University of Cincinnati.

Michael Dickerson has been Twin Vee’s Chief Financial & Administrative Officer since April 4, 2024. Mr. Dickerson has 35 years of corporate experience in senior and executive level finance and operational roles, including finance & accounting, treasury, investor relations & corporate communications, risk management and other related roles. In February 2024, he served in a consulting capacity at Savannah River Logistics as their Executive Vice President, Chief Financial & Administrative Officer, and Treasurer. From August 2022 until November 2023, he served as Vice President, Investor Relations & Risk Management, at Dorman Products, Inc. From August 2018 to March 2022, he served as Vice President, Corporate Communications & Investor Relations, at Aaron’s Inc. Mr. Dickerson holds a Bachelor of Science in Business Administration in Accounting from the University of Dayton in Dayton, Ohio. Additionally, he is a member of the American Institute of Certified Public Accounts (AICPA), a member of the Ohio Society of Certified Public Accountants (OSCPA), and a Senior Roundtable Member of the National Investor Relations Institute (NIRI).

Independent Directors

Bard Rockenbach has been a member of Twin Vee’s Board of Directors since November 7, 2021. Mr. Rockenbach has been a practicing attorney for 33 years. Since January 2005, he has been the managing partner of Burlington & Rockenbach, P.A., a trial and appellate litigation law firm in West Palm Beach, Florida. Before forming Burlington & Rockenbach, P.A., Rockenbach was a solo practitioner and also worked for insurance defense law firms throughout Florida. Mr. Rockenbach is board certified by the Florida Bar Association in appellate practice and has over 250 published decisions. In addition to his legal experience, Mr. Rockenbach has served on the Board of Directors of the Appellate Practice Section of the Florida Justice Association as both a chairman and a director. He was also the chairman of the Palm Beach County Bar Association Technology Committee. Mr. Rockenbach has a Bachelor of Science in Accounting from the University of Florida and a Juris Doctor from the Stetson University College of Law.

Twin Vee believes Mr. Rockenbach’s broad understanding of business and legal matters, as well as his passion for boats and sailing, make him an invaluable member of the Twin Vee Board of Directors and well qualified to be a director of Twin Vee.

James Melvin has been a member of the Twin Vee Board of Directors since April 8, 2021. Mr. Melvin, a multiple class world and national sailboat champion, is an innovative designer of yachts and aircrafts. He founded Morrelli & Melvin in 1992, a design and engineering company specializing in sailboats and yachts and has served as its Chief Executive Officer since its inception. Since October 2019, he has served as the President of Pro Coach Boats LLC, a company he founded that manufacturer and sells boats, and since May 2019, he has served as the Chief Technology Officer of Argo Rocket Marine LLC, a provider of space industry marine services and products. Mr. Melvin received his degree in Aerospace Engineering from Boston University.

Twin Vee believes that Mr. Melvin’s expertise in designing boats and aircraft and managing all aspects of a boat company, as well as his passion for boats and sailing make him an invaluable member of the Twin Vee Board of Directors and well qualified to be a director of Twin Vee.

Neil Ross has been a member of the Twin Vee Board of Directors since April 8, 2021. Mr. Ross also serves as a member of the Board of Directors of Forza. He has over 30 years of experience in launching products and companies and promoting and growing brands. He has served as the Chief Executive Officer of James Ross Advertising since founding it in February 2003. Most notably, Neil has extensive marine experience partnering with brands like Galati Yachts Sales, Jefferson Beach Yacht Sales, Allied Marine, Bertram Yachts, Twin Vee, Jupiter Marine and Sealine to name a few. Mr. Ross received his Bachelor’s degree from Florida State University.

Twin Vee believes Mr. Ross’ experience in the yacht and boating industry as well as his expertise in brand awareness and growth makes him well qualified to be a director of Twin Vee.

Kevin Schuyler, CFA has been a member of Twin Vee’s Board of Directors since July 2022. Mr. Schuyler also serves as a member of the Board of Directors of Forza. Mr. Schuyler is the Vice Chairman of the board of directors and Lead Independent Director of Adial Pharmaceuticals, Inc. where he has served as a director since April 2016. He currently also serves as a senior managing director at CornerStone Partners, a full-service institutional CIO and investment office located in Charlottesville, VA, with approximately $10 billion under management. Prior to joining CornerStone Partners in 2006, he held various positions with McKinsey & Company, Louis Dreyfus Corporation and The Nature Conservancy. Mr. Schuyler serves on various boards and committees of Sentara Martha Jefferson Hospital, the US Endowment for Forestry and Communities, and Stone Barns Center. He is a member of the investment committee of the Margaret A. Cargill Philanthropies. Mr. Schuyler graduated with honors from Harvard College and received his MBA from The Darden Graduate School of Business at the University of Virginia. He is a member of the Chartered Financial Analyst Society of Washington, DC. Twin Vee selected Mr. Schuyler to serve on the Twin Vee Board of Directors because he brings extensive knowledge of the financial markets.

Twin Vee believes Mr. Schuyler’s business background provides him with a broad understanding of the financial markets and the financing opportunities available to Twin Vee.

Family Relationships

No family relationships exist between any director, executive officer or person nominated or chosen to be a director or officer.

INFORMATION REGARDING THE TWIN VEE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Below is information regarding certain characteristics of the Twin Vee Board of Directors, utilizing the template included in the related Nasdaq Stock Market (“Nasdaq”) rules.

Board Diversity Matrix (as of July 1, 2024)

Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	0	6	0	0
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	0	6
Two or More Races or Ethnicities
LGBTQ+	--
Did Not Disclose Demographic Background	--

Twin Vee Board of Directors Composition

The Twin Vee Board of Directors currently consists of six members; however, after the Merger the Board of Directors of the combined company will consist of five (5) members. The number of directors will be fixed by Twin Vee’s Board of Directors, subject to the terms of Twin Vee’s Certificate of Incorporation and Bylaws. Four of Twin Vee’s current directors will continue to serve as a director of Twin Vee until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal and one of Forza’s current directors will serve as a director of Twin Vee until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Twin Vee’s Certificate of Incorporation provides that the Twin Vee’s Board of Directors is divided into three (3) classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Twin Vee’s current directors are divided among the three (3) classes as follows:

●	the Class I directors are Neil Ross and Bard Rockenbach, and their terms will expire at the annual meeting of stockholders to be held in 2025;

●	the Class II directors are James Melvin and Preston Yarborough, and their terms will expire at the annual meeting of stockholders to be held in 2026; and

●	the Class III directors are Kevin Schuyler and Joseph Visconti, and their terms will expire at the annual meeting of stockholders to be held in 2027, assuming they are re-elected at the Twin Vee Annual Meeting.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with Twin Vee’s Certificate of Incorporation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of Twin Vee’s directors.

This classification of the Twin Vee Board of Directors may have the effect of delaying or preventing changes in control of Twin Vee’s company.

In addition, under the terms of Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws, members of the Twin Vee Board of Directors may only be removed for cause. This may also have the effect of delaying or preventing changes in control of Twin Vee’s company.

 After the Merger it is anticipated that Twin Vee directors will be divided among the three (3) classes as follows:

●	the Class I directors are Neil Ross and Marcia Kull, and their terms will expire at the annual meeting of stockholders to be held in 2025;

●	the Class II directors are Preston Yarborough, and their terms will expire at the annual meeting of stockholders to be held in 2026; and

●	the Class III directors are Kevin Schuyler and Joseph Visconti, and their terms will expire at the annual meeting of stockholders to be held in 2024.

Director Independence

Twin Vee Common Stock has traded The Nasdaq Capital Market, or Nasdaq, under the symbol “VEEE” since July 21, 2021. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within one year of the completion of its initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the Twin Vee Board of Directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Twin Vee’s Board of Directors undertook a review of its composition, the composition of its committees and the independence of Twin Vee’s directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each non-employee director concerning his or her background, employment and affiliations, including family relationships, Twin Vee’s Board of Directors has determined that none of Messrs. Rockenbach, Ross, Melvin, and Schuyler have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of Nasdaq and Rule 10A-3 and Rule 10C-1 under the Exchange Act. Twin Vee’s Board of Directors has also determined that Marcia Kull is independent.

In making these determinations, Twin Vee’s Board of Directors considered the current and prior relationships that each non-employee director has with Twin Vee’s company and all other facts and circumstances Twin Vee’s Board of Directors deemed relevant in determining their independence, including the beneficial ownership of Twin Vee’s capital stock by each non-employee director, and the transactions involving them described in “Certain Relationships and Related Transactions.”

Board of Directors Leadership Structure

To assure effective independent oversight, the Twin Vee Board of Directors has adopted a number of governance practices, including:

●	executive sessions of the independent directors after certain board meetings, as required by Nasdaq; and

●	annual performance evaluations of the Chief Executive Officer by the independent directors, led by the Compensation

Committee.

The Twin Vee Board of Directors does not have a policy that requires the separation of the roles of Chief Executive Officer and Chairman of the Board. The Twin Vee Board of Directors annually reviews its leadership structure to assess what best serves the interests of Twin Vee and its shareholders at a given time. Currently, the positions of Chief Executive Officer and Executive Chairman are held by the same person. The Twin Vee Board of Directors does not have a lead independent director. The Twin Vee Board of Directors has determined its leadership structure is appropriate and effective given its stage of development; however after the Merger, Twin Vee intends to appoint Kevin Schuyler as its lead independent director,. In that role, he will presides over the Board’s executive sessions, during which our independent directors meet without management, and he serves as the principal liaison between management and the independent directors of the Board. The Lead Director also:

●	confers with the Chairman of the Board regarding Board meeting agenda;
●	chairs meetings of the independent directors including, where appropriate, setting the agenda and briefing the Chairman of the Board on issues discussed during the meeting;
●	oversees the annual performance evaluation of the CEO;
●	consults with the Nominating and Governance Committee and the Chairman of the Board regarding assignment of Board members to various committees; and
●	performs such other functions as the Board may require.

We believe the combination of Mr. Visconti as our Chairman of the Board and an independent director as our Lead Director is an effective structure for our company. The division of duties and the additional avenues of communication between the Board and our management associated with this structure provide the basis for the proper functioning of our Board and its oversight of management.

INFORMATION REGARDING COMMITTEES OF THE TWIN VEE BOARD OF DIRECTORS

Board of Directors Committees

Twin Vee currently has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which have the composition and the responsibilities described below. The following table shows the directors who are currently members or Chairman of each of these committees.

Board Members	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Bard Rockenbach	Member	Member	Member
James Melvin	Member	Member	Member
Neil Ross	Member	Member	Chairman
Kevin Schuyler	Chairman	Chairman	Member

 Audit Committee

The members of Twin Vee’s audit committee consist of Bard Rockenbach, James Melvin, Neil Ross and Kevin Schuyler. Mr. Schuyler serves as the chair of Twin Vee’s audit committee. All of the members of the audit committee are independent, as that term is defined under the rules of Nasdaq. The primary purpose of the audit committee is to oversee the quality and integrity of Twin Vee’s accounting and financial reporting processes and the audit of Twin Vee’s financial statements. Specifically, the audit committee will:

●	select and hire the independent registered public accounting firm to audit Twin Vee’s financial statements;

●	help to ensure the independence and performance of the independent registered public accounting firm;

●	approve audit and non-audit services and fees;

●	review financial statements and discuss with management and the independent registered public accounting firm Twin Vee’s annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●	prepare the audit committee report that the SEC requires to be included in Twin Vee’s annual proxy statement;

●	review reports and communications from the independent registered public accounting firm;

●	review the adequacy and effectiveness of Twin Vee’s internal controls and disclosure controls and procedure;

●	review Twin Vee’s policies on risk assessment and risk management;

●	review related party transactions;

●	establish and oversee procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by Twin Vee’s employees of concerns regarding questionable accounting or auditing matters; and

●	review and discuss Twin Vee’s policies regarding information technology security and protection from cyber risks.

Twin Vee’s audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq, a copy of which is available on Twin Vee’s website at www.twinvee.com. The Board has determined that Mr. Schuyler is an audit committee financial expert, as such term is used in Section 407 of Regulation S-K.

Compensation Committee

Twin Vee’s compensation committee consists of Bard Rockenbach, James Melvin, Neil Ross and Kevin Schuyler. Mr. Schuyler serves as the chair of Twin Vee’s compensation committee. All of the members of Twin Vee’s compensation committee are independent, as that term is defined under the rules of Nasdaq. Twin Vee’s compensation committee oversees Twin Vee’s compensation policies, plans and benefits programs. The compensation committee also:

●	oversees Twin Vee’s overall compensation philosophy and compensation policies, plans and benefit programs;

●	reviews and recommends to Twin Vee’s board of directors for approval compensation for Twin Vee’s executive officers and directors;

●	prepares the compensation committee report that the SEC would require to be included in Twin Vee’s annual proxy statement if Twin Vee were no longer deemed to be an emerging growth company or a smaller reporting company; and

●	administers Twin Vee’s equity compensation plans.

Twin Vee’s compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq, a copy of which is available on Twin Vee’s website at www.twinvee.com.

Nominating and Corporate Governance Committee

The members of Twin Vee’s nominating and corporate governance committee consist of Bard Rockenbach, James Melvin, Neil Ross and Kevin Schuyler. Neil Ross serves as the chair of Twin Vee’s nominating and corporate governance committee. Each is independent, as that term is defined under the rules of Nasdaq. Twin Vee’s nominating and corporate governance committee oversees and assists Twin Vee’s board of directors in reviewing and recommending nominees for election as directors. Specifically, the nominating and corporate governance committee:

●	identifies, evaluates and makes recommendations to Twin Vee’s board of directors regarding nominees for election to Twin Vee’s board of directors and its committees;

●	considers and make recommendations to Twin Vee’s board of directors regarding the composition of Twin Vee’s board of directors and its committees;

●	reviews developments in corporate governance practices;

●	evaluates the adequacy of Twin Vee’s corporate governance practices and reporting; and

●	evaluates the performance of Twin Vee’s board of directors and of individual directors.

Candidates for director should have certain minimum qualifications, including the ability to understand basic financial statements, being over 21 years of age, having relevant business experience (taking into account the business experience of the other directors), and having high moral character. The nominating and corporate governance committee retains the right to modify these minimum qualifications from time to time.

In evaluating an incumbent director whose term of office is set to expire, the nominating and corporate governance committee reviews such director’s overall service to Twin Vee during such director’s term, including the number of meetings attended, level of participation, quality of performance, and any transactions with Twin Vee engaged in by such director during his term.

When selecting a new director nominee, the nominating and corporate governance committee first determines whether the nominee must be independent for Nasdaq purposes or whether the candidate must qualify as an “audit committee financial expert.” The nominating and corporate governance committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm to assist in the identification of qualified director candidates. The nominating and corporate governance committee also will consider nominees recommended by our stockholders.

The nominating and corporate governance committee does not distinguish between nominees recommended by our stockholders and those recommended by other parties. In considering any person recommended by one of our stockholders, the nominating and corporate governance committee will look for the same qualifications that it looks for in any other person that it is considering for a position on the Board of Directors. The nominating and corporate governance committee evaluates the suitability of potential nominees, taking into account the current board composition, including expertise, diversity and the balance of inside and independent directors. The nominating and corporate governance committee does not have a set policy or process for considering diversity in identifying nominees, but endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment, management, accounting, finance, knowledge of our industry, strategic vision, research and development and other areas relevant to our business.

Twin Vee’s nominating and corporate governance committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq, a copy of which is available on Twin Vee’s website at www.twinvee.com.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, the board of directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect the company’s assets and business. The Twin Vee Board of Directors has broad and ultimate oversight responsibility for Twin Vee’s risk management processes and programs and executive management is responsible for the day-to-day evaluation and management of risks to Twin Vee.

Code of Conduct and Ethics

Twin Vee has adopted a written code of conduct and ethics that applies to Twin Vee’s directors, officers and employees, including Twin Vee’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on Twin Vee’s website at www.twinvee.com. Twin Vee intends to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or Twin Vee’s directors on Twin Vee’s website identified above. The inclusion of Twin Vee’s website address in this Joint Proxy Statement/Prospectus does not include or incorporate by reference the information on Twin Vee’s website herein. Twin Vee will provide any person, without charge, upon request, a copy of Twin Vee’s code of conduct and ethics. Such requests should be made in writing to the attention of Glenn Sonoda, Secretary, Twin Vee PowerCats Co., 3101 US-1 Fort Pierce, Florida 34982.

Limitation of Liability and Indemnification

Twin Vee’s Certificate of Incorporation and Bylaws provide that Twin Vee will indemnify Twin Vee’s directors and officers, and may indemnify Twin Vee’s employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits Twin Vee’s Certificate of Incorporation from limiting the liability of Twin Vee’s directors for the following:

●	any breach of the director’s duty of loyalty to us or to Twin Vee’s stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of Twin Vee’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Twin Vee’s Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under Twin Vee’s bylaws, Twin Vee will also be empowered to purchase insurance on behalf of any person whom Twin Vee is required or permitted to indemnify.

In the case of an action or proceeding by or in the right of Twin Vee’s or any of Twin Vee’s subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. Twin Vee believes that these charter and bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in Twin Vee’s Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and Twin Vee’s stockholders. Moreover, a stockholder’s investment may be harmed to the extent Twin Vee pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Twin Vee’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Twin Vee have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of Twin Vee’s directors or officers as to which indemnification is being sought, nor are Twin Vee aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

In addition to the indemnification that will be provided for in Twin Vee’s Certificate of Incorporation and Bylaws, the employment agreements with certain of Twin Vee’s executive officers include indemnification provisions providing for rights of indemnification as set forth in Twin Vee’s Certificate of Incorporation and Bylaws.

Board and Committee Meetings and Attendance

The Twin Vee Board of Directors and its committees meet regularly throughout the year, and also hold annual meetings and act by written consent from time to time. During 2023, the Twin Vee Board of Directors met two (2) times; the Audit Committee met six (6) times, the Compensation Committee met two (2) times, and the Nominating and Corporate Governance Committee met one (1) time. During 2023, each current member of the Twin Vee Board of Directors attended at least 75% of the aggregate of all meetings of the Twin Vee Board of Directors and of all meetings of committees of the Twin Vee Board of Directors on which such member served that were held during the period in which such director served.

Board Attendance at Annual Stockholders’ Meeting

Twin Vee’s policy is to invite and encourage each member of the Twin Vee Board of Directors to attend Twin Vee’s annual meetings of stockholders. At the 2023 Annual Meeting of Twin Vee Stockholders one director appeared in person.

Review and Approval of Transactions with Related Persons

The Twin Vee Board of Directors has adopted policies and procedures for review, approval and monitoring of transactions involving Forza and “related persons” (directors and executive officers or their immediate family members, or stockholders owning 5% or greater of Twin Vee’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant rules of the Securities and Exchange Commission (the “SEC”). Pursuant to Twin Vee’s charter, Twin Vee’s Audit Committee reviews on an on-going basis for potential conflicts of interest, and approve if appropriate, all Twin Vee’s “Related Party Transactions.” For purposes of the Audit Committee Charter, “Related Party Transactions” means those transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

A discussion of Twin Vee’s current related person transactions appears in this Joint Proxy Statement/Prospectus under “Transactions with Related Persons, Promoters and Certain Control Persons.”

Communication with Directors

Historically, Twin Vee has not provided a formal process related to stockholder communications with the Twin Vee Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Twin Vee Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

Stockholders and interested parties who wish to communicate with the Twin Vee Board of Directors, non-management members of the Twin Vee Board of Directors as a group, a committee of the Twin Vee Board of Directors or a specific member of the Twin Vee Board of Directors may do so by letters addressed to the attention of Twin Vee’s Corporate Secretary, who will relay the communications to the Twin Vee Board of Directors and/or its members, as appropriate.

The address for these communications is: Twin Vee PowerCats Co., c/o Corporate Secretary, 3101 S US Hwy 1, Fort Pierce, Florida 34982.

Anti-Hedging/Anti-Pledging Policy

Twin Vee has adopted an insider trading policy (the “Trading Policy”) with respect to the policies and procedures covering trades of Twin Vee’s securities and the handling of Twin Vee’s confidential information. The Trading Policy, which applies to all officers, employees, directors, consultants and independent contractors (each a “Covered Person”), prohibits the trading of Twin Vee’s securities by a Covered Person or a member of their household who is in possession of material non-public information. The Trading Policy also prohibits, among other things, hedging and pledging. Consequently, no employee, executive officer or director may enter into a hedge or pledge of Twin Vee’s Common Stock, including short sales, derivatives, put options, swaps and collars.

Equity Compensation Policy

While Twin Vee does not have a formal written policy in place with regard to the timing of awards of options in relation to the disclosure of material nonpublic information, the Twin Vee Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about Twin Vee’s company that has not been publicly disclosed. Upon consummation of Twin Vee’s initial public offering, all of Twin Vee’s officers and directors were awarded equity grants. Twin Vee intends to make annual equity grants to officers and directors coincident with each annual meeting of stockholders. Option grants are effective on the date the award determination is made by the Twin Vee Compensation Committee, and the exercise price of options is the closing market price of Twin Vee Common Stock on the business day of the grant or, if the grant is made on a weekend or holiday, on the prior business day.

TWIN VEE DIRECTOR COMPENSATION

2023 Director Compensation

Cash Compensation

Twin Vee’s directors cash compensation for the year ended December 31, 2023 remained the same as the prior year. All non-employee directors are entitled to receive the following cash compensation for their services:

●	$5,000 per year for service as a board member;

●	$12,000 per year additionally for service as chair of the audit committee;

●	$5,000 per year additionally for service as member of the audit committee (excluding committee chair);

●	$10,000 per year additionally for service as chair of the compensation committee;

●	$4,000 per year additionally for service as member of the compensation committee (excluding committee chair);

●	$5,000 per year additionally for service as chair of the nominating and corporate governance committee;

●	$3,000 per year additionally for service as member of the nominating and corporate governance committee (excluding committee chair);

All cash payments to non-employee directors who served in the relevant capacity at any point during the immediately preceding prior fiscal quarter will be paid quarterly in arrears. A non-employee director who served in the relevant capacity during only a portion of the prior fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable cash retainer.

Effective as of the closing of the Merger, Kevin Schuyler will be appointed by Twin Vee as lead independent director and the compensation payable to the Twin Vee’s directors will be adjusted as follows: (i) Kevin Schuyler, lead independent director: $100,000 per year; (ii) Neil Ross – independent director: $45,000 per year; and (iii) Marcia Kull – independent director: $45,000 per year.

In addition, effective as of the closing of the Merger, the members of the Twin Vee Special Committee will be entitled to receive the following compensation: (i) Bard Rockenbach: $10,000 and (ii) James Melvin: $5,000.

Equity Compensation

Each non-employee director who served as a director during 2021 received an initial grant of non-qualified stock options under the Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Plan (the “Twin Vee 2021 Plan”) to purchase 5,500 shares of Twin Vee Common Stock, which options vest pro rata on a monthly basis over a period of twelve months from the grant date, subject to the grantee’s continued service through that date. Each non-employee director who served as a director during 2022 received a grant of non-qualified stock options under Twin Vee’s 2021 Plan to purchase 5,500 shares of Twin Vee Common Stock, which options vest pro rata on a monthly basis over a period of twelve months from the grant date, subject to the grantee’s continued service through that date.

Director Compensation Table

The following table sets forth information regarding the compensation earned for service on the Twin Vee Board of Directors by Twin Vee’s non-employee directors during the year ended December 31, 2023. The compensation for each of Messrs. Visconti and Yarborough as an executive officer is set forth above under “—Summary Compensation Table.” Messrs. Visconti and Yarborough receive no compensation for service as a director.

(a) Name	(b) Fees Earned or Paid in Cash ($)	I Stock Awards ($)	(d) Option Awards(1) ($)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)
Bard Rockenbach	17,000	—	—	—	—	—	17,000
James Melvin	17,000	—	—	—	—	—	17,000
Neil Ross	19,000	—	—	—	—	—	19,000
Kevin Schuyler	30,000	—	—	—	—	—	16,732

(1)	During the year ended December 31, 2023, no equity compensation was awarded to any directors.

(2)	As of December 31, 2023, the following are the outstanding aggregate number of option awards held by each of Twin Vee’s directors who were not also Named Executive Officers:

Name	Option Awards (#)
Bard Rockenbach	10,083
James Melvin	11,000
Neil Ross	11,000
Kevin Schuyler	5,500

During 2023, each non-employee member of the Twin Vee Board of Directors received an annual cash fee of $5,000, all non-employee directors received an annual cash fee of $5,000, $4,000 and $3,000 for service on the Audit, Compensation and Nominating and Corporate Governance Committee, respectively, and the Chairman of the Audit, Compensation and Nominating and Corporate Governance Committee received a cash fee of $12,000, $10,000 and $5,000, respectively. In addition, in 2021 and 2022 each non-employee member of the Twin Vee Board of Directors has been issued an annual option grant exercisable for 5,500 shares of Twin Vee Common Stock, for a term of one year, vesting monthly over one year of the date of grant. During the year ended December 31, 2023, no equity compensation was awarded to any directors.

TWIN VEE EXECUTIVE COMPENSATION

Twin Vee’s named executive officers for the year ended December 31, 2023, which consisted of Twin Vee’s principal executive officer and the next most highly compensated executive officers, were:

●	Joseph C. Visconti, Twin Vee’s Chief Executive Officer and Former President

●	Preston Yarborough, Twin Vee’s Vice President

●	Carrie Gunnerson, Twin Vee’s Former Chief Financial Officer

Summary Compensation Table

The following table sets forth information regarding the compensation that was paid to Twin Vee’s named executive officers during the years ended December 31, 2023 and December 31, 2022.

				Option	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Compensation ($)		Total ($)

Joseph C. Visconti	2023	250,000	300,000	80,016	49,758	(2)	679,774
Chief Executive Officer and Former President	2022	250,000	300,000	1,990,196	44,356	(2)	2,584,552

Preston Yarborough	2023	185,841	61,208	27,212	23,036	(3)	297,297
Vice President	2022	160,000	42,167	—	21,030	(3)	223,197

Carrie Gunnerson	2023	211,000	63,300	27,212	18,461	(4)	319,973
Former Chief Financial Officer	2022	187,462	73,300	107,516	12,080	(4)	380,358

(1)	Options issued pursuant to the Twin Vee 2021 Stock Incentive Plan and the Forza 2022 Stock Incentive Plan. The amounts in the “Option Awards” column reflect the dollar amounts of the grant date fair value for the financial statement reporting purposes for stock options for the fiscal year ended December 31, 2023 in accordance with ASC 718. The fair value of the options was determined using the Black-Scholes model. For a discussion of the assumptions used in computing this valuation, see Note 14 of the Notes to Consolidated Financial Statements in the Twin Vee consolidated audited financial statement for the years ended December 31, 2023 and 2022 included in this Joint Proxy Statement/ Prospectus.

(2)	Consists of $30,000 of car expense paid, $18,461 of health insurance expense, and $1,297 of life insurance paid in 2023 and $30,000 of car expenses and $14,356 of health insurance expenses paid in 2022.

(3)	Consists of $12,000 of car expenses paid and $11,036 of health insurance expense paid in 2023 and $12,000 of car expenses and $9,030 of health insurance paid in 2022.

(4)	Consists of $18,461 of health insurance expense paid in 2023 and $12,080 of health insurance paid in 2022.

(5)	Mrs. Gunnerson provided notice of her resignation to be effective May 31, 2024.

Outstanding Equity Awards at Fiscal Year-End (December 31, 2023)

The following table provides information about the number of outstanding equity awards held by each of Twin Vee’s named executive officers as of December 31, 2023:

Option Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

Joseph C. Visconti	219,111	52,889	(1)	5.80	6/8/2031	—	—
Chief Executive Officer and Former President	188,889	2,111,111	(2)	5.00	8/10/2032	—	—
	97,222	152,778	(3)	2.01	10/19/2032	—	—
	33,333	66,667	(4)	1.33	12/14/2032	—	—
	6,453	137,547	(6)	0.70	10/4/2033	—	—

Preston Yarborough	109,555	26,445	(1)	5.80	6/8/2031	—	—
Vice President	1,389	23,611	(6)	0.70	10/3/2033	—	—
	1,388	23,612	(7)	1.35	10/4/2033	—	—

Carrie Gunnerson	58,933	77,067	(5)	3.87	9/30/2031	—	—
Former Chief Financial Officer	33,333	66,667	(4)	1.33	12/14/2032	—	—
	1,389	23,611	(6)	0.70	10/4/2033	—	—
	1,388	23,612	(7)	1.35	10/4/2033	—	—

(1)	On July 23, 2021, options were granted, under the Twin Vee 2021 Stock Incentive Plan, vesting monthly over 3 years.

(2)	On August 11, 2022, options were granted, under the Forza 2022 Stock Incentive Plan, vesting monthly over 3 years.

(3)	On October 20, 2022, options were granted, under the Twin Vee 2021 Stock Incentive Plan, vesting monthly over 3 years.

(4)	On December 15, 2022, options were granted, under the Forza 2022 Stock Incentive Plan, vesting monthly over 3 years.

(5)	On October 1, 2021, options were granted, under the Twin Vee 2021 Stock Incentive Plan, vesting monthly over 5 years.

(6)	On October 4, 2023, options were granted, under the Forza 2022 Stock Incentive Plan, vesting monthly over 3 years.

(7)	On October 4, 2023, options were granted, under the Twin Vee 2021 Stock Incentive Plan, vesting monthly over 3 years.

Employment Arrangements with Twin Vee’s Named Executive Officers

Joseph Visconti, Chief Executive Officer

Twin Vee entered into a five-year employment agreement with Mr. Visconti (the “Visconti Employment Agreement”) effective upon the closing of the Twin Vee initial public offering in July 2021. Under the Visconti Employment Agreement, Mr. Visconti serves as Twin Vee’s Chief Executive Officer. He receives an annual base salary of $250,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 125% of his annual base salary, based upon achievement of performance goals established by the compensation committee of the Twin Vee Board of Directors. Upon the completion of Twin Vee’s initial public offering in July 2021, Mr. Visconti received a stock option to purchase 272,000 shares of Twin Vee Common Stock under the Twin Vee 2021 Plan, vesting pro rata on a monthly basis over a three-year period subject to continued employment through each vesting date. On October 20, 2022, Mr. Visconti received a stock option to purchase 250,000 shares of Twin Vee Common Stock under the Twin Vee 2021 Plan, vesting pro rata on a monthly basis over a three-year period subject to continued employment through each vesting date.

On August 16, 2024, the Compensation Committee of the Twin Vee Board of Directors approved a proposal to increase to $500,000 the base salary being paid to Mr. Visconti under the Visconti Employment Agreement upon the successful completion of the merger with Forza and termination of his employment agreement with Forza.

The Visconti Employment Agreement provides that Mr. Visconti will be eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee’s other executive officers. In addition, he is entitled to (i) four weeks of paid vacation per year, (ii) a $2,500 a month car allowance and (iii) the cost of medical insurance for coverage for Mr. Visconti and his family.

The Visconti Employment Agreement provides that it shall continue until terminated: (i) by mutual agreement; (ii) due to death or disability of Mr. Visconti; (iii) by Mr. Visconti without good reason upon 90 days written notice to us; (iv) by us for cause (as defined in the Visconti Employment Agreement); (v) by Twin Vee without cause; or (vi) by Mr. Visconti for good reason (as defined in the Visconti Employment Agreement).

Pursuant to the Visconti Employment Agreement, Mr. Visconti is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Twin Vee without cause or a termination by Mr. Visconti for good reason other than in connection with a change in control, Mr. Visconti will receive: an aggregate of twelve months of salary continuation at his then-current base annual salary, paid out in equal installments over a 6 month period; payment of any amount of annual bonus accrued for the year prior to the date of termination; payment of the bonus Mr. Visconti would have received based on the attainment of performance goals had he remained employed through the end of the year of termination, pro-rated based on the number of days in the termination year that Mr. Visconti was employed by Twin Vee (paid when its other senior executives receive payment of their annual bonuses); reimbursement of COBRA premiums for up to twelve months; and full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Visconti’s outstanding vested stock options in Twin Vee will generally remain exercisable no longer than six months following such a termination.

In the event of a termination by Twin Vee without cause or a resignation by Mr. Visconti for good reason within twelve months following a change in control, Mr. Visconti will receive an aggregate of 18 months of salary continuation at his then-current base annual salary, paid out in equal installments over a twelve month period; payment of any amount of annual bonus accrued for the year prior to the year of termination; payment of a pro-rated target annual bonus for the year of termination based on the number of days in the termination year that Mr. Visconti was employed by Twin Vee; payment of one time his then-current target annual bonus; reimbursement of COBRA premiums for up to 18 months; and full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Visconti’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

The receipt of any termination benefits described above is subject to Mr. Visconti’s execution of a release of claims in favor of Twin Vee, a form of which is attached as an exhibit to the Visconti Employment Agreement.

In the event of Mr. Visconti’s termination due to death or disability, Mr. Visconti will receive full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Visconti’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Preston Yarborough, Vice President and Director of Product Development

Twin Vee entered into a five-year employment agreement with Mr. Yarborough (the “Yarborough Employment Agreement”) effective upon the closing of Twin Vee’s initial public offering in July 2021. Under the Yarborough Employment Agreement, Mr. Yarborough serves as Twin Vee’s Vice President and Director of Product Development. He receives an annual base salary of $160,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 50% of his annual base salary, based upon achievement of performance goals established by the compensation committee of the Twin Vee Board of Directors. Upon the completion of Twin Vee’s initial public offering in July 2021, Mr. Yarborough received a stock option to purchase 136,000 shares of Twin Vee Common Stock under the Twin Vee 2021 Plan, vesting monthly over a three-year period subject to continued employment through each vesting date.

The Yarborough Employment Agreement provides that Mr. Yarborough would be eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee’s other executive officers. In addition, he is entitled to (i) four weeks of paid vacation per year, (ii) a $1,000 a month car allowance and (iii) the cost of medical insurance for coverage for Mr. Yarborough and his family.

The Yarborough Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Mr. Yarborough; (iii) by Mr. Yarborough without good reason upon 90 days written notice to Twin Vee; (iv) by Twin Vee for cause (as defined in the Yarborough Employment Agreement); (v) by Twin Vee without cause; or (vi) by Mr. Yarborough for good reason (as defined in the Yarborough Employment Agreement).

Pursuant to the Yarborough Employment Agreement, Mr. Yarborough is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Twin Vee without cause or a termination by Mr. Yarborough for good reason other than in connection with a change in control, Mr. Yarborough will receive: an aggregate of nine months of salary continuation at his then-current base annual salary, paid out in equal installments over a six month period; payment of any amount of annual bonus accrued for the year prior to the date of termination; payment of the bonus Mr. Yarborough would have received based on the attainment of performance goals had he remained employed through the end of the year of termination, pro-rated based on the number of days in the termination year that Mr. Yarborough was employed by Twin Vee (paid when Twin Vee’s other senior executives receive payment of their annual bonuses); reimbursement of COBRA premiums for up to nine months; and full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Yarborough’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

In the event of a termination by Twin Vee without cause or a resignation by Mr. Yarborough for good reason within twelve months following a change in control, Mr. Yarborough will receive an aggregate of twelve months of salary continuation at his then-current base annual salary, paid out in equal installments over a twelve month period; payment of any amount of annual bonus accrued for the year prior to the year of termination; payment of a pro-rated target annual bonus for the year of termination based on the number of days in the termination year that Mr. Yarborough was employed by Twin Vee; payment of one time his then-current target annual bonus; reimbursement of COBRA premiums for up to twelve months; and full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Yarborough’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

The receipt of any termination benefits described above is subject to Mr. Yarborough’s execution of a release of claims in favor of Twin Vee, a form of which is attached as an exhibit to the Yarborough Employment Agreement.

In the event of Mr. Yarborough’s termination due to death or disability, Mr. Yarborough will receive full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Yarborough’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

On October 4, 2023, the Board of Directors approved the temporary payment of $7,000 a month in additional compensation to Preston Yarborough for services to be rendered by him as Interim Plant Manager of the AquaSport manufacturing plant in White Bluff Tennessee, for so long as he continues to act in that capacity.

Employment Arrangements with Current Executive Officers That Are Not Named Executive Officers

Karl Zimmer, President

In connection with his appointment, effective July 12, 2024 (the “Effective Date”), Twin Vee entered into a three-year employment agreement (the “Employment Agreement”) with Mr. Zimmer to employ Mr. Zimmer as Twin Vee’s President at an annual base salary of $200,000, which further provides that he is eligible to receive an annual performance cash bonus with a target amount equal to 50% of his annual base salary, based upon achievement of performance goals established by the compensation committee of Twin Vee’s Board of Directors, provided that if Twin Vee achieves EBITDA profitability, inclusive of public company fees, Mr. Zimmer shall be eligible to receive a target annual performance cash bonus of 100% of his annual base salary. Pursuant to the Employment Agreement, on July 12, 2024, Mr. Zimmer received a stock option (the “Initial Stock Option”) to purchase 500,000 shares of Twin Vee Common Stock under the Twin Vee2021 Amended Stock Incentive Plan (“2021 Plan”), vesting pro rata on an annual basis over five (5) years commencing on the one-year anniversary of the grant date, subject to continued employment through each vesting date. In addition, the Employment Agreement provides that subject to approval of the Compensation Committee of Twin Vee’s Board of Directors and its Board of Directors, Mr. Zimmer will be granted an additional stock option to purchase 500,000 shares of Twin Vee Common Stock (the “Additional Stock Option”) promptly upon the requisite stockholder approval of an increase in the number of shares available for issuance of awards under the 2021 Plan. The specific vesting terms and exercise price of the additional stock options will be determined by the Compensation Committee and the Board of Directors.

The Employment Agreement provides that Mr. Zimmer is eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee’s other executive officers, such as a 401(k) plan with up to 4% Twin Vee matching if Mr. Zimmer contributes 5% of his base salary. In addition, he is entitled to: (i) four weeks of paid vacation per year; (ii) up to $1,000 per month toward the cost of medical insurance coverage for Mr. Zimmer and his family; and (iii) $50,000 for relocation expenses and temporary lodging while relocating to Fort Pierce, Florida.

The Employment Agreement provides that it shall continue until terminated: (i) by mutual agreement; (ii) due to death or disability of Mr. Zimmer; (iii) by Mr. Zimmer voluntarily upon 90 days written notice to Twin Vee; (iv) by Mr. Zimmer with good reason (as defined in the Employment Agreement) upon 60 days written notice to Twin Vee; (v) by Twin Vee for cause (as defined in the Employment Agreement); or (vi) by Twin Vee without cause.

Pursuant to the Employment Agreement, Mr. Zimmer is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Twin Vee without cause or if Mr. Zimmer resigns for good reason after the first three months as a result of a material diminution in his base salary for longer than 12 months, and such termination is not in connection with a change of control (as defined in the Employment Agreement), Mr. Zimmer will receive: (i) an aggregate of six months of salary continuation at his then-current base annual salary, paid out in equal installments over a six month period; (ii) vesting with respect to 50% of his then outstanding, unvested shares of Common Stock issuable upon exercise of the Initial Stock Options if such termination occurs after the one year anniversary of the Effective Date and prior to the two year anniversary of the Effective Date and full vesting of the shares of Common Stock issuable upon exercise of the Initial Stock Options if such termination occurs after the two year anniversary of the Effective Date; (iii) extension of the exercise period for all of his then outstanding vested stock options to the first to occur of the 6 month anniversary of the date of termination or the expiration date of the stock options.

In the event of a termination by Twin Vee without cause or if Mr. Zimmer resigns for good reason and such termination is in connection with a change of control, Mr. Zimmer will receive: (i) an aggregate of six months of salary continuation at his then-current base annual salary, paid out in equal installments over a six month period; (ii) full vesting with respect to all of his then outstanding, unvested shares of Common Stock issuable upon exercise of the Initial Stock Options; (iii) vesting with respect to 50% of his then outstanding, unvested shares of Common Stock issuable upon exercise of the Additional Stock Options if such termination occurs after the one year anniversary of the Effective Date and prior to the two year anniversary of the Effective Date and full vesting of the shares issuable upon exercise of the Additional Stock Options if such termination occurs after the two year anniversary of the Effective Date; and (iv) extension of the exercise period for all of his then outstanding vested stock options to the first to occur of the 6 month anniversary of the date of termination, the expiration date of the stock options, or such earlier time as provided under the applicable plan or grant agreement with respect to a change of control.

In the event of a termination by Twin Vee with cause or a voluntary termination by Mr. Zimmer without good reason, all further vesting of his outstanding equity awards will terminate immediately and all payments of compensation by Twin Vee to him will terminate immediately. The receipt of any termination benefits described above is subject to Mr. Zimmer’s execution of a release of claims in favor of Twin Vee, a form of which is attached as an exhibit to the Employment Agreement.

In the event of Mr. Zimmer’s termination due to death or disability, Mr. Zimmer will receive full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Zimmer’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Michael Dickerson, Chief Financial & Administrative Officer

In connection with his appointment, Twin Vee entered into a five-year employment agreement (the “Dickerson Employment Agreement”) with Mr. Dickerson to employ Mr. Dickerson as Twin Vee’s Chief Financial & Administrative Officer at an annual base salary of $200,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 50% of his annual base salary, based upon achievement of performance goals established by the compensation committee of the Twin Vee Board of Directors. Pursuant to the Dickerson Employment Agreement, on April 4, 2024, Mr. Dickerson received a stock option to purchase 150,000 shares of Twin Vee Common Stock under the Twin Vee 2021 Plan, vesting one-sixth on the date which is six months after issuance and subsequently in thirty equal monthly installments commencing on the first day of the month thereafter, subject to continued employment through each vesting date.

The Dickerson Employment Agreement provides that Mr. Dickerson is eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee’s other executive officers. In addition, he is entitled to: (i) four weeks of paid vacation per year and (ii) up to $2,000 per month toward the cost of medical insurance coverage for Mr. Dickerson and his family. Further, when Twin Vee earns $8,000,000 in top line revenue for any rolling three-month period, the Dickerson Employment Agreement provides that Mr. Dickerson will receive: (i) a $1,000 a month car allowance and (iii) reimbursement of the full cost of medical insurance for coverage for Mr. Dickerson and his family.

The Dickerson Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Mr. Dickerson; (iii) by Mr. Dickerson upon 90 days written notice to us; (iv) by Twin Vee for cause (as defined in the Dickerson Employment Agreement); or (v) by Twin Vee without cause.

Pursuant to the Dickerson Employment Agreement, Mr. Dickerson is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Twin Vee without cause after the first three months, Mr. Dickerson will receive: an aggregate of six months of salary continuation at his then-current base annual salary, paid out in equal installments over a 6 month period. In the event of a termination by Twin Vee without cause or a termination by Mr. Dickerson, all further vesting of his outstanding equity awards will terminate immediately and all payments of compensation by Twin Vee to him will terminate immediately. The receipt of any termination benefits described above is subject to Mr. Dickerson’s execution of a release of claims in favor of Twin Vee.

In the event of Mr. Dickerson’s termination due to death or disability, Mr. Dickerson will receive full vesting for any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Mr. Dickerson’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Carrie Gunnerson, Former Chief Financial Officer

Twin Vee had entered into a five-year employment agreement with Ms. Gunnerson (the “Gunnerson Employment Agreement”) effective in October 2021. Under the Gunnerson Employment Agreement, Ms. Gunnerson served as Twin Vee’s Chief Financial Officer and received an annual base salary of $211,000 and was eligible to receive an annual performance cash bonus with a target amount equal to 30% of her annual base salary, based upon achievement of performance goals established by the compensation committee of Twin Vee’s board of directors. Ms. Gunnerson also received a stock option to purchase 136,000 shares of Twin Vee Common Stock under the Twin Vee 2021 Plan, vesting monthly over a five-year period subject to continued employment through each vesting date.

The Gunnerson Employment Agreement provided that Ms. Gunnerson was eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee’s other executive officers. In addition, she was entitled to four weeks of paid vacation per year.

The Gunnerson Employment Agreement provided that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Ms. Gunnerson; (iii) by Ms. Gunnerson without good reason upon 90 days written notice to Twin Vee; (iv) by Twin Vee for cause (as defined in the Gunnerson Employment Agreement); (v) by Twin Vee without cause; or (vi) by Ms. Gunnerson for good reason (as defined in the Gunnerson Employment Agreement). The Gunnerson Employment Agreement terminated on May 31, 2024, the effective date of Ms. Gunnerson’s resignation as Twin Vee’s Chief Financial Officer.

Pursuant to the Gunnerson Employment Agreement, Ms. Gunnerson is subject to a one-year post-termination non-compete and non-solicit of employees and clients. She is also bound by confidentiality provisions.

Employee Benefit and Stock Plans

Simple IRA Plan

Twin Vee maintains a Simple IRA retirement savings plan for the benefit of Twin Vee’s employees, including Twin Vee’s named executive officers, who satisfy certain eligibility requirements. Under the Simple IRA, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax basis through contributions to the Simple IRA plan. The Simple IRA plan authorizes employer safe harbor matching contributions equal to 3% of covered compensation for eligible employees. The Simple IRA plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement program, contributions to the Simple IRA plan and earnings on those contributions are not taxable to the employees until distributed from the Simple IRA plan.

Twin Vee 2021 Stock Incentive Plan

On April 8, 2021, the Twin Vee Board of Directors and Twin Vee’s stockholders approved the Twin Vee PowerCats Co. 2021 Stock Incentive Plan, which plan was amended and restated as the Twin Vee PowerCats Co. Amended and Restated 2021 Stock Incentive Plan on June 1, 2021 (the “Twin Vee 2021 Plan”). The Twin Vee 2021 Plan became effective immediately prior to the closing of Twin Vee’s initial public offering in July 2021. The principal provisions of the Twin Vee 2021 Plan are summarized in Twin Vee Proposal No. 5 under the heading “Summary of the Twin Vee 2021 Plan” which is hereby incorporated by reference.

INFORMATION ABOUT THE ANNUAL MEETINGS AND VOTING

The Twin Vee Board of Directors is using this Joint Proxy Statement/Prospectus to solicit proxies from the holders of Twin Vee Common Stock for use at the Twin Vee Annual Meeting. This Joint Proxy Statement/Prospectus and accompanying form of Twin Vee proxy is being first mailed to Twin Vee stockholders on or about October 14, 2024.

The Forza Board of Directors is using this Joint Proxy Statement/Prospectus to solicit proxies from the holders of Forza Common Stock for use at the Forza Annual Meeting. This Joint Proxy Statement/Prospectus and accompanying form of Forza proxy is being first mailed to Forza stockholders on or about October 14, 2024.

MATTERS RELATED TO THE ANNUAL MEETINGS

Voting

Twin Vee

Twin Vee stockholders may vote their shares in person at your meeting or by proxy. Twin Vee recommends that stockholders vote by proxy even if they plan to attend the Twin Vee Annual Meeting. Stockholders can always change their vote at the annual meetings.

Voting instructions are included on the proxy or proxy card. If a Twin Vee stockholder properly gives its proxy and submits it in time to vote by mailing it in the enclosed envelope, electronically via the Internet) or telephone, one of the individuals named as the proxy will vote the shares as the stockholder has directed. Twin Vee stockholders may vote for or against the proposals or abstain from voting. Abstentions will be counted for purposes of determining a quorum at the meeting. With respect to Twin Vee Proposals No. 1, if a stockholder marks his, her or its proxy “abstain” with respect to such proposal, he, she or it will be in effect voting against such proposal. If shares are held in “street name” by a broker, bank or other nominee, the broker cannot vote the shares on Twin Vee Proposals No. 1, No. 2 or No. 5 without stockholder’s instructions. This is a “broker non-vote.” Twin Vee Proposals No. 3, No. 4 and No. 6 are believed to be routine matters for which brokers that vote at the Twin Vee Annual Meeting may vote in their discretion if beneficial owners do not provide voting instructions to the brokers. If a stockholder marks his, her or its proxy “abstain” with respect to such proposal, he, she or it will be in effect voting against such proposal. If shares are held in “street name” by a broker, bank or other nominee, the broker cannot vote the shares on Twin Vee Proposals No. 1, No. 2 or No. 5 without stockholder’s instructions. Broker non-votes are not expected with respect to Twin Vee Proposals No. 3, No. 4 or No. 6 as they are routine matters for which brokers that vote at the Twin Vee Annual Meeting may vote in their discretion if beneficial owners do not provide voting instructions to the brokers.

If you are a Twin Vee stockholder and you submit your proxy but do not make specific choices, your proxy will follow the Twin Vee Board of Directors’ recommendations and vote your shares:

●	“FOR” the approval of the issuance of the shares of Twin Vee Common Stock pursuant to the terms of Merger Agreement (the “Stock Issuance Proposal”);

●	“FOR” the election of the two (2) nominees for Class III director named in this Joint Proxy Statement/Prospectus to the Twin Vee Board of Directors, each to serve a three-year term expiring at the 2027 Annual Meeting of Twin Vee Stockholders and until such director’s successor is duly elected and qualified;

●	“FOR” the ratification of the appointment of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for its fiscal year ending on December 31, 2024;

●

“FOR” the approval of an amendment to Twin Vee’s Certificate of Incorporation, in substantially the form attached to this Joint Proxy Statement/Prospectus as Annex B-1, at the discretion of the Twin Vee Board of Directors, to effect a reverse stock split with respect to the issued and outstanding shares of Twin Vee Common Stock, at a ratio of 1-for-2 to 1-for-20 (the “Range”), with the ratio within such Range to be determined at the discretion of the Twin Vee Board of Directors and included in a public announcement, subject to the authority of the Twin Vee Board of Directors to abandon such amendment (the “Twin Vee Reverse Stock Split Proposal”); and

●	To consider and vote upon an adjournment of the Twin Vee Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of Stock Issuance Proposal and/or the Twin Vee Reverse Stock Split Proposal.

Voting

Forza

Forza stockholders may vote their shares in person at your meeting or by proxy. Forza recommends that stockholders vote by proxy even if they plan to attend the Forza Annual Meeting. Stockholders can always change their vote at the annual meetings.

Voting instructions are included on the proxy or proxy card. If a Forza stockholder properly gives its proxy and submits it in time to vote by mailing it in the enclosed envelope, electronically via the Internet) or telephone, one of the individuals named as the proxy will vote the shares as the stockholder has directed. Forza stockholders may vote for or against the proposals or abstain from voting. Abstentions will be counted for purposes of determining a quorum at the meeting. With respect to Forza Proposal No. 1, if a stockholder marks his, her or its proxy “abstain” with respect to such proposal, he, she or it will be in effect voting against such proposal. If shares are held in “street name” by a broker, bank or other nominee, the broker cannot vote the shares on Forza Proposals No. 1 or No. 2 without stockholder’s instructions. This is a “broker non-vote.” Broker non-votes are not expected with respect to Forza Proposals No. 3, No. 4 or No. 5 since these are routine matters for which brokers that vote at the Forza Annual Meeting may vote in their discretion if beneficial owners do not provide voting instructions to the brokers. If shares are held in “street name” by a broker, bank or other nominee, the broker cannot vote the shares on Proposals No. 1 or No. 2 without stockholder’s instructions.

If you are a Forza stockholder and you submit your proxy but do not make specific choices, your proxy will follow the Forza Board of Directors’ recommendations and vote your shares:

●	“FOR” the adoption and approval of the Merger and the Merger Agreement, as described in the attached Joint Proxy Statement/Prospectus (the “Merger Proposal”); and

●	“FOR” the election of the one (1) nominee for Class II director named in the accompanying Joint Proxy Statement/Prospectus to the Forza Board of Directors, to serve a three-year term expiring at the 2027 Annual Meeting of Forza Stockholders and until such director’s successor is duly elected and qualified;

●	“FOR” the ratification of the appointment of Grassi & Co., CPAs, P.C. as Forza’s independent registered public accounting firm for its fiscal year ending on December 31, 2024;

●

“FOR” the approval of an amendment to Forza’s Amended and Restated Certificate of Incorporation in substantially the form attached to the accompanying Joint Proxy Statement/Prospectus as Annex B-2, at the discretion of the Forza Board of Directors to effect a reverse stock split (the “Forza Reverse Stock Split Proposal”);

●	To consider and vote upon an adjournment of the Forza Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Merger Proposal and/or the Forza Reverse Stock Split Proposal;

Revoking Your Proxy. You may revoke your proxy before it is voted by:

●	submitting a new proxy with a later date,

●	submitting a vote electronically via the Internet with a later date, if that was how the original vote was submitted,

●	notifying your company’s Secretary in writing before the meeting that you have revoked your proxy, or

●	voting in person at the meeting.

Voting in person. If you plan to attend a meeting and wish to vote in person, you will be given a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, and you are a Twin Vee or Forza stockholder, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on October 4, 2024, the Record Date for shares entitled to vote at the Twin Vee Annual Meeting and the Forza Annual Meeting.

Proxy solicitation. Twin Vee and Forza will each pay its own costs, if any, of soliciting proxies.

In addition to this mailing, Twin Vee and Forza officers may solicit proxies personally and electronically via the Internet.

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay. Twin Vee and Forza also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

Do not send in any stock certificates with your proxy. Twin Vee will provide instructions for the surrender of stock certificates for Forza stockholders.

Other Business; Adjournments

Neither Twin Vee nor Forza is currently aware of any other business to be acted upon at either meeting.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Neither Twin Vee nor Forza currently intends to seek an adjournment of its meeting.

Appraisal Rights

Holders of Twin Vee Common Stock are not entitled to appraisal rights under Delaware law in connection with any matters to be voted on at the Twin Vee Annual Meeting. In addition, holders of Forza Common Stock are not entitled to appraisal rights under Delaware law in connection with the Merger to be voted on at the Forza Annual Meeting.

INFORMATION ABOUT TWIN VEE AND FORZA

General

Twin Vee is a designer, manufacturer and marketer of recreational and commercial power boats. Twin Vee believes its company has been an innovator in the recreational and commercial power catamaran industry. Twin Vee currently has 13 gas-powered models in production ranging in size from its 20-foot mono hull, single engine, center console to its newly designed 40-foot offshore 400 GFX catamaran, quad engines. While its twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee ride quality by reducing drag, increasing fuel efficiency, and offering users a stable riding boat, Twin Vee’s new mono hull line addresses the largest portion of the overall market.

Twin Vee has organized its business into three operating segments: (i) its gas-powered boat segment which manufactures and distributes gas-powered boats under the Twin Vee and AquaSport names; (ii) its electric-powered boat segment which until recently was developing fully electric boats, through its publicly owned subsidiary, Forza and (iii) its franchise segment which is developing a standard product offering and will be selling franchises across the United States through its wholly owned subsidiary, Fix My Boat, Inc.

Twin Vee’s gas-powered boats allow consumers to use them for a wide range of recreational activities including fishing, diving and water skiing and commercial activities including transportation, eco tours, fishing and diving expeditions. Twin Vee believes that the performance, quality and value of its boats position it to achieve our goal of increasing our market share and expanding the power catamaran boating market. Twin Vee currently primarily sell its boats through a current network of 23 independent boat dealers in 37 locations across North America and the Caribbean who resell its boats to the end user Twin Vee and AquaSport customers. Twin Vee is continuing its recruiting efforts for high quality boat dealers and seeks to establish new dealers and distributors domestically and internationally to distribute its boats as its grows its production and introduce new models. Twin Vee also recently announced plans to develop an automotive industry-inspired web-based "Pro-Direct Platform" to allow customers to design and configure their new boats and receive real-time pricing for the purchase of the boats direct from Twin Vee. Twin Vee’s gas-powered boats are currently outfitted with gas-powered outboard combustion engines.

During the second quarter of 2024, Twin Vee experienced a significant reduction in demand for its products, as has been experienced throughout the boating industry. Total units sold in the quarter were 24 compared to 75 in the second quarter of 2023, a 68% reduction, compared to a 47% reduction in revenue over the same period. This difference is due to the average selling price per unit in each quarter. Sales for the second quarter of 2024 included 2 40’ boats with an average selling price of $630,000 each while the second quarter of 2023 had 0 40’ foot boats. Twin Vee’s objectives have been to add new, larger boat models including a new line of GFX2 models, expand its dealers and distribution network, and increase unit production to fulfill our customer and dealer orders.

Due to the growing demand for sustainable, environmentally friendly electric and alternative fuel commercial and recreational vehicles, Forza, entered the business of designing and developing a line of electric-powered boats. Forza’s electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system. To date, Forza as built-out and tested multiple Forza company units, including: three offshore-style catamarans, two bay boat-style catamarans, one deck boat and three 22-foot center console (F22) monohulls. The past year has seen a marked deceleration in the global demand for recreational marine vehicles, influenced heavily by economic uncertainties and shifting consumer priorities. This slowdown reflects broader trends affecting the recreational vehicle industries at large, including electric vehicles (EVs). Notably, the global shift towards EV adoption has been much slower than initially anticipated. Several leading automotive manufacturers have adjusted their strategies, accordingly, including halting the construction of dedicated EV factories.

The slower-than-expected adoption rates have led to cautious consumer spending and investment in EV technology, directly impacting Twin Vee’s and Forza’s market. Specifically, the electric boat segment has experienced even more sluggish growth than the automotive sector. In addition, many of the larger players in the boat industry, such as Mercury Marine, have completed their development efforts and have brought their electric outboard motors to market. Despite these challenges, Twin Vee has managed to sustain operations through strategic adjustments, including cost management and a focus on strategic partnerships. Twin Vee has implemented measures that have reduced cash burn and conserved cash reserves while seeking to leverage its technological advancements through strategic collaborations and partnerships to enhance shareholder value. Twin Vee has responded to the industry challenges by tightening its financial reins to mitigate the impacts of reduced demand with a view toward long-term sustainability. In an effort to further retain cash and reduce expenditures and as a result of current market conditions, on July 11, 2024, the Board of Directors of Forza determined to discontinue and wind down Forza’s business related to the development and sale of electric boats utilizing its proprietary outboard electric motor. Forza announced exploring strategic alternatives, including a potential Merger.

Business of Twin Vee’s Segments

Gas-powered Boats

Twin Vee’s gas-powered boat segment accounted for 100% of its net revenue in fiscal years 2023 and 2022. In 2023, Twin Vee’s gas powered segment had locations in Fort Pierce, Florida, and White Bluff, Tennessee. Twin Vee believes its company has been an innovator in the recreational and commercial power catamaran industry. Twin Vee currently has 13 gas-powered models in production ranging in size from its 20-foot mono hull, single engine, center console to its newly designed 40-foot offshore 400 GFX catamaran, quad engines. While its twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee ride quality by reducing drag, increasing fuel efficiency, and offering users a stable riding boat, Twin Vee’s new mono hull line addresses the largest portion of the overall market. Twin Vee’s home base operations for its gas-powered boats is in Fort Pierce, Florida and is a 7.5-acre facility with several buildings totaling over 75,000 square feet. Twin Vee currently employs approximately 80 people.

During the 2023 fiscal year, Twin Vee focused its efforts on increased throughput through its facility, and fully integrating the new models that it introduced in 2023. In February 2023, Twin Vee announced its launch of its new AquaSport, a new-monohull boat brand that will initially include a 22-foot center console monohull, a 25-foot dual console, single-engine day boat, a 22-foot dual console monohull and a 25 foot deck boat, single engine. Twin Vee delivered its first monohull boats in January of 2024. In May of 2023, Twin Vee entered into a finance lease, securing the rights to the AquaSport brand and facility in White Bluff, Tennessee. The AquaSport brand is expected to appeal to first-time boat buyers, the freshwater market, and consumers that prefer a monohull boat opening a significantly larger portion of the market share to Twin Vee.

During the year ended December 31, 2023, one individual dealer had sales of over 10% of Twin Vee’s total sales, and one customer represented 10.3% of total sales. During the year ended December 31, 2022, one individual dealer had sales of over 10% of our total sales, and one customer represented 12% of total sales. For the six months ended June 30, 2024, three individual dealers represented over 10% of Twin Vee’s total sales, or 38% in total. For the six months ended June 30, 2023, one individual dealer represented over 10% of Twin Vee’s sales, and that dealer represented 20% of total sales.

Twin Vee’s Twin-Hull Shape

Twin Vee catamaran boats are designed for a dry and smooth ride. As a Twin Vee moves through the water, the boat’s symmetrical catamaran hull has lifting strakes on the side of each hull. Lifting strakes are known to produce lift at the bow of a boat by displacing water, allowing the boat to, in essence, glide above the water rather than lumber through it. Twin Vee’s lifting strakes work to not only create lift, but also to make the ride smoother. The forward motion of a catamaran boat lifts water up towards the top of the tunnel while pushing the water inward to form two counter-flowing vortexes. As these vortexes are being formed, the Twin Vee hull design aerates these vortexes with small air bubbles, which are then compressed at an increasing rate as the vortexes move down the tunnel. It is the kinetic energy stored in these compressed air bubbles, which creates a smooth and stable ride. As speed increases, the kinetic energy increases at a non-linear rate as more and more air is induced into the increasingly faster flowing vortexes. The trailing surfaces the Twin Vee hulls are specifically designed to facilitate propulsion efficiency by discharging the kinetic energy and air bubbles from the counter-flowing vortexes upon exiting astern, thus providing the propellers with a steady flow of super clean and highly ordered water.

This fact, combined with a catamaran’s soft ride, results in Twin Vee’s renowned efficiency and smooth, seaworthy safety. At speed, the Twin Vee’s displacement hull slices through the water, traveling with the shape of the seas rather than flying over them and experiencing reentry shock. This results in a stable and smooth ride. The following are some benefits of the catamaran, or Twin Vee’s, hull shape.

Power Catamaran Hull Benefits

●	Catamaran stability. Catamarans have parallel hulls on the outer edges of the boat rather than in the middle, providing superior stability. Twin Vee hulls travel with the wave shapes because the buoyancy is to the outside, resisting the snap roll pendulum motion of deep vee monohulls. A Twin Vee wider footprint negates the effects of rolling seas, making them less likely to capsize and reduce seasickness.

●	Shallow draft for travelling in “skinny” waters. The weight of the boat is distributed to two hulls for a shallower draft. The shallow draft of the Twin Vee design provides access to areas that conventional hulls cannot reach. With a Twin Vee, you can enjoy the beach and not have to wade in the water to get there.

●	More usable deck space. The relatively rectangular design of the Twin Vee expanded deck area allows for more usable deck space than monohulls. Twin Vee boats are wider in the bows providing more open area in open models and bigger berths in cabins. Lounge in the front of a Twin Vee dual console and then jump into a similar-sized monohull.

●	Single engine get home capability. Twin Vee catamaran hulls do not need planning speed power to travel rapidly on a single engine. Minimum bow rise for greater visibility, a Twin Vee deck is parallel to the water at all speeds allowing you to maintain your line of sight and giving you greater fuel efficiency.

●	Docking and maneuverability. With the extra separation between the motors, over most mono hull boats, you can cross-clutch the motors and turn or spin the boat up to its own length.

●	Maintains a plane at lower speed for fuel efficiency. The catamaran hull can maintain a plane at lower speeds and catamaran boats create less drag in turn offering better fuel efficiency and a more economical boat to maintain.

●	Fish one side of a Twin Vee. Enjoy fishing without the extreme listing of a monohull.

Twin Vee’s Monohull

Twin Vee expects its new monohull line to appeal to first-time boat buyers, the freshwater market and consumers that prefer a monohull boat. This new monohull brand will be selling into a much larger portion of the market.

Franchise

Twin Vee’s franchise segment is being developed and we plan to utilize a franchise model for marine mechanics across the country through its wholly owned subsidiary, Fix My Boat, Inc.

Electric-Powered Boats

The mission of Forza was to inspire the adoption of sustainable recreational boating by producing stylish electric sport boats. Forza was focused on the creation, implementation and sale of electric boats utilizing Forza’s electric vehicle (“EV”) technology to control and power its boats and proprietary outboard electric motor. Forza’s electric boats were being designed as fully integrated electric boats including the hull, outboard motor and control system.

Forza was initially Twin Vee’s wholly owned subsidiary and prior to Forza’s incorporation on October 15, 2021, it operated as the Electra Power Sports™ Division of Twin Vee. Following Twin Vee’s initial public offering that closed on July 23, 2021, it determined in October 2021 that for several reasons that include, but are not limited to, avoiding confusion in the marketplace between Twin Vee’s legacy gas-powered line of boats, that Twin Vee would market its new independent line of electric boats under a new brand name (and new subsidiary) separate and apart from Twin Vee. Twin Vee and Forza brands are unique in their own way, includingthe profile of the targeted Forza customer who is environmentally conscious and would purchase an electric boat versus gas-powered model, (ii) the marketing and sales strategy of each company, and (iii) Twin Vee’s use of a third-party dealer network. In addition, it was expected that electric powered boats would require a specific and unique level of training and knowledge for supporting and servicing the technical and warranty claims that might arise. The service and support of gas and electric powered boats are very different, and it became clear to Twin Vee that Forza required its own unique brand.

In an effort to retain cash and reduce expenditures and as a result of current market conditions, on July 11, 2024, Forza’s Board of Directors determined to discontinue and wind down Forza’s business related to the development and sale of electric boats utilizing its proprietary outboard electric motor. Forza explored strategic alternatives, including a potential Merger with Twin Vee. As part of this decision, Forza obtained an appraisal of its partially constructed facility in Monroe, NC and evaluated the carrying costs of its assets, primarily its inventory and fixed assets. Based on this analysis, Forza has recorded an impairment charge of $1,674,000 against the carrying cost of its partially constructed building at June 30, 2024. Forza has evaluated any material liabilities resulting from this action and has determined that there are no additional material liabilities to be recorded as of June 30, 2024.

Overall Strategy

Twin Vee intends to capitalize on the thriving broader marine industry through the following strategies:

Develop New and Innovative Products in Its Core Market. As an innovator, designer, manufacturer, and marketer of catamaran powerboats, Twin Vee strives to design new and inventive products that appeal to a broad customer base. Twin Vee intends to launch a number of new products and features with best-in-class quality, with the goal of increasing sales and significant margin expansion.

Increase the Power Boat Category Segment. Twin Vee’s near-term product development strategy is to expand its product line to reach underserved segments of the catamaran and monohull powerboat category that are distinct from its traditional customer base. With Twin Vee’s existing supplier relationships, material agreements, and manufacturing processes, should allow it to offer this product line at an attractive price point for the consumer while sustaining our gross margins and the product attributes critical to the Twin Vee brand.

Capture Additional Share from Adjacent Boating Categories. Another focus is to grow Twin Vee’s market share is to enhance its ability to introduce new products with increased versatility, functionality, and performance to a more expansive customer base that values boats for both water sports and general recreational boating purposes. Twin Vee intends to launch several marketing campaigns that will focus on new product launches and help to educate the market on its value proposition to customers.

Effectively Manage Dealer Inventory and Further Strengthen Our Dealer Network. Twin Vee views its dealers as its partners and product champions. Therefore, Twin Vee will continue to devote significant time and resources to finding high quality dealers and developing and improving their performance over time. Twin Vee believes the quality and trust in its dealer relationships are more beneficial to its long-term success than the quantity of dealers. Twin Vee currently has a network of 20 independent boat dealers in 34 locations across North America, the Caribbean and Central America.

 Increase Our Sales in International Markets. Twin Vee believes it has a brand that will have natural growth in international markets. Catamaran powerboats have already been accepted as the norm in many international markets. For example, the global catamaran market size was worth USD 1.35 billion in 2021 and is expected to expand at a compound annual growth rate (CAGR) of 5.8% from 2022 to 2030. The U.S. catamaran market size was worth USD 342.5 million in 2021 and is expected to expand at a CAGR of 5.4% from 2022 to 2030. With further expansion into global distribution with our expanding dealer network, including Dubai, Puerto Rico, and Costa Rica Twin Vee is able to increase market share. Based on Twin Vee’s brand and product offering, as well as out potential distribution strengths,

 Twin Vee believes it is well positioned to leverage its reputation and capture additional international sales. Twin Vee believes that it will increase its international sales by promoting its products in developed markets where it has a dealer base and in international markets where rising consumer incomes are expected to increase demand for recreational products, such as Australia, Europe, Israel, Dubai and Brazil. Twin Vee is also developing new product offerings that will specifically target certain product demand from its international consumers and that it believes will drive further sales growth in international markets.

Twin Vee’s Strengths and Competitive Advantages

Twin Vee believes that the following are the key investment attributes of its company:

Recognized Brand. Twin Vee believes the Twin Vee and AquaSport brands are well-known among boating enthusiasts for performance, quality, and value, and that the market recognizes both Twin Vee and AquaSport as brands that deliver a proposition.

Diverse Product Offering. Twin Vee is able to attract consumers across multiple categories within the recreational powerboat industry. Twin Vee currently has 13 gas-powered models in production ranging in size from its 20-foot mono hull, single engine, center console to its newly designed 40-foot offshore 400 GFX catamaran, quad engines. While its twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee ride quality by reducing drag, increasing fuel efficiency, and offering users a stable riding boat, Twin Vee’s new mono hull line addresses the largest portion of the overall market.

Focus on Innovative Product Offerings. Twin Vee is currently designing numerous new boat models to meet market demand and grow its business, and its current focus is on bring a full line of monohull boats to the market under the AquaSport brand.

Price Point. Twin Vee has also made investments in infrastructure and engineering. These investments have resulted in lower material waste, reduced labor hours per boat, reduced re-work, and increased production efficiencies. Therefore, Twin Vee is able to offer favorable pricing while increasing margins by controlling costs through disciplined engineering and manufacturing processes.

Our Markets

According to SSI data (Statistical Surveys Incorporated), 270,809 new watercrafts were sold in the U.S. in 2023 a decline of -14.52% across the entire industry compared to 2022. Twin Vee’s core market corresponds most directly with the saltwater outboard market defined by SSI and is further categorized by the power catamaran segment. The saltwater outboard market is experiencing a decline of -18.71% compared to 2022 with a total of 25, 377 new units sold in the U.S. With the current decline in the market, further normalizing post Covid. Comparatively, Twin Vee has experienced an increase of 4% percent for 2023 sales compared to 2022. Looking ahead to 2024, Twin Vee has expanded is market offering to include monohulls with the acquisition of the 60+ year old AquaSport Boats brand as of June 1st, 2023 and will further expand its model lineup with new and exciting models across both brands.

Outboard Motor Market

An outboard motor is a propulsion system for boats, consisting of a self-contained unit that includes engine, gearbox and propeller or jet drive, designed to be affixed to the outside of the boat. As well as providing propulsion, outboards provide steering control, as they are designed to pivot over their mountings and thus control the direction of thrust. Outboard motors tend to be found on smaller watercraft as it is more efficient for larger boats to have an inboard system. Although outboard engines powered by fossil fuels have traditionally dominated this market and continue to do so, electric outboard motors are a relatively new phenomenon that have been growing in step with the growth in the electric boat market. The boats that Twin Vee sells and manufacture all have outboard motors.

According to the NMMA, sales of outboard engines in the United States (which includes outboard motors) were $3.6 billion in 2022. Consumer demand for higher-performance engines hit an all-time high in 2020. The market did see a decline of 6% in 2022, over 2021.

Although many recreational boats can be powered by outboard or inboard motors, many consumers prefer outboard motors. Among the reasons for their preference are that, unlike inboard motors, outboard motors can be easily removed for storage or repairs, they provide more room in the boat as they are attached to the transom outside of the boat, they tend to have a shallower draft and they can be more easily replaced in the event the motor no longer works or a desire to upgrade to a higher horsepower.

Electric Boat Market

The past year has seen a marked deceleration in the global demand for recreational marine vehicles, influenced heavily by economic uncertainties and shifting consumer priorities. This slowdown reflects broader trends affecting the recreational vehicle industries at large, including electric vehicles (EVs). Notably, the global shift towards EV adoption has been much slower than initially anticipated. Several leading automotive manufacturers have adjusted their strategies, accordingly, including halting the construction of dedicated EV factories.

The slower-than-expected adoption rates have led to cautious consumer spending and investment in EV technology, directly impacting Forza’s market. Specifically, the electric boat segment has experienced even more sluggish growth than the automotive sector. In addition, while Forza’s electric boats had not yet completed the development stage, many of the larger players in the boat industry, such as Mercury Marine, have completed their development efforts and have brought their electric outboard motors to market.

In an effort to retain cash and reduce expenditures and as a result of current market conditions, on July 11, 2024, Forza’s Board of Directors determined to discontinue and wind down Forza’s business related to the development and sale of electric boats utilizing its proprietary outboard electric motor.

Twin Vee’s Dealer Network

Twin Vee primarily sells its gas-powered boats through a network of 20 independent dealers in 34 locations across North America, the Caribbean (one in the Bahamas, Puerto Rico and Cayman Islands) and Central America (Panama City, Panama). Twin Vee is always seeking to recruit and establish new dealers and distributors domestically and is striving to develop international distribution.

Twin Vee establishes performance criteria that its dealers must meet in order to be part of our network to ensure its dealer network remains strong, which include minimum annual purchase orders. As a member of its network, dealers in North America may qualify for floor plan financing programs, rebates, seasonal discounts, promotional co-op payments and other allowances. Twin Vee expects this will strengthen its dealers’ ability to sell its products. Twin Vee also recently announced plans to develop an automotive industry-inspired web-based "Pro-Direct Platform" to allow customers to design and configure their new boats and receive real-time pricing for the purchase of the boats direct from Twin Vee.

Twin Vee consistently review its distribution network to identify opportunities to expand its geographic footprint and improve its coverage of the market. Twin Vee believes that its diverse product offering and strong market position in each region of the United States helped it capitalize on growth opportunities as its industry recovered from the economic downturn. Twin Vee has the ability to opportunistically add new dealers and new dealer locations to previously underserved markets and use data and performance metrics to monitor dealer performance. Twin Vee believes its outstanding dealer network allows it to distribute its products more efficiently than its smaller competitors.

Twin Vee does not have written agreements with its dealers. Prior to the beginning of each year, Twin Vee establishes a minimum number of units that each dealer must acquire based upon indications of interest from the dealers. Payment for the units is made by the dealer or a third-party lender once the boat is manufactured and delivered to the dealer. Dealers are not contractually obligated to purchase any boats. Although to date most dealers have purchased boats for which they have provided indications of interest, Twin Vee could experience excess inventory and costs if a dealer should choose not to purchase a boat for which it has provided an indication of interest.

Floor Plan Financing

Twin Vee’s North American dealers often purchase boats through floor plan financing programs with third-party floor plan financing providers. During the year ended December 31, 2023, a majority of Twin Vee’s North American shipments were made pursuant to floor plan financing programs through which its dealers participate. These programs allow dealers across our brands to establish lines of credit with third-party lenders to purchase inventory. Under these programs, a dealer draws on the floor plan facility upon the purchase of Twin Vee boats and the lender pays the invoice price of the boats. As is typical in the industry, Twin Vee has entered into repurchase agreements with certain floor plan financing providers to its dealers. Under the terms of these arrangements, in the event a lender repossesses a boat from a dealer that has defaulted on its floor financing arrangement and is able to deliver the repossessed boat to Twin Vee, Twin Vee is obligated to repurchase the boat from the lender. Twin Vee’s obligation to repurchase such repossessed products for the unpaid balance of its original invoice price for the boat is subject to reduction or limitation based on the age and condition of the boat at the time of repurchase, and in certain cases by an aggregate cap on repurchase obligations associated with a particular floor financing program.

Twin Vee’s exposure under repurchase agreements with third-party lenders is mitigated by its ability to reposition inventory with a new dealer in the event that a repurchase event occurs. The primary cost to Twin Vee of a repurchase event is any margin loss on the resale of a repurchased unit. To date, Twin Vee has not been required to repurchase any boats under repurchase agreements.

Competition

The powerboat industry, including the performance sport boat category, is highly competitive for consumers and dealers. Competition affects our ability to succeed in the markets Twin Vee currently serves and new markets that it may enter in the future. Twin Vee competes with several large manufacturers that may have greater financial, marketing and other resources than it does. Twin Vee competes with large manufacturers who are represented by dealers in the markets in which Twin Vee now operates and into which it plans to expand. Twin Vee also compete with a wide variety of small, independent manufactures. Competition in our industry is based primarily on brand name, price and product performance.

Twin Vee also compete with other leisure activities. Twin Vee boats are not necessities and in times of economic hardship, consumers may cease purchasing non-essential items. Luxury items may not be used for recreational and sport purposes, and demand for Twin Vee boats may be adversely affected by competition from other activities that occupy consumers’ leisure time and by changes in consumer lifestyle, usage pattern or taste.

Twin Vee also faces competition for employees. Competition for individuals with experience designing, manufacturing and servicing electric boats is intense, and Twin Vee may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm Twin Vee’s business and prospects.

Raw Materials, Principal Suppliers, and Customers

Twin Vee purchases a number of its product parts and components from third-party suppliers, including the fiberglass it uses to manufacture the fiberglass parts of its boats, hydrocarbon feedstocks and steel, as well as product parts and components, such as engines and electronic controls, through a sales order process. The most significant component used in manufacturing Twin Vee gas-powered boats, based on cost, are engines. Twin Vee maintains good relationships with its engine suppliers, which include Suzuki Motor of America, Inc., Mercury Marine and Yamaha Motor Corporation.

Twin Vee does not maintain long-term contracts with preferred suppliers, but instead relies on informal arrangements and off-the-shelf purchases. Twin Vee purchases motors from three different manufactures, it has not experienced any material shortages in any of its product parts, or components. Temporary shortages, when they do occur, usually involve manufacturers of these products adjusting model mix, introducing new product lines, or limiting production in response to an industry-wide reduction in boat demand.

Intellectual Property

Twin Vee has not protected its intellectual property rights for its gas-powered motor products through patents or formal copyright registration, and does not currently have any patent applications pending related to its gas-powered boats.

Forza Intellectual Property

Forza has three design and four utility patent applications on file with the United States Patent and Trademark Office. Certain patent applications were originally filed by, and in the name of, the individual who was the inventor of the technology and since have been assigned to us. Below is a list of pending patent applications that we are seeking approval for from the United States Patent and Trademark Office. There can be no assurance that the patent applications will issue, or that issued patents will afford protection against competitors with similar technology. See “Intellectual Property Risks.”

IDEA / CONCEPT NAME	DESCRIPTION	IP TYPE	App Number and Filing Date
360 Steering Lower Pod with Disconnect

For outboard, lower pod steering mechanism using slewing bearing and spur gear mechanism allowing for a full 360-degree rotation. Also features a pass through the center method for cooling fluid,

and an easy way to interchange lower drive units with the fixed upper unit.

		Full Non-provisional Patent	App # 63,207,748 FILING DATE 03/18/21 Received Notice of Patent Granted January 2024
Original Outboard Cover Design	Original shape of outboard cover	Design Patent	App # 29/818,844 FILING DATE 12/10/21 Received Notice of Patent Granted January 2024
Unibody Frame	Shape of frame that allows vertical mounting of motor and transmission inside the outboard	Design Patent	App # 29/818,842 FILING DATE 12/10/21 Received Notice of Patent Granted January 2024
Outboard cover design — ALPHA 01 version	shape of the updated prototype cover and cowling	Design Patent	App # 29/819,262 FILING DATE 12/14/21 Received Notice of Patent Granted January 2024
Trim and Tilt with cable routing thru pivot axis	A trim and tilt assembly that routes cables through the pivot axis which protects cables, keeps the bundle from excessive bending and results in a cleaner design	Utility Patent	App # 63,287,740 FILING DATE 12/09/21

Jet Drive Lower Unit for an Electric Outboard	The design of the lower jet drive as it is configured for the integration with the electric outboard	Utility Patent	App # 63,293,420 FILING DATE 12/23/21
Closed Loop Heat Exchanger Integrated in a Lower Drive Unit	Integrate a cooling radiator inside of the lower drive propeller or jet drive unit itself. Simplify the cooling circuit by eliminating the need for a raw sea water intake.	Full Non-provisional Patent	App # 18/150,943 FILING DATE 1/06/22
cooling circuit with cartridge style inserts in the lower unit	Similar to the above but a more refined methodology of using a set of unique 3D metal printed heat exchanger cartridges	Full Non-provisional Patent	App # 18/404,991 FILING DATE 1/05/24
Outboard Motor Cowling Latch Assembly	The outboard top cover should not be removed until the electric motor and inverter is safely de-energized which typically takes 4 to 5 seconds after powering down. This invention features a special latch mechanism, a sensor to detect position of latch, and a locking solenoid which will prevent inadvertent removal of cowling cover which will prevent a user from being electrocuted.	Utility Patent	App # 18/507782 Filing Date 11/14/23
Docking Assist Motor Control and Auto-pilot mode for Trailer loading and launching	Similar to docking assist GPS guided auto-pilot systems but this one is specifically intended to assist with single handed boat launching or loading to and from a trailer. Use position sensors on the trailer, have the boat automatically guided safely by itself while the captain is backing trailer into the water, or on the trailer preparing the winch, etc.	Utility Patent	App # 63/402,124 FILED 8/30/2023
Double Motor Stack for an outboard powerhead arrangement	Cascadia and other EV motor vendors offer a configuration where the DC motor can be stacked on top of another motor to double the power output of the vehicle. Packing this into an outboard motor design might be a first for the industry and will be worth patenting if possible.	Utility Patent	App # 63/402,124 FILING DATE 8/30/22

Insurance and Product Warranties

Twin Vee carries various insurance policies, including policies to cover general products liability, directors and officers, workers’ compensation and other casualty and property risks, to protect against certain risks of loss consistent with the exposures associated with the nature and scope of its operations. Twin Vee’s policies are generally based on our safety record as well as market trends in the insurance industry and are subject to certain deductibles, limits and policy terms and conditions.

Twin Vee provides limited product warranties, generally covering periods of ten years for the hull and the motors are under warranty by their manufacturer.

In addition, Twin Vee provides a three-year limited fiberglass small parts warranty on some small fiberglass parts and components, such as consoles. Gelcoat is covered up to one year. Additionally, fiberglass lids, plastic lids, electrical panels, bilge pumps, aerator pumps or other electrical devices (excluding stereos, depth finders, radar, chart plotters except for installation if installed by Twin Vee), steering systems, electrical panels, and pumps are covered under a one-year basic limited systems warranty. Some materials, components or parts of the boat that are not covered by our limited product warranties are separately warranted by their manufacturers or suppliers. These other warranties include warranties covering engines purchased from suppliers and other components.

Environmental, Safety and Regulatory Matters

Certain materials used in Twin Vee’s manufacturing, including the resins used in production of our boats, are toxic, flammable, corrosive or reactive and are classified by the federal and state governments as “hazardous materials.” Control of these substances is regulated by the Environmental Protection Agency (the “EPA”) and state pollution control agencies. The United States Clean Air Act (the “CAA”) and corresponding state and provincial rules regulate emissions of air pollutants. The Occupational Safety and Health Administration (“OSHA”) standards limit the emissions to which an employee may be exposed without the need for respiratory protection or upgraded plant ventilation. Twin Vee’s facilities are regularly inspected by OSHA and by state and local inspection agencies and departments. Twin Vee believes that its facility complies in all material aspects with these regulations. Although capital expenditures related to compliance with environmental laws are expected to increase, Twin Vee does not currently anticipate any material expenditure will be required to continue to comply with existing environmental or safety regulations in connection with its existing manufacturing facilities.

Powerboats sold in the United States must be manufactured to meet the standards of certification required by the United States Coast Guard. In addition, boats manufactured for sale in the European Community must be certified to meet the European Community’s imported manufactured products standards. These certifications specify standards for the design and construction of powerboats. Twin Vee believes that all of its boats meet these standards. In addition, safety of recreational boats is subject to federal regulation under the Boat Safety Act of 1971, which requires boat manufacturers to recall products for replacement of parts or components that have demonstrated defects affecting safety. Twin Vee has instituted recalls for defective component parts produced by certain of its third-party suppliers. None of the recalls has had a material adverse effect on Twin Vee.

In addition to the regulation of our manufacturing operations, the EPA has adopted regulations stipulating that many marine propulsion engines meet certain air emission standards. The engines used in Twin Vee’s products, all of which are manufactured by third parties, are warranted by the manufacturers to be in compliance with the EPA’s emission standards. Furthermore, the engines used in Twin Vee’s products must comply with the applicable emission standards under the Center for European Policy Analysis (“CEPA”) and corresponding provincial legislation. The additional cost of complying with these regulations has increased Twin Vee’s cost to purchase the engines and, accordingly, has increased the cost to manufacture our products.

If Twin Vee is not able to pass these additional costs along to our dealers, it may have a negative impact on its business and financial condition.

Employees/Human Capital

Twin Vee currently employ approximately 90 employees in our gas-powered boat segment, all of whom are full time employees. Forza currently has 4 full time employees. None of our employees are represented by a labor union.

Competitive Pay and Benefits

Twin Vee’s compensation programs are designed to align the compensation of its employees with its performance and to provide the proper incentives to attract, retain and motivate employees to achieve superior results. The structure of Twin Vee’s compensation programs balances incentive earnings for both short-term and long-term performance. Specifically:

●	Twin Vee provides employee wages and benefits that are competitive and consistent with employee positions, skill levels, experience, knowledge and geographic location;

●	Twin Vee aligns its executives’ long-term equity compensation with its shareholders’ interests by linking realizable pay with stock performance; and

●	all employees are eligible for health insurance, paid and unpaid leaves, a retirement plan and life and disability/accident coverage.

Health and Safety

The health and safety of our employees is Twin Vee’s highest priority, and this is consistent with our operating philosophy. Accordingly, with the global spread of the ongoing novel coronavirus pandemic, Twin Vee implemented plans designed to address and mitigate the impact of the COVID-19 pandemic on the safety of its employees and its business, which include:

●	adding work from home flexibility;

●	adjusting attendance policies to encourage those who are sick to stay home;

●	increasing cleaning protocols across all locations; and

●	initiating regular communication regarding impacts of the COVID-19 pandemic, including health and safety protocols and procedures.

Corporate Information

Twin Vee’s principal executive office is located at 3101 S. US-1, Ft. Pierce, Florida 34982 and our telephone number is (772) 429-2525. We maintain our corporate website at www.twinvee.com. The reference to Twin Vee’s website is an inactive textual reference only, the information that can be accessed through its website is not part of this Joint Proxy Statement/ Prospectus, and investors should not rely on any such information in deciding whether to purchase Twin Vee Common Stock.

Twin Vee was incorporated in the State of Florida as Twin Vee Catamarans, Inc. on December 1, 2009 and reincorporated in Delaware on April 7, 2021 under the name to Twin Vee PowerCats Co. ValueRich, Inc. was incorporated under the laws of the state of Florida on July 11, 2003 and reincorporated in Delaware on March 3, 2006. On February 17, 2015 ValueRich, Inc. consummated the acquisition of Twin Vee Catamarans, Inc. On April 26, 2016, ValueRich, Inc. changed its name and began operating under the name Twin Vee PowerCats, Inc. On December 5, 2022, the merger of Twin Vee PowerCats, Inc. into Twin Vee was approved.

Forza X1, Inc. was initially incorporated as Electra Power Sports, Inc. on October 15, 2021, which name was subsequently changed to Forza X1, Inc. on October 29, 2021. Prior to Forza’s incorporation on October 15, 2021, the electric boat business was operated as our Electra Power Sports™ Division. Following Twin Vee’s initial public offering that closed on July 23, 2021, Twin Vee determined in October 2021 that for several reasons, that we would market our new independent line of electric boats under a new brand name (and new subsidiary).

Fix My Boat, Inc. was incorporated on September 21, 2021 in Delaware and was merged into Twin Vee on July 23, 2024

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF TWIN VEE

The following discussion, which focuses on Twin Vee’s results of operations, contains forward-looking information and statements. Actual events or results may differ materially from those indicated or anticipated, as discussed in the section entitled “Forward Looking Statements.” The following discussion of Twin Vee’s financial condition and results of operations should also be read in conjunction with Twin Vee’s financial statements and notes to financial statements contained elsewhere in this Joint Proxy Statement/Prospectus.

Overview

Twin Vee is a designer, manufacturer and marketer of recreational and commercial power boats. Twin Vee believes it has been an innovator in the recreational and commercial power catamaran industry. Twin Vee currently has 13 gas-powered models in production ranging in size from its 20-foot mono hull, single engine, center console to its newly designed 40-foot offshore 400 GFX catamaran, quad engines. While Twin Vee’s twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee ride quality by reducing drag, increasing fuel efficiency, and offering users a stable riding boat, our new mono hull line addresses the largest portion of the overall market.

Twin Vee has organized its business into three operating segments: (i) its gas-powered boat segment which manufactures and distributes gas-powered boats under the Twin Vee and AquaSport names; (ii) its electric-powered boat segment which is developing fully electric boats, through Forza and (iii) its franchise segment which is developing a franchise business model.

Twin Vee’s gas-powered boats allow consumers to use them for a wide range of recreational activities including fishing, diving and water skiing and commercial activities including transportation, eco tours, fishing and diving expeditions. Twin Vee believes that the performance, quality and value of its boats positions it to achieve its goal of increasing Twin Vee’s market share and expanding the power catamaran boating market. Twin Vee currently primarily sells its boats through a current network of 23 independent boat dealers in 37 locations across North America and the Caribbean who resell Twin Vee’s boats to the end user Twin Vee and AquaSport customers. Twin Vee continues recruiting efforts for high quality boat dealers and seek to establish new dealers and distributors domestically and internationally to distribute its boats as it grows its production and introduce new models. Twin Vee’s gas-powered boats are currently outfitted with gas-powered outboard combustion engines.

During the first quarter of 2024, Twin Vee experienced a significant reduction in demand for its products, as has been experienced throughout the boating industry. Total units sold in the quarter were 32 compared to 54 in the first quarter of 2023, a 41% reduction, in line with the 41% reduction in revenue over the same period. Twin Vee’s objectives have been to add new, larger boat models including a new line of GFX2 models, expand its dealers and distribution network, and increase unit production to fulfill its customer and dealer orders. Twin Vee has also added its monohull line, shipping its first model of the monohull, the 22-foot, in February of 2023. The combination of fewer but larger Twin Vee units combined with the new monohull models resulted in a flat average selling price in the first quarter of 2024 compared to the prior year quarter.

Due to the growing demand for sustainable, environmentally friendly electric and alternative fuel commercial and recreational vehicles, Forza, is designing and developing a line of electric-powered boats. Forza’s electric boats are being designed as fully integrated electric boats including the hull, outboard motor and control system. To date, Forza X1 has built-out and tested multiple Forza company units, including: three offshore-style catamarans, two bay boat-style catamarans, one deck boat and three 22-foot center console (F22) monohulls. The past year has seen a marked deceleration in the global demand for recreational marine vehicles, influenced heavily by economic uncertainties and shifting consumer priorities. This slowdown reflects broader trends affecting the recreational vehicle industries at large, including electric vehicles (EVs). Notably, the global shift towards EV adoption has been much slower than initially anticipated. Several leading automotive manufacturers have adjusted their strategies, accordingly, including halting the construction of dedicated EV factories.

The slower-than-expected adoption rates have led to cautious consumer spending and investment in EV technology, directly impacting Twin Vee’s market. Specifically, the electric boat segment has experienced even more sluggish growth than the automotive sector. In addition, while Forza’s electric boats are still in the development stage, many of the larger players in the boat industry, such as Mercury Marine, have completed their development efforts and have brought their electric outboard motors to market. Despite these challenges, we have managed to sustain operations through strategic adjustments, including cost management and a focus on strategic partnerships. Twin Vee has implemented measures that have reduced cash burn and conserved cash reserves while seeking to leverage its technological advancements through strategic collaborations and partnerships to enhance shareholder value. Twin Vee has responded to the industry challenges by tightening its financial reins to mitigate the impacts of reduced demand with a view toward long-term sustainability.

Results of Operations

Comparison of the Three Months Ended June 30, 2024 and 2023

The following table provides certain selected financial information for the periods presented:

	Three Months Ended June 30,
	2024	2023	$ Change	% Change
Net sales	$4,326,821	$8,124,632	$(3,797,881)	(47%)
Cost of products sold	$4,124,481	$7,188,917	$(3,064,439)	(43%)
Gross profit	$202,340	$935,715	$(733,375)	(78%)
Operating expenses	$4,861,416	$3,979,942	$881,474	22%
Loss from operations	$(4,659,076)	$(3,044,227)	$(1.614,849)	53%
Other income	$139,880	$1,140,484	$(1,000,604)	(88%)
Net loss	$(4,519,196)	$(1,903,743)	$(2,615,453)	(137%)
Basic and dilutive income per share of Common Stock	$(0.31)	$(0.14)	$(0.17)	(121%)
Weighted average number of shares of
Common Stock outstanding	9,520,000	9,520,000

Net Sales and Cost of Sales

Twin Vee’s net sales decreased by $3,797,811, or 47% to $4,326,821 for the three months ended June 30, 2024 from $8,124,632 for the three months ended June 30, 2023. This decrease was due to a decrease in the number of boats sold during the three months ended June 30, 2024 and the mix of boats sold, including the addition of a monohull line of boats, which have a much lower average price than our dual-hull boats. The number of boats sold during the three months ended June 30, 2024 decreased 68% compared to the three months ended June 30, 2023.

Gross Profit

Gross profits decreased by $733,375 or 78% to $202,340 for the three months ended June 30, 2024 from $935,715 for the three months ended June 30, 2023. Gross profit as a percentage of sales, for the three months ended June 30, 2024 and 2023, was 5% and 12% respectively. On a sequential basis, gross profit as a percentage of revenues was down slightly at 4.7% in the second quarter of 2024 compared to 5.3% in the first quarter of 2024 despite a reduction in revenues of $949,522 between the same periods. Through continuous efficiency improvements, we were able to effectively offset most of the impact of fixed cost deleveraging in the production facility. Twin Vee continues to right size the workforce and drive efficiency in all parts of our cost structure.

Total Operating Expenses

During the three months ended June 30, 2024, operating expenses were $4,861,416 and included an impairment charge of $1,674,000 related to the Forza impairment of property & equipment. Before this charge operating expenses for the three months ended June 30, 2024 and 2023 were $3,187,416 and $3,979,942 respectively. Operating expenses as a percentage of sales excluding the impairment charge were 73.7% compared to 49.0% in the prior year. Twin Vee’s total operating expenses, for our gas-powered boat segment, for the three months ended June 30, 2024 and 2023 were $1,943,927 and $2,400,942 respectively. As a percentage of net sales, for the three months ended June 30, 2024 and 2023, operating expenses for our gas-powered segment were 44.9% and 29.6%, respectively. Twin Vee’s total operating expenses for Forza, its electric powered boat and development segment, for the three months ended June 30, 2024 and 2023 were $2,916,563 and $1,578,722, respectively.

Selling, general, and administrative expenses decreased by approximately 17%, or $158,471 to $755,959 for the three months ended June 30, 2024, compared to $914,430 for the three months ended June 30, 2023. The largest drivers of the decrease were reductions in sales and marketing expenses, hiring costs and office supplies. Sales and marketing expenses decreased by $114,122, from $127,580 for the three months ended June 30, 2023, to $241,702 for the three months ended June 30, 2024. Hiring expenses declined $11,910 for the three months ended June 30, 2024 to $7,066 compared to $18,976 in the second quarter of 2023. Office supplies expenses declined $24,022 in the second quarter of 2024 to $11,766 compared to $35,788 in the second quarter of 2023.

Salaries and wage related expenses decreased 43%, or $902,824 to $1,199,348 for the three months ended June 30, 2024, compared to $2,102,172 for the three months ended June 30, 2023. The majority of the decrease is due to reductions in staffing levels at Forza, as well as the staffing of Aquasport. Included in salaries and wage related expenses for the three months ended June 30, 2024 was stock-based compensation expense of $317,743, Forza’s portion of that expense being $183,815. In total, stock-based compensation expense decreased by $171,617 or 35.1% as compared to the prior year period.

Research and development expenses increased by $83,811, or 56%, to $344,784 for the three months ended June 30, 2024, from $261,473 for the three months ended June 30, 2023. This increase was due primarily to the charges for an inventory allowance related to R&D Cascadia electric motors at Forza, partially offset by lower
R&D activity.

Professional fees increased by 8% or $35,062 to $452,367 for the three months ended June 30, 2024, compared to $417,305 for the three months ended June 30, 2023. This increase was due primarily to higher legal and consulting expenses in the current year related to exploration of strategic options at Forza.

Depreciation and amortization expense increased by 53%, or $150,396 to $434,958 for the three months ended June 30, 2024, as compared to $284,563 for the three months ended June 30, 2023. This increase is due to the addition of fixed assets, primarily molds, to increase our production levels and throughput.

Other income decreased by $1,000,604 to $139,880 for the three months ended June 30, 2024, as compared to $1,140,484 for the three months ended June 30, 2023. This decrease was due to the second quarter 2023 recognition of income from the Employee Retention Credit of $937,482.

Net Loss

Net loss for the three months ended June 30, 2024 was $4,519,194, as compared to $1,903,743 for the three months ended June 30, 2023, an increase in loss of $2,615,451. Twin Vee’s electric segment, which does not generate any revenue at this time, incurred a loss of $2,831,554 for the three months ended June 30, 2024, related mostly to staffing costs and research and development. Twin Vee’s gas-powered segment incurred a loss of $1,681,418 for the three months ended June 30, 2024, due largely to the rapid decline in orders for new boats during the first half of 2024. Basic and dilutive loss per share of common stock for the three months ended June 30, 2024 was ($0.31), as compared to ($0.14) for the three months ended June 30, 2023.

Comparison of the Six Months Ended June 30, 2024 and 2023

The following table provides certain selected financial information for the periods presented:

	Six Months Ended June 30,
	2024	2023	$ Change	% Change
Net sales	$9,603,164	$17,001,847	$(7,398,683)	(44%)
Cost of products sold	$9,123,511	$14,456,574	$(5,333,063)	(37%)
Gross profit	$479,653	$2,545,273	$(2,065,620)	(81%)
Operating expenses	$7,681,934	$7,959,023	$(277,089)	(3%)
Loss from operations	$(7,202,281)	$(5,413,750)	$(1,788,531)	33%
Other income	$347,891	$1,681,542	$(1,333,651)	(79%)
Net loss	$(6,854,390)	$(3,732,208)	$(3,122,182)	84%
Basic and dilutive income per share of common stock	$(0.49)	$(0.26)	$(0.23)	(47%)
Weighted average number of shares of common stock outstanding	9,520,000	9,520,000

Net Sales and Cost of Sales

Twin Vee’s net sales decreased by $7,398,683, or 44% to $9,603,164 for the six months ended June 30, 2024 from $17,001,847 for the six months ended June 30, 2023. This decrease was due to a decrease in the number of boats sold during the first half of 2024 and the mix of boats sold, including the addition of a monohull line of boats, which have a much lower average price than Twin Vee’s dual-hull boats. The number of boats sold during the six months ended June 30, 2024 decreased 57% compared to the six months ended June 30, 2023.

Gross Profit

Gross profits decreased by $2,065,620 or 81% to $479,653 for the six months ended June 30, 2024 from $2,545,273 for the six months ended June 30, 2023. Gross profit as a percentage of sales, for the six months ended June 30, 2024 and 2023, was 5% and 15% respectively. Through continuous efficiency improvements, the company was partially able to offset the impact of fixed cost deleveraging in the production facility as revenues declined 44% over the same period last year. We continue to right size the workforce and drive efficiency in all parts of Twin Vee’s cost structure.

Total Operating Expenses

During the six months ended June 30, 2024, operating expenses were $7,681,934 and included an impairment charge of $1,674,000 related to the Forza impairment of property & equipment. Before the impact of this charge, operating expenses for the six months ended June 30, 2024 and 2023 were $6,007,934 and $7,959,023 respectively. Operating expenses as a percentage of sales were 62.6% compared to 46.8% in the prior year. Twin Vee’s total operating expenses, for Twin Vee’s gas-powered boat segment, for the six months ended June 30, 2024 and 2023 were $3,478,677 and $4,299,093 respectively. Before the impact of the impairment charge, as a percentage of net sales, for the six months ended June 30, 2024 and 2023, operating expenses for Twin Vee’s gas-powered segment were 36.2% and 42.6%, respectively. Twin Vee’s total operating expenses for Forza, Twin Vee’s electric powered boat and development segment, for the six months ended June 30, 2024 and 2023 were $4,202,330 and $3,658,531, respectively.

Selling, general, and administrative expenses decreased by approximately 25%, or $487,208 to $1,452,687 for the six months ended June 30, 2024, compared to $1,937,120 for the six months ended June 30, 2023. The largest drivers of the decrease were reductions in sales and marketing expenses, D&O insurance, hiring costs and office supplies, primarily resulting from the decline in R&D activity at Forza between periods.

Salaries and wage related expenses decreased 35%, or $1,344,306 to $2,495,616 for the six months ended June 30, 2024, compared to $3,839,922 for the six months ended June 30, 2023. The majority of the decrease is due to reductions in staffing levels at Forza, as well as the staffing of Aquasport. Included in salaries and wage related expenses for the six months ended June 30, 2024 was stock-based compensation expense of $744,026, Forza’s portion of that expense being $476,956. In total, stock-based compensation expense decreased by $228,299 or 23.5% as compared to the prior year period.

Research and development expenses decreased by $469,646, or 49%, to $494,475 for the six months ended June 30, 2024, from $964,121 for the six months ended June 30, 2023. This decrease was due primarily to the charges for an inventory allowance related to R&D Cascadia electric motors at Forza, more than offset by lower
R&D activity in the Forza electric motor segment.

Professional fees decreased by 1% or $7,330 to $707,692 for the six months ended June 30, 2024, compared to $715,022 for the six months ended June 30, 2023.

Depreciation and amortization expense increased by 71%, or $357,401 to $860,239 for the six months ended June 30, 2024, as compared to $502,838 for the six months ended June 30, 2023. This increase is due to the addition of fixed assets, primarily molds, to increase Twin Vee’s production levels and throughput.

Other income decreased by $1,333,652 to $347,890 for the six months ended June 30, 2024, as compared to $1,681,542 for the six months ended June 30, 2023. This decrease was due to the first half of 2023 recognition of income from the Employee Retention Credit of $1,267,055.

Net Loss

Net loss for the six months ended June 30, 2024 was $6,854,390, as compared to $3,732,208 for the six months ended June 30, 2023, an increase of $3,122,182. Twin Vee’s electric segment, which does not generate any revenue at this time, incurred a loss of $3,999,391 for the six months ended June 30, 2024, related mostly to staffing costs and research and development. Twin Vee’s gas-powered segment incurred a loss of $2,848,776 for the six months ended June 30, 2024, due largely to the rapid decline in orders for new boats during the first half of 2024. Basic and dilutive loss per share of common stock for the six months ended June 30, 2024 was ($0.49), as compared to ($0.26) for the six months ended June 30, 2023.

Comparison of the Years Ended December 31, 2023 and 2022

The following table provides certain selected financial information for the years presented:

	Years Ended
	December 31,
	2023	2022	$ Change	% Change
Net sales	$33,425,912	$31,987,724	$1,438,188	4%
Cost of products sold	$23,702,885	$21,330,918	$2,371,967	11%
Gross profit	$9,723,027	$10,656,806	$(933,779)	(9%)
Operating expenses	$21,710,326	$16,678,514	$5,031,812	30%
Loss from operations	$(11,987,299)	$(6,021,708)	$(5,965,591)	99%
Other income	$(2,205,103)	$(228,294)	$(1,976,809)	866%
Net loss	$(9,782,196)	$(5,793,414)	$(3,988,782)	69%
Basic and dilutive income per share of
Common Stock	$(0.76)	$(0.67)	$(0.10)	15%
Weighted average number of shares of
Common Stock outstanding	9,520,000	7,624,938

Net Sales and Cost Sales

Twin Vee’s net sales increased $1,438,187, or 4% to $33,425,911 for the year ended December 31, 2023 from $31,987,724 for the year ended December 31, 2022. The number of boats sold during fiscal year ended December 31, 2023 increased 21% over the number of Twin Vee’s boats sold during the fiscal year ended December 31, 2022. However, Twin Vee’s average cost per unit decreased approximately $26,000. In 2023, Twin Vee introduced Twin Vee’s monohull line of boats. These are low-cost entry-level boats, in a very competitive sector. Twin Vee believe that adding a full line up of monohull boats will allow us to continue to increase Twin Vee’s net sales year over year. In 2023, 40% of Twin Vee’s sales or approximately $6,000,000, were attributed to Twin Vee’s 220 monohull,

Gross Profit

Gross profits decreased by $933,779, or 9% to $9,723,027 for the year ended December 31, 2023 from $10,656,806 for the year ended December 31, 2022. Gross profit as a percentage of sales, for the year ended December 31, 2023 and 2022 was 29% and 33% respectively. Twin Vee attributes the 4% decline in gross profit percentage to decreased demand in the marine sector.

Total Operating Expenses

Twin Vee’s total operating expenses for the year ended December 31, 2023 and 2022 were $21,710,326 and $16,678,514 respectively. Operating expenses as a percentage of sales were 65% compared to 52% in the prior year.

Selling, general and administrative expenses increased by approximately 35%, or $974,781 to $3,734,406 for the year ended December 31, 2023, compared to $2,759,625 for the year ended December 31, 2022. Twin Vee’s advertising and marketing expenses increased 296%, from $112,319 for the year ended December 31, 2022, to $331,911 for the year ended December 31, 2023. This is due to increased expenses associated with Twin Vee’s new AquaSport line and the Forza Electrification event. Twin Vee’s rent expense increased 31%, or $134,456 to $567,602 for the year ended December 31, 2023. The increase was due to Forza Tech Center being rent for a full year compared to only 3 months in 2022, resulting in an increase of $118,900; along with a 5% increase for Twin Vee’s rent in Fort Pierce. Hiring expense increased $77,889, due to Forza utilizing Recruiting firs to hire two Engineers. Filing fee and investor relations fees increased $85,286, due to Forza being public for an entire year in 2023, compared to only a partial year in 2022. Dues and subscriptions increased $163,812 for the year ended December 31, 2023, this is due to subscriptions related to Twin Vee’s new ERP system, training and safety, marketing related subscriptions, option tracking and engineering related subscriptions. Expenses related to travel increased by $202,619, for the year ended December 31, 2023, this was due to required travel for staff to go to Twin Vee’s three different facilities as well as international travel related to Forza. Twin Vee also saw an increase of $60,341 for the year ended December 31, 2023, for Twin Vee’s workers compensation expense due to Twin Vee’s increased employment levels. Numerous other items make up the remaining increase approximately $24,000 of increased selling, general and administrative expense increase.

Salaries and wage related expenses increased by approximately 22%, or $2,472,011 to $13,929,580 for the year ended December 31, 2023, compared to $11,457,569 for the year ended December 31, 2022. The increase in salaries and wages of $1,458,260 was the result of aggressively ramping up of production, which required increasing Twin Vee’s production and adding mid-level staff. Included in salaries and wages for the year ended December 31, 2023 was a non-cash stock-based compensation expense of $1,902,749, which was an increase of $453,997 from the prior year, due to the issuance of options to employees. Twin Vee has also incurred production and executive bonus expense increase of $42,300 for the year ended December 31, 2023. Twin Vee’s cost of benefits, primarily health insurance, holiday pay and 401K, increased by approximately $178,996, due to Twin Vee’s increase in headcount. Expenses for board fees increased by $60,375 in 2023, during the year ended December 31, 2022 Twin Vee only incurred board fees for a portion of the year for Forza. During the years ended December 31, 2023 and 2022, respectively, Twin Vee incurred $123,048 and $0 in commission expense. The remaining increase of salaries and wages during the year ended December 31, 2021 was associated with payroll taxes and benefits.

Professional fees increased by 29%, or $283,351 to $1,249,388 for the year ended December 31, 2023, compared to $966,037 for the year ended 2022. Professional fees related to Forza increased $194,692 for the year ended December 31, 2023, as Twin Vee carried the costs of audit and legal fees of a public organization for an entire year compared to only a partial year in 2022. The remaining increase was due to consulting services to install and manage Twin Vee’s new ERP system.

Depreciation expense for the year ended December 31, 2023 increased by 144%, or $799,633 to $1,353,383 for the year ended December 31, 2023 compared to $553,750 in December 31, 2022. Since Twin Vee’s initial public offering in 2021 Twin Vee have made significant investments in equipment, leasehold improvements and boat molds that resulted in an increased Twin Vee’s depreciation expense.

Research and design expenses for the year ended December 31, 2023, was $1,443,569 compared to $941,533, for the year ended December 31, 2022. These expenses are associated with Twin Vee’s development of Twin Vee’s electric propulsion system for Forza.

Other income increased by 866%, or $1,976,809 to $2,205,103 for the year ended December 31, 2023, compared to $228,294 for the year ended, 2022. The increase in other income is primarily the result of $1,267,055 in Employee Retention Credit income. Twin Vee incurred an increase in net gain in fair value of Twin Vee’s marketable securities of $191,722, compared to a net loss in fair value of Twin Vee’s marketable securities of $133,988 in 2022, due to improved financial market. Additionally, Twin Vee recorded $909,215 in dividend income during 2023, compared to $0, in 2022. For the year ended December 31, 2023 Twin Vee did see an increase in interest expense of $57,002.

Net Loss

Net loss for the year ended December 31, 2023, was $9,479,511, compared to $5,793,414 for the year ended December 31, 2022. Twin Vee has spent much of the last two year assembling the tools and people necessary to increase production levels. While Twin Vee’s revenue levels increased, Twin Vee’s expenses also increased. Toward the end of 2023, market condition worsened, forcing us to close the Tennessee facility and consolidate operation in Fort Pierce. That coupled with the additional expenses associated with being a public company and Twin Vee’s research and development efforts for Twin Vee’s electric boat division, resulted in a net loss for 2023. With these investments, Twin Vee is building the foundation for Twin Vee’s future, not only for Twin Vee’s gas-powered boats, but also for Twin Vee’s electric boat division. Twin Vee has decreased Twin Vee’s head count significantly and work to right size the business for the current state of the economy, while keep Twin Vee’s core strengths intact. Basic and dilutive loss per share of Twin Vee Common Stock increased for the year ended December 31, 2023 to ($0.76) compared to ($0.67) for the year ended December 31, 2022.

Liquidity and Capital Resources

A primary source of funds for the year ended December 31, 2023 and through June 30, 2024 was net cash received from Twin Vee’s secondary offering, as well as Forza’s initial public and secondary offering and revenue generated from operations. Twin Vee’s primary use of cash was related to funding the expansion of Twin Vee’s operations through capital improvements, as well as molds for the expansion of Aquasport and Twin Vee models. With reduced demand offsetting uncertainty on certain component availability, prolonged lead time and rising prices, Twin Vee had been selectively reducing inventory levels. Twin Vee’s priority over the next several months is to expand the Twin Vee GFX 2 lineup which will require additional investment in molds and machinery.

The following table provides selected financial data about us as of June 30, 2024 and December 31, 2023.

	June 30,	December 31,
	2024	2023	Change	% Change
Cash, cash equivalents and restricted cash	$14,138,336	$16,755,233	$(2,616,897	(18.5%)
Marketable securities	$995,208	$4,462,942	$(3,467,734)	(77.7%)
Current assets	$19,582,107	$26,646,318	$(7,064,211)	(26.5%)
Current liabilities	$4,560,5601	$4,216,345	$344,215	8.2%
Working capital	$15,021,548	$22,429,972	$(7,408,425)	(33.0%)

	June 30,	December 31,
	2024	2023	Change	% Change
Cash, cash equivalents and restricted cash	$14,138,337	$16,497,703	$(2,359,366)	(14.3)
Marketable securities	$995,208	$4,462,942	$(3,467,734)	(77.7)
Current assets	$19,582,107	$26,646,318	$(7,064,211)	(26.5)
Current liabilities	$4,560,5601	$4,216,345	$344,215	8.2
Working capital	$15,021,548	$22,429,972	$(7,408,425)	(33.0)

The following table provide selected financial data about us as of December 31, 2023 and December 31, 2022.

	December 31,	December 31,
	2023	2022

Cash, cash equivalents and restricted cash	$16,755,233	$23,501,007
Marketable securities	$4,462,942	$2,927,518
Current assets	$26,646,318	$29,887,529
Current liabilities	$4,216,345	$3,791,063
Working capital	$22,429,972	$26,096,466

As of June 30, 2024, Twin Vee had $14,138,336 of cash, cash equivalents, and restricted cash, $995,208 of marketable securities, total current assets of $19,582,107 and total assets of $35,427,305. Twin Vee’s total liabilities were $7,814,052. Twin Vee’s total liabilities were comprised of current liabilities of $4,560,560 which included accounts payable and accrued liabilities of $3,887,425, leases liability of $666,959, contract liability of $6,175 and long-term liabilities of $3,253,493. As of December 31, 2023, we had $16,755,233 of cash, cash equivalents, and restricted cash, $4,462,942 of marketable securities, total current assets of $26,646,318 and total assets of $39,846,713. Twin Vee’s total current liabilities were $4,216,345 and total liabilities of $7,797,098 which included long-term finance and operating leases liabilities of $3,080,853.

The accumulated deficit was $18,978,912 as of June 30, 2024 compared to accumulated deficit of $14,346,984 as of December 31, 2023.

Twin Vee believes that its cash, cash equivalents, and marketable securities will provide sufficient resources to finance operations for the next 24 months from the date of the filing of the Quarterly Report on Form 10-Q for the quarter ended June 30,2024. In addition to cash, cash equivalents, and marketable securities, Twin Vee anticipates that it will be able to rely, in part, on cash flows from operations in order to meet its liquidity and capital expenditure needs in the next year. Twin Vee expects Forza’s expenses to decrease as it curtails its operation and the construction of its planned manufacturing facility in McDowell, North Carolina, the cost of which we expect will be paid for through the proceeds of Forza’s public offerings, provided the conditions to receipt of the grant funding are met, of which there can be no assurance.

Cash Flow

	Six Months Ended June 30,
	2024	2023	Change	% Change
Cash used in operating activities	$(2,232,013)	$(3,430,097)	$1,198,084	35%
Cash (used in) provided by investing activities	$(247,855)	$(655,669)	$(407,814)	62%
Cash (used in) provided by financing activities	$(137,029)	$6,921,886	$(7,058,915)	(102%)
Net Change in cash, cash equivalents and restricted cash	$(2,616,897)	$2,836,120	$(5,453,0167)	(192%)

 Cash Flow

	Years Ended December 31,
	2023	2022	Change	% Change
Cash used in operating activities	$(6,934,773)	$(4,146,031)	(2,788,742)	(67%)
Cash used in investing activities	$(6,629,021)	$(195,605)	6,433,416	3,289%
Cash provided by financing activities	$6,818,020	$20,867,340	(14,049,320)	(67%)
Cash, cash equivalents and restricted cash at end of year	$16,755,233	$23,501,007	(6,745,774)	(29%)

Cash Flow from Operating Activities

For the six months ended June 30, 2024, net cash flows used in operating activities was $2,232,013 compared to $3,430,097 during the six months ended June 30, 2023. This use of cash was due primarily to a $6,854,390 net loss partially offset by a $448,182 reduction in net inventory levels and depreciation and amortization of $860,239, stock-based compensation of $744,026, and an impairment of property & equipment of $1,674,000 since December 31, 2023.

For the year ended December 31, 2023, net cash flows used in operating activities was $6,934,773 compared to $4,146,031 during the year ended December 31, 2022. Twin Vee has increased inventory levels by $1,296,045, due to having three different manufactures for engines and to bringing inventory in for the Tennessee facility, and due to Twin Vee’s increased product offerings. Twin Vee’s net loss was $9,782,196, was decreased by non-cash expenses of approximately $4,062,597 primarily due to stock-based compensation of $1,902,749, depreciation of $1,353,383, change of right-of-use asset and lease liabilities of $474,630, change in inventory reserve of $419,616 and net change in fair value of marketable securities of $87,781. For the year ended December 31, 2023, Twin Vee’s accounts payable increased $333,346, due to Twin Vee’s increase in inventory, prepaid expenses and other current assets decreases by $419,195, due to not being required to prepay for incoming engines, as Twin Vee were in 2022. For the year ended December 31, 2023, Twin Vee’s operating lease liabilities decreased $479,315 and Twin Vee’s accrued liabilities decreased by $165,257. Contract liabilities increased by $38,895. Accounts receivable increased by $65,993.

Cash Flow from Investing Activities

During the six months ended June 30, 2024, cash used in investing activities was $247,855, due primarily to net sales of marketable securities partially offset by investments in property, plant and equipment. This compares to a use of cash in investing activities of $655,669 in the six months ended June 30, 2023.

During the year ended December 31, 2023, Twin Vee used $6,629,021 for investment activities, compared to $195,605 used during the year ended December 31, 2022. Twin Vee increased Twin Vee’s property and equipment by $5,162,478, Twin Vee invested in marketable securities of $1,343,702 and Twin Vee realized a gain on the sale of marketable securities, available for sale of $103,941. The majority of the property and equipment purchased were molds for Twin Vee’s boat production, for AquaSport and Twin Vee, investing and additional $3,593,709. Twin Vee further spent $1,119,758 on the land in Tennessee and in North Carolina. Twin Vee also spent approximately $714,991 on machinery and equipment.

Cash Flows from Financing Activities

For the six months ended June 30, 2024, net cash used in financing activities was approximately $137,029 compared to net cash provided by financing activities of $6,921,886 in the six months ended June 30, 2023. primarily from the issuance of Forza common stock.

For the year ended December 31, 2023, net cash provided by financing activities was approximately $6,818,020 compared to net cash provided by financing activities of $20,867,340 for the year ended December 31, 2022. The cash flow from financing activities for the year ended December 31, 2023 included proceeds of $6,996,015 and deferred offering cost of $66,463 from a follow on underwritten public offering for Forza in June 2023. Additional cash used for financing activities of $90,153 was related to equipment financing, and $21,379 was used for a Forza buy back of stock. The cash provided by financing activities for the year ended December 31,2022, included $20,867,3340 in net proceeds from the Forza offering.

CRITICAL ACCOUNTING ESTIMATES

Twin Vee believes that several accounting policies are important to understanding Twin Vee’s historical and future performance. Twin Vee refers to these policies as “critical” because these specific areas generally require us to make judgments and estimates about matters that are uncertain at the time Twin Vee makes the estimate, and different estimates—which also would have been reasonable—could have been used, which would have resulted in different financial results.

Twin Vee’s management’s discussion and analysis of financial condition and results of operations is based on Twin Vee’s condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of Twin Vee’s condensed consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, Twin Vee evaluate Twin Vee’s estimates based on historical experience and make various assumptions, which management believes to be reasonable under the circumstances, which form the basis for judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The notes to Twin Vee’s condensed consolidated financial statements contained herein contain a summary of Twin Vee’s significant accounting policies. Twin Vee consider the following accounting policies critical to the understanding of the results of Twin Vee’s operations:

Revenue Recognition

Twin Vee revenue is derived primarily from the sale of boats, motors and trailers to its independent dealers. Twin Vee recognizes revenue when obligations under the terms of a contract are satisfied and control over promised goods is transferred to the dealer. For the majority of sales, this occurs when the product is released to the carrier responsible for transporting it to a dealer. Twin Vee typically receives payment within five business days of shipment. Revenue is measured as the amount of consideration it expects to receive in exchange for a product. Twin Vee offers dealer incentives that include wholesale rebates, retail rebates and promotions, floor plan reimbursement or cash discounts, and other allowances that are recorded as reductions of revenues in net sales in the statements of operations. The consideration recognized represents the amount specified in a contract with a customer, net of estimated incentives Twin Vee reasonably expects to pay. The estimated liability and reduction in revenue for dealer incentives is recorded at the time of sale. Subsequent adjustments to incentive estimates are possible because actual results may differ from these estimates if conditions dictate the need to enhance or reduce sales promotion and incentive programs or if dealer achievement or other items vary from historical trends. Accrued dealer incentives are included in accrued liabilities in the accompanying consolidated balance sheets.

Payment received for the future sale of a boat to a customer is recognized as a customer deposit. Customer deposits are recognized as revenue when control over promised goods is transferred to the customer.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States “U.S. GAAP” requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Included in those estimates are assumptions about allowances for inventory obsolescence, useful life of fixed assets, warranty reserves and bad-debt reserves.

Inventories

Inventories are stated at the lower of cost or net realizable value using the first-in, first-out (FIFO) method. Net realizable value is defined as sales price less cost of completion, disposable and transportation and a normal profit margin. Production costs, consisting of labor and overhead, are applied to ending finished goods inventories at a rate based on estimated production capacity. Excess production costs are charged to cost of products sold. Provisions are made when necessary to reduce excess or obsolete inventories to their net realizable value.

 Impairment of Long-Lived Assets

Management assesses the recoverability of its long-lived assets when indicators of impairment are present. If such indicators are present, recoverability of these assets is determined by comparing the undiscounted net cash flows estimated to result from those assets over the remaining life to the assets’ net carrying amounts. If the estimated undiscounted net cash flows are less than the net carrying amount, the assets would be adjusted to their fair value, based on appraisal or the present value of the undiscounted net cash flows.

Product Warranty Costs

As required by FASB ASC Topic 460, Guarantees, Twin Vee is including the following disclosure applicable to Twin Vee’s product warranties.

Twin Vee accrues for warranty costs based on the expected material and labor costs to provide warranty replacement products. The methodology used in determining the liability for warranty cost is based upon historical information and experience. Twin Vee’s warranty reserve is calculated as the gross sales multiplied by the historical warranty expense return rate.

Leases

Twin Vee adopted FASB Accounting Standards Update (“ASU”) No. 2016-02, Leases (“Topic 842”), using the modified retrospective adoption method with an effective date of January 1, 2019. This standard requires all lessees to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments.

Under Topic 842, Twin Vee applied a dual approach to all leases whereby Twin Vee is a lessee and classify leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by us. Lease classification is evaluated at the inception of the lease agreement.

Deferred Income Taxes and Valuation Allowance

Twin Vee account for income taxes under ASC 740 “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that Twin Vee will not realize tax assets through future operations.

OFF-BALANCE SHEET ARRANGEMENTS

Twin Vee did not have during the periods presented, and Twin Vee does not currently have, any off-balance sheet arrangements, as defined under SEC rules.

INFORMATION REGARDING FORZA

Information About Forza’s Executive Officers and Directors

Forza’s business and affairs are organized under the direction of the Forza Board of Directors, which currently consists of four members. The following table sets forth the names, ages and positions of Forza’s executive officers and directors as of October 4, 2024:

Name	Age	Position
Executive Officers:
Joseph C. Visconti	59	Executive Chairman of the Board, Interim Chief Executive Officer and Chief of Product Development
Michael Dickerson	57	Interim Chief Financial Officer

Non-Employee Directors:
Marcia Kull (1)(2)(3)	66	Director
Neil Ross (1)(2)(3)(6)	62	Director
Kevin Schuyler (1)(2)(3)(4)(5)	55	Director

(1) Member of the audit committee

(2) Member of the compensation committee

(3) Member of the nominating and corporate governance and nominating committee

(4) Chair of audit committee

(5) Chair of compensation committee

(6) Chair of nominating and corporate governance and nominating committee

Executive Officers

Joseph Visconti, Executive Chairman of the Board, Interim Chief Executive Officer and Chief of Product Development

Mr. Visconti has been Forza’s Executive Chairman of the Board and Chief of Product Development since July 22, 2022. Mr. Visconti was appointed Interim Chief Executive Officer, on March 12, 2024. From Forza’s inception (October 15, 2021) until July 22, 2022, Mr. Visconti served as Forza’s Chairman of the Board and the Chief Executive Officer. He also serves as the Chief Executive Officer and Director of Twin Vee PowerCats Co., Forza’s controlling owner, since 2015, which is listed on the Nasdaq Capital Market. He is also the Chairman of the Board and Chief Executive Officer of, Twin Vee PowerCats, Inc., the parent company of Twin Vee PowerCats Co. With over 25 years of executive level operational and financial experience, Mr. Visconti was the founder, CEO and President of two previous companies, the first company was a regional Investment Bank that he built to over 400 employees and sold in 2000. The second company was ValueRich, a financial media company that was taken public on the American Stock Exchange in 2007. ValueRich transitioned from media related business to Twin Vee PowerCats, Inc. in 2015. Mr. Visconti has experience building teams of professionals with a focus on product development and bringing those products to market. Mr. Visconti received his Associate’s degree from Lynn University in 1984. Forza believes that Mr. Visconti’s operational and financial experience makes him well qualified to serve on Forza’s board of directors as Forza’s Executive Chairman of the Board.

Mr. Visconti currently devotes approximately 20% of his working time to Forza’s affairs.

Michael Dickerson, Interim Chief Financial & Administrative Officer

Mr. Dickerson has been Forza’s Chief Financial & Administrative Officer since April 9, 2024. Mr. Dickerson has 35 years of corporate experience in senior and executive level finance and operational roles, including finance & accounting, treasury, investor relations & corporate communications, risk management and other related roles. In February 2024, he served in a consulting capacity at Savannah River Logistics as their Executive Vice President, Chief Financial & Administrative Officer, and Treasurer. From August 2022 until November 2023, he served as Vice President, Investor Relations & Risk Management, at Dorman Products, Inc. (Nasdaq: DORM). From August 2018 to March 2022, he served as Vice President, Corporate Communications & Investor Relations, at Aaron’s Inc. (NYSE: AAN). Mr. Dickerson holds a Bachelor of Science in Business Administration in Accounting from the University of Dayton in Dayton, Ohio. Additionally, he is a member of the American Institute of Certified Public Accounts (AICPA), a member of the Ohio Society of Certified Public Accountants (OSCPA), and a Senior Roundtable Member of the National Investor Relations Institute (NIRI).

Daniel Norton, President

Mr. Norton was appointed President on March 12, 2024, upon the resignation of James Leffew, Chief Executive Officer and President. Mr. Norton has spent over 22 years working in the technical design engineering arena for companies including Caterpillar Inc., Gerber Technology, and ATI Industrial Automation, in various project management and engineering development positions. He currently holds over 20 patents related to innovative electromechanical solutions to automation, boat docking, and work piece clamping. He is also the inventor of the NLS (Nautical Landing System) technology and has been developing the Smartlander positive restraint system for use in heavy duty marine applications. Mr. Norton received his Bachelor of Science degree in Mechanical Engineering in 1998, from Northeastern University. and is a member of the American Society of Mechanical Engineers. He received his Certified Scrum Product Owner certification in 2019.

Independent Directors

Kevin Schuyler, CFA, Director

Kevin Schuyler has been a member of Forza’s Board of Directors since December 2021 and a member of the Board of Directors of Twin Vee PowerCats Co., Forza’s controlling shareholder, since July 2022. Mr. Schuyler is the Vice Chairman of the board of directors and Lead Independent Director of Adial Pharmaceuticals, Inc. where he has served as a director since April 2016. He currently also serves as a senior managing director at CornerStone Partners, a full-service institutional CIO and investment office located in Charlottesville, VA, with approximately $12 billion under management. Prior to joining CornerStone Partners in 2006, he held various positions with McKinsey & Company, Louis Dreyfus Corporation and The Nature Conservancy. Mr. Schuyler serves on various boards and committees of Sentara Martha Jefferson Hospital. He is a member of the investment committee of the Margaret A. Cargill Philanthropies. Mr. Schuyler graduated with honors from Harvard College and received his MBA from The Darden Graduate School of Business at the University of Virginia. He is a member of the Chartered Financial Analyst Society of Washington, DC. Forza selected Mr. Schuyler to serve on Forza’s board of directors because he brings extensive knowledge of the financial markets. Mr. Schuyler’s business background provides him with a broad understanding of the financial markets and the financing opportunities available to Forza.

Neil Ross, Director

Mr. Ross has been a member of Forza’s Board of Directors since December 2021 and a member of the Board of Directors of Twin Vee PowerCats Co., Forza’s controlling shareholder, since April 2021. He has over 30 years of experience in launching products and companies and promoting and growing brands. He has served as the Chief Executive Officer of James Ross Advertising since founding it in February 2003. Most notably, Neil has extensive marine experience partnering with brands like Galati Yachts Sales, Jefferson Beach Yacht Sales, Allied Marine, Bertram Yachts, Twin Vee, Jupiter Marine and Sealine to name a few. Mr. Ross received his Bachelor’s degree from Florida State University. Forza believes Mr. Ross’ experience in the yacht and boating industry as well as his expertise in brand awareness and growth makes him well qualified to be a director of Forza.

Marcia Kull, Director

Ms. Kull has been a member of Forza’s Board of Directors since July 2022. Since November 2017, Ms. Kull has served as President of SheGoes, Inc., where she provides consulting services that guide manufacturers’ strategic efforts to prepare regulators and distribution chains to accept and advocate for new technologies. From April 2017 through October 2017, she served as President of Torqeedo, Inc., a pioneer in the field of water-based electromobility, where she guided the global sales team to exceed revenue target, resulting in a successful acquisition. From April 2005 through March 2017, Ms. Kull worked at Volvo Penta where she served as Vice President-Marine Sales (from November 2011 through March 2017) where she led a diverse sales team offering products in both leisure (gasoline stern drive, diesel inboard, stern drive, jet and Volvo Penta IPS) and commercial marine segments throughout the United States, Canada,

Mexico, the Caribbean and Central America. Ms. Kull also practiced as a trial attorney for over 11 years where she specialized in defending manufacturers in complex products liability, warranty and other business litigation. Ms. Kull received her Bachelor’s degree from the University of Iowa and her JD from the University of Iowa College of Law. Forza believe Ms. Kull’s business experience, particularly in the boating industry as well as her legal expertise makes her well qualified to be a director of Forza.

Family Relationships

No family relationships exist between any director, executive officer or person nominated or chosen to be a director or officer.

INFORMATION REGARDING THE FORZA BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Below is information regarding certain characteristics of the Forza Board of Directors, utilizing the template included in the related Nasdaq rules.

Board Diversity Matrix (as of July 1, 2024)

Total Number of Directors	4
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	3	0	0
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	3
Two or More Races or Ethnicities
LGBTQ+	--
Did Not Disclose Demographic Background	--

Forza Board of Directors Composition

The Forza Board of Directors currently consists of four members. Each of Forza’s current directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Forza’s Amended and Restated Certificate of Incorporation provides that Forza’s board of directors is divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Forza’s current directors are divided among the three classes as follows:

●	the Class I director is Kevin Schuyler, and his terms will expire at the annual meeting of stockholders to be held in 2026;

●	the Class II director is Marcia Kull, and her term will expire at the annual meeting of stockholders to be held in 2027, assuming she is re-elected at the Forza Annual Meeting; and

●	the Class III directors are Neil Ross and Joseph Visconti, and their terms will expire at the annual meeting of stockholders to be held in 2025.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with Forza’s Amended and Restated Certificate of Incorporation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of Forza’s directors.

This classification of the Forza Board of Directors may have the effect of delaying or preventing changes in control of Forza’s company.

In addition, under the terms of Forza’s Amended and Restated Certificate of Incorporation and Forza’s Amended and Restated Bylaws, members of the Forza Board of Directors may only be removed for cause. This may also have the effect of delaying or preventing changes in control of Forza’s company.

If the Merger is effected, the directors of Forza will each resign as directors.

Director Independence

Forza Common Stock has traded The Nasdaq Capital Market, or Nasdaq, under the symbol “FRZA” since August 12, 2022. However, Forza has received a letter from Nasdaq notifying it that due to its failure regain compliance with the Nasdaq bid price requirement, the Forza Common Stock will be delisted. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within one year of the completion of its initial public offering. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

To be considered to be independent for purposes of Rule 10A-3 and under the rules of Nasdaq, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

To be considered independent for purposes of Rule 10C-1 and under the rules of Nasdaq, the board of directors must affirmatively determine that each member of the compensation committee is independent, including a consideration of all factors specifically relevant to determining whether the director has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director; and (ii) whether such director is affiliated with the company, a subsidiary of the company or an affiliate of a subsidiary of the company.

Forza’s Board of Directors undertook a review of its composition, the composition of its committees and the independence of Forza’s directors and considered whether any director has a material relationship with Forza that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each non-employee director concerning his or her background, employment and affiliations, including family relationships, Forza’s board of directors has determined that none of Messrs. Ross and Schuyler and Ms. Kull have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of Nasdaq and Rule 10A-3 and Rule 10C-1under the Exchange Act.

In making these determinations, Forza’s board of directors considered the current and prior relationships that each non-employee director has with Forza’s company and all other facts and circumstances Forza’s Board of Directors deemed relevant in determining their independence, including the beneficial ownership of Forza’s capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions.”

Forza Board of Directors Leadership Structure

To assure effective independent oversight, the Forza Board of Directors has adopted a number of governance practices, including:

●       executive sessions of the independent directors after certain board meetings, as required by Nasdaq; and

●       annual performance evaluations of the Chief Executive Officer by the independent directors, led by the Compensation Committee.

The Forza Board of Directors does not have a policy that requires the separation of the roles of Chief Executive Officer and Chairman of the Board. The Forza Board of Directors annually reviews its leadership structure to assess what best serves the interests of Forza and its shareholders at a given time. Joseph Visconti currently serves as Forza’s Executive Chairman and as Forza’s Interim Chief Executive Officer, with Daniel Norton serving as its President. Previously, the positions of Chief Executive Officer and Executive Chairman were held by different persons, with Jim Leffew holding the position of Chief Executive Officer until his resignation on March 6, 2024. The Forza Board of Directors does not have a lead independent director. The Forza Board of Directors determined that the creation of a separate Executive Chairman role, distinct from the role of President, enables Mr. Visconti to continue to work with Forza’s President, Mr. Norton, and Forza’s senior management, to help shape and execute Forza’s strategy and direction, as well as other key business initiatives, subject in all cases to the direction of the Forza Board of Directors. The Forza Board of Directors has determined its leadership structure is appropriate and effective given its stage of development.

INFORMATION REGARDING COMMITTEES OF THE FORZA BOARD OF DIRECTORS

The Forza Board of Directors has the authority to appoint committees to perform certain management and administration functions. As disclosed above, the Forza Board of Directors has established an Audit Committee (the “Forza Audit Committee”), a Compensation Committee (the “Forza Compensation Committee”) and Nominating and Corporate Governance Committee (the “Forza Nominating and Corporate Governance Committee”), each of which have the composition and the responsibilities described below. In addition, on January 17, 2024, the Forza Board of Directors established a Special Committee in connection with discussing terms of a merger agreement with Twin Vee, Marcia Kull, the only Forza director that does not also serve on the Twin Vee Board of Directors was appointed by Forza’s Board of Directors as the sole member of the Forza Special Committee. The Forza Board of Directors may establish other committees to facilitate the management of Forza’s business. The composition and functions of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Forza Board of Directors.

All of the committees comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, Nasdaq, and SEC, rules and regulations as further described below. The charters for each of these committees are available on Forza’s website at www.forzax1.com. Information contained on or accessible through Forza’s website is not a part of this Joint Proxy Statement/Prospectus and the inclusion of such website address herein is an inactive textual reference only.

The following table shows the directors who are currently members or Chairman of each of the Forza Audit Committee, Forza Compensation Committee and Forza Nominating and Corporate Governance Committee.

Board Members	Forza Audit Committee	Forza Compensation Committee	Forza Nominating and Corporate Governance Committee
Marcia Kull	Member	Member	Member
Neil Ross	Member	Member	Chairman
Kevin Schuyler	Chairman	Chairman	Member

 Forza Audit Committee

The members of the Forza Audit Committee consist of Marcia Kull, Neil Ross and Kevin Schuyler. Mr. Schuyler serves as the chair of the Forza Audit Committee. All of the members of the Forza Audit Committee are independent, as that term is defined under the rules of Nasdaq. The primary purpose of the Forza Audit Committee is to oversee the quality and integrity of Forza’s accounting and financial reporting processes and the audit of Forza’s financial statements. Specifically, the Forza Audit Committee will:

●	select and hire the independent registered public accounting firm to audit Forza’s financial statements;

●	help to ensure the independence and performance of the independent registered public accounting firm;

●	approve audit and non-audit services and fees;

●	review financial statements and discuss with management and the independent registered public accounting firm Forza’s annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●	prepare the audit committee report that the SEC requires to be included in Forza’s annual proxy statement;

●	review reports and communications from the independent registered public accounting firm;

●	review the adequacy and effectiveness of Forza’s internal controls and disclosure controls and procedure;

●	review Forza’s policies on risk assessment and risk management;

●	review related party transactions; and

●	establish and oversee procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by Forza’s employees of concerns regarding questionable accounting or auditing matters.

The Forza Audit Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq, a copy of which is available on Forza’s website at www.forzax1.com. The Forza Board of Directors has determined that Mr. Schuyler is an audit committee financial expert, as such term is used in Section 407 of Regulation S-K.

Compensation Committee

The Forza Compensation Committee consists of Kevin Schuyler, Neil Ross and Marcia Kull. Mr. Schuyler serves as the chair of the Forza Compensation Committee. All of the members of the Forza Compensation Committee are independent, as that term is defined under the rules of Nasdaq. The Forza Compensation Committee oversees Forza’s compensation policies, plans and benefits programs. The Forza Compensation Committee also:

●	oversees Forza’s overall compensation philosophy and compensation policies, plans and benefit programs;

●	reviews and recommends to the Forza Board of Directors for approval compensation for Forza’s executive officers and directors;

●	prepares the compensation committee report that the SEC would require to be included in Forza’s annual proxy statement if Forza were no longer deemed to be an emerging growth company or a smaller reporting company; and

●	administers Forza’s equity compensation plans.

The Forza Compensation Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq, a copy of which is available on Forza’s website at www.forzax1.com.

Forza Nominating and Corporate Governance Committee

The members of the Forza Nominating and Corporate Governance Committee consist of Neil Ross, Marcia Kull and Kevin Schuyler. Neil Ross serves as the chair of the Forza Nominating and Corporate Governance Committee. Each is independent, as that term is defined under the rules of Nasdaq. The Forza Nominating and Corporate Governance Committee oversees and assists the Forza Board of Directors in reviewing and recommending nominees for election as directors. Specifically, the Forza Nominating and Corporate Governance Committee:

●	identifies, evaluates and makes recommendations to the Forza Board of Directors regarding nominees for election to the Forza Board of Directors;

●	considers and make recommendations to the Forza Board of Directors regarding the composition of the Forza Board of Directors and its committees;

●	reviews developments in Forza’s corporate governance practices;

●	evaluates the adequacy of Forza’s corporate governance practices and reporting; and

●	evaluates the performance of the Forza Board of Directors and of individual directors.

Candidates for director to the Forza Board of Directors should have certain minimum qualifications, including the ability to understand basic financial statements, being over 21 years of age, having relevant business experience (taking into account the business experience of the other directors), and having high moral character. The Forza Nominating and Corporate Governance Committee retains the right to modify these minimum qualifications from time to time.

In evaluating an incumbent director whose term of office is set to expire, the Forza Nominating and Corporate Governance Committee reviews such director’s overall service to Forza during such director’s term, including the number of meetings attended, level of participation, quality of performance, and any transactions with Forza engaged in by such director during his or her term.

When selecting a new director nominee, the Forza Nominating and Corporate Governance Committee first determines whether the nominee must be independent or whether the candidate must qualify as an “audit committee financial expert.” The Forza Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm to assist in the identification of qualified director candidates. The Forza Nominating and Corporate Governance Committee also will consider nominees recommended by Forza’s stockholders.

The Forza Nominating and Corporate Governance Committee does not distinguish between nominees recommended by Forza’s stockholders and those recommended by other parties. In considering any person recommended by one of Forza’s stockholders, the Forza Nominating and Corporate Governance Committee will look for the same qualifications that it looks for in any other person that it is considering for a position on the Forza Board of Directors. The Forza Nominating and Corporate Governance Committee evaluates the suitability of potential nominees, taking into account the current board composition, including expertise, diversity and the balance of inside and independent directors. The Forza Nominating and Corporate Governance Committee does not have a set policy or process for considering diversity in identifying nominees, but endeavors to establish a diversity of background and experience in a number of areas of core competency, including business judgment, management, accounting, finance, knowledge of Forza’s industry, strategic vision, research and development and other areas relevant to its business.

The Forza Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of Nasdaq, a copy of which is available on Forza’s website at www.forzax1.com.

Risk Oversight

In its governance role, and particularly in exercising its duty of care and diligence, the Forza Board of Directors is responsible for ensuring that appropriate risk management policies and procedures are in place to protect Forza’s assets and business. The Forza Board of Directors has broad and ultimate oversight responsibility for Forza’s risk management processes and programs and executive management is responsible for the day-to-day evaluation and management of risks to Forza.

Forza Code of Conduct and Ethics

Forza has adopted a written code of conduct and ethics (the “Forza Code of Conduct”) that applies to Forza’s directors, officers and employees, including Forza’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Forza Code of Conduct is available on Forza’s website at www.forzax1.com. Forza intends to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or Forza’s directors on Forza’s website identified above. The inclusion of Forza’s website address in this Joint Proxy Statement/Prospectus does not include or incorporate by reference the information on Forza’s website herein. Forza will provide any person, without charge, upon request, a copy of the Forza Code of Conduct. Such requests should be made in writing to the attention of Glenn Sonoda, Secretary, Forza X1, Inc., 3101 US-1 Fort Pierce, Florida 34982.

Limitation of Liability and Indemnification

Forza’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that Forza will indemnify Forza’s directors and officers, and may indemnify Forza’s employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits Forza’s Amended and Restated Certificate of Incorporation from limiting the liability of Forza’s directors for the following:

●	any breach of the director’s duty of loyalty to Forza or to Forza’s stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of Forza’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Forza’s Amended and Restated Certificate of Incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under Forza’s Amended and Restated Bylaws, Forza is also empowered to purchase insurance on behalf of any person whom Forza is required or permitted to indemnify.

In the case of an action or proceeding by or in the right of Forza’s company or any of Forza’s subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. Forza believes that these charter and bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in Forza’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit Forza and Forza’s stockholders. Moreover, a stockholder’s investment may be harmed to the extent Forza pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Forza’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Forza has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of Forza’s directors or officers as to which indemnification is being sought, nor is Forza aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

In addition to the indemnification that will be provided for in Forza’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the employment agreements with certain of Forza’s executive officers include indemnification provisions providing for rights of indemnification.

FORZA EXECUTIVE COMPENSATION

Forza’s named executive officers for the year ended December 31, 2023, which consisted of Forza’s principal executive officer and the next most highly compensated executive officers, were:

●	Joseph C. Visconti, Interim Chief Executive Officer, Executive Chairman and Chief of Product Development

●	Jim Leffew, Former President and Former Chief Executive Officer

●	Carrie Gunnerson, Former Interim Chief Financial Officer

Forza Summary Compensation Table

The following table sets forth information regarding the compensation that was paid to Forza’s named executive officers during the years ended December 31, 2023 and December 31, 2022.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards (1)	All Other Compensation ($)	Total ($)
Joseph C. Visconti (2)	2023	75,000	—	80,016	—	155,016
Interim Chief Executive Officer, Executive Chairman and Chief of Product Development	2022	27,115	—	1,742,757	—	1,769,872

Jim Leffew (3) (4)	2023	250,000	—	80,016	13,065	343,081
Former President and Former Chief Executive Officer	2022	225,961	10,000	1,742,757	9,354	1,988,072

Carrie Gunnerson (5)	2023	—	—	13,892	—	13,892
Former Interim Chief Financial Officer	2022	—	—	107,516	—	107,516

(1)	The amounts in the “Option Awards” column reflect the dollar amounts of the grant date fair value for the financial statement reporting purposes for stock options for the fiscal year ended December 31, 2023 in accordance with ASC 718. The fair value of the options was determined using the Black-Scholes model. For a discussion of the assumptions used in computing this valuation, see Note 12 of the Notes to Financial Statements in the Forza consolidated audited financial statement for the years ended December 31, 2023 and 2022 included in this Joint Proxy Statement/ Prospectus.

(2)	Mr. Visconti was appointed Forza’s Executive Chairman and Chief of Product Development in July 2022. In March 2024, Mr. Visconti was appointed as Forza’s Interim Chief Executive Officer upon the resignation of Mr. Leffew.

(3)	Mr. Leffew was appointed Forza’s Chief Executive Officer in July 2022. On March 6, 2024, Mr. Leffew notified Forza of his decision to resign from his position as Chief Executive Officer.

(4)	Consists of $13,065 and $9,354 of health insurance expenses paid in 2023 and 2022.

(5)	During the year ended December 31, 2023 and 2022, Forza did not pay any cash compensation for services rendered by Mrs. Gunnerson, however Mrs. Gunnerson did receive compensation from Twin Vee for services performed for Forza and for Twin Vee and an option grant. Mrs. Gunnerson served as Forza’s Chief Financial Officer until the appointment of Ms. Camacho in August 2022 and was appointed as Forza’s Interim Chief Financial Officer on February 6, 2023, upon the resignation of Ms. Camacho. On March 4, 2024, Mrs. Gunnerson notified Forza of her decision to resign, effective May 31, 2024, from her position as Interim Chief Financial Officer of Forza.

Forza Outstanding Equity Awards at Fiscal Year-End (December 31, 2023)

The following table provides information about the number of outstanding equity awards held by each of Forza’s named executive officers as of December 31, 2023:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested

Joseph C. Visconti	6,453	137,547	(4)	0.70	10/03/2033	—	—
Interim Chief Executive Officer, Executive Chairman and Chief of Product Development	188,889	211,111	(2)	5.00	8/10/2032	—	—
	33,333	66,667	(3)	1.33	12/14/2032

Jim Leffew	6,453	137,547	(4)	0.70	10/03/2033	—	—
Former President and Former Chief Executive Officer	188,889	211,111	(2)	5.00	8/10/2032
	33,333	66,667	(3)	1.33	12/14/2032

Carrie Gunnerson	1,389	23,611	(4)	0.70	10/03/2033	—	—
Former Interim Chief Financial Officer	33,333	66,667	(3)	1.33	12/14/2032

(1)	Mrs. Gunnerson served as Forza’s Chief Financial Officer until the appointment of Ms. Camacho in August 2022 and was appointed as Forza’s Interim Chief Financial Officer on February 6, 2023 upon the resignation of Ms. Camacho.

(2)	On August 11, 2022, options were granted, under the Forza 2022 Plan, vesting monthly over 3 years. Mr. Leffew resigned as Chief Executive Officer on March 6, 2024.

(3)	On December 15, 2022, options were granted, under the Forza 2022 Plan, vesting monthly over 3 years.

(4)	On October 4, 2023, options were granted, under the Forza 2022 Plan, vesting monthly over 3 years.

(5)	On March 4, 2024, Mrs. Gunnerson provided notice of her resignation as Interim Chief Financial Officer, effective May 31, 2024.

Employment Arrangements with Forza’s Named Executive Officers

Joseph Visconti

Upon the completion of Forza’s initial public offering, Forza entered into a five-year employment agreement with Mr. Visconti (the “Visconti Forza Employment Agreement”). Under the Visconti Forza Employment Agreement, Mr. Visconti serves as Forza’s Executive Chairman and Chief of Product Development. In March 2024, Mr. Visconti began serving as the Interim Chief Executive Officer of Forza. He receives an annual base salary of $75,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 100% of his annual base salary, based upon achievement of performance goals established by the compensation committee of the Forza Board of Directors. In addition, Mr. Visconti was granted a stock option to purchase 400,000 shares of Forza Common Stock under the Forza 2022 Plan, which will vest monthly over a three-year period subject to continued employment through each vesting date.

The Visconti Forza Employment Agreement provides that Mr. Visconti is eligible to participate in all benefit and fringe benefit plans generally made available to Forza’s other executive officers.

The Visconti Forza Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Mr. Visconti; (iii) by Mr. Visconti without good reason upon 90 days written notice to Forza; (iv) by Forza for cause (as defined in the Visconti Forza Employment Agreement); (v) by Forza without cause; or (vi) by Mr. Visconti for good reason (as defined in the Visconti Forza Employment Agreement).

Pursuant to the Visconti Forza Employment Agreement, Mr. Visconti is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Forza without cause or a termination by Mr. Visconti for good reason other than in connection with a change in control, Mr. Visconti will receive: an aggregate of twelve months of salary continuation at his then-current base annual salary, paid out in equal installments over a 6 month period; payment of any amount of annual bonus accrued for the year prior to the date of termination; payment of the bonus Mr. Visconti would have received based on the attainment of performance goals had he remained employed through the end of the year of termination, pro-rated based on the number of days in the termination year that Mr. Visconti was employed by Forza (paid when Forza’s other senior executives receive payment of their annual bonuses); reimbursement of COBRA premiums for up to twelve months; and full vesting for any outstanding, unvested equity awards granted under the Forza 2022 Plan. Mr. Visconti’s outstanding vested stock options in Forza will generally remain exercisable no longer than six months following such a termination.

In the event of a termination by Forza without cause or a resignation by Mr. Visconti for good reason within twelve months following a change in control, Mr. Visconti will receive an aggregate of 18 months of salary continuation at his then-current base annual salary, paid out in equal installments over a twelve month period; payment of any amount of annual bonus accrued for the year prior to the year of termination; payment of a pro-rated target annual bonus for the year of termination based on the number of days in the termination year that Mr. Visconti was employed by Forza; payment of one time his then-current target annual bonus; reimbursement of COBRA premiums for up to 18 months; and full vesting for any outstanding, unvested equity awards granted under the Forza 2022 Plan. Mr. Visconti’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

The receipt of any termination benefits described above is subject to Mr. Visconti’s execution of a release of claims in favor of Forza, a form of which is attached as an exhibit to the Visconti Forza Employment Agreement.

In the event of Mr. Visconti’s termination due to death or disability, Mr. Visconti will receive full vesting for any outstanding, unvested equity awards granted under the Forza 2022 Plan. Mr. Visconti’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Upon the successful completion of the merger of Forza with Merger Sub, Mr. Visconti has agreed to terminate his employment agreement with Forza. On August 16, 2024, the Compensation Committee of the Twin Vee Board of Directors approved a proposal to increase to $500,000 the base salary being paid to Mr. Visconti under the Visconti Employment Agreement with Twin Vee upon the successful completion of the merger with Forza and termination of his employment agreement with Forza.

Jim Leffew

Employment Agreement with Former Chief Executive Officer

Forza had entered into a three-year employment agreement with Mr. Leffew (the “Leffew Employment Agreement”) effective as of December 15, 2021 (the “Effective Date”) as amended on July 22, 2022. Under the Leffew Employment Agreement, as amended Mr. Leffew serves as Forza’s President and Chief Executive Officer. He receives an annual base salary of $125,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 100% of his annual base salary, based upon achievement of performance goals established by the compensation committee of the board of directors. In addition, upon the completion of the Forza initial public offering, Mr. Leffew’s annual base salary was increased to $250,000 and he will be granted a stock option to purchase 400,000 shares of Forza Common Stock under Forza’s proposed 2022 Stock Option Plan, which will vest pro rata on a monthly basis over a three-year period subject to continued employment through each vesting date.

The Leffew Employment Agreement provides that Mr. Leffew will be eligible to participate in all benefit and fringe benefit plans generally made available to Forza’s other executive officers. In addition, he is entitled to four weeks of paid vacation per year.

The Leffew Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Mr. Leffew; (iii) by Mr. Leffew without good reason upon 90 days written notice to Forza; (iv) by Forza for cause (as defined in the Leffew Employment Agreement); (v) by Forza without cause; or (vi) by Mr. Leffew for good reason (as defined in the Leffew Employment Agreement).

Pursuant to the Leffew Employment Agreement, Mr. Leffew is subject to a one-year post-termination non-compete and non-solicit of employees and clients. He is also bound by confidentiality provisions.

In the event of a termination by Forza without cause or a termination by Mr. Leffew for good reason during the first six months following the Effective Date, he will receive a severance payment equal to his monthly base salary as is in effect on the termination date multiplied by three (less applicable tax withholdings), such amounts to be paid out monthly in substantially equal installments over the three month period following such termination in accordance with Forza’s normal payroll policies. If Mr. Leffew’s employment is terminated by Forza without cause or if he resigns for Good Reason after the first six months following the Effective Date, he will receive a severance payment equal to his monthly base salary as is in effect on the termination date multiplied by six (less applicable tax withholdings), such amounts to be paid out monthly in substantially equal installments over the six month period following such termination in accordance with Forza’s normal payroll policies.

The receipt of any termination benefits described above is subject to Mr. Leffew’s execution of a release of claims in favor of Forza, a form of which is attached as an exhibit to the Leffew Employment Agreement.

In the event of Mr. Leffew’s termination due to death or disability, Mr. Leffew will receive full vesting for any outstanding, unvested equity awards granted under the Forza 2022 Plan. Mr. Leffew’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Mr. Leffew resigned as Forza’s Chief Executive Officer in March 2024.

Carrie Gunnerson

Employment Agreement with Twin Vee

Twin Vee entered into a five-year employment agreement with Ms. Gunnerson (the “Gunnerson Employment Agreement”) effective in October 2021. Under the Gunnerson Employment Agreement, Ms. Gunnerson serves as Twin Vee’s Chief Financial Officer. She receives an annual base salary of $175,000 and is eligible to receive an annual performance cash bonus with a target amount equal to 30% of her annual base salary, based upon achievement of performance goals established by the compensation committee of Twin Vee’s board of directors. Ms. Gunnerson also received a stock option to purchase 136,000 shares of Twin Vee Common Stock under the Twin Vee 2021 Plan, vesting monthly over a five-year period subject to continued employment through each vesting date. Ms. Gunnerson also received a stock option to purchase 100,000 shares of Forza Common Stock for her provision of consulting services to Forza.

The Gunnerson Employment Agreement provides that Ms. Gunnerson would be eligible to participate in all benefit and fringe benefit plans generally made available to Twin Vee’s other executive officers. In addition, she is entitled to four weeks of paid vacation per year.

The Gunnerson Employment Agreement provides that it shall continue until terminated (i) by mutual agreement; (ii) due to death or disability of Ms. Gunnerson; (iii) by Ms. Gunnerson without good reason upon 90 days written notice to Twin Vee; (iv) by Twin Vee for cause (as defined in the Gunnerson Employment Agreement); (v) by Twin Vee without cause; or (vi) by Ms. Gunnerson for good reason (as defined in the Gunnerson Employment Agreement).

Pursuant to the Gunnerson Employment Agreement, Ms. Gunnerson is subject to a one-year post-termination non-compete and non-solicit of employees and clients. She is also bound by confidentiality provisions.

In the event of a termination by Twin Vee without cause or a termination by Ms. Gunnerson for good reason during the first six (6) months following the effective date of the Gunnerson Employment Agreement, Ms. Gunnerson will receive an aggregate of three months of salary continuation at her then-current base annual salary, paid out in equal installments over a three-month period. In the event of a termination by Twin Vee without cause or a termination by Ms. Gunnerson for good reason after the first six (6) months following the effective date of the Gunnerson Employment Agreement, Ms. Gunnerson will receive an aggregate of six months of salary continuation at her then-current base annual salary, paid out in equal installments over a six-month period. Ms. Gunnerson’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

The receipt of any termination benefits described above is subject to Ms. Gunnerson’s execution of a release of claims in favor of Forza, a form of which is attached as an exhibit to the Gunnerson Employment Agreement.

In the event of Ms. Gunnerson’s termination due to death or disability, Ms. Gunnerson will receive full vesting or any outstanding, unvested equity awards granted under the Twin Vee 2021 Plan. Ms. Gunnerson’s outstanding vested stock options will generally remain exercisable no longer than six months following such a termination.

Employment Agreements with Forza’s Current Executive Officers

Michael Dickerson, Interim Chief Financial Officer

Mr. Dickerson has been Forza’s Chief Financial & Administrative Officer since April 4, 2024.

Mr. Dickerson does not have an employment agreement with Forza. See “Twin Vee Executive Compensation-Employment Agreements” for a description of Mr. Dickerson’s employment agreement with Twin Vee.

Employee Benefit and Stock Plans

Simple IRA Plan

Forza maintains a Simple IRA retirement savings plan for the benefit of Forza’s employees, including Forza’s named executive officers, who satisfy certain eligibility requirements. Under the Simple IRA, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code, on a pre-tax basis through contributions to the Simple IRA plan. The Simple IRA plan authorizes employer safe harbor matching contributions equal to 3% of covered compensation for eligible employees. The Simple IRA plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement program, contributions to the Simple IRA plan and earnings on those contributions are not taxable to the employees until distributed from the Simple IRA plan.

2022 Stock Incentive Plan

Forza adopted the Forza X1 2022 Stock Incentive Plan, or the Forza 2022 Plan. The principal provisions of the Forza 2022 Plan are summarized below.

Administration

The Forza 2022 Plan vests broad powers in a committee to administer and interpret the Forza 2022 Plan. The Forza Board of Directors has initially designated the compensation committee to administer the Forza 2022 Plan. Except when limited by the terms of the Forza 2022 Plan, the compensation committee has the authority to, among other things: select the persons to be granted awards; determine the type, size and term of awards; establish performance objectives and conditions for earning awards; determine whether such performance objectives and conditions have been met; and accelerate the vesting or exercisability of an award. In its discretion, the compensation committee may delegate all or part of its authority and duties with respect to granting awards to one or more of Forza’s officers, subject to certain limitations and provided applicable law so permits.

The Forza Board of Directors may amend, alter or discontinue the Forza 2022 Plan and the compensation committee may amend any outstanding award at any time; provided, however, that no such amendment or termination may adversely affect awards then outstanding without the holder’s permission. In addition, any amendments seeking to increase the total number of shares reserved for issuance under the Forza 2022 Plan or modifying the classes of participants eligible to receive awards under the Forza 2022 Plan will require ratification by Forza’s stockholders in accordance with applicable law. Additionally, as described more fully below, neither the compensation committee nor the board of directors is permitted to reprice outstanding options or stock appreciation rights without shareholder consent.

Eligibility

Any of Forza’s employees, directors, consultants, and other service providers, or those of Forza’s affiliates, are eligible to participate in the Forza 2022 Plan and may be selected by the compensation committee to receive an award.

Vesting

The compensation committee determines the vesting conditions for awards. These conditions may include the continued employment or service of the participant, the attainment of specific individual or corporate performance goals, or other factors as determined in the compensation committee’s discretion (collectively, “Vesting Conditions”).

Shares of Stock Available for Issuance

Subject to certain adjustments, the maximum number of shares of Common Stock that may be issued under the Forza 2022 Plan in connection with awards is 1,970,250 shares, which takes into account awards made available on January 1, 2024 due to the evergreen provision in the Forza 2022 Plan. In addition, the maximum number of shares of Common Stock that may be issued under the Forza 2022 Plan will automatically increase on January 1 of each calendar year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in a number of shares of Common Stock equal to 4.5% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year; provided, however that the board of directors may act prior to January 1 of a given calendar year to provide that the increase for such year will be a lesser number of shares of Common Stock. Forza has issued options to purchase an aggregate of 1,441,500 shares of Forza Common Stock. All available shares may be utilized toward the grant of any type of award under the Forza 2022 Plan. The Forza 2022 Plan imposes a $250,000 limitation on the total grant date fair value of awards granted to any non-employee director in his or her capacity as a non-employee director in any single calendar year.

DIRECTOR COMPENSATION

2023 Director Compensation

Prior to the closing of Forza’s initial public offering in August 2022, Forza’s directors did not receive any compensation for their service as directors. After the closing of Forza’s IPO, directors who are not employees received compensation for their service as directors, including service as members of each committee on which they serve.

Cash Compensation

All non-employee directors are entitled to receive the following cash compensation for their services:

●	$10,000 per year for service as a board member;

●	$20,000 per year additionally for service as chair of the audit committee;

●	$7,500 per year additionally for service as member of the audit committee (excluding committee chair);

●	$15,000 per year additionally for service as chair of the compensation committee;

●	$5,000 per year additionally for service as member of the compensation committee (excluding committee chair);

●	$7,500 per year additionally for service as chair of the nominating and corporate governance committee;

●	$3,000 per year additionally for service as member of the nominating and corporate governance committee (excluding committee chair);

All cash payments to non-employee directors who served in the relevant capacity at any point during the immediately preceding prior fiscal quarter will be paid quarterly in arrears. A non-employee director who served in the relevant capacity during only a portion of the prior fiscal quarter will receive a pro-rated payment of the quarterly payment of the applicable cash retainer.

Equity Compensation

Effective upon the closing of Forza’s initial public offering, each non-employee director received an initial grant of non-qualified stock options under the Forza 2022 Plan to purchase 5,500 shares of Forza Common Stock, which options vest pro rata on a monthly basis over a period of twelve months from the grant date, subject to the grantee’s continued service through that date.

Director Compensation Table

The following table sets forth information regarding the compensation earned for service on the Forza Board of Directors by Forza’s non-employee directors during the year ended December 31, 2023. The compensation for each of Messrs. Visconti and Leffew as an executive officer is set forth above under “—Summary Compensation Table.” Messrs. Visconti and Leffew receive no compensation for service as a director.

(a) Name	(b) Fees Earned or Paid in Cash ($)	(c) Stock Awards ($)	(d) Option Awards(1) ($)	(e) Non-Equity Incentive Plan Compensation ($)	(f) Nonqualified Deferred Compensation Earnings ($)	(g) All Other Compensation ($)	(h) Total ($)
Marcia Kull	25,500	—	—	—	—	—	25,500
Neil Ross	30,000	—	—	—	—	—	30,000
Kevin Schuyler	48,000	—	—	—	—	—	48,000

(1)	The amounts in the “Option Awards” column reflect the dollar amounts of the grant date fair value for the financial statement reporting purposes for stock options for the fiscal year ended December 31, 2023 in accordance with ASC 718. The fair value of the options was determined using the Black-Scholes model. For a discussion of the assumptions used in computing this valuation, see Note 12 of the Notes to Financial Statements in the Forza consolidated audited financial statement for the years ended December 31, 2023 and 2022 included in this Joint Proxy Statement/ Prospectus.

(2)	As of December 31, 2023, the following are the outstanding aggregate number of option awards held by each of Forza’s directors who were not also Named Executive Officers:

Name	Option Awards (#)
Marcia Kull	5,500
Neil Ross	5,500
Kevin Schuyler	5,500

During 2023, each non-employee member of the Board of Directors receives an annual cash fee of $5,000, all non-employee directors receive an annual cash fee of $5,000, $4,000 and $3,000 for service on the Audit, Compensation and Nominating and Corporate Governance Committee, respectively, and the Chairman of the Audit, Compensation and Nominating and Corporate Governance Committee receives a cash fee of $12,000, $10,000 and $5,000, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FORZA

Results of Operations

Comparison of the Three Months Ended June 30, 2024 and 2023

The following table provides certain selected financial information for the periods presented:

	June 30,
	2024	2023	Change	% Change
Cost of sales	$26,841	$40,796	$(13,955)	(34%)
Gross loss	$(26,841)	$(40,796)	$13,955)	(34%)
Operating expenses	$2,916,563	$1,578,723	$1,337,840	85%
Loss from operations	$(2,943,404)	$(1,619,519)	$(1,323,885)	82%
Other income	$111,850	$135,865	$(24,015)	(18%)
Net loss	$(2,831,554)	$(1,483,654)	$(1,347,900)	91%
Net loss per common share: Basic and Diluted	$(0.18)	$(0.13)	$(0.05)	42%
Weighted average number of shares of Common Stock outstanding	15,754,774	11,446,391	4,308,383

Operating Expenses

Operating expenses for the three months ended June 30, 2024 increased by $1,337,840 due primarily to an asset impairment charge of $1,674,000. Before the impact of this charge, operating expenses decreased by $336,160 to $1,242,563 as compared to $1,578,723 for the three months ended June 30, 2023. Operating expenses include salaries, selling, general, and administrative, research and development, professional fees, and depreciation. Research and development costs for the three months ended June 30, 2024 were $340,907, as compared to $261,473 for the three months ended June 30, 2023. Forza’s research and development expenses in the second quarter of 2024 included a valuation charge to reserve for the value of R&D electric motors of $175,820. Excluding the impact of this charge, research & development charges declined $96,386 for the quarter, due to large expenditures in the second quarter of 2023 when we were in the early stages of development of Forza’s prototype electric motors and control systems. Salaries and wages for the three months ended June 30, 2024 were $432,308, as compared to $864,838 for the three months ended June 30, 2023, and were primarily related to reductions in staffing in engineering and design. For the three months ended June 30, 2024, salaries and wages included $183,815 of stock option expense, as compared to $341,817 for the three months ended June 30, 2023. Forza’s expenses for selling, general, and administrative for the three months ended June 30, 2024, were $247,464, as compared to $334,315 for the three months ended June 30, 2023. Professional fees for the three months ended June 30, 2024 were $158,077, as compared to $69,867 for the three months ended June 30, 2023. Depreciation and amortization for the three months ended June 30, 2024 was $63,807, as compared to $48,230 for the three months ended June 30, 2023, the increase being attributable to the addition of equipment and tooling.

Other expense and income

Interest expense was $813 and $1,493, respectively for the three months ended June 30, 2024 and 2023.

Because the proceeds from Forza’s initial public offering and secondary offering have been partly invested in money market vehicles, those monies earned dividend income. Dividend income was $112,663 and $137,358, respectively, for the three months ended June 30, 2024 and 2023.

Comparison of the Six Months Ended June 30, 2024 and 2023

The following table provides certain selected financial information for the periods presented:

	Six Months Ended June 30,
	2024	2023	$	% Change
Cost of sales	$56,413	$90,737	$(34,324)	(38%)
Gross loss	$(56,413)	$(90,737)	$34,324	(38%)
Operating expenses	$4,202,330	$3,658,533	$543,797	15%
Loss from operations	$(4,258,743)	$(3,749,270)	$(509,473)	14%
Other income	$259,352	$260,484	$(1,132)	(0%)
Net loss	$(3,999,391)	$(3,488,786)	$(510,605)	15%
Net loss per common share: Basic and Diluted	$(0.25)	$(0.32)	$0.06	(20%)
Weighted average number of shares of common stock outstanding	15,754,774	10,950,863	4,803,911

Operating Expenses

Operating expenses for the six months ended June 30, 2024 increased by $543,797 due primarily to an asset impairment charge during the second quarter of $1,674,000. Excluding the impact of this charge, operating expenses decreased by $1,130,203 to $2,528,330 as compared to $3,658,533 for the six months ended June 30, 2023. Operating expenses include salaries, selling, general, and administrative, research and development, professional fees, and depreciation. Research and development costs for the six months ended June 30, 2024 were $510,105, as compared to $964,121 for the six months ended June 30, 2023. Forza’s research and development expenses declined for the quarter, due to large expenditures in the first half of 2023 when we were in the early stages of development of Forza’s prototype electric motors and control systems, partially offset by an inventory valuation charge during the first six months of 2024 of $289,072. Salaries and wages for the six months ended June 30, 2024 were $1,122,851, as compared to $1,727,602 for the six months ended June 30, 2023, and were primarily related to reductions in staffing in engineering and design. For the six months ended June 30, 2024 salaries and wages included $476,956 of stock option expense, as compared to $682,980 for the six months ended June 30, 2023. Forza’s expenses for selling, general, and administrative for the six months ended June 30, 2024, were $524,516, as compared to $688,977 for the six months ended June 30, 2023. Professional fees for the six months ended June 30, 2024 were $251,106, as compared to $193,907 for the six months ended June 30, 2023. Depreciation and amortization for the six months ended June 30, 2024 was $119,752, as compared to $83,926 for the six months ended June 30, 2023, the increase being attributable to the addition of equipment and tooling.

Other expense and income

Interest expense was $3,938 and $1,784, respectively for the six months ended June 30, 2024 and 2023.

Because the proceeds from Forza’s initial public offering and secondary offering are partly invested in money market vehicles, those monies earn dividend income, interest income, and capital gains. Dividend and interest income was $245,010 and $262,268, respectively, for the six months ended June 30, 2024 and 2023. Net realized gains were $18,280 and zero, respectively, for the three months ended June 30, 2024 and 2023.

Comparison of the Years Ended December 31, 2023 and 2022

The following table provides certain selected financial information for the periods presented:

	Years Ended December 31,
	2023	2022	Change	% Change
Net sales - related party	$37,118	$—	37,118	—
Cost of sales - related party	$33,744	$—	33,744	—
Cost of sales	$123,893	$232,744	(108,851)	(47%)
Gross loss	$(120,519)	$(232,744)	112,225	(48%)
Operating expenses	$6,472,914	$3,420,515	3,052,399	89%
Loss from operations	$(6,593,433)	$(3,653,259)	(2,940,174)	80%
Other income	$660,320	$23,178	637,142	2,749%
Net loss	$(5,933,113)	$(3,630,081)	(2,303,032)	63%
Net loss per common share: Basic and Diluted	$(0.44)	$(0.44)	(0.01)	2%

Net Sales and Cost Sales

Forza’s net sales for the year ended December 31, 2023 and 2022, respectively were $37,118 and $0. Forza’s net sales were due to intercompany sales to Twin Vee, Forza’s controlling shareholder. There were no sales to third parties during the years ended December 31, 2023 and 2022.

Gross Profit

Gross loss for the year ended December 31, 2023 and 2022, respectively was $120,519 and $232,744. The gross profit related to the intercompany sales was $3,374.

Operating Expenses

Operating expenses for the year ended December 31, 2023 increased by $3,052,399 to $6,593,433, compared to $3,420,515, for the year ended December 31, 2022. Operating expenses include salaries, selling and general and administrative, research and development, professional fees and depreciation. All of Forza’s operating expenses increased significantly over the prior period, as Forza increase Forza’s engineering staff, and moved into building and testing complete motors and boats. Research and development fees for the year ended December 31, 2023 were $1,540,903 compared to $957,220, for the year ended December 31, 2022. Salaries and wages for the year ended December 31, 2023 were $3,279,195 compared to $1,770,126, for the year ended December 31, and most of which was paid to the designers of Forza’s fully electric motor, control system and boat. For the year ended December 31, 2023 salaries and wages included $1,345,270 of stock option expense, compared to $458,346, for the year ended December 31, 2022. Forza’s expenses for selling, general and administrative for the year ended December 31, 2023, were $1,112,920 compared to $473,900. Professional fees for the year ended December 31, 2023 were $353,996 compared to $159,304, as Forza carried the costs of audit and legal fees of a public organization for an entire year compared to only a partial year in 2022. Depreciation for the year ended December 31, 2023 was $185,900 compared to $59,965, for year ended December 31, 2022, this is due to the addition of assets throughout 2023, Forza would anticipate continued increases as Forza purchases equipment, and molds. Forza have incurred and expect to continue to incur significant costs in pursuit of Forza’s financing and construction of Forza’s new manufacturing facility.

Other expense and income

Interest expense for the years ended December 31, 2023 and 2022, respectively were $3,694 and $3,286.

Interest income for the years ended December 31, 2023 and 2022, respectively were $1,401 compared to $14,752.

Dividend income for the years ended December 31, 2023 and 2022, respectively were $507,794 and $43,294. Unrealized gain on marketable securities for the years ended December 31, 2023 and 2022, respectively were $103,941, and $0. The realized gain on marketable securities for the years ended December 31, 2023 and 2022, respectively were $50,878, and $0. These increases are due to increased interest rate and account balance throughout 2023.

For the year ended December 31, 2022, Forza recorded a loss on the sales of assets of $31,582, this was the result of expense paid to secure land in Fort Pierce, Florida to build a new manufacturing facility. It was determined that the costs associated with building on that lot were prohibitive, Forza cancelled the contract resulting in the loss of $31,582.

Results of Operations and Known Trends or Future Events

To date much of Forza’s operational activity has been related to the design and build of prototype and testing, as such Forza does not have any sales or cost of goods sold. The design of Forza’s new electric boat shell has been completed and Forza is now preparing to begin Forza’s production process utilizing monohulls. The design of the motors and the motor control system is largely complete; however, the testing and iteration phase may result in significant changes, improvements, and upgrades. To date Forza has not generated any revenues. Forza will not generate any operating revenues until Forza completes the design, build and testing of Forza’s EV boats and commercialize them. As stated above, however, Forza have engaged with several high-profile marine manufacturers and are offering Forza’s electrification expertise as a service. Forza will generate non-operating income in the form of interest income on cash, and cash equivalents. Forza is uncertain on when Forza will generate revenues from the sale of these fully integrated electric boat. Forza X1 continues to build and test prototype engines and boats.

Liquidity and Capital Resources

The following table provide selected financial data as of June 30, 2024 and December 31, 2023:

	June 30,	December 31,
	2024	2023	Change	% Change
Cash and cash equivalents	$8,188,879	$9,821,531	$(1,632,652)	(16.6%)
Current assets	$8,553,852	$13,370,219	$(4,816,367)	(36.0%)
Current liabilities	$585,243	$842,594	$(257,351)	(30.5%)
Working capital	$7,968,609	$12,527,625	$(4,559,016)	(36.4%)

As of June 30, 2024, Forza had cash and cash equivalents, and working capital of $8,188,879 and $7,968,609, respectively, compared to $9,821,531 and $12,527,625, respectively, on December 31, 2023. Forza had incurred significant costs in pursuit of our construction of its new manufacturing facility which it has been financing. Its management planned to use the proceeds from Forza’s initial public offering and secondary offering to finance the expenses related to the construction of the facility, which Forza is no longer pursuing. Forza believes that its current capital resources will be sufficient to fund its operations while it pursues strategic alternatives for its business and believes that its current capital resources will be sufficient until November 2025. Forza expects to continue to incur net losses, and to have cash outflows for at least the next 12 months.

As of December 31, 2023, Forza had cash and cash equivalents, and working capital of $9,821,531 and $12,813,609, respectively, compared to $12,767,199 and $12,833,743, respectively, on December 31, 2022. In August of 2022 Forza completed its initial public offering, which increased Forza’s cash by approximately $15,231,000, and in June of 2023 Forza completed a secondary offering, which increased Forza’s cash by approximately $6,930,000.

	Six Months
	June 30,
	2024	2023	Change	% Change
Cash used in operating activities	$(1,526,246)	$(2,882,869)	$1,356,623	(47%)
Cash provided by (used in) investing activities	$123,493	$(224,088)	$347,581	(155%)
Cash (used in) provided by financing activities	$(229,899)	$6,856,078	$7,085,977	(103%)

	Years Ended
	December 31,
	2023	2022	Change	% Change
Cash used in operating activities	$(4,150,280)	$(3,377,621)	(772,659)	23%
Cash used in investing activities	$(5,727,892)	$(606,726)	(5,121,166)	844%
Cash provided by financing activities	$6,932,504	$14,948,261	(8,015,757)	-54%

Cash Flow from Operating Activities

During the six months ending June 30, 2024 and 2023, Forza generated negative cash flows from operating activities of $1,526,246 and $2,882,869, respectively. During the six months ending June 30, 2024, our cash used in operating activities was primarily a result of operating losses incurred and a reduction in accrued liabilities since December 31, 2023.

During the years ended December 31, 2023 and 2022, Forza generated negative cash flows from operating activities of $4,150,280 and $3,337,621, respectively. During the years ending December 31, 2023 and 2022, Forza had a net loss of $5,933,113 and $3,630,081, respectively. During the year ended December 31, 2023 Forza’s cash used in operating activities was impacted by an increase of inventory of $844,618, accounts payable of $12,208 and operating lease liabilities of $94,954. The increase in inventory relates to a minimum purchase requirement of motors from Cascadia. During the year ended December 31, 2023, Forza’s cash used in operating activities was impacted by an increase of prepaid expenses of $446,227, accrued liabilities of $369,641, and by non-cash expenses of $1,918,372 due to depreciation, change in fair value of marketable securities, change in inventory reserve, realized gain on sale of marketable securities, stock option expense and change of right-of-use.

Cash Flows from Investing Activities

For the six months ended June 30, 2024 net cash provided by investing activities was $123,493 resulting from redemptions of marketable securities more than offsetting the purchase of property and equipment and building compared to a use of cash for the six months ended June 30, 2023 of $224,088 for the purchase of property and equipment.

For the years ended December 31, 2023 and 2022, Forza used $5,727,892 and $606,726, respectively, in investing activities, $2,826,901 for the purchase of marketable securities, and $2,797,050, for the purchase of property and equipment, primarily expenses associated with construction of Forza’s new manufacturing facility in North Carolina.

Cash Flows from Financing Activities

During the six months ended June 30, 2024, net cash used in financing activities was $229,899. During the six months ended June 30, 2023, net cash provided by financing activities was $6,856,078 resulting primarily from the issuance of common stock.

During the year ended December 31, 2023, net cash provided by financing activities was $6,932,504. The cash flow from financing activities for the year ended December 31, 2023 included net proceeds of $6,929,552 from a follow on underwritten public offering in June 2023. During the year ended December 31,2022, net cash provided by financing activities was $14,948,261, driven primarily by the net proceeds from Forza’s initial public offering.

Critical Accounting Estimates

This discussion and analysis of Forza’s financial condition and results of operations is based on four financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires Forza to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Forza’s estimates are based on Forza’s historical experience and on various other factors that Forza believes are reasonable under the circumstances, that results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimated under different assumptions or conditions. While Forza’s significant accounting policies are described in more detail in the notes to Forza’s financial statements included elsewhere in the Quarterly Report on Form 10-Q, Forza believe that the following accounting policies are critical to understanding Forza’s historical and future performance, as these policies relate to the more significant areas involving managements judgements and estimates.

Controls and Procedures

Forza is now currently required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. Forza is only required to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act for the twelve-month period ending December 31, 2023. Only in the event that Forza is deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, would Forza be required to comply with the independent registered public accounting firm attestation requirement. Further, for as long as Forza remains an emerging growth company as defined in the JOBS Act, Forza intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirement.

Revenue Recognition

Forza recognizes revenue when obligations under the terms of a contract are satisfied and control over promised goods is transferred to the dealer. Revenue is measured as the amount of consideration it expects to receive in exchange for a product.

Payment received for the future sale of a boat to a customer is recognized as a customer deposit. Customer deposits are recognized as revenue when control over promised goods is transferred to the customer. At June 30, 2024 and December 31, 2023, Forza had customer deposits of $6,175 and $5,700, respectively, which is recorded as contract liabilities on the Condensed Balance Sheet. These deposits are not expected to be recognized as revenue within a one-year period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) required management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Included in those estimates are assumptions about useful life of fixed assets.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less at the time of purchase. On June 30, 2024, Forza had cash and cash equivalents of $8,188,879, and on December 31, 2023, Forza had cash and cash equivalents of $9,821,531.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of property and equipment range from three to seven years. Upon sale or retirement, the cost and related accumulated depreciation and amortization are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations. Repairs and maintenance expenses, which do not increase the useful lives of the assets, are charged to operations as incurred.

Impairment of Long-lived Assets

Management assesses the recoverability of its long-lived assets when indicators of impairment are present. If such indicators are present, recoverability of these assets is determined by comparing the undiscounted net cash flows estimated to result from those assets over the remaining life to the assets’ net carrying amounts. If the estimated undiscounted net cash flows are less than the net carrying amount, the assets would be adjusted to their fair value, based on appraisal or the present value of the undiscounted net cash flows.

Research and Development

Research and development costs are expensed as incurred. For the three months ended June 30, 2024 and 2023, research and development costs were $340,907 and 261,473, respectively. Such costs for the six months ended June 30, 2024 were $510,105, as compared to $964,121 for the six months ended June 30, 2023.

Advertising Costs

Advertising and marketing costs are expensed as incurred. Such costs for the six months ended June 30, 2024 were $5,254, as compared to $62,896 for the six months ended June 30, 2023. Such costs for the three months ended June 30, 2024 were $3,742, as compared to $50,340 for the three months ended June 30, 2023. Advertising and marketing costs are included in selling, general, and administrative expenses in the accompanying statements of operations

Leases

Forza determines if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As Forza’s leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. Forza calculates the associated lease liability and corresponding ROU asset upon lease commencement using a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The operating lease ROU asset also includes any lease payments made and is reduced by lease incentives. Forza’s lease terms may include options to extend or terminate the lease when it is reasonably certain that Forza will exercise that option. Lease expenses for lease payments is recognized on a straight-line basis over the lease term.

Income Taxes

Forza is a C Corporation under the Internal Revenue Code and a similar section of the state code.

All income tax amounts reflect the use of the liability method under accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes arising primarily from differences between financial and tax reporting purposes.

Deferred income taxes, net of appropriate valuation allowances, are determined using the tax rates expected to be in effect when the taxes are actually paid. Valuation allowances are recorded against deferred tax assets when it is more likely than not that such assets will not be realized. When an uncertain tax position meets the more likely than not recognition threshold, the position is measured to determine the amount of benefit or expense to recognize in the financial statements.

In accordance with U.S GAAP, Forza follows the guidance in FASB ASC Topic 740, Accounting for Uncertainty in Income Taxes. At June 30, 2024, Forza does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying financial statements.

Forza’s income tax returns are subject to review and examination by federal, state and local governmental authorities.

Recent Accounting Pronouncements

All newly issued accounting pronouncements not yet effective have been deemed either immaterial or not applicable.

OFF-BALANCE SHEET ARRANGEMENTS

Forza did not have during the periods presented, and Forza does not currently have, any off-balance sheet arrangements, as defined under Securities and Exchange Commission rules.

CERTAIN ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
TWIN VEE, FORZA AND THE COMBINED COMPANY

Ownership of Twin Vee Common Stock Prior to the Merger

The following table sets forth the beneficial ownership of Twin Vee Common Stock as of October 4, 2024 (the Twin Vee Record Date), by:

●	each person, or group of affiliated persons, who is known by Twin Vee to beneficially own more than 5% of Twin Vee Common Stock;

●	each of the named executive officers listed in the Twin Vee Summary Compensation Table;

●	each of Twin Vee’s directors; and

●	all of Twin Vee’s current executive officers and directors as a group.

As of October 4, 2024, Twin Vee had 9,519,481 shares of Twin Vee Common Stock outstanding.

Twin Vee has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Twin Vee Common Stock issuable pursuant to the exercise of profits interest units, options, warrants or other rights that are either immediately exercisable or exercisable on or before December 3, 2024, which is approximately 60 days after the Twin Vee Record Date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Twin Vee PowerCats Co., 3101 S. US-1 Ft. Pierce, Florida 34982.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers and Directors
Joseph Visconti (1)	2,797,366	29.38%
Preston Yarborough(2)	195,180	2.00%
James Melvin(3)	11,000	*
Kevin Schuyler(4)	6,863	*
Bard Rockenbach(5)	10,083	*
Neil Ross(3)	11,000	*
Carrie Gunnerson(6)	75,127	*
All current executive officers and directors as a group (6 persons)	3,031,492	31.84%
5% Stockholders

Marathon Micro Fund, L.P.(6)	950,000	9.98%
AWM Investment Company, Inc. and affiliates (7)	939,176	9.98%

* Represents beneficial ownership of less than one percent .

(1)	Joseph Visconti was issued 2,321,152 shares of Twin Vee Common Stock upon the consummation of the Merger between Twin Vee and Twin Vee Powercats, Inc. Mr. Visconti was granted an option to purchase 272,000 shares of Twin Vee Common Stock upon the consummation of the Twin Vee initial public offering, and was granted an additional option to purchase 250,000 shares of Twin Vee Common Stock on October 20, 2022. There are 388,832 shares of Twin Vee Common Stock that will vest and be exercisable within 60 days of the Twin Vee Record Date and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Visconti.

(2)	Mr. Yarborough was issued 38,357 shares of Twin Vee Common Stock upon the consummation of the Merger between Twin Vee and Twin Vee Powercats, Inc. Twin Vee granted an option to purchase 136,000 shares of Twin Vee Common Stock upon the consummation of the Twin Vee initial public offering and 25,000 shares of Twin Vee Common Stock on October 4, 2023, of which 133,305 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of the Twin Vee Record Date and are included in the number of shares of Twin Vee Common Stock beneficially owned by Mr. Yarborough.

(3)	Messrs. Melvin and Ross were each granted an option to purchase 5,500 shares of Twin Ve Common Stock upon the consummation of the Twin Vee initial public offering, and were granted another 5,500 shares on October 20, 2022; of which 11,000 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of the Twin Vee Record Date, and are included in the number of shares of Twin Vee Common Stock beneficially owned by each of Messrs. Melvin and Ross.

(4)	In connection with his appointment, effective July 6, 2022, Mr. Schuyler was awarded an option to purchase 5,500 shares of Twin Vee Common Stock at an exercise price of $2.62 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant, all of which are currently exercisable and are included in the number of shares of Twin Vee Common Stock beneficially owned by Schuyler. Also includes 1,363 shares of Twin Vee Common Stock owned by Mr. Schuyler.

(5)	In connection with his appointment, effective November 7, 2021, Mr. Rockenbach was awarded an option to purchase 5,500 shares of Twin Vee Common Stock at an exercise price of $3.87 per share, vesting pro rata on a monthly basis over a twelve-month period and exercisable for a period of ten years from the date of grant. Mr. Rockenbach was awarded another 4,583 shares on November 4, 2022, with the same vesting schedule. There will be 10,083 shares of Twin Vee Common Stock vested and be exercisable within 60 days of the Twin Vee Record Date, and are included in the number of shares of Twin Vee Common Stock beneficially owned by Rockenbach.

(6)	Ms. Gunnerson was granted an option to purchase 136,000 shares of Twin Vee Common Stock upon in connection with joining Twin Vee as Chief Financial Officer, and an additional 25,000 share on October 4, 2023, of which 75,127 shares of Twin Vee Common Stock will vest and be exercisable within 60 days of the Twin Vee Record Date, and are included in the number of shares of Twin Vee Common Stock beneficially owned by Ms. Gunnerson .

(7)	Information is based upon a Schedule 13G/A filed with the SEC on February 3, 2022 by James G. Kennedy, the partner of Marathon Micro Fund, L.P. The address of Marathon Micro Fund, L.P. is 4 North Park Drive, Suite 106, Hunt Valley, Maryland 34982.

(8)	Information is based upon a Schedule 13G filed with the SEC on February 14, 2024. AWM Investment Company, Inc., a Delaware corporation (“AWM”) is the investment adviser to Special Situations Cayman Fund, L.P., a Cayman Islands Limited Partnership (CAYMAN) and Special Situations Fund III QP, L.P., a Delaware limited partnership (SSFQP). (CAYMAN and SSFQP, will hereafter be referred to as the Funds). The principal business of each Fund is to invest in equity and equity-related securities and other securities of any kind or nature. David M. Greenhouse (Greenhouse) and Adam C. Stettner (Stettner) are members of: SSCayman, L.L.C., a Delaware limited liability company (SSCAY), the general partner of CAYMAN and MGP Advisers Limited Partnership, a Delaware limited partnership (MGP), the general partner of SSFQP. Greenhouse and Stettner are also controlling principals of AWM. As the investment adviser to the Funds, AWM holds sole voting and investment power over 218,284 shares of Twin Vee Common Stock held by CAYMAN and 730,778 Shares held by SSFQP. The address of AWM is c/o Special Situations Funds, 527 Madison Avenue, Suite 2600, New York, NY 10022.

Ownership of Forza Common Stock Prior to the Merger

The following table sets forth the beneficial ownership of Forza Common Stock as of October 4, 2024 (the Forza Record Date), by:

●	each person, or group of affiliated persons, who is known by Forza to beneficially own more than 5% of Forza Common Stock;

●	each of the named executive officers listed in the Forza Summary Compensation Table;

●	each of Forza’s directors; and

●	all of Forza’s current executive officers and directors as a group.

As of October 4, 2024, Forza had 15,754,774 shares of Forza Common Stock outstanding.

Forza has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Forza Common Stock issuable pursuant to the exercise of profits interest units, options, warrants or other rights that are either immediately exercisable or exercisable on or before December 3, 2024, which is approximately 60 days after the Forza Record Date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Forza X1, Inc. 3101 S. US-1 Ft. Pierce, Florida 34982.

	Shares Beneficially Owned
Name of Beneficial Owner	Shares	Percentage
Named Executive Officers and Directors
Joseph Visconti (1)(2)(4)(5)	2,179,850	13.80%
Carrie Gunnerson(4)(6)	74,283	—
Jim Leffew(2)(4)(5)(7)	322,866	2.01%
Neil Ross(3)	5,500	—
Marcia Kull(3)	10,105	—
Kevin Schuyler(3)	14,832	—
All current executive officers and directors as a group (4 persons)	2,210,287	23.22%
5% Stockholders
Twin Vee PowerCats Co. and Twin Vee PowerCats, Inc.(1)	7,000,000	44.43%

*	Represents beneficial ownership of less than one percent.

(1)	Joseph Visconti is Forza’s Interim Chief Executive Officer, Executive Chairman and Chief of Product Development. He is also the Chairman of the Twin Vee Board of Directors and Twin Vee’s Chief Executive Officer. These shares are owned directly by Twin Vee. Mr. Visconti owns 24.455% of the outstanding Twin Vee Common Stock. Twin Vee is the owner of 7,000,000 shares of Forza Common Stock. Mr. Visconti is deemed to have control over the shares of Forza Common Stock owned by Twin Vee. Mr. Visconti disclaims beneficial ownership of these securities. Also includes 70,000 shares of Forza Common Stock owned directly by Mr. Visconti.

(2)	Both of Mr. Visconti and Mr. Leffew were issued an option to purchase 400,000 shares of Forza Common Stock immediately after the Forza initial public offering of which 244,444 will vest and be exercisable within 60 days of the Forza Record Date.

(3)	Forza’s non-employee directors, Messrs. Ross and Schuyler and Ms. Kull were issued an option to purchase 5,500 shares of Forza Common Stock immediately after the Forza initial public offering of which 5,500 will vest and be exercisable within 60 days of the Forza Record Date.

(4)

Mr. Visconti, Mr. Leffew and Mrs. Gunnerson were issued options to purchase 100,000 shares of Forza Common Stock on December 15, 2022, of which 47,222 will vest and be exercisable within 60 days of the Forza Record Date.

(5)

Mr. Visconti and Mr. Leffew were issued options to purchase 144,000 shares of Forza Common Stock on October 4, 2023, of which 28,000 will vest and be exercisable within 60 days of the Forza Record Date.

(6)	Mrs. Gunnerson was issued options to purchase 25,000 shares of Forza Common Stock on October 4, 2023, of which 4,861 will vest and be exercisable within 60 days of the Forza Record Date. Ms. Gunnerson resigned as Forza’s Interim Chief Financial Officer effective May 31, 2024.

(7)	Mr. Leffew resigned as Forza’s Chief Executive Officer and a director effective as of March 6, 2024.

DESCRIPTION OF TWIN VEE CAPITAL STOCK

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Twin Vee has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is its common stock, par value $0.001 per share (the “Twin Vee Common Stock”).

General

The following is a description of the material terms of Twin Vee Common Stock. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to Twin Vee’s Certificate of Incorporation, and Twin Vee’s Bylaws, each of which are incorporated by reference as an exhibit to this Joint Proxy Statement/Prospectus. Twin Vee encourages you to read its Certificate of Incorporation, Bylaws and the applicable provisions of the Delaware General Corporation Law (“DGCL”), for additional information.

Common Stock

Holders of shares of Twin Vee Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided in Twin Vee’s Certificate of Incorporation or as required by law, all matters to be voted on by Twin Vee’s stockholders other than matters relating to the election and removal of directors must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter or by a written resolution of the stockholders representing the number of affirmative votes required for such matter at a meeting. The holders of Twin Vee Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of Twin Vee Common Stock are entitled to receive dividends when and if declared by the Twin Vee Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon Twin Vee’s dissolution or liquidation or the sale of all or substantially all of Twin Vee’s assets, after payment in full of all amounts required to be paid to creditors and subject to any rights of preferred stockholders, the holders of shares of Twin Vee Common Stock will be entitled to receive pro rata Twin Vee’s remaining assets available for distribution.

Holders of shares of Twin Vee Common Stock do not have preemptive, subscription, redemption, or conversion rights. There will be no redemption or sinking fund provisions applicable to the Common Stock.

Forum Selection

Twin Vee’s Certificate of Incorporation provides that unless Twin Vee consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on Twin Vee’s behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Twin Vee’s directors, officers or other employees to us or Twin Vee’s stockholders; (iii) any action asserting a claim against us, any director or Twin Vee’s officers or employees arising pursuant to any provision of the DGCL, Twin Vee’s Certificate of Incorporation or Twin Vee’s Bylaws; or (iv) any action asserting a claim against Twin Vee, any director or Twin Vee’s officers or employees that is governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Twin Vee’s Certificate of Incorporation further provides that the choice of the Court of Chancery as the sole and exclusive forum for any derivative action or proceeding brought on behalf of Twin Vee does not apply to suits to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Exchange Act.

Anti-Takeover Provisions

Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of it. Twin Vee expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Twin Vee to first negotiate with Twin Vee’s Board of Directors, which Twin Vee believes may result in an improvement of the terms of any such acquisition in favor of Twin Vee’s stockholders. However, they also give Twin Vee’s board of directors the power to discourage acquisitions that some stockholders may favor.

Section 203 of the Delaware General Corporation Law. Twin Vee is subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Twin Vee Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of Twin Vee’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Classified Board of Directors. Twin Vee’s Certificate of Incorporation divides its board of directors into staggered three-year terms. In addition, Twin Vee’s Certificate of Incorporation provides that directors may be removed, with or without cause, by the affirmative vote of the holders of at least 60% of the voting power of all the then-outstanding shares of capital stock of Twin Vee, entitled to vote at an election of directors. Under Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws, any vacancy on the Twin Vee Board of Directors, including a vacancy resulting from an enlargement of the Twin Vee Board of Directors, may be filled only by the affirmative vote of a majority of Twin Vee’s directors then in office, even though less than a quorum of the Twin Vee Board of Directors. The classification of the Twin Vee Board of Directors and the limitations on the ability of Twin Vee’s stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Twin Vee.

Authorized but Unissued Shares. The authorized but unissued shares of Twin Vee Common Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Stock Market. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could make it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.

Stockholder Action by Written Consent. Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws provide that any action required or permitted to be taken by Twin Vee’s stockholders at an annual meeting or annual meeting of stockholders may only be taken if it is properly brought before such meeting and may be taken by written consent in lieu of a meeting only if the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by the board of directors.

Annual Meetings of Stockholders. Twin Vee’s Bylaws also provide that, except as otherwise required by law, annual meetings of the stockholders may only be called by the Twin Vee Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, Twin Vee’s Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Twin Vee Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide Twin Vee with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Twin Vee Board of Directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Twin Vee secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of Twin Vee’s outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Twin Vee’s Bylaws may be amended or repealed by a majority vote of the Twin Vee Board of Directors or by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of Twin Vee’s capital stock entitled to vote in an election of directors, voting together as a single class.

Limitations on Liability and Indemnification of Twin Vee’s Officers and Directors

Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws provide indemnification for Twin Vee’s directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, Twin Vee’s Certificate of Incorporation includes provisions that eliminate the personal liability of Twin Vee’s directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of these provisions is to restrict Twin Vee’s rights and the rights of Twin Vee’s stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his duty of loyalty to Twin Vee or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director derived an improper personal benefit; or

●	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL a stockholder who does not vote in favor of certain mergers or consolidations and who is entitled to demand and has properly demanded appraisal of his or her shares in accordance with, and who complies in all respects with the requirements of Section 262 of the DGCL will be entitled to an appraisal by the Court of Chancery of the State of Delaware of the fair value of his or her shares. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to receive notice of the meeting of stockholders to act upon the merger or consolidation, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)–(c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Under the DGCL Twin Vee’s stockholders will not have appraisal rights in connection with the Merger. Twin Vee’s Certificate of Incorporation does not provide appraisal rights in any additional circumstance. As a result, no appraisal rights are available to holders of Twin Vee’s Common Stock in connection with the Merger and the issuance of shares of Twin Vee Common Stock in the Merger.

Stockholders’ Derivative Actions

Under the DGCL, any of Twin Vee’s stockholders may bring an action in Twin Vee’s name to procure a judgment in its favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Twin Vee Common Stock at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for Twin Vee Common Stock is Interwest Transfer Company, Inc. (also known as Direct Transfer LLC).

Trading Symbol and Market

Twin Vee Common Stock trades on The Nasdaq Capital Market under the symbol “VEEE.”

DESCRIPTION OF FORZA CAPITAL STOCK

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Forza has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is its common stock, par value $0.001 per share (the “Forza Common Stock”).

General

The following is a description of the material terms of the Forza Common Stock. This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to Forza’s Amended and Restated Certificate of Incorporation and Forza’s Amended and Restated Bylaws, each of which are incorporated by reference as an exhibit to this Joint Proxy Statement/ Prospectus. Forza encourages you to read its Amended and Restated Certificate of Incorporation, Forza’s Amended and Restated Bylaws and the applicable provisions of the Delaware General Corporation Law, for additional information.

Common Stock

Forza has 100,000,000 shares of Forza Common Stock authorized.

Holders of shares of Forza Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Except as otherwise provided in Forza’s Amended and Restated Certificate of Incorporation or as required by law, all matters to be voted on by Forza’s stockholders other than matters relating to the election and removal of directors must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter or by a written resolution of the stockholders representing the number of affirmative votes required for such matter at a meeting. The holders of Forza Common Stock do not have cumulative voting rights in the election of directors.

Holders of shares of Forza Common Stock are entitled to receive dividends when and if declared by the Forza Board of Directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon Forza’s dissolution or liquidation or the sale of all or substantially all of Forza’s assets, after payment in full of all amounts required to be paid to creditors and subject to any rights of preferred stockholders, the holders of shares of Forza Common Stock will be entitled to receive pro rata Forza’s remaining assets available for distribution.

Holders of shares of Forza Common Stock do not have preemptive, subscription, redemption, or conversion rights. There will be no redemption or sinking fund provisions applicable to the Forza Common Stock.

Forum Selection

Forza’s Amended and Restated Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on Forza’s behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of Forza’s directors, officers or other employees to Forza or its stockholders; (iii) any action asserting a claim against Forza, any director or its officers or employees arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), Forza’s Amended and Restated Certificate of Incorporation or Forza’s Amended and Restated Bylaws; or (iv) any action asserting a claim against Forza, any director or Forza’s officers or employees that is governed by the internal affairs doctrine, except, as to each of clauses (i) through (iv) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Forza’s Amended and Restated Certificate of Incorporation further provides that the choice of the Court of Chancery as the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Corporation does not apply to suits to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Exchange Act.

Anti-Takeover Provisions

Forza’s Amended and Restated Certificate of Incorporation and Forza’s Amended and Restated Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of Forza. Forza expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Forza Board of Directors, which Forza believe may result in an improvement of the terms of any such acquisition in favor of Forza stockholders. However, they also give the Forza Board of Directors the power to discourage acquisitions that some stockholders may favor.

Section 203 of the Delaware General Corporation Law. Forza is subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Forza Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving Forza and the “interested stockholder” and the sale of more than 10% of Forza’s assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of Forza’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Classified Board of Directors. Forza’s Amended and Restated Certificate of Incorporation divides the Forza Board of Directors into staggered three-year terms. In addition, Forza’s Amended and Restated Certificate of Incorporation provides that directors may be removed, with or without cause, by the affirmative vote of the holders of at least 60% of the voting power of all the then-outstanding shares of capital stock of Forza, entitled to vote at an election of directors. Under Forza’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, any vacancy on the Forza Board of Directors, including a vacancy resulting from an enlargement of the Forza Board of Directors, may be filled only by the affirmative vote of a majority of Forza’s directors then in office, even though less than a quorum of the Forza Board of Directors. The classification of the Forza Board of Directors and the limitations on the ability of Forza’s stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of Forza.

Authorized but Unissued Shares. The authorized but unissued shares of Forza Common Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the Nasdaq Stock Market or OTC Markets, as applicable. These additional shares may be used for a variety of corporate finance transactions, acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock could make it more difficult or discourage an attempt to obtain control of Forza by means of a proxy contest, tender offer, merger, or otherwise.

Stockholder Action by Written Consent. Forza’s Amended and Restated Certificate of Incorporation and Forza’s Amended and Restated Bylaws provide that any action required or permitted to be taken by Forza’s stockholders at an annual meeting or annual meeting of stockholders may only be taken if it is properly brought before such meeting and may be taken by written consent in lieu of a meeting only if the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by the board of directors.

Annual Meetings of Stockholders. Forza’s Bylaws also provide that, except as otherwise required by law, annual meetings of the stockholders may only be called by the Forza Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. In addition, Forza’s Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Forza Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide Forza with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of Forza’s board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Forza’s secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of Forza’s outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Forza’s Bylaws may be amended or repealed by a majority vote of the Forza Board of Directors or by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Forza entitled to vote in an election of directors, voting together as a single class.

Limitations on Liability and Indemnification of Forza’s Officers and Directors

Forza’s Amended and Restated Certificate of Incorporation and Forza’s Amended and Restated Bylaws provide indemnification for its directors and officers to the fullest extent permitted by the DGCL. In addition, as permitted by Delaware law, Forza’s Amended and Restated Certificate of Incorporation includes provisions that eliminate the personal liability of Forza’s directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of these provisions is to restrict Forza’s rights and the rights of its stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

●	any breach of his duty of loyalty to Forza or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	any transaction from which the director derived an improper personal benefit; or

●	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, a stockholder who does not vote in favor of certain mergers or consolidations and who is entitled to demand and has properly demanded appraisal of his or her shares in accordance with, and who complies in all respects with the requirements of Section 262 of the DGCL will be entitled to an appraisal by the Court of Chancery of the State of Delaware of the fair value of his or her shares. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to receive notice of the meeting of stockholders to act upon the merger or consolidation, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash instead of fractional shares or (d) any combination of clauses (a)–(c). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

Under the DGCL, Forza’s stockholders are not entitled to appraisal rights in connection with the Merger. Forza’s Amended and Restated Certificate of Incorporation does not provide appraisal rights in any additional circumstance. As a result, no appraisal rights are available to holders of Forza Common Stock in connection with the Merger.

Stockholders’ Derivative Actions

Under the DGCL, any of Forza’s stockholders may bring an action in its name to procure a judgment in Forza’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Forza Common Stock at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for Forza Common Stock is Interwest Transfer Company, Inc. (also known as Direct Transfer LLC).

Trading Symbol and Market

Forza Common Stock trades on The Nasdaq Capital Market under the symbol “FRZA.” However, Forza has received a letter from Nasdaq notifying it that due to its failure regain compliance with the Nasdaq bid price requirement, the Forza Common Stock will be delisted.

COMPARISON OF RIGHTS OF HOLDERS OF TWIN VEE COMMON STOCK AND FORZA X1, INC. COMMON STOCK

Twin Vee is incorporated under the laws of the State of Delaware and, accordingly, the rights of its stockholders are governed by the DGCL. Forza is also incorporated under the laws of the State of Delaware and, accordingly, the rights of its stockholders are governed by the DGCL. If the Merger is completed, Forza stockholders will be entitled to become stockholders of Twin Vee, and their rights will be governed by the DGCL, the Certificate of Incorporation of Twin Vee and the Bylaws of Twin Vee.

The following is a summary of the material differences between the rights of Twin Vee stockholders and the rights of Forza stockholders under each company’s respective corporate law, charter documents and bylaws. While Twin Vee and Forza believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Twin Vee and Forza stockholders and is qualified in its entirety by reference to the DGCL and the various documents of Twin Vee and Forza that are referred to in this summary. You should carefully read this entire Joint Proxy Statement/Prospectus and the other documents referred to in this Joint Proxy Statement/Prospectus for a more complete understanding of the differences between being a stockholder of Twin Vee and being a stockholder of Forza. Twin Vee has filed copies of its Certificate of Incorporation and Bylaws with the SEC, which are exhibits to the registration statement of which this Joint Proxy Statement/Prospectus is a part, and will send copies of these documents to you upon your request. Forza will also send copies of its documents referred to herein to you upon your request. See the section entitled “Where You Can Find More Information” in this Joint Proxy Statement/Prospectus.

Authorized Capital

The authorized capital stock of Twin Vee consists of 50,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The Twin Vee Board of Directors has the authority to provide for the issuance of preferred stock, in one or more series, and to fix the number of shares and to designate the voting rights, preferences, special rights, limitations or restrictions of the shares of preferred stock without further stockholder approval. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of a majority of shareholders, without a separate vote of the holders of preferred stock.

As of the date of this Joint Proxy Statement/Prospectus, 9,519,481 shares of Twin Vee Common Stock were issued and outstanding.

The authorized capital stock of Forza consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. The Forza Board of Directors has the authority to provide for the issuance of preferred stock, in one or more series, and to fix the number of shares and to designate the voting rights, preferences, special rights, limitations or restrictions of the shares of preferred stock without further stockholder approval. The number of authorized shares of preferred stock may be increased or decreased by the affirmative vote of a majority of shareholders, without a separate vote of the holders of preferred stock.

As of the date of this Joint Proxy Statement/Prospectus, 15,754,774 shares of Forza Common Stock were issued and outstanding.

Amendment of Governing Documents

The DGCL provides that the certificate of incorporation of a Delaware corporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the affirmative vote of a majority of the outstanding shares entitled to vote. It also provides that a certificate of incorporation may provide for a greater vote than would otherwise be required by the DGCL.

Twin Vee’s Certificate of Incorporation does not require a greater vote that would otherwise be required by the DGCL to amend the certificate of incorporation. Twin Vee’s Certificate of Incorporation provides that the bylaws of the corporation may be adopted, amended or repealed by: 1) the approval of a majority of the authorized number of directors; or 2) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding stock generally entitled to vote in the election of directors.

The DGCL provides that the certificate of incorporation of a Delaware corporation may be amended upon adoption by the board of directors of a resolution setting forth the proposed amendment and declaring its advisability, followed by the affirmative vote of a majority of the outstanding shares entitled to vote. It also provides that a certificate of incorporation may provide for a greater vote than would otherwise be required by the DGCL.

Forza’s Amended and Restated Certificate of Incorporation does not require a greater vote that would otherwise be required by the DGCL to amend the certificate of incorporation. Forza’s Amended and Restated Certificate of Incorporation provides that the bylaws of the corporation may be adopted, amended or repealed by: 1) the approval of a majority of the authorized number of directors; or 2) the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding stock generally entitled to vote in the election of directors.

Dividends

Under Delaware law, a corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of surplus and, if there is not surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having preferences on asset distributions. Surplus is defined under Delaware law as the excess of the net assets (essentially, the amount by which total assets exceed total liabilities) over capital (essentially, the aggregate par value of the shares of the corporation having a par value that have been issued plus consideration paid for shares without par value that have been issued), as such capital may be adjusted by the board of directors.

Twin Vee has never paid a dividend on its Common Stock.

Under Delaware law, a corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of surplus and, if there is not surplus, out of net profits for the current and/or the preceding fiscal year, unless the net assets of the corporation are less than the capital represented by issued and outstanding stock having preferences on asset distributions. Surplus is defined under Delaware law as the excess of the net assets (essentially, the amount by which total assets exceed total liabilities) over capital (essentially, the aggregate par value of the shares of the corporation having a par value that have been issued plus consideration paid for shares without par value that have been issued), as such capital may be adjusted by the board of directors.

Forza has never paid a dividend on its Common Stock.

Cumulative Voting

Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the certificate of incorporation of the corporation.

Twin Vee’s Certificate of Incorporation does not provide for cumulative voting by its stockholders.

Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the certificate of incorporation of the corporation.

Forza’s Amended and Restated Certificate of Incorporation does not provide for cumulative voting by its stockholders.

Number of Directors

Delaware law provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.

Twin Vee’s Certificate of Incorporation provides that the number of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the board of directors. The Twin Vee Board of Directors currently consists of six (6) directors.

Delaware law provides that the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate.

Forza’s Amended and Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the board of directors. The Forza Board of Directors currently consists of four (4) directors.

Classified Board of Directors

Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years.

Twin Vee’s Certificate of Incorporation provides that the Twin Vee Board of Directors shall be divided into three classes and that each director shall serve a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected.

Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board into up to three classes of directors with staggered terms of office, with only one class of directors to be elected each year for a maximum term of three years.

Forza’s Amended and Restated Certificate of Incorporation provides that the Forza Board of Directors shall be divided into three classes and that each director shall serve a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected.

Limitation of Liability/ Exculpation of Directors

A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit.

Twin Vee’s Certificate of Incorporation limits the liability of the Twin Vee Board of Directors for monetary damages to the fullest extent permitted by Delaware law.

A Delaware corporation is permitted to adopt provisions in its certificate of incorporation limiting or eliminating the liability of a director to a company and its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such liability does not arise from certain proscribed conduct, including breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or liability to the corporation based on unlawful dividends or distributions or improper personal benefit.

Forza’s Amended and Restated Certificate of Incorporation limits the liability of the Forza Board of Directors for monetary damages to the fullest extent permitted by Delaware law.

Indemnification of Directors and Officers

Under the DGCL, the indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement and expenses arising out of non-derivative actions where the director or officer acted in good faith and in, or not opposed to, the best interests of the corporation, and, in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited or denied by the corporation’s certificate of incorporation, indemnification is required to the extent of a director’s or officer’s successful defense; such indemnification will not be limited or denied in the Delaware Certificate. Additionally, under the DGCL, a corporation may reimburse directors and officers for expenses incurred in a derivative action.

Twin Vee’s Certificate of Incorporation and Twin Vee’s Bylaws provide for indemnification of the Twin Vee Board of Directors and Twin Vee’s officers to the fullest extent permitted by Delaware law.

Under the DGCL, the indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement and expenses arising out of non-derivative actions where the director or officer acted in good faith and in, or not opposed to, the best interests of the corporation, and, in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited or denied by the corporation’s certificate of incorporation, indemnification is required to the extent of a director’s or officer’s successful defense; such indemnification will not be limited or denied in the Delaware Certificate. Additionally, under the DGCL, a corporation may reimburse directors and officers for expenses incurred in a derivative action.

Forza’s Amended and Restated Certificate of Incorporation and Forza’s Amended and Restated Bylaws provide for indemnification of the Forza Board of Directors and Forza’s officers to the fullest extent permitted by Delaware law.

Consideration of Other Constituencies	The DGCL provides that, in the performance of their duties to the corporation, directors are protected in relying in good faith upon the records of the corporation and information, opinions, reports, or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.	The DGCL provides that, in the performance of their duties to the corporation, directors are protected in relying in good faith upon the records of the corporation and information, opinions, reports, or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.
Removal of Directors

Under Delaware law, a majority of stockholders may remove a director with or without cause except: (i) if the board of directors of a Delaware corporation is classified (i.e., elected for staggered terms), in which case a director may only be removed for cause, unless the corporation’s certificate of incorporation provides otherwise; and (ii) in the case of a corporation which possesses cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.

Twin Vee’s Certificate of Incorporation provides that a director may be removed from office at any time, with or without cause, by the affirmative vote of at least sixty percent (60%) of the holders of the outstanding voting capital stock.

Under Delaware law, a majority of stockholders may remove a director with or without cause except: (i) if the board of directors of a Delaware corporation is classified (i.e., elected for staggered terms), in which case a director may only be removed for cause, unless the corporation’s certificate of incorporation provides otherwise; and (ii) in the case of a corporation which possesses cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which he is a part.

Forza’s Amended and Restated Certificate of Incorporation provides that a director may be removed from office at any time, with or without cause, by the affirmative vote of at least sixty percent (60%) of the holders of the outstanding voting capital stock.

Vacancies

Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the Certificate of Incorporation of Twin Vee, vacancies on the Twin Vee Board of Directors or newly created directorships shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, unless the Twin Vee Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders.

Under Delaware law, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the Amended and Restated Certificate of Incorporation of Forza, vacancies on the Forza Board of Directors or newly created directorships shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, unless the Forza Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders.

Board Quorum and Vote Requirements	Twin Vee’s Bylaws provide that at meetings of the Twin Vee Board of Directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business and that a vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board.	Forza’s Amended and Restated Bylaws provide that at meetings of the Forza Board of Directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business and that a vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board.
Annual and Special Meetings of Stockholders

Delaware law permits annual meetings of stockholders to be called by the board of directors and any other persons specified by the certificate of incorporation or bylaws. Delaware law permits but does not require that stockholders be given the right to call annual meetings.

Twin Vee’s Bylaws provide that annual meetings of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the Twin Vee Board of Directors and stated in the notice of the meeting and that special meetings of stockholders may be called at any time by: (1) the direction of a majority of the board of directors, (2) the chairperson or the board of directors; (3) the chief executive officer; or (4) the president (in the absence of a chief executive officer).

Delaware law permits annual meetings of stockholders to be called by the board of directors and any other persons specified by the certificate of incorporation or bylaws. Delaware law permits but does not require that stockholders be given the right to call annual meetings.

Forza’s Amended and Restated Bylaws provide that annual meetings of stockholders shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the Forza Board of Directors and stated in the notice of the meeting and that special meetings of stockholders may be called at any time by: (1) the direction of a majority of the board of directors, (2) the chairperson or the board of directors; (3) the chief executive officer; or (4) the president (in the absence of a chief executive officer).

Quorum for Stockholder Meetings

Except as otherwise expressly provided by law or by Twin Vee’s Certificate of Incorporation or Twin Vee’s Bylaws, at all meetings of the stockholders, no meeting of the stockholders shall be competent to transact business unless the majority of the outstanding voting capital stock shall be represented at such meeting.

Except as otherwise expressly provided by law or by Forza’s Amended and Restated Certificate of Incorporation or Forza’s Amended and Restated Bylaws, at all meetings of the stockholders, no meeting of the stockholders shall be competent to transact business unless the majority of the outstanding voting capital stock shall be represented at such meeting.
Notice of Stockholder Meeting

Twin Vee’s Bylaws provide that notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Every notice of a meeting of stockholders shall be in writing and shall state the place (or the means of remote communications), date and hour of the meeting, the record date and in the case of a special meeting, the purpose(s) for which the meeting is called.

Forza’s Amended and Restated Bylaws provide that notice of each meeting of stockholders, whether annual or special, shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. Every notice of a meeting of stockholders shall be in writing and shall state the place (or the means of remote communications), date and hour of the meeting, record date and in the case of a special meeting, the purpose(s) for which the meeting is called.

Action by Stockholders Without a Meeting

Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, any action which may be taken at a meeting of the stockholders of a corporation may be taken without a meeting and without prior notice, by signed written consent of stockholders having the minimum number of votes that would be necessary to take such action at a meeting.

Twin Vee’s Bylaws provide that any action required or permitted to be taken at any meeting of the stockholders must be effectuated at a duly called annual or special meeting of stockholders and not by written consent.

Under Delaware law, unless a corporation’s certificate of incorporation provides otherwise, any action which may be taken at a meeting of the stockholders of a corporation may be taken without a meeting and without prior notice, by signed written consent of stockholders having the minimum number of votes that would be necessary to take such action at a meeting.

Forza’s Amended and Restated Bylaws provide that any action required or permitted to be taken at any meeting of the stockholders must be effectuated at a duly called annual or special meeting of stockholders and not by written consent.

Corporate Opportunity

Delaware law provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

Delaware law provides that contracts or transactions between a corporation and one or more of its officers or directors or an entity in which they have an interest is not void or voidable solely because of such interest or the participation of the director or officer in a meeting of the board or a committee which authorizes the contract or transaction if: (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board or the committee, and the board or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors; (ii) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the shareholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

Interested Shareholder Combinations

Delaware has a business combination statute, set forth in Section 203 of the DGCL, which provides that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested shareholder”) may not engage in certain “business combinations” with the target corporation for a period of three years following the time the person became an interested shareholder, unless (i) the board of directors of the corporation has approved, prior to the interested shareholder’s acquisition of stock, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an Special or annual meeting and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

For purposes of determining whether a person is the “owner” of 15% or more of a corporation’s voting stock for purposes of Section 203 of the DGCL, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A business combination is also defined broadly to include (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits.

These restrictions placed on interested shareholders by Section 203 of the DGCL do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption (except for limited circumstances where effectiveness will occur immediately) and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption.

Twin Vee’s Certificate of Incorporation does not contain a provision expressly electing not to be governed by Section 203 of the DGCL.

Delaware has a business combination statute, set forth in Section 203 of the DGCL, which provides that any person who acquires 15% or more of a corporation’s voting stock (thereby becoming an “interested shareholder”) may not engage in certain “business combinations” with the target corporation for a period of three years following the time the person became an interested shareholder, unless (i) the board of directors of the corporation has approved, prior to the interested shareholder’s acquisition of stock, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation’s voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an Special or annual meeting and not by written consent) of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

For purposes of determining whether a person is the “owner” of 15% or more of a corporation’s voting stock for purposes of Section 203 of the DGCL, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock. A business combination is also defined broadly to include (i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested shareholder, (ii) certain transactions resulting in the issuance or transfer to the interested shareholder of any stock of the corporation or its subsidiaries, (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested shareholder, and (iv) receipt by the interested shareholder of the benefit (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits.

These restrictions placed on interested shareholders by Section 203 of the DGCL do not apply under certain circumstances, including, but not limited to, the following: (i) if the corporation’s original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; or (ii) if the corporation, by action of its shareholders, adopts an amendment to its bylaws or certificate of incorporation expressly electing not to be governed by Section 203, provided that such an amendment is approved by the affirmative vote of not less than a majority of the outstanding shares entitled to vote and that such an amendment will not be effective until 12 months after its adoption (except for limited circumstances where effectiveness will occur immediately) and will not apply to any business combination with a person who became an interested shareholder at or prior to such adoption.

Forza’s Amended and Restated Certificate of Incorporation does not contain a provision expressly electing not to be governed by Section 203 of the DGCL.

Merger of Parent Corporation and Subsidiary Corporation

Under the DGCL, unless the certificate of incorporation provides otherwise, stockholders of the surviving corporation in a merger have no right to vote, except under limited circumstances. Specifically with regard to the merger of a parent and its subsidiary, when: (1) at least 90% of the outstanding shares of each class of the stock of a corporation or corporations of which class there are outstanding shares that, absent this subsection, would be entitled to vote on such merger, is owned by a Delaware corporation or a foreign corporation, and (2) 1 or more of such corporations is a Delaware corporation, unless the laws of the jurisdiction or jurisdictions under which the foreign corporation or corporations are organized prohibit such merger, the parent corporation may either merge the subsidiary corporation or corporations into itself and assume all of its or their obligations, or merge itself, or itself and 1 or more of such other subsidiary corporations, into 1 of the subsidiary corporations by executing, acknowledging and filing a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of the adoption. However, if the parent corporation shall not own all the outstanding stock of all the subsidiary corporations, parties to a merger as aforesaid, the resolution of the board of directors of the parent corporation shall state the terms and conditions of the merger, including the securities, cash, property, or rights to be issued, paid, delivered or granted by the surviving corporation upon surrender of each share of the subsidiary corporation or corporations not owned by the parent corporation, or the cancellation of some or all of such shares. Any of the terms of the resolution of the board of directors to so merge may be made dependent upon facts ascertainable outside of such resolution, provided that the manner in which such facts shall operate upon the terms of the resolution is clearly and expressly set forth in the resolution. If the parent corporation be not the surviving corporation, the resolution shall include provision for the pro rata issuance of stock of the surviving corporation to the holders of the stock of the parent corporation on surrender of any certificates therefor, and the certificate of ownership and merger shall state that the proposed merger has been approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon at a meeting duly called and held after 20 days’ notice of the purpose of the meeting given to each such stockholder at the stockholder’s address as it appears on the records of the corporation if the parent corporation is a Delaware corporation or state that the proposed merger has been adopted, approved, certified, executed and acknowledged by the parent corporation in accordance with the laws under which it is organized if the parent corporation is a foreign corporation.

Under the DGCL, unless the certificate of incorporation provides otherwise, stockholders of the surviving corporation in a merger have no right to vote, except under limited circumstances. Specifically with regard to the merger of a parent and its subsidiary, when: (1) at least 90% of the outstanding shares of each class of the stock of a corporation or corporations of which class there are outstanding shares that, absent this subsection, would be entitled to vote on such merger, is owned by a Delaware corporation or a foreign corporation, and (2) 1 or more of such corporations is a Delaware corporation, unless the laws of the jurisdiction or jurisdictions under which the foreign corporation or corporations are organized prohibit such merger, the parent corporation may either merge the subsidiary corporation or corporations into itself and assume all of its or their obligations, or merge itself, or itself and 1 or more of such other subsidiary corporations, into 1 of the subsidiary corporations by executing, acknowledging and filing a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of the adoption. However, if the parent corporation shall not own all the outstanding stock of all the subsidiary corporations, parties to a merger as aforesaid, the resolution of the board of directors of the parent corporation shall state the terms and conditions of the merger, including the securities, cash, property, or rights to be issued, paid, delivered or granted by the surviving corporation upon surrender of each share of the subsidiary corporation or corporations not owned by the parent corporation, or the cancellation of some or all of such shares. Any of the terms of the resolution of the board of directors to so merge may be made dependent upon facts ascertainable outside of such resolution, provided that the manner in which such facts shall operate upon the terms of the resolution is clearly and expressly set forth in the resolution. If the parent corporation be not the surviving corporation, the resolution shall include provision for the pro rata issuance of stock of the surviving corporation to the holders of the stock of the parent corporation on surrender of any certificates therefor, and the certificate of ownership and merger shall state that the proposed merger has been approved by a majority of the outstanding stock of the parent corporation entitled to vote thereon at a meeting duly called and held after 20 days’ notice of the purpose of the meeting given to each such stockholder at the stockholder’s address as it appears on the records of the corporation if the parent corporation is a Delaware corporation or state that the proposed merger has been adopted, approved, certified, executed and acknowledged by the parent corporation in accordance with the laws under which it is organized if the parent corporation is a foreign corporation.

Appraisal Rights

Generally, pursuant to the DGCL, stockholders of a Delaware corporation have appraisal rights in consolidations and mergers. The DGCL further provides that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. Even if appraisal rights would not otherwise be available under Delaware law in the cases described in the preceding sentence, stockholders would have appraisal rights if they are required by the terms of the agreement of merger or consolidation to accept for their stock anything other than: a) shares of stock of the surviving corporation; b) shares of any other corporation which shares will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; cash in lieu of fractional shares; or d) a combination of such shares and cash.

Under Delaware law, any corporation may provide in its certificate of incorporation that appraisal rights will also be available as a result of an amendment to its certificate of incorporation or the sale of all or substantially all of the assets of the corporation.

However, pursuant to DGCL 262(b)(1), stockholders have no appraisal rights in the event of a merger or consolidation of the corporation if the stock of the Delaware corporation is listed on a national securities exchange, or if such stock is held of record by more than 2,000 stockholders.

Since Twin Vee shareholders are not entitled to appraisal rights with regard to the issuance of Twin Vee Common Stock in the Merger.

Generally, pursuant to the DGCL, stockholders of a Delaware corporation have appraisal rights in consolidations and mergers. The DGCL further provides that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. Even if appraisal rights would not otherwise be available under Delaware law in the cases described in the preceding sentence, stockholders would have appraisal rights if they are required by the terms of the agreement of merger or consolidation to accept for their stock anything other than: a) shares of stock of the surviving corporation; b) shares of any other corporation which shares will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; cash in lieu of fractional shares; or d) a combination of such shares and cash.

Under Delaware law, any corporation may provide in its certificate of incorporation that appraisal rights will also be available as a result of an amendment to its certificate of incorporation or the sale of all or substantially all of the assets of the corporation.

Pursuant to DGCL 262(b)(1), stockholders have no appraisal rights in the event of a merger or consolidation of the corporation if the stock of the Delaware corporation is listed on a national securities exchange, or if such stock is held of record by more than 2,000 stockholders. However, pursuant to DGCL 262(b)(3), in the event all of the stock of a subsidiary Delaware corporation party to a merger effected under DGCL 253 or 267 is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

Since Twin Vee is listed on Nasdaq, Forza shareholders are not entitled to appraisal rights with regard to the Merger .

Corporate Taxes and Fees

Delaware imposes annual franchise tax fees on all corporations incorporated in Delaware. The annual fee ranges from a minimum tax of $175.00 to a maximum of $250,000, which is calculated using an equation based on the number of shares authorized, the number of shares issued, and the gross assets of the corporation.

Delaware imposes annual franchise tax fees on all corporations incorporated in Delaware. The annual fee ranges from a minimum tax of $175.00 to a maximum of $250,000, which is calculated using an equation based on the number of shares authorized, the number of shares issued, and the gross assets of the corporation.

TWIN VEE ANNUAL MEETING PROPOSALS

TWIN VEE PROPOSAL NO. 1—APPROVAL OF THE ISSUANCE OF SHARES OF TWIN VEE COMMON STOCK PURSUANT TO THE TERMS OF THE MERGER AGREEMENT

At the Twin Vee Annual Meeting, Twin Vee stockholders will be asked to approve the issuance of shares of Twin Vee Common Stock pursuant to the Merger Agreement. Immediately following the Merger, it is expected that the stockholders of Twin Vee and Forza would own approximately 64% and 36% , respectively of the Twin Vee Common Stock then outstanding. The terms of, reasons for and other aspects of the Merger Agreement, the issuance of the Twin Vee Common Stock pursuant to the Merger Agreement and additional information are described elsewhere in this Joint Proxy Statement/Prospectus.

Vote Required

The affirmative vote of the holders of a majority of the shares of Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Annual Meeting and entitled to vote on the subject matter is required for the approval of the issuance of shares of Twin Vee Common Stock pursuant to the terms of the Merger Agreement.

Twin Vee Board of Directors Recommendation

THE TWIN VEE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ISSUANCE OF SHARES OF TWIN VEE COMMON STOCK PURSUANT TO THE TERMS OF THE MERGER AGREEMENT.

TWIN VEE PROPOSAL NO. 2—TWIN VEE ELECTION OF DIRECTORS PROPOSAL

At the Twin Vee Annual Meeting, Twin Vee stockholders will vote on the election of two Class III directors to serve for a three-year term. The Twin Vee Board of Directors has unanimously nominated Joseph Visconti and Kevin Schuyler, whose terms of office expire in 2024, upon the recommendation of Twin Vee’s nominating and corporate governance committee for re-election to the Twin Vee Board of Directors as Class III directors. If elected at the Twin Vee Annual Meeting, each nominee would serve until the 2027 annual meeting of Twin Vee stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The nominees have indicated that they are willing and able to continue to serve as directors. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by Twin Vee. It is Twin Vee’s policy to encourage directors and nominees for director to attend the Twin Vee Annual Meeting.

Twin Vee stockholders should understand, however, that if the Merger with Forza is completed, the election of Joseph Visconti and Kevin Schuyler will not be impacted despite the fact that the Twin Vee Board of Directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement because Twin Vee expects that Joseph Visconti and Kevin Schuyler will serve on the board of directors of the combined company, together with the remaining members of the Forza Board of Directors (Joseph Visconti, Marcia Kull, Kevin Schuyler, and Neil Ross).

Vote Required

The Class III directors will be elected by a plurality of the affirmative votes cast in person or by proxy and entitled to vote on the election of directors at the Twin Vee Annual Meeting. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Stockholders do not have cumulative voting rights in the election of directors. If you “WITHHOLD” authority to vote with respect to one or both of the director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of nominees.

THE TWIN VEE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF JOSEPH VISCONTI AND KEVIN SCHUYLER AS CLASS III DIRECTORS PURSUANT TO THIS TWIN VEE ELECTION OF DIRECTORS PROPOSAL.

Unless otherwise instructed, it is the intention of the persons named in the accompanying Twin Vee proxy card to vote shares represented by properly executed proxy cards “FOR” the election of each of Joseph Visconti and Kevin Schuyler.

TWIN VEE PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Twin Vee’s independent registered public accounting firm for the fiscal year ended December 31, 2023 was the firm of Grassi & Co., CPAs, P.C. The Twin Vee Audit Committee has selected Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for fiscal 2024.

A representative of Grassi & Co., CPAs, P.C. is expected to be present either in person or via teleconference at the Twin Vee Annual Meeting and be available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

Vote Required

The affirmative vote of the holders of a majority of the voting power of the Twin Vee Common Stock present in person or represented by proxy at the Twin Vee Annual Meeting and entitled to vote on this matter will be required to approve the ratification of the appointment of Twin Vee’s independent registered public accounting firm. Abstentions will be counted and will have the same effect as a vote against the proposal. Because this proposal is a routine matter for which brokers have discretion, broker non-votes are not expected for this matter. Ratification of the appointment of Grassi & Co., CPAs, P.C. by Twin Vee’s stockholders is not required by law, Twin Vee’s bylaws or other governing documents. As a matter of policy, however, the appointment is being submitted to Twin Vee’s stockholders for ratification at the Twin Vee Annual Meeting. If Twin Vee’s stockholders fail to ratify the appointment, the Twin Vee Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Twin Vee Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in Twin Vee’s best interest and the best interests of its stockholders.

THE TWIN VEE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF GRASSI & CO., CPAS, P.C. AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR ITS FISCAL YEAR ENDING ON DECEMBER 31, 2024.

TWIN VEE AUDIT COMMITTEE REPORT1

The Twin Vee Audit Committee has reviewed and discussed Twin Vee’s audited consolidated financial statements as of and for the year ended December 31, 2023 with the management of Twin Vee and Grassi & Co., CPAs, P.C., Twin Vee’s independent registered public accounting firm. Further, the Twin Vee Audit Committee has discussed with Grassi & Co., CPAs, P.C. the matters required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and other applicable regulations, relating to the firm’s judgment about the quality, not just the acceptability, of Twin Vee’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements.

The Twin Vee Audit Committee also has received the written disclosures and the letter from Grassi & Co., CPAs, P.C. required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, which relate to Grassi & Co., CPAs, P.C.’s independence from Twin Vee, and has discussed with Grassi & Co., CPAs, P.C. its independence from Twin Vee. The Twin Vee Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to Twin Vee is compatible with maintaining the firm’s independence. The Twin Vee Audit Committee has concluded that the independent registered public accounting firm is independent from Twin Vee and its management. The Twin Vee Audit Committee also considered whether, and determined that, the independent registered public accounting firm’s provision of other non-audit services to Twin Vee was compatible with maintaining Grassi & Co., CPAs, P.C.’s independence. The Twin Vee Audit Committee also reviewed management’s report on its assessment of the effectiveness of Twin Vee’s internal control over financial reporting. In addition, the Twin Vee Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Twin Vee’s internal and disclosure control structure. The members of the Twin Vee Audit Committee are not Twin Vee employees and are not performing the functions of auditors or accountants. Accordingly, it is not the duty or responsibility of the Twin Vee Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Twin Vee Audit Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Twin Vee Audit Committee’s considerations and discussions referred to above do not constitute assurance that the audit of Twin Vee’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB or that Twin Vee’s auditors are in fact independent.

Based on the reviews, reports and discussions referred to above, the Twin Vee Audit Committee recommended to the Twin Vee Board of Directors, and the Twin Vee Board of Directors approved, that Twin Vee’s audited consolidated financial statements for the year ended December 31, 2023 and management’s assessment of the effectiveness of Twin Vee’s internal control over financial reporting be included in Twin Vee’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC. The Twin Vee Audit Committee has recommended, and the Twin Vee Board of Directors has approved, subject to stockholder ratification, the selection of Grassi & Co., CPAs, P.C. as Twin Vee’s independent registered public accounting firm for the year ending December 31, 2024.

Submitted by the Twin Vee Audit Committee. Kevin Schuyler Bard Rockenbach James Melvin Neil Ross

Members of the Twin Vee Audit Committee

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference in any filing of Twin Vee under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Fees Paid to the Twin Vee Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees including expenses billed to Twin Vee for the years ended December 31, 2023 and 2022 by Twin Vee’s auditors:

	Year ended	Year ended
	December 31,	December 31,
	2023	2022

Audit Fees	$138,712	$125,000
Audit-Related Fees	4,110	7,600
Tax Fees	—	—
All Other Fees	—	61,400
	$142,822	194,000

The Twin Vee Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation for audit and permitted non-audit services. The documentation includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Twin Vee Audit Committee approval is required to exceed the pre-approved amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For both types of pre-approval, the Twin Vee Audit Committee considers whether such services are consistent with the rules on auditor independence promulgated by the SEC and the PCAOB. The Twin Vee Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor’s familiarity with Twin Vee’s business, people, culture, accounting systems, risk profile, and whether the services enhance its ability to manage or control risks, and improve audit quality. The Twin Vee Audit Committee may form and delegate pre-approval authority to subcommittees consisting of one or more members of the Twin Vee Audit Committee, and such subcommittees must report any pre-approval decisions to the Twin Vee Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm in 2022 and 2023 were pre-approved by the Twin Vee Audit Committee.

TWIN VEE PROPOSAL NO. 4—ADOPTION AND APPROVAL OF THE TWIN VEE REVERSE STOCK SPLIT PROPOSAL

The Twin Vee Board of Directors has adopted a resolution setting forth a proposed amendment to Twin Vee’s Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of Twin Vee Common Stock, a copy of which is set forth in the certificate of amendment annexed to this Joint Proxy Statement/Prospectus as Annex B-1 (the “Twin Vee Reverse Stock Split Amendment”), declared such amendment advisable, and is recommending that its stockholders approve, such proposed amendment. Such amendment will be effected after stockholder approval thereof only in the event the Twin Vee Board of Directors still deems it advisable. Holders of Twin Vee Common Stock are being asked to approve the proposal that Article IV of its Certificate of Incorporation be amended to effect a reverse stock split of the Twin Vee Common Stock at a ratio in the range of one (1) share of Twin Vee Common Stock for every two (2) shares of Twin Vee Common Stock to one (1) share of Common Stock for every twenty (20) shares of Twin Vee Common Stock. If the Twin Vee Reverse Stock Split is approved by its stockholders and if the Twin Vee Reverse Stock Split Amendment is filed with the Secretary of State of the State of Delaware, the Twin Vee Certificate of Incorporation will be amended to effect the Twin Vee Reverse Stock Split by reducing the outstanding number of shares of Twin Vee Common Stock. If the Twin Vee Board of Directors does not implement an approved Twin Vee Reverse Stock Split prior to the one-year anniversary of the Twin Vee Annual Meeting, this vote will be of no further force and effect and the Twin Vee Board of Directors will again seek stockholder approval before implementing any reverse stock split after that time. The Twin Vee Board of Directors may abandon the proposed amendment to effect the Twin Vee Reverse Stock Split at any time prior to its effectiveness, whether before or after stockholder approval thereof.

As of the Twin Vee Record Date, Twin Vee had 9,519,481 shares of Twin Vee Common Stock outstanding. For purposes of illustration, if the Twin Vee Reverse Stock Split is effected at a ratio of 1-for-10, the number of issued and outstanding shares of Twin Vee Common Stock after the Twin Vee Reverse Stock Split would be approximately 951,948 shares. The Twin Vee Board of Directors’ decision as to whether and when to effect the Twin Vee Reverse Stock Split will be based on a number of factors, including market conditions, existing and expected trading prices for the Twin Vee Common Stock, and the continued listing requirements of the Nasdaq Capital Market. See below for a discussion of the factors that the Twin Vee Board of Directors considered in determining the Twin Vee Reverse Stock Split Ratio range, some of which included, but was not limited to, the following: the historical trading price and trading volume of the Twin Vee Common Stock; the expected impact of the Twin Vee Reverse Stock Split on the trading market for the Twin Vee Common Stock in the short-term and long-term, and general market, economic conditions, and other related conditions prevailing in Twin Vee’s industry.

The Twin Vee Reverse Stock Split, if effected, will not change the number of authorized shares of Twin Vee Common Stock or Preferred Stock, or the par value of Twin Vee Common Stock or Preferred Stock; however, effecting the Twin Vee Reverse Stock Split will provide for additional shares of authorized but unissued shares of Twin Vee Common Stock. As of the date of this Joint Proxy Statement/Prospectus, Twin Vee’s current authorized number of shares of Twin Vee Common Stock is sufficient to satisfy all of its share issuance obligations and current share plans and Twin Vee does not have any current plans, arrangements or understandings relating to the issuance of the additional shares of authorized Twin Vee Common Stock that will become available for issuance following the Twin Vee Reverse Stock Split.

Purpose and Background of the Twin Vee Reverse Stock Split

The Twin Vee Board of Directors’ primary objective in asking for authority to effect a reverse split is to increase the per-share trading price of Twin Vee Common Stock. If the Twin Vee Board of Directors does not implement the Twin Vee Reverse Stock Split prior to the one-year anniversary of the date on which the Twin Vee Reverse Stock Split is approved by its stockholders at the Twin Vee Annual Meeting, the authority granted in this proposal to implement the Twin Vee Reverse Stock Split will terminate and the Twin Vee Reverse Stock Split will be abandoned.

As background, Twin Vee received notice on May 10, 2024 from the Nasdaq Listing Qualifications Department (the “Staff”) of Nasdaq notifying it that for the preceding 30 consecutive business days (March 28, 2024 through May 9, 2024), its Common Stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by Nasdaq Listing Rule 5550(a)(2). The notice had no immediate effect on the listing or trading of Twin Vee Common Stock and the Twin Vee Common Stock continues to trade on The Nasdaq Capital Market under the symbol “VEEE.”

Twin Vee was given 180 days, or until November 6, 2024, to regain compliance with the Minimum Bid Price Requirement; provided that Nasdaq retains discretion to grant an additional 180-calendar day grace period to determine that it has demonstrated an ability to maintain long-term compliance so long as Twin Vee (i) meets the continued listing requirement for the market value of its publicly held shares and all other initial listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement, and (ii) provides a written notice to the Staff of its intention to cure the deficiency during the second grace period by effecting a reverse stock split. In the event that Twin Vee is unable to cure the deficiency, and ultimately receive notice that Twin Vee Common Stock is being delisted, Nasdaq listing rules permit Twin Vee to appeal the delisting determination by the Staff to a Nasdaq hearings panel. Accordingly, Twin Vee is hereby asking its stockholders to approve a reverse stock split to, among other things, give Twin Vee the option to seek to regain compliance with the Minimum Bid Price Requirement.

The Twin Vee Board of Directors believes that the failure of stockholders to approve the Twin Vee Reverse Stock Split Proposal could prevent it from maintaining compliance with the Minimum Bid Price Requirement and could inhibit its ability to conduct capital raising activities, among other things. If Nasdaq delists the Twin Vee Common Stock, then the Twin Vee Common Stock would likely become traded on an over-the-counter market such as those maintained by OTC Markets Group Inc., which do not have the substantial corporate governance or quantitative listing requirements for continued trading that Nasdaq has. In that event, interest in Twin Vee Common Stock may decline and certain institutions may not have the ability to trade in the Twin Vee Common Stock, all of which could have a material adverse effect on the liquidity or trading volume of the Twin Vee Common Stock. If the Twin Vee Common Stock becomes significantly less liquid due to delisting from Nasdaq, Twin Vee stockholders may not have the ability to liquidate their investments in Twin Vee Common Stock as and when desired and Twin Vee believes its ability to maintain analyst coverage, attractive investor interest, and have access to capital may become significantly diminished as a result.

If the stockholders approve the Twin Vee Reverse Stock Split Proposal and the Twin Vee Board of Directors determines to implement the Twin Vee Reverse Stock Split, Twin Vee will file the Twin Vee Reverse Stock Split Amendment to amend the existing provision of its Certificate of Incorporation to effect the Twin Vee Reverse Stock Split. The text of the form of proposed amendment is set forth in the Twin Vee Reverse Stock Split Amendment, which is annexed to this Joint Proxy Statement/Prospectus as Annex B-1.

The Twin Vee Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Twin Vee Common Stock and the Twin Vee Reverse Stock Split Ratio will be the same for all issued and outstanding shares of Twin Vee Common Stock. The Twin Vee Reverse Stock Split will affect all of its stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Twin Vee, except those stockholders who would have otherwise received fractional shares will receive cash in lieu of such fractional shares determined in the manner set forth below under the heading “Fractional Shares.” After the Twin Vee Reverse Stock Split, each share of the Twin Vee Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Twin Vee Common Stock now authorized. The Twin Vee Reverse Stock Split will not affect Twin Vee continuing to be subject to the periodic reporting requirements of the Exchange Act. The Twin Vee Reverse Stock Split is not intended to be, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

The Twin Vee Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of the Twin Vee Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares. In addition, we will not issue fractional shares in connection with the Twin Vee Reverse Stock Split, and stockholders who would have otherwise been entitled to receive such fractional shares will receive an amount in cash determined in the manner set forth below under the heading “Fractional Shares.”

Following the effectiveness of the Twin Vee Reverse Stock Split, if approved by the stockholders and implemented by Twin Vee, current stockholders will hold fewer shares of Twin Vee Common Stock.

If the Twin Vee Board of Directors decides to implement the Twin Vee Reverse Stock Split, Twin Vee would communicate to the public, prior to the Effective Time of the Twin Vee Reverse Stock Split, additional details regarding the Twin Vee Reverse Stock Split (including the final Twin Vee Reverse Stock Split Ratio, as determined by the Twin Vee Board of Directors). By voting in favor of the Twin Vee Reverse Stock Split, you are also expressly authorizing the Twin Vee Board of Directors to determine not to proceed with, and to defer or to abandon, the Twin Vee Reverse Stock Split, in the Twin Vee Board of Directors’ sole discretion. In determining whether to implement the Twin Vee Reverse Stock Split following receipt of stockholder approval of the Twin Vee Reverse Stock Split, and which Twin Vee Reverse Stock Split Ratio to implement, if any, the Twin Vee Board of Directors may consider, among other things, various factors, such as:

●Twin Vee’s ability to maintain its listing on the Nasdaq Capital Market;

●the historical trading price and trading volume of the Twin Vee Common Stock;

●the then-prevailing trading price and trading volume of the Twin Vee Common Stock and the expected impact of the Twin Vee Reverse Stock Split on the trading market for the Twin Vee Common Stock in the short and long term;

●which Twin Vee Reverse Stock Split Ratio would result in the greatest overall reduction in Twin Vee’s administrative costs; and

●prevailing general market and economic conditions.

Reasons for the Twin Vee Reverse Stock Split

To increase the per share price of Twin Vee Common Stock. As discussed above, the primary objective for effecting the Twin Vee Reverse Stock Split, should the Twin Vee Board of Directors choose to effect one, would be to increase the per share price of the Twin Vee Common Stock and regain compliance with the Nasdaq Minimum Bid Price Requirement. The Twin Vee Board of Directors believes that, should the appropriate circumstances arise, effecting the Twin Vee Reverse Stock Split, could, among other things, help it to appeal to a broader range of investors, generate greater investor interest in Twin Vee, and improve the perception of Twin Vee Common Stock as an investment security. Twin Vee Common Stock is listed on the Nasdaq Capital Market and the failure to comply with the $1.00 minimum bid price requirement may be cured by effecting the Twin Vee Reverse Stock Split.

To potentially improve the liquidity of the Twin Vee Common Stock. The Twin Vee Reverse Stock Split could allow a broader range of institutions to invest in the Twin Vee Common Stock (namely, funds that are prohibited from buying stocks whose price is below certain thresholds), potentially increasing trading volume and liquidity of the Twin Vee Common Stock and potentially decreasing the volatility of the Twin Vee Common Stock if institutions become long-term holders of the Twin Vee Common Stock. The Twin Vee Reverse Stock Split could help increase analyst and broker interest in the Twin Vee Common Stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Twin Vee Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. Some investors, however, may view the Twin Vee Reverse Stock Split negatively since it reduces the number of shares of Twin Vee Common Stock available in the public market. If the Twin Vee Reverse Stock Split Proposal is approved and the Twin Vee Board of Directors believes that effecting the Twin Vee Reverse Stock Split is in Twin Vee’s best interest and the best interest of its stockholders, the Twin Vee Board of Directors may effect the Twin Vee Reverse Stock Split, regardless of whether its stock is at risk of delisting from Nasdaq Capital Market, for purposes of enhancing the liquidity of the Twin Vee Common Stock and to facilitate capital raising.

To increase the number of additional shares issuable under Twin Vee’s charter. A Twin Vee Reverse Stock Split will reduce the nominal number of shares of Twin Vee Common Stock outstanding and the number of shares of Twin Vee Common Stock issuable on exercise or conversion, as applicable, of outstanding warrants or convertible debentures, while leaving the number of shares issuable under its charter unchanged. A Twin Vee Reverse Stock Split will therefor effectively increase the number of shares of the Twin Vee Common Stock that Twin Vee is able to issue. This effective increase will facilitate future capital fundraising on its part. Some investors may find the Twin Vee Common Stock more attractive if the Twin Vee Reverse Stock Split is effected with additional assurance that Twin Vee is unlikely to be limited in its ability to access needed capital by the number of shares of Twin Vee Common Stock authorized for issuance. However, other investors may find the Twin Vee Common Stock a less attractive investment with the knowledge that additional dilution of the Twin Vee Common Stock is possible.

Certain Risks Associated with a Twin Vee Reverse Stock Split

Reducing the number of outstanding shares of the Twin Vee Common Stock through the Twin Vee Reverse Stock Split Proposal is intended, absent other factors, to increase the per share market price of the Twin Vee Common Stock. Other factors, however, such as Twin Vee’s financial results, market conditions, the market perception of Twin Vee’s business and other risks, including those set forth below and in Twin Vee’s SEC filings and reports, may adversely affect the market price of the Twin Vee Common Stock. As a result, there can be no assurance that the Twin Vee Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Twin Vee Common Stock will increase following the Twin Vee Reverse Stock Split or that the market price of the Twin Vee Common Stock will not decrease in the future.

The Twin Vee Reverse Stock Split May Not Result in a Sustained Increase in the Price of the Twin Vee Common Stock. As noted above, the principal purpose of the Twin Vee Reverse Stock Split Proposal is to maintain a higher average per share market closing price of the Twin Vee Common Stock of at least $1.00 per share in order to regain compliance with Nasdaq’s Minimum Bid Price Requirement. However, the effect of the Twin Vee Reverse Stock Split upon the market price of the Twin Vee Common Stock cannot be predicted with any certainty and Twin Vee cannot assure you that the Twin Vee Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all.

The Twin Vee Reverse Stock Split May Decrease the Liquidity of the Twin Vee Common Stock. The Twin Vee Board of Directors believes that the Twin Vee Reverse Stock Split may result in an increase in the market price of the Twin Vee Common Stock, which could lead to increased interest in the Twin Vee Common Stock and possibly promote greater liquidity for its stockholders. However, the Twin Vee Reverse Stock Split will also reduce the total number of outstanding shares of Twin Vee Common Stock, which may lead to reduced trading and a smaller number of market makers for the Twin Vee Common Stock.

The Twin Vee Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the Twin Vee Reverse Stock Split is implemented, it will increase the number of stockholders who own “odd lots” of less than 100 shares of Twin Vee Common Stock. A purchase or sale of less than 100 shares of Twin Vee Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares of Twin Vee Common Stock following the Twin Vee Reverse Stock Split may be required to pay higher transaction costs if they sell their Twin Vee Common Stock.

The Twin Vee Reverse Stock Split May Lead to a Decrease in the Overall Market Capitalization of Twin Vee. The Twin Vee Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in Twin Vee’s overall market capitalization. If the per share market price of the Twin Vee Common Stock does not increase in proportion to the Twin Vee Reverse Stock Split Ratio, then Twin Vee’s value, as measured by its market capitalization, will be reduced.

The Twin Vee Reverse Stock Split May Lead to Further Dilution of the Twin Vee Common Stock. Since the Twin Vee Reverse Stock Split would reduce the number of shares of Twin Vee Common Stock outstanding and the number of shares of Twin Vee Common Stock issuable on exercise or conversion, as applicable, of outstanding warrants or options, while leaving the number of shares authorized and issuable under Twin Vee’s Certificate of Incorporation unchanged, the Twin Vee Reverse Stock Split would effectively increase the number of shares of the Twin Vee Common Stock that Twin Vee would be able to issue and could lead to dilution of the Twin Vee Common Stock in future financings.

Potential Anti-takeover Effects of the Twin Vee Reverse Stock Split

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposals discussed herein, that may be used as an anti-takeover mechanism. The relative increase in the number of shares of Twin Vee Common Stock available for issuance vis-à-vis the outstanding shares of Twin Vee Common Stock, could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of the Twin Vee Board of Directors. It could potentially deter takeovers, including takeovers that the Twin Vee Board of Directors has determined are not in the best interest of Twin Vee’s stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. For example, Twin Vee could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control without its agreement. Similarly, the issuance of additional shares to certain persons allied with Twin Vee’s management could have the effect of making it more difficult to remove its current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The increase in the number of shares of authorized and unissued shares of Twin Vee Common Stock therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the Twin Vee Reverse Stock Split may limit the opportunity for Twin Vee’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.

Impact of a Twin Vee Reverse Stock Split If Implemented

A Twin Vee Reverse Stock Split would affect all holders of Twin Vee Common Stock uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power. The other principal effects of the Twin Vee Reverse Stock Split will be that:

●the number of issued and outstanding shares of Twin Vee Common Stock (and treasury shares), if any, will be reduced proportionately based on the final Twin Vee Reverse Stock Split Ratio, as determined by the Twin Vee Board of Directors;

●based on the final Twin Vee Reverse Stock Split Ratio, the per share exercise price or conversion price, as applicable, of all outstanding warrants will be increased proportionately and the number of shares of Twin Vee Common Stock issuable upon the exercise or conversion, as applicable, of all outstanding warrants and convertible debentures will be reduced proportionately; and

●the number of shares reserved for issuance pursuant to any outstanding equity awards and any maximum number of shares with respect to which equity awards may be granted will be reduced proportionately based on the final Twin Vee Reverse Stock Split Ratio.

The following table sets forth the approximate number of shares of the Twin Vee Common Stock that would be outstanding immediately after the Twin Vee Reverse Stock Split based on the current authorized number of shares of Twin Vee Common Stock at various exchange ratios, based on 9,519,481 shares of Twin Vee Common Stock actually issued and outstanding as of October 4, 2024. The table does not account for fractional shares that will be paid in cash.

	Estimated Number of Shares of Twin Vee Common Stock Before Twin Vee Reverse Stock Split	Estimated Number of Shares of Twin Vee Common Stock After Twin Vee Reverse Stock Split on a 1-for-10 basis	Estimated Number of Shares of Twin Vee Common Stock After Twin Vee Reverse Stock Split on a 1-for-20 basis
Authorized Twin Vee Common Stock	50,000,000	50,000,000	50,000,000
Shares of Twin Vee Common Stock issued and outstanding	9,519,481	951,948	475,974
Shares of Twin Vee Common Stock issuable under outstanding options, RSUs, warrants, or reserved for issuance under existing plans	2,321,800	232,180	116,090
Shares of Twin Vee Common Stock authorized but unissued (Authorized Twin Vee Common Stock minus issued and outstanding shares, shares issuable upon outstanding options, RSUs, warrants, and shares reserved for issuance under existing incentive plans)	38,158,719	48,815,872	49,407,936

Twin Vee is currently authorized to issue a maximum of 50,000,000 shares of Twin Vee Common Stock. As of the Twin Vee Record Date, there were 9,519,481 shares of Twin Vee Common Stock issued and outstanding. Although the number of authorized shares of Twin Vee Common Stock will not change as a result of the Twin Vee Reverse Stock Split, the number of shares of Twin Vee Common Stock issued and outstanding will be reduced in proportion to the Twin Vee Reverse Stock Split ratio selected by the Twin Vee Board of Directors. Thus, the Twin Vee Reverse Stock Split will effectively increase the number of authorized and unissued shares of Twin Vee Common Stock available for future issuance by the amount of the reduction effected by the Twin Vee Reverse Stock Split.

Following the Twin Vee Reverse Stock Split, the Twin Vee Board of Directors will have the authority, subject to applicable securities laws, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the Twin Vee Board of Directors deems appropriate. Although Twin Vee considers financing opportunities from time to time, it does not currently have any plans, proposals or understandings to issue the additional shares that would be available if the Twin Vee Reverse Stock Split is approved and effected, but some of the additional shares underlie warrants and convertible debentures, which could be exercised or converted after the Twin Vee Reverse Stock Split is effected.

Effects of the Twin Vee Reverse Stock Split

Management does not anticipate that Twin Vee’s financial condition, the percentage ownership of Twin Vee Common Stock by management, the number of Twin Vee’s stockholders or any aspect of its business will materially change as a result of the Twin Vee Reverse Stock Split. Because the Twin Vee Reverse Stock Split will apply to all issued and outstanding shares of Twin Vee Common Stock and outstanding rights to purchase Twin Vee Common Stock or to convert other securities into Twin Vee Common Stock, the proposed Twin Vee Reverse Stock Split will not alter the relative rights and preferences of existing stockholders, except to the extent the Twin Vee Reverse Stock Split will result in fractional shares, as discussed in more detail below.

The Twin Vee Common Stock is currently registered under Section 12(b) of the Exchange Act, and Twin Vee is subject to the periodic reporting and other requirements of the Exchange Act. The Twin Vee Reverse Stock Split will not affect the registration of the Twin Vee Common Stock under the Exchange Act or the listing of the Twin Vee Common Stock on Nasdaq Capital Market (other than to the extent it facilitates compliance with Nasdaq Capital Market continued listing standards). Following the Twin Vee Reverse Stock Split, the Twin Vee Common Stock will continue to be listed on the Nasdaq Capital Market, although it will be considered a new listing with a new Committee on Uniform Securities Identification Procedures, or CUSIP number.

The rights of the holders of the Twin Vee Common Stock will not be affected by the Twin Vee Reverse Stock Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of the Twin Vee Common Stock immediately prior to the effectiveness of the Twin Vee Reverse Stock Split will generally continue to hold 2% of the voting power of the outstanding shares of the Twin Vee Common Stock immediately after effecting the Twin Vee Reverse Stock Split. The number of stockholders of record will not be affected by the Twin Vee Reverse Stock Split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the Twin Vee Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of the Twin Vee Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Twin Vee Board of Directors believes, however, that these potential effects are outweighed by the benefits of the Twin Vee Reverse Stock Split.

Effectiveness of the Twin Vee Reverse Stock Split. The Twin Vee Reverse Stock Split, if approved by Twin Vee’s stockholders, would become effective upon the filing and effectiveness of an amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware, which would take place at the Twin Vee Board of Directors’ discretion. The exact timing of the filing of the Twin Vee Reverse Stock Split Amendment, if filed, would be determined by the Twin Vee Board of Directors based on its evaluation as to when such action would be the most advantageous to Twin Vee and its stockholders. In addition, the Twin Vee Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Twin Vee Reverse Stock Split at any time prior to filing the Twin Vee Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, if the Twin Vee Board of Directors, in its sole discretion, determines that it is no longer in Twin Vee’s best interests or the best interests of its stockholders to proceed with the Twin Vee Reverse Stock Split. If the Twin Vee Board of Directors does not implement the Twin Vee Reverse Stock Split prior to the one-year anniversary of the date on which the Twin Vee Reverse Stock Split is approved by Twin Vee stockholders at the Twin Vee Annual Meeting, the authority granted in this proposal to implement the Twin Vee Reverse Stock Split will terminate and the Twin Vee Reverse Stock Split will be abandoned.

Effect on Par Value; Reduction in Stated Capital. The proposed Twin Vee Reverse Stock Split will not affect the par value of Twin Vee’s stock, which will remain at $0.001 per share of Twin Vee Common Stock and $0.001 per share of Twin Vee Preferred Stock. As a result, the stated capital on Twin Vee’s balance sheet attributable to Twin Vee Common Stock, which consists of the par value per share of Twin Vee Common Stock multiplied by the aggregate number of shares of Twin Vee Common Stock issued and outstanding, will be reduced in proportion to the Twin Vee Reverse Stock Split Ratio selected by the Twin Vee Board of Directors. Correspondingly, Twin Vee’s additional paid-in capital account, which consists of the difference between Twin Vee’s stated capital and the aggregate amount paid to Twin Vee upon issuance of all currently outstanding shares of the Twin Vee Common Stock, will be increased by the amount by which the stated capital is reduced. Twin Vee’s stockholders’ equity, in the aggregate, will remain unchanged.

Book-Entry Shares. If the Twin Vee Reverse Stock Split is effected, stockholders, either as direct or beneficial owners, will have their holdings electronically adjusted by Twin Vee’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Twin Vee Reverse Stock Split. Banks, brokers, custodians or other nominees will be instructed to effect the Twin Vee Reverse Stock Split for their beneficial holders holding Twin Vee Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Twin Vee Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of Twin Vee Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee. Twin Vee does not issue physical certificates to stockholders.

No Appraisal Rights. Under the Delaware General Corporation Law, Twin Vee stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the Twin Vee Reverse Stock Split described in the Twin Vee Reverse Stock Split Proposal, and Twin Vee will not independently provide Twin Vee stockholders with any such rights.

Fractional Shares. Twin Vee does not intend to issue fractional shares in connection with the Twin Vee Reverse Stock Split. And, in lieu thereof, any person who would otherwise be entitled to a fractional share of Twin Vee Common Stock as a result of the reclassification and combination following the effective time of the Twin Vee Reverse Stock Split (after taking into account all fractional shares of Twin Vee Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Twin Vee Common Stock held by such stockholder before the Twin Vee Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Twin Vee Common Stock as reported on the Nasdaq Capital Market for the ten days preceding the effective time of the Twin Vee Reverse Stock Split. After the Twin Vee Reverse Stock Split is effected, a stockholder will have no further interest in Twin Vee with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto, except to receive the above-described cash payment. Stockholders should be aware that under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective time of the Twin Vee Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction. Stockholders otherwise entitled to receive such funds, who have not received them, will have to seek to obtain such funds directly from the jurisdiction to which they were paid.

Material U.S. Federal Income Tax Considerations Related to the Twin Vee Reverse Stock Split

The following is a general summary of the material U.S. federal income tax considerations to U.S. holders (as defined below) of the Twin Vee Reverse Stock Split. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Twin Vee has not sought and will not seek an opinion of counsel or any rulings from the IRS with respect to any of the tax considerations discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders (except to the extent such discussion explicitly addresses non-U.S. holders) that hold Twin Vee Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, U.S. federal estate or gift tax laws, or any tax treaties. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

●a bank, insurance company or other financial institution;

●a tax-exempt or a governmental organization;

●a real estate investment trust;

●an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

●a regulated investment company or a mutual fund;

●a dealer or broker in stocks and securities, or currencies;

●a trader in securities that elects mark-to-market treatment;

●a holder of Twin Vee Common Stock that received such stock through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

●a person who holds Twin Vee Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

●a corporation that accumulates earnings to avoid U.S. federal income tax;

●a person whose functional currency is not the U.S. dollar;

●a U.S. holder who holds Twin Vee Common Stock through non-U.S. brokers or other non-U.S. intermediaries;

●a U.S. holder owning or treated as owning 5% or more of Twin Vee Common Stock;

●a person subject to Section 451(b) of the Code; or

●a former citizen or long-term resident of the United States subject to Section 877 or 877A of the Code.

If a partnership, or any entity (or arrangement) treated as a partnership for U.S. federal income tax purposes, holds Twin Vee Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships holding Twin Vee Common Stock and partners in such partnerships should consult their own tax advisors about the U.S. federal income tax consequences of the Twin Vee Reverse Stock Split.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Twin Vee Common Stock that is for U.S. federal income tax purposes:

●an individual citizen or resident of the United States;

●a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●an estate, whose income is subject to U.S. federal income tax regardless of its source; or

●a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

A “non-U.S. holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of Twin Vee Common Stock that is a not a U.S. holder or a partnership for U.S. federal income tax purposes.

Tax Consequences of the Twin Vee Reverse Stock Split Generally

The Twin Vee Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder of Twin Vee Common Stock generally should not recognize gain or loss upon the Twin Vee Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Twin Vee Common Stock, as discussed below. A U.S. holder’s aggregate tax basis in the shares of Twin Vee Common Stock received pursuant to the Twin Vee Reverse Stock Split should equal the aggregate tax basis of the shares of Twin Vee Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Common Stock), and such U.S. holder’s holding period in the shares of Twin Vee Common Stock received should include the holding period in the shares of Twin Vee Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Twin Vee Common Stock surrendered to the shares of Twin Vee Common Stock received in a recapitalization pursuant to the Twin Vee Reverse Stock Split. U.S. holders of shares of Twin Vee Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. holder of Twin Vee Common Stock that receives cash in lieu of a fractional share of Twin Vee Common Stock pursuant to the Twin Vee Reverse Stock Split and whose proportionate interest in us is reduced (after taking into account certain constructive ownership rules) should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of Twin Vee Common Stock surrendered that is allocated to such fractional share of Twin Vee Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for Common Stock surrendered exceeds one year at the effective time of the Twin Vee Reverse Stock Split. The deductibility of capital losses is subject to limitations. A U.S. holder that receives cash in lieu of a fractional share of Twin Vee Common Stock pursuant to the Twin Vee Reverse Stock Split and whose proportionate interest in us is not reduced (after taking into account certain constructive ownership rules) should generally be treated as having received a distribution that will be treated first as dividend income to the extent paid out of Twin Vee’s current or accumulated earnings and profits, and then as a tax-free return of capital to the extent of the U.S. holder’s tax basis in its Twin Vee Common Stock, with any remaining amount being treated as capital gain. U.S. holders should consult their tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Non-U.S. Holders

Generally, non-U.S. holders will not recognize any gain or loss as a result of the Twin Vee Reverse Stock Split. In particular, gain or loss will not be recognized with respect to a non-U.S. holder that receives cash in lieu of a fractional share of Twin Vee Common Stock and whose proportionate interest in us is reduced (after taking into account certain constructive ownership rules) provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to a non-U.S. holder who is an individual, such non-U.S. holder is present in the United States for less than 183 days in the taxable year of the Twin Vee Reverse Stock Split and other conditions are met, and (c) such non-U.S. holder complies with certain certification requirements. If such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S., and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, the non-U.S. holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. holders, and if the non-U.S. holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply. If the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the Twin Vee Reverse Stock Split and certain other requirements are met, the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain from the exchange of the shares of Twin Vee Common Stock, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any.

Notwithstanding the foregoing, with respect to a non-U.S. holder that receives cash in lieu of a fractional share of Twin Vee Common Stock pursuant to the Twin Vee Reverse Stock Split and whose proportionate interest in us is not reduced (after taking into account certain constructive ownership rules), the gain will be treated as a dividend rather than capital gain to the extent of the non-U.S. holder’s ratable share of Twin Vee’s current or accumulated earnings and profits as calculated for U.S. federal income tax purposes, then as a tax-free return of capital to the extent of (and in reduction of) the non-U.S. holder’s aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

Twin Vee will withhold U.S. federal income taxes equal to 30% of any cash payments made to a non-U.S. holder as a result of the Reverse Stock Split that may be treated as a dividend, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable. For example, an applicable income tax treaty may reduce or eliminate U.S. federal income tax withholding, in which case a non-U.S. holder claiming a reduction in (or exemption from) such tax must provide us with a properly completed IRS Form W-8BEN (or other appropriate IRS Form W-8) claiming the applicable treaty benefit. Alternatively, an exemption generally should apply if the non-U.S. holder’s gain is effectively connected with a U.S. trade or business of such holder, and such holder provides us with an appropriate statement to that effect on a properly completed IRS Form W-8ECI.

Non-U.S. holders should consult their own tax advisors regarding possible dividend treatment and should consult their own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Twin Vee Reverse Stock Split.

Information Reporting and Backup Withholding

Cash payments received by a U.S. holder of Twin Vee Common Stock pursuant to the Twin Vee Reverse Stock Split may be subject to information reporting and may be subject to U.S. backup withholding (currently at 24%) unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of Twin Vee Common Stock to a non-U.S. holder pursuant to the Twin Vee Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder, and the applicable withholding agent does not have actual knowledge to the contrary. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of Twin Vee Common Stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

FATCA

Under the Foreign Account Tax Compliance Act (“FATCA”), withholding taxes may apply to certain types of payments made to ‘‘foreign financial institutions’’ (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Any cash paid to a non-U.S. holder as a result of the Twin Vee Reverse Stock Split that is treated as dividend may be subject to withholding under FATCA unless the requirements set forth above are satisfied (if applicable) and appropriate certifications are made. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of Twin Vee Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Interests of Directors and Executive Officers

Twin Vee directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of Twin Vee Common Stock.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of all shares of Twin Vee Common Stock present or represented and voting on the Twin Vee Reverse Stock Split Proposal at the Twin Vee Annual Meeting is required to approve the Twin Vee Reverse Stock Split Proposal. Since abstentions are not considered votes cast, they will have no effect on this proposal. Broker non-votes are not expected for this proposal because Twin Vee believes this matter is a routine matter.

THE TWIN VEE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF
THE TWIN VEE REVERSE STOCK SPLIT PROPOSAL.

TWIN VEE PROPOSAL NO. 5—AMENDMENT TO THE TWIN VEE POWERCATS CO. 2021 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 1,000,000 SHARES TO 3,171,800 SHARES

The Twin Vee 2021 Plan, as adopted, initially reserved an aggregate of 2,000,000 shares of Twin Vee Common Stock for issuance under the Twin Vee 2021 Plan. The shares available for issuance under the Twin Vee 2021 Plan increased by 171,800 shares pursuant to its evergreen provision since the date the Twin Vee 2021 Plan was approved. The Twin Vee Board of Directors has approved, subject to stockholder approval, an amendment to the Twin Vee 2021 Plan to increase the number of shares authorized for issuance thereunder by 1,000,000 shares of Twin Vee Common Stock to 3,171,800 shares. The proposed Amendment No. 1 to the Twin Vee 2021 Plan (the “Twin Vee 2021 Plan Amendment”), is attached hereto as Annex D.

A summary of the Twin Vee 2021 Plan, as proposed to be amended, is set forth below. This summary is qualified in its entirety by the full text of the Twin Vee 2021 Plan and the proposed Twin Vee 2021 Plan Amendment.

Reasons for the Proposed Amendment

The Twin Vee Board of Directors recommends that stockholders vote “FOR” the adoption of the Twin Vee 2021 Plan Amendment to increase the number of authorized shares. In making such recommendation, the Twin Vee Board of Directors considered a number of factors, including the following:

●        Equity-based compensation awards are a critical element of Twin Vee’s overall compensation program. Twin Vee believes that its long-term incentive compensation program aligns the interests of management, employees and the stockholders to create long-term stockholder value. The Twin Vee 2021 Plan Amendment will allow Twin Vee to continue to attract, motivate and retain its officers, key employees, non-employee directors and consultants.

●        Twin Vee believes the current amount of shares remaining available for grant under the Twin Vee 2021 Plan are not sufficient in light of its compensation structure and strategy, and that the additional shares being sought, plus future increases pursuant to the evergreen provision, will help Twin Vee ensure that it continues to have a sufficient number of shares authorized and available for future awards issued under the Twin Vee 2021 Plan Amendment.

Stockholders are asked to approve the Twin Vee 2021 Plan Amendment to satisfy Nasdaq requirements relating to stockholder approval of equity compensation and to qualify certain stock options authorized under the Twin Vee 2021 Plan for treatment as incentive stock options under Section 422 of the Internal Revenue Code.

Share Usage and Key Data

Twin Vee manages its long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Twin Vee Compensation Committee monitors Twin Vee’s annual stock award Burn Rate and Overhang (each as defined below), among other factors, in its efforts to maximize stockholders’ value by granting what, in the Committee’s judgment, are the appropriate number of equity incentive awards necessary to attract, reward, and retain employees, non-employee directors and consultants. The table below illustrates Twin Vee’s Burn Rate and Overhang under the Twin Vee 2021 Plan for the past three fiscal years with details of each calculation noted below the table.

	2023	2022	2021
Burn Rate(1)	1.75%	6.12%	10.29%
Overhang(2)	4.42%	5.88%	12.5%

(1)      Burn Rate is (number of shares subject to equity awards granted during a fiscal year)/(total common shares outstanding for that fiscal year).

(2)      Overhang is (number of shares subject to outstanding awards at the end of a fiscal year + number of shares available for new awards under incentive plan)/(number of shares subject to outstanding awards at the end of the fiscal year + number of shares available for new awards under incentive plan + total common shares outstanding for that fiscal year).

As of the Twin Vee Record Date, Twin Vee’s capital structure consisted of 9,519,481 shares of Twin Vee Common Stock outstanding and no shares of preferred stock. The table below shows Twin Vee’s potential dilution (referred to as “overhang”) levels based on its most recent Twin Vee Common Stock outstanding, equity awards outstanding and Twin Vee’s request for 1,000,000 additional shares to be available pursuant to the Twin Vee 2021 Plan. The 1,000,000 additional shares represent 10.3% of Twin Vee’s outstanding shares as of the Twin Vee Record Date. The Twin Vee Board of Directors believes that the additional shares requested represents a reasonable amount of potential equity dilution, which will allow Twin Vee to continue awarding equity awards, an important component of its compensation program.

	# Shares Outstanding as of October 4, 2024	% of Common Shares Outstanding as of October 4, 2024
New Share Reserve Proposal	1,000,000	10.3%
Stock Options Outstanding under the Twin Vee 2021 Plan	2,132,624	22.1%
Shares Currently Remaining Available for Issuance under the Twin Vee 2021 Plan	39,176	0.004%
Total Awards Outstanding + Shares Currently Available for Issuance + New Share Reserve	3,171,800	32.8%
Common Shares Outstanding (together with Common Shares issuable upon exercise of outstanding warrants) as of 10/04/2024(1)	9.669,481

(1)     Consisting of: (i) 9,519,481 shares of Twin Vee Common Stock outstanding; and (ii) 150,000 shares of Twin Vee Common Stock issuable upon exercise of outstanding warrants.

Text of the Amendment

The proposed Twin Vee 2021 Plan Amendment is attached hereto as Annex D. The proposed Twin Vee 2021 Plan Amendment increases the shares reserved for issuance of awards under the Twin Vee 2021 Plan by 1,000,000 shares to 3,171,800 shares.

As of October 4, 2024, Twin Vee has 39,176 shares of Twin Vee Common Stock available for future issuance under the Twin Vee 2021 Plan (not including future increases under the Twin Vee 2021 Plan’s current evergreen provision). Twin Vee does not believe that the number of awards remaining available for grant under the Twin Vee 2021 Plan is sufficient to enable Twin Vee to retain and recruit employees, officers, non-employee directors and other individual service providers, and aligning and increasing their interests in Twin Vee’s success. Twin Vee estimates that with the Twin Vee 2021 Plan Amendment, together with the evergreen provision providing for an annual increase each year, it will have a sufficient number of shares of Twin Vee Common Stock to cover issuances under the Twin Vee 2021 Plan for the next year.

In the event that Twin Vee’s stockholders do not approve this proposal, the Twin Vee 2021 Plan Amendment will not become effective and awards will continue to be made under the Twin Vee 2021 Plan to the limited extent that there are available shares of Twin Vee Common Stock to do so.

Summary of the Twin Vee 2021 Plan

The principal provisions of the Twin Vee 2021 Plan are summarized below.

Administration

The Twin Vee 2021 Plan vests broad powers in a committee to administer and interpret the Twin Vee 2021 Plan. The Twin Vee Board of Directors has initially designated the Twin Vee Compensation Committee to administer the Twin Vee 2021 Plan. Except when limited by the terms of the Twin Vee 2021 Plan, the Twin Vee Compensation Committee has the authority to, among other things: select the persons to be granted awards; determine the type, size and term of awards; establish performance objectives and conditions for earning awards; determine whether such performance objectives and conditions have been met; and accelerate the vesting or exercisability of an award. In its discretion, the Twin Vee Compensation Committee may delegate all or part of its authority and duties with respect to granting awards to one or more of Twin Vee’s officers, subject to certain limitations and provided applicable law so permits.

The Twin Vee Board of Directors may amend, alter or discontinue the Twin Vee 2021 Plan and the Twin Vee Compensation Committee may amend any outstanding award at any time; provided, however, that no such amendment or termination may adversely affect awards then outstanding without the holder’s permission. In addition, any amendments seeking to increase the total number of shares reserved for issuance under the Twin Vee 2021 Plan or modifying the classes of participants eligible to receive awards under the Twin Vee 2021 Plan will require ratification by Twin Vee’s stockholders in accordance with applicable law. Additionally, as described more fully below, neither the Twin Vee Compensation Committee nor the Twin Vee Board of Directors is permitted to reprice outstanding options or stock appreciation rights without shareholder consent.

Eligibility

Any of Twin Vee’s employees, directors, consultants, and other service providers, or those of its affiliates, are eligible to participate in the Twin Vee 2021 Plan and may be selected by the Twin Vee Compensation Committee to receive an award.

Vesting

The compensation committee determines the vesting conditions for awards. These conditions may include the continued employment or service of the participant, the attainment of specific individual or corporate performance goals, or other factors as determined in the compensation committee’s discretion (collectively, “Vesting Conditions”).

Shares of Stock Available for Issuance

Subject to certain adjustments, the maximum number of shares of Twin Vee Common Stock that initially could be issued under the Twin Vee 2021 Plan in connection with awards was 2,000,000, which has been increased to 2,171,800 shares pursuant to the evergreen provision hereinafter described. In addition, the maximum number of shares of Twin Vee Common Stock that may be issued under the Twin Vee 2021 Plan will automatically increase on January 1 of each calendar year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in a number of shares of Twin Vee Common Stock equal to 4.5% of the total number of shares of Twin Vee Common Stock outstanding on December 31 of the preceding calendar year; provided, however that the Twin Vee Board of Directors may act prior to January 1 of a given calendar year to provide that the increase for such year will be a lesser number of shares of Twin Vee Common Stock. All available shares may be utilized toward the grant of any type of award under the Twin Vee 2021 Plan. The Twin Vee 2021 Plan imposes a $250,000 limitation on the total grant date fair value of awards granted to any non-employee director in his or her capacity as a non-employee director in any single calendar year. Twin Vee has issued options to purchase an aggregate of 1,271,016 shares of Twin Vee Common Stock.

In the event of any merger, consolidation, reorganization, recapitalization, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, stock dividend, dividend in kind, or other like change in capital structure (other than ordinary cash dividends), or other similar corporate event or transaction that affects Twin Vee Common Stock, the compensation committee shall make adjustments to the number and kind of shares authorized by the Twin Vee 2021 Plan and covered under outstanding Twin Vee 2021 Plan awards as it determines appropriate and equitable.

Shares subject to Twin Vee 2021 Plan awards that expire without being fully exercised or that are otherwise forfeited, cancelled or terminated may again be made available for issuance under the Twin Vee 2021 Plan. However, shares withheld in settlement of a tax withholding obligation, or in satisfaction of the exercise price payable upon exercise of an option, will not again become available for issuance under the Twin Vee 2021 Plan.

Types of Awards

The following types of awards may be granted to participants under the Twin Vee 2021 Plan: (i) incentive stock options, or ISOs; (ii) nonqualified stock options, or NQOs and together with ISOs, options, (iii) stock appreciation rights, (iv) restricted stock, or (v) restricted stock units.

Stock Options. An option entitles the holder to purchase from Twin Vee a stated number of shares of Twin Vee Common Stock. An ISO may only be granted to an employee of Twin Vee or its eligible affiliates. The Twin Vee Compensation Committee will specify the number of shares of Twin Vee Common Stock subject to each option and the exercise price for such option, provided that the exercise price may not be less than the fair market value of a share of Twin Vee Common Stock on the date the option is granted. Notwithstanding the foregoing, if ISOs are granted to any 10% stockholder, the exercise price shall not be less than 110% of the fair market value of Twin Vee Common Stock on the date the option is granted.

Generally, options may be exercised in whole or in part through a cash payment. The compensation committee may, in its sole discretion, permit payment of the exercise price of an option in the form of previously acquired shares based on the fair market value of the shares on the date the option is exercised, through means of  “net settlement,” which involves the cancellation of a portion of the option to cover the cost of exercising the balance of the option or by such other means as it deems acceptable.

All options shall be or become exercisable in accordance with the terms of the applicable award agreement. The maximum term of an option shall be determined by the Twin Vee Compensation Committee on the date of grant but shall not exceed 10 years (5 years in the case of ISOs granted to any 10% stockholder). In the case of ISOs, the aggregate fair market value (determined as of the date of grant) of Twin Vee Common Stock with respect to which such ISOs become exercisable for the first time during any calendar year cannot exceed $100,000. ISOs granted in excess of this limitation will be treated as non-qualified stock options.

Stock Appreciation Rights. A stock appreciation right represents the right to receive, upon exercise, any appreciation in a share of Twin Vee Common Stock over a particular time period. The base price of a stock appreciation right shall not be less than the fair market value of a share of Twin Vee Common Stock on the date the stock appreciation right is granted. This award is intended to mirror the benefit the participant would have received if the Twin Vee Compensation Committee had granted the participant an option. The maximum term of a stock appreciation right shall be determined by the Twin Vee Compensation Committee on the date of grant but shall not exceed 10 years. Distributions with respect to stock appreciation rights may be made in cash, shares of Twin Vee Common Stock, or a combination of both, at the compensation committee’s discretion.

Unless otherwise provided in an award agreement or determined by the Twin Vee Compensation Committee, if a participant terminates employment with Twin Vee (or its affiliates) due to death or disability, the participant’s unexercised options and stock appreciation rights may be exercised, to the extent they were exercisable on the termination date, for a period of twelve months from the termination date or until the expiration of the original award term, whichever period is shorter. If the participant terminates employment with Twin Vee (or its affiliates) for cause, (i) all unexercised options and stock appreciation rights (whether vested or unvested) shall terminate and be forfeited on the termination date, and (ii) any shares in respect of exercised options or stock appreciation rights for which we have not yet delivered share certificates will be forfeited and we will refund to the participant the option exercise price paid for those shares, if any. If the participant’s employment terminates for any other reason, any vested but unexercised options and stock appreciation rights may be exercised by the participant, to the extent exercisable at the time of termination, for a period of ninety days from the termination date (or such time as specified by the compensation committee at or after grant) or until the expiration of the original option or stock appreciation right term, whichever period is shorter. Unless otherwise provided by the compensation committee, any options and stock appreciation rights that are not exercisable at the time of termination of employment shall terminate and be forfeited on the termination date.

Restricted Stock. A restricted stock award is a grant of shares of Twin Vee Common Stock, which are subject to forfeiture restrictions during a restriction period. The compensation committee will determine the price, if any, to be paid by the participant for each share of Twin Vee Common Stock subject to a restricted stock award. The restricted stock may be subject to Vesting Conditions. If the specified Vesting Conditions are not attained, the participant will forfeit the portion of the restricted stock award with respect to which those conditions are not attained, and the underlying Twin Vee Common Stock will be forfeited to us. At the end of the restriction period, if the Vesting Conditions have been satisfied, the restrictions imposed will lapse with respect to the applicable number of shares. Unless otherwise provided in an award agreement or determined by the compensation committee, upon termination a participant will forfeit all restricted stock that then remains subject to forfeiture restrictions.

Restricted Stock Units. Restricted stock units are granted in reference to a specified number of shares of Twin Vee Common Stock and entitle the holder to receive, on the achievement of applicable Vesting Conditions, shares of Twin Vee Common Stock. Unless otherwise provided in an award agreement or determined by the Compensation committee, upon termination a participant will forfeit all restricted stock units that then remain subject to forfeiture.

Change in Control

In the event of a change in control, the compensation committee may, on a participant-by-participant basis: (i) cause any or all outstanding awards to become vested and immediately exercisable (as applicable), in whole or in part; (ii) cause any outstanding option or stock appreciation right to become fully vested and immediately exercisable for a reasonable period in advance of the change in control and, to the extent not exercised prior to that change in control, cancel that option or stock appreciation right upon closing of the change in control; (iii) cancel any unvested award or unvested portion thereof, with or without consideration; (iv) cancel any award in exchange for a substitute award; (v) redeem any restricted stock or restricted stock unit for cash and/or other substitute consideration with value equal to the fair market value of an unrestricted share on the date of the change in control; (vi) cancel any outstanding option or stock appreciation right with respect to all Twin Vee Common Stock for which the award remains unexercised in exchange for a cash payment equal to the excess (if any) of the fair market value of the Twin Vee Common Stock subject to the option or stock appreciation right over the exercise price of the option or stock appreciation right; (vii) impose vesting terms on cash or substitute consideration payable upon cancellation of an award that are substantially similar to those that applied to the cancelled award immediately prior to the change in control, and/or earn-out, escrow, holdback or similar arrangements, to the extent such arrangements are applicable to any consideration paid to stockholders in connection with the change in control; (viii) take such other action as the compensation committee shall determine to be reasonable under the circumstances; and/or (ix) in the case of any award subject to Section 409A of the Code, the compensation committee shall only be permitted to use discretion to alter the settlement timing of the award to the extent that such discretion would be permitted under Section 409A of the Code.

Repricing

Neither the Twin Vee Board of Directors nor the compensation committee may, without obtaining prior approval of Twin Vee’s stockholders: (i) implement any cancellation/re-grant program pursuant to which outstanding options or stock appreciation rights under the Twin Vee 2021 Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise per share; (ii) cancel outstanding options or stock appreciation rights under the Twin Vee 2021 Plan with an exercise price per share in excess of the then current fair market value per share for consideration payable in Twin Vee’s equity securities; or (iii) otherwise directly reduce the exercise price in effect for outstanding options or stock appreciation rights under the Twin Vee 2021 Plan.

Miscellaneous

Generally, awards granted under the Twin Vee 2021 Plan shall be nontransferable except by will or by the laws of descent and distribution. No participant shall have any rights as a stockholder with respect to shares covered by options or restricted stock units, unless and until such awards are settled in shares of Twin Vee Common Stock. Twin Vee’s obligation to issue shares or to otherwise make payments in respect of Twin Vee 2021 Plan awards will be conditioned on Twin Vee’s ability to do so in compliance with all applicable laws and exchange listing requirements. The awards will be subject to Twin Vee’s recoupment and stock ownership policies, as may be in effect from time to time. The Twin Vee 2021 Plan will expire 10 years after it became effective.

New Plan Benefits

The grant of options and other awards under the Twin Vee 2021 Plan is discretionary, and Twin Vee cannot determine now the number or type of options or other awards to be granted in the future to any particular person or group other than the anticipated annual director grants.

Since it is not possible to determine the exact number of awards that will be granted under the Twin Vee 2021 Plan, the awards granted during fiscal 2023 under the Twin Vee 2021 Plan to its Named Executive Officers and certain groups of individuals are set forth in the following table.

Name and position	Number of RSUs Granted	Number of Shares Underlying Options Granted
Joseph Visconti, Twin Vee’s Chief Executive Officer	—	—
Preston Yarborough, Twin Vee’s Vice President	—	25,000
Carrie Gunnerson, Twin Vee’s Former Chief Financial Officer	—	25,000
All Current Executive Officers as a Group(3)	—	25,000
All Current Non-employee Directors as a Group(7)	—	—
All Current Non-Executive Officer Employees as a Group(2)	53,663	—

Material U.S. Federal Income Tax Consequences

The following is a brief description of the principal federal income tax consequences, as of the date of this proxy statement, associated with the grant of awards under the Twin Vee 2021 Plan. This summary is based on Twin Vee’s understanding of present United States federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation. Furthermore, the following discussion does not address foreign, state or local tax consequences.

Options

Grant. There is generally no United States federal income tax consequence to the participant solely by reason of the grant of incentive stock options or nonqualified stock options under the Twin Vee 2021 Plan, assuming the exercise price of the option is not less than the fair market value of the shares on the date of grant.

Exercise. If certain requirements are satisfied, including the requirement that the participant generally must exercise the incentive stock option no later than three months following the termination of the participant’s employment with Twin Vee, the exercise of an incentive stock option is not a taxable event for regular federal income tax purposes. However, such exercise may give rise to alternative minimum tax liability on the part of the participant (see “Alternative Minimum Tax” below). Upon the exercise of a nonqualified stock option, the participant will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the amount paid by the participant as the exercise price. The ordinary income recognized in connection with the exercise by a participant of a nonqualified stock option will be subject to both wage and employment tax withholding, and Twin Vee generally will be entitled to a corresponding deduction.

The participant’s tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of a nonqualified stock option, the amount of ordinary income, if any, recognized by the participant upon exercise thereof.

Qualifying Dispositions of Incentive Stock Option Shares. If a participant disposes of shares of Twin Vee Common Stock acquired upon exercise of an incentive stock option in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the participant pursuant to the exercise of the incentive stock option, the participant will realize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the participant’s adjusted basis in such shares (generally the option exercise price).

Disqualifying Dispositions of Incentive Stock Option Shares. If a participant disposes of shares of Twin Vee Common Stock acquired upon the exercise of an incentive stock option (other than in certain tax free transactions) within two years from the date on which the incentive stock option was granted or within one year after the transfer of shares to the participant pursuant to the exercise of the incentive stock option, at the time of disposition the participant will generally recognize ordinary income equal to the lesser of: (i) the excess of each such share’s fair market value on the date of exercise over the exercise price paid by the participant or (ii) the participant’s actual gain. Any gain in excess of that amount will be recognized as a capital gain. If the participant incurs a loss on the disposition (the total amount realized is less than the exercise price paid by the participant), the loss will be a capital loss. Any capital gain or loss recognized on a disqualifying disposition of shares of Twin Vee Common Stock acquired upon exercise of incentive stock will be short-term or long-term depending on whether the shares of Twin Vee Common Stock were held for more than one year from the date such shares were transferred to the participant.

Dispositions of Nonqualified Stock Option Shares. If a participant disposes of shares of Twin Vee Common Stock acquired upon exercise of a nonqualified stock option in a taxable transaction, the participant will recognize capital gain or loss in an amount equal to the difference between the participant’s basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss will be short-term or long-term depending on whether the shares of Twin Vee Common Stock were held for more than one year from the date such shares were transferred to the participant.

Alternative Minimum Tax. Alternative minimum tax is payable if and to the extent the amount thereof exceeds the amount of the participant’s regular tax liability, and any alternative minimum tax paid generally may be credited against future regular tax liability (but not future alternative minimum tax liability).

Alternative minimum tax applies to alternative minimum taxable income. Generally, regular taxable income as adjusted for tax preferences and other items is treated differently under the alternative minimum tax.

For alternative minimum tax purposes, the spread upon exercise of an incentive stock option (but not a nonqualified stock option) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares of Twin Vee Common Stock at such time for subsequent alternative minimum tax purposes. However, if the participant disposes of the incentive stock option shares in the year of exercise, the alternative minimum tax income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third-party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

There are no federal income tax consequences to Twin Vee by reason of the grant of incentive stock options or nonqualified stock options or the exercise of an incentive stock option (other than disqualifying dispositions). At the time the participant recognizes ordinary income from the exercise of a nonqualified stock option, Twin Vee will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that it satisfies its reporting obligations described below. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition of the stock acquired upon exercise of an incentive stock option, and subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, Twin Vee generally will be entitled to a corresponding deduction in the year in which the disposition occurs. Twin Vee is required to report to the Internal Revenue Service any ordinary income recognized by any participant by reason of the exercise of a nonqualified stock option or by reason of a disqualifying disposition of shares acquired pursuant to the exercise of an incentive stock option. Twin Vee is required to withhold income and employment taxes (and pay the employer’s share of the employment taxes) with respect to ordinary income recognized by the participant upon exercise of nonqualified stock options.

Stock Appreciation Rights

There are generally no tax consequences to the participant or Twin Vee by reason of the grant of stock appreciation rights. In general, upon exercise of a stock appreciation rights award, the participant will recognize taxable ordinary income equal to the excess of the stock’s fair market value on the date of exercise over the stock appreciation rights’ base price, or the amount payable. Twin Vee is required to withhold income and employment taxes (and pay the employer’s share of the employment taxes) with respect to ordinary income realized upon the exercise of a stock appreciation right. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, Twin Vee generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant.

Restricted Stock

Unless a participant makes a Section 83(b) election, as described below, with respect to restricted stock granted under the Twin Vee 2021 Plan, a participant receiving such an award will not recognize U.S. taxable ordinary income until an award is vested and Twin Vee will not be entitled to a deduction at the time such award is granted. While an award remains unvested or otherwise subject to a substantial risk of forfeiture, a participant will recognize compensation income equal to the amount of any dividends received by the participant, if any, with respect to the award, and Twin Vee will be allowed a deduction in a like amount. When an award vests or otherwise ceases to be subject to a substantial risk of forfeiture, the excess of the fair market value of the award on the date of vesting or the cessation of the substantial risk of forfeiture over the amount paid, if any, by the participant for the award will be ordinary income to the participant and will be claimed as a deduction for federal income tax purposes by Twin Vee. Twin Vee is required to withhold income and employment taxes (and pay the employer’s share of the employment taxes) with respect to the ordinary realized upon the vesting of a restricted stock grant. Upon disposition of the restricted stock shares, the gain or loss recognized by the participant will be treated as capital gain or loss, and the capital gain or loss will be short-term or long-term depending upon whether the participant held the shares for more than one year following the vesting or cessation of the substantial risk of forfeiture.

In the case of a participant who receives a restricted stock award that is unvested or otherwise subject to a substantial risk of forfeiture, if the participant files a Section 83(b) election with the Internal Revenue Service within 30 days after the date of grant, the participant’s ordinary income and commencement of holding period, and Twin Vee’s deduction, will be determined as of the date of grant. In such a case, the amount of ordinary income recognized by such a participant and deductible by Twin Vee will be equal to the excess of the fair market value of the award as of the date of grant over the amount paid, if any, by the participant for the award. Twin Vee is required to withhold income and employment taxes (and pay the employer’s share of the employment taxes) with respect to the ordinary realized upon the filing of a Section 83(b) election. If such election is made and a participant thereafter forfeits his or her award, no refund or deduction will be allowed for the amount previously included in such participant’s income.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation and any tax withholding condition, Twin Vee generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient.

Section 409A

If an award under the Twin Vee 2021 Plan is subject to Section 409A of the Code but does not comply with the requirements of Section 409A of the Code, the taxable events as described above (including the requirement to withhold income taxes) could apply earlier than described and could result in the imposition of additional taxes, interest and penalties.

Potential Limitation on Company Deductions

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid in a taxable year by a publicly held corporation to its chief executive officer and certain other “covered employees”. The Twin Vee Board of Directors and the Twin Vee Compensation Committee intend to consider the potential impact of Section 162(m) on grants made under the Twin Vee 2021 Plan but reserve the right to approve grants of options and other awards for an executive officer that exceeds the deduction limit of Section 162(m).

Market Price of Shares

The closing price of Twin Vee Common Stock, as reported on Nasdaq on October 7, 2024, was $0.5814.

The following table provides information with respect to the Twin Vee 2021 Plan, as of December 31, 2023, with respect to options outstanding under the Twin Vee 2021 Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Equity Compensation Plan Options*	Weighted- Average Exercise Price of Outstanding Equity Compensation Plan Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)(1)
Equity compensation plans approved by security holders	1,271,016	3.99	291,734
Equity compensation plans not approved by security holders	—
Total	1,271,016	3.99	291,734

(1) The maximum number of shares of Twin Vee Common Stock that may be issued under the Twin Vee 2021 Plan will automatically increase on January 1 of each calendar year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in a number of shares of Twin Vee Common Stock equal to 4.5% of the total number of shares of Twin Vee Common Stock outstanding on December 31 of the preceding calendar year; provided, however that the Twin Vee Board of Directors may act prior to January 1 of a given calendar year to provide that the increase for such year will be a lesser number of shares of Twin Vee Common Stock.

Interests of Directors and Executive Officers

Twin Vee’s directors and executive officers have substantial interests in the matters set forth in this proposal since equity awards may be granted to them under the Twin Vee 2021 Plan.

Vote Required

To be approved, the Twin Vee 2021 Plan Amendment must receive the affirmative vote of the holders of shares of Twin Vee Common Stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the Annual Meeting and voting affirmatively or negatively on such matter. Abstentions and broker non-votes are not considered votes cast and, accordingly, will have no effect on the vote with respect to this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE AMENDMENT TO THE TWIN VEE POWERCATS CO. 2021 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE THEREUNDER BY 1,000,000 SHARES TO 3,171,800 SHARES.

TWIN VEE PROPOSAL NO. 6—ADJOURNMENT OF THE TWIN VEE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES IN FAVOR OF TWIN VEE PROPOSAL NO. 1, TWIN VEE PROPOSAL NO. 4 AND/OR TWIN VEE PROPOSAL NO. 5

If Twin Vee fails to receive a sufficient number of votes to approve Twin Vee Proposal No. 1, Twin Vee Proposal No. 4 and/or Twin Vee Proposal No. 5, Twin Vee may propose to adjourn the Twin Vee Annual Meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve Twin Vee Proposal No. 1, Twin Vee Proposal No. 4 and/or Twin Vee Proposal No. 5. Twin Vee currently does not intend to propose adjournment of the Twin Vee Annual Meeting if there are sufficient votes to approve Twin Vee Proposal No. 1, Twin Vee Proposal No. 4 and/or Twin Vee Proposal No. 5. If Twin Vee’s stockholders approve this proposal, the Twin Vee Board of Directors could adjourn the Twin Vee Annual Meeting and any adjourned session of the Twin Vee Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Twin Vee’s stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if Twin Vee had received proxies representing a sufficient number of votes to defeat Twin Vee Proposal No. 1, Twin Vee Proposal No. 4 and/or Twin Vee Proposal No. 5, it could adjourn the Twin Vee Annual Meeting without a vote on such proposal and seek to convince its stockholders to change their votes in favor of such proposals.

Vote Required

Approval of the proposal to adjourn the Twin Vee Annual Meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the votes present, in person or by proxy, and entitled to vote on the matter at the Twin Vee Annual Meeting.

Twin Vee Board of Directors Recommendation

THE TWIN VEE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE TWIN VEE ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF TWIN VEE PROPOSAL NO. 1, TWIN VEE PROPOSAL NO. 4 AND/OR TWIN VEE PROPOSAL NO. 5.

FORZA ANNUAL MEETING PROPOSALS

FORZA PROPOSAL NO. 1—APPROVAL OF THE MERGER AND THE MERGER AGREEMENT

At the Forza Annual Meeting, Forza stockholders will be asked to approve the Merger and the Merger Agreement. Immediately following the Merger, it is expected that the stockholders of Twin Vee and Forza would own approximately 64% and 36% , respectively of the Twin Vee Common Stock then outstanding and the security holders would own on a fully diluted basis % and % , respectively of the Twin Vee securities then outstanding on a fully diluted basis . The terms, reasons for and other aspects of the Merger Agreement, the issuance of the Twin Vee Common Stock pursuant to the Merger Agreement and additional information are described elsewhere in this Joint Proxy Statement/Prospectus

Vote Required to Approve the Merger and The Merger Agreement

The affirmative vote of the holders of a majority of the outstanding shares of Forza Common Stock on the Forza Record Date is required for the approval of the Merger and the Merger Agreement under the DGCL. In addition, Forza is requiring that the holders of a majority of the voting power of the shares of Forza Common Stock present in person or represented by proxy at the Forza Annual Meeting and entitled to vote on this matter, excluding Twin Vee, will be required to approve the Merger and the Merger Agreement.

Forza Board of Directors’ Recommendation

THE FORZA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER, THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREIN.

FORZA PROPOSAL NO. 2—ELECTION OF DIRECTORS

At the Forza Annual Meeting, Forza stockholders will vote on the election of one Class II director to serve for a three-year term. The Forza Board of Directors has unanimously nominated Marcia Kull, whose term of office expires in 2024, upon the recommendation of Forza’s nominating and corporate governance committee for re-election to the Forza Board of Directors as a Class II director. If elected at the Forza Annual Meeting, the nominee would serve until the 2027 annual meeting of Forza’s stockholders and until her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. The nominee has indicated that she is willing and able to continue to serve as a director. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by Forza. It is Forza’s policy to encourage directors and nominees for director to attend the Forza Annual Meeting.

Forza stockholders should understand, however, that if the Merger with Twin Vee is completed, it is anticipated that Marcia Kull will be appointed as a director of the combined company and all Forza directors, other than Joseph Visconti, will resign as Forza board members.

Required Vote; Recommendation of Forza Board of Directors

The Class II director will be elected by a plurality of the affirmative votes cast in person or by proxy and entitled to vote on the election of directors at the Forza Annual Meeting. Accordingly, the nominee receiving the highest number of affirmative votes will be elected. Forza stockholders do not have cumulative voting rights in the election of directors. If you “WITHHOLD” authority to vote with respect to the director nominee, your vote will have no effect on the election of such nominee. Broker non-votes will have no effect on the election of the nominee.

THE FORZA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MARCIA KULL AS A CLASS II DIRECTOR PURSUANT TO THIS FORZA ELECTION OF DIRECTORS PROPOSAL.

Unless otherwise instructed, it is the intention of the persons named in the accompanying Forza proxy card to vote shares represented by properly executed proxy cards “FOR” the election of Marcia Kull.

FORZA PROPOSAL NO. 3—

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Forza’s independent registered public accounting firm for the fiscal year ended December 31, 2023 was the firm of Grassi & Co., CPAs, P.C. The Forza Audit Committee has selected Grassi & Co., CPAs, P.C. as Forza’s independent registered public accounting firm for fiscal 2024.

A representative of Grassi & Co., CPAs, P.C.is expected to be present either in person or via teleconference at the Forza Annual Meeting and be available to respond to appropriate questions, and will have the opportunity to make a statement if he or she desires to do so.

Vote Required

The affirmative vote of the holders of a majority of the voting power of the shares of Forza Common Stock present in person or represented by proxy at the Forza Annual Meeting and entitled to vote on this matter will be required to approve the ratification of the appointment of Forza’s independent registered public accounting firm. Abstentions will be counted and will have the same effect as a vote against the proposal. Because this proposal is a routine matter for which brokers have discretion, broker non-votes are not expected for this matter. Ratification of the appointment of Grassi & Co., CPAs, P.C. by Forza’s stockholders is not required by law, Forza’s Bylaws or other governing documents. As a matter of policy, however, the appointment is being submitted to Forza’s stockholders for ratification at the Forza Annual Meeting. If Forza’s stockholders fail to ratify the appointment, the Forza Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Forza Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in Forza’s best interest and the best interests of its stockholders.

THE FORZA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE SELECTION OF GRASSI & CO., CPAS, P.C. AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR ITS FISCAL YEAR ENDING ON DECEMBER 31, 2024.

FORZA AUDIT COMMITTEE REPORT1

The Forza Audit Committee has reviewed and discussed Forza’s audited consolidated financial statements as of and for the year ended December 31, 2023 with the management of Forza and Grassi & Co., CPAs, P.C., Forza’s independent registered public accounting firm. Further, the Forza Audit Committee has discussed with Grassi & Co., CPAs, P.C. the matters required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and other applicable regulations, relating to the firm’s judgment about the quality, not just the acceptability, of Forza’s accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the consolidated financial statements.

The Forza Audit Committee also has received the written disclosures and the letter from Grassi & Co., CPAs, P.C. required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, which relate to Grassi & Co., CPAs, P.C.’s independence from Forza, and has discussed with Grassi & Co., CPAs, P.C. its independence from Twin Vee. The Forza Audit Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to Forza is compatible with maintaining the firm’s independence. The Forza Audit Committee has concluded that the independent registered public accounting firm is independent from Forza and its management. The Forza Audit Committee also considered whether, and determined that, the independent registered public accounting firm’s provision of other non-audit services to us was compatible with maintaining Grassi & Co., CPAs, P.C.’s independence. The Forza Audit Committee also reviewed management’s report on its assessment of the effectiveness of Forza’s internal control over financial reporting. In addition, the Forza Audit Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of Forza’s internal and disclosure control structure. The members of the Forza Audit Committee are not Forza’s employees and are not performing the functions of auditors or accountants. Accordingly, it is not the duty or responsibility of the Forza Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Forza Audit Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, the Forza Audit Committee’s considerations and discussions referred to above do not constitute assurance that the audit of Forza’s consolidated financial statements has been carried out in accordance with the standards of the PCAOB or that Forza’s auditors are in fact independent.

Based on the reviews, reports and discussions referred to above, the Forza Audit Committee recommended to the Forza Board of Directors, and the Forza Board of Directors approved, that Forza’s audited consolidated financial statements for the year ended December 31, 2023 and management’s assessment of the effectiveness of Forza’s internal control over financial reporting be included in Forza’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC. The Forza Audit Committee has recommended, and the Forza Board of Directors has approved, subject to stockholder ratification, the selection of Grassi & Co., CPAs, P.C.as Forza’s independent registered public accounting firm for the year ending December 31, 2024.

Submitted by the Forza Audit Committee. Kevin Schuler Bard Rockenbach James Melvin Neil Ross
Members of the Forza Audit Committee

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not incorporated by reference in any filing of Forza under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Forza stockholders should understand, however, that if the Merger with Twin Vee is completed, it is anticipated that Forza will no longer retain a separate auditor.

Fees Paid to the Forza Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees including expenses billed to Forza for the years ended December 31, 2023 and 2022 by its auditors:

	Year ended	Year ended
	December 31,	December 31,
	2023	2022

Audit Fees	$97,613	$57,272
Audit Related Fees	59,595	—
Tax Fees	—	—
All Other Fees	—	—
	$157,208	$57,272

(1) These fees consist of services provided with regard to the Merger as well as certain technology and travel expenses.

The Forza Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm, including the fees and terms of such services. These procedures include reviewing detailed back-up documentation for audit and permitted non-audit services. The documentation includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time that the budget is submitted. Forza Audit Committee approval is required to exceed the pre-approved amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in those pre-approved amounts. For both types of pre-approval, the Forza Audit Committee considers whether such services are consistent with the rules on auditor independence promulgated by the SEC and the PCAOB. The Forza Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, based on such reasons as the auditor’s familiarity with our business, people, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks, and improve audit quality. The Forza Audit Committee may form and delegate pre-approval authority to subcommittees consisting of one or more members of the Forza Audit Committee, and such subcommittees must report any pre-approval decisions to the Forza Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm in 2022 and 2023 were pre-approved by the Forza Audit Committee.

FORZA PROPOSAL NO. 4—ADOPTION AND APPROVAL OF THE FORZA REVERSE STOCK SPLIT PROPOSAL

The Forza Board of Directors has adopted a resolution setting forth a proposed amendment to Forza’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of Forza Common Stock, a copy of which is set forth in the certificate of amendment annexed to this proxy statement as Annex B-2 (the “Forza Reverse Stock Split Amendment”), declared such amendment advisable, and is recommending that Forza’s stockholders approve, such proposed amendment. Such amendment will be effected after stockholder approval thereof only in the event the Merger is not completed and the Forza Board of Directors still deems it advisable. Holders of Forza Common Stock are being asked to approve the proposal that Article IV of Forza’s Amended and Restated Certificate of Incorporation be amended to effect a reverse stock split of the Forza Common Stock at a ratio in the range of one (1) share of Forza Common Stock for every two (2) shares of Forza Common Stock to one (1) share of Forza Common Stock for every twenty (20) shares of Forza Common Stock. If the Forza Reverse Stock Split is approved by Forza’s stockholders and if the Forza Reverse Stock Split Amendment is filed with the Secretary of State of the State of Delaware, Forza’s Amended and Restated Certificate of Incorporation will be amended to effect the Forza Reverse Stock Split by reducing the outstanding number of shares of Forza Common Stock. If the Forza Board of Directors does not implement an approved Forza Reverse Stock Split prior to the one-year anniversary of this meeting or the Merger is not completed by then, this vote will be of no further force and effect and the Forza Board of Directors will again seek stockholder approval before implementing any reverse stock split after that time. The Forza Board of Directors may abandon the proposed amendment to effect the Forza Reverse Stock Split at any time prior to its effectiveness, whether before or after stockholder approval thereof and will not effect the Forza Reverse Stock Split if the Merger is completed.

As of the Forza Record Date, Forza had 15,754,774 shares of Forza Common Stock outstanding. For purposes of illustration, if the Forza Reverse Stock Split is effected at a ratio of 1-for-10, the number of issued and outstanding shares of Forza Common Stock after the Forza Reverse Stock Split would be approximately 1,575,477 shares. The Forza Board of Directors’ decision as to whether and when to effect the Forza Reverse Stock Split will be based on a number of factors, including market conditions, existing and expected trading prices for the Forza Common Stock, and possible relisted requirements of the Nasdaq Capital Market in the event the Merger is not effected. See below for a discussion of the factors that the Forza Board of Directors considered in determining the Forza Reverse Stock Split Ratio range, some of which included, but was not limited to, the following: the historical trading price and trading volume of the Forza Common Stock; the expected impact of the Forza Reverse Stock Split on the trading market for the Forza Common Stock in the short-term and long-term, and general market, economic conditions, and other related conditions prevailing in our industry.

The Forza Reverse Stock Split, if effected, will not change the number of authorized shares of Forza Common Stock or Preferred Stock, or the par value of Forza Common Stock or Preferred Stock; however, effecting the Forza Reverse Stock Split will provide for additional shares of authorized but unissued shares of Forza Common Stock. As of the date of this Joint Proxy Statement/ Prospectus, Forza’s current authorized number of shares of Forza Common Stock is sufficient to satisfy all of our share issuance obligations and current share plans and we do not have any current plans, arrangements or understandings relating to the issuance of the additional shares of authorized Forza Common Stock that will become available for issuance following the Forza Reverse Stock Split.

Purpose and Background of the Forza Reverse Stock Split

The Forza Board of Directors’ primary objective in asking for authority to effect a reverse split is to increase the per-share trading price of Forza Common Stock. If the Forza Board of Directors does not implement the Forza Reverse Stock Split prior to the one-year anniversary of the date on which the Forza Reverse Stock Split is approved by our stockholders at the Forza Annual Meeting, the authority granted in this proposal to implement the Forza Reverse Stock Split will terminate and the Forza Reverse Stock Split will be abandoned.

As background, Forza received notice on October 4, 2024 from the Nasdaq Listing Qualifications Department (the “Staff”) of Nasdaq notifying it that for the preceding 30 consecutive business days (August 22, 2023 through October 3, 2023), Forza Common Stock did not maintain a minimum closing bid price of $1.00 (“Minimum Bid Price Requirement”) per share as required by Nasdaq Listing Rule 5550(a)(2). The notice has no immediate effect on the listing or trading of Forza Common Stock and the Forza Common Stock will continue to trade on The Nasdaq Capital Market under the symbol “FRZA.”

Forza was originally given 180 days, or until April 1, 2024, to regain compliance with the Minimum Bid Price Requirement which was extended to September 30, 2024. On October 1, 2024, Nasdaq provided written notification to Forza that the Forza Common Stock will be delisted.

The Forza Board of Directors believes that the failure of stockholders to approve the Forza Reverse Stock Split Proposal could prevent Forza from relisting the Forza Common Stock on the Nasdaq if the Merger is not effected and could inhibit its ability to conduct capital raising activities, among other things. Upon delisting, the Forza Common Stock will become traded on an over-the-counter market such as those maintained by OTC Markets Group Inc., which do not have the substantial corporate governance or quantitative listing requirements for continued trading that Nasdaq has. In that event, interest in Forza Common Stock may decline and certain institutions may not have the ability to trade in the Forza Common Stock, all of which could have a material adverse effect on the liquidity or trading volume of the Forza Common Stock. If the Forza Common Stock becomes significantly less liquid due to delisting from Nasdaq, Forza stockholders may not have the ability to liquidate their investments in the Forza Common Stock as and when desired and Forza believes its ability to maintain analyst coverage, attractive investor interest, and have access to capital may become significantly diminished as a result.

If the stockholders approve the Forza Reverse Stock Split Proposal and the Forza Board of Directors determines to implement the Forza Reverse Stock Split, Forza will file the Forza Reverse Stock Split Amendment to amend the existing provision of the Amended and Restated Certificate of Incorporation to effect the Forza Reverse Stock Split. The text of the form of proposed amendment is set forth in the Forza Reverse Stock Split Amendment, which is annexed to this Joint Proxy Statement/Prospectus as Annex B-2.

The Forza Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Forza Common Stock and the Forza Reverse Stock Split Ratio will be the same for all issued and outstanding shares of Forza Common Stock. The Forza Reverse Stock Split will affect all of its stockholders uniformly and will not affect any stockholder’s percentage ownership interests in Forza, except those stockholders who would have otherwise received fractional shares will receive cash in lieu of such fractional shares determined in the manner set forth below under the heading “Fractional Shares.” After the Forza Reverse Stock Split, each share of the Forza Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Forza Common Stock now authorized. The Forza Reverse Stock Split will not affect Forza continuing to be subject to the periodic reporting requirements of the Exchange Act. The Forza Reverse Stock Split is not intended to be, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

The Forza Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of the Forza Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares. In addition, we will not issue fractional shares in connection with the Forza Reverse Stock Split, and stockholders who would have otherwise been entitled to receive such fractional shares will receive an amount in cash determined in the manner set forth below under the heading “Fractional Shares.”

Following the effectiveness of the Forza Reverse Stock Split, if approved by the stockholders and implemented by Forza, current stockholders will hold fewer shares of Forza Common Stock.

If the Forza Board of Directors decides to implement the Forza Reverse Stock Split, Forza would communicate to the public, prior to the effective time of the Forza Reverse Stock Split, additional details regarding the Forza Reverse Stock Split (including the final Forza Reverse Stock Split Ratio, as determined by the Forza Board of Directors). By voting in favor of the Forza Reverse Stock Split, stockholders are also expressly authorizing the Forza Board of Directors to determine not to proceed with, and to defer or to abandon, the Forza Reverse Stock Split, in the Forza Board of Directors’ sole discretion. In determining whether to implement the Forza Reverse Stock Split following receipt of stockholder approval of the Forza Reverse Stock Split, and which Forza Reverse Stock Split Ratio to implement, if any, the Forza Board of Directors may consider, among other things, various factors, such as:

●Forza’s ability to engage in a relisting on the Nasdaq Capital Market;

● the historical trading price and trading volume of the Forza Common Stock;

● the then-prevailing trading price and trading volume of the Forza Common Stock and the expected impact of the Forza Reverse Stock Split on the trading market for the Forza Common Stock in the short and long term;

● which Forza Reverse Stock Split Ratio would result in the greatest overall reduction in its administrative costs; and

● prevailing general market and economic conditions.

Reasons for the Forza Reverse Stock Split

To increase the per share price of Forza Common Stock. As discussed above, the primary objective for effecting the Forza Reverse Stock Split, should the Forza Board of Directors choose to effect one, would be to increase the per share price of Forza Common Stock and relist on Nasdaq in the event the Merger is not effected, if the Forza Board of Directors, in its sole discretion deems it advisable, . The Forza Board of Directors believes that, should the appropriate circumstances arise, effecting the Forza Reverse Stock Split, could, among other things, help it to appeal to a broader range of investors, generate greater investor interest in Forza, and improve the perception of Forza Common Stock as an investment security. Forza Common Stock is listed on the Nasdaq Capital Market; however, Forza has received a letter from Nasdaq notifying it that due to its failure regain compliance with the Nasdaq bid price requirement, the Forza Common Stock will be delisted.

To potentially improve the liquidity of the Forza Common Stock. A Forza Reverse Stock Split could allow a broader range of institutions to invest in the Forza Common Stock (namely, funds that are prohibited from buying stocks whose price is below certain thresholds), potentially increasing trading volume and liquidity of the Forza Common Stock and potentially decreasing the volatility of the Forza Common Stock if institutions become long-term holders of the Forza Common Stock. A Forza Reverse Stock Split could help increase analyst and broker interest in the Forza Common Stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, a low average price per share of Forza Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. Some investors, however, may view a Forza Reverse Stock Split negatively since it reduces the number of shares of Forza Common Stock available in the public market. If the Forza Reverse Stock Split Proposal is approved and the Forza Board of Directors believes that effecting the Forza Reverse Stock Split is in its best interest and the best interest of its stockholders, the Forza Board of Directors may effect the Forza Reverse Stock Split, for purposes of enhancing the liquidity of the Forza Common Stock and to facilitate capital raising.

To increase the number of additional shares issuable under Forza’s charter. A Forza Reverse Stock Split will reduce the nominal number of shares of Forza Common Stock outstanding and the number of shares of Forza Common Stock issuable on exercise or conversion, as applicable, of outstanding warrants or convertible debentures, while leaving the number of shares issuable under Forza’s charter unchanged. A Forza Reverse Stock Split will therefor effectively increase the number of shares of the Forza Common Stock that we are able to issue. This effective increase will facilitate future capital fundraising on Forza’s part. Some investors may find the Forza Common Stock more attractive if the Forza Reverse Stock Split is effected with additional assurance that we are unlikely to be limited in our ability to access needed capital by the number of shares of Forza Common Sock authorized for issuance. However, other investors may find the Forza Common Stock a less attractive investment with the knowledge that additional dilution of the Forza Common Stock is possible.

Certain Risks Associated with a Forza Reverse Stock Split

Reducing the number of outstanding shares of the Forza Common Stock through the Forza Reverse Stock Split Proposal is intended, absent other factors, to increase the per share market price of the Forza Common Stock. Other factors, however, such as Forza’s financial results, market conditions, the market perception of our business and other risks, including those set forth below and in Forza’s SEC filings and reports, may adversely affect the market price of the Forza Common Stock. As a result, there can be no assurance that the Forza Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Forza Common Stock will increase following the Forza Reverse Stock Split or that the market price of the Forza Common Stock will not decrease in the future.

The Forza Reverse Stock Split May Not Result in a Sustained Increase in the Price of the Forza Common Stock. As noted above, the principal purpose of the Forza Reverse Stock Split Proposal is to maintain a higher average per share market closing price of the Forza Common Stock in order to relist on Nasdaq. However, the effect of the Forza Reverse Stock Split upon the market price of the Forza Common Stock cannot be predicted with any certainty and Forza cannot assure that the Forza Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all.

The Forza Reverse Stock Split May Decrease the Liquidity of the Forza Common Stock. The Forza Board of Directors believes that the Forza Reverse Stock Split may result in an increase in the market price of the Forza Common Stock, which could lead to increased interest in the Forza Common Stock and possibly promote greater liquidity for our stockholders. However, the Forza Reverse Stock Split will also reduce the total number of outstanding shares of Forza Common Stock, which may lead to reduced trading and a smaller number of market makers for the Forza Common Stock.

The Forza Reverse Stock Split May Result in Some Stockholders Owning “Odd Lots” That May Be More Difficult to Sell or Require Greater Transaction Costs per Share to Sell. If the Forza Reverse Stock Split is implemented, it will increase the number of Forza stockholders who own “odd lots” of less than 100 shares of Forza Common Stock. A purchase or sale of less than 100 shares of Forza Common Stock (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares of Forza Common Stock following the Forza Reverse Stock Split may be required to pay higher transaction costs if they sell their Forza Common Stock.

The Forza Reverse Stock Split May Lead to a Decrease in the Overall Market Capitalization of Forza. The Forza Reverse Stock Split may be viewed negatively by the market and, consequently, could lead to a decrease in our overall market capitalization. If the per share market price of the Forza Common Stock does not increase in proportion to the Forza Reverse Stock Split Ratio, then Forza’s value, as measured by its market capitalization, will be reduced.

The Forza Reverse Stock Split May Lead to Further Dilution of the Forza Common Stock. Since the Forza Reverse Stock Split Proposal would reduce the number of shares of Forza Common Stock outstanding and the number of shares of Forza Common Stock issuable on exercise or conversion, as applicable, of outstanding warrants or convertible debentures, while leaving the number of shares authorized and issuable under Forza’s Amended and Restated Certificate of Incorporation unchanged, the Forza Reverse Stock Split would effectively increase the number of shares of the Forza Common Stock that we would be able to issue and could lead to dilution of the Forza Common Stock in future financings.

Potential Anti-takeover Effects of the Forza Reverse Stock Split

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any action, including the proposals discussed herein, that may be used as an anti-takeover mechanism. The relative increase in the number of shares of Forza Common Stock available for issuance vis-à-vis the outstanding shares of Forza Common Stock, could, under certain circumstances, have an anti-takeover effect, although this is not the purpose or intent of the Forza Board of Directors. It could potentially deter takeovers, including takeovers that the Forza Board of Directors has determined are not in the best interest of Forza’s stockholders, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover more difficult. For example, Forza could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control without its agreement. Similarly, the issuance of additional shares of Forza Common Stock to certain persons allied with Forza’s management could have the effect of making it more difficult to remove its current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The increase in the number of shares of authorized and unissued shares of Forza Common Stock therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the Forza Reverse Stock Split may limit the opportunity for Forza’s stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.

Impact of a Forza Reverse Stock Split If Implemented

A Forza Reverse Stock Split would affect all holders of Forza Common Stock uniformly and would not affect any stockholder’s percentage ownership interests or proportionate voting power. The other principal effects of the Forza Reverse Stock Split will be that:

● the number of issued and outstanding shares of Forza Common Stock (and treasury shares), if any, will be reduced proportionately based on the final Forza Reverse Stock Split Ratio, as determined by the Forza Board of Directors;

● based on the final Forza Reverse Stock Split Ratio, the per share exercise price or conversion price, as applicable, of all outstanding warrants and convertible debentures will be increased proportionately and the number of shares of Forza Common Stock issuable upon the exercise or conversion, as applicable, of all outstanding warrants and convertible debentures will be reduced proportionately; and

● the number of shares reserved for issuance pursuant to any outstanding equity awards and any maximum number of shares with respect to which equity awards may be granted will be reduced proportionately based on the final Forza Reverse Stock Split Ratio.

The following table sets forth the approximate number of shares of the Forza Common Stock that would be outstanding immediately after the Forza Reverse Stock Split based on the current authorized number of shares of Forza Common Stock at various exchange ratios, based on 15,754,774 shares of Forza Common Stock actually issued and outstanding as of October 4, 2024. The table does not account for fractional shares that will be paid in cash.

	Estimated Number of Shares of Forza Common Stock Before Forza Reverse Stock Split	Estimated Number of Shares of Forza Common Stock After Forza Reverse Stock Split on a 1-for-10 basis	Estimated Number of Shares of Forza Common Stock After Forza Reverse Stock Split on a 1-for-20 basis
Authorized Forza Common Stock	100,000,000	100,000,000	100,000,000
Shares of Forza Common Stock issued and outstanding
Shares of Forza Common Stock issuable under outstanding options, warrants, or reserved for issuance under existing plans
Shares of Forza Common Stock authorized but unissued (Authorized Forza Common Stock minus issued and outstanding shares, shares issuable upon outstanding options warrants, and shares reserved for issuance under existing incentive plans)

Forza is currently authorized to issue a maximum of 100,000,000 shares of Forza Common Stock. As of the Forza Record Date, there were 15,754,774 shares of Forza Common Stock issued and outstanding. Although the number of authorized shares of Forza Common Stock will not change as a result of the Forza Reverse Stock Split, the number of shares of Forza Common Stock issued and outstanding will be reduced in proportion to the ratio selected by the Forza Board of Directors. Thus, the Forza Reverse Stock Split will effectively increase the number of authorized and unissued shares of Forza Common Stock available for future issuance by the amount of the reduction effected by the Forza Reverse Stock Split.

Following the Forza Reverse Stock Split, the Forza Board of Directors will have the authority, subject to applicable securities laws, to issue all authorized and unissued shares without further stockholder approval, upon such terms and conditions as the Forza Board of Directors deems appropriate. Although Forza considers financing opportunities from time to time, it does not currently have any plans, proposals or understandings to issue the additional shares that would be available if the Forza Reverse Stock Split is approved and effected, but some of the additional shares underlie warrants and convertible debentures, which could be exercised or converted after the Forza Reverse Stock Split is effected.

Effects of the Forza Reverse Stock Split

Management does not anticipate that Forza’s financial condition, the percentage ownership of Forza Common Stock by management, the number of Forza stockholders or any aspect of Forza’s business will materially change as a result of the Forza Reverse Stock Split. Because the Forza Reverse Stock Split will apply to all issued and outstanding shares of Forza Common Stock and outstanding rights to purchase Forza Common Stock or to convert other securities into Forza Common Stock the proposed Forza Reverse Stock Split will not alter the relative rights and preferences of existing stockholders, except to the extent the Forza Reverse Stock Split will result in fractional shares, as discussed in more detail below.

The Forza Common Stock is currently registered under Section 12(b) of the Exchange Act, and Forza is subject to the periodic reporting and other requirements of the Exchange Act. The Forza Reverse Stock Split will not affect the registration of the Forza Common Stock under the Exchange Act or the listing of the Forza Common Stock on Nasdaq Capital Market (other than to the extent it facilitates compliance with Nasdaq Capital Market listing standards). Following the Forza Reverse Stock Split, the Forza Common Stock will continue to be traded on the OTC Markets, although it will be considered a new listing with a new Committee on Uniform Securities Identification Procedures, or CUSIP number.

The rights of the holders of the Forza Common Stock will not be affected by the Forza Reverse Stock Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares of the Forza Common Stock immediately prior to the effectiveness of the Forza Reverse Stock Split will generally continue to hold 2% of the voting power of the outstanding shares of the Forza Common Stock immediately after effecting the Forza Reverse Stock Split. The number of stockholders of record will not be affected by the Forza Reverse Stock Split (except to the extent any are cashed out as a result of holding fractional shares). If approved and implemented, the Forza Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of the Forza Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions in “round lots” of even multiples of 100 shares. The Forza Board of Directors believes, however, that these potential effects are outweighed by the benefits of the Forza Reverse Stock Split.

Effectiveness of the Forza Reverse Stock Split. The Forza Reverse Stock Split, if approved by Forza’s stockholders, would become effective upon the filing and effectiveness of an amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which would take place at the Forza Board of Directors’ discretion. The exact timing of the filing of the Forza Reverse Stock Split Amendment, if filed, would be determined by the Forza Board of Directors based on its evaluation as to when such action would be the most advantageous to Forza and its stockholders. In addition, the Forza Board of Directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Forza Reverse Stock Split at any time prior to filing the Forza Reverse Stock Split Amendment with the Secretary of State of the State of Delaware, if the Forza Board of Directors, in its sole discretion, determines that it is no longer in Forza’s best interests or the best interests of its stockholders to proceed with the Forza Reverse Stock Split. If the Forza Board of Directors does not implement the Forza Reverse Stock Split prior to the one-year anniversary of the date on which the Forza Reverse Stock Split is approved by Forza stockholders at the Forza Annual Meeting, the authority granted in this proposal to implement the Forza Reverse Stock Split will terminate and the Forza Reverse Stock Split will be abandoned. In addition, if the Merger is completed, the Forza Reverse Stock Split will be abandoned.

Effect on Par Value; Reduction in Stated Capital. The proposed Forza Reverse Stock Split will not affect the par value of Forza’s stock, which will remain at $0.001 per share of Forza Common Stock and $0.001 per share of Preferred Stock. As a result, the stated capital on Forza’s balance sheet attributable to Forza Common Stock, which consists of the par value per share of Forza Common Stock multiplied by the aggregate number of shares of Forza Common Stock issued and outstanding, will be reduced in proportion to the Forza Reverse Stock Split Ratio selected by the Forza Board of Directors. Correspondingly, Forza’s additional paid-in capital account, which consists of the difference between its stated capital and the aggregate amount paid to Forza upon issuance of all currently outstanding shares of the Forza Common Stock, will be increased by the amount by which the stated capital is reduced. Forza’s stockholders’ equity, in the aggregate, will remain unchanged.

Book-Entry Shares. If the Forza Reverse Stock Split is effected, stockholders, either as direct or beneficial owners, will have their holdings electronically adjusted by Forza’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Forza Reverse Stock Split. Banks, brokers, custodians or other nominees will be instructed to effect the Forza Reverse Stock Split for their beneficial holders holding Forza Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Forza Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of Forza Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee. Forza does not issue physical certificates to stockholders.

No Appraisal Rights. Under the Delaware General Corporation Law, Forza stockholders are not entitled to dissenters’ rights or appraisal rights with respect to the Forza Reverse Stock Split described in the Forza Reverse Stock Split Proposal, and Forza will not independently provide Forza stockholders with any such rights.

Fractional Shares. Forza does not intend to issue fractional shares in connection with the Forza Reverse Stock Split. And, in lieu thereof, any person who would otherwise be entitled to a fractional share of Forza Common Stock as a result of the reclassification and combination following the effective time of the Forza Reverse Stock Split (after taking into account all fractional shares of Forza Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Forza Common Stock held by such stockholder before the Forza Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Forza Common Stock as reported on the OTC Markets for the ten days preceding the effective time of the Forza Reverse Stock Split. After the Forza Reverse Stock Split is effected, a stockholder will have no further interest in Forza with respect to its fractional share interest and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto, except to receive the above-described cash payment. Stockholders should be aware that under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the effective time of the Forza Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction. Stockholders otherwise entitled to receive such funds, who have not received them, will have to seek to obtain such funds directly from the jurisdiction to which they were paid.

Material U.S. Federal Income Tax Considerations Related to the Forza Reverse Stock Split

The following is a general summary of the material U.S. federal income tax considerations to U.S. holders (as defined below) of the Forza Reverse Stock Split. This discussion is based upon current provisions of the Code, existing and proposed Treasury Regulations and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, and are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Forza has not sought and will not seek an opinion of counsel or any rulings from the IRS with respect to any of the tax considerations discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

This discussion is limited to U.S. holders (except to the extent such discussion explicitly addresses non-U.S. holders) that hold Forza Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, U.S. federal estate or gift tax laws, or any tax treaties. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

● a bank, insurance company or other financial institution;

● a tax-exempt or a governmental organization;

● a real estate investment trust;

● an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

● a regulated investment company or a mutual fund;

● a dealer or broker in stocks and securities, or currencies;

● a trader in securities that elects mark-to-market treatment;

● a holder of Forza Common Stock that received such stock through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

● a person who holds Forza Common Stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

● a corporation that accumulates earnings to avoid U.S. federal income tax;

● a person whose functional currency is not the U.S. dollar;

● a U.S. holder who holds Forza Common Stock through non-U.S. brokers or other non-U.S. intermediaries;

● a U.S. holder owning or treated as owning 5% or more of Forza Common Stock;

●a person subject to Section 451(b) of the Code; or

● a former citizen or long-term resident of the United States subject to Section 877 or 877A of the Code.

If a partnership, or any entity (or arrangement) treated as a partnership for U.S. federal income tax purposes, holds Forza Common Stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. Partnerships holding Forza Common Stock and partners in such partnerships should consult their own tax advisors about the U.S. federal income tax consequences of the Forza Reverse Stock Split.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of Forza Common Stock that is for U.S. federal income tax purposes:

● an individual citizen or resident of the United States;

● a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

● an estate, whose income is subject to U.S. federal income tax regardless of its source; or

● a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more United States persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

A “non-U.S. holder” is, for U.S. federal income tax purposes, a beneficial owner of shares of Forza Common Stock that is a not a U.S. holder or a partnership for U.S. federal income tax purposes.

Tax Consequences of the Forza Reverse Stock Split Generally

The Forza Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a U.S. holder of Forza Common Stock generally should not recognize gain or loss upon the Forza Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Forza Common Stock, as discussed below. A U.S. holder’s aggregate tax basis in the shares of Forza Common Stock received pursuant to the Forza Reverse Stock Split should equal the aggregate tax basis of the shares of Forza Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Forza Common Stock), and such U.S. holder’s holding period in the shares of Forza Common Stock received should include the holding period in the shares of Forza Common Stock surrendered. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Forza Common Stock surrendered to the shares of Forza Common Stock received in a recapitalization pursuant to the Forza Reverse Stock Split. U.S. holders of shares of Forza Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. holder of Forza Common Stock that receives cash in lieu of a fractional share of Forza Common Stock pursuant to the Forza Reverse Stock Split and whose proportionate interest in us is reduced (after taking into account certain constructive ownership rules) should generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of Forza Common Stock surrendered that is allocated to such fractional share of Forza Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for Forza Common Stock surrendered exceeds one year at the effective time of the Forza Reverse Stock Split. The deductibility of capital losses is subject to limitations. A U.S. holder that receives cash in lieu of a fractional share of Forza Common Stock pursuant to the Forza Reverse Stock Split and whose proportionate interest in us is not reduced (after taking into account certain constructive ownership rules) should generally be treated as having received a distribution that will be treated first as dividend income to the extent paid out of Forza’s current or accumulated earnings and profits, and then as a tax-free return of capital to the extent of the U.S. holder’s tax basis in Forza Common Stock, with any remaining amount being treated as capital gain. U.S. holders should consult their tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Non-U.S. Holders

Generally, non-U.S. holders will not recognize any gain or loss as a result of the Forza Reverse Stock Split. In particular, gain or loss will not be recognized with respect to a non-U.S. holder that receives cash in lieu of a fractional share of Forza Common Stock and whose proportionate interest in us is reduced (after taking into account certain constructive ownership rules) provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business by such non-U.S. holder in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to a non-U.S. holder who is an individual, such non-U.S. holder is present in the United States for less than 183 days in the taxable year of the Forza Reverse Stock Split and other conditions are met, and (c) such non-U.S. holder complies with certain certification requirements. If such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S., and if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, the non-U.S. holder will be taxed on a net income basis at the regular tax rates and in the manner applicable to U.S. holders, and if the non-U.S. holder is a corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty, may also apply. If the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the Forza Reverse Stock Split and certain other requirements are met, the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain from the exchange of the shares of Forza Common Stock, which may be offset by certain U.S.-source capital losses of the non-U.S. holder, if any.

Notwithstanding the foregoing, with respect to a non-U.S. holder that receives cash in lieu of a fractional share of Forza Common Stock pursuant to the Forza Reverse Stock Split and whose proportionate interest in Forza is not reduced (after taking into account certain constructive ownership rules), the gain will be treated as a dividend rather than capital gain to the extent of the non-U.S. holder’s ratable share of Forza’s current or accumulated earnings and profits as calculated for U.S. federal income tax purposes, then as a tax-free return of capital to the extent of (and in reduction of) the non-U.S. holder’s aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain.

Forza will withhold U.S. federal income taxes equal to 30% of any cash payments made to a non-U.S. holder as a result of the Forza Reverse Stock Split that may be treated as a dividend, unless such holder properly demonstrates that a reduced rate of U.S. federal income tax withholding or an exemption from such withholding is applicable. For example, an applicable income tax treaty may reduce or eliminate U.S. federal income tax withholding, in which case a non-U.S. holder claiming a reduction in (or exemption from) such tax must provide us with a properly completed IRS Form W-8BEN (or other appropriate IRS Form W-8) claiming the applicable treaty benefit. Alternatively, an exemption generally should apply if the non-U.S. holder’s gain is effectively connected with a U.S. trade or business of such holder, and such holder provides us with an appropriate statement to that effect on a properly completed IRS Form W-8ECI.

Non-U.S. holders should consult their own tax advisors regarding possible dividend treatment and should consult their own tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Forza Reverse Stock Split.

Information Reporting and Backup Withholding

Cash payments received by a U.S. holder of Forza Common Stock pursuant to the Forza Reverse Stock Split may be subject to information reporting and may be subject to U.S. backup withholding (currently at 24%) unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of Forza Common Stock to a non-U.S. holder pursuant to the Forza Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder, and the applicable withholding agent does not have actual knowledge to the contrary. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of Forza Common Stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the holder’s U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

FATCA

Under the Foreign Account Tax Compliance Act (‘‘FATCA’’), withholding taxes may apply to certain types of payments made to ‘‘foreign financial institutions’’ (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Any cash paid to a non-U.S. holder as a result of the Forza Reverse Stock Split that is treated as dividend may be subject to withholding under FATCA unless the requirements set forth above are satisfied (if applicable) and appropriate certifications are made. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of Forza Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Interests of Directors and Executive Officers

Forza directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this proposal except to the extent of their ownership of shares of Forza Common Stock.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of all shares of Forza Common Stock present or represented and voting on the Forza Reverse Stock Split Proposal at the Forza Annual Meeting is required to approve the Forza Reverse Stock Split Proposal. Since abstentions are not considered votes cast, they will have no effect on this proposal. Broker non-votes are not expected for this proposal because Forza believes this matter is a routine matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF
THE FORZA REVERSE STOCK SPLIT PROPOSAL.

Forza stockholders should understand, however, that if the Merger with Twin Vee is completed, the Forza Reverse Stock Split will not be effected.

FORZA PROPOSAL NO. 5—ADJOURNMENT OF THE FORZA ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1 AND/OR PROPOSAL NO. 4

If Forza fails to receive a sufficient number of votes to approve Forza Proposal No. 1 and/or Forza Proposal No. 4, Forza may propose to adjourn the Forza Annual Meeting, if a quorum is present, for the purpose of soliciting additional proxies to approve Forza Proposal No. 1 and/or Forza Proposal No. 4. Forza currently does not intend to propose adjournment of the Forza Annual Meeting if there are sufficient votes to approve Forza Proposal No. 3 and/or Forza Proposal No. 4. If Forza’s stockholders approve this proposal, the Forza Board of Directors could adjourn the Forza Annual Meeting and any adjourned session thereof and use the additional time to solicit additional proxies, including the solicitation of proxies from Forza’s stockholders that have previously voted. Among other things, approval of this proposal could mean that, even if Forza had received proxies representing a sufficient number of votes to defeat Forza Proposal No. 1 or Forza Proposal No. 4, it could adjourn the Forza Annual Meeting without a vote on such proposal and seek to convince its stockholders to change their votes in favor of such proposal.

Vote Required

Approval of the proposal to adjourn the Forza Annual Meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the votes present, in person or by proxy, and entitled to vote on the matter at the Forza Annual Meeting.

Board Recommendation

THE FORZA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE FORZA ANNUAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF FORZA PROPOSAL NO. 1 AND/OR FORZA PROPOSAL NO. 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Twin Vee

Each of the related party transactions described below was negotiated on an arm’s length basis. Twin Vee believes that the terms of such agreements are as favorable as those it could have obtained from parties not related to it. The following are summaries of certain provisions of Twin Vee’s related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety. Copies of the forms of the agreements have been filed as exhibits to the Twin Vee 2023 Annual Report and are available electronically on the website of the SEC at www.sec.gov.

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with Twin Vee’s directors and executive officers, including those discussed in “Twin Vee Executive Compensation” the following is a description of each transaction since January 1, 2022 or any currently proposed transaction in which:

●	Twin Vee has been or is to be a party to;

●	the amount involved exceeded or exceeds $120,000 or 1% of the average of Twin Vee’s total assets as of the end of the last two completed fiscal years; and

●	any of Twin Vee’s directors, executive officers or holders of more than 5% of Twin Vee’s outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

For information on Twin Vee’s compensation arrangements, including employment, termination of employment and change in control arrangements, with its directors and executive officers, see “Twin Vee Executive Compensation”.

On December 5, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 8, 2022, by and between Twin Vee and Twin Vee PowerCats, Inc. (“Twin Vee Inc.”), Twin Vee’s then parent corporation and owner of 4,000,000 shares of Twin Vee Common Stock, representing 76% of Twin Vee Common Stock, Twin Vee Inc. was merged with and into Twin Vee (the “Twin Vee Merger”). The Twin Vee Merger became effective on December 5, 2022 at which time (a) the holders of Twin Vee Inc. Common Stock received in the Twin Vee Merger one share of Twin Vee Common Stock in exchange for each 41.7128495 shares of Twin Vee Inc. Common Stock that they owned, for a maximum of 4,000,000 shares of Twin Vee Common Stock (no fractional shares of Twin Vee Common Stock were issued) and (b) the 4,000,000 shares of Twin Vee Common Stock held by Twin Vee Inc. were cancelled and retired. Each holder of shares of Twin Vee Inc. Common Stock who would otherwise be entitled to a fraction of a share of Twin Vee Common Stock (after aggregating all fractional shares of Twin Vee Common Stock that otherwise would be received by such holder) received in lieu of such fraction of a share cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $2.09, which was equal to the volume weighted average closing trading price of a share of Twin Vee Common Stock for the five consecutive trading days ending immediately prior to December 5, 2022. After the Twin Vee Merger, Twin Vee had approximately 9,520,000 shares of Twin Vee Common Stock outstanding, which is substantially the same as it was immediately prior to the Twin Vee Merger. Joseph Visconti, Twin Vee’s Chief Executive Officer and Chairman of the Board, was the largest stockholder of Twin Vee Inc. and received 2,243,916 shares of Twin Vee Common Stock upon consummation of the Twin Vee Merger in exchange for the shares of Common Stock of Twin Vee Inc. that he owned, representing approximately 22% of Twin Vee’s outstanding shares of Common Stock, and Preston Yarbrough, Twin Vee’s Vice President and Director of Product Development, was issued 38,357 shares of Twin Vee Common Stock upon consummation of the Twin Vee Merger in exchange for the shares of Common Stock of Twin Vee Inc. that he owned.

Twin Vee leases its facility from Visconti Holdings, LLC, (“Visconti Holdings”) an entity owned and controlled by Twin Vee’s Chief Executive Officer, President and Director, Joseph Visconti, pursuant to a lease agreement (the “Lease Agreement”), dated January 1, 2021, by and among Twin Vee, Visconti Holdings, LLC and Twin Vee Powercats, Inc., Twin Vee’s former majority shareholder company. The Lease Agreement currently has a 5-year term, with an option to renew for an additional 5-year term. Twin Vee currently pays Visconti Holdings $33,075 per month plus applicable sales and use tax, which is currently 7% in St. Lucie County.

During the year ended December 31, 2023 and 2022, Twin Vee received cash of $0 and $14,549 from its affiliate companies, and paid $57,659 and $303,250 to its affiliate companies, respectively.

During the year ended December 31, 2022, Twin Vee issued 20,000 shares valued at $52,400 for payment on behalf of its former majority shareholder company.

During the year ended December 31, 2023 and 2022 respectively, Twin Vee received a monthly fee of $6,800 and 5,850 to provide management services and facility utilization to Forza.

During the year ended December 31, 2023 and 2022, Twin Vee recorded management fees of $0 and $54,000 respectively, paid to Twin Vee, Inc. pursuant to a management agreement, dated January 1, 2021, with Twin Vee’s former majority shareholder company for various management services. The agreement provided for a monthly $4,500 management fee, there was a term of one year that expired on December 31, 2022.

During the year ended December 31, 2023, Twin Vee recorded $15,000 of professional fees, for consulting work for Twin Vee performed by Jim Leffew, the former Chief Executive Officer of Forza.

In connection with the closing of Forza’s initial public offering, Twin Vee entered into a transition services agreement (the “Transition Services Agreement”) with Forza, pursuant to which Twin Vee agreed to provide Forza, at Twin Vee’s cost, with certain services, such as procurement, shipping, receiving, storage and use of Twin Vee’s facility until Forza’ s new planned facility is completed. Forza’s ability to utilize Twin Vee’s manufacturing capacity pending completion of its own facility will be subject to its availability as determined by Twin Vee. The Transition Services Agreement operates on a month-to-month basis. During the six months ended June 30, 2024 and 2023, Twin Vee received a monthly fee of $46,670 and $6,800, respectively, to provide management services and facility utilization to Forza. This income for Twin Vee, and expense for Forza, has been eliminated in the condensed consolidated financial statements.

During the years ended December 31, 2023 and 2022, respectively, Twin Vee recorded $36,000 and $24,225 of professional fees, for consulting work for Twin Vee performed by Jim Leffew, the former Chief Executive Officer of Forza. Additionally, during the years ended December 31, 2023 and 2022, respectively, Aqua Sport recorded an expense of $50,000 and $0, for compensation for Mr. Leffew’s work to start up the Tennessee facility.

In August 2022, Forza signed a six-month lease for a duplex on a property in Black Mountain, NC, to be used by its traveling employees during the construction of its new manufacturing facility, for $2,500 per month. After the initial term of the lease, it was extended on a month-to-month basis. In August 2023, the former Chief Executive Officer of Forza, James Leffew, purchased the property, and Forza executed a new lease agreement with Mr. Leffew on the same month-to-month terms. For the years ended December 31, 2023 and 2022, the lease expense was $12,500 and $0, respectively, paid to Mr. Leffew.

Indemnification

The information included under the heading “Information Regarding Committees of the Twin Vee Board of Directors—Limitation of Liability and Indemnification” is hereby incorporated by reference.

Twin Vee’s Policy Regarding Related Party Transactions

The Twin Vee Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). The Twin Vee Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held Common Stock that is listed on the Nasdaq Stock Market. Under the policy:

●	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by the Twin Vee Audit Committee; and

●	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Twin Vee Compensation Committee or recommended by the Twin Vee Compensation Committee to the Twin Vee Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of Twin Vee’s agreements governing its material outstanding indebtedness that limit or restrict Twin Vee’s ability to enter into a related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in Twin Vee’s applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with the Securities Act and the Exchange Act and related rules; and

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, Twin Vee’s related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director, should consider whether such transaction would compromise the director’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the Nasdaq Stock Market, and the Code.

Director Independence

The information included under the heading “Information Regarding the Twin Vee Board of Directors and Corporate Governance—Director Independence” is hereby incorporated by reference.

Forza

Each of the related party transactions described below was negotiated on an arm’s length basis. Forza believes that the terms of such agreements are as favorable as those it could have obtained from parties not related to Forza. The following are summaries of certain provisions of Forza’s related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Forza therefore urges you to review the agreements in their entirety. Copies of the forms of the agreements have been filed as exhibits to the Forza 2023 Annual Report and are available electronically on the website of the SEC at www.sec.gov.

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with Forza’s directors and executive officers, including those discussed in the sections titled “Forza Executive Compensation,” the following is a description of each transaction since January 1, 2022 or any currently proposed transaction in which:

●	Forza has been or is to be a party to;

●	the amount involved exceeded or exceeds $120,000 or 1% of the average of Forza’s total assets as of the end of the last two completed fiscal years; and

●	any of Forza’s directors, executive officers or holders of more than 5% of Forza’s outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

For information on Forza’s compensation arrangements, including employment, termination of employment and change in control arrangements, with our directors and executive officers, see the section titled “Forza Executive Compensation”.

Joseph Visconti, Forza’s Executive Chairman and Chief of Product Development is also the Chairman of the Board and Chief Executive Officer of Forza’s controlling shareholder, Twin Vee. These shares are owned directly by Twin Vee. Mr. Visconti owns 24.455% of the outstanding stock of Twin Vee. Twin Vee. is the owner of 7,000,000 shares of Forza Common Stock. As a controlling shareholder of Twin Vee, Mr. Visconti is deemed to have control over the shares of Forza Common Stock owned by Twin Vee. Mr. Visconti disclaims beneficial ownership of these securities.

As of June 30, 2024, Forza had $18,384 due from affiliates and at December 31, 2023, Forza had $201,848 due to affiliates. . Twin Vee funded Forza’s working capital needs, primarily for prototyping, consulting services and payroll, prior to their $2,000,000 investment. On May 25, 2022, Twin Vee provided an additional $500,000 for ongoing operating costs of Forza.

Pursuant to a management agreement with Twin Vee, dated October 2021, and a subsequent agreement dated September 2022, for various management services, Forza paid $5,000 monthly through August of 2021, and $6,800 monthly thereafter for management fee associated with the use of shared management resources. For the years ended December 31, 2023 and 2022, Forza recorded management fees of $81,600 and $67,125, respectively, pursuant to this management agreement.

Forza’s corporate headquarters is located at Twin Vee’s premises. In addition to the above management fee, Forza has a month-to-month arrangement and pays rent to Twin Vee monthly, based on the square footage Forza requires. For the year ended December 31, 2023, Forza recorded rent expense of $40,800, associated with its month-to-month arrangement to utilize certain space at Twin Vee’s facility.

During the year ended December 31, 2023, Forza received advances from affiliates of $542,553 and Forza repaid advancements to affiliates of $510,556.

Indemnification

The information included under the heading “Information Regarding Committees of the Forza Board of Directors—Limitation of Liability and Indemnification” is hereby incorporated by reference.

Assignment of Assets Agreement; Assignment of Intellectual Property

Forza and Twin Vee have entered into an agreement pursuant to which Twin Vee has assigned to Forza (i) certain technology, assets and property rights, and (ii) certain intellectual property related to Twin Vee’s EV business.

Assignment of Land Contract

Forza and Twin Vee had entered into an assignment of land contract pursuant to which Twin Vee had assigned to Forza a land purchase agreement that provides Forza with an option to acquire 14.5 acres of undeveloped land in Fort Pierce, Florida for $750,000. On December 6, 2021, Forza paid the $50,000 refundable deposit on the land purchase agreement from Forza’s working capital. The land purchase agreement provided that Forza must diligently pursue zoning change and site plan approval with St. Lucie County for the manufacturing facility within two hundred ten (210) days of the effective date of the contract (the “Site Plan Contingency”). In the event Forza could not obtain the Site Plan Contingency by the 210-day deadline, within three (3) business days after the expiration of the deadline, Forza could either (i) elect to terminate the land purchase contract or (ii) waive the Site Plan Contingency and proceed to the closing. It was subsequently determined that the cost associated with building Forza’s factory on the Fort Pierce, Florida site is prohibitive. As a result, on April 28, 2022, Twin Vee and Forza requested, and were granted, a release and termination of the land purchase agreement for this vacant parcel of land.

Transition Services Agreement

Following the completion of Forza’s initial public offering, Forza transitioned the management agreement with Twin Vee from an agreement providing management services to a transition services agreement under which Twin Vee provides Forza, at Twin Vee’s cost, with certain services, such as procurement, shipping, receiving, storage and use of Twin Vee’s facility until Forza’s new planned facility is completed. In addition, Forza began using the services of Ms. Gunnerson for its accounting needs pursuant to the agreement. There is limited additional manufacturing capacity at Twin Vee’s current facility for the manufacture of Forza’s electric boats. As such, Forza’s ability to utilize Twin Vee’s manufacturing capacity pending completion of Forza’s own facility will be subject to its availability as determined by Twin Vee. The transition services agreement operates on a month-to-month basis.

Forza’s Policy Regarding Related Party Transactions

The Forza Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). The Forza Board of Directors has adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held Common Stock that is listed on the Nasdaq Stock Market. Under the policy:

●	any related person transaction, and any material amendment or modification to a related person transaction, must be reviewed and approved or ratified by the Forza Audit Committee; and

●	any employment relationship or transaction involving an executive officer and any related compensation must be approved by the Forza Compensation Committee or recommended by the Forza Compensation Committee to the Forza Board of Directors for its approval.

In connection with the review and approval or ratification of a related person transaction:

●	management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of Forza’s agreements governing its material outstanding indebtedness that limit or restrict Forza’s ability to enter into a related person transaction;

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in Forza’s applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with the Securities Act and the Exchange Act and related rules; and

●	management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act.

In addition, Forza’s related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director, should consider whether such transaction would compromise the director’s status as an “independent,” “outside,” or “non-employee” director, as applicable, under the rules and regulations of the SEC, the Nasdaq Stock Market, and the Code.

Director Independence

The information included under the heading “Information Regarding the Forza Board of Directors and Corporate Governance—Director Independence” is hereby incorporated by reference.

CONFLICTS OF INTEREST

Any future transactions with officers, directors or 5% stockholders will be on terms no less favorable to Twin Vee than could be obtained from independent parties. Any affiliated transactions must be approved by a majority of Twin Vee’s independent and disinterested directors who have access to Twin Vee’s counsel or independent legal counsel at Twin Vee’s expense.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost.

This year, a number of brokers with account holders who are Twin Vee’s and Forza stockholders will be “householding” Twin Vee’s and Forza’s proxy materials, as applicable. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Twin Vee PowerCats Co., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, Attention: Investor Relations or Forza X1, Inc., 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, Attention: Investor Relations, as applicable.

OTHER MATTERS

The Twin Vee Board of Directors knows of no other matters that will be presented for consideration at the Twin Vee Annual Meeting. The Forza Board of Directors knows of no other matters that will be presented for consideration at the Forza Annual Meeting. If any other matters are properly brought before the meetings, it is the intention of the persons named in the accompanying proxies to vote on such matters in accordance with their best judgment.

APPRAISAL RIGHTS

No appraisal rights are available to holders of Twin Vee Common Stock or Forza Common Stock in connection with the Merger in accordance with Section 262 of the DGCL.

FUTURE TWIN VEE STOCKHOLDER PROPOSALS

Stockholders who intend to present proposals for inclusion in next year’s proxy materials at the Twin Vee 2025 Annual Meeting of Stockholders (the “Twin Vee 2025 Annual Meeting”) under SEC Rule 14a-8 must ensure that such proposals are received by the Corporate Secretary of Twin Vee not later than June 12, 2025. Such proposals must meet the requirements of the SEC to be eligible for inclusion in Twin Vee’s proxy materials for the Twin Vee 2025 Annual Meeting.

Generally, timely notice of any director nomination or other proposal that any stockholder intends to present at the Twin Vee 2025 Annual Meeting, but does not intend to have included in the proxy materials prepared by Twin Vee in connection with the Twin Vee 2025 Annual Meeting, must be delivered in writing to the Corporate Secretary at Twin Vee PowerCats Co., 3101 S US Hwy 1, Fort Pierce, Florida 34982 not later than 45th day nor earlier than 75th day before the first anniversary of the date Twin Vee first mails its proxy materials or notice of availability of proxy materials for the preceding year’s annual meeting. Therefore, to be timely, Twin Vee must receive such notice no earlier than July 31, 2025 and no later than August 30, 2025. However, if the date of the Twin Vee 2025 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from November 11, 2025, Twin Vee must receive the notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the Twin Vee 2025 Annual Meeting is first made. In addition, the stockholder must comply with the requirements set forth in Twin Vee’s Bylaws and the stockholder’s notice must set forth the information required by Twin Vee’s Bylaws with respect to each stockholder making the proposal or nomination and each proposal or nomination that such stockholder intends to present at the Twin Vee 2025 Annual Meeting. In addition, the stockholder’s notice must set forth the information required by Twin Vee’s Bylaws with respect to each stockholder making the proposal and each proposal and nomination that such stockholder intends to present at the Twin Vee 2025 Annual Meeting. All proposals should be addressed to the Corporate Secretary, Twin Vee PowerCats Co., 3101 S US Hwy 1, Fort Pierce, Florida 34982. In addition, to satisfying the foregoing requirements, to comply with the universal proxy rules, Twin Vee stockholders who intend to solicit proxies in support of director nominees other than Twin Vee’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than September 12, 2025. If such meeting date is changed by more than 30 days before or after November 11, 2025, then notice must be provided by the later of 60 calendar days prior to the date of the Twin Vee 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the Twin Vee 2025 Annual Meeting is first made.

FUTURE FORZA STOCKHOLDER PROPOSALS

Stockholders who intend to present proposals for inclusion in next year’s proxy materials at the Forza 2025 Annual Meeting of Stockholders (the “Forza 2025 Annual Meeting”) under SEC Rule 14a-8 must ensure that such proposals are received by the Corporate Secretary of Forza not later than June 12, 2025. Such proposals must meet the requirements of the SEC to be eligible for inclusion in the proxy materials for the Forza 2025 Annual Meeting.

Generally, timely notice of any director nomination or other proposal that any stockholder intends to present at the Forza 2025 Annual Meeting, but does not intend to have included in the proxy materials prepared by Forza in connection with the Forza 2025 Annual Meeting, must be delivered in writing to the Corporate Secretary at Forza X1, Inc., 3101 S US Hwy 1, Fort Pierce, Florida 34982 not later than 45th day nor earlier than 75th day before the first anniversary of the date Forza first mails its proxy materials or notice of availability of proxy materials for the preceding year’s annual meeting. Therefore, to be timely, Forza must receive such notice no earlier than July 31, 2025 and no later than August 30, 2025. However, if the date of the Forza 2025 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from November 11, 2025, we must receive the notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of the Forza 2025 Annual Meeting is first made. In addition, the stockholder must comply with the requirements set forth in Forza’s Bylaws and the stockholder’s notice must set forth the information required by Forza’s Bylaws with respect to each stockholder making the proposal or nomination and each proposal or nomination that such stockholder intends to present at the Forza 2025 Annual Meeting. In addition, the stockholder’s notice must set forth the information required by Forza’s Bylaws with respect to each stockholder making the proposal and each proposal and nomination that such stockholder intends to present at the Forza 2025 Annual Meeting. All proposals should be addressed to the Corporate Secretary, Forza X1, Inc, 3101 S US Hwy 1, Fort Pierce, Florida 34982. In addition, to satisfying the foregoing requirements, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Forza’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than September 12, 2025. If such meeting date is changed by more than 30 days before or after November 11, 2025, then notice must be provided by the later of 60 calendar days prior to the date of the Forza 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the date of the Forza 2025 Annual Meeting is first made.

LEGAL MATTERS

The validity of the Twin Vee Common Stock to be issued to Forza stockholders pursuant to the Merger will be passed upon by Blank Rome LLP, New York, New York. In addition, certain U.S. federal income tax consequences of the Merger will be passed upon by Blank Rome LLP, New York, New York.

EXPERTS

The consolidated financial statements of Twin Vee as of December 31, 2023 and 2022 and for the two years ended December 31, 2023 and 2022 included elsewhere in this Joint Proxy Statement/Prospectus and the Registration Statement have been so included in reliance on the report of Grassi & Co., CPAs, P.C., an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Forza as of December 31, 2023 and 2022 and for the two years ended December 31, 2023 and 2022 included in this Joint Proxy Statement/Prospectus and the Registration Statement have been so included in reliance on the reports of Grassi & Co., CPAs, P.C., an independent registered public accounting firm appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Twin Vee has filed a registration statement with the SEC under the Securities Act that registers the shares of Twin Vee Common Stock to be issued in the Merger to Forza stockholders and includes this Joint Proxy Statement/Prospectus. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Twin Vee and Twin Vee Common Stock, Forza and the combined company. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this Joint Proxy Statement/Prospectus.

In addition, Twin Vee and Forza file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy statements and other information about issuers, including Twin Vee and Forza, that file electronically with the SEC. The address of that site is www.sec.gov.

You may obtain copies of the documents that Twin Vee files with the SEC, free of charge, by going to Twin Vee’s website (www.twinvee.com) or by written or oral request to Investor Relations, at 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, telephone: (772) 429-2525.

You may obtain copies of the documents that Forza files with the SEC, free of charge, by going to Forza’s website (www.forzax1.com) or by written or oral request to Investor Relations, at 3101 S. U.S. Highway 1, Fort Pierce, Florida 34982, telephone: (772) 429-2525.

Neither Twin Vee nor Forza have authorized anyone to give any information or make any representation about the Merger or the companies that is different from, or in addition to, that contained in this Joint Proxy Statement/Prospectus or in any of the materials that have been incorporated into this Joint Proxy Statement/Prospectus. Therefore, if anyone distributes this type of information, you should not rely upon it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Joint Proxy Statement/Prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Joint Proxy Statement/Prospectus does not extend to you. The information contained in this Joint Proxy Statement/Prospectus speaks only as of the date of this Joint Proxy Statement/Prospectus unless the information specifically indicates that another date applies.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and the Stockholders of

Twin Vee Powercats Co. and Subsidiaries

Fort Pierce, Florida

Opinion on the Financial Statement

We have audited the accompanying consolidated financial statements of Twin Vee Powercats Co. and Subsidiaries (the “Company”), which comprise the consolidated balance sheets at December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion. 606

GRASSI & CO., CPAs, P.C.

We have served as the Company’s auditor since 2020.

Jericho, New York

March 27, 2024

TWIN VEE POWERCATS CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2023	2022

Assets
Current Assets
Cash and cash equivalents	$16,497,703	$23,501,007
Restricted cash	257,530	—
Accounts receivable	80,160	14,167
Marketable securities	4,462,942	1,481,606
Inventories, net	4,884,761	4,008,332
Prepaid expenses and other current assets	463,222	882,417
Total current assets	26,646,318	29,887,529

Marketable securities - non current	—	1,445,912
Property and equipment, net	12,293,988	5,535,902
Operating lease right of use asset	854,990	1,329,620
Security deposit	51,417	32,517
Total Assets	$39,846,713	$38,231,480

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$2,399,026	$2,065,680
Accrued liabilities	1,075,512	1,240,769
Contract liabilities	44,195	5,300
Finance lease liability	214,715	—
Operating lease right of use liability	482,897	479,314
Total current liabilities	4,216,345	3,791,063

Economic Injury Disaster Loan	499,900	499,900
Finance lease liability - noncurrent	2,644,123	—
Operating lease liability - noncurrent	436,730	919,628
Total Liabilities	7,797,098	5,210,591

Commitments and contingencies (Note 13)	—	—

Stockholders' equity:
Preferred stock: 10,000,000 authorized; $0.001 par value; no shares issued and outstanding	—	—
Common stock: 50,000,000 authorized; $0.001 par value; 9,520,000 shares issued and outstanding	9,520	9,520
Additional paid-in capital	37,848,657	35,581,022
Accumulated deficit	(14,346,984)	(7,154,808)
Equity attributed to stockholders of Twin Vee PowerCats Co, Inc.	23,511,193	28,435,734
Equity attributable to noncontrolling interests	8,538,422	4,585,155
Total stockholders’ equity	32,049,615	33,020,889

Total Liabilities and Stockholders' Equity	$39,846,713	$38,231,480

The accompanying notes are an integral part of these consolidated financial statements

TWIN VEE POWERCATS CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	December 31,
	2023	2022

Net sales	$33,425,912	$31,987,724
Cost of products sold	23,702,885	21,330,918
Gross profit	9,723,027	10,656,806

Operating expenses:
Selling, general and administrative	3,734,406	2,759,625
Salaries and wages	13,929,580	11,457,569
Professional fees	1,249,388	966,037
Depreciation and amortization	1,353,383	553,750
Research and development	1,443,569	941,533
Total operating expenses	21,710,326	16,678,514

Loss from operations	(11,987,299)	(6,021,708)

Other income (expense):
Dividend income	909,215	—
Other income	9,898	155,137
Interest expense	(221,157)	(164,155)
Interest income	48,370	75,401
Loss on disposal of assets	—	(60,088)
Unrealized gain on marketable securities	87,781	(133,988)
Realized gain on marketable securities	103,941	—
Employee Retention Credit income	1,267,055	355,987
Total other income	2,205,103	228,294

Income before income tax	(9,782,196)	(5,793,414)
Income taxes provision	—	—
Net loss	(9,782,196)	(5,793,414)
Less: Net loss attributable to noncontrolling interests	(2,590,020)	(656,162)
Net loss attributed to stockholders of Twin Vee PowerCats Co, Inc.	$(7,192,176)	$(5,137,252)

Basic and dilutive loss per share of common stock	$(0.76)	$(0.67)
Weighted average number of shares of common stock outstanding	9,520,000	7,624,938

The accompanying notes are an integral part of these consolidated financial statements

TWIN VEE POWERCATS CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Deficit	Interests	Total

Balance, December 31, 2021	—	$—	7,000,000	$7,000	$18,710,256	$(2,017,556)	$—	$16,699,700

Common stock issued for payment on behalf of parent	—	—	20,000	20	52,380	—	—	52,400
Common stock issued for cash	—	—	2,500,000	2,500	5,999,337	—	—	6,001,837
Subsidiary share issuance	—	—	—	—	9,588,172	—	5,241,317	14,829,489
Stock-based compensation	—	—	—	—	1,448,751	—	—	1,448,751
Merger of Twin Vee PowerCats, Inc.	—	—	—	—	(217,874)	—	—	(217,874)
Net loss	—	—	—	—	—	(5,137,252)	(656,162)	(5,793,414)
Balance, December 31, 2022	—	$—	9,520,000	$9,520	$35,581,022	$(7,154,808)	$4,585,155	$33,020,889

Subsidiary share issuance	—	—	—	—	364,886	—	6,564,666	6,929,552
Stock-based compensation	—	—	—	—	1,902,749	—	—	1,902,749
Subsidiary stock repurchase	—	—	—	—	—	—	(21,379)	(21,379)
Net loss	—	—	—	—	—	(7,192,176)	(2,590,020)	(9,782,196)
Balance, December 31, 2023	—	$—	9,520,000	$9,520	$37,848,657	$(14,346,984)	$8,538,422	$32,049,615

The accompanying notes are an integral part of these consolidated financial statements

TWIN VEE POWERCATS CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	December 31,
	2023	2022
Cash Flows From Operating Activities
Net loss	$(9,782,196)	$(5,793,414)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	1,902,749	1,448,751
Depreciation and amortization	1,353,383	553,750
Loss on disposal of asset	—	60,088
Change of right-of-use asset	474,630	397,136
Net change in fair value of marketable securities	(87,781)	133,988
Change in inventory reserve	419,616	—
Changes in operating assets and liabilities:
Accounts receivable	(65,993)	(9,030)
Inventories	(1,296,045)	(2,208,563)
Prepaid expenses and other current assets	419,195	21,339
Accounts payable	333,346	864,819
Accrued liabilities	(165,257)	783,955
Operating lease liabilities	(479,315)	(390,050)
Contract liabilities	38,895	(8,800)
Net cash used in operating activities	(6,934,773)	(4,146,031)

Cash Flows From Investing Activities
Security deposit	(18,900)	(7,517)
Realized gain on sale of marketable securities, available for sale	(103,941)	—
Net (purchases) sales of investment in trading marketable securities	(1,343,702)	3,002,591
Proceeds from sale of property and equipment	—	175,000
Purchase of property and equipment	(5,162,478)	(3,365,679)
Net cash used in investing activities	(6,629,021)	(195,605)

Cash Flows From Financing Activities
Proceeds from issuance of common stock	—	6,001,836
Proceeds from Forza Issuance of common stock	6,996,015	14,934,989
Deferred offering costs	(66,463)	—
Forza stock repurchase	(21,379)	—
Advances from related parties	—	(11,826)
Repayment to related parties	—	(57,659)
Finance lease payments	(90,153)	—
Net cash provided by financing activities	6,818,020	20,867,340

Net change in cash, cash equivalents and restricted cash	(6,745,774)	16,525,705
Cash and cash equivalents at beginning of the year	23,501,007	6,975,302
Cash, cash equivalents and restricted cash at end of the year	$16,755,233	$23,501,007

Supplemental Cash Flow Information
Cash paid for income taxes	$—	$—
Cash paid for interest	$235,519	$150,399

Non Cash Investing and Financing Activities
Increase in the right-of-use asset and lease liability	$—	$176,226
Common stock issued for payment on behalf of parent	—	52,400
Right of use asset - finance leases	$2,948,991	$—

Reconciliation to the Consolidated Balance Sheets
Cash and cash equivalents	$16,497,703	$23,501,007
Restricted cash	257,530	—
Total cash, cash equivalents and restricted cash	$16,755,233	$23,501,007

TWIN VEE POWERCATS CO. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 and 2022

1. Organization and Summary of Significant Accounting Policies

Organization

Twin Vee PowerCats Co. (“Twin Vee” or the “Company”) was incorporated as Twin Vee Catamarans, Inc., in the state of Florida, on December 1, 2009. On April 7, 2021, the Company filed a Certificate of Conversion to register and incorporate in the state of Delaware and changed the company name to Twin Vee PowerCats Co. The Certificate of Incorporation for Twin Vee PowerCats Co. was also filed on April 7, 2021.

On September 1, 2021, the Company formed Fix My Boat, Inc., (“Fix My Boat”), a wholly-owned subsidiary. Fix My Boat will utilize a franchise model for marine mechanics across the country. Fix My Boat has been inactive for 2023 and 2022, we anticipate focusing resources on this entity in the future.

Forza X1, Inc. was initially incorporated as Electra Power Sports, Inc. on October 15, 2021, and subsequently changed its name to Forza X1, Inc. (“Forza X1” or “Forza”) on October 29, 2021. Prior to Forza’s incorporation on October 15, 2021, the electric boat business was operated as the Company’s Electra Power Sports™ Division. Following the Company’s initial public offering that closed on July 23, 2021 (the “IPO”), it determined in October 2021 that for several reasons, that it would market the Company’s new independent line of electric boats under a new brand name (and new subsidiary).

On April 20, 2023, the Company formed AquaSport Co.(“AquaSport”), a wholly owned subsidiary in the state of Florida in connection with the Company’s plan to lease the assets of former AQUASPORT™ boat brand and manufacturing facility in White Bluff Tennessee.

Merger

On December 5, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 8, 2022 (the “Merger Agreement”), by and between Twin Vee PowerCats Co. and Twin Vee Powercats, Inc., a Florida corporation (“Twin Vee Inc.” or “TVPC”), TVPC was merged with and into the Company (the “Merger”).

As Twin Vee Inc. did not meet the definition of a business under ASC 805, the merger was not accounted for as a business combination. The Merger was accounted for as a recapitalization of Twin Vee PowerCats, Co., effected through the exchange of TVPC shares for Twin Vee PowerCats, Co. shares, and the cancellation of Twin Vee PowerCats, Co. shares held by Twin Vee Inc. Upon the effective date of the Merger, December 5, 2022, Twin Vee Co. accounted for the Merger by assuming TVPC’s net liabilities. Twin Vee PowerCats, Co.’s financial statements reflect the operations of TVPC. prospectively and will not be restated retroactively to reflect the historical financial position or results of operations of TVPC.

Principles of Consolidation

The consolidated financial statements include the accounts of Twin Vee and its wholly owned subsidiary, AquaSport, Fix My Boat, and controlling interest subsidiary, Forza X1, collectively referred to as the “Company”.

The Company’s net loss excludes losses attributable to noncontrolling interests. The Company reports noncontrolling interests in consolidated entities as a component of equity separate from the Company’s equity. All inter-company balances and transactions are eliminated in consolidation.

Basis of Presentation

The accompanying consolidated financial statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United State of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

Revenue Recognition

The Company’s revenue is derived primarily from the sale of boats, motors and trailers to its independent dealers. The Company recognizes revenue when obligations under the terms of a contract are satisfied and control over promised goods is transferred to the dealer. For the majority of sales, this occurs when the product is released to the carrier responsible for transporting it to a dealer. The Company typically receives payment within five business days of shipment. Revenue is measured as the amount of consideration it expects to receive in exchange for a product. The Company offers dealer incentives that include wholesale rebates, retail rebates and promotions, floor plan reimbursement or cash discounts, and other allowances that are recorded as reductions of revenues in net sales in the consolidated statements of operations. The consideration recognized represents the amount specified in a contract with a customer, net of estimated incentives the Company reasonably expects to pay. The estimated liability and reduction in revenue for dealer incentives is recorded at the time of sale. Subsequent adjustments to incentive estimates are possible because actual results may differ from these estimates if conditions dictate the need to enhance or reduce sales promotion and incentive programs or if dealer achievement or other items vary from historical trends. Accrued dealer incentives are included in accrued liabilities in the accompanying consolidated balance sheets.

Total accounts receivable
January 1, 2022	$5,137
January 1, 2023	$14,167
December 31, 2023	$80,160

Payment received for the future sale of a boat to a customer is recognized as a customer deposit. Customer deposits are recognized as revenue when control over promised goods is transferred to the customer. At December 31, 2023 and 2022, the Company had customer deposits of $44,195 and $5,300, respectively, which is recorded as contract liabilities on the consolidated balance sheets. These deposits are refundable, we are uncertain when we will be able to recognize as revenues.

Rebates and Discounts

Dealers earn wholesale rebates based on purchase volume commitments and achievement of certain performance metrics. The Company estimates the amount of wholesale rebates based on historical achievement, forecasted volume, and assumptions regarding dealer behavior. Rebates that apply to boats already in dealer inventory are referred to as retail rebates. The Company estimates the amount of retail rebates based on historical data for specific boat models adjusted for forecasted sales volume, product mix, dealer and consumer behavior, and assumptions concerning market conditions. The Company also utilizes various programs whereby it offers cash discounts or agrees to reimburse its dealers for certain floor plan interest costs incurred by dealers for limited periods of time, generally ranging up to nine months.

Other Revenue Recognition Matters

Dealers generally have no right to return unsold boats. Occasionally, the Company may accept returns in limited circumstances and at the Company’s discretion under its warranty policy. The Company may be obligated, in the event of default by a dealer, to accept returns of unsold boats under its repurchase commitment to floor financing providers, who are able to obtain such boats through foreclosure. The repurchase commitment is on an individual unit basis with a term from the date it is financed by the lending institution through the payment date by the dealer, generally not exceeding 30 months.

The Company has excluded sales and other taxes assessed by a governmental authority in connection with revenue-producing activities from the determination of the transaction price for all contracts. The Company has not adjusted net sales for the effects of a significant financing component because the period between the transfer of the promised goods and the customer’s payment is expected to be one year or less.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

Concentrations of Credit and Business Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of trade receivables. Credit risk on trade receivables is mitigated as a result of the Company’s use of trade letters of credit, dealer floor plan financing arrangements, and the geographically diversified nature of the Company’s customer base. The Company minimizes the concentration of credit risk associated with its cash by maintaining its cash with high quality federally insured financial institutions. However, cash balances in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limit of $250,000 are at risk. As of December 31, 2023 and 2022, the Company had $15,868,574 and $22,666,301, respectively, in excess of FDIC insured limits.

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less at the time of purchase. On December 31, 2023 and 2022, the Company had cash and cash equivalents of $16,755,233 and $23,501,007, respectively.

Restricted cash includes amounts that are collected and are held in connection with assets securing certain of the Company’s financing transactions. Restricted cash is restricted for payment of interest expense and principal on the outstanding borrowings. On December 31,2023 and 2022, included within restricted cash on the Company’s consolidated balance sheets is an irrevocable letter of credit for $257,530 and $0, respectively.

Marketable Securities

The Company’s investments in debt securities are carried at either amortized cost or fair value. Investments in debt securities that the Company has the positive intent and ability to hold to maturity are carried at amortized cost and classified as held-to-maturity. Investments in debt securities that are not classified as held-to-maturity are carried at fair value and classified as either trading or available-for-sale. Realized and unrealized gains and losses on trading debt securities as well as realized gains and losses on available-for-sale debt securities are included in other income.

Fair Value of Financial Instruments

The Company follows accounting guidelines on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair Value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants as the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

●	Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical instruments.

●	Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the marketplace.

●	Level 3: Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires a significant judgment or estimation.

Financial instruments measured as fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires it to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed, or initial amounts recorded may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

The carrying amounts of cash equivalents approximate their fair value due to their liquid or short-term nature, such as accounts receivable and payable, and other financial instruments in current assets or current liabilities.

Accounts Receivable

The Company carries its accounts receivables net of an allowance for credit losses. The measurement and recognition of credit losses involves the use of judgment. Management’s assessment of expected credit losses includes consideration of current and expected economic conditions, market and industry factors affecting the Company’s customers (including their financial condition), the aging of account balances, historical credit loss experience, customer concentrations, and customer creditworthiness. Management evaluates its experience with historical losses and then applies this historical loss ratio to financial assets with similar characteristics. The Company’s historical loss ratio or its determination of risk pools may be adjusted for changes in customer, economy, market or other circumstances. The Company may also establish an allowance for credit losses for specific receivables when it is probable that the receivable will not be collected, and the loss can be reasonably estimated. Amounts are written off against the allowance when they are considered to be uncollectible, and reversals of previously reserved amounts are recognized if a specifically reserved item is settled for an amount exceeding the previous estimate.

Inventories

Inventories are valued at the lower of cost and net realizable value, with cost determined using the weighted average cost method on a first-in first-out basis. Net realizable value is defined as sales price less cost of completion, disposable and transportation and a normal profit margin. Production costs, consisting of labor and overhead, are applied to ending finished goods inventories at a rate based on estimated production capacity. Excess production costs are charged to cost of products sold. Provisions have been made to reduce excess or obsolete inventories to their net realizable value.

At December 31, 2023 and 2022, the provision for excess or obsolete inventories is $419,616 and $0, respectively.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation and amortization, using the straight-line method over the assets’ useful life. Leasehold improvements are amortized over the shorter of the assets’ useful life or the lease term. The estimated useful lives of property and equipment range from three to five years. Upon sale or retirement, the cost and related accumulated depreciation is eliminated from their respective accounts, and the resulting gain or loss is included in results of operations. Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

Impairment of Long-Lived Assets

Management assesses the recoverability of its long-lived assets when indicators of impairment are present. If such indicators are present, recoverability of these assets is determined by comparing the undiscounted net cash flows estimated to result from those assets over the remaining life to the assets’ net carrying amounts. If the estimated undiscounted net cash flows are less than the net carrying amount, the assets would be adjusted to their fair value, based on appraisal or the present value of the undiscounted net cash flows.

Product Warranty Costs

As required by the Financial Accounting Standard Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 460, Guarantees, the Company is including the following disclosure applicable to its product warranties.

The Company accrues for warranty costs based on the expected material and labor costs to provide warranty replacement products. The methodology used in determining the liability for warranty cost is based upon historical information and experience. The Company’s warranty reserve is calculated as the gross sales multiplied by the historical warranty expense return rate.

The following table shows the changes in the aggregate product warranty liability for the years ended December 31, 2023 and 2022, respectively:

	2023	2022
Balance as of the beginning of year	$92,373	$75,000
Less: Payments made	(358,129)	(227,229)
Add: Provision for current years warranty	458,650	244,602
Balance as of end of year	$192,894	$92,373

Advertising

Advertising and marketing costs are expensed as incurred. During the years ended December 31, 2023 and 2022, advertising costs incurred by the Company totaled $444,231 and $112,320, respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Research and Development

The Company expenses research and development costs relating to new product development as incurred. For the years ended December 31, 2023 and 2022, research and development costs amounted to $1,157,585 and $941,533, respectively.

Shipping and Handling Costs

Shipping and handling costs includes those costs incurred to transport product to customers and internal handling costs, which relate to activities to prepare goods for shipment. The Company has elected to account for shipping and handling costs associated with outbound freight after control over a product has transferred to a customer as a fulfillment cost. The Company includes shipping and handling costs, including cost billed to customers, in cost of products sold in the consolidated statements of operations. All manufactured boats are free on board (FOB), from the Fort Pierce manufacturing plant. Dealers are required to either pick up the boats themselves or contract with a transporter. For the years ended December 31, 2023, and 2022, shipping and handling costs amounted to $718,635 and $179,998, respectively.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company calculates the associated lease liability and corresponding ROU asset upon lease commencement using a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The operating lease ROU asset also includes any lease payments made and is reduced by lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expenses for lease payments is recognized on a straight-line basis over the lease term.

Supplier Concentrations

The Company is dependent on the ability of its suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company. Business risk insurance is in place to mitigate the business risk associated with sole suppliers for sudden disruptions such as those caused by natural disasters.

The Company is dependent on third-party equipment manufacturers, distributors, and dealers for certain parts and materials utilized in the manufacturing process. During the year ended December 31, 2023, the Company purchased all engines for its boats under supplier agreements with three vendors. During the year ended December 31, 2022, the Company purchased all engines for its boats under supplier agreements with one vendor. For the years ended December 31, 2023 and 2022, total purchases from these vendors were $9,252,915 and $5,020,973, respectively.

Employee Retention Credit

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law providing numerous tax provisions and other stimulus measures, including an employee retention credit (“ERC”), which is a refundable tax credit against certain employment taxes. The Taxpayer Certainty and Disaster Tax Relief Act of 2020 and the American Rescue Plan Act of 2021 extended and expanded the availability of the ERC.

Accounting Standards Codification 105, “Generally Accepted Accounting Principles,” describes the decision-making framework when no guidance exists in US GAAP for a particular transaction. Specifically, ASC 105-10-05-2 instructs companies to look for guidance for a similar transaction within US GAAP and apply that guidance by analogy. As such, forms of government assistance, such as the ERC, provided to business entities would not be within the scope of ASC 958, but it may be applied by analogy under ASC 105-10-05-2. We accounted for the Employee Retention Credit as a government grant in accordance with Accounting Standards Update 2013-06, Not-for-Profit Entities (Topic 958) (“ASU 2013-06”) by analogy under ASC 105-10-05-2. Under this standard, government grants are recognized when the conditions on which they depend are substantially met.

For the years ended December 31, 2023 and 2022, respectively, the Company received $1,267,055 and $355,987, from the Employee Retention Credit (ERC).

Stock-Based Compensation

The Company recognizes stock-based compensation costs for its restricted stock and restricted stock units, measured at the fair value of each award at the time of grant, as an expense over the period during which an employee is required to provide service. Compensation cost is recognized over the service period for the fair value of awards that vest.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recover or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is entirely dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

The Company files income tax returns in the U.S. federal jurisdiction and various states.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-13, “Financial Instruments Credit Losses —Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected, which includes the Company’s accounts receivable. This ASU is effective for the Company for reporting periods beginning after December 15, 2022. The Company adopted this standard effective January 1, 2023, and the adoption of this ASU did not have a significant impact on the consolidated financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its consolidated financial statements.

2. Marketable Securities

	As of December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Marketable Securities
Corporate Bonds	$4,473,033	$50,878	$(60,969)	$4,462,942
Certificates of Deposits	—	—	—	—
Total marketable securities	$4,473,033	$50,878	$(60,969)	$4,462,942

	As of December 31, 2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Marketable Securities
Corporate Bonds	$2,575,817	$—	$(139,484)	$2,436,333
Certificates of Deposits	517,815		(26,630)	491,185
Total marketable securities	$3,093,632	$—	$(166,114)	$2,927,518

3. Fair Value Measurements

Assets and liabilities measured at fair value on a recurring basis based on Level 1 and Level 2 fair value measurement criteria as of December 31, 2023 and 2022 are as follows:

		Fair Value Measurements Using

	Balance as of December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Nonobservable Inputs (Level 3)
Marketable securities:

Corporate Bonds	$4,462,942	$—	$4,462,942	$—
Total marketable securities	$4,462,942	$—	$4,462,942	$—

		Fair Value Measurements Using

	Balance as of December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Nonobservable Inputs (Level 3)
Marketable securities:
Corporate Bonds	$2,436,333	$—	$2,436,333	$—
Certificates of Deposits	491,185	491,185	—	—
Total marketable securities	$2,927,518	$—	$2,436,333	$—

The Company’s investments in corporate bonds are measured based on quotes from market makers for similar items in active markets.

4. Inventories

At December 31, 2023 and 2022 inventories consisted of the following:

	December 31,	December 31,
	2023	2022

Raw Materials	$5,001,512	$3,628,978
Work in Process	96,721	246,734
Finished Product	206,144	132,620
Total Inventory	$5,304,377	$4,008,332
Reserve for Excess and Obsolete	(419,616)	—
Net inventory	$4,884,761	$4,008,332

5. Property and Equipment

At December 31, 2023 and 2022, property and equipment consisted of the following:

	December 31,	December 31,
	2023	2022
Machinery and equipment	$2,692,473	$1,977,482
Furniture and fixtures	40,299	20,335
Land	1,119,758	—
Leasehold improvements	1,228,860	950,132
Software and website development	300,935	148,693
Computer hardware and software	159,342	123,088
Boat molds	5,871,373	2,277,664
Vehicles	143,360	94,534
Electric prototypes and tooling	142,526	142,526
Assets under construction	2,977,894	859,839
	14,676,820	6,594,293
Less accumulated depreciation and amortization	(2,382,832)	(1,058,391)
	$12,293,988	$5,535,902

Depreciation and amortization expense of property and equipment for the year ended December 31, 2023 and 2022 is $1,353,383 and $553,750, respectively.

6. Leases – Related Party

Operating right of use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating right of use assets represent our right to use an underlying asset and is based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, the Company estimates incremental secured borrowing rates corresponding to the maturities of the leases.

The Company’s office lease contains rent escalations over the lease term. The Company recognizes expense for this office lease on a straight-line basis over the lease term. Additionally, tenant incentives used to fund leasehold improvements are recognized when earned and reduce the Company’s right-of-use asset related to the lease. These are amortized through the right-of-use asset as reductions of expense over the lease term.

The Company leases its office and warehouse facilities, and the land which are located at 3101 S US-1, Fort Pierce, Florida (the “Property”) from Visconti Holdings, LLC. Visconti Holdings, LLC is a single member LLC that holds the ownership of the property, and its sole member is Joseph C. Visconti, the CEO of the Company and the CEO and majority shareholder of the Company’s parent company. The Company entered into the lease on January 1, 2020, and as amended January 1, 2021, the lease has a term of five years. The current base rent payment is $30,000 per month including property taxes and the lease required a $25,000 security deposit. The base rent will increase five percent (5%) on the anniversary of each annual term.

At December 31, 2023 and 2022, supplemental balance sheet information related to leases were as follows:

	December 31,	December 31,
	2023	2022
Operating lease ROU asset	$779,843	$1,167,551

	December 31,	December 31,
	2023	2022
Operating lease liabilities:
Current portion	$414,364	$393,069
Non-current portion	436,731	851,096
Total	$851,095	$1,244,165

At December 31, 2023, future minimum lease payments under the non-cancelable operating leases are as follows:

Year Ending December 31,
2024	$416,745
2025	437,582
Total lease payment	854,327
Less imputed interest	(3,232)
Total	$851,095

The following summarizes other supplemental information about the Company’s operating lease:

December 31,
2023
Weighted average discount rate	0.36%
Weighted average remaining lease term (years)	1.92

7. Leases

Operating right of use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating right of use assets represent the Company’s right to use an underlying asset and is based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, the Company estimates incremental secured borrowing rates corresponding to the maturities of the leases.

The Company leases a warehouse facility, and the land which are located at 150 Commerce Street, Old Fort, North Carolina (the “Property”) from NC Limited Liability Company. The Company entered into the lease on October 7, 2022, the lease has a term of two years. The current base rent payment is $7,517 per month including property taxes, insurance, and common area maintenance. The lease required a $7,517 security deposit. The base rent will increase three percent (3%) on October 15, 2023.

At December 31, 2023 and 2022, supplemental balance sheet information related to leases were as follows:

	December 31,	December 31,
	2023	2022
Operating lease ROU asset	$75,147	$162,069

	December 31,	December 31,
	2023	2022
Operating lease liabilities:
Current portion	$68,532	$86,245
Non-current portion	—	68,532
Total	$68,532	$154,777

At December 31, 2023, future minimum lease payments under the non-cancelable operating leases are as follows:

Year Ending December 31,
2024	$69,680
Less imputed interest	(1,148)
Total	$68,532

The following summarizes other supplemental information about the Company’s operating lease:

December 31,
2023
Weighted average discount rate	4%
Weighted average remaining lease term (years)	0.79

8. Finance Leases

Vehicle and Equipment Lease

The Company has finance leases for a vehicle, two forklifts, and a copy machine. The Company entered into the vehicle lease in February of 2023, with an asset value of $48,826, which is recorded in net property and equipment on the consolidated balance sheet, it is a 60-month lease at a 3% interest rate. At December 31, 2023 and 2022, the net book value was $40,688 and $0, respectively. The Company entered into the first forklift lease in January of 2023, with an asset value of $43,579, which is recorded in net property and equipment on the consolidated balance sheet. It is a 60-month lease at a 7.5% interest rate. At December 31, 2023 and 2022, the net book value was $37,042 and $0, respectively The Company entered into the second forklift lease in July of 2023, with an asset value of $35,508, which is recorded in net property and equipment on the consolidated balance sheet. It is a 60-month lease at a 5.0% interest rate. At December 31, 2023 and 2022, the net book value was $34,239 and $0, respectively. The Company entered into the copier lease in July of 2023, with an asset value of $14,245, which is recorded in net property and equipment on the consolidated balance sheet. It is a 60-month lease at a 7.0% interest rate. At December 31, 2023 and 2022, the net book value was $13,566 and $0.

AquaSport lease

On April 20, 2023 Twin Vee incorporated AquaSport Co., a wholly owned subsidiary, in the state of Florida in connection with its plan to lease the AQUASPORT™ boat brand and manufacturing facility in White Bluff Tennessee. On May 5, 2023, Twin Vee and AquaSport Co. entered into an agreement with Ebbtide Corporation (“Ebbtide”) providing AquaSport Co. with the right to acquire assets, AQUASPORT™ boat brand, trademarks, 150,000-square-foot manufacturing facility situated on 18.5 acres in White Bluff Tennessee, related tooling, molds, and equipment to build five Aquasport models ranging in size from 21 to 25-foot boats (the “AquaSport Assets”).

Under the Agreement, the Company has the right to purchase the AquaSport Assets from Ebbtide for $3,100,000 during the five-year term of the Agreement (or extension period), less credit for a $300,000 security deposit paid by the Company and $16,000 a month for any rent paid under the Agreement by AquaSport Co. to Ebbtide. AquaSport Co. will lease the AquaSport Assets from Ebbtide under the Agreement at a monthly rent of $22,000 with the option to acquire the AquaSport Assets. The lease is for a term of five years, commencing June 1, 2023 at a 2.93% interest rate, with one option to renew the lease for an additional five years. In the event AquaSport Co. commits three payment Events of Default (as defined in the Agreement) within any consecutive two-year period or commits any other material Event of Default that is not cured timely and remains uncured, Ebbtide may terminate AquaSport’s rights under the Agreement to acquire the AquaSport Assets. In addition, Ebbtide has the right to terminate the Agreement if an Event of Default occurs. AquaSport’s obligations under the Agreement have been guaranteed by the Company.

Finance leases on the AquaSport lease are recorded in property and equipment, net on the consolidated balance sheet.

	December 31,	December 31,
	2023	2022
Land	$1,000,000	$—
Building	100,000	—
Molds	2,000,000	—

At December 31, 2023 and 2022, supplemental balance sheet information related to finance leases were as follows:

	December 31,	December 31,
	2023	2022
Finance lease liabilities:
Current portion	$214,715	$—
Non-current portion	2,644,123	—
Total	$2,858,838	$—

At December 31, 2023, future minimum lease payments under the non-cancelable finance leases are as follows:

Year Ending December 31,
2024	$298,249
2025	298,248
2026	290,842
2027	292,927
Thereafter	1,987,354
Total lease payment	3,167,620
Less imputed interest	(308,782)
Total	$2,858,838

The following summarizes other supplemental information about the Company’s finance lease:

December 31,
2023
Weighted average discount rate	3.03%
Weighted average remaining lease term (years)	4.34

9. Accrued Liabilities

At December 31, 2023 and 2022, accrued liabilities consisted of the following:

	December 31,	December 31,
	2023	2022
Accrued wages and benefits	$343,511	$333,976
Accrued interest	33,245	47,607
Accrued bonus	—	20,000
Accrued rebates	—	15,000
Accrued professional fees	—	89,500
Accrued operating expense	115,037	64,601
Accrued assets under construction	390,825	—
Accrued inventory	—	577,712
Warranty reserve	192,894	92,373
Total accrued liabilities	$1,075,512	$1,240,769

 10. Short-term Debt

On December 31, 2023 and 2022, the Company had a line of credit with Wells Fargo and Yamaha Motor Finance for $1,250,000 and $1,250,000, respectively. Interest on our Wells Fargo line is calculated in two ways, the average daily balance is prime +5%, with a minimum prime at 5.5%, there is also a monthly flat charge of 0.2%, which, is 2.4% annualized. After the 150-day due in full period, the average daily balance rate goes up to prime +8.5% with no monthly flat charge. On December 31, 2023 and 2022, our interest rate was 11.6% and 6.5%. Interest on our Yamaha line is calculated on the average daily balance +4%, with a minimum prime at 8.0%. On December 31, 2023 and 2022, our interest rate was 16.8% and 0%, respectively. On December 31, 2023 and 2022, the outstanding balance with Wells Fargo was $231,736 and $699,638, respectively. On December 31, 2023 and 2022, the outstanding balance with Yamaha Motor Finance was $210,674 and $0, respectively. The outstanding balances are included in account payable on the consolidated balance sheet.

11. Notes Payable – SBA EIDL Loan

On April 22, 2020, the Company received an SBA Economic Injury Disaster Loan (“EIDL”) in the amount of $499,900. The loan is in response to the COVID-19 pandemic. The loan is a 30-year loan with an interest rate of 3.75%, monthly payments of $2,437 to begin October 22, 2022, under the EIDL program, which is administered through the SBA. Under the guidelines of the EIDL, the maximum term is 30 years; however, terms are determined on a case-by-case basis based on each borrower’s ability to repay and carry an interest rate of 3.75%. The EIDL loan has an initial deferment period wherein no payments are due for thirty months from the date of disbursement. The EIDL loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The proceeds from this loan must be used solely as working capital to alleviate economic injury caused by the COVID-19 pandemic.

As part of the EIDL loan, the Company granted the SBA a continuing security interest in and to any and all collateral to secure payment and performance of all debts, liabilities and obligations of the Company to the SBA under the EIDL loan. The collateral includes substantially all tangible and intangible personal property of the Company.

A summary of the minimum maturities of term debt follows for the years set forth below.

Year Ending December 31,
2024	$—
2025	—
2026	—
2027	6,611
2028 and thereafter	493,289
Total	$499,900

12. Related Party Transactions

As discussed in note 6, the Company has leased its facilities from a company owned by its CEO.

During the years ended December 31, 2023 and 2022, respectively, we recorded $36,000 and $24,225 of professional fees, for consulting work for Twin Vee performed by Jim Leffew, the Chief Executive Officer of Forza. Additionally, during the years ended December 31, 2023 and 2022, respectively, Aqua Sport recorded expense of $50,000 and $0, for compensation for his work to start up the Tennessee facility.

During the years ended December 31, 2023 and 2022, the Company received a monthly fee of $6,800 and $5,000, respectively, to provide management services and facility utilization to Forza. This income for the Company, and expense for Forza, has been eliminated in the consolidated financial statements.

In August of 2022, Forza signed a six-month lease for a duplex on a property in Black Mountain, NC, to be used by its traveling employees during the construction of its new manufacturing facility, for $2,500 per month. After the initial term of the lease, it was extended on a month-to-month basis. In August of 2023, the president of Forza, James Leffew, purchased the property, and Forza executed a new lease agreement with Mr. Leffew on the same month-to-month terms. For the years ended December 31, 2023 and 2022, the lease expense was $20,000 and $10,036, respectively.

13. Commitments and Contingencies

Repurchase Obligations

Under certain conditions, the Company is obligated to repurchase new inventory repossessed from dealerships by financial institutions that provide credit to the Company’s dealers. The maximum obligation of the Company under such floor plan agreements totaled $10,510,252 or 76 units, and $10,693,000 or 67 units, as of December 31, 2023, and December 31, 2022, respectively. The Company incurred no impact from repurchase events during the years ended December 31, 2023 and December 31, 2022.

Short-term lease

In August of 2022, Forza signed a six-month lease for a duplex, to be used by its employees to minimize travel expense as it started construction on its new manufacturing facility, for $2,200 per month, on a property in Black Mountain, North Carolina. During the year ended December 31, 2023, the lease expense was $4,400.

Litigation

The Company is currently involved in various civil litigation in the normal course of business none of which is considered material.

14. Stockholders’ Equity

Twin Vee

Common Stock Issuance

On October 3, 2022, the Company issued and sold to ThinkEquity LLC, as the underwriter in a firm commitment underwritten public offering (the “Offering”) pursuant to the term of an underwriting agreement that the Company entered into with ThinkEquity LLC on September 28, 2022 (the “Underwriting Agreement”),an aggregate of 2,500,000 shares of the Company’s common stock, par value $0.001 per share, at a public offering price of $2.75 per share, for gross proceeds of $6,875,000, before deducting underwriting discounts, commissions and offering expenses. Pursuant to the Underwriting Agreement, the Company has also issued to the underwriter warrants to purchase up to 143,750 shares of Common Stock. The warrants will be exercisable at a per share exercise price of $3.4375.

Common Stock Warrants

As of December 31, 2023, the Company had outstanding 293,750 warrants. 150,000 warrants at a weighted-average exercise price of $7.50 per share that were issued to the representative of the underwriters on July 23, 2021, in connection with the Company’s initial public offering that closed on July 23, 2021 (the “IPO”). The representative’s warrants are exercisable at any time and from time to time, in whole or in part, and expire on July 20, 2026. 143,750 warrants at exercise price of $34,375 were issued in connection with the Offering. Warrants are exercisable at any time and from time to time, in whole or in part, during the four- and one-half year period commencing 180 days from the commencement of sales of the shares of common stock in this offering.

There was no warrant activity during the year ended December 31, 2023.

Equity Compensation Plan

The Company maintains an equity compensation plan (the “Plan”) under which it may award employees, directors and consultants’ incentive and non-qualified stock options, restricted stock, stock appreciation rights and other stock-based awards with terms established by the Compensation Committee of the Board of Directors which has been appointed by the Board of Directors to administer the Plan. The number of awards under the Plan automatically increased on January 1, 2022. As of December 31, 2023, there were shares remaining available for grant under this Plan.

Accounting for Stock-Based Compensation

Stock Compensation Expense

For the year ended December 31, 2023 and 2022, the Company recorded $1,902,749 and $1,448,751, respectively, of stock-based compensation expense, which is included in salaries and wages on the accompanying consolidated statement of operations.

Stock Options

Under the Company’s 2021 Stock Incentive Plan the Company has issued stock options. A stock option grant gives the holder the right, but not the obligation to purchase a certain number of shares at a predetermined price for a specific period of time. The Company typically issues options that vest pro rata on a monthly basis over various periods. Under the terms of the Plan, the contractual life of the option grants may not exceed ten years.

The Company utilizes the Black-Scholes model to determine fair value of stock option awards on the date of grant. The Company utilized the following assumptions for option grants during the year ended December 31, 2023 and 2022:

Year ended
December 31,
	2023	2022
Expected term	5 years	4.94 - 5 years
Expected average volatility	35.91 - 51%	49 - 55%
Expected dividend yield	—	—
Risk-free interest rate	1.50 –4.72%	0.72 - 1.00%

The expected volatility of the option is determined using historical volatilities based on historical stock price of comparable boat manufacturing companies. The Company estimated the expected life of the options granted based upon historical weighted average of comparable boat manufacturing companies. The risk-free interest rate is determined using the U.S. Department of the Treasury yield curve rates with a remaining term equal to the expected life of the option. The Company has never paid a dividend, and as such the dividend yield is 0.0%

	Options Outstanding		Weighted
	Number of	Weighted Average	Average Remaining life	Fair value
	Options	Exercise Price	(years)	of options

Outstanding, December 31, 2021	713,612	$5.13	9.54	$1,546,642
Granted	583,083	2.88	10.00	791,177
Exercised	—	—	—	—
Forfeited/canceled	(13,124)	(4.81)	(8.93)	(13,238)
Outstanding, December 31, 2022	1,283,571	$4.14	8.95	$2,324,581
Granted	75,000	1.35	10.00	39,960
Exercised	—	—		—
Forfeited/canceled	(87,555)	(3.65)		(151,394)
Outstanding, December 31, 2023	1,271,016	$3.99	8.04	$2,213,147

Exercisable options, December 31, 2023	870,444	$4.40	7.83

At December 31, 2023, 400,572 share of Twin Vee options are unvested and expected to vest over the next four years.

Restricted Stock Units

Under the Company’s 2021 Stock Incentive Plan the Company has issued restricted stock units (“RSUs”). RSUs are granted with a fair value equal to the closing market price of our common stock on the business day of the grant date. An award may vest completely at a point in time (cliff-vest) or in increments over time (graded-vest). Generally, RSUs vest over three years.

	Restricted Stock Units Outstanding		Weighted
	Number of	Weighted Average Grant – Date	Average Remaining life	Aggregate Intrinsic
	Units	Fair Value Price	(years)	Value

Outstanding, December 31, 2022	—	$—	—	$—
Granted	91,875	2.25	3.0	130,463
Exercised	—	—		—
Forfeited/canceled	(24,625)	(2.25)		(34,968)
Outstanding, December 31, 2023	67,250	$2.25	2.07	$95,495

Forza

Common Stock Warrants

As of December 31, 2023, Forza had outstanding warrants to purchase shares of common stock issuable at a weighted-average exercise price of $6.25 per share that were issued to the representative of the underwriters on August 16, 2022 in connection with the Company’s IPO. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, and expire on August 16, 2027. There was no warrant activity during the year ended December 31, 2023.

Equity Compensation Plan

The Company maintains an equity compensation plan (the “Plan”) under which it may award employees, directors and consultants’ incentive and non-qualified stock options, restricted stock, stock appreciation rights and other stock-based awards with terms established by the Compensation Committee of the Board of Directors which has been appointed by the Board of Directors to administer the plan. The number of awards under the Plan will automatically increase on January 1, 2023. As of December 31, 2023, there were shares remaining available for grant under this Plan. Stock based compensation expense is included in the consolidated statements of operations, under salaries and wages.

Accounting for Stock -Based Compensation

For the year ended December 31, 2023 and 2022, Forza recorded $1,345,270 and $458,346, respectively, of stock-based compensation expense, which is included in salaries and wages on the accompanying consolidated statement of operations.

Stock Options

Under Forza’s 2022 Stock Incentive Plan (the “Forza Plan”), Forza has issued stock options. A stock option grant gives the holder the right, but not the obligation to purchase a certain number of shares at a predetermined price for a specific period of time. Forza typically issues options that vest pro rata on a monthly basis over various periods. Under the terms of the Forza Plan, the contractual life of the option grants may not exceed ten years.

Forza utilizes the Black-Scholes model to determine fair value of stock option awards on the date of grant. Forza utilized the following assumptions for option grants during the year ended December 31, 2023:

	Year ended December 31, 2023	2022
Expected term	5 years	5 years
Expected average volatility	108 - 113%	110 - 113%
Expected dividend yield	—	—
Risk-free interest rate	2.98 –4.72%	2.98 – 3.62%

The expected volatility of the option is determined using historical volatilities based on historical stock price of comparable boat manufacturing companies. Forza estimated the expected life of the options granted based upon historical weighted average of comparable boat manufacturing companies. The risk-free interest rate is determined using the U.S. Department of the Treasury yield curve rates with a remaining term equal to the expected life of the option. Forza has never paid a dividend, and as such the dividend yield is 0.0%

	Options Outstanding		Weighted
	Number of	Weighted Average	Average Remaining life	Fair value of
	Options	Exercise Price	(years)	option

Outstanding, December 31, 2021	—	$—	—	$—
Granted	1,441,500	3.41	10.00	4,009,913
Exercised	—	—
Forfeited/canceled	—	—	—	—
Outstanding, December 31, 2022	1,441,500	$3.41	0.05	$4,009,913
Granted	518,000	0.70	9.76	287,835
Exercised	—	—
Forfeited/canceled	(69,583)	1.24	9.62	(40,248)
Outstanding, December 31, 2023	1,889,917	$2.75	9.36	$4,257,500

Exercisable options, December 31, 2023	611,250	$2.79	2.79

At December 31, 2023, Forza options are unvested and expected to vest over the next three years.

15. Customer and Supplier Concentration

Significant dealers and suppliers are those that account for greater than 10% of the Company’s revenues and purchases.

During the year ended December 31, 2023, one individual dealer had sales of over 10% of our total sales, and one customer represented 10% of total sales. During the year ended December 31, 2022, one individual customer had sales of over 10% of our total sales and one customer represented 12% of total sales.

During the year ended December 31, 2023, we purchased a substantial portion of materials from one third-party vendors. As of December 31, 2023, the amount due to the vendors was $396,828. During the year ended December 31, 2022, we purchased a substantial portion of materials from two third-party vendors. As of December 31, 2022, the amount due to the vendors was $845,042. The Company believe there are other suppliers that could be substituted should the supplier become unavailable or non-competitive.

16. Income Tax

Due to operating losses and the recognition of valuation allowances, the Company has no provision for current and deferred federal or state income taxes in 2022. In 2021, the Company reversed valuation allowances against previously reserved deferred tax assets, accordingly, there was no provision for current and deferred federal or state income taxes.

Deferred income taxes reflect the net tax effects of temporary and permanent differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows as of:

Twin Vee

	December 31,	December 31,
	2023	2022

Non-operating loss carryforward	$7,725,000	$4,976,000
Valuation allowance	(7,725,000)	(4,976,000)
Net deferred tax asset	$—	$—

Forza X1

	December 31,	December 31,
	2023	2022

Non-operating loss carryforward	$875,000	$532,000
Valuation allowance	(875,000)	(532,000)
Net deferred tax asset	$—	$—

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. During years ended December 31, 2023 and 2022, respectively the Twin Vee valuation allowance increased by approximately $2,749,000 and $1,176,000 and the Forza X1 valuation allowance increased by approximately S343,000 and $532,000. The Company has net operating and economic loss carry-forwards of approximately $8.6 million available to offset future federal and state taxable income.

A reconciliation between expected income taxes, computed at the federal income tax rate of 21% applied to the pretax accounting loss, and our blended state income tax rate of 2%, and the income tax net expense included in the consolidated statements of operations for the years ended December 31, 2023 and 2022 is as follows:

	December 31,	December 31,
	2023	2022
Tax at federal statutory rate	21.0%	21.0%
Tax at state rate net of federal benefit	2.0%	2.0%
Change in valuation allowance	(23.0)%	(23.0)%
Provision for taxes	0.0%	0.0%

The Company’s tax positions for 2020 to 2022 have been analyzed and concluded that no liability for unrecognized tax benefits should be recorded related to uncertain tax positions taken on returns filed for open tax years. Tax returns for the years 2020 to 2022, are subject to review by the tax authorities.

17. Net Loss Per Share

Basic net loss per share has been computed on the basis of the weighted average number of shares of common stock outstanding. Diluted net loss per share of common stock has been computed on the basis of the weighted average number of shares outstanding plus equivalent shares of common stock assuming exercise of stock options. Potential shares of common stock that have an anti-dilutive effect (i.e., those that share or decrease loss per share) are excluded from the calculation of diluted net loss per share of common stock.

Basic and diluted loss per common share have been computed based on the following as of years ending December 31, 2023 and 2022:

	December 31,	December 31,
	2023	2022

Numerator for basic and diluted net loss per share:
Net loss	$(7,192,176)	$(5,137,252)
Denominator:
For basic net loss per share - weighted average common shares outstanding	9,520,000	7,624,938
Effect of dilutive stock options	—	—
For diluted net loss per share - weighted average common shares outstanding	9,520,000	7,624,938
Net loss per share -Basic:
Net loss per share	$(0.76)	$(0.67)
Net loss per share - Diluted:
Net loss per share	$(0.76)	$(0.67)

For the years ended December 31, 2023 and 2022, all potentially dilutive securities were antidilutive.

18. Segment

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments.

The Company reported its financial performance based on the following segments: Gas-powered Boats, Franchise and Electric Boats.

The Company evaluates the performance of its reportable segments based on net sales and operating income. Net sales for business segments are generally based on the sale of boats and the sale of franchises. Income (loss) from operations for each segment includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segment. Operating income for each segment excludes other income and expense. The Company does not include intercompany transfers between segments for management reporting purposes.

The following table shows information by reportable segments for the three and year ended December 31, 2023 and 2022:

For the Year Ended December 31, 2023
			Electric Boat
	Gas-Powered Boats	Franchise	and Development	Total
Net sales	$33,388,794	$—	$37,118	$33,425,912
Cost of products sold	23,545,248	—	157,637	23,702,885
Operating expense	15,234,159	3,253	6,472,914	21,710,326
Loss from operations	(5,390,613)	(3,253)	(6,593,433)	(11,987,299)
Other income (expense)	1,559,742	(14,959)	660,320	2,205,103
Net loss	$(3,830,871)	$(18,212)	$(5,933,113)	$(9,782,196)

For the Year Ended December 31, 2022

			Electric Boat
	Gas-Powered Boats	Franchise	and Development	Total
Net sales	$31,988,756	$(1,032)	$—	$31,987,724
Cost of products sold	21,097,148	1,027	232,743	21,330,918
Operating expense	13,274,952	35,399	3,368,163	16,678,514
Loss from operations	(2,383,344)	(37,458)	(3,600,906)	(6,021,708)
Other income (expense)	239,177	(34,060)	23,177	228,294
Net loss	$(2,144,167)	$(71,518)	$(3,577,729)	$(5,793,414)

Property and equipment, net classified by business were as follows:

	December 31,	December 31,
	2023	2022
Gas-Powered Boats	$8,825,027	$4,694,607
Franchise	$—	$—
Electric-Boats	$3,468,961	$765,406

19. Subsequent Events

The Company has evaluated all event or transactions that occurred after December 31, 2023 through March 25, 2024, which is the date that the consolidated financial statements were available to be issued. During this period, there were no material subsequent events requiring recognition or disclosure, other than the ones described below.

On January 1, 2024, our 2021 Stock Incentive Plan automatically increased, and will continue to increase on January 1 of each calendar year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in a number of shares of common stock equal to 4.5% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year. For 2024, the maximum number of common stock shares that can be issued will be 4,284,000.

On March 4, 2024, Mrs. Carrie Gunnerson, the Company’s then Chief Financial Officer, provided the Company notice of her resignation as an executive officer of the Company and of Forza, effective May 31, 2024. Mrs. Gunnerson informed the Company that she was resigning to pursue another opportunity and that her resignation was not the result of any disagreement relating to the Company’s operations, policies or practices.

On March 6, 2024, Mr. James Leffew, Forza X1’s then Chief Executive Officer, provided the Company notice of his resignation as an executive officer of the Company, effective June 2, 2024. Mr. Leffew informed Forza X1 that he was resigning from the Company as an executive officer to pursue another opportunity and that his resignation was not the result of any disagreement relating to the Company’s operations, policies or practices.

TWIN VEE POWERCATS CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	December 31,
	2024	2023

Assets
Current Assets
Cash and cash equivalents	$13,927,460	$16,497,703
Restricted cash	210,876	257,530
Accounts receivable	115,793	80,160
Marketable securities - available for sale	995,208	4,462,942
Inventories, net	4,147,507	4,884,761
Prepaid expenses and other current assets	185,263	463,222
Total current assets	19,582,107	26,646,318

Property and equipment, net	13,506,672	12,293,988
Operating lease right of use asset	615,815	854,990
Security deposit	48,709	51,417
Total Assets	$33,753,304	$39,846,713

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$2,779,814	$2,399,026
Accrued liabilities	1,107,611	1,075,512
Contract liabilities - customer deposits	6,175	44,195
Finance lease liability - current portion	218,348	214,715
Operating lease right of use liability	448,611	482,897
Total current liabilities	4,560,560	4,216,345

Economic Injury Disaster Loan	499,900	499,900
Finance lease liability - noncurrent	2,535,033	2,644,123
Operating lease liability - noncurrent	218,560	436,730
Total Liabilities	7,814,052	7,797,098

Commitments and contingencies (Note 12)	—	—

Stockholders' equity:
Common stock: 50,000,000 authorized; $0.001 par value; 9,520,000 shares issued and outstanding at June 30, 2024 and December 31, 2023	9,520	9,520
Additional paid-in capital	38,592,684	37,848,657
Accumulated deficit	(18,978,912)	(14,346,984)
Equity attributed to stockholders of Twin Vee PowerCats Co, Inc.	19,623,292	23,511,193
Equity attributable to noncontrolling interests	6,315,960	8,538,422
Total stockholders’ equity	25,939,252	32,049,615

Total Liabilities and Stockholders' Equity	$33,753,304	$39,846,713

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TWIN VEE POWERCATS CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net sales	$4,326,821	$8,124,632	$9,603,164	$17,001,847
Cost of products sold	4,124,481	7,188,917	9,123,511	14,456,574
Gross profit	202,340	935,715	479,653	2,545,273

Operating expenses:
Selling, general and administrative	755,959	914,430	1,449,912	1,937,120
Salaries and wages	1,199,348	2,102,172	2,495,616	3,839,922
Professional fees	452,367	417,305	707,692	715,022
Impairment of property & equipment	1,674,000	—	1,674,000	—
Depreciation and amortization	434,958	284,562	860,239	502,838
Research and development	344,784	261,473	494,475	964,121
Total operating expenses	4,861,416	3,979,942	7,681,934	7,959,023

Loss from operations	(4,659,076)	(3,044,227)	(7,202,281)	(5,413,750)

Other income (expense):
Dividend income	182,941	252,889	396,671	487,399
Other (expense) income	(6,029)	8,654	32,962	7,103
Interest expense	(54,938)	(70,127)	(121,887)	(122,065)
Interest income	5,302	16,543	7,879	38,973
Unrealized gain (loss) on marketable securities	12,604	(4,957)	(2,944)	3,077
Realized gain on marketable securities	0	—	35,210	—
Employee Retention Credit income	—	937,482	—	1,267,055
Total other income	139,880	1,140,484	347,891	1,681,542

Loss before income tax	(4,519,196)	(1,903,743)	(6,854,390)	(3,732,208)
Income taxes provision	—	—	—	—
Net loss	(4,519,196)	(1,903,743)	(6,854,390)	(3,732,208)
Less: Net loss attributable to noncontrolling interests	(1,573,495)	(569,100)	(2,222,462)	(1,230,793)
Net loss attributed to stockholders of Twin Vee PowerCats Co, Inc.	$(2,945,701)	$(1,334,643)	$(4,631,928)	$(2,501,415)

Basic and dilutive loss per share of common stock	$(0.31)	$(0.14)	$(0.49)	$(0.26)
Weighted average number of shares of common stock outstanding	9,520,000	9,520,000	9,520,000	9,520,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TWIN VEE POWERCATS CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Unaudited)

	Common Stock		Paid-in	Accumulated	Noncontrolling
	Shares	Amount	Capital	Deficit	Interests	Total

For the three and six months ended June 30, 2023

Balance, December 31, 2022	9,520,000	$9,520	$35,581,022	$(7,154,808)	$4,585,155	$33,020,889

Stock-based compensation	—	—	482,964	—	—	482,964
Net loss	—	—	—	(1,166,772)	(661,693)	(1,828,465)
Balance, March 31, 2023	9,520,000	$9,520	$36,063,986	$(8,321,580)	$3,923,462	$31,675,388

Forza share issuance			364,886		6,564,666	6,929,552
Stock-based compensation	—	—	489,361	—	—	489,361
Subsidiary stock repurchase	—	—	—	—		—
Net loss	—	—	—	(1,334,643)	(569,100)	(1,903,743)
Balance, June 30, 2023	9,520,000	$9,520	$36,918,233	$(9,656,223)	$9,919,028	$37,190,558

For the three and six months ended June 30, 2024

Balance, December 31, 2023	9,520,000	$9,520	$37,848,657	$(14,346,984)	$8,538,422	$32,049,615

Stock-based compensation	—	—	426,283	—	—	426,283
Net loss	—	—	—	(1,686,227)	(648,967)	(2,335,194)
Balance, March 31, 2024	9,520,000	$9,520	$38,274,940	$(16,033,211)	$7,889,455	$30,140,704

Stock-based compensation	—	—	317,744	—	—	317,744
Net loss	—	—	—	(2,945,701)	(1,573,495)	(4,519,196)
Balance, June 30, 2024	9,520,000	$9,520	$38,592,684	$(18,978,912)	$6,315,960	$25,939,252

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

TWIN VEE POWERCATS CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,

	2024	2023
Cash Flows From Operating Activities
Net loss	$(6,854,390)	$(3,732,208)

Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	744,027	972,325
Depreciation and amortization	860,239	502,840
Impairment of property & equipment	1,674,000	—
Change of right-of-use asset	239,176	236,712
Net change in fair value of marketable securities	2,944	(3,077)
Change in inventory reserve	289,072	—
Changes in operating assets and liabilities:
Accounts receivable	(35,633)	(555,966)
Inventories	448,182	(1,568,148)
Prepaid expenses and other current assets	277,959	427,666
Accounts payable	380,789	399,720
Accrued liabilities	32,099	(48,279)
Operating lease liabilities	(252,456)	(238,717)
Contract liabilities	(38,020)	177,035
Net cash used in operating activities	(2,232,013)	(3,430,097)

Cash Flows From Investing Activities
Security deposit	2,706	(15,000)
Realized gain on sale of marketable securities, available for sale	(35,210)	—
Net sales of investment in trading marketable securities	3,500,000	983,198
Purchase of property and equipment	(3,715,351)	(1,623,867)
Net cash (used in) investing activities	(247,855)	(655,669)

Cash Flows From Financing Activities
Proceeds from Forza Issuance of common stock	—	6,996,015
Deferred offering costs	—	(66,463)
Finance lease payments	(137,029)	(7,666)
Net cash (used in) provided by financing activities	(137,029)	6,921,886

Net change in cash, cash equivalents and restricted cash	(2,616,897)	2,836,120
Cash, cash equivalents and restricted cash at beginning of the period	16,755,233	23,501,007
Cash, cash equivalents and restricted cash at end of the period	$14,138,336	$26,337,127

Supplemental Cash Flow Information
Cash paid for interest	$176,190	$110,395

Non Cash Investing and Financing Activities
Increase in the right-of-use asset and lease liability	$31,572	$2,899,238

Reconciliation to the Consolidated Balance Sheet
Cash and cash equivalents	$13,927,460	$26,079,597
Restricted cash	210,876	257,530
Total cash, cash equivalents and restricted cash	$14,138,336	$26,337,127

TWIN VEE POWERCATS CO.

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2024

1. Organization and Summary of Significant Accounting Policies

Organization

Twin Vee PowerCats Co. (“Twin Vee” or the “Company”) was incorporated as Twin Vee Catamarans, Inc., in the state of Florida, on December 1, 2009. On April 7, 2021, the Company filed a Certificate of Conversion to register and incorporate in the state of Delaware and changed the company name to Twin Vee PowerCats Co. The Certificate of Incorporation for Twin Vee PowerCats Co. was also filed on April 7, 2021.

On September 1, 2021, the Company formed Fix My Boat, Inc., (“Fix My Boat”), a wholly owned subsidiary. Fix My Boat will utilize a franchise model for marine mechanics across the country. Fix My Boat has been inactive for the majority of 2023 and the six months ended June 30, 2024. On July 23, 2024, Fix My Boat, Inc. was merged into Twin Vee PowerCats Co.

Forza X1, Inc. was initially incorporated as Electra Power Sports, Inc. on October 15, 2021, and subsequently changed the name to Forza X1, Inc. (“Forza X1” or “Forza”) on October 29, 2021. Prior to Forza’s incorporation on October 15, 2021, the electric boat business was operated as the Company’s Electra Power Sports™ Division. Following the Company’s initial public offering that closed on July 23, 2021 (the “IPO”), it determined in October 2021 that for several reasons, it would market the Company’s new independent line of electric boats under a new brand name (and new subsidiary).

In an effort to retain cash and reduce expenditures and as a result of current market conditions, on July 11, 2024, Forza’s Board of Directors determined to discontinue and wind down the business related to the development and sale of electric boats utilizing its proprietary outboard electric motor. Forza explored strategic alternatives, including a potential merger with Twin Vee PowerCats Co. As part of this decision, Forza obtained an appraisal of its partially constructed facility in Monroe, NC and evaluated the carrying costs of its assets, primarily its inventory and fixed assets. Based on this analysis, Forza recorded an impairment charge of $1,674,000 against the carrying cost of its partially constructed building at June 30, 2024. Forza has evaluated any material liabilities resulting from this action and has determined that there are no additional material liabilities to be recorded as of June 30, 2024.

On April 20, 2023, the Company formed AquaSport Co., a wholly owned subsidiary in the state of Florida in connection with the Company’s plan to lease the assets of former AQUASPORT™ boat brand and manufacturing facility in White Bluff, Tennessee. On July 30, 2024, AquaSport Co. was merged into Twin Vee PowerCats Co.

Merger

On December 5, 2022, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 8, 2022 (the “Merger Agreement”), by and between Twin Vee PowerCats Co. and Twin Vee PowerCats, Inc., a Florida corporation (“TVPC”), TVPC was merged with and into the Company (the “Merger”).

As TVPC did not meet the definition of a business under ASC 805, the merger was not accounted for as a business combination. The Merger was accounted for as a recapitalization of Twin Vee PowerCats, Co., effected through the exchange of TVPC shares for Twin Vee PowerCats, Co. shares, and the cancellation of Twin Vee PowerCats, Co. shares held by TVPC. Upon the effective date of the Merger, December 5, 2022, the Company accounted for the Merger by assuming TVPC’s net liabilities. Twin Vee PowerCats, Co.’s financial statements reflect the operations of TVPC. prospectively and were not restated retroactively to reflect the historical financial position or results of operations of TVPC.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Twin Vee, its wholly owned subsidiaries as of June 30, 2024, AquaSport Co., and Fix My Boat, Inc., and its publicly traded subsidiary, Forza X1, Inc. (“Forza X1” or “Forza”), collectively referred to as the “Company”. The Company’s net loss excludes losses attributable to noncontrolling interests. The Company reports noncontrolling interests in consolidated entities as a component of equity separate from the Company’s equity. All inter-company balances and transactions are eliminated in consolidation.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial statements and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements.

In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of June 30, 2024 and the results of operations and cash flows for the periods presented. The results of operations for the six months ended June 30, 2024 are not necessarily indicative of the operating results for the full fiscal year or any future period. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and related notes thereto for the year ended December 31, 2023, which are included in the Company’s Annual Report on Form 10-K filed with the SEC on March 27, 2024.

During the first quarter of 2024, the Company changed the classification of production labor and related benefit costs to be included as a component of cost of sales rather than operating expenses. The Company has adjusted the income statement for the three and six months ended June 30, 2023 to be consistent with the accounting treatment in 2024. This resulted in an increase in cost of products sold of $2,937,019 and $1,324,747 and a corresponding decrease in operating expenses for the six and three months ended June 30, 2023, respectively.

Revenue Recognition

The Company’s revenue is derived primarily from the sale of boats, motors and trailers to its independent dealers. The Company recognizes revenue when obligations under the terms of a contract are satisfied and control over promised goods is transferred to the dealer. For the majority of sales, this occurs when the product is released to the carrier responsible for transporting it to a dealer. The Company typically receives payment within five business days of shipment. Revenue is measured as the amount of consideration it expects to receive in exchange for a product. The Company offers dealer incentives that include wholesale rebates, retail rebates and promotions, floor plan reimbursement or cash discounts, and other allowances that are recorded as reductions of revenues in net sales in the statements of operations. The consideration recognized represents the amount specified in a contract with a customer, net of estimated incentives the Company reasonably expects to pay. The estimated liability and reduction in revenue for dealer incentives is recorded at the time of sale. Subsequent adjustments to incentive estimates are possible because actual results may differ from these estimates if conditions dictate the need to enhance or reduce sales promotion and incentive programs or if dealer achievement or other items vary from historical trends. Accrued dealer incentives are included in accrued liabilities in the accompanying condensed consolidated balance sheets.

Payment received for the future sale of a boat to a customer is recognized as a customer deposit. Customer deposits are recognized as revenue when control over promised goods is transferred to the customer. At June 30, 2024 and December 31, 2023, the Company had customer deposits of $6,175 and $44,195, respectively, which is recorded as contract liabilities on the condensed consolidated balance sheets. These deposits are expected to be recognized as revenue within a one-year period.

Rebates and Discounts

Dealers earn wholesale rebates based on purchase volume commitments and achievement of certain performance metrics. The Company estimates the amount of wholesale rebates based on historical achievement, forecasted volume, and assumptions regarding dealer behavior. Rebates that apply to boats already in dealer inventory are referred to as retail rebates. The Company estimates the amount of retail rebates based on historical data for specific boat models adjusted for forecasted sales volume, product mix, dealer and consumer behavior, and assumptions concerning market conditions. The Company also utilizes various programs whereby it offers cash discounts or agrees to reimburse its dealers for certain floor plan interest costs incurred by dealers for limited periods of time, generally ranging up to nine months. These floor plan interest costs are treated as a reduction in the revenue recognized on the sale at an amount estimated at the time of sale.

Other Revenue Recognition Matters

Dealers generally have no right to return unsold boats. Occasionally, the Company may accept returns in limited circumstances and at the Company’s discretion under its warranty policy. The Company may be obligated, in the event of default by a dealer, to accept returns of unsold boats under its repurchase commitment to floor financing providers, who are able to obtain such boats through foreclosure. The repurchase commitment is on an individual unit basis with a term from the date it is financed by the lending institution through the payment date by the dealer, generally not exceeding 30 months.

The Company has excluded sales and other taxes assessed by a governmental authority in connection with revenue-producing activities from the determination of the transaction price for all contracts. The Company has not adjusted net sales for the effects of a significant financing component because the period between the transfer of the promised goods and the customer’s payment is expected to be one year or less.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

Concentrations of Credit and Business Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of trade receivables. Credit risk on trade receivables is mitigated as a result of the Company’s use of trade letters of credit, dealer floor plan financing arrangements, and the geographically diversified nature of the Company’s customer base. The Company minimizes the concentration of credit risk associated with its cash by maintaining its cash with high quality federally insured financial institutions. However, cash balances in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limit of $250,000 are at risk. As of June 30, 2024 and December 31, 2023, the Company had $12,837,154 and $15,868,574, respectively, in excess of FDIC insured limits.

Cash, Cash Equivalents and Restricted Cash

Cash, cash equivalents and restricted cash include all highly liquid investments with original maturities of six months or less at the time of purchase. On June 30, 2024 and December 31, 2023, the Company had cash, cash equivalents and restricted cash of $14,138,337 and $16,755,233, respectively. Included within restricted cash on the Company’s condensed consolidated balance sheets at June 30, 2024 and December 31, 2023 was cash deposited as collateral for irrevocable letters of credit of $210,876 and $257,530, respectively.

Marketable Securities

The Company’s investments in debt securities are carried at either amortized cost or fair value. Investments in debt securities that the Company has the positive intent and ability to hold to maturity are carried at amortized cost and classified as held-to-maturity. Investments in debt securities that are not classified as held-to-maturity are carried at fair value and classified as either trading or available-for-sale. Realized and unrealized gains and losses on trading debt securities as well as realized gains and losses on available-for-sale debt securities are included in net income.

Fair Value of Financial Instruments

The Company follows accounting guidelines on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants as the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

●	Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical instruments.

●	Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the marketplace.

●	Level 3: Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires a significant judgment or estimation.

Financial instruments measured as fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires it to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed, or initial amounts recorded may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

The carrying amounts of cash equivalents approximate their fair value due to their liquid or short-term nature, such as accounts receivable and payable, and other financial instruments in current assets or current liabilities.

Accounts Receivable

The Company’s Accounts Receivable is derived from third party financing arrangements that its dealers utilize to finance the purchase of its boats. This “floorplan financing” is collateralized by the finished boat, and cash payment is received within 3-5 days of the finance company’s approval of the dealer’s purchase. At the end of a reporting period, some payment(s) may not yet have been received from the financing company, which creates a temporary account receivable that will be satisfied in just a few days. As such, the Company’s Accounts Receivable at any point in time are 100% collectable, and no valuation adjustment is necessary. Therefore, there is no allowance for credit losses on the Company’s balance sheet.

Inventories

Inventories are valued at the lower of cost and net realizable value, with cost determined using the average cost method on a first-in first -out basis. Net realizable value is defined as sales price, less cost of completion, disposable and transportation and a normal profit margin. Production costs, consisting of labor and overhead, are applied to ending finished goods inventories at a rate based on estimated production capacity. Excess production costs are charged to cost of products sold. Provisions have been made to reduce excess or obsolete inventories to their net realizable value. Provisions for excess and obsolete inventories at June 30, 2024 and December 31, 2023 were $708,688 and $419,616, respectively.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation and amortization, using the straight-line method over the assets’ useful life. Leasehold improvements are amortized over the shorter of the assets’ useful life or the lease term. The estimated useful lives of property and equipment range from three to five years. Upon sale or retirement, the cost and related accumulated depreciation is eliminated from their respective accounts, and the resulting gain or loss is included in results of operations. Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

Impairment of Long-Lived Assets

Management assesses the recoverability of its long-lived assets when indicators of impairment are present. If such indicators are present, recoverability of these assets is determined by comparing the undiscounted net cash flows estimated to result from those assets over the remaining life to the assets’ net carrying amounts. If the estimated undiscounted net cash flows are less than the net carrying amount, the assets would be adjusted to their fair value, based on appraisal or the present value of the undiscounted net cash flows. An impairment charge of $1,674,000 was recorded against the Forza building under construction in the second quarter of 2024 based on a recent third-party appraisal.

Advertising

Advertising and marketing costs are expensed as incurred, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. During the six months ended June 30, 2024 and 2023, advertising costs incurred by the Company totaled $127,580 and $241,702, respectively.

Research and Development

The Company expenses research and development costs relating to new product development as incurred. For the six months ended June 30, 2024 and 2023, research and development costs amounted to $494,475 and $964,121, respectively.

Shipping and Handling Costs

Shipping and handling costs include those costs incurred to transport product to customers and internal handling costs, which relate to activities to prepare goods for shipment. The Company has elected to account for shipping and handling costs associated with outbound freight after control over a product has been transferred to a customer as a fulfillment cost. The Company includes shipping and handling costs, including cost billed to customers, in cost of sales in the statements of operations. All manufactured boats are free on board (FOB) from the Fort Pierce manufacturing plant. Dealers are required to either pick up the boats themselves or contract with a transporter. For the six months ended June 30, 2024 and 2023, shipping and handling costs amounted to $204,778 and $395,767, respectively.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company calculates the associated lease liability and corresponding ROU asset upon lease commencement using a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The operating lease ROU asset also includes any lease payments made and is reduced by lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expenses for lease payments is recognized on a straight-line basis over the lease term.

Supplier Concentrations

The Company is dependent on the ability of its suppliers to provide products on a timely basis and on favorable pricing terms. The loss of certain principal suppliers or a significant reduction in product availability from principal suppliers could have a material adverse effect on the Company. Business risk insurance is in place to mitigate the business risk associated with sole suppliers for sudden disruptions such as those caused by natural disasters.

The Company is dependent on third-party equipment manufacturers, distributors, and dealers for certain parts and materials utilized in the manufacturing process. During the six months ended June 30, 2024, the Company purchased all engines and certain composite materials for its boats under supplier agreements with five vendors. Total purchases from these vendors were $3,289,093. During the six months ended June 30, 2023, the Company purchased all engines from two vendors for its boats under supplier agreements. Total purchases from these vendors were $3,562,550.

Employee Retention Credit

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law providing numerous tax provisions and other stimulus measures, including an employee retention credit (“ERC”), which is a refundable tax credit against certain employment taxes. The Taxpayer Certainty and Disaster Tax Relief Act of 2020 and the American Rescue Plan Act of 2021 extended and expanded the availability of the ERC.

Accounting Standards Codification 105, “Generally Accepted Accounting Principles,” describes the decision-making framework when no guidance exists in US GAAP for a particular transaction. Specifically, ASC 105-10-05-2 instructs companies to look for guidance for a similar transaction within US GAAP and apply that guidance by analogy. As such, forms of government assistance, such as the ERC, provided to business entities would not be within the scope of ASC 958, but it may be applied by analogy under ASC 105-10-05-2. The Company accounted for the Employee Retention Credit as a government grant in accordance with Accounting Standards Update 2013-06, Not-for-Profit Entities (Topic 958) (“ASU 2013-06”) by analogy under ASC 105-10-05-2. Under this standard, government grants are recognized when the conditions on which they depend are substantially met. For the three months ended June 30, 2024 and 2023, the Company recognized income related to the employee retention credit of $0 and $937,482, respectively. For the six months ended June 30, 2024 and 2023, the Company recognized income related to the employee retention credit of $0 and $1,267,055, respectively.

Stock-Based Compensation

The Company recognizes stock-based compensation costs for its restricted stock measured at the fair value of each award at the time of grant, as an expense over the period during which an employee is required to provide service. Compensation cost is recognized over the service period for the fair value of awards that vest.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating losses. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is entirely dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

The Company files income tax returns in the U.S. federal jurisdiction and various states.

Recently Adopted Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 aims to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. ASU 2023-07 requires disclosures of significant expenses that are regularly provided to the chief operating decision maker and included within each reported segment measure of segment profit or loss. The update also required disclosure regarding the chief operating decision maker and expands interim segment disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. We are currently evaluating the impact ASU-2023-07 on our consolidated financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

2. Marketable securities

	As of June 30, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Marketable Securities
Corporate Bonds	$1,002,050	$12,697	$(19,539)	$995,208
Total Marketable Securities	$1,002,050	$12,697	$(19,539)	$995,208

	As of 12/31/2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Marketable Securities
Corporate Bonds	$4,473,033	$50,878	$(60,969)	$4,462,942
Total Marketable Securities	$4,473,033	$50,878	$(60,969)	$4,462,942

Assets and liabilities measured at fair value on a recurring basis based on Level 1 and Level 2 fair value measurement criteria as of June 30, 2024 and December 31, 2023 are as follows:

	Fair Value Measurements Using
	Balance as of June 30, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Nonobservable (Level 3)
Marketable securities:

Corporate Bonds	$995,208	$—	$995,208	$—

Total marketable securities	$995,208	$—	$995,208	$—

	Fair Value Measurements Using
	Balance as of December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Non-observable Inputs (Level 3)
Marketable securities:
Corporate Bonds	$4,462,942	$—	$4,462,942	$—
	—	—	—	—
Total marketable securities	$4,462,942	$—	$4,462,942	$—

The Company’s investments in corporate bonds, commercial paper and certificates of deposits are measured based on quotes from market makers for similar items in active markets.

3. Inventories

 At June 30, 2024 and December 31, 2023, inventories consisted of the following:

	June 30,	December 31,
	2024	2023
Raw Materials	$4,535,681	$5,001,512
Work in Process	235,336	96,721
Finished Product	85,178	206,144
Total Inventory	$4,856,195	$5,304,377
Reserve for Excess and Obsolete	(708,688)	(419,616)
Net inventory	$4,147,507	$4,884,761

4. Property and Equipment

At June 30, 2024 and December 31, 2023, property and equipment consisted of the following:

	June 30,	December 31,
	2024	2023
Machinery and equipment	$2,770,086	$2,692,473
Furniture and fixtures	40,299	40,299
Land	1,119,758	1,119,758
Leasehold improvements	1,228,860	1,228,860
Software and website development	300,935	300,935
Computer hardware and software	169,854	159,342
Boat molds	6,549,817	5,871,373
Vehicles	143,360	143,360
Electric prototypes and tooling	142,526	142,526
Assets under construction	4,272,131	2,977,894
	16,737,626	14,676,820
Less accumulated depreciation and amortization	(3,230,954)	(2,382,832)
	$13,506,672	$12,293,988

Depreciation and amortization expense of property and equipment for the three months ended June 30, 2024 and 2023 were $434,958 and $284,562, respectively. Depreciation and amortization expense of property and equipment for the six months ended June 30, 2024 and 2023 were $860,239 and $502,838, respectively.

5. Leases – Related Party

Operating right of use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating right of use assets represent the Company’s right to use an underlying asset and is based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, the Company estimates incremental secured borrowing rates corresponding to the maturities of the leases. The Company used the U.S. Treasury rate of 0.36% at June 30, 2024 and December 31, 2023.

The Company’s office lease contains rent escalations over the lease term. The Company recognizes expense for this office lease on a straight-line basis over the lease term. Additionally, tenant incentives used to fund leasehold improvements are recognized when earned and reduce the Company’s right-of-use asset related to the lease. These are amortized through the right-of-use asset as reductions of expense over the lease term.

The Company leases its office and warehouse facilities, and the land which are located at 3101 S US-1, Fort Pierce, Florida (the “Property”) from Visconti Holdings, LLC. Visconti Holdings, LLC is a single member LLC that holds the ownership of the property, and its sole member is Joseph C. Visconti, the CEO of the Company. The Company entered into the lease on January 1, 2020, and as amended January 1, 2021, the lease has a term of five years. The current base rent payment is $30,000 per month including property taxes and the lease required a $25,000 security deposit. The base rent will increase five percent (5%) on the anniversary of each annual term.

At June 30, 2024 and December 31, 2023, supplemental balance sheet information related to the lease was as follows:

	June 30,	December 31,
	2024	2023
Operating lease ROU asset	$585,451	$779,843

	June 30,	December 31,
	2024	2023
Operating lease liabilities:
Current portion	$425,538	$414,363
Non-current portion	218,560	436,730
Total	$644,098	$851,095

At June 30, 2024, future minimum lease payments under the non-cancelable operating lease is as follows:

Year Ending December 31,
2024 (excluding the six months ended June 30, 2024)	208,373
2025	437,582
Total lease payments	645,955
Less imputed interest	(1,857)
Total	$644,098

The following summarizes other supplemental information about the Company’s operating lease:

June 30,
2024
Weighted average discount rate	0.36%
Weighted average remaining lease term (years)	1.42

6. Leases

Operating right of use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating right of use assets represent the Company’s right to use an underlying asset and is based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, the Company estimates incremental secured borrowing rates corresponding to the maturities of the leases. The Company used the U.S. Treasury rate of 4% at December 31, 2022.

The Company leases a warehouse facility, and land which are located at 150 Commerce Street, Old Fort, North Carolina (the “Property”) from NC Limited Liability Company. The Company entered into the lease on October 7, 2022, the lease has a term of two years. The current base rent payment is $7,517 per month including property taxes, insurance, and common area maintenance. The lease required a $7,517 security deposit. The base rent increased three percent (3%) on October 15, 2023.

At June 30, 2024 and December 31, 2023, supplemental balance sheet information related to leases were as follows:

	June 30,	December 31,
	2024	2023
Operating lease ROU asset	$30,364	$75,147

	June 30,	December 31,
	2024	2023
Operating lease liabilities:
Current portion	$23,073	$68,532
Non-current portion	—	—
Total	$23,073	$68,532

At June 30, 2024, future minimum lease payments under the non-cancelable operating leases are as follows:

2024 (excluding the six months ended June 30, 2024)	$23,226
Total lease payment	$23,226
Less imputed interest	(153)
Total	$23,073

The following summarizes other supplemental information about the Company’s operating lease:

June 30,
2024
Weighted average discount rate	4%
Weighted average remaining lease term (years)	0.29

7. Finance Leases

Vehicle and Equipment Lease

The Company has finance leases for a vehicle, two forklifts, and a copy machine. The Company entered into the vehicle lease in February of 2023, with an asset value of $48,826, which is recorded in net property and equipment on the balance sheet, it is a 60-month lease at a 3% interest rate. The Company entered into the first forklift lease in January of 2023, with an asset value of $43,579, which is recorded in net property and equipment on the balance sheet. It is a 60-month lease at a 7.5% interest rate. The Company entered into the second forklift lease in July of 2023, with an asset value of $35,508, which is recorded in net property and equipment on the balance sheet. It is a 60-month lease at a 5.0% interest rate. The Company entered into the copier lease in July of 2023, with an asset value of $14,245, which is recorded in net property and equipment on the balance sheet. It is a 60-month lease at a 7.0% interest rate.

AquaSport lease

On April 20, 2023 Twin Vee incorporated AquaSport Co., a wholly owned subsidiary, in the state of Florida in connection with its plan to lease the AQUASPORT™ boat brand and manufacturing facility in White Bluff, Tennessee. On May 5, 2023, Twin Vee and AquaSport Co. entered into an agreement (the “Agreement”) with Ebbtide Corporation (“Ebbtide”) providing AquaSport Co. with the right to acquire assets, AQUASPORT™ boat brand, trademarks, 150,000-square-foot manufacturing facility situated on 18.5 acres in White Bluff Tennessee, related tooling, molds, and equipment to build five Aquasport models ranging in size from 21 to 25-foot boats (the “AquaSport Assets”).

Under the Agreement, the Company has the right to purchase the AquaSport Assets from Ebbtide for $3,100,000 during the five-year term of the Agreement (or extension period), less credit for a $300,000 security deposit paid by the Company and $16,000 a month for any rent paid under the Agreement by AquaSport Co. to Ebbtide. AquaSport Co. will lease the AquaSport Assets from Ebbtide under the Agreement at a monthly rent of $22,000 with the option to acquire the AquaSport Assets. The lease is for a term of five years, commencing June 1, 2023 at a 2.93% interest rate, with one option to renew the lease for an additional five years. In the event AquaSport Co. commits three payment Events of Default (as defined in the Agreement) within any consecutive two-year period or commits any other material Event of Default that is not cured timely and remains uncured, Ebbtide may terminate AquaSport Co.’s rights under the Agreement to acquire the AquaSport Assets. In addition, Ebbtide has the right to terminate the Agreement if an Event of Default occurs. AquaSport Co.’s obligations under the Agreement have been guaranteed by the Company.

Finance leases for AquaSport Co. are recorded in property and equipment, net on the balance sheet.

	June 30,	December 31,
	2024	2023
Land	$1,000,000	$1,000,000
Building	100,000	100,000
Equipment	2,000,000	2,000,000

At June 30, 2024 and December 31, 2023, supplemental balance sheet information related to finance leases were as follows:

	June 30,	December 31,
	2024	2023
Finance lease liabilities:
Current portion	$218,348	$214,715
Non-current portion	2,535,033	2,644,123
Total	$2,753,381	$2,858,838

At June 30, 2024, future minimum lease payments under the non-cancelable finance leases are as follows:

Year Ending December 31,
2024 (excluding the six months ended June 30, 2024)	$149,186
2025	298,248
2026	296,030
2027	292,928
2028	2,023,534
Total lease payment	3,059,926
Less imputed interest	(306,545)
Total	$2,753,381

The following summarizes other supplemental information about the Company’s finance lease:

June 30,
2024
Weighted average discount rate	3.02%
Weighted average remaining lease term (years)	3.90

8. Accrued Liabilities

At June 30, 2024 and December 31, 2023, accrued liabilities consisted of the following:

	June 30,	December 31,
	2024	2023
Accrued wages and benefits	$216,845	$343,511
Accrued interest	152,810	33,245
Accrued bonus	209,467	—
Accrued professional fees	46,667	—
Accrued operating expense	236,699	115,037
Accrued construction expense	—	390,825
Warranty reserve	245,123	192,894
Total accrued liabilities	$1,107,611	$1,075,512

 9. Short-term Debt

On June 30, 2024 and December 30, 2023, the Company had a line of credit with Wells Fargo and Yamaha Motor Finance for $1,250,000 and $1,250,000, respectively. On June 30, 2024 and December 31, 2023 the outstanding balance with Wells Fargo was $386,517 and $231,736, respectively. At June 30, 2024 and December 30, 2023, the outstanding balance with Yamaha Motor Finance was $304,620 and $210,674, respectively. The outstanding balances are included in account payable on the consolidated balance sheet.

10. Notes Payable – SBA EIDL Loan

On April 22, 2020, the Company received an SBA Economic Injury Disaster Loan (“EIDL”) in the amount of $499,900. The loan is in response to the COVID-19 pandemic. The loan is a 30-year loan with an interest rate of 3.75%, interest only monthly payments of $2,437 to begin October 22, 2022, under the EIDL program, which is administered through the SBA. Under the guidelines of the EIDL, the maximum term is 30 years; however, terms are determined on a case-by-case basis based on each borrower’s ability to repay and carry an interest rate of 3.75%. The EIDL loan has an initial deferment period wherein no payments are due for thirty months from the date of disbursement. The EIDL loan may be prepaid by the Company at any time prior to maturity with no prepayment penalties. The proceeds from this loan must be used solely as working capital to alleviate economic injury caused by the COVID-19 pandemic.

As part of the EIDL loan, the Company granted the SBA a continuing security interest in and to any and all collateral to secure payment and performance of all debts, liabilities and obligations of the Company to the SBA under the EIDL loan. The collateral includes substantially all tangible and intangible personal property of the Company.

A summary of the minimum maturities of term debt follows for the years set forth below.

Year ended December 31,

2024	—
2025	—
2026	—
2027	6,611
2028 and thereafter	493,289
Total	$499,900

11. Related Party Transactions

As discussed in Note 5, the Company has leased its Fort Pierce, Florida facilities from a company owned by its CEO.

During the six months ended June 30, 2024 and 2023, the Company received a monthly fee of $46,670 and $6,800, respectively, to provide management services and facility utilization to Forza. This income for the Company, and expense for Forza, has been eliminated in the condensed consolidated financial statements.

In August of 2022, Forza signed a six-month lease for a duplex on a property in Black Mountain, NC, to be used by its traveling employees during the construction of its new manufacturing facility, for $2,500 per month. After the initial term of the lease, it was extended on a month-to-month basis. In August of 2023, the then president of Forza, James Leffew, purchased the property, and Forza executed a new lease agreement with Mr. Leffew on the same month-to-month terms. For the six months ended June 30, 2024 and 2023, the lease expense was $7,500 and $15,000, respectively.

12. Commitments and Contingencies

Repurchase Obligations

Under certain conditions, the Company is obligated to repurchase new inventory repossessed from dealerships by financial institutions that provide credit to the Company’s dealers. The maximum obligation of the Company under such floor plan agreements totaled $12,100,237 or 69 units, and $10,510,252 or 76 units, as of June 30, 2024 and December 31, 2023, respectively. The Company incurred no impact from repurchase events during the six months ended June 30, 2024 and year ended December 31, 2023.

Litigation

The Company is currently involved in various civil litigation in the normal course of business none of which is considered material.

Irrevocable line of credit

As of June 30, 2024, the Company had $210,876 of restricted cash included in cash, cash equivalents and restricted cash. This amount represents a deposit to secure an irrevocable letter of credit for a supplier contract with Yamaha. These deposits are held in an interest-bearing account. As of December 31, 2023, the Company had $257,530 of restricted cash.

13. Stockholders’ Equity

Twin Vee

Common Stock Warrants

As of June 30, 2024, the Company had outstanding warrants to purchase 150,000 shares of common stock issuable at a weighted-average exercise price of $7.50 per share that were issued to the representative of the underwriters on July 23, 2021 in connection with the Company’s initial public offering that closed on July 23, 2021 (the “IPO”). The representative’s warrants are exercisable at any time and from time to time, in whole or in part, and expire on July 20, 2026. On October 3, 2022, pursuant to the terms of an underwriting agreement entered into on September 28, 2022 with ThinkEquity LLC, the Company issued to the underwriter warrants to purchase up to 143,750 shares of common stock. The warrants are exercisable at a per share price of $3.4375. There was no warrant activity during the six months ended June 30, 2024.

Equity Compensation Plan

The Company maintains an equity compensation plan (the “Plan”) under which it may award employees, directors and consultants’ incentive and non-qualified stock options, restricted stock units, stock appreciation rights and other stock-based awards with terms established by the Compensation Committee of the Board of Directors which has been appointed by the Board of Directors to administer the Plan. The number of awards under the Plan automatically increased on January 1, 2024. As of June 30, 2024, there were 411,383 shares remaining available for grant under this Plan.

Accounting for Stock -Based Compensation

Stock Compensation Expense

For the three months ended June 30, 2024 and 2023, the Company recorded $133,928 and $148,198, respectively, of stock-based compensation expense. For the six months ended June 30, 2024 and 2023, the Company recorded $267,070 and $289,255, respectively, of stock-based compensation expense. Stock-based compensation expense is included in salaries and wages on the accompanying condensed consolidated statement of operations.

Stock Options

Under the Company’s 2021 Stock Incentive Plan the Company has issued stock options. A stock option grant gives the holder the right, but not the obligation, to purchase a certain number of shares at a predetermined price for a specific period of time. The Company typically issues options that vest pro rata on a monthly basis over various periods. Under the terms of the Plan, the contractual life of the option grants may not exceed ten years.

The Company utilizes the Black-Scholes model to determine fair value of stock option awards on the date of grant. The Company utilized the following assumptions for option grants during the six months ended June 30, 2024 and 2023:

	Six months ended
	June 30,
	2024	2023
Expected term	5.78 years	4.94 - 5 years
Expected average volatility	83.3%	49 - 50%
Expected dividend yield	—	—
Risk-free interest rate	4.3%	1.50 – 2.96%

The expected volatility of the option is determined using historical volatilities based on historical stock price of comparable boat manufacturing companies. The Company estimated the expected life of the options granted based upon historical weighted average of comparable boat manufacturing companies. The risk-free interest rate is determined using the U.S. Department of the Treasury yield curve rates with a remaining term equal to the expected life of the option. The Company has never paid a dividend, and as such the dividend yield is 0.0%

	Options Outstanding		Weighted Average
	Number of Options	Weighted Average Exercise Price	Remaining life (years)	Grant Date Fair value of option

Outstanding, December 31, 2023	1,271,016	$3.99	8.04	2,213,147
Granted	700,000	0.64	—	99,898
Exercised	—	—	—	—
Expired	(263,897)	(3.91)	—	(458,074)
Forfeited/canceled	(112,263)	(2.92)	—	(140,048)
Outstanding, June 30, 2024	1,594,856	$2.60	8.26	1,714,923

Exercisable options, June 30, 2024	740,520	$4.51	6.67

At June 30, 2024, 854,336 Twin Vee options are unvested and expected to vest over the next four years.

Restricted Stock Units

Under the Company’s 2021 Stock Incentive Plan the Company has issued restricted stock units (“RSUs”). RSUs are granted with fair value equal to the closing market price of the Company’s common stock on the business day of the grant date. An award may vest completely at a point in time (cliff-vest) or in increments over time (graded-vest). Generally, RSUs vest over three years.

	Restricted Stock Units Outstanding		Weighted
	Number of	Weighted Average Grant – Date	Average Remaining life	Aggregate Intrinsic
	Units	Fair Value Price	(years)	Value

Outstanding, December 31, 2023	67,250	$2.25	2.07	$36,651
Granted	87,300	0.84	—	47,579
Exercised	—	—	—	—
Forfeited/canceled	(23,337)	(1.60)		(12,719)
Outstanding, June 30. 2024	131,213	$1.43	2.33	$71,511

 Forza

Common Stock Warrants

Forza had outstanding warrants to purchase 172,500 shares of common stock issuable at a weighted-average exercise price of $6.25 per share that were issued to the representative of the underwriters on August 16, 2022 in connection with Forza’s IPO. Forza also had outstanding warrants to purchase 306,705 shares of common stock issuable at a weighted-average exercise price of $1.88 per share that were issued to the representative of the underwriters on June 14, 2023 in connection with Forza’s secondary offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, and expire on August 16, 2027 and June 16, 2028, respectively. There was no warrant activity during the six months ended June 30, 2024.

 Equity Compensation Plan

Forza maintains an equity compensation plan under which it may award employees, directors and consultants’ incentive and non-qualified stock options, restricted stock, stock appreciation rights and other stock-based awards with terms established by the Compensation Committee of the Forza Board of Directors which has been appointed by the Forza Board of Directors to administer the Forza 2022 Stock Incentive Plan (the “Forza Plan”). The number of awards under the Plan automatically increased on January 1, 2024 and will automatically increase on January 1, 2025. As of June 30, 2024, there were 1,448,714 shares remaining available for grant under this Plan. Stock based compensation expense is included in the Statements of Operations, under salaries and wages.

Accounting for Stock -Based Compensation

For the six months ended June 30, 2024 and 2023, Forza recorded $476,956 and $682,980, respectively, of stock-based compensation expense. Stock-based compensation expense is included in salaries and wages on the accompanying condensed statement of operations.

Stock Options

Under the Forza Plan, Forza has issued stock options. A stock option grant gives the holder the right, but not the obligation, to purchase a certain number of shares at a predetermined price for a specific period of time. Forza typically issues options that vest pro rata on a monthly basis over various periods. Under the terms of the Forza Plan, the contractual life of the option grants may not exceed ten years.

Forza utilizes the Black-Scholes model to determine fair value of stock option awards on the date of grant. Forza utilized the following assumptions for option grants during the three months ended June 30, 2024:

Six Months Ended
June 30,
2024
Expected term	5 years
Expected average volatility	108 - 113%
Expected dividend yield	—
Risk-free interest rate	2.98 - 4.72%

The expected volatility of the option is determined using historical volatilities based on historical stock price of comparable boat manufacturing companies. Forza estimated the expected life of the options granted based upon historical weighted average of comparable boat manufacturing companies. The risk-free interest rate is determined using the U.S. Department of the Treasury yield curve rates with a remaining term equal to the expected life of the option. Forza has never paid a dividend, and as such the dividend yield is 0.0%.

	Options Outstanding		Weighted Average
	Number of	Weighted Average	Remaining life	Grant Date
	Options	Exercise Price	(years)	Fair value of option

Outstanding, December 31, 2022	1,441,500	$3.41	0.05	$4,009,913
Granted	518,000	0.70	9.76	287,835
Exercised	—	—
Forfeited/canceled	(69,583)	1.24	9.62	(40,248)
Outstanding, December 31, 2023	1,889,917	$2.72	9.36	$4,257,500
Granted	—	—	0
Exercised	—	—	0
Forfeited/canceled	(521,843)	1.50	8.97	(2,079,516)
Outstanding, June 30, 2024	1,368,074	$2.72	8.52	$2,177,984

Exercisable options, June 30, 2024	411,500	$3.39	8.34	—

14. Customer Concentration

Significant dealers are those that account for greater than 10% of the Company’s revenues and purchases.

During the six months ended June 30, 2024, four individual dealers represented over 10% of the Company’s total sales, and combined they represented 49% of total sales. During the six months ended June 30, 2023, one individual dealer represented over 10% of the Company’s total sales and represented 44% of total sales.

 15. Segment

The Company reports segment information based on the “management” approach. The management approach designates the internal reporting used by management for making decisions and assessing performance as the source of the Company’s reportable segments.

The Company reported its financial performance based on the following segments: Gas-powered Boats, Franchise and Electric Boats.

The Company evaluates the performance of its reportable segments based on net sales and operating income. Net sales for business segments are generally based on the sale of boats and the sale of franchises. Income (loss) from operations for each segment includes net sales to third parties, related cost of sales and operating expenses directly attributable to the segment. Operating income for each segment excludes other income and expenses. The Company does not include intercompany transfers between segments for management reporting purposes.

The following table shows information by reportable segments for the three and six months ended June 30, 2024 and 2023:

For the three months ended June 30, 2024

	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$4,326,821	$—	$—	$4,326,821
Cost of products sold	4,097,640	—	26,841	4,124,481
Operating expense	1,943,927	927	2,916,563	4,861,416
Loss from operations	(1,714,746)	(927)	(2,943,404)	(4,659,076)
Other income (expense)	22,733	5,297	111,850	139,880
Net loss	$(1,681,419)	$(6,224)	$(2,831,554)	$(4,519,196

For the three months ended June 30, 2023

	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$8,124,632	$—	$—	$8,124,632
Cost of products sold	7,148,121	—	40,796	7,188,917
Operating expense	2,400,942	278	1,578,722	3,979,942
Loss from operations	(1,424,431)	(278)	(1,619,518)	(3,044,227)
Other income (expense)	1,008,741	(4,122)	135,865	1,140,484
Net loss	$(415,690)	$(4,400)	$(1,483,653)	$(1,903,743)

For the six months ended June 30, 2024

	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$9,603,164	$—	$—	$9,603,164
Cost of products sold	9,067,098	—	56,413	9,123,511
Operating expense	3,478,677	927	4,202,330	7,681,934
Loss from operations	(2,942,611)	(927)	(4,258,743)	(7,202,281)
Other income (expense)	93,835	(5,297)	259,352	347,890
Net loss	$(2,848,776)	$(6,224)	$(3,999,391)	$(6,854,391)

For the six months ended June 30, 2023

	Gas-Powered Boats	Franchise	Electric Boat and Development	Total
Net sales	$17,001,847	$—	$—	$17,001,847
Cost of products sold	14,365,837	—	90,737	14,456,574
Operating expense	4,299,093	1,399	3,658,531	7,959,023
Loss from operations	(1,663,083)	(1,399)	(3,749,268)	(5,413,750)
Other income (expense)	1,429,242	(8,184)	260,484	1,681,542
Net loss	$(233,841)	$(9,583)	$(3,488,784)	$(3,732,208)

Property and equipment, net, classified by business were as follows:

	June 30, 2024	December 31, 2023
Gas-Powered Boats	$8,941,665	$8,825,027
Franchise	$—	$—
Electric-Boats	$4,565,007	$3,468,961

16. Subsequent Events

The Company has evaluated all events or transactions that occurred after June 30, 2024 through August 15, 2024, which is the date that the condensed consolidated financial statements were available to be issued. During this period, there were no material subsequent events requiring recognition or disclosure, other than those described below.

In an effort to retain cash and reduce expenditures and as a result of current market conditions, on July 11, 2024, the Board of Directors of Forza determined to discontinue and wind down Forza’s business related to the development and sale of electric boats utilizing its proprietary outboard electric motor. Forza explored strategic alternatives, including a potential merger with the Company. As part of this decision, Forza obtained an appraisal of its partially constructed facility in Monroe, NC and evaluated the carrying costs of its assets, primarily its inventory and fixed assets. Based on this analysis, the company has recorded an impairment charge of $1,674,000 against the carrying cost of its partially constructed building at June 30, 2024. The Company has evaluated any material liabilities resulting from this action and has determined that there are no additional material liabilities to be recorded as of June 30, 2024.

 On July 12, 2024, the Company appointed Karl Zimmer as President of Twin Vee PowerCats Co.

On August 12, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Forza  and Twin Vee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Forza will merge with and into Merger Sub, with Forza surviving the merger (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of Forza common stock (other than any shares held by the Company), will be converted into the right to receive 0.61166627 shares (the “Exchange Ratio”) of the Company’s common stock, any fractional shares to be rounded down to the nearest whole share of  common stock, for an aggregate of 5,355,000 shares of the Company’s common stock. Each outstanding stock option exercisable for shares of Forza common stock that is outstanding at the Effective Time, whether vested or unvested, will be assumed by the Company and converted into a stock option to purchase the number of shares of Company common stock that the holder would have received if such holder had exercised such stock option for shares of Forza common stock prior to the Merger and exchanged such shares for Company common stock in accordance with the Exchange Ratio. Each outstanding warrant to purchase shares of Forza common stock will be assumed by Company  and converted into a warrant to purchase the number of shares of Company common stock that the holder would have received if such holder had exercised such warrant for shares of Forza common stock prior to the Merger and exchanged such shares for shares of Company common stock in accordance with the Exchange Ratio, subject to adjustment for any reverse stock split. In addition, at the Effective Time the 7,000,000 shares of Forza common stock held by the Company will be cancelled.

The Merger Agreement contains customary representations, warranties and covenants made by the Company and Forza, including covenants relating to the obligation to call an annual meeting of its stockholders, as applicable, to approve the adoption of the Merger Agreement, in the case of Forza, or the issuance of the shares of the Company’s common stock constituting the merger consideration pursuant to the Merger Agreement (the “Share Issuance”) in the case of Twin Vee, indemnification of directors and officers, non-solicitation obligations related to alternative business combination proposals, Twin Vee’s and Forza’s conduct of their respective businesses between the date of signing the Merger Agreement, the closing of the Merger, and its non-solicitation obligations related to alternative business combination proposals. Under the Merger Agreement, each of the Company and Forza has agreed to use its reasonable best efforts to obtain as promptly as practicable all consents required to be obtained from any governmental authority or other third party that are necessary or advisable to consummate the transactions contemplated by the Merger Agreement.1

The completion of the Merger by each of the Company and Forza is subject to customary conditions, including (1) (A) adoption of the Merger Agreement by Forza’s stockholders (which approval shall include a majority of the shares present in person or by proxy at the Forza annual meeting excluding shares held by the Company) and (B) approval of the Share Issuance by the Company’s shareholders, (2) authorization for listing on the Nasdaq Capital Market of the shares of the Company’s common stock to be issued in the Merger, subject to official notice of issuance, (3) effectiveness of the registration statement on Form S-4 for the Twin Vee common stock to be issued in the Merger, and (4) the absence of any order, injunction, decree or other legal restraint preventing the completion of the Merger or making the completion of the Mergers illegal. Each party’s obligation to complete the Mergers is also subject to certain additional customary conditions, including subject to certain exceptions, the accuracy of the representations and warranties of the other party and performance in all material respects by the other party of its obligations under the Merger Agreement. The Company, in its capacity as a principal stockholder of Forza, has agreed to vote the shares of Forza common stock held by it for the approval and adoption of the Merger only if a majority of the other stockholders of Forza present in person or by proxy at the Forza annual meeting vote to approve and adopt the Merger.

The Merger Agreement contains certain termination rights for both Forza and the Company. In addition, either the Company or Forza may terminate the Merger Agreement if the Merger is not consummated by December 1, 2024.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and the Stockholders of

Forza X1, Inc.

Fort Pierce, Florida

Opinion on the Financial Statement

We have audited the accompanying financial statements of Forza X1, Inc. (the “Company”), which comprise the balance sheets at December 31, 2023 and 2022, and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended, and the related notes to the financial statements. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that Forza X1, Inc., will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s operating loss and negative cash from operations raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions, and management’s plans regarding those matters, are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.606

/s/ GRASSI & CO., CPAs, P.C.

We have served as the Company’s auditor since 2021.

Jericho, New York

March 27, 2024

FORZA X1, INC.

Balance Sheets

	December 31,	December 31,
	2023	2022

ASSETS
Current Assets:
Cash and cash equivalents	$9,821,531	$12,767,199
Marketable securities - available for sale	2,981,720	—
Inventories	493,460	—
Prepaid expenses and other current assets	73,508	519,735
Total Current Assets	13,370,219	13,286,934

Operating lease right of use asset	75,147	162,069
Security deposit	7,517	7,517
Property and equipment, net	3,468,961	765,406
Total Assets	$16,921,844	$14,221,926

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$86,820	$99,028
Accrued liabilities	462,381	92,767
Due to affiliated companies	201,848	169,851
Finance leases - current portion	17,313	—
Operating lease right of use liability	68,532	86,245
Contract liabilities - customer deposits	5,700	5,300
Total Current Liabilities	842,594	453,191

Finance leases - noncurrent	58,717	—
Operating lease liability - noncurrent	—	68,532
Total Liabilities	901,311	521,723

Commitments (Note 10)	—	—

Stockholders' Equity:
Common stock: 100,000,000 authorized; $0.001 par value; 15,784,000 and 10,450,000 shares issued: 15,754,774 and 10,450,000 outstanding, respectively	15,784	10,450
Treasury stock, at cost, 29,226 and 0 shares, respectively	(21,379)	—
Additional paid in capital	26,046,873	17,777,385
Accumulated deficit	(10,020,745)	(4,087,632)
Total Stockholders' Equity	16,020,533	13,700,203

Total Liabilities and Stockholders' Equity	$16,921,844	$14,221,926

The accompanying notes are an integral part of these financial statements

FORZA X1, INC.

Statements of Operations

	Year Ended December 31,
	2023	2022

Net sales - related party	$37,118	$—
Cost of sales - related party	33,744	—
Cost of sales	123,893	232,744
Gross loss	(120,519)	(232,744)

Operating expenses:
Selling, general and administrative	1,112,920	473,900
Salaries and wages	3,279,195	1,770,126
Research and development	1,540,903	957,220
Professional fees	353,996	159,304
Depreciation	185,900	59,965
Total operating expenses	6,472,914	3,420,515

Loss from operations	(6,593,433)	(3,653,259)

Other income (expense):
Interest expense	(3,694)	(3,286)
Interest income	1,401	14,752
Dividend income	507,794	43,294
Unrealized gain on marketable securities	50,878	—
Realized gain on marketable securities	103,941	—
Loss on the sale of assets	—	(31,582)
Total other income	660,320	23,178

Income before income tax	(5,933,113)	(3,630,081)
Income taxes provision	—	—
Net loss	$(5,933,113)	$(3,630,081)

Basic and diluted loss per common share	$(0.44)	$(0.44)

Weighted average common shares outstanding basic and diluted	13,365,613	8,332,735

FORZA X1, INC.

Statements of Stockholders' Equity

For the Years Ended December 31, 2023 and 2022
				Additional		Total
	Common Stock		Treasury	Paid-in	(Accumulated	stockholders’
	Shares	Amount	Stock	Capital	Deficit)	Equity
Balance, January 1, 2022	7,000,000	$7,000	$—	$1,993,000	$(457,551)	$1,542,449
Capital contributions from Twin Vee	—	—	—	500,000	—	500,000
Common stock issued for cash	3,450,000	3,450	—	14,826,039	—	14,829,489
Stock-based compensation	—	—	—	458,346	—	458,346
Net loss	—	—	—	—	(3,630,081)	(3,630,081
Balance December 31, 2022	10,450,000	$10,450	$—	$17,777,385	$(4,087,632)	$13,700,203

Balance, January 1, 2023	10,450,000	$10,450	$—	$17,777,385	$(4,087,632)	$13,700,203
Common stock issued for cash	5,334,000	5,334	—	6,924,218	—	6,929,552
Stock repurchase	(29,226)	—	(21,379)	—	—	(21,379)
Stock-based compensation	—	—	—	1,345,270	—	1,345,270
Net loss	—	—	—	—	(5,933,113)	(5,933,113
Balance, December 31, 2023	15,754,774	$15,784	$(21,379)	$26,046,873	$(10,020,745)	$16,020,533

FORZA X1, INC.

Statements of Cash Flows

	The Years Ended

	December 31, 2023	December 31, 2022

Cash Flows From Operating Activities
Net loss	$(5,933,113)	$(3,630,081)
Adjustments to reconcile net loss:
Depreciation	185,900	59,965
Change in fair value of marketable securities, available for	(50,878)
Stock based compensation	1,345,270	458,346
Change of right-of-use asset	86,922	(162,069)
Loss on disposal of assets	—	31,582
Change in inventory reserve	351,158	—
Inventories	(844,618)	—
Prepaid expenses and other current assets	446,227	(431,258)
Security deposits	—	(7,517)
Accounts payable	(12,208)	85,695
Accrued liabilities	369,614	57,639
Contract liabilities - customer deposits	400	5,300
Operating lease liabilities	(94,954)	154,777
Net cash used in operating activities	(4,150,280)	(3,377,621)

Cash Flows From Investing Activities
Net purchases of investment in trading marketable securities	(2,826,901)	—
Realized gain on sale of marketable securities, available for	(103,941)
Purchase of property and equipment	(2,797,050)	(606,726)
Net cash used in investing activities	(5,727,892)	(606,726)

Cash Flows From Financing Activities
Proceeds from issuance of common stock	6,996,015	15,231,350
Deferred offering costs	(66,463)	(296,361)
Stock repurchase	(21,379)	—
Capital contributions from Twin Vee	—	500,000
Finance lease	(7,666)	—
Repayments of advances from affiliates	(510,556)	(1,099,468)
Advances from affiliates	542,553	612,740
Net cash provided by financing activities	6,932,504	14,948,261

Net change in cash and cash equivalents	(2,945,668)	10,963,914
Cash and cash equivalents at beginning of year	12,767,199	1,803,285
Cash and cash equivalents at end of year	$9,821,531	$12,767,199

Supplemental Cash Flow Information
Cash paid for interest	$3,694	$3,286

Non Cash Investing and Financing Activities
Right of use asset - finance leases	$92,405	—
Right of use asset	—	$183,106

The accompanying notes are an integral part of these financial statements.

FORZA X1, INC.

NOTES TO THE FINANCIAL STATEMENTS

DECEMBER 31, 2023 and 2022

1.	Organization

Forza X1, Inc. (“Forza”) was initially incorporated as Electra Power Sports, Inc. on October 15, 2021, but subsequently changed its name to Forza X1, Inc. on October 29, 2021. Twin Vee, the Company’s controlling shareholder, was incorporated in the State of Florida as Twin Vee Catamarans, Inc. on December 1, 2009, and reincorporated in Delaware on April 7, 2021, as Twin Vee PowerCats Co. (“Twin Vee”).

Forza has a December 31st fiscal year-end.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of American (“U.S. GAAP”).

Revenue Recognition

The Company’s revenue is derived primarily from the sale of boats, motors and trailers. The Company recognizes revenue when obligations under the terms of a contract are satisfied and control over promised goods is transferred to the dealer or customer. For the majority of sales, this occurs when the product is released to the carrier responsible for transporting it to a dealer or customer. The Company typically receives payment within five business days of shipment. Revenue is measured as the amount of consideration it expects to receive in exchange for a product. The consideration recognized represents the amount specified in a contract with a dealer or customer.

During the year ended December 31, 2023, the Company sold the fiber glass porting of two FX1 model boats to Twin Vee, its controlling shareholder. It has been determined that our current motor configuration is not large enough to power a boat the size of the FX1 model, as such they were sold at scrap value to Twin Vee.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP required management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Included in those estimates are assumptions about useful life of fixed assets.

Common Stock Split

On July 22, 2022, the Company filed an amendment to its certificate of incorporation affecting a 1.076923077 forward stock split. All information in these financial statements gives effect to the stock split.

Concentrations of Credit and Business Risk

Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of trade receivables. Credit risk on trade receivables is mitigated as a result of the Company’s use of trade letters of credit and the geographically diversified nature of the Company’s customer base. The Company minimizes the concentration of credit risk associated with its cash by maintaining its cash with high quality federally insured financial institutions. However, cash balances in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limit of $250,000 are at risk. As of December 31, 2023 and 2022, the Company had $12,539,519 and $12,446,216, respectively, in excess of FDIC insured limits.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less at the time of purchase. Cash equivalents was $9,821,531 and $12,767,199 as of December 31, 2023 and 2022, respectively.

Marketable Securities

Our investments in debt securities are carried at either amortized cost or fair value. Investments in debt securities that the Company has the positive intent and ability to hold to maturity are carried at amortized cost and classified as held-to-maturity. Investments in debt securities that are not classified as held-to-maturity are carried at fair value and classified as either trading or available-for-sale. Realized and unrealized gains and losses on trading debt securities as well as realized gains and losses on available-for-sale debt securities are included in net income.

Fair Value of Financial Instruments

The Company follows accounting guidelines on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair Value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants as the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

●	Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical instruments.

●	Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the marketplace.

●	Level 3: Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires a significant judgment or estimation.

Financial instruments measured as fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires it to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed, or initial amounts recorded may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

The carrying amounts of cash equivalents approximate their fair value due to their liquid or short-term nature, such as accounts receivable and payable, and other financial instruments in current assets or current liabilities.

Inventories

Inventories are valued at the lower of cost and net realizable value, with cost determined using the weighted average cost method on a first-in first -out basis. Net realizable value is defined as sales price less cost of completion, disposable and transportation and a normal profit margin. Provisions have been made to reduce excess or obsolete inventories to their net realizable value, at year ended December 31,2023 and 2022, respectively, the excess or obsolete reserve was $351,158 and $0.

Property and Equipment

Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. The estimated useful lives of property and equipment range from three to seven years. Upon sale or retirement, the cost and related accumulated depreciation is eliminated from their respective accounts, and the resulting gain or loss is included in results of operations. Repairs and maintenance charges, which do not increase the useful lives of the assets, are charged to operations as incurred.

Impairment of Long-lived Assets

Management assesses the recoverability of its long-lived assets when indicators of impairment are present. If such indicators are present, recoverability of these assets is determined by comparing the undiscounted net cash flows estimated to result from those assets over the remaining life to the assets’ net carrying amounts. If the estimated undiscounted net cash flows are less than the net carrying amount, the assets would be adjusted to their fair value, based on appraisal or the present value of the undiscounted net cash flows.

Research and Development

Research and development costs are expensed when incurred. Such costs approximated $1,270,104, and $957,220 for the years ended December 31, 2023 and 2022, respectively.

Advertising Costs

Advertising and marketing costs are expensed as incurred. Such costs approximated $99,034, and $11,177 for the years ended December 31, 2023, and 2022, respectively, and are included in selling, general and administrative expenses in the accompanying statements of operations.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, it uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The Company calculates the associated lease liability and corresponding ROU asset upon lease commencement using a discount rate based on a credit-adjusted secured borrowing rate commensurate with the term of the lease. The operating lease ROU asset also includes any lease payments made and is reduced by lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expenses for lease payments is recognized on a straight-line basis over the lease term.

Stock-Based Compensation

The Company recognizes stock-based compensation costs for its restricted stock and restricted stock units, measured at the fair value of each award at the time of grant, as an expense over the period during which an employee is required to provide service. Compensation cost is recognized over the service period for the fair value of awards that vest.

Treasury Stock

The Company accounts for treasury stock under the cost method and is included as a component of stockholders’ equity. Treasury stock held by the Company may be reissued in the future. The Company’s policy is to account for reissued shares as a reduction of treasury stock on a first-in, first-out basis.

Income Taxes

The Company is a C Corporation under the Internal Revenue Code and a similar section of the state code.

All income tax amounts reflect the use of the liability method under accounting for income taxes. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes arising primarily from differences between financial and tax reporting purposes.

Deferred income taxes, net of appropriate valuation allowances, are determined using the tax rates expected to be in effect when the taxes are actually paid. Valuation allowances are recorded against deferred tax assets when it is more likely than not that such assets will not be realized. When an uncertain tax position meets the more likely than not recognition threshold, the position is measured to determine the amount of benefit or expense to recognize in the financial statements.

In accordance with U.S GAAP, the Company follows the guidance in FASB ASC Topic 740, Accounting for Uncertainty in Income Taxes. At December 31, 2023, 2022 and 2021, the Company does not believe it has any uncertain tax positions that would require either recognition or disclosure in the accompanying financial statements.

The Company’s income tax returns are subject to review and examination by federal, state and local governmental authorities.

Recent Accounting Pronouncements

All newly issued accounting pronouncements not yet effective have been deemed either immaterial or not applicable.

3. Liquidity

The Company has incurred a net loss of $5,933,113, and $3,630,081 for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the Company had cash and cash equivalents, and working capital of $9,821,531 and $12,813,609, respectively, compared to $12,767,199 and $12,833,743, respectively, on December 31, 2022. In June of 2023 the Company completed its secondary public offering (the “Offering”), which increased its cash by $6,996,015. In August of 2022 the Company completed its initial public offering that closed on August 16, 2022 (the “IPO”), which increased its cash by $15,231,350. Losses have principally occurred as a result of the research and development efforts coupled with no operating revenue.

The Company has no current source of revenue and may seek additional equity and/or debt financing. A successful transition to attaining profitable operations is dependent upon achieving a level of positive cash flows adequate to support the Company’s cost structure.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, as the Company cannot predict when it will generate revenue. A successful transition to attaining profitable operations is dependent upon but does not include any adjustments that might be required should the Company be unable to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

4. Marketable Securities

	As of December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Marketable Securities
Corporate Bonds	$2,930,842	$50,878	$—	$2,981,720
Certificates of Deposits	—	—	—	—
Total marketable securities	$2,930,842	$50,878	$—	$2,981,720

As of December 31, 2022 the Company did not have marketable securities.

5. Fair Value Measurements

The Company’s investments in debt securities are carried at either amortized cost or fair value. Investments in debt securities that the Company has the positive intent and ability to hold to maturity are carried at amortized cost and classified as held-to-maturity. Investments in debt securities that are not classified as held-to-maturity are carried at fair value and classified as either trading or available-for-sale. Realized and unrealized gains and losses on trading debt securities as well as realized gains and losses on available-for-sale debt securities are included in net income.

Assets and liabilities measured at fair value on a recurring basis based on Level 1 and Level 2 fair value measurement criteria as of December 31, 2023 and 2022 are as follows:

		Fair Value Based On
	Balance as of December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Non-observable Inputs (Level 3)
Marketable securities:
Corporate Bonds	2,981,720	—	2,981,720	—
Total marketable securities	$2,981,720	$—	$2,981,720	$—

The Company’s investments in corporate bonds are measured based on quotes from market makers for similar items in active markets.

6.	Property and Equipment

At December 31, 2023 and 2022, property and equipment consisted of the following:

	December 31,	December 31,
	2023	2022
Building - construction in progress	2,347,966	10,031
Land	119,758	—
Equipment	325,377	59,806
Computer hardware and software	50,626	37,016
Software and website development	90,396	35,572
Furniture and fixtures	3,482	—
Vehicles	48,825	—
Prototype	142,526	142,526
Molds and Fixtures	574,416	528,966
	3,703,372	813,917
Less accumulated depreciation	(234,411)	(48,511)
	$3,468,961	$765,406

Depreciation expense of property and equipment of $185,900, and $59,965 for the year ended December 31, 2023 and 2022, respectively.

7. Leases

Operating right of use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating right of use assets represent the Company’s right to use an underlying asset and is based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, the Company estimates incremental secured borrowing rates corresponding to the maturities of the leases. We used the U.S. Treasury rate of 0.33% at October 31, 2022.

The Company leases a warehouse facility, and the land which are located at 150 Commerce Street, Old Fort, North Carolina (the “Property”) from NC Limited Liability Company. The Company entered into the lease on October 7, 2022, the lease has a term of two years. The current base rent payment is $7,715 per month including property taxes, insurance, and common area maintenance. The lease required a $7,517 security deposit. The base rent increased three percent (3%) on October 15, 2023.

At December 31, 2023 and December 31, 2022, supplemental balance sheet information related to leases were as follows:

	December 31,	December 31,
	2023	2022
Operating lease ROU asset	$75,147	$162,069

	December 31,	December 31,
	2023	2022
Operating lease liabilities:
Current portion	$68,532	$86,245
Non-current portion	—	68,532
Total lease liabilities	$68,532	$154,777

At December 31, 2023, future minimum lease payments under the non-cancelable operating leases are as follows:

Years Ending December 31,
2024	$69,680
Total lease payment	69,680
Less imputed interest	133
Total	68,532

The following summarizes other supplemental information about the Company’s operating lease:

December 31, 2023
Weighted average discount rate	4%
Weighted average remaining lease term (years)	0.71

December 31, 2023
Operating lease cost	$83,360
Total lease cost	$83,360

8. Finance Leases

The Company has finance leases for a vehicle and a forklift. The Company entered into the vehicle lease in February of 2023, with a recorded value of $48,826 in net property and equipment. It is a 60-month lease at a 3.0% interest rate. The Company entered into the forklift lease in January of 2023, with a recorded value of $43,579 in net property and equipment. It is a 60-month lease at a 7.5% interest rate. At the twelve months ended December 31, 2023, the current and non-current portions of the lease liability were $17,313 and $58,717, respectively.

 At December 31, 2023, future minimum payments under the non-cancelable finance leases are as follows:

Years Ending December 31,

2024	$20,950
2025	20,950
2026	20,950
2027	20,945
2028	875
Total lease payment	$84,675
Total Imputed interest	8,645
Total	$76,030

9. Accrued Liabilities

At December 31, 2023 and 2022, accrued liabilities consisted of the following:

	December 31,	December 31,
	2023	2022
Accrued wages and benefits	$59,177	56,581
Accrued operating expenses	403,204	36,186
Total	$462,381	$92,767

For the year ended December 31, 2023, included in accrued operating expenses was accrued expenses of $390,825, related to the construction of our new manufacturing facility.

10. Related Party Transactions

During the year ended December 31, 2023, the Company recognized revenue of $37,118 related to the sale of a manufactured hull and deck to Twin Vee, the associated Cost of Goods sold were $33,744.

As of December 31, 2023 and 2022, respectively, the Company had a current liability of $201,848 and $169,851 due to Twin Vee.

During the years ended December 31, 2023 and 2022, the Company repaid advances from Twin Vee of $510,556 and $1,099,468, respectively, and had advances from Twin Vee of $542,553 and $612,740, respectively.

Associated with amounts advanced and due to Twin Vee, for the years ended December 31, 2023 and 2022, the Company recorded interest expense of $543 and $3,286, respectively, based on a rate of 6% interest on the Company’s average monthly balance.

Pursuant to a management agreement with Twin Vee, dated October 2021, and a subsequent agreement dated September 2022, for various management services, the Company paid $5,000 monthly through August of 2021, and $6,800 monthly thereafter for management fee associated with the use of shared management resources. The September 2022 agreement expired on August 31, 2023, and was renewed for another year under the same terms. For the years ended December 31, 2023 and 2022, the Company recorded management fees of $81,600 and $67,200, respectively, pursuant to this management agreement which was extended for an additional six months.

For the years ended December 31, 2023 and 2022 the Company recorded rent expense of approximately $37,400 and $20,386, respectively, associated with its month- to- month arrangement to utilize certain space at Twin Vee’s facility. The Company incurred $850 per month for rent expense for approximately 1,000 square feet, from January of 2021 through September 2022, and in October of 2022 the month-to-month rent was adjusted to $3,400 per month, as the number of test boats had increased from 1 to 5, and the Company required 4,100 square feet of additional space. The Company’s use of Twin Vee’s facilities does vary based on the number of prototype units on property and in process. The Company’s corporate headquarters are located at Twin Vee’s location; however, a number of its employees and consultants work remotely.

In August of 2022, the Company signed a six-month lease for a duplex on a property in Black Mountain, NC, to be used by its traveling employees during the construction of its new manufacturing facility, for $2,500 per month. After the initial term of the lease, it was extended on a month-to-month basis. In August of 2023, the Company’s president, Jim Leffew, purchased the property, and the Company executed a new lease agreement with Mr. Leffew on the same month-to-month terms. For the years ended December 31, 2023 and 2022, the lease expense was $20,000 and $10,000, respectively.

Litigation

The Company is currently not involved in a civil litigation in the normal course of business.

11. Stockholders’ Equity

Common Stock Warrants

The Company had outstanding warrants to purchase 172,500 shares of common stock issuable at a weighted-average exercise price of $6.25 per share that were issued to the representative of the underwriters on August 16, 2022 in connection with the Company’s IPO. The Company also had outstanding warrants to purchase 306,705 shares of common stock issuable at a weighted-average exercise price of $1.88 per share that were issued to the representative of the underwriters on June 14, 2023 in connection with the Company’s secondary offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, and expire on August 16, 2027 and June 16, 2028, respectively. There was no warrant activity during the year ended December 31, 2023.

Treasury Stock

The Company accounts for treasury stock under the cost method and is included as a component of stockholders’ equity. Treasury stock held by the Company may be reissued in the future. The Company’s policy is to account for reissued shares as a reduction of treasury stock on a first-in, first-out basis. The Company repurchased from shareholders 29,226 shares of treasury stock on October 4, 2023, for $21.379.

Equity Compensation Plan

The Company maintains an equity compensation plan, the Forza X1, Inc. 2022 Stock Incentive Plan (the “2022 Plan”) under which it may award employees, directors and consultants’ incentive and non-qualified stock options, restricted stock, stock appreciation rights and other stock-based awards with terms established by the Compensation Committee of the Board of Directors which has been appointed by the Board of Directors to administer the plan. The number of awards under the 2022 Plan will automatically increase on January 1, 2024. As of December 31, 2023, there were 80,333 shares remaining available for grant under the 2022 Plan. Stock based compensation expense is included in the Statements of Operations, under salaries and wages.

Accounting for Stock -Based Compensation

Stock Compensation Expense - For the years ended December 31, 2023 and 2022, the Company recorded $1,345,270 and $458,346, respectively, of stock-based compensation expense which is included in salaries and wages on the accompanying statement of operations.

Pursuant to Forza’s 2022 Plan Forza has issued stock options. A stock option grant gives the holder the right, but not the obligation to purchase a certain number of shares at a predetermined price for a specific period of time. Forza typically issues options that vest pro rata on a monthly basis over various periods. Under the terms of the 2022 Plan, the contractual life of the option grants may not exceed ten years.

The Company utilizes the Black-Scholes model to determine fair value of stock option awards on the date of grant. The Company utilized the following assumptions for option grants during the year ended December 31, 2023:

Year ended
December 31,
	2023	2022
Expected term	5 years	5 years
Expected average volatility	108 - 113%	110 - 113%
Expected dividend yield	—	—
Risk-free interest rate	2.98 –4.72%	2.98 – 3.62%

The expected volatility of the option is determined using historical volatilities based on historical stock price of comparable boat manufacturing companies. The Company estimated the expected life of the options granted based upon historical weighted average of comparable boat manufacturing companies. The risk-free interest rate is determined using the U.S. Department of the Treasury yield curve rates with a remaining term equal to the expected life of the option. The Company has never paid a dividend, and as such the dividend yield is 0.0%

	Options Outstanding		Weighted Average
	Number of	Weighted Average	Remaining life
	Options	Exercise Price	(years)	Fair value of option

Outstanding, December 31, 2021	—	$—	—	$—
Granted	1,441,500	3.41	10.00	4,009,913
Exercised	—	—
Forfeited/canceled	—	—	—	—
Outstanding, December 31, 2022	1,441,500	$3.41	0.05	$4,009,913
Granted	518,000	0.70	9.76	287,835
Exercised	—	—
Forfeited/canceled	(69,583)	1.24	9.62	(40,248)
Outstanding, December 31, 2023	1,889,917	$2.75	9.36	$4,257,500

Exercisable options, December 31, 2023	611,250	$2.79	2.79

12. Income Tax

Due to operating losses and the recognition of valuation allowances, the Company has no provision for current and deferred federal or state income taxes in 2023. In 2022, the Company reversed valuation allowances against previously reserved deferred tax assets, accordingly, there was no provision for current and deferred federal or state income taxes.

Deferred income taxes reflect the net tax effects of temporary and permanent differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows as of:

	December 31,	December 31,
	2023	2022

Non-operating loss carryforward	$875,000	$532,000
Valuation allowance	(875,000)	(532,000)
Net deferred tax asset	$—	$—

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. During year ended December 31, 2023, the valuation allowance increased by approximately $443,000. The Company has net operating and economic loss carry-forwards of approximately $1,507,000 available to offset future federal and state taxable income.

A reconciliation between expected income taxes, computed at the federal income tax rate of 21% applied to the pretax accounting loss, and our blended state income tax rate of 2%, and the income tax net expense included in the statements of operations for the years ended December 31, 2023 and 2022 is as follows:

	December 31,	December 31,
	2023	2022
Tax at federal statutory rate	21.0%	21.0%
Tax at state rate net of federal benefit	2.0%	2.0%
Change in valuation allowance	(23.0)%	(23.0)%
Provision for taxes	0.0%	0.0%

The Company’s tax positions for 2020 to 2022 have been analyzed and concluded that no liability for unrecognized tax benefits should be recorded related to uncertain tax positions taken on returns filed for open tax years. Tax returns for the years 2020 to 2021, are subject to review by the tax authorities.

13. Net Loss Per Share

Basic net loss per share has been computed on the basis of the weighted average number of shares of common stock outstanding. Diluted net loss per share of common stock has been computed on the basis of the weighted average number of shares outstanding plus equivalent shares of common stock assuming exercise of stock options. Potential shares of common stock that have an anti-dilutive effect (i.e., those that share or decrease loss per share) are excluded from the calculation of diluted net loss per share of common stock.

Basic and diluted loss per common share have been computed based on the following, for the year ended December 31, 2023 and for the year ended December 31, 2022:

	December 31,	December 31,
	2023	2022
Numerator for basic and diluted net loss per share:

Net loss	$(5,933,113)	$(3,630,081)

Denominator:
For basic net loss per share - weighted average common shares outstanding	13,365,613	8,332,735
Effect of dilutive stock options	—	—
For diluted net loss per share - weighted average common shares outstanding	13,365,613	8,332,735

Net loss per share -Basic:
Net loss per share	$(0.44)	$(0.44)

Net loss per share - Diluted:
Net loss per share	$(0.44)	$(0.44)

For the year ended December 31, 2023 and for the year ended December 31, 2022, all potentially dilutive securities were antidilutive.

14.	Subsequent Events

The Company has evaluated all event or transactions that occurred after December 31,2023 through March 25, 2024, during this period, there were no material subsequent events other than the ones listed below.

On January 1, 2024, the Company’s 2022 Stock Incentive Plan automatically increased, and will continue to increase on January 1 of each calendar year for a period of ten years commencing on January 1, 2023 and ending on (and including) January 1, 2032, in a number of shares of common stock equal to 4.5% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year. For 2024, the maximum number of common stock shares that can be issued will be 790,481.

 On March 4, 2024, Mrs. Carrie Gunnerson, the Company’s then Chief Financial Officer, provided the Company notice of her resignation as an executive officer of the Company, effective May 31, 2024. Mrs. Gunnerson informed the Company that she was resigning from the Company as an executive officer to pursue another opportunity and that her resignation was not the result of any disagreement relating to the Company’s operations, policies or practices.

On March 6, 2024, Mr. James Leffew, the Company’s then Chief Executive Officer, provided the Company notice of his resignation as an executive officer of the Company. Mr. Leffew informed the Company that he was resigning from the Company as an executive officer and President, to pursue another opportunity and that his resignation was not the result of any disagreement relating to the Company’s operations, policies or practices.

FORZA X1, INC.
Condensed Balance Sheets
(Unaudited)

	June 30,	December 31,
	2024	2023

ASSETS
Current Assets:
Cash and cash equivalents	$8,188,879	$9,821,531
Marketable securities - available for sale	—	2,981,720
Inventories, net	273,076	493,460
Due from affiliates, net	18,384	—
Prepaid expenses and other current assets	73,513	73,508
Total Current Assets	8,553,852	13,370,219

Operating lease right of use asset	30,364	75,147
Security deposit	7,517	7,517
Property and equipment, net	4,565,008	3,468,961
Total Assets	$13,156,741	$16,921,844

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$503,646	$86,820
Accrued liabilities	27,814	462,381
Due to affiliated companies, net	—	201,848
Finance leases - current portion	24,535	17,313
Operating lease right of use liability	23,073	68,532
Contract liabilities - customer deposits	6,175	5,700
Total Current Liabilities	585,243	842,594

Finance leases - noncurrent	73,400	58,717
Total Liabilities	658,643	901,311

Commitments (Note 9)	—	—

Stockholders' Equity:
Common stock: 100,000,000 authorized; $0.001 par value; 15,784,000 shares issued and 15,754,774 shares outstanding	15,784	15,784
Treasury stock, at cost, 29,226	(21,379)	(21,379)
Additional paid in capital	26,523,829	26,046,873
Accumulated deficit	(14,020,136)	(10,020,745)
Total Stockholders' Equity	12,498,098	16,020,533

Total Liabilities and Stockholders' Equity	$13,156,741	$16,921,844

The accompanying notes are an integral part of these unaudited condensed financial statements

FORZA X1, INC.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Net sales	—	$—	$—	$—
Cost of sales	26,841	40,796	56,413	90,737
Gross loss	(26,841)	(40,796)	(56,413)	(90,737)

Operating expenses:
Selling, general and administrative	247,464	334,315	524,516	688,977
Salaries and wages	432,308	864,838	1,122,851	1,727,602
Research and development	340,907	261,473	510,105	964,121
Professional fees	158,077	69,867	251,106	193,907
Impairment of property & equipment	1,674,000	—	1,674,000	—
Depreciation	63,807	48,230	119,752	83,926
Total operating expenses	2,916,563	1,578,723	4,202,330	3,658,533

Loss from operations	(2,943,404)	(1,619,519)	(4,258,743)	(3,749,270)

Other income (expense):
Interest expense	(813)	(1,493)	(3,938)	(1,784)
Dividend income	112,663	137,358	245,010	262,268
Realized gain on marketable securities	—	—	18,280	—
Total other income	111,850	135,865	259,352	260,484

Loss before income tax	(2,831,554)	(1,483,654)	(3,999,391)	(3,488,786)
Income taxes provision	—	—	—	—
Net loss	(2,831,554)	$(1,483,654)	$(3,999,391)	$(3,488,786)

Basic and diluted loss per common share	(0.18)	$(0.13)	$(0.25)	$(0.32)

Weighted average common shares outstanding basic and diluted	15,754,774	11,446,391	15,754,774	10,950,863

The accompanying notes are an integral part of these unaudited condensed financial statements

FORZA X1, INC.
Condensed Statements of Stockholders' Equity
(Unaudited)

For the Three and Six Months Ended June 30, 2024 and 2023

				Additional		Total
	Common Stock		Treasury	Paid-in	(Accumulated	Stockholders'
	Shares	Amount	Stock	Capital	Deficit)	Equity
Balance, January 1, 2023	10,450,000	$10,450	$—	$17,777,385	$(4,087,632)	$13,700,203
Stock-based compensation	—	—	—	341,163	—	341,163
Net loss	—	—	—	—	(2,005,132)	(2,005,132)
Balance, March 31, 2023	10,450,000	10,450	—	18,118,548	(6,092,764)	12,036,234
Common stock issued for cash	5,334,000	5,334	—	6,924,218	—	6,929,552
Stock-based compensation	—	—	—	341,817	—	341,817
Net loss	—	—	—	—	(1,483,654)	(1,483,654)
Balance, June 30, 2023	15,784,000	$15,784	$—	$25,384,583	$(7,576,418)	$17,823,949

Balance, January 1, 2024	15,754,774	$15,784	$(21,379)	$26,046,873	$(10,020,745)	$16,020,533
Stock-based compensation	—	—	—	293,141	—	293,141
Net loss	—	—	—	—	(1,167,837)	(1,167,837)
Balance, March 31, 2024	15,754,774	15,784	(21,379)	26,340,014	(11,188,582)	15,145,837
Stock-based compensation	—	—	—	183,815	—	183,815
Net loss	—	—	—	—	(2,831,554)	(2,831,554)
Balance, June 30, 2024	15,754,774	$15,784	$(21,379)	$26,523,829	$(14,020,136)	$12,498,098

The accompanying notes are an integral part of these unaudited condensed financial statements

FORZA X1, INC.
Condensed Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30, 2024	June 30, 2023

Cash Flows From Operating Activities
Net loss	$(3,999,391)	$(3,488,786)
Adjustments to reconcile net loss:
Depreciation	119,752	83,926
Impairment of property & equipment	1,674,000	—
Stock based compensation	476,956	682,980
Change of right-of-use asset	44,783	43,033
Change in inventory reserve	289,072	—
Inventories	(68,688)	(521,960)
Prepaid expenses and other current assets	(5)	360,927
Accounts payable	416,826	(19,910)
Accrued liabilities	(434,567)	18,777
Operating lease liabilities	(45,459)	(42,356)
Contract liabilities - customer deposits	475	500
Net cash used in operating activities	(1,526,246)	(2,882,869)

Cash Flows From Investing Activities
Net redemptions of investment in available for sale securities	3,000,000	—
Realized gain on sale of marketable securities	(18,280)	—
Purchase of property and equipment	(2,858,227)	(224,088)
Net cash provided by (used in) investing activities	123,493	(224,088)

Cash Flows From Financing Activities
Proceeds from issuance of common stock	—	6,996,015
Deferred offering costs	—	(66,463)
Repayments of finance lease	(9,667)	(7,666)
Repayments of advances from affiliates	(393,969)	(409,505)
Advances from affiliates	173,737	343,697
Net cash (used in) provided by financing activities	(229,899)	6,856,078

Net change in cash and cash equivalents	(1,632,652)	3,749,121
Cash and cash equivalents at beginning of period	9,821,531	12,767,199
Cash and cash equivalents at end of period	$8,188,879	$16,516,320

Supplemental Cash Flow Information
Cash paid for interest	$3,938	$1,784

Non Cash Investing and Financing Activities
Right of use asset - finance leases	$31,572	92,405

The accompanying notes are an integral part of these unaudited condensed financial statements

FORZA X1, INC.

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

June 30, 2024

1. Organization and Summary of Significant Accounting Policies

Organization

Forza X1, Inc. (“Forza” or the “Company”) was initially incorporated as Electra Power Sports, Inc. on October 15, 2021, but subsequently changed its name to Forza X1, Inc. on October 29, 2021. The Company’s parent company was incorporated in the State of Florida as Twin Vee Catamarans, Inc. on December 1, 2009, and reincorporated in Delaware on April 7, 2021, as Twin Vee PowerCats Co. (“Twin Vee”).

In an effort to retain cash and reduce expenditures and as a result of current market conditions, on July 11, 2024, the Company’s Board of Directors determined to discontinue and wind down the Company’s business related to the development and sale of electric boats utilizing its proprietary outboard electric motor. The Company explored strategic alternatives, including a potential merger with Twin Vee PowerCats Co. As part of this decision, the Company obtained an appraisal of its partially constructed facility in Monroe, NC and evaluated the carrying costs of its assets, primarily its inventory and fixed assets. Based on this analysis, the Company has recorded an impairment charge of $1,674,000 against the carrying cost of its partially constructed building at June 30, 2024. The Company has evaluated any material liabilities resulting from this action and has determined that there are no additional material liabilities to be recorded as of June 30, 2024.

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim condensed financial statements and with the instructions to Quarterly Report on Form 10-Q and Rule 8-03 of Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements.

In the opinion of the Company’s management, the accompanying unaudited condensed financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of June 30, 2024 and the results of operations and cash flows for the periods presented. The results of operations for the three and six months ended June 30, 2024 are not necessarily indicative of the operating results for the full fiscal year or any future period. These unaudited condensed financial statements should be read in conjunction with the financial statements and related notes thereto for the year ended December 31, 2023 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 27, 2024.

Revenue Recognition

The Company recognizes revenue when obligations under the terms of a contract are satisfied and control over promised goods is transferred to the dealer. Revenue is measured as the amount of consideration it expects to receive in exchange for a product.

Payment received for the future sale of a boat to a customer is recognized as a customer deposit. Customer deposits are recognized as revenue when control over promised goods is transferred to the customer. At June 30, 2024 and December 31, 2023, the Company had customer deposits of $6,175 and $5,700, respectively, which is recorded as contract liabilities on the condensed balance sheets. These deposits are not expected to be recognized as revenue within a one-year period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States “U.S. GAAP” requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Included in those estimates are assumptions about useful life of fixed assets.

Cash and Cash Equivalents

Cash and cash equivalents include all highly liquid investments with original maturities of three months or less at the time of the purchase. On June 30, 2024 and December 31, 2023, the Company had cash and cash equivalents of $8,188,879 and $9,821,531, respectively.

Marketable Securities

The Company’s investments in debt securities are carried at either amortized cost or fair value. Investments in debt securities that the Company has the positive intent and ability to hold to maturity are carried at amortized cost and classified as held-to-maturity. Investments in debt securities that are not classified as held-to-maturity are carried at fair value and classified as either trading or available-for-sale. Realized and unrealized gains and losses on trading debt securities as well as realized gains and losses on available-for-sale debt securities are included in net income.

Fair Value of Financial Instruments

The Company follows accounting guidelines on fair value measurements for financial instruments measured on a recurring basis, as well as for certain assets and liabilities that are initially recorded at their estimated fair values. Fair Value is defined as the exit price, or the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants as the measurement date. The Company uses the following three-level hierarchy that maximizes the use of observable inputs and minimizes the use of unobservable inputs to value its financial instruments:

●Level 1: Observable inputs such as unadjusted quoted prices in active markets for identical instruments.

●Level 2: Quoted prices for similar instruments that are directly or indirectly observable in the marketplace.

●Level 3: Significant unobservable inputs which are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires a significant judgment or estimation.

Financial instruments measured as fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires it to make judgments and consider factors specific to the asset or liability. The use of different assumptions and/or estimation methodologies may have a material effect on estimated fair values. Accordingly, the fair value estimates disclosed, or initial amounts recorded may not be indicative of the amount that the Company or holders of the instruments could realize in a current market exchange.

Concentrations of Credit and Business Risk

The Company minimizes the concentration of credit risk associated with its cash by maintaining its cash with high quality federally insured financial institutions. However, cash balances in excess of the Federal Deposit Insurance Corporation (“FDIC”) insured limit of $250,000 are at risk. At June 30, 2024 and December 31, 2023, the Company had $7,688,879 and $9,557,799, respectively, in excess of FDIC insured limits.

Inventories

Inventories, which are raw materials for upcoming production, are valued at the lower of cost and net realizable value, with cost determined using the weighted average cost method using a first-in, first-out basis. Net realizable value is defined as sales price less cost of completion, disposable and transportation and a normal profit margin. Production costs, consisting of labor and overhead, are applied to ending finished goods inventories at a rate based on estimated production capacity. Excess production costs are charged to Cost of Goods Sold. Provisions have been made to reduce excess or obsolete inventories to their net realizable value. Provisions for excess and obsolete inventories at June 30, 2024 and December 31, 2023, were $640,230 and $351,158, respectively.

2. Liquidity

As of June 30, 2024, the Company had cash and cash equivalents and working capital of $8,188,879 and $7,968,609, respectively, compared to $9,821,531 and $12,527,625, respectively, on December 31, 2023. On June 12, 2023 the Company completed a public offering that closed on June 14, 2023, which increased its cash by $6,929,552. For the six months ended June 30, 2024 and 2023, the Company incurred a net loss of $3,999,391 and 3,488,786, respectively. Losses have principally occurred as a result of the research and development efforts coupled with no operating revenue.

The Company has no current source of revenue and may seek additional equity and/or debt financing. A successful transition to attaining profitable operations is dependent upon achieving a level of positive cash flows adequate to support the Company’s cost structure.

3. Marketable Securities

As of June 30, 2024, the Company had no marketable securities. The Company’s investments in debt securities are carried at either amortized cost or fair value. Investments in debt securities that the Company has the positive intent and ability to hold to maturity are carried at amortized cost and classified as held-to-maturity. Investments in debt securities that are not classified as held-to-maturity are carried at fair value and classified as either trading or available-for-sale. Realized and unrealized gains and losses on trading debt securities as well as realized gains and losses on available-for-sale debt securities are included in net income.

	As of December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Marketable Securities
Corporate Bonds	$2,930,842	$50,878	$—	$2,981,720
Total marketable securities	$2,930,842	$50,878	$—	$2,981,720

Assets and liabilities measured at fair value on a recurring basis based on Level 1 and Level 2 fair value measurement criteria as of December 31, 2023 are as follows:

		Fair Value Based On
	Balance as of December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Non- observable Inputs (Level 3)

Marketable Securities:
Corporate Bonds	2,981,720	—	$2,981,720	—
Total Marketable Securities	$2,981,720	$—	$2,981,720	$—

The Company’s investments in corporate bonds are measured based on quotes from market makers for similar items in active markets.

4. Property and Equipment

 At June 30, 2024 and December 31, 2023, property and equipment consisted of the following:

	June 30,	December 31,
	2024	2023
Building - construction in progress	3,409,078	2,347,966
Land	119,758	119,758
Equipment	479,101	325,377
Computer hardware and software	51,587	50,626
Software and website development	90,396	90,396
Furniture and fixtures	3,483	3,483
Vehicles	48,826	48,825
Prototype	142,526	142,526
Molds and Fixtures	574,416	574,416
	4,919,171	3,703,373
Less accumulated depreciation	(354,163)	(234,412)
	$4,565,008	$3,468,961

For the three months ended June 30, 2024 and 2023, Depreciation Expense was $63,807 and $48,230, respectively. For the six months ended June 30, 2024 and 2023, Depreciation Expense was $119,752 and $83,926, respectively.

5. Leases

Operating right of use (“ROU”) assets and operating lease liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating right of use assets represent the Company’s right to use an underlying asset and is based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, the Company estimates incremental secured borrowing rates corresponding to the maturities of the leases. The Company used the U.S. Treasury rate of 0.33% at October 15, 2022.

The Company leases a warehouse facility, and the land upon which the warehouse is located which are located at 150 Commerce Street, Old Fort, North Carolina (the “Property”) from NC Limited Liability Company. The Company entered into the lease on October 7, 2022, the lease has a term of two years. The current base rent payment is $7,742 per month including property taxes, insurance, and common area maintenance. The lease required a $7,517 security deposit.

At June 30, 2024 and December 31, 2023, supplemental balance sheet information related to leases were as follows:

	June 30, 2024	December 31, 2023

Operating lease ROU asset	$30,364	$75,147

Operating lease liabilities:
Current portion	$23,073	$68,532
	$23,073	$68,532

At June 30, 2024, future minimum lease payments under the non-cancelable operating leases are as follows:

Years Ending December 31, 2024 (excluding the first six months ended June 30, 2024)	23,226
Total lease payment	$23,226
Total imputed interest	(153)
Total	$23,073

The following summarizes other supplemental information about the Company’s operating lease:

June 30, 2024
Weighted average discount rate	4%
Weighted average remaining lease term (years)	0.29

6. Finance Leases

The Company has finance leases for a vehicle and two forklifts. The Company entered into the vehicle lease in February of 2023, with a recorded value of $48,826 in net property and equipment. It is a 60-month lease at a 3.0% interest rate. The Company entered into the forklift lease in January of 2023, with a recorded value of $43,579 in net property and equipment. It is a 60-month lease at a 7.5% interest rate. The Company assumed a forklift lease in March of 2024, with a recorded value of $33,393. It is a 60-month lease at a 5.0% interest rate. At June 30, 2024, the current and non-current portions of the lease liability were $24,535 and $73,400 respectively.

At June 30, 2024, future minimum payments under the non-cancelable finance leases are as follows:

Years Ending December 31,

2024 (excluding the six months ended June 30, 2024)	$14,466
2025	28,931
2026	28,931
2027	28,931
2028	6,384
Total lease payment	$107,643
Total Imputed interest	(9,708)
Total	$97,935

7. Related Party Transactions

As of June 30, 2024, the Company had a current asset of $18,384 compared to a current liability of $201,848 at December 31, 2023, due to affiliated companies.

During the six months ended June 30, 2024 and 2023, the Company repaid advancements from affiliated companies of $393,969 and $409,505, respectively, and had advancements from affiliated companies of $173,737 and $343,697, respectively.

Associated with amounts advanced and due to Twin Vee, for the six months ended June 30, 2024 and 2023, the Company recorded interest expense of $1,543 and $519, respectively, based on a rate of 6% interest on the Company’s average monthly balance.

Pursuant to a management agreement dated September 2022, for various management services, the Company paid $6,800 monthly thereafter for management fee associated with the use of shared management resources. The September 2022 agreement expired on August 31, 2023, and was renewed for another year under the same terms. Under a management agreement dated April 8, 2024 for various management services, the Company pays a variable rate for services rendered. For the six months ended June 30, 2024 and 2023, the Company recorded management fees of $280,555 and $40,800, respectively, pursuant to this management agreement.

For the three months ended June 30, 2024 and 2023, the Company recorded rent expense of approximately $0 and $20,400, respectively, associated with its month- to- month arrangement to utilize certain space at Twin Vee’s facility. The Company’s use of Twin Vee’s facilities does vary based on the number of prototype units on property and in process. The Company’s corporate headquarters are located at Twin Vee’s location; however, a number of its employees and consultants work remotely.

In August of 2022, the Company signed a six-month lease for a duplex on a property in Black Mountain, NC, to be used by its traveling employees during the construction of its new manufacturing facility, for $2,500 per month. After the initial term of the lease, it was extended on a month-to-month basis. In August of 2023, the Company’s then president, James Leffew, purchased the property, and the Company executed a new lease agreement with Mr. Leffew on the same month-to-month terms. This lease was terminated at the end of March 2024. For the three months ended June 30, 2024 and 2023, the lease expense was $0 and $7,500, respectively. For the six months ended June 30, 2024 and 2023, the lease expense was $7,500 and $11,000, respectively.

8. Accrued Expenses

At June 30, 2024 and December 31, 2023, accrued liabilities consisted of the following:

	June 30,	December 31,
	2024	2023
Accrued wages and benefits	$18,281	59,177
Accrued operating expenses	9,533	403,204
Total accrues expenses	$27,814	$462,381

9. Commitments and Contingencies

Litigation

The Company is currently involved in civil litigation in the normal course of business, the Company does not consider this to be material.

10. Stockholders’ Equity

Common Stock Warrants

The Company had outstanding warrants to purchase 172,500 shares of common stock issuable at a weighted-average exercise price of $6.25 per share that were issued to the representative of the underwriters on August 16, 2022 in connection with the Company’s initial public offering (the “IPO”). The Company also had outstanding warrants to purchase 306,705 shares of common stock issuable at a weighted-average exercise price of $1.88 per share that were issued to the representative of the underwriters on June 14, 2023 in connection with the Company’s secondary offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, and expire on August 16, 2027 and June 16, 2028, respectively. There was no warrant activity during the three months ended June 30, 2024.

Equity Compensation Plan

The Company maintains an equity compensation plan (the “Plan”) under which it may award employees, directors and consultants’ incentive and nonqualified stock options, restricted stock, stock appreciation rights and other stock-based awards with terms established by the Compensation Committee of the Board of Directors which has been appointed by the Board of Directors to administer the plan. The number of awards under the Plan automatically increased on January 1, 2023 and January 1, 2024. As of June 30, 2024, there were 1,448,714 shares remaining available for grant under this Plan. Stock based compensation expense is included in the Condensed Statements of Operations, under salaries and wages.

Accounting for Stock -Based Compensation

Stock Compensation Expense - For the six months ended June 30, 2024 and 2023, the Company recorded $476,956 and $682,980, respectively, of stock-based compensation expense which is included in salaries and wages on the accompanying condensed statement of operations

Forza’s 2022 Stock Incentive Plan (the “Plan”)- Forza has issued stock options. A stock option grant gives the holder the right, but not the obligation to purchase a certain number of shares at a predetermined price for a specific period of time. Forza typically issues options that vest pro rata on a monthly basis over various periods. Under the terms of the Plan, the contractual life of the option grants may not exceed ten years.

The Company utilizes the Black-Scholes model to determine fair value of stock option awards on the date of grant. The Company utilized the following assumptions for option grants during the three months ended June 30, 2024:

Three months ended
June 30,
2024
Expected term	5 years
Expected average volatility	108-113%
Expected dividend yield	—
Risk-free interest rate	2.98 - 4.72%

The expected volatility of the option is determined using historical volatilities based on historical stock price of comparable boat manufacturing companies. The Company estimated the expected life of the options granted based upon historical weighted average of comparable boat manufacturing companies. The risk-free interest rate is determined using the U.S. Department of the Treasury yield curve rates with a remaining term equal to the expected life of the option. The Company has never paid a dividend, and as such the dividend yield is 0.0%

	Options Outstanding		Weighted Average
	Number of	Weighted Average	Remaining life
	Options	Exercise Price	(years)	Fair value of option

Outstanding, December 31, 2022	1,441,500	$3.41	0.05	$4,009,913
Granted	518,000	0.70	9.76	287,835
Exercised	—	—
Forfeited/canceled	(69,583)	1.24	9.62	(40,248)
Outstanding, December 31, 2023	1,889,917	$2.72	9.36	$4,257,500
Granted	—	—	0
Exercised	—	—	0
Forfeited/canceled	(521,843)	1.50	8.97	(2,079,516)
Outstanding, June 30, 2024	1,368,074	$2.72	8.52	$2,177,984

Exercisable options, June 30, 2024	411,500	$3.39	8.34

11. Subsequent Events

In an effort to retain cash and reduce expenditures and as a result of current market conditions, on July 11, 2024, the Company’s Board of Directors determined to discontinue and wind down the Company’s business related to the development and sale of electric boats utilizing its proprietary outboard electric motor. The Company explored strategic alternatives, including a potential merger with Twin Vee PowerCats Co. As part of this decision, the Company obtained an appraisal of its partially constructed facility in Monroe, NC and evaluated the carrying costs of its assets, primarily its inventory and fixed assets. Based on this analysis, the Company has recorded an impairment charge of $1,674,000 against the carrying cost of its partially constructed building at June 30, 2024. The Company has evaluated any material liabilities resulting from this action and has determined that there are no additional material liabilities to be recorded as of June 30, 2024.

On August 12, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Twin Vee and Twin Vee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Twin Vee (“Merger Sub”), pursuant to which, among other things, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Company will merge with and into Merger Sub, with the Company surviving the merger (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of the Company’s common stock (other than any shares held by Twin Vee), will be converted into the right to receive 0.61166627 shares (the “Exchange Ratio”) of Twin Vee common stock, any fractional shares to be rounded down to the nearest whole share of Twin Vee common stock, for an aggregate of 5,355,000 shares of Twin Vee common stock. Each outstanding stock option exercisable for shares of the Company’s common stock that is outstanding at the Effective Time, whether vested or unvested, will be assumed by Twin Vee and converted into a stock option to purchase the number of shares of Twin Vee common stock that the holder would have received if such holder had exercised such stock option for shares of the Company’s common stock prior to the Merger and exchanged such shares for Twin Vee common stock in accordance with the Exchange Ratio. Each outstanding warrant to purchase shares of the Company’s common stock will be assumed by Twin Vee and converted into a warrant to purchase the number of shares of Twin Vee common stock that the holder would have received if such holder had exercised such warrant for shares of the Company’s common stock prior to the Merger and exchanged such shares for Twin Vee common stock in accordance with the Exchange Ratio, subject to adjustment for ant reverse stock split. In addition, at the Effective Time the 7,000,000 shares of the Company’s common stock held by Twin Vee will be cancelled.

The completion of the Merger by each of Twin Vee and the Company is subject to customary conditions, including (1) (A) adoption of the Merger Agreement by the Company’s stockholders (which approval shall include a majority of the shares present in person or by proxy at the Company’s annual meeting excluding shares held by us) and (B) approval of the Share Issuance by Twin Vee’s shareholders, (2) authorization for listing on the Nasdaq Capital Market of the shares of Twin Vee’s common stock to be issued in the Merger, subject to official notice of issuance, (3) effectiveness of the registration statement on Form S-4 for Twin Vee’s common stock to be issued in the Merger, and (4) the absence of any order, injunction, decree or other legal restraint preventing the completion of the Merger or making the completion of the Mergers illegal. Each party’s obligation to complete the Mergers is also subject to certain additional customary conditions, including subject to certain exceptions, the accuracy of the representations and warranties of the other party and performance in all material respects by the other party of its obligations under the Merger Agreement. Twin Vee, in its capacity as the Company’s principal stockholder, has agreed to vote the shares of Forza common stock held by it for the approval and adoption of the Merger only if a majority of the Company’s other stockholders present in person or by proxy at the Forza annual meeting vote to approve and adopt the Merger.

The Merger Agreement contains certain termination rights for both Twin Vee and the Company. In addition, either the Company or Twin Vee may terminate the Merger Agreement if the Merger is not consummated by December 1, 2024.

The Company has evaluated all events or transactions that occurred after June 30, 2024 through August 15, 2024, which is the date that the condensed financial statements were available to be issued. During this period, there were no additional material subsequent events.

ANNEX A - Merger Agreement

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FORZA XI, INC.,

TWIN VEE POWERCATS CO.,

and

TWIN VEE MERGER SUB, INC.

Dated as of August 12, 2024

TABLE OF CONTENTS

Exhibits:		Page:

Exhibit A	Definitions	325
Exhibit B	Surviving Corporation COI	337
Exhibit C	Surviving Corporation By-Laws	339

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 12, 2024, by and among FORZA XI, INC., a Delaware corporation (“Forza”), TWIN VEE POWERCATS CO., a Delaware corporation (the “Company” or
“Twin Vee”) and TWIN VEE MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A.       Forza and the Company intend to effect a merger of Merger Sub with and into Forza (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Forza will become a wholly owned subsidiary of
Twin Vee.

B.       The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury Regulations promulgated thereunder (the “Treasury Regulations”). By executing this Agreement, the Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and the Parties intend to file the statement required by Treasury Regulations Section 1.368-3(a).

C.       The Forza Board of Directors has (i) received an opinion from Intelek Business Valuations & Advisory concluding that the Contemplated Transactions are fair to the stockholders of Forza from a financial point of view and that the consideration to be issued to the stockholders of Forza in the Merger is fair, from a financial point of view, to Forza stockholders, (ii) has determined that the Contemplated Transactions, including the Merger, are fair to, advisable and in the best interests of Forza and its stockholders, (iii) has approved and advised that this Agreement, the Merger and the other actions contemplated by this Agreement are deemed advisable; and (iv) has determined to recommend that the stockholders of Forza vote to approve this Agreement and the Merger and such other actions as contemplated by this Agreement.

D.       The Board of Directors of Merger Sub (i) has determined that the Contemplated Transactions, including the Merger, are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) has adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement and has deemed this Agreement advisable, and (iii) has determined to recommend that the sole stockholder of Merger Sub vote to approve this Agreement and thereby approve the Merger and such other actions as contemplated by this Agreement.

E.       The Company Board of Directors (i) received an opinion from Houlihan Capital, LLC concluding that the Contemplated Transactions are fair to the stockholders of the Company from a financial point of view and that the consideration to be issued to the stockholders of Forza in the Merger is fair, from a financial point of view, to the Company stockholders (ii) has determined that the Contemplated Transactions, including the Merger, are fair to, advisable and in the best interests of the Company and its stockholders, (iii) has adopted this Agreement and approved and advised that the Merger and the other transactions contemplated by this Agreement, including the issuance of shares of Company Common Stock to the stockholders of Forza pursuant to the terms of this Agreement, are deemed advisable, , and (v) has determined to recommend that the stockholders of the Company vote to approve the issuance of shares of Company Common Stock to the stockholders of Forza pursuant to the terms of this Agreement.

ARTICLE 1

DESCRIPTION OF TRANSACTION

1.1     Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into Forza, and the separate existence of Merger Sub shall cease, pursuant to Section 251 of the DGCL. Forza will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2      Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3     Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Blank Rome LLP, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8, other than those conditions that by their nature are to be satisfied at’ the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Forza and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger (the “Certificate of Merger”), satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Forza and the Company. The Merger shall become effective at the time specified in such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Forza and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4      Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)      the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit B (“Surviving Corporation COI”), until thereafter amended as provided by the DGCL and such articles of incorporation;

(b)      the Company Board will take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as set forth on Exhibit C (“Surviving Corporation Bylaws”), until thereafter amended as provided by the DGCL and such bylaws; and

(c)      the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal, shall be the directors and officers as set forth in Section 5.17, after giving effect to the provisions of

Section 5.17.

1.5      Conversion of Forza Stock, Options, Warrants and Other Convertible Securities.

(a)       At the Effective Time, by virtue of the Merger and without any further action on the part of Forza, Merger Sub, the Company or any stockholder of Forza or stockholder of the Company:

(i)       any Forza Capital Stock held as treasury stock or held or owned by Forza, Merger Sub or any Subsidiary of Forza immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)      subject to Section 1.5(c), each share of Forza Common Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) shall be converted solely into the right to receive a number of shares of Company Common Stock equal to the Exchange Ratio; and

(b)       If any share of Forza Common Stock outstanding immediately prior to the Effective Time are shares of Forza Restricted Stock, then the shares of Company Common Stock issued in exchange for such Forza Restricted Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the transfer agent shall be instructed to note that such Company Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Company is entitled to exercise any such repurchase option or other right set forth in the applicable agreement governing such Forza Restricted Stock.

(c)       No fractional shares of Company Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. If the product of the number of shares a Forza stockholder holds immediately prior to the Effective Time multiplied by the Exchange Ratio would result in the issuance of a fractional share of Company Common Stock, that product will be rounded down to the nearest whole number of shares of Company Common Stock.

(d)      All Forza Options outstanding immediately prior to the Effective Time under the Equity Incentive Plan and all Forza Warrants outstanding immediately prior to the Effective Time shall be exchanged for options or warrants to purchase Company Common Stock, or warrants to purchase Company Common Stock, as applicable, in accordance with Section(a). The parties shall take all lawful actions to effect the provisions of this Section 1.5(d).

(e)      At the Effective Time, by virtue of the Merger and without any further action on the part of Forza, Merger Sub, the Company or any stockholder of Forza or stockholder of the Company, each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f)       If, between the date of this Agreement and the Effective Time, the outstanding Forza Common Stock or Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend or any subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Forza Capital Stock, Forza Options, Forza Warrants, and any other convertible securities, the same economic effect as contemplated by this Agreement prior to such event.

1.6     Closing of the Company’s Transfer Books. At the Effective Time: (a) all Forza Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing Forza Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of Forza; and (b) the stock transfer books of Forza shall be closed with respect to all Forza Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such Forza Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any Forza Common Stock outstanding immediately prior to the Effective Time (a “Company Share Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Forza Share Certificate shall be canceled and shall be exchanged as provided in Sections 1.5.

1.7      Surrender of Certificates.

(a)       On or prior to the Closing Date, Forza and the Company shall mutually agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, the Company shall deposit with the Exchange Agent any certificates representing Company Common Stock or non-certificated shares of Company Common Stock represented by book entry that are issuable pursuant to Section 1.5(a) (or make appropriate alternative arrangements if uncertificated shares of Company Common Stock represented by book-entry shares will be issued). The shares of Company Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b)      At or before the Effective Time, Forza will deliver to the Company a true, complete and accurate listing of all record holders of Forza Common Stock at the Effective Time, including the number and class of Forza Capital Stock held by such record holder, all shares of Forza Common Stock represented by book-entry shares (“Forza Book-Entry Shares”), all shares held by certificates (“Forza Share Certificates”) and the number of shares of Company Common Stock such holder is entitled to receive pursuant to Section 1.5 (the “Forza Allocation Schedule”). Promptly after the Effective Time, the Company shall cause the Exchange Agent to mail to the Persons who were record holders of Forza Common Stock immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as the Company may reasonably specify (including a provision confirming that delivery of Forza Share Certificates shall be effected, and risk of loss and title to Forza Share Certificates shall pass, only upon delivery of such Forza Share Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Forza Share Certificates or Forza Book-Entry Shares in exchange for certificated or non-certificated book entry shares representing shares of Company Common Stock. Upon (i) surrender of a Forza Share Certificate to the Exchange Agent for exchange; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Forza Book-Entry Shares; in each case, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or the Company: (A) the holder of such Forza Common Stock shall be entitled to receive in exchange therefor a certificate or book entry representing the number of whole shares of Company Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a); and (B) Forza Share Certificate so surrendered or Forza Book-Entry Share shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each share of Forza Common Stock shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Company Common Stock. If any Forza Share Certificate shall have been lost, stolen or destroyed, Forza shall, in its discretion and as a condition precedent to the delivery of any certificate or book entry representing shares of Company Common Stock, require the owner of such lost, stolen or destroyed Forza Share Certificate to provide an applicable affidavit and indemnification agreement with respect to such Forza Share Certificate and post any bond required by the Transfer Agent.

(c)      No dividends or other distributions declared or made with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered share of Forza Common Stock with respect to Company Common Stock that such holder has the right to receive in the Merger until such holder surrenders such share of Forza Common Stock or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.7(c) (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d)      Any portion of the Exchange Fund that remains undistributed to holders of shares of Forza Common Stock as of the first anniversary of the Closing Date shall be delivered to the Company upon demand, and any holders of Forza Common Stock who have not theretofore surrendered their Forza Common Stock in accordance with this Section 1.7 (d) shall thereafter look only to the Company for satisfaction of their claims for Company Common Stock and any dividends or distributions with respect to shares of Company Common Stock.

(e)       Each of the Parties, the Exchange Agent, and their respective Affiliates shall be entitled to deduct and withhold from any consideration deliverable or payable pursuant to this Agreement to any holder of any Forza Common Stock or any other Person such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including IRS Form W-9 (or the appropriate IRS Form W-8, as applicable) from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and timely remitted to the appropriate taxing authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)        No party to this Agreement shall be liable to any holder of any Forza Common Stock or to any other Person with respect to any shares of Company Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.8     Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Forza, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Forza, Merger Sub and otherwise) to take such action.

1.9    Tax Consequences. For U.S. federal income Tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The Parties hereby adopt this Agreement as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), to which Forza, Merger Sub and the Company are parties under Section 368(b) of the Code.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

The Company and Merger Sub jointly and severally represent and warrant to Forza as follows, except as set forth in the written disclosure schedule delivered by the Company to Forza (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE 2. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this ARTICLE 2 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Company Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1      Subsidiaries; Due Organization; Etc.

(a)      The Company has no Subsidiaries, except for Merger Sub, the Entities identified in Part 2.1(a) of the Company Disclosure Schedule, and Forza (the “Company Subsidiaries”); and neither the Company, Merger Sub nor any of the Company Subsidiaries owns any capital shares of, or any equity interest of any nature in, any other Entity, other than Merger Sub and the Company Subsidiaries. The Company has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)      Each of the Company, Merger Sub and the Company Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which such assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)       Each of the Company, Merger Sub and the Company Subsidiaries is qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

2.2      Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Each of the Company and Merger Sub has made available to Forza accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for the Company, Merger Sub and each Company Subsidiary. Neither the Company, Merger Sub nor any Company Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

2.3      Capitalization, Etc.

(a)      The authorized capital stock of the Company as of the date of this Agreement consists of (i) 50,000,000 shares of Company Common Stock, par value $0.001 per share, of which 9,520,000 shares have been issued and are outstanding, and (ii) undesignated preferred stock, par value $0.001 per share, of which no shares are issued or outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities. Part 2.3(a)(ii) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b)      Except for the Company’s 2021 Equity Incentive Plan the “Equity Incentive Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date hereof, the Company has reserved 2,171,800 shares of the Company Common Stock for issuance under the Equity Incentive Plan. Of such reserved shares of the Company Common Stock, as of the date hereof, no shares of Company Common Stock have been issued pursuant to the exercise of outstanding options, 2,152,729 shares of the Company Common Stock have been granted and are subject to currently outstanding awards under the Equity Incentive Plan, and 19,071 shares of Company Common Stock remain available for future issuance pursuant to the Equity Incentive Plan. Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of the Company Common Stock subject to such Company Option at the time of grant; (C) the number of shares of the Company Common Stock subject to such Company Option as of the date of this Agreement; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such Company Option; (G) the date on which such Company Option expires; and (H) whether such Company Option is intended to be an “incentive stock option” (as defined in Section 422(b) of the Code) or a non-qualified stock option; and (I) whether or not such Company Option is an “early exercise” stock option. The Company has made available to Forza an accurate and complete copy of the Equity Incentive Plan and all forms of Company award agreements approved for use thereunder. No vesting of any awards under the Equity Incentive Plan will accelerate in connection with the closing of the Contemplated Transactions.

(c)      Except for the outstanding Company Options as set forth in Section 2.3(b), and the warrants identified the Company’s most recent Annual Report on Form 10-K filed with the SEC as of the date hereof (the “Company Warrants”) or as set forth in Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital shares or other securities of the Company or any of the Company Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Company Subsidiary; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of the Company Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital shares or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital shares or other securities of the Company or any of the Company Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of the Company Subsidiaries.

(d)      All outstanding shares of Company Common Stock, as well as all options, warrants and other securities of the Company, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. The Company has made available to Forza accurate and complete copies of all Company Warrants. Except as identified on Part 2.3(c) of the Company Disclosure Schedule, there are no warrants to purchase capital shares of the Company outstanding on the date of this Agreement.

2.4      Absence of Changes. Except as set forth in Part 2.4 of the Company Disclosure Schedule and in the Company SEC Documents, between January 1, 2022 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of the Company or any Company Subsidiary (whether or not covered by insurance), (b) any Company Material Adverse Effect or an event of development that would individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (c) any event or development that would, if occurring following the execution of this Agreement, require the consent of Forza pursuant to Section 4.4(b).

2.5      Title to Assets. Each of the Company and the Company Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including the Owned Real Property. All such assets are owned by the Company or a Company Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s unaudited balance sheet for the quarter ended March 31, 2024 (the “Company Unaudited Interim Balance Sheet”) in accordance with United States generally accepted accounting principles (“GAAP”); (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any Company Subsidiary; and (iii) liens listed in Part 2.5 of the Company Disclosure Schedule (the “Permitted Encumbrances”).

2.6      Real Property; Leasehold. Part 2.6(i) of the Company Disclosure Schedule sets forth all of the real property owned by the Company and any Company Subsidiary (the “Owned Real Property”). Part 2.6(ii) of the Company Disclosure Schedule sets forth sets forth all service, maintenance, supply, leasing, subleasing, brokerage, listing or other contracts (along with all amendments and modifications thereof, the “Owned Real Property Contracts”) affecting the Owned Real Property. Except for the Owned Real Property Contracts listed Part 2.6(ii) of the Company Disclosure Schedule, there are no service, management, maintenance or other similar type agreements or contracts relating to the operation, management or maintenance of the Owned Real Property which shall survive the Closing. All of the Owned Real Property Contracts are in full force and effect and, to Company’s Knowledge, free from default. Neither the Company nor any Company Subsidiary has received notice of any pending or threatened condemnation with respect to the Owned Real Property or any portion thereof and the Company has no Knowledge of any condemnation proceedings. Part 2.6(iii) of the Company Disclosure Schedule sets forth all of the real property leased by the Company and any Company Subsidiary (the “Company Real Property Leases”). Each of the Company Real Property Leases and Owned Real Property Contract is in full force and effect, and there are no existing defaults under any Company Real Property Lease or any Owned Real Property Contract. A copy of each Company Real Property Lease and Owned Real Property Contract (including, without limitation, all amendments and modifications thereto) has been made available to Forza. All of the land, buildings, structures and other improvements used by the Company and the Company Subsidiaries in the conduct of its business are included in the property leased pursuant to the Company Real Property Leases and the Company Owned Real Property.

2.7      Intellectual Property.

(a)      Part 2.7(a) of the Company Disclosure Schedule lists all Company Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made. The Company has taken reasonable actions to maintain and protect the Company Registered Intellectual Property. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with the Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein.

(b)      The Company and each of the Company Subsidiaries own each item of Company-Owned IP Rights, free and clear of any Encumbrances.

2.8      Agreements, Contracts and Commitments. All Company Contracts that are required to be filed as an exhibit to a Form 10-K filed by the Company were filed. The Company has made available to Forza accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in writing. Except as set forth in Part 2.8 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries nor, to the Company’s Knowledge, as of the date of this Agreement any other party to a Company Material Contract, has breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company or any Company Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (l) above (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any party to cancel or terminate any Company Material Contract or would permit any other party to seek damages which would reasonably be expected to be material. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company, any Company Subsidiary or the Surviving Corporation to any Person under any Company Material Contract. The Company has not received any written notice of termination of any such Company Material Contract.

2.9      Liabilities. As of the date hereof, neither the Company nor any Company Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (required to be reflected in the financial statements of the Company or any Company Subsidiary in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company or the Company Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of the Company or any Company Subsidiary under Company Contracts, including the reasonably expected performance of such Company Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Part 2.9 of the Company Disclosure Schedule.

2.10    Compliance; Permits; Restrictions. The Company and each Company Subsidiary are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit, action or other Legal Proceeding by any Governmental Body is pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary which (i) has or would be reasonably expected to have the effect of prohibiting or materially impairing any business practice of the Company or any Company Subsidiary, any acquisition of material property by the Company or any Company Subsidiary or the conduct of business by the Company or any Company Subsidiary as currently conducted, (ii) is reasonably likely to have a material adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

2.11     Anti-Corruption Compliance; Trade Control Laws and Sanctions.

(a)     For the past three years, Company and its directors, officers and employees, and, to the Knowledge of Company, its distributors, agents, representatives, sales intermediaries and or other Persons acting on behalf of Company have been in compliance in all material respects with all applicable Anti-Corruption Laws and Trade Control Laws.

(b)     For the past three years, Company has had in place policies, procedures, controls and systems reasonably designed to ensure compliance with all applicable Anti-Corruption Laws and Trade Control Laws.

(c)      None of Company, or any director, officer, employee or, to the Company’s Knowledge, agent of Company is a Sanctioned Person.

(d)      There are no pending, or, to the Knowledge of the Company, threatened in writing, actions, suits, proceedings, inquiries or investigations by any Governmental Body against the Company with respect to any Anti-Corruption Laws or Trade Control Laws. In the past three years, the Company has not been subject to any such actions, suits, proceedings, inquiries or investigations or made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Anti-Corruption Laws or Trade Control Laws.

2.12    Tax Matters.

(a)      All income and other material Tax Returns required to have been filed by the Company and each Company Subsidiary under applicable Law have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. No written claim has been made in the last three (3) years by any Governmental Body in a jurisdiction where the Company or any Company Subsidiary does not file income or other material Tax Returns that it is subject to taxation by that jurisdiction in respect of Taxes that would be the subject of such Tax Returns.

(b)      All material Taxes due and owing by the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of the Company and any Company Subsidiary for Tax periods ending on and including the date of the Company Unaudited Interim Balance Sheet have been accrued and reserved for on the Company Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any Company Subsidiary has incurred any material Liability for Taxes outside the Ordinary Course of Business.

(c)      The Company and each Company Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)      There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Company’s Unaudited Interim Balance Sheet in accordance with GAAP) upon any of the assets of the Company or any Company Subsidiary.

(e)      No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar written agreements or rulings have been entered into or issued by any Governmental Body with respect to the Company or any Company Subsidiary which agreement or ruling would be effective after the Closing Date.

(f)      No material deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing, other than any such deficiencies that have since been resolved. There are no pending (or, based on written notice, threatened) audits, assessments or other Legal Proceedings for or relating to any liability in respect of material Taxes of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return which has not since been resolved or filed, or consented to extend the period in which Tax may be assessed or collected by any Tax authority (in each case, other than such extensions of time entered into in the Ordinary Course of Business).

(g)      The Company has not at any time been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)      Neither the Company nor any Company Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement (other than customary commercial Contracts the principal subject matter of which is not Taxes).

(i)       Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any Company Subsidiary has any Liability for the Taxes of any Person (other than the Company and any Company Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract, or otherwise (other than customary commercial Contracts the principal subject matter of which is not Taxes).

(j)       Neither the Company nor any Company Subsidiary (nor any predecessor of the foregoing) has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. Law).

(k)      Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations
Sections 1.6011-4(b)(2).

(l)       Neither the Company nor any Company Subsidiary (i) is or owns stock in a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is or owns stock in a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is a foreign corporation that is treated as a U.S. corporation under Section 7874(b) of the Code.

(m)    Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) use of an improper or change in a method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated or created on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). Neither the Company nor any Company Subsidiary has made any election under Section 965(h) of the Code.

(n)      Neither the Company nor any Company Subsidiary has taken or agreed to take any action, or has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)      Neither the Company nor any Company Subsidiary has been, is, or immediately prior to the Effective Time will be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p)      Neither the Company nor any Company Subsidiary has deferred the payment of any employer payroll Taxes pursuant to the CARES Act.

2.13    Employee Benefit Plans.

(a)      Part 2.13(a) of the Company Disclosure Schedule lists all material Company Employee Plans. “Company Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, employment agreements, and all termination or severance Contracts to which the Company or any of the Company Subsidiaries is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to the Company or any of the Company Subsidiaries), with respect to which the Company or any Company Affiliate has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by the Company or any Company Affiliate for the benefit of any current or former employee, officer or director of the Company or any Company Affiliate and (ii) and any material consulting contracts, arrangements or understandings between the Company or any Company Affiliate and any natural person consultant of the Company or any Company Affiliate.

(b)      The Company has made available to Forza with respect to each material Company Employee Plan a true and complete copy of each material governing plan document (or, for any unwritten Company Employee Plan, a written description of the material terms of such Company Employee Plan) (except for individual written Company Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement and (ii) the most recent summary plan description and summary of material modifications. The Company has made available to Forza with respect to each material Company Employee Plan: (i) annual reports on Form 5500 for the most recent plan year (if required), (ii) the most recent IRS determination, opinion, or advisory letter for any Company Employee Plan regarding the qualified status of the form of such Company Employee Plan, if applicable, (iii) the most recently prepared actuarial report and financial statement in connection with each such Company Employee Plan for each of the prior three (3) years (if required to be prepared and filed with Form 5500), and (iv) any material non-routine correspondence received from or submitted to any Governmental Body within the prior three (3) years. Neither the Company nor any Company Subsidiary has any express or implied commitment to: (i) create, enter into, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) enter into any Contract to provide compensation or benefits to any individual other than in the Ordinary Course of Business, or (iii) modify, change or terminate any Company Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c)       No Company Employee Plan is, and neither the Company nor any of the Company Subsidiaries or Company Affiliates has ever maintained, contributed to, or had any liability or obligation to contribute to: (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a funded welfare benefit plan (within the meaning of Section 210 of ERISA or Section 413(c) of the Code (a “Funded Welfare Plan”), or (v) any plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d)       None of the Company Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law.

(e)       Except as provided in this Agreement or as set forth in Part 2.13(e) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Employee Plan, (iii) trigger any obligation to fund any Company Employee Plan, (iv) limit the right to merge, amend or terminate any Company Employee Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to the Company and any of the Company Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(f)       No current or former director, employee, or consultant of the Company is entitled to receive a tax gross-up or “make-whole” payment from the Company with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(g)      Each Company Employee Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company and Company’s Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the Knowledge of the Company, there is no material default or material violation by any party to, any Company Employee Plan. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (other than routine claims for benefits in the Ordinary Course of Business), and to the Knowledge of the Company, there is no reasonable basis for any such Legal Proceeding.

(h)      The Company, with respect to each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, notification or advisory letter with respect to such qualification, if a determination letter has been applied for, or may rely upon an opinion letter for a pre-approved plan, and to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Plan to lose such qualification or require corrective action under the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(i)       To the Knowledge of the Company, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Company Employee Plan that would reasonably be expected to result in material Liability to the Company or any of the Company Subsidiaries. All contributions, premiums or payments required to be made by the Company or any of the Company Subsidiaries with respect to any Company Employee Plan have been made on or before their due dates, except as would not result in material Liability to the Company or any of the Company Subsidiaries. There are no claims pending or threatened, other than routine claims for benefits. All reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(j)       Each Company Employee Plan that is in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to
Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No Company Employee Plan or Company Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(k)      No Company Employee Plan is subject to the laws of any jurisdiction outside the United States.

2.14    Labor and Employment.

(a)       The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of the Company or any Company Subsidiary, except as described on Part 2.14(a) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither the Company nor any Company Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Company or any Company Subsidiary, and to the Knowledge of the Company, no such investigation or inquiry is in progress. The employment of all employees of the Company and the Company Subsidiaries is terminable at will without cost or liability to the Company or any of the Company Subsidiaries, except for amounts earned prior to the time of termination and except identified in the Company’s most recent Annual Report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K filed with the SEC as of the date hereof as well as set forth in Part 2.14(a) of the Company Disclosure Schedule).

(b)      The Company has made available to Forza a list of each employee and consultant that provides services to the Company or any Company Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised the Company or any Company Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of the Company or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth in Part 2.14(b) of the Company Disclosure Schedule, the Company and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 2.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from the Company or any Company Subsidiary.

(c)      To the Knowledge of the Company, no employee, officer or director of the Company or any Company Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of the Company or the Company Subsidiary, or (ii) the ability of the Company or any Company Subsidiary to conduct its business, in each case in any manner that would have a Company Material Adverse Effect. To the Knowledge of the Company, no employee, officer or director of the Company is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have a Company Material Adverse Effect.

(d)      There are no material controversies pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees or independent contractors.

(e)      Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by the Company or any Company Subsidiary; to the Knowledge of the Company, none of the employees or independent contractors of the Company or any Company Subsidiary is represented by any union, works council, or any other labor organization; and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f)       There are no grievances pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There are no unfair labor practice complaints pending, or, to the Knowledge of Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of the Company or any Company Subsidiary. There is no strike, slowdown, work stoppage lockout, or similar labor disputes pending, or, to the Knowledge of the Company, threatened, by or with respect to any employees of the Company or any Company Subsidiary.

(g)      Except as would not result in material liability to the Company, all individuals who are or were performing consulting or other services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to the Company or the Company Subsidiaries, all individuals who are classified as “exempt” and are or were performing services for the Company or any Company Subsidiary have been correctly classified by the Company or the Company Subsidiary in all material respects as “exempt” from all applicable wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

(h)      The Company and each Company Subsidiary is in compliance with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

2.15   Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has released, stored, generated, disposed of or arranged for the disposal of, transported, handled, marketed, distributed, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility contaminated by any Hazardous Materials, in each case so as to create any Liability under any Environmental Law. Except as set forth in Part 2.15 of the Company Disclosure Schedule and for matters that not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has received since January 1, 2023 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that the Company or any Company Subsidiary is not in compliance with any Environmental Law or has Liability under any Environmental Law, and, (ii) to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of the Company Subsidiaries’ compliance with any Environmental Law (or that could reasonably be expected to result in Liability under any Environmental Law) in the future. To the Knowledge of the Company and except as set forth in Part 2.15 of the Company Disclosure Schedule: (i) no current or prior owner of any property currently or then leased or controlled by the Company or any of the Company Subsidiaries has received since January 1, 2023 any written notice or other communication (in writing or otherwise) relating to property owned or leased by the Company or any of the Company Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or the Company or any of the Company Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither the Company nor any of the Company Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a Company Material Adverse Effect.

2.16    Insurance.

(a)       The Company has made available to Forza accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each Company Subsidiary. Each of the insurance policies is in full force and effect and the Company and each Company Subsidiary are in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2022, neither the Company nor any Company Subsidiary has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.16 of the Company Disclosure Schedule, to the Knowledge of the Company, there are no pending workers’ compensation or other claim under or based upon any insurance policy of the Company or any Company Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company and each Company Subsidiary is accurate and complete in all material respects. The Company and each Company Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Company or any Company Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed the Company or any Company Subsidiary of its intent to do so.

(b)      The Company has made available to Forza accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company and each Company Subsidiary as of the date of this Agreement (the “Existing Company D&O Policies”). Part 2.16(b) of the Company Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company and each Company Subsidiary with respect to the Existing Company D&O Policies.

2.17    Legal Proceedings; Orders.

(a)      Except as set forth in Part 2.17(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of the Company Subsidiaries, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of the Company Subsidiaries; or (ii) that challenges or may have the effect or preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions. To the Knowledge of the Company, no event has occurred and no claim, dispute or other condition or circumstance exists, that will give rise to or serve as the basis for the commencement of any meritorious Legal Proceeding.

(b)     There is no order, writ, injunction, judgment or decree to which the Company or any Company Subsidiary, or any of the material assets owned or used by the Company or any Company Subsidiary, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any Company Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any Company Subsidiary or to any material assets owned or used by the Company or any Company Subsidiary.

2.18    Authority; Binding Nature of Agreement. The Company, Merger Sub and each Company Subsidiary have all necessary corporate power and authority to enter into and to perform its respective obligations under this Agreement. The Company Board of Directors and the Merger Sub Board of Directors (at one or more meetings duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of the Company and its stockholders; (b) duly authorized and approved by all necessary corporate action, this Agreement and the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions, subject to the Required Company Stockholder Vote and the adoption of this Agreement by the Company in its capacity as sole stockholder of Merger Sub, performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions; and (c) recommended the adoption and approval the issuance of the Merger consideration to the Forza stockholders, and the Company Board of Directors has directed that the issuance of shares of Company Common Stock to the stockholders of Forza pursuant to the terms of this Agreement be submitted to the Company’s stockholders for consideration at the Company’s Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and Merger Sub and, assuming the due authorization, execution and delivery by Merger Sub, constitutes the legal, valid and binding obligation of the Company and Merger Sub (as applicable), enforceable against the Company or Merger Sub (as applicable) in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Merger Sub was formed solely to facilitate the Merger and has no assets, liabilities or operations except in connection therewith.

2.19   Vote Required. The affirmative vote of the holders of a majority of voting power of shares of Company Common Stock present in person or represented by proxy shares (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt or approve the matters set forth in Section 2.18.

2.20    Non-Contravention; Consents. Subject to Part 2.20 of the Company Disclosure Schedule, and subject to obtaining the Required Company Stockholder Vote, the filing of the Certificate of Merger required by the DGCL and any filings or notifications that may be required in connection with the Contemplated Transactions under any US or non-US antitrust, merger control, or competition laws, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)     contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company or (ii) any resolution adopted by the Company stockholders, the Company Board of Directors or any committee of the Company Board of Directors;

(b)      contravene, conflict with or result in a material violation of, or give any Governmental Body or, to the Knowledge of the Company, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or the Company Subsidiaries, or any of the assets owned or used by the Company or the Company Subsidiaries, is subject;

(c)       contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or the Company Subsidiaries or that otherwise relates to the business of the Company or the Company Subsidiaries or to any of the material assets owned or used by the Company or the Company Subsidiaries;

(d)      contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) a rebate, chargeback, penalty or change in any delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any material term of any Company Contract, except, in the case of any Company Contract, any non-material breach, default, penalty or modification;

(e)       result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company or the Company Subsidiaries (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

(f)        result in the transfer of any material asset of the Company or the Company Subsidiaries to any Person.

Except (i) for any Consent set forth in Part 2.20 of the Company Disclosure Schedule under any Company Contract, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither the Company nor any of the Company Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

2.21    No Financial Advisor. Except as set forth in Part 2.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company, Merger Sub or any of the Company Subsidiaries.

2.22    Privacy. The Company has complied in all material respects with all privacy obligations “Privacy Obligations”) and its respective internal and external privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by the Company or by third parties having authorized access to the records of by the Company. The execution, delivery and performance of this Agreement will comply in all material respects with all Privacy Obligations and with by the Company’s privacy policies. The Company has not received a written complaint regarding by the Company’s collection, use or disclosure of Personal Information. There has been no (i) unauthorized acquisition of, access to, loss of, misuse (by any means) of any Sensitive Data, or (ii) unauthorized or unlawful processing of any Sensitive Data used or held for use by or on behalf of by the Company. No Person has, in the last three (3) years, threatened to bring any proceeding pursuant to any written notice, or commenced any proceeding with respect to by the Company’s privacy, security or data protection practices, including any loss, damage or unauthorized access, use, disclosure, modification or other misuse of any Personal Information maintained by, or on behalf of, by the Company and, to the Company’s Knowledge, there is no reasonable basis for such proceeding.

2.23    Disclosure. The information supplied by the Company and each Company Subsidiary for inclusion in the Form S-4 and the Joint Proxy Statement (including any financial statements of the Company) will not, as of the date of the Form S-4 or as of the date such information is prepared or presented (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.24    SEC Filings; Financial Statements.

(a)      The Company has made available to Forza accurate and complete copies of all annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, registration statements, proxy statements, Company Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2022 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Company SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth in Part 2.24(a) of the Company Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the Company’s Knowledge, as of the time they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Company SEC Document has been amended or superseded by a later Company SEC Document filed prior to the date hereof. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Company Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this ARTICLE 2, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)      The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby. Other than as expressly disclosed in the Company SEC Documents filed prior to the date hereof, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP. The books of account and other financial records of the Company and each of the Company Subsidiaries are true and complete in all material respects.

(c)       The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of the Company, “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)       Except as set forth in Part 2.24(d) of the Company Disclosure Schedule, from January 1, 2022, through the date hereof, the Company has not received any comment letter from the SEC or the staff thereof. The Company has not disclosed any unresolved comments in the Company SEC Documents.

(e)       Since January 1, 2022, there have been no informal or formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Company, the Company Board of Directors or any committee thereof, or any regulatory agency other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)       The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(g)      Except as set forth in the Company SEC Documents, the Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that the Company maintains records that in reasonable detail accurately and fairly reflect the Company’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Company Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting and, to the extent required by applicable law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed to the Company’s auditors and the Audit Committee of the Company’s Board of Directors (and made available to the Forza a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed in the Company SEC Documents filed prior to the date hereof, the Company has not identified any material weaknesses in the design or operation of the Company’s internal control over financial reporting. Since January 1, 2022, there have been no material changes in the Company’s internal control over financial reporting.

(h)      Except as set forth in the Company’s SEC Documents, the Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i)       Since January 1, 2022, (i) the Company has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company’s internal accounting controls relating to periods after January 1, 2022, including any material complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (ii) no attorney representing the Company , whether or not employed by the Company, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2022, by the Company or agents to the Company Board of Directors or any committee thereof or, to the Knowledge of the Company, to any director or officer of the Company.

2.25   Valid Issuance. The Company Common Stock to be issued in connection with the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

2.26   No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither the Company, the Merger Sub nor any other Person on behalf of the Company or Merger Sub makes any express or implied representation or warranty with respect to the Company, the Merger Sub, the Company Subsidiaries or with respect to any other information provided to Forza in connection with the transactions contemplated hereby.

2.27   Disclaimer of Other Representations and Warranties. Each of the Company and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) Forza is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of the Company, Merger Sub or their respective Representatives is relying on any representation or warranty of Forza except for those expressly set forth in this Agreement, (b) no Person has been authorized by Forza to make any representation or warranty relating to Forza or its businesses, and if made, such representation or warranty must not be relied upon by the Company or Merger Sub as having been authorized by Forza and (c) any estimates, projections, forecasts, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company, Merger Sub or any of their respective Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF FORZA

Forza represents and warrants to the Company and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Forza to the Company (the “Forza Disclosure Schedule”). The Forza Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this ARTICLE 3. The disclosures in any section or subsection of the Forza Disclosure Schedule shall qualify other sections and subsections in this ARTICLE 3 to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Forza Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Forza Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1      Subsidiaries; Due Organization; Etc.

(a)      Forza has no Subsidiaries, except for the Entities identified in Part 3.1(a) of the Forza Disclosure Schedule; and neither Forza nor any of the Forza Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Forza Subsidiaries. Forza has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Forza has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b)      Each of Forza and the Forza Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its material assets in the manner in which such material assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c)      Each of Forza, and the Forza Subsidiaries is qualified to do business as a foreign corporation or company, as applicable, and is in good standing (or the equivalent thereof, if applicable, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Forza Material Adverse Effect.

3.2     Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. Forza has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all amendments thereto, for Forza and each Forza Subsidiary. Neither Forza nor any Forza Subsidiary has taken any action in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents nor is in breach or violation in any material respect of any of the material provisions of its certificate of incorporation, bylaws and other charter and organizational documents.

3.3      Capitalization, Etc.

(a)      The authorized capital stock of Forza as of the date of this Agreement consists of (i) 100,000,000 shares of Forza Common Stock, par value $0.001 per share, of which 15,754,774 shares have been issued and are outstanding (the “Capitalization Date”) and (ii) undesignated preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the Capitalization Date. Forza has 29,226 shares of its capital stock held in treasury. All of the outstanding shares of Forza Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding shares of Forza Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Forza Capital Stock is subject to any right of first refusal in favor of Forza. There is no Forza Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Forza Capital Stock. Forza is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Forza Capital Stock or other securities. Part 3.3(a)(ii) of the Forza Disclosure Schedule accurately and completely describes all repurchase rights held by Forza with respect to shares of Forza Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(b)       Except for the Forza 2022 Stock Incentive Plan (the “Forza Plan”) or except as set forth in Part 3.3(b) of the Forza Disclosure Schedule, Forza does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date hereof, Forza has reserved 2,679,214 shares of Forza Common Stock for issuance under the Forza Plan. As of the date hereof, of such reserved shares of Forza Common Stock, 980,500 shares of Forza Common Stock may be issued upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units as of the Capitalization Date, 1,698,714 shares remain available for future issuance pursuant to the Forza Plan. Part 3.3(b)(i) of the Forza Disclosure Schedule sets forth the following information with respect to each Forza Option outstanding as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Forza Common Stock subject to such Forza Option at the time of grant; (C) the number of shares of Forza Common Stock subject to such Forza Option as of the date of this Agreement; (D) the exercise price of such Forza Option; (E) the date on which such Forza Option was granted; (F) the applicable vesting schedule, including the number of vested and unvested shares subject to such Forza Option; (G) the date on which such Forza Option expires; (H) whether such Forza Option is intended to be an “incentive stock option” (as defined in Section 422(b) of the Code) or a non-qualified stock option; and (I) whether or not such Forza Option is an “early exercise” stock option. Forza has made available to the Company an accurate and complete copy of the Forza Plan and the forms of all equity awards approved for use thereunder. Except as provided in this Agreement, no vesting of Forza Options will accelerate in connection with the closing of the Contemplated Transactions

(c)       Except for the outstanding Forza Options as set forth in Section 3.3(b), for the warrants identified in Forza’s most recent Annual Report on Form 10-K filed with the SEC as of the date hereof (the “Forza Warrants”) or as set forth in Part 3.3(c) of the Forza Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Forza or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Forza or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Forza or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Forza or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Forza or any of its Subsidiaries.

(d)     All outstanding shares of Forza Capital Stock, as well as all options, warrants and other securities of Forza have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. Forza has made available to the Company accurate and complete copies of all Forza Warrants. Except as identified on Part 3.3(c) of the Forza Disclosure Schedule, there are no warrants to purchase capital stock of Forza outstanding on the date of this Agreement.

3.4      Absence of Changes. Except as set forth in Part 3.4 of the Forza Disclosure Schedule and in the Forza SEC Documents,, between January 1, 2022 and the date of this Agreement and except as otherwise expressly contemplated by this Agreement, Forza has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets or business of Forza or any Forza Subsidiary (whether or not covered by insurance), (b) any Forza Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Forza Material Adverse Effect, or (c) any event or development that would, if occurring following the execution of this Agreement require the consent of the Company pursuant to Section 4.4(a).

3.5      Title to Assets. Each of Forza and the Forza Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all material tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it. All such assets are owned by Forza or a Forza Subsidiary free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Forza Unaudited Interim Balance Sheet in accordance with GAAP; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Forza or any Forza Subsidiary; and (iii) liens listed in Part 3.5 of the Forza Disclosure Schedule.

3.6      Real Property; Leasehold. Part 3.6 of the Forza Disclosure Schedule sets forth all of the real property owned (or ever owned) by Forza or any Forza Subsidiary Additionally, it sets forth the leaseholds created under the real property leases identified in Part 3.6 of the Forza Disclosure Schedule (the “Forza Real Property Leases”). Each of the Forza Real Property Leases is in full force and effect, and there are no existing defaults under any Forza Real Property Lease. A copy of the deeds and each Forza Real Property Lease (including, without limitation, all amendments and modifications thereto) has been made available to the Company. All of the land, buildings, structures and other improvements used by Forza and the Forza Subsidiaries in the conduct of its business are included in the property leased pursuant to the Forza Real Property Leases.

3.7      Intellectual Property.

(a)      Part 3.7(a) of the Forza Disclosure Schedule lists: (i) all Forza Registered Intellectual Property, including the jurisdictions in which each such item of Intellectual Property has been issued or registered, in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made and (ii) all actions that are required to be taken by Forza within 60 days of the date hereof with respect to Such Forza Owned IP Rights in order to avoid prejudice to, impairment or abandonment of such Forza Owned IP Rights. Forza has taken reasonable actions to maintain and protect the Forza Registered Intellectual Property. As of the date hereof, all registration, maintenance and renewal fees currently due in connection with the Forza Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with the Forza Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Forza Registered Intellectual Property and recording Forza’s ownership interests therein.

(b)       Forza and the Forza Subsidiaries own each item of Forza-Owned IP Rights, free and clear of any Encumbrances.

3.8      Agreements, Contracts and Commitments. All Forza Contracts that are required to be filed as an exhibit to a Form 10-K filed by Forza were filed.

Forza has made available to the Company accurate and complete (except for applicable redactions thereto) copies of all Forza Material Contracts, including all amendments thereto. There are no Forza Material Contracts that are not in written form. Except as set forth in Part 3.8 of the Forza Disclosure Schedule, neither Forza nor any of the Forza Subsidiaries nor, to Forza’s Knowledge, as of the date of this Agreement, any other party to a Forza Material Contract has breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Forza or the Forza Subsidiaries is a party or by which it is bound of the type described in clauses (a) through (m) above (any such agreement, contract or commitment, an “Forza Material Contract”) in such manner as would permit any party to cancel or terminate any Forza Material Contract or would permit any other party to seek damages which would reasonably be expected to be material. The consummation of the Contemplated Transactions shall not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from Forza or any Forza Subsidiary to any Person under any Forza Material Contract. Forza has not received any written notice of termination of any such Forza Material Contract.

3.9     Liabilities. As of the date hereof, neither Forza nor any Forza Subsidiary has any Liability except for: (a) Liabilities identified as such in the Forza’s unaudited balance sheet for the quarter ended March 31, 2024 (the “Forza Unaudited Interim Balance Sheet”); (b) normal and recurring current Liabilities that have been incurred by Forza or its Subsidiaries since the date of the Forza Unaudited Interim Balance Sheet in the Ordinary Course of Business; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Forza or any Forza Subsidiary under Forza Contracts, including the reasonably expected performance of such Forza Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities described in Part 3.9 of the Forza Disclosure Schedule.

3.10    Compliance; Permits; Restrictions. Forza and each Forza Subsidiary are, and since January 1, 2022 have been, in compliance in all material respects with all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other Legal Proceeding by any Governmental Body is pending or, to the Knowledge of Forza, threatened in writing against Forza or any Forza Subsidiary. There is no agreement, judgment, injunction, order or decree binding upon Forza or any Forza Subsidiary which (i) has or would be reasonably expected to have the effect of prohibiting or materially impairing any business practice of Forza or any Forza Subsidiary, any acquisition of material property by Forza or any Forza Subsidiary or the conduct of business by Forza or any Forza Subsidiary as currently conducted, (ii) is reasonably likely to have a material adverse effect on Forza’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

3.11     Anti-Corruption Compliance; Trade Control Laws and Sanctions.

(a)       For the past three years, Forza and its directors, officers and employees and, to the Knowledge of Forza, its respective distributors, agents, representatives, sales intermediaries and other Persons acting on behalf of Forza have been in compliance in all material respects with all applicable Anti-Corruption Laws and Trade Control Laws.

(b)       For the past three years, Forza has had in place policies, procedures, controls and systems reasonably designed to ensure compliance with all applicable Anti-Corruption Laws and Trade Control Laws.

(c)       None of Forza, or any director, officer, employee or, to Forza’s Knowledge, agent of Forza is a Sanctioned Person.

(d)      There are no pending, or, to the knowledge of Forza, threatened in writing, actions, suits, proceedings, inquiries or investigations by any Governmental Body against Forza with respect to any Anti-Corruption Laws or Trade Control Laws. In the past three years Forza has not been subject to any such actions, suits, proceedings, inquiries or investigations or made, nor, as of the date hereof, is aware of any reason to or intends to make any disclosure (voluntary or otherwise) to any Governmental Body with respect to any violation, potential violation, or Liability arising under or relating to any Anti-Corruption Laws or Trade Control Laws.

3.12    Tax Matters.

(a)      All income and other material Tax Returns required to have been filed by Forza and each Forza Subsidiary under applicable Law have been timely filed (taking into account any extension of time within which to file) with the applicable Governmental Body. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Laws. No written claim has ever been made by any Governmental Body in a jurisdiction where Forza or any Forza Subsidiary does not file income or other material Tax Returns that it is subject to taxation by that jurisdiction in respect of Taxes that would be the subject of such Tax Returns.

(b)     All material Taxes due and owing by Forza or any Forza Subsidiary (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Forza and any Forza Subsidiary for Tax periods ending on and including the date of the Forza Unaudited Interim Balance Sheet have been accrued and reserved for on the Forza Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Forza Unaudited Interim Balance Sheet, neither Forza nor any Forza Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business.

(c)      Forza and each Forza Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(d)      No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar written agreements or rulings have been entered into or issued by any Governmental Body with respect to Forza or any Forza Subsidiary which agreement or ruling would be effective after the Closing Date.

(e)      There are no material Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Forza Unaudited Interim Balance Sheet in accordance with GAAP) upon any of the assets of Forza or any Forza Subsidiary.

(f)      No material deficiencies for Taxes with respect to Forza or any Forza Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing, other than any such deficiencies that have since been resolved. There are no pending (or, based on written notice, threatened) audits, assessments or other Legal Proceedings for or relating to any liability in respect of material Taxes of Forza or any Forza Subsidiary. Neither Forza nor any Forza Subsidiary has waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency or for filing any Tax Return which has not since been resolved or filed, or consented to extend the period in which Tax may be assessed or collected by any Tax authority (in each case, other than such extensions of time entered into in the Ordinary Course of Business).

(g)      Forza has not at any time been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h)      Neither Forza nor any Forza Subsidiary is a party to any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or other similar agreement or arrangement, other than customary commercial Contracts the principal subject matter of which is not Taxes.

(i)      Neither Forza nor any Forza Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Forza). Neither Forza nor any Forza Subsidiary has any Liability for the Taxes of any Person (other than Forza and any Forza Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by Contract or otherwise (other than customary commercial Contracts the principal subject matter of which is not Taxes).

(j)       Neither Forza nor any Forza Subsidiary (nor any predecessor of the foregoing) has distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local, or non-U.S. Law).

(k)     Neither Forza nor any Forza Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2).

(l)       Neither Forza nor any Forza Subsidiary (i) is or owns stock in a “controlled foreign corporation” as defined in Section 957 of the Code, (ii) is or owns stock in a “passive foreign investment company” within the meaning of Section 1297 of the Code, (iii) has been subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment (within the meaning of an applicable Tax treaty) or other place of business in such other country, or (iv) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) or is a foreign corporation that is treated as a U.S. corporation under Section 7874(b) of the Code.

(m)    Neither Forza nor any Forza Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) use of an improper or change in a method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) consummated or created on or prior to the Closing Date; (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law). Neither Forza nor any Forza Subsidiary has made any election under Section 965(h) of the Code.

(n)      Neither Forza nor any Forza Subsidiary has taken or agreed to take any action, or has any Knowledge of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)      Neither Forza nor any Forza Subsidiary has been, is, or immediately prior to the Effective Time will be, treated as an “investment company” within the meaning of
Section 368(a)(2)(F) of the Code.

(p)      Neither Forza nor any Forza Subsidiary has deferred the payment of any employer payroll Taxes pursuant to the CARES Act.

3.13    Employee Benefit Plans.

(a)      Part 3.13(a) of the Forza Disclosure Schedule lists all material Forza Employee Plans. “Forza Employee Plans” shall mean: (i) all employee benefit plans (as defined in Section 3(3) of ERISA whether or not subject to ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, employment agreements, and all termination or material severance Contracts to which Forza or any of its Subsidiaries is a party (except for offer letters or employment agreements that provide for employment that is terminable at will and without material cost or liability to Forza or its Subsidiaries), with respect to which Forza or any Forza Affiliate has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by Forza or any Forza Affiliate for the benefit of any current or former employee, officer or director of Forza or any Forza Affiliate and (ii) any material consulting contracts, arrangements or understandings between Forza or any Forza Affiliate and any natural person consultant of Forza or any Forza Affiliate.

(b)      Forza has made available to the Company with respect to each material Forza Employee Plan a true and complete copy of each material governing plan document (or, for any material unwritten Forza Employee Plan, a written description of the material terms of such Forza Employee Plan) (except for individual written Forza Option agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement and (ii) the most recent summary plan description and summary of material modifications. Forza has made available to the Company with respect to each material Forza Employee Plan: (i) annual reports on Form 5500 for the most recent plan year (if required), (ii) the most recent IRS determination, opinion, or advisory letter for any Forza Employee Plan regarding the qualified status of the form of such Forza Employee Plan, if applicable, (iii) the most recently prepared actuarial report and financial statement in connection with each such Forza Employee Plan for each of the prior three (3) years (if required to be prepared and filed with Form 5500), and (iv) any material non-routine correspondence received from or submitted to any Governmental Body within the prior three (3) years. Neither Forza nor any Forza Affiliate has any express or implied commitment to: (i) create, enter into, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) enter into any Contract to provide compensation or benefits to any individual other than in the Ordinary Course of Business, or (iii) modify, change or terminate any Forza Employee Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c)       No Forza Employee Plan is, and neither Forza nor any Forza Affiliate has ever maintained, contributed or had any liability or obligation to contribute to, (i) a Multiemployer Plan, (ii) a Multiple Employer Plan, (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) a Funded Welfare Plan, or (v) any plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d)      None of the Forza Employee Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Forza or any Forza Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable law.

(e)      Except as provided in this Agreement or as set forth in Part 3.13(e) of the Forza Disclosure Schedule, the execution of this Agreement and the consummation of the Contemplated Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (i) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Forza Employee Plan, (ii) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Forza Employee Plan, (iii) trigger any obligation to fund any Forza Employee Plan (iv) limit the right to merge, amend or terminate any Forza Employee Plan or (v) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Code Section 280G) with respect to Forza and any of its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(f)       No current or former director, employee, or consultant of Forza is entitled to receive a tax gross-up or “make-whole” payment from Forza with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(g)      Each Forza Employee Plan has been established and operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. Forza and Forza’s Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the Knowledge of Forza, there is no material default or material violation by any party to, any Forza Employee Plan. No Legal Proceeding is pending or, to the Knowledge of Forza, threatened with respect to any Forza Employee Plan (other than routine claims for benefits in the Ordinary Course of Business) and to the Knowledge of Forza, there is no reasonable basis for any such Legal Proceeding.

(h)      Forza, with respect to each Forza Employee Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination, notification or advisory letter with respect to such qualification, if a determination letter has been applied for, or may rely upon an opinion letter for a pre-approved plan, and to the Knowledge of Forza, no event or omission has occurred that would cause any Forza Employee Plan to lose such qualification or require material corrective action under the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(i)       To the Knowledge of Forza, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Forza Employee Plan that would reasonably be expected to result in material Liability to Forza or any of its Subsidiaries. All contributions, premiums or payments required to be made by Forza or its Subsidiaries with respect to any Forza Employee Plan have been made on or before their due dates, except as would not result in material Liability to Forza or its Subsidiaries. There are no claims pending or threatened, other than routine claims for benefits. All reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed in all material respects.

(j)       Each Forza Employee Plan that is in any part a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No Forza Employee Plan or Forza Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

(k)       No Forza Employee Plan is subject to the laws of any jurisdiction outside of the United States.

3.14    Labor and Employment.

(a)     Forza and the Forza Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or other Legal Proceeding pending or, to the Knowledge of Forza, threatened before the EEOC, any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of Forza or any Forza Subsidiary, except as described on Part 3.14(a) of the Forza Disclosure Schedule. Neither Forza nor any Forza Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Neither Forza nor any Forza Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to Forza or any Forza Subsidiary, and to the knowledge of Forza, no such investigation or inquiry is in progress. The employment of all employees of Forza and the Forza Subsidiaries is terminable at will without cost or liability to Forza or its Subsidiaries, except for amounts earned prior to the time of termination and except as set forth in Part 3.14(a) of the Forza Disclosure Schedule).

(b)      Forza has made available to the Company a list of each employee and consultant that provides services to Forza or any Forza Subsidiary and the location in which each such employee and consultant is based and primarily performs his or her duties or services. No Key Employee has advised Forza or any Forza Subsidiary in writing of his or her intention to terminate his or her relationship as an employee of Forza or such Subsidiary for any reason, including because of the consummation of the Contemplated Transactions and, except as set forth in Part 3.14(b) of the Forza Disclosure Schedule, Forza and the Subsidiary have no plans or intentions to terminate any such Key Employee. Part 3.14(b) of the Forza Disclosure Schedule sets forth a complete and accurate list of all offers of employment that are outstanding to any person from Forza or any Forza Subsidiary.

(c)      To the Knowledge of Forza, no employee, officer or director of Forza or any Forza Subsidiary is a party to, or is otherwise bound by, any Contract with a former employer, including any confidentiality, non-competition or proprietary rights agreement, that affects (i) the performance of his or her duties as an employee, officer or director of Forza or the Forza Subsidiary, or (ii) the ability of Forza or any Forza Subsidiary to conduct its business, in each case in any manner that would have a Forza Material Adverse Effect. To the Knowledge of Forza, no employee, officer or director of Forza is in violation, in any material respect, of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or restrictive covenant to a former employer, which violation would have a Forza Material Adverse Effect.

(d)       There are no material controversies pending or, to the Knowledge of Forza, threatened between Forza or any Forza Subsidiary and any of their respective present or former employees or independent contractors.

(e)      Neither Forza nor any Forza Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union Contract applicable to persons employed by Forza or any Forza Subsidiary; to the Knowledge of Forza, none of the employees or independent contractors of Forza or any Forza Subsidiary is represented by any union, works council, or any other labor organization; and, to the Knowledge of Forza, there are no activities or proceedings of any labor union to organize any such employees or independent contractors.

(f)       There are no grievances pursuant to any collective bargaining agreement, work council agreement or other labor contract currently pending, or the Knowledge of Forza threatened, against Forza or any Forza Subsidiary. There are no unfair labor practice complaints pending, or, to the Knowledge of Forza, threatened, against Forza or any Forza Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of Forza or any Forza Subsidiary. There is no strike, slowdown, work stoppage, lockout, or similar labor disputes pending or, to the Knowledge of Forza, threatened, by or with respect to any employees of Forza or any Forza Subsidiary.

(g)      Except as would not result in material liability to Forza, all individuals who are or were performing consulting or other services for Forza or any Forza Subsidiary have been correctly classified by Forza or the Forza Subsidiary in all material respects as either “independent contractors” or “employees” as the case may be. Except as would not result in material liability to Forza or its Subsidiaries, all individuals who are classified as exempt from wage and hour Laws and are or were performing services for Forza or any Forza Subsidiary have been correctly classified by Forza or the Forza Subsidiary in all material respects as “exempt” from wage and hour Laws, including but not limited to Laws governing minimum wage, overtime compensation, meal periods and rest breaks.

(h)      Forza and each Forza Subsidiary is in compliance with all Laws applicable to employment and employment practices, including all Laws respecting terms and conditions of employment, wages, hours, equal employment opportunity, employment discrimination, worker classification (including the proper classification of workers as independent contractors and consultants and exempt or non-exempt), immigration, work authorization, occupational health and safety, workers’ compensation, the payment of social security and other employment taxes, disability rights or benefits, plant closures and layoffs, affirmative action and affirmative action plans, labor relations, employee leave issues and unemployment insurance.

3.15    Environmental Matters. Except as would not reasonably be expected to have a Forza Material Adverse Effect, Forza and each Forza Subsidiary is in compliance with all applicable Environmental Laws, which compliance includes the possession by Forza of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof. Except as would not reasonably be expected to have a Forza Material Adverse Effect, neither Forza nor any Forza Subsidiary has released, stored, generated, disposed of or arranged for the disposal of, transported, handled, marketed, distributed, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility contaminated by any Hazardous Materials, in each case so as to create any Liability under any Environmental Law. Except for matters that not reasonably be expected to have a Forza Material Adverse Effect, (i) neither Forza nor any Forza Subsidiary has received since January 1, 2022 any written notice or other communication (in writing or otherwise), whether from a Governmental Body or employee, that alleges that Forza or any Forza Subsidiary is not in compliance with any Environmental Law or has Liability under any Environmental Law, and (ii), to the Knowledge of Forza, there are no circumstances that may prevent or interfere with Forza’s or any Forza Subsidiary’s compliance with any Environmental Law (or that could reasonably be expected to result in Liability under any Environmental Law) in the future. To the Knowledge of Forza: (i) no current or prior owner of any property currently or then leased or controlled by Forza or any Forza Subsidiaries has received since January 1, 2022 any written notice or other communication (in writing or otherwise) relating to property owned or leased by Forza or any of its Subsidiaries, whether from a Governmental Body or employee, that alleges that such current or prior owner or Forza or any of the Forza Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Forza nor any of its Subsidiaries has any material liability under any Environmental Law that would reasonably be expected to have a Forza Material Adverse Effect.

3.16    Insurance.

(a)       Forza has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Forza and each Forza Subsidiary. Each of the insurance policies is in full force and effect and Forza and each Forza Subsidiary is in material compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2022, neither Forza nor any Forza subsidiary has received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. To the Knowledge of Forza, there is no pending workers’ compensation or other claim under or based upon any insurance policy of Forza or any Forza Subsidiary. All information provided to insurance carriers (in applications and otherwise) on behalf of Forza and each Forza Subsidiary is accurate and complete in all material respects. Forza and each Forza Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Forza or any Forza Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed Forza or any Forza Subsidiary of its intent to do so.

(b)      Forza has made available to the Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Forza and each Forza Subsidiary as of the date of this Agreement (the “Existing Forza D&O Policies”). Part 3.16(b) of the Forza Disclosure Schedule accurately sets forth the most recent annual premiums paid by Forza and each Forza Subsidiary with respect to the Existing Forza D&O Policies.

3.17    Legal Proceedings; Orders.

(a)      Except as set forth in Part 3.17 of the Forza Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of Forza, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Forza, any of the Forza Subsidiaries, any Forza Associate (in his or her capacity as such) or any of the material assets owned or used by Forza or the Forza Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions. To the Knowledge of Forza, no event has occurred and no claim, dispute or other condition or circumstance exists, that will give rise to or serve as the basis for the commencement of any meritorious Legal Proceeding.

(b)      There is no order, writ, injunction, judgment or decree to which Forza or any Forza Subsidiary, or any of the material assets owned or used by Forza or any Forza Subsidiary is subject. To the Knowledge of Forza, no officer or other Key Employee of Forza is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of Forza or any Forza Subsidiary or to any material assets owned or used by Forza or any Forza Subsidiary.

3.18  Authority; Binding Nature of Agreement. Each of Forza and each Forza Subsidiary have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Forza Board of Directors (at a meeting duly called and held) has: (a) determined that the Contemplated Transactions are advisable and fair to and in the best interests of the Company and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and, subject to receiving the Required Forza Stockholder Vote, performance of this Agreement and the transactions contemplated hereby, including the Contemplated Transactions; and (c) recommended the adoption and approval of this Agreement by the holders of Forza Common Stock and the Forza Board of Directors has directed that the following be submitted to the Forza’s stockholders for consideration at the Forza Stockholders Meeting: (1) the approval of this Agreement and the Contemplated Transactions and (2) such other actions as contemplated by this Agreement. This Agreement has been duly executed and delivered by Forza and, assuming the due authorization, execution and delivery by the Company and Merger Sub, constitutes the legal, valid and binding obligation of Forza, enforceable against Forza in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.19   Vote Required. The affirmative vote of (i) the holders of a majority in voting power of the outstanding shares of Forza Common Stock entitled to vote thereon, and (ii) the holders of a majority of the of the shares present in person or represented by proxy shares excluding shares of Forza Common Stock held by Company are the only votes of the holders of any class or series of Forza’s capital stock necessary to approve the Forza Stockholder Proposals (the “Required Forza Stockholder Vote”).

3.20   Non-Contravention; Consents. Subject to Part 3.20 of the Forza Disclosure Schedule, and subject to obtaining the Required Forza Stockholder Vote for the Forza Stockholder Proposals the filing of the Certificate of Merger required by the DGCL and any filings or notifications that may be required in connection with the Contemplated Transactions under any US or non-US antitrust, merger control, or competition laws, neither (x) the execution, delivery or performance of this Agreement by Forza, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)     contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Forza or any of the Forza Subsidiaries, or (ii) any resolution adopted by the stockholders, the Forza Board of Directors or any committee of the Forza Board of Directors or the Board of Directors of any of the Forza Subsidiaries;

(b)      contravene, conflict with or result in a material violation of, or give any Governmental Body or, to the Knowledge of Forza, other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Forza or any of its Subsidiaries or any of the assets owned or used by Forza or any of the Forza Subsidiaries is subject;

(c)      contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Forza or any of its Subsidiaries or that otherwise relates to the business of Forza or any of the Forza Subsidiaries or to any of the material assets owned or used by Forza or any of the Forza Subsidiaries;

(d)      contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Forza Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Forza Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Forza Contract; (iii) accelerate the maturity or performance of any Forza Contract; or (iv) cancel, terminate or modify any term of any Forza Contract; except, in the case of any Forza Material Contract, any non-material breach, default, penalty or modification and in the case of all other Forza Contracts, any breach, default, penalty or modification that would not result in a Forza Material Adverse Effect;

(e)       result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Forza (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the material assets subject thereto or materially impair the operations of Forza); or

(f)       result in the transfer of any material asset of Forza or any Forza Subsidiaries to any Person.

Except (i) for any Consent set forth in Part 3.20 of the Forza Disclosure Schedule under any Forza Contract, (ii) the approval of the Forza Stockholder Proposals and the issuance of shares of Forza Common Stock, (iii) Forza’s adoption of this Agreement and the Merger in its capacity as sole stockholder of Merger Sub, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the filing of an amendment to Forza’s certificate of incorporation to effect matters related to the transaction, and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Forza was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.

3.21   No Financial Advisor. Except as set forth in Part 3.21 of the Forza Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Forza or any of the Forza Subsidiaries.

3.22   Privacy. Forza has complied in all material respects with all Privacy Obligations and its respective internal and external privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Information collected by Forza or by third parties having authorized access to the records of Forza. The execution, delivery and performance of this Agreement will comply in all material respects with all Privacy Obligations and with Forza’s privacy policies. Forza has not received a written complaint regarding Forza’s collection, use or disclosure of Personal Information. There has been no (i) unauthorized acquisition of, access to, loss of, misuse (by any means) of any Sensitive Data, or (ii) unauthorized or unlawful processing of any Sensitive Data used or held for use by or on behalf of Forza. No Person has, in the last three (3) years, threatened to bring any proceeding pursuant to any written notice, or commenced any proceeding with respect to Forza’s privacy, security or data protection practices, including any loss, damage or unauthorized access, use, disclosure, modification or other misuse of any Personal Information maintained by, or on behalf of, Forza and, to Forza’s Knowledge, there is no reasonable basis for such proceeding.

3.23    Disclosure. The information supplied by the Forza and each Forza Subsidiary for inclusion in the Form S-4 and the Joint Proxy Statement (including any financial statements of Forza) will not, as of the date of the Form S-4 or as of the date such information is prepared or presented (i) contain any statement that is inaccurate or misleading with respect to any material facts or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.24     SEC Filings; Financial Statements.

(a)      Forza has made available to the Company accurate and complete copies of all registration statements, proxy statements, Forza Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Forza with the SEC since January 1, 2022 (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Forza SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth in Part 3.4(a) of the Forza Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by Forza or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Forza SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Forza’s Knowledge, as of the time they were filed, none of the Forza SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent that the information in such Forza SEC Document has been amended or superseded by a later Forza SEC Document filed prior to the date hereof. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Forza SEC Documents (collectively, the “Forza Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this ARTICLE 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)      The financial statements (including any related notes) contained or incorporated by reference in the Forza SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present in all material respects the consolidated financial position of Forza as of the respective dates thereof and the results of operations and cash flows of Forza for the periods covered thereby. Other than as expressly disclosed in the Forza SEC Documents filed prior to the date hereof, there has been no material change in Forza’s accounting methods or principles that would be required to be disclosed in Forza’s financial statements in accordance with GAAP. The books of account and other financial records of Forza and each of its Subsidiaries are true and complete in all material respects.

(c)       Forza’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Forza, “independent” with respect to Forza within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Forza, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)       Except as set forth in Part 3.24(d) of the Forza Disclosure Schedule, from January 1, 2022, through the date hereof, Forza has not received any comment letter from the SEC or the staff thereof or any correspondence from The Nasdaq Stock Market, LLC or the staff thereof relating to the delisting or maintenance of listing of the Forza Common Stock on The Nasdaq Stock Market, LLC. Forza has not disclosed any unresolved comments in its Forza SEC Documents.

(e)      Since January 1, 2022, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Forza, the Forza Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)        Forza is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of The Nasdaq Stock Market, LLC.

(g)      Except as set forth in the Forza SEC Documents, Forza maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Forza maintains records that in reasonable detail accurately and fairly reflect Forza’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Forza Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Forza’s assets that could have a material effect on Forza’s financial statements. Forza has evaluated the effectiveness of Forza’s internal control over financial reporting and, to the extent required by applicable law, presented in any applicable Forza SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Forza has disclosed to Forza’s auditors and the Audit Committee of the Forza Board of Directors (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Forza’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Forza’s internal control over financial reporting. Except as disclosed in the Forza SEC Documents filed prior to the date hereof, Forza has not identified any material weaknesses in the design or operation of Forza’s internal control over financial reporting. Since January 1, 2022, there have been no material changes in Forza’s internal control over financial reporting.

(h)      Except as set forth in the Forza SEC Documents, Forza’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Forza in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Forza’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(i)       Since January 1, 2022, (i) Forza has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Forza’s internal accounting controls relating to periods after January 1, 2022, including any material complaint, allegation, assertion or claim that Forza has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date of this Agreement which have no reasonable basis), and (ii) no attorney representing Forza, whether or not employed by Forza, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation, relating to periods after January 1, 2022, by Forza or agents to the Forza Board of Directors or any committee thereof or, to the Knowledge of Forza, to any director or officer of Forza.

3.25   No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Forza nor any other Person on behalf of Forza makes any express or implied representation or warranty with respect to Forza or any of its Subsidiaries or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.

3.26   Disclaimer of Other Representations and Warranties. Forza acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor Merger Sub is making and neither the Company not Merger Sub has made any representations or warranties relating to itself or its business or otherwise in connection with the transactions contemplated by this Agreement, including the Merger, and none of Forza or its Subsidiaries respective Representatives is relying on any representation or warranty of the Company or Merger Sub except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company or Merger Sub to make any representation or warranty relating to the Company, Merger Sub or their respective businesses, and if made, such representation or warranty must not be relied upon by Forza as having been authorized by the Company or Merger Sub and (c) any estimates, projections, forecasts, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Forza, its Subsidiaries or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

3.27   Bank Accounts. Part 3.27 of the Forza Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Forza or any of the Forza Subsidiaries at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of August 09, 2024 and the names of all individuals authorized to draw on or make withdrawals from such accounts

ARTICLE 4

CERTAIN COVENANTS OF THE PARTIES

4.1      Access and Investigation. Each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Any investigation conducted by either Forza or the Company pursuant to this Section 4.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i)       the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within thirty (30) days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii)      any written materials or communications sent by or on behalf of a Party to its stockholders;

(iii)     any material notice, document or other communication sent by or on behalf of a Party to any party to any Forza Material Contract or Company Material Contract, as applicable, or sent to a Party by any party to any Forza Material Contract or Company Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Forza Material Contract or Company Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(iv)     any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Contemplated Transactions;

(v)      any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vi)     any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that such access would require such Party to waive the attorney-client privilege or attorney work product privilege, or violate any Legal Requirements applicable to such Party; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

4.2      Operation of Forza’s Business.

(a)      Except as set forth in Part 4.2(a) of the Forza Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) each of Forza and the Forza Subsidiaries shall (i) work to execute and, subject to the closing of the Contemplated Transactions; and (ii) promptly notify the Company of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Forza or any of its Subsidiaries that is commenced, or, to the Knowledge of Forza, threatened against, Forza or any of its Subsidiaries after the date of this Agreement; and (C) any written notice or, to the Knowledge of Forza, other communication from any Person alleging that any material payment or other material obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Forza Disclosure Schedule.

(b)      During the Pre-Closing Period, Forza shall promptly notify the Company in writing, by delivery of an updated Forza Disclosure Schedule, of: (i) the discovery by Forza of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Forza in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Forza in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Forza; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8 impossible or materially less likely. Without limiting the generality of the foregoing, Forza shall promptly advise the Company in writing of any Legal Proceeding or material, written claim threatened, commenced or asserted against or with respect to, or otherwise affecting, Forza or its Subsidiaries or, to the Knowledge of Forza, any director, officer or Key Employee of Forza. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Forza or any of its Subsidiaries contained in this Agreement or the Forza Disclosure Schedule for purposes of Section 8.1.

4.3      Operation of the Company’s Business.

(a)       Except as set forth in Part 4.3(a) of the Company Disclosure Schedule, as expressly contemplated by this Agreement, as required by applicable Law or unless Forza shall otherwise consent in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: (i) each of the Company and its Subsidiaries shall (i) work to execute and, subject to the closing of the Contemplated Transactions; and (iii) promptly notify Forza of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting the Company or any of its Subsidiaries that is commenced, or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries after the date of this Agreement; and (C) any written notice or, to the Knowledge of the Company, other communication from any Person alleging that any material payment or other material obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Company Disclosure Schedule.

(b)      During the Pre-Closing Period, the Company shall promptly notify Forza in writing, by delivery of an updated Company Disclosure Schedule, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in ARTICLE 6, ARTICLE 7 and ARTICLE 8 impossible or materially less likely. Without limiting the generality of the foregoing, the Company shall promptly advise Forza in writing of any Legal Proceeding or material, written claim threatened in writing, commenced or asserted against or with respect to, or otherwise affecting, the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer or Key Employee of the Company or any of its Subsidiaries. No notification given to Forza pursuant to this
Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Schedule for purposes of Section 7.1.

4.4      Negative Obligations.

(a)       Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(a) of the Forza Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE 9 and the Effective Time, Forza shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock other than for shares of Forza Capital Stock issuable as a dividend that have accrued pursuant to the Forza’s certificate of incorporation;

(ii)     amend the certificate of incorporation, bylaws or other charter or organizational documents of Forza, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as expressly contemplated by this Agreement;

(iii)     lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

(iv)    make, rescind, change or revoke any material Tax election; file any material amendment to any income or other material Tax Return; adopt or change (or request to adopt or change) any material accounting method in respect of Taxes; change (or request to change) any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); enter into any closing agreement with respect to any material amount of Tax; settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Tax; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to or request any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(v)       enter into any material transaction outside the Ordinary Course of Business;

(vi)     enter into, amend or terminate any Forza Material Contract other than in the Ordinary Course of Business;

(vii)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy unless replaced with a commercially reasonable new policy that is approved by the Board of Directors of Forza;

(viii)   other than as required by Law or GAAP, take any action to change Forza’s accounting policies or procedures;

(ix)     issue any shares of Forza Common Stock or other securities of Forza, or incur any indebtedness for borrowed money; or

(x)      agree, resolve or commit to do any of the foregoing.

(b)      Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Part 4.4(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) with the prior written consent of Forza (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)       declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock other than for shares of Company Capital Stock issuable as a dividend that have accrued pursuant to the Company’s certificate of incorporation;

(ii)      amend the certificate of incorporation, bylaws or other charter or organizational documents of the Company;

(iii)     lend money to any Person; incur or guarantee any indebtedness for borrowed money; issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities; guarantee any debt securities of others; or make any capital expenditure or commitment;

(iv)    make, rescind, change or revoke any material Tax election; file any material amendment to any income or other material Tax Return; adopt or change (or request to adopt or change) any material accounting method in respect of Taxes; change (or request to change) any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than commercial Contracts entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes); enter into any closing agreement with respect to any material amount of Tax; settle or compromise any claim, notice, audit report or assessment in respect of a material amount of Tax; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to or request any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(v)       enter into any material transaction outside the Ordinary Course of Business;

(vi)      enter into, amend or terminate any Company Material Contract other than in the Ordinary Course of Business;

(vii)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy unless replaced with a commercially reasonable new policy that is approved by the Board of Directors of the Company;

(viii)   other than as required by Law or GAAP, take any action to change the Company’s accounting policies or procedures; or

(ix)      agree, resolve or commit to do any of the foregoing.

4.5      No Solicitation.

(a)      From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 9, each Party agrees that neither it nor any of its Subsidiaries shall, and each Party will use its reasonable best efforts to cause each of its officers, directors, employees, investment bankers, attorneys, accountants, Representatives, consultants or other agents retained by it or any of its Subsidiaries not to, directly or indirectly: (i) solicit, initiate, knowingly encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any nonpublic information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions contained in this Section 4.5(a) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.6 and Section 5.7); or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted as provided below; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to (x) in the case of the Company, the Required Company Stockholder Vote and (y) in the case of Forza, the Required Forza Stockholder Vote, such Party may furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Inquiry or Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have materially breached this Section 4.5 with respect to such Acquisition Inquiry or Acquisition Proposal, (B) the Board of Directors of such Party concludes in good faith, after consulting with outside legal counsel, that the failure to take such action would reasonably be expected to be result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person, copies of any written correspondence from such Person relating to such Acquisition Inquiry or Acquisition Proposal, and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions at least as favorable to such Party (and not less restrictive in the aggregate to the counterparty thereto); provided that a standstill provision shall be not be required to the extent the Board of Directors determines that such standstill provision is likely to be inconsistent with the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this
Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b)       If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof, including copies of all documentation submitted to such Party reasonably relevant to evaluating such Acquisition Proposal or Acquisition Inquiry). Such Party shall keep the other Party reasonably informed on a timely basis in all material respects with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed modification thereto.

(c)        Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

5.1     Joint Proxy Statement and Form S-4. In connection with the Forza Stockholders Meeting and Company Stockholders Meeting, as soon as reasonably practicable following the date of this Agreement, the Company and Forza shall prepare and file with the SEC the Joint Proxy Statement and the Company shall prepare and file with the SEC the Form S-4 (which shall include the Joint Proxy Statement). The Company and Forza shall each use its reasonable best efforts to: (i) cause the Form S-4 to be declared effective under the Securities Act as promptly as practicable after its filing; (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Securities Act and the Exchange Act; and (iii) keep the Form S-4 effective for so long as necessary to complete the Merger. The Company shall notify Forza promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the shares of Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of the Company and Forza shall use its reasonable best efforts to: (A) cause the Joint Proxy Statement to be mailed to the Company’s stockholders and Forza’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act, and (B) ensure that the Joint Proxy Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. The Company shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of Company Common Stock in the Merger, and Forza shall furnish to the Company all information concerning Forza as may be reasonably requested in connection with any such actions.

5.2      Furnishing of Information. The Company and Forza shall furnish to the other party all information concerning such Person and its Affiliates required by the Securities Act or the Exchange Act to be set forth in the Form S-4 or the Joint Proxy Statement. Each of the Company and Forza shall promptly correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect. Each of the Company and Forza shall take all steps necessary to amend or supplement the Form S-4 or the Joint Proxy Statement, as applicable, and to cause the Form S-4 or Joint Proxy Statement, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of Company Common Stock and/or Forza Common Stock, in each case as and to the extent required by applicable Law.

5.3     SEC Comments. The Company and Forza shall promptly provide the other party and their counsel with any comments or other communications, whether written or oral, that Forza or the Company, or their counsel may receive from the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement promptly after the receipt of such comments. Prior to the filing of the Form S-4 or the Joint Proxy Statement with the SEC (including in each case any amendment or supplement thereto, except with respect to any amendments filed in connection with a Company Adverse Recommendation Change or Forza Adverse Recommendation Change or the dissemination thereof to the holders of Company Common Stock or Forza Common Stock, or responding to any comments of the SEC with respect to the Form S-4 or Joint Proxy Statement, each of Forza and the Company shall provide the other party and their counsel a reasonable opportunity to review and comment on such Form S-4, Joint Proxy Statement, or response (including the proposed final version thereof), and each of Forza and the Company shall give reasonable and good faith consideration to any comments made by the other party or their counsel.

5.4      Company Stockholders Meeting; Approval of Sole Stockholder of Merger Sub.

(a)       The Company shall take all action necessary to duly call, give notice of, convene, and hold the Company Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, the Company shall mail the Joint Proxy Statement to the holders of Company Common Stock in advance of such meeting. Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 5.6 hereof, the Joint Proxy Statement shall include the Company Board Recommendation. Subject to Section 5.6 hereof, the Company shall use reasonable best efforts to: (a) solicit from the holders of Company Common Stock proxies in favor of the approval of the Company Stockholder Proposals; and (b) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The Company shall keep Forza updated with respect to proxy solicitation results as requested by Forza. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Forza (other than: (i) in order to obtain a quorum of its stockholders; or (ii) as reasonably determined by the Company to comply with applicable Law). The Company shall use its reasonable best efforts to cooperate with Forza to hold the Company Stockholders Meeting on the same day and at the same time as the Forza Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting. If the Company Board makes a Company Adverse Recommendation Change, it will not alter the obligation of the Company to submit the Stock Issuance approval to the holders of Company Common Stock at the Company Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(b)      Approval by Sole Stockholder. Immediately following the execution and delivery of this Agreement, the Company, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

5.5     Forza Stockholders Meeting. Forza shall take all action necessary to duly call, give notice of, convene, and hold the Forza Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective, and, in connection therewith, Forza shall mail the Joint Proxy Statement to the holders of Forza Common Stock in advance of the Forza Stockholders Meeting. Except to the extent that the Forza Board shall have effected a Forza Adverse Recommendation Change as permitted by Section 5.7 hereof, the Joint Proxy Statement shall include the Forza Board Recommendation. Subject to Section 5.7 hereof, Forza shall use reasonable best efforts to: (i) ) solicit from the holders of Forza Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Forza Common Stock required by applicable Law to obtain such approval. Forza shall keep the Company and Merger Sub updated with respect to proxy solicitation results as requested by the Company and Merger Sub. Once the Forza Stockholders Meeting has been called and noticed, Forza shall not postpone or adjourn the Forza Stockholders Meeting without the consent of Company and Merger Sub (other than: (A) in order to obtain a quorum of its stockholders; or (B) as reasonably determined by Forza to comply with applicable Law). Forza shall use its reasonable best efforts to cooperate with Company and Merger Sub to hold the Forza Stockholders Meeting on the same day and at the same time as the Company Stockholders Meeting as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting. If the Forza Board makes a Forza Adverse Recommendation Change, it will not alter the obligation of Forza to submit the adoption of this Agreement and the approval of the Merger to the holders of Forza Common Stock at the Forza Stockholders Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Forza Stockholders Meeting.

5.6      Company Board Recommendation.

(a)      The Company agrees that, subject to Section 5.6(b) and Section 5.6(c): (i) the Company Board of Directors shall recommend that the Company’s Stockholders vote to approve the Company Stockholder Proposals and the Company shall use its reasonable best efforts to solicit such approval (the recommendation of the Company Board of Directors that the Company’s stockholders vote to approve the issuance of the Common Stock contemplated by this Agreement to the Forza stockholders being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Forza, and no resolution by the Company Board of Directors or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Forza shall be adopted or proposed.

(b)       Notwithstanding anything to the contrary contained in Section 5.6(a), if at any time prior to the approval of this Agreement by the Company Stockholders, the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel and outside financial advisor(s), the Company Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Company Board of Directors may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Forza or, if applicable, recommend such Superior Offer (collectively a “Company Board Adverse Recommendation Change”) if, but only if, the Company’s Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to effect a Company Board Adverse Recommendation Change, in light of such Superior Offer, would reasonably be expected to be result in a breach of the fiduciary duties of the Company Board of Directors under applicable Legal Requirements; provided, that, before making a Company Board Adverse Recommendation Change, (i) Forza receives written notice from the Company confirming that the Company Board of Directors intends to change its recommendation at least five (5) Business Days in advance of effecting a Company Board Adverse Recommendation Change (the “Company Recommendation Determination Notice”), but such notice shall not be deemed to constitute a Company Board Adverse Recommendation Change; (ii) such notice describes in reasonable detail the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); (iii) if requested by Forza, the Company shall, during such five (5) Business Day period, negotiate with Forza in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by Forza, if any, and, after consultation with outside legal counsel and outside financial advisor(s), the Company Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to effect a Company Board Adverse Recommendation Change or terminate this Agreement under Section 9.1(k) below in light of such Superior Offer, would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements. The requirements and provisions of this Section 5.6(b) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new Company Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days.

(c)       Notwithstanding anything to the contrary contained in Section 5.6(a), if at any time prior to the approval of this Agreement by the Company Stockholders, the Company Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of the Company that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the Company Board of Directors as of, or prior to, the date of this Agreement and becomes known by the Company Board of Directors after the date of this Agreement (a “Company Intervening Event”), effect a Company Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect a Company Board Adverse Recommendation Change in light of such Company Intervening Event would reasonably be expected to materially breach the fiduciary duties of the Company Board of Directors under applicable Legal Requirements; provided, however, that the Company Board of Directors may not effect a Company Board Adverse Recommendation Change due to a Company Intervening Event unless (i) the Company shall have provided prior written notice to Forza (the “Company Intervening Event Recommendation Determination Notice”) at least five (5) Business Days in advance of its intention to effect such Company Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, (iii) if requested by Forza, the Company shall, during such five (5) Business Day period, negotiate with Forza in good faith to make such adjustments to the terms and conditions of this Agreement so that the Company Board Adverse Recommendation Change in connection with the Company Intervening Event is no longer necessary, and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by Forza, if any, and, after consultation with outside legal counsel, the Company Board of Directors shall have determined, in good faith, that the failure to make the Company Board Adverse Recommendation Change in connection with such Company Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Legal Requirements. The provisions of this Section 5.6(c) shall also apply to any material change to the facts and circumstances relating to any such Company Intervening Event and each such material change shall require a new Company Intervening Event Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days. For further clarity, the Company Board of Directors shall not be permitted to effect a Company Board Adverse Recommendation Change pursuant to this Section 5.6(c) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.6(b).

(d)       Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the stockholders of the Company a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), and (ii) making a “stop, look and listen” communication to the stockholders of Forza pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that this Section 5.6(d) shall not be deemed to affect whether any such disclosure, other than such a “stop, look and listen” communication, would otherwise be deemed to be a Company Board Adverse Recommendation Change; provided, further, that any such disclosures permitted pursuant to this Section 5.7(c) (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Board Adverse Recommendation Change unless the Board of Directors of the Company expressly publicly reaffirms the Company Board Recommendation (x) in such communication or (y) within three (3) Business Days after being requested in writing to do so by Forza. For clarity, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, that no position has been taken by the Company Board of Directors as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed a Company Board Adverse Recommendation Change.

5.7      Forza Board Recommendation.

(a)      Forza agrees that, subject to Section 5.7(b) and Section 5.7(c): (i) the Forza Board of Directors shall recommend that Forza’s stockholders vote to approve the Forza Stockholder Proposals (the recommendation of the Forza Board of Directors that Forza’s stockholders vote to approve the Forza Stockholder Proposals being referred to as the “Forza Board Recommendation”); and (ii) the Forza Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company or the Merger Sub, and no resolution by the Forza Board of Directors or any committee thereof to withdraw or modify the Forza Board Recommendation in a manner adverse to the Company or the Merger Sub shall be adopted or proposed.

(b)       Notwithstanding anything to the contrary contained in Section 5.7(a), if at any time prior to the approval of the Forza Stockholder Proposals by the Forza Stockholders, Forza receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 4.5) from any Person that has not been withdrawn and, after consultation with outside legal counsel and outside financial advisor(s), the Forza Board of Directors shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Forza Board of Directors may withhold, amend, withdraw or modify the Forza Board Recommendation in a manner adverse to Forza or, if applicable, recommend such Superior Offer (collectively a “Forza Board Adverse Recommendation Change”) if, but only if, the Forza Board of Directors determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to effect a Forza Board Adverse Recommendation Change, in light of such Superior Offer, would reasonably be expected to be a breach of the fiduciary duties of the Forza Board of Directors under applicable Legal Requirements; provided, that, before making a Forza Board Adverse Recommendation Change, (i) the Company and Merger Sub receive written notice from Forza confirming that the Forza Board of Directors intends to change its recommendation at least five (5) Business Days in advance of effecting the Forza Board Adverse Recommendation Change (the “Forza Recommendation Determination Notice”), but such notice shall not be deemed to constitute a Forza Board Adverse Recommendation Change; (ii) such notice describes in reasonable detail the material terms and conditions of such Superior Offer, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other documents reflecting the material terms relating thereto); (iii) if requested by the Company, Forza shall, during such five (5) Business Day period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the Forza Board Adverse Recommendation Change is no longer necessary and such Acquisition Proposal no longer constitutes a Superior Offer; and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by the Company, if any, and, after consultation with outside legal counsel and outside financial advisor(s), the Forza Board of Directors shall have determined, in good faith, that such Acquisition Proposal continues to be a Superior Offer and that the failure to effect a Forza Board Adverse Recommendation Change or terminate this Agreement under Section 9.1(i) below, in light of such Superior Offer, would reasonably be expected to result in a breach of the fiduciary duties of the Forza Board of Directors under applicable Legal Requirements. The requirements and provisions of this Section 5.7(b) shall also apply in the event of any material change to the terms of any such Acquisition Proposal and each such material change shall require a new Forza Recommendation Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days.

(c)      Notwithstanding anything to the contrary contained in Section 5.7(a)5.7(a), at any time prior to the approval of the Forza Stockholder Proposals, the Forza Board of Directors may, if an event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of Forza that occurs or arises after the date of this Agreement, was neither known nor reasonably foreseeable by the Forza Board of Directors as of, or prior to, the date of this Agreement and becomes known by the Forza Board of Directors after the date of this Agreement (a “Forza Intervening Event”), effect the Forza Board Adverse Recommendation Change if it determines in good faith, following consultation with its outside legal counsel, that the failure to effect a Forza Board Adverse Recommendation Change in light of such Forza Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Forza Board of Directors under applicable Legal Requirements; provided, however, that the Forza Board of Directors may not effect a Forza Board Adverse Recommendation Change due to a Forza Intervening Event unless (i) Forza shall have provided prior written notice to the Company and Merger Sub (the “Forza Intervening Event Recommendation Determination Notice”) at least five (5) Business Days in advance of its intention to effect such Forza Board Adverse Recommendation Change, (ii) such notice describes in reasonable detail the facts and reasons for such intention, (iii) if requested by the Company, Forza shall, during such five (5) Business Day period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that the Forza Board Adverse Recommendation Change in connection with the Forza Intervening Event is no longer necessary, and (iv) after considering the results of any such negotiations and giving effect to any new proposals made by the Company, if any, and, after consultation with outside legal counsel, the Forza Board of Directors shall have determined, in good faith, that the failure to make the Forza Board Adverse Recommendation Change in connection with such Forza Intervening Event would reasonably be expected to be inconsistent with the fiduciary duties of the Forza Board of Directors under applicable Legal Requirements. The provisions of this Section 5.7(c) shall also apply to any material change to the facts and circumstances relating to any such Company Intervening Event and each such material change shall require a new Company Intervening Event Determination Notice, except that the references to five (5) Business Days shall be deemed to be four (4) Business Days. For further clarity, the Company Board of Directors shall not be permitted to effect a Company Board Adverse Recommendation Change pursuant to this Section 5.7(c) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 5.7(b)).

5.8    Regulatory Approvals. The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party shall use reasonable best efforts to file or otherwise submit, within five (5) Business Days after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. The Company and Forza shall respond as promptly as is practicable to respond in compliance with: (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for information or documentation; and (b) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.9      Options, Warrants.

(a)       Forza Options and Warrants.

(i)       At the Effective Time, each Forza Option that is outstanding and unexercised immediately prior to the Effective Time under the Forza Plan, whether or not vested, shall automatically and without any action on the part of the holder thereof, be converted into and become an option to purchase Company Common Stock, and the Company shall assume the Forza Plan and each such Forza Option in accordance with the terms of the Forza Plans and the terms of the stock option agreement by which such Forza Option is evidenced. All rights with respect to Forza Common Stock under Forza Options assumed by the Company shall thereupon be converted into rights with respect to Company Common Stock. Accordingly, from and after the Effective Time: (i) each Forza Option assumed by the Company may be exercised solely for Company Common Stock; (ii) the number of shares of Company Common Stock subject to each Forza Option assumed by the Company shall be determined by multiplying (A) the number of Forza Common Stock that were subject to such Forza Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; (iii) the per share exercise price for the Company Common Stock issuable upon exercise of each Forza Option assumed by the Company shall be determined by dividing (A) the per share exercise price of the Forza Common Stock subject to such Forza Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Forza Option assumed by the Company shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Forza Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Forza Option, such Forza Option assumed by the Company in accordance with this Section 5.9(a)(i) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Company Common Stock subsequent to the Effective Time; and (B) the Company Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Forza Board of Directors or any committee thereof with respect to the Forza Plan. Notwithstanding anything to the contrary in this Section 5.9(a)(i), the conversion of each Forza Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Company Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Forza Option would not be intended to constitute a “modification” of such Forza Option for purposes of Section 409A or Section 424 of the Code.

(ii)      Subject to Section 5.9(a)(iii), at the Effective Time, each Forza Warrant that is outstanding and unexercised immediately prior to the Effective Time (for the avoidance of doubt, excluding Forza Warrants that are deemed to have been automatically exercised pursuant to their terms as a result of the consummation of the Merger), if any, shall be converted into and become a warrant to purchase shares of Company Common Stock and Company shall assume each such Forza Warrant in accordance with its terms. All rights with respect to Forza Common Stock under Forza Warrants assumed by the Company shall thereupon be converted into rights with respect to shares of Company Common Stock. Accordingly, from and after the Effective Time: (i) each Forza Warrant assumed by the Company may be exercised solely for shares of Company Common Stock; (ii) the number of shares of Company Common Stock subject to each Forza Warrant assumed by the Company shall be determined by multiplying (A) the number of Forza Common Stock, or the number of Forza Common Stock issuable upon exercise of the Forza Warrants, that were subject to such Forza Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Company Common Stock; (iii) the per share exercise price for the shares of Company Common Stock issuable upon exercise of each Forza Warrant assumed by the Company shall be determined by dividing the per share exercise price of Forza Common Stock subject to such Forza Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Forza Warrant assumed by the Company shall continue in full force and effect and the term and other provisions of such Forza Warrant shall otherwise remain unchanged.

(iii)     Prior to the Effective Time, Forza shall take all actions that may be necessary (under the Forza Plan, the Forza Warrants and otherwise) to effectuate the provisions of this Section 5.9(a)(i) and (ii) and to ensure that, from and after the Effective Time, holders of Forza Options and Forza Warrants have no rights with respect thereto other than those specifically provided in this Section 5.9(a)(iii).

5.10    Indemnification of Officers and Directors.

(a)       From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Company shall continue to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Forza or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Forza or the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case as and to the same extent as such D&O Indemnified Party is entitled to advancement of expenses as of the date of this Agreement by Forza or the Company pursuant to the certificate of incorporation and bylaws of Forza and of the Company in effect on the date of this Agreement or any applicable indemnification agreement disclosed in Forza’s or the Company’s most recent Form 10-K. Each D&O Indemnified Party will be entitled to advancement of reasonable and documented expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from the Company to the same extent as such D&O Indemnified Party is entitled to advancement of expenses as of the date of this Agreement by Forza or the Company pursuant to the certificate of incorporation and bylaws of Forza and of the Company in effect on the date of this Agreement or any applicable indemnification agreement disclosed in Forza’s or the Company’s most recent Form 10-K, upon receipt by the Company or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b)      The certificate of incorporation and bylaws of the Company and the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and the Company shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Forza and the Company than are presently set forth in the certificate of incorporation and bylaws of Forza and of the Company, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Forza and the Company, as applicable.

(c)      From and after the Effective Time, the Company shall, at the expense of the Surviving Corporation, maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Forza and no less than the Company’s current policy coverage. In addition, the Company shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions).

(d)      The Company shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.10(d) in connection with their successful enforcement of their rights provided in this Section 5.10(d).

(e)      The provisions of this Section 5.10(e) are intended to be in addition to the rights otherwise available to the current and former officers and directors of Forza and the Company, as applicable, by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives. In addition to the rights provided by this Agreement, to the extent that current and former officers and directors of Forza and the Company have existing rights under any agreement between such officer or director and Forza or the Company, as applicable, with respect to indemnification, the Surviving Corporation will take all good faith efforts necessary to maintain in place such other agreement and to indemnify such officer or director to the maximum extent possible under this Agreement as well as such other agreement.

(f)       In the event Forza or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.10(f).

5.11    Additional Agreements.

(a)      The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)     Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Authority or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order might not be advisable.

5.12   Disclosure. Each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable and legally permitted, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Forza may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Forza in compliance with this Section 5.12. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made with respect to any Acquisition Proposal, Forza Board Adverse Recommendation Change or Company Board Adverse Recommendation Change, as applicable.

5.13   Listing. At or prior to the Effective Time, the Company shall use its commercially reasonable efforts to (a) cause the shares of Company Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on The Nasdaq Stock Market, LLC and (b) maintain its existing listing on until the Effective Time and to obtain approval of the listing of the combined corporation on The Nasdaq Stock Market, LLC. Forza will cooperate with the Company as reasonably requested by the Company with respect to the listing application for the Company Common Stock (the “Nasdaq Listing Application”) and promptly furnish to the Company all information concerning Forza and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.13.

5.14    Tax Matters.

(a)      Forza, Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any Affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code and the Treasury Regulations.

(b)      This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Each of the Parties intends that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Parties shall treat and shall not take (and shall cause their respective Affiliates to treat and not take) any Tax reporting position inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income (and applicable state and local) Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, and the Parties will attach the statement described in Treasury Regulations Section 1.368-3(a) on or with their Tax Return for the taxable year of the Merger. The Company and Forza will reasonably cooperate with each other to document and support the intentions of the Parties that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations, including by providing to each other (and any applicable advisors thereto) on or prior to the Closing Date customary representation letters typically provided as the basis for (and as may be required by) a legal opinion with respect thereto.

(c)      On or prior to the Closing Date, Forza shall deliver to the Company (i) a signed statement from Forza that Forza is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) a signed notice to be delivered to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for the Company to deliver such notice to the IRS on behalf of Forza following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of Forza.

5.15   Legends. The Company shall be entitled to place appropriate legends on the certificated and non-certificated book entries evidencing any Company Common Stock to be received by equity holders of Forza who may be considered “affiliates” of the Company for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Company Common Stock.

5.16   Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement, to cause the Closing to occur as promptly as reasonably possible and to enable the combined entity to continue to meet its obligations following the Closing.

5.17   Directors and Officers. Forza and the Company shall obtain and deliver to the other Party at or prior to the Effective Time the resignation of each officer and director of Forza or the Company who is not continuing as an officer or director of Forza or the Company following the Effective Time as contemplated by this Section 5.17. Prior to the Effective Time, but to be effective at the Effective Time, the Forza Board of Directors shall appoint Board designees selected by the Company as contemplated by this Section 5.17. Immediately after the Effective Time, the Company Board of Directors shall consist of five (5) members, four (4) of whom shall be designated by the Company and one (1) of whom shall be designated by members of the Forza Board of Directors existing as of the date hereof (provided, such designation shall be subject to prior approval and consent by the Company, not to be unreasonably withheld conditioned or delayed). Immediately following the Effective Time, a majority of the members of the Company Board of Directors (including the director designated by members of the Forza Board of Directors) shall meet the requisite independence requirements of The Nasdaq Stock Market, LLC’s listing standards. The Parties shall further take all necessary action so that the Persons listed in Schedule 5.17 are elected or appointed, as applicable, to the positions of officers and directors of Forza and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If it is determined prior to the Effective Time that any Person named above as a director is unable or unwilling to serve as a director of Forza after the Effective Time, as set forth therein, the Party appointing such Person shall designate a successor.

5.18   Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any acquisitions of Company Common Stock and any options to purchase Company Common Stock resulting from the Merger, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.19   Certificates.

(a)       Forza will prepare and deliver to the Company at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Executive Officer and President of Forza, on behalf of Forza, and not in their personal capacities, in a form reasonably acceptable to the Company which sets forth a true and complete list of the holders of Forza Common Stock, Forza Option and Forza Warrants as of immediately prior to the Effective Time and the number of Forza Common Stock owned and/or underlying the Forza Options or Forza Warrants held by such holders (the “Allocation Certificate”).

5.20    Litigation. From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to ARTICLE 9, Forza or the Company, as applicable, shall as promptly as reasonably practicable (but no later than within two (2) Business Days of receipt of learning about potential Transaction Litigation) notify the Company, or Forza, as applicable, in writing of, shall keep the other party informed on a reasonably prompt basis regarding any such Transaction Litigation, and shall give the Company, or Forza, as applicable, the opportunity to participate in the defense and settlement of, any Transaction Litigation (including by allowing the other party to offer comments or suggestions with respect to such Transaction Litigation, which the receiving party shall consider in good faith). Forza or the Company, as applicable, shall give the Company or Forza, as applicable, the opportunity to consult with counsel to the party’s regarding the defense and settlement of any such Transaction Litigation, and in any event no party shall settle or compromise or agree to settle or compromise any Transaction Litigation without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any indemnification agreements Forza has entered into, following the Effective Time, the D&O Indemnified Parties shall be entitled to retain counsel selected by such D&O Indemnified Parties prior to the Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the D&O Indemnified Parties.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1      Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2      No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Contemplated Transactions illegal.

6.3      Stockholder Approval. This Agreement, the Merger and the other transactions contemplated by this Agreement shall have been duly approved by the Required Forza Stockholder Vote, and the Company Stockholder Proposals shall have been duly approved by the Required Company Stockholder Vote.

6.4      No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending by an official of a Governmental Body in which such Governmental Body indicates that it intends to take any action challenging or seeking to restrain or prohibit the consummation of the Contemplated Transactions.

6.5     Listing. The existing shares of Company Common Stock shall have been continually listed on The Nasdaq Stock Market, LLC as of and from the date of this Agreement through the Closing Date and the approval of the listing of the additional shares of Company Common Stock on The Nasdaq Stock Market, LLC shall have been obtained and the shares of Company Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on The Nasdaq Stock Market, LLC.

ARTICLE 7

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND MERGER SUB

The obligations of the Company and Merger Sub to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

7.1      Accuracy of Representations. The representations and warranties of Forza contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Forza Material Adverse Effect (except for the representations and warranties of Forza set forth in Section 2.3(a) of the Agreement), (B) the representations and warranties of Forza set forth in Section 2.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except for such inaccuracies which are de minimis, individually or in the aggregate, or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clauses (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Forza Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

7.2      Performance of Covenants. Each of the covenants and obligations in this Agreement that Forza is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by Forza in all material respects.

7.3      Documents. The Company shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a)       a certificate executed by the Chief Executive Officer and President of Forza, on behalf of Forza and not in his or her personal capacity, confirming that the conditions set forth in Sections 7.1, 7.2, and 7.4, and have been duly satisfied;

(b)      certificates of good standing (or equivalent documentation) of Forza in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, a certificate as to the incumbency of officers and the adoption of resolutions of the Forza Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Forza hereunder;

(c)      written resignations in forms reasonably satisfactory to the Company and Merger Sub, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of Forza who will not be officers or directors of the Surviving Corporation pursuant to Section 5.17 hereof;

(d)      the Forza Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are reasonably requested by the Company to verify and determine the information contained therein;

(e)       the Allocation Certificate;

(f)       the Forza Allocation Schedule; and

(g)      (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Forza to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company.

7.4     No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

ARTICLE 8

ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF FORZA

The obligations of Forza to effect the Contemplated Transactions and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Forza, at or prior to the Closing, of each of the following conditions:

8.1      Accuracy of Representations. The representations and warranties of the Company and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect (except for the representations and warranties of the Company set forth in Section 3.3(a) of the Agreement), (B) the representations and warranties of the Company set forth in Section 3.3(a) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such time except for such inaccuracies which are de minimis, individually or in the aggregate, or (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clauses (A)-(B), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

8.2     Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3      Documents. Forza shall have received the following documents, each of which shall be in full force and effect:

(a)      a certificate executed by the Chief Executive Officer and Chief Financial Officer of the, on behalf of the Company and Merger Sub and not in their personal capacities, confirming that the conditions set forth in Sections 8.1, 8.2, and 8.5, have been duly satisfied;

(b)      certificates of good standing of the Company and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of resolutions of its board of directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by the Company and Merger Sub hereunder;

8.4      Board of Directors. The Company shall have caused the Company Board of Directors to be constituted as set forth in Section 5.17 of this Agreement effective as of the Effective Time.

8.5      No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

ARTICLE 9

TERMINATION

9.1      Termination. This Agreement may be terminated prior to the Effective Time (whether before or after approval of the Company Stockholder Proposals by the Required Company Stockholder Vote or before or after approval of the Merger by the Required Forza Stockholder Vote, unless otherwise specified below):

(a)       by mutual written consent duly authorized by the Boards of Directors of Forza and the Company;

(b)      by either Forza or the Company if the Contemplated Transactions shall not have been consummated by December 1, 2024 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Forza, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; and provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is sixty (60) days prior to the End Date, then the Company shall be entitled to extend the End Date for an additional thirty (30) days;

(c)      by either Forza or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)      by either Forza or the Company if (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on the Company Stockholder Proposals and (ii) the Company Stockholder Proposals shall not have been approved at the Company Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that the right to terminate this Agreement under this
Section 9.1(d) shall not be available to the Company where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e)      by Forza (at any time prior to the approval of the Company Stockholder Proposals by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(f)       by the Company (at any time prior to the approval of the Merger by the Required Forza Stockholder Vote) if a Forza Triggering Event shall have occurred;

(g)      by Forza, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub set forth in this Agreement, or if any representation or warranty of the Company or Merger shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that Forza is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 7.1 or 7.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by the Company or Merger Sub is curable by the Company or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Forza to the Company of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(g) and (ii) the Company or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach after the notice contemplated in clause (i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by the Company or Merger Sub a is cured prior to such termination becoming effective);

(h)      by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Forza set forth in this Agreement, or if any representation or warranty of Forza shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that the Company or the Merger Sub is not then in material breach of any representation, warranty, covenant or agreement under this Agreement so as to cause any of the conditions under Section 8.1 or 8.2 not to be satisfied; provided, further, that if such inaccuracy in representations and warranties or breach by Forza is curable by Forza then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Forza of such breach or inaccuracy and of its intention to terminate pursuant to this Section 9.1(h) and (ii) Forza ceasing to exercise commercially reasonable efforts to cure such breach after the notice contemplated in clause (i) above (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Forza is cured prior to such termination becoming effective);

(i)       by the Company if Forza’s stockholders do not adopt and approve this Agreement by the Required Forza Stockholder Vote at the Forza Stockholder Meeting;

(j)      by the Company, at any time prior to the approval of the Company Stockholder Proposals by the Required Company Stockholder Vote if the Company has received an Acquisition Proposal that the Company Board of Directors deems is a Superior Offer in accordance with Section 5.6(b), the Company has complied with its obligations under Section 4.5 and Section 5.7 in order to accept such Superior Offer, the Company both concurrently terminates this Agreement and enters into a definitive agreement that provides for the consummation of such Superior Offer; or

(k)      by Forza, at any time prior to the Required Forza Stockholder Vote is obtained, if Forza has received an Acquisition Proposal that the Forza Board of Directors deems is a Superior Offer in accordance with Section 5.6(b), Forza has complied with its obligations under Section 4.5 and Section 5.7 in order to accept such Superior Offer, Forza concurrently terminates this Agreement and enters into a definitive agreement that provides for the consummation of such Superior Offer and Forza concurrently pays to the Company the amount set forth in Section 9.3.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2     Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) Section 5.12, this Section 9.2, Section 9.3, and ARTICLE 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement.

9.3      Expenses; Termination Fees.

(a)      Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Contemplated Transactions are consummated; provided, that the Company and Forza shall each pay one half of the fees and expenses incurred in relation to (i) the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4 Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and (ii) the filing and application fees payable to The Nasdaq Stock Market, LLC in connection with the Nasdaq Listing Application and the listing of the Forza Common Stock to be issued in the Merger on The Nasdaq Stock Market, LLC (such fees, “Filing Fees”).

(b)      Forza shall pay to the Company via wire transfer of same-day funds, within two (2) Business Days after termination (or, if applicable, upon such earlier entry into a definitive agreement and/or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to for all Third Party Expenses incurred by the Company up to a maximum of $250,000 (the “Forza Termination Fee”):

(i)       if this Agreement is terminated by the Company pursuant to Section 9.1(f);

(ii)      if this Agreement is terminated by Forza pursuant to Section 9.1(k); or

(iii)    if this Agreement is terminated by the Company pursuant to Section 9.1(h) , or Forza or the Company pursuant to Section 9.1(b) and (x) an Acquisition Proposal with respect to Forza shall have been publicly announced, disclosed or otherwise communicated to the Forza Board of Directors prior to such termination (and not withdrawn) and (y) within twelve (12) months after the date of such termination, Forza enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction whether or not in respect of the Acquisition Proposal referred to in clause (x).

(c)       If this Agreement is terminated by the Company pursuant to Section 9.1(i), then Forza shall reimburse the Company for all Third Party Expenses incurred by the Company up to a maximum of $250,000, by wire transfer of same-day funds within two (2) Business Days following the date on which the Company submits to Forza true and correct copies of reasonable documentation supporting such Third Party Expenses.

(d)       If either Party fails to pay when due any amount payable by such Party under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e)       The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, shall be the sole and exclusive remedy following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall the Company or Forza be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion (other than in the case of payments required under Section 9.3(c) following a reimbursement of Third Party Expenses under Section 9.3(d) respectively. Subject to any liability or damage for fraud or Willful Breach as provided in Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.10, each of the Parties and their respective Affiliates shall have no liability, shall not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any Subsidiary, Affiliate, or Representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE 10

MISCELLANEOUS PROVISIONS

10.1    Non-Survival of Representations and Warranties. The representations and warranties of the Company, Merger Sub and Forza contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this ARTICLE 10 shall survive the Effective Time.

10.2    Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Forza at any time (whether before or after the approval of the Contemplated Transactions or issuance of shares of Company Common Stock in the Contemplated Transactions); provided, however, that after any such adoption and approval of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the Company stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Forza.

10.3    Waiver.

(a)      No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)      Any provision hereof may be waived (or the time for performance extended) by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4     Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5    Applicable Law; Jurisdiction. This Agreement and all claims and causes of action arising hereunder, including with respect to the Contemplated Transactions, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties (i) irrevocably submits itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, (ii) to the extent such court does not have jurisdiction, the United States District Court of the District of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated herein, (b) agrees that every such suit, action or proceeding shall be brought, heard and determined exclusively in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any suit, action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any other court, and (e) waives any defense of inconvenient forum to the maintenance of any suit, action or proceeding so brought.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE DOCUMENTS RELATED HERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY CONTROVERSY INVOLVING ANY REPRESENTATIVE OF FORZA OR THE COMPANY UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6    Assignability; No Third-Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Parties’ prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.10 any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, by facsimile to the address or facsimile telephone number or sent by electronic mail (notice deemed given on the date of receipt) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, set forth beneath the name of such Party below (or to such other address, facsimile telephone number or electronic mail as such Party shall have specified in a written notice given to the other parties hereto):

if to Forza:

Forza X1, Inc.
101 S. US-1
Ft. Pierce, FL 34982
Attention: Mike Dickerson, CFO
Email:

with a copy (which shall not constitute notice) to:

Glenn Sonoda, Esq.

General Counsel

c/o Forza X1, Inc.

101 S. US-1
Ft. Pierce, FL 34982

Email: if to the Company or Merger Sub:

Twin Vee Power Cats Co.

101 S. US-1

Ft. Pierce, FL 34982

Attention: Joseph Visconti, CEO
Email:

with a copy (which shall not constitute notice) to:

Blank Rome LLP
1271 Avenue of the Americas
New York, NY 10020
Telephone: 212-885-5000
Attention: Leslie Marlow, Esq.
Email:

10.8     Cooperation. Each Party agrees to cooperate fully with the other Parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10  Other Remedies; Specific Performance.

(a)       Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

(b)      Rules of Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(i)       The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(ii)      As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iii)     Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(iv)     The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(v)      Each of “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (New York time) on the date that is one (1) Business Day prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Forza SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

FORZA XI, INC.

By:	/s/ Joseph C. Visconti
Name:	Joseph C. Visconti
Title:	Interim Chief Executive Officer

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

TWIN VEE POWER CATS CO., INC.

By:	/s/ Joseph C. Visconti
Name:	Joseph C. Visconti
Title:	Chief Executive Officer

TWIN VEE MERGER SUB, INC.

By:	/s/ Joseph C. Visconti
Name:	Joseph C. Visconti
Title:	President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Forza, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Forza or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” shall mean any transaction or series of transactions involving:

any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party or any of its Subsidiaries is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the fair market value of the consolidated assets of a Party and its Subsidiaries, taken as a whole.

“Affiliates” of a Person shall mean any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise

“Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

“Allocation Certificate” shall have the meaning set forth in Section 5.20(a).

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended (15 U.S.C. §78 dd-1 et seq.), the UK Bribery Act of 2010, or any other applicable anti-bribery or anti-corruption Laws.

“Business Day” shall mean any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Capitalization Date” shall have the meaning set forth in Section 3.3(a).

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136) and all rules, any regulations and guidance issued by any Governmental Authority with respect thereto, in each case as in effect from time to time.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Certifications” shall have the meaning set forth in Section 3.24(a).

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall have the meaning set forth in the Preamble.

“Company” shall have the meaning set forth in the Preamble.

“Company Affiliate” shall mean any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of the Company or any Company Affiliate.

“Company Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.6(b).

“Company Board of Directors” shall mean the Board of Directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 5.6(a) 5.6.

“Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

“Company Common Stock” shall mean the shares of the Company’s Common Stock, par value $0.001 per share.

“Company Contract” shall mean any Contract: (a) to which the Company or any of the Company Subsidiaries is a Party; (b) by which the Company or any Company Subsidiary or any Company IP Rights or any other asset of the Company or the Company Subsidiaries is or may become bound under which the Company or any Company Subsidiary has, or may become subject to, any obligation or (c) under which the Company or Company Subsidiary has or may acquire any right or interest.

“Company Certifications” shall have the meaning set forth in Section 2.24(a).

“Company Disclosure Schedule” shall have the meaning set forth in ARTICLE 2.

“Company Employee Plan” shall have the meaning set forth in Section 2.13(a).

“Company IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of Company; and (B) any and all Company-Owned IP Rights.

“Company Intervening Event” shall have the meaning set forth in Section 5.6(b).

“Company Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.6(b).

“Company IT Assets” shall mean all software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology and communications equipment, and all associated documentation, in each case, used or held for use by the Company in connection with conducting the business of the Company.

“Company Material Adverse Effect” shall mean any Effect that considered together with all other Effects that have occurred prior to the date of determination of the occurrent of the Company Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance of Company and the Company Subsidiaries, taken as a whole; or (b) the ability of Company to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Company Material Adverse Effect: (i) conditions generally affecting the industries in which the Company and the Company Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on the Company and the Company Subsidiaries taken as a whole; (ii) any failure by the Company or any of the Company Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof to the extent they do not disproportionately affect the Company and the Company Subsidiaries taken as a whole; (v) any specific action taken at the written request of Forza or Merger Sub or expressly required by this Agreement; or (vi) any changes in (after the date of this Agreement) GAAP or applicable Legal Requirements.

“Company Material Contract” shall have the meaning set forth in Section 2.8.

“Company Options” shall mean options to purchase Company Common Stock issued or granted by the Company.

“Company-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.

“Company Preferred Stock” shall mean the preferred stock, $0.001 par value, of the Company.

“Company Real Property Leases” shall have the meaning set forth in Section 2.6.

“Company Recommendation Determination Notice” shall have the meaning set forth in Section 5.6(b).

“Company Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Company or any of its Subsidiaries.

“Company SEC Documents” shall have the meaning set forth in Section 2.24(a).

“Company Stockholders Meeting” means a meeting of the holders of the Company Common Stock to vote on the Company Stockholder Proposals.

“Company Stockholder Proposals” mean the stockholder approval including Nasdaq vote requirements for issuance of Company Common Stock in the Merger and possible change of control vote.

“Company Subsidiaries” shall have the meaning set forth in Section 2.1(a).

A “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board of Directors shall have failed to recommend that the Company’s stockholders vote to approve the Company Stockholder Proposals or shall for any reason have withdrawn or shall have modified in a manner adverse to Forza the Company Board Recommendation, including pursuant to a Company Board Adverse Recommendation Change; (ii) the Company shall have failed to include in the Joint Proxy Statement the Company Board Recommendation; (iii) the Company shall have failed to hold the Company Stockholders’ Meeting within sixty (60) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that, the Company shall have the right to postpone or adjourn the Company Stockholders’ Meeting as permitted in accordance with Section 5.4; or (iv) the Company Board of Directors shall have publicly approved, endorsed or recommended any Acquisition Proposal; (v) the Company Board of Directors shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) days after Forza so requests in writing; or (vi) the Company or any of the Company’s Representatives shall have breached the provisions set forth in Section 4.5.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature that is currently in force and to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Costs” shall have the meaning set forth in Section 5.10(a).

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.10(a).

“Deferred Payroll Taxes” shall mean any payroll Taxes with respect to any Pre-Closing Period deferred to any taxable period beginning on or after the date immediately following the Closing Date under the CARES Act, the Families First Coronavirus Response Act, the Coronavirus Preparedness and Response Supplemental Appropriations Act or any similar Law enacted or promulgated in response to or in connection with COVID-19.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“EEOC” shall have the meaning set forth in Section 2.14(a).

“Effect” shall mean any effect, change, condition, event, circumstance, occurrence, result, state of facts, or development.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, easement, reservation, servitude, adverse title, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Date” shall have the meaning set forth in Section 9.1(b).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution, compensation for damage or injury caused by pollution or the protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Equity Incentive Plan” shall have the meaning set forth in Section 2.3(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Fund” shall have the meaning set forth in Section 1.7(a).

“Exchange Ratio” shall mean 0.611666275 per share of stock such that 5,355,000 shares of Company Common Stock are issued in the Merger to the Forza stockholders such that immediately after the Merger the Forza stockholders immediately prior to the Effective Time (excluding the Company) will own immediately after the Merger 36% of the Company’s Common Stock and the stockholders of the Company immediately prior to the Effective Time will own immediately after the Merger 64% of the Company outstanding Common Stock

“Existing Company D&O Policies” shall have the meaning set forth in Section 2.16(b).

“Existing Forza D&O Policies” shall have the meaning set forth in Section 3.16(b).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by the Company registering the public offering and sale of Company Common Stock to some or all holders of Forza Common Stock in the Contemplated Transactions, including all shares of Company Common Stock to be issued in exchange for all other Forza Common Stock in the Contemplated Transactions, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Forza” shall have the meaning set forth in the Preamble.

“Forza Affiliate” shall mean any Person that is (or at any relevant time was) under common control with Forza within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Forza Allocation Schedule” shall have the meaning set forth in Section 1.7(b).

“Forza Associate” shall mean any current or former employee, independent contractor, officer or director of Forza or any Forza Affiliate.

“Forza Board of Directors” shall mean the board of directors of Forza.

“Forza Board Recommendation” shall have the meaning set forth in Section 5.7(a).

“Forza Board Adverse Recommendation Change” shall have the meaning set forth in Section 5.7(b).

“Forza Capital Stock” shall mean the Forza Common Stock and Forza Preferred Stock.

“Forza Certifications” shall have the meaning set forth in Section 3.24(a).

“Forza Common Stock” shall mean the Common Stock, $0.001 par value per share, of Forza.

“Forza Contract” shall mean any Contract: (a) to which Forza or any of its Subsidiaries is a party; (b) by which Forza or any of its Subsidiaries or any Forza IP Rights or any other asset of Forza or any of its Subsidiaries is or may become bound or under which Forza has, or may become subject to, any obligation; or (c) under which Forza or any of its Subsidiaries has or may acquire any right or interest.

“Forza Disclosure Schedule” shall have the meaning set forth in ARTICLE 3.

“Forza Employee Plan” shall have the meaning set forth in Section 3.13(a).

“Forza Intervening Event” shall have the meaning set forth in Section 5.7(c).

“Forza Intervening Event Recommendation Determination Notice” shall have the meaning set forth in Section 5.7(c).

“Forza IP Rights” shall mean (A) any and all Intellectual Property used in the conduct of the business of Forza; and (B) any and all Forza-Owned IP Rights.

“Forza Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Forza Material Adverse Effect, is or would reasonably be expected to be materially adverse to: (a) the business, financial condition, assets (including Intellectual Property), operations or financial performance of Forza and the Forza Subsidiaries taken as a whole; or (b) the ability of Forza to timely consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Forza Material Adverse Effect: (i) conditions generally affecting the industries in which Forza and the Forza Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a materially disproportionate impact on Forza and the Forza Subsidiaries taken as a whole; (ii) any failure by Forza or any of its Subsidiaries to meet internal projections or forecasts or third party revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or predictions may constitute a Forza Material Adverse Effect and may be taken into account in determining whether a Forza Material Adverse Effect has occurred); (iii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Contemplated Transactions; (iv) any natural disaster, any public health event (including any epidemic, pandemic, or disease outbreak (including the COVID-19 virus)), or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof to the extent they do not disproportionately affect Forza and the Forza Subsidiaries taken as a whole; (v) any specific action taken at the written request of the Company or expressly required by this Agreement; or (vi) any changes (after the date of this Agreement) GAAP or applicable Legal Requirements.

“Forza Material Contract” shall have the meaning set forth in Section 3.8.

“Forza Options” shall mean options to purchase shares of Forza Common Stock issued or granted by Forza.

“Forza-Owned IP Rights” shall mean any and all Intellectual Property owned (or purported to be owned) by Forza or any of its Subsidiaries.

“Forza Plan” means the 2022 Forza Equity Incentive Plan.

“Forza Preferred Stock” means the undesignated preferred stock, par value $0.001 per share.

“Forza Recommendation Determination Notice” shall have the meaning set forth in Section 5.7(b).

“Forza Registered Intellectual Property” shall mean all United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names, (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, Forza or any of its Subsidiaries.

“Forza SEC Documents” shall have the meaning set forth in Section 3.24(a).

“Forza Stockholder Proposals” means proposals to (i) adopt this Agreement and (ii) to adjourn the special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the preceding proposals.

“Forza Stockholders Meeting” means a meeting of the holders of the holders of the Forza Common Stock to vote on the Forza Stockholder Proposals.

“Forza Subsidiaries” means any Subsidiary of Forza.

“Forza Termination Fee” shall have the meaning set forth in Section 9.3(b).

“Forza Transaction Expenses” means all fees and expenses incurred by Forza in connection with the Contemplated Transactions and this Agreement and the transactions contemplated by this Agreement, including as set forth in Section 9.39.3(a)(i-ii) and including the Filing Fees, whether or not billed or accrued (including any documented fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants and other advisors of Forza and the Forza Subsidiaries notwithstanding any contingencies for earn outs or escrows and any unpaid amounts payable by Forza in satisfaction of its obligations under Section 5.10(c) for the period after the Closing).

A “Forza Triggering Event” shall be deemed to have occurred if: (i) the Forza Board of Directors shall have failed to recommend that Forza’s stockholders vote to approve the Forza Stockholder Proposals or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the Forza Board Recommendation, including pursuant to a Forza Board Adverse Recommendation Change; (ii) Forza shall have failed to include in the Joint Proxy Statement the Forza Board Recommendation; (iii) Forza shall have failed to hold the Forza Stockholders’ Meeting within sixty (60) days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such sixty (60) day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); provided that, Forza shall have the right to postpone or adjourn the Forza Stockholders’ Meeting as permitted in accordance with Section 5.5; (iv) the Forza Board of Directors shall have publicly approved, endorsed or recommended any Acquisition Proposal; (v) the Forza Board of Directors shall have failed to publicly reaffirm the Forza Board Recommendation within ten (10) days after the Company so requests in writing; or (vi) Forza or any of Forza’s Representatives shall have breached the provisions set forth in Section 4.5 that is adverse to the Company.

“Forza Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of Forza prepared in accordance with GAAP and included in Forza’s Report on Form 10-Q filed with the SEC for the period ended March 31, 2024.

“Forza Warrants” shall have the meaning set forth in Section 3.3(c).

“Funded Welfare Plan” shall have the meaning set forth in Section 2.13(c).

“GAAP” shall have the meaning set forth in Section 2.5.

“Governmental Authority” shall mean any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body entitled to exercise similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) Governmental Authority or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including The Nasdaq Stock Market, LLC).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean any and all industrial and intellectual property rights and other similar proprietary rights, and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), all rights in invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, all copyrights, copyright registrations and applications therefor (including copyrights in computer software, source code, object code, firmware, development tools, files, records, data, schematics and reports), and all other rights corresponding thereto, all rights in databases and data collections, all moral rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing and, including in each case any and all (1) rights of action arising from the foregoing, including all claims for damages by reason of present, past and future infringement, misappropriation, violation misuse or breach of contract in respect of the foregoing, and present, past and future rights to sue and collect damages or seek injunctive relief for any such infringement, misappropriation, violation, misuse or breach; and (2) income, royalties and any other payments now and hereafter due and/or payable in respect of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement” shall mean the joint proxy statement of Forza and the Company in connection with the approval of this Agreement and the Contemplated Transactions to be sent to the Company’s and Forza’s stockholders in connection with the Forza Stockholders Meeting and the Company Stockholders Meeting.

“Key Employee” shall mean, with respect to the Company or Forza, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer, as applicable.

“Knowledge” shall mean actual knowledge of the Key Employees after reasonable inquiry of such Key Employee’s personal files and of the direct reports of such Key Employees charged with administrative or operational responsibility for such matter.

“Laws” means applicable laws, statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, treaties, policies, notices, directions, decrees, judgements, awards or requirements, in each case of any Governmental Authority.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other treaty, law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, code, ordinance, ruling or other requirement having the force of law issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The Nasdaq Stock Market, LLC or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 2.09.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 2.13(c).

“Multiple Employer Plan” shall have the meaning set forth in Section 2.13(c).

“Nasdaq Listing Application” shall have the meaning set forth in Section 5.13.

“Ordinary Course of Business” shall mean, in the case of each of the Company and Forza and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices and for period following the date of this Agreement, consistent with the operating plans delivered to the other party.

“Owned Real Property” has the meaning set forth in Section 2.7.

“Owned Real Property Contracts” has the meaning set forth in Section 2.7.

“Party” or “Parties” shall mean the Company, Merger Sub and Forza.

“Person” shall mean any individual, Entity or Governmental Body.

“Personal Information” means any data or information that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular natural person or household or any other data or information that constitutes “personal data,” “Personal information,” “protected health information,” or “personally identifiable information” under any Privacy Obligation.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Privacy Obligation” means any applicable Law, contractual obligation, self-regulatory standard, industry standard the Company, or any consent obtained that is related to privacy, security, data protection, transfer, or other processing of Personal Information.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.19.

“Required Forza Stockholder Vote” shall have the meaning set forth in Section 3.19.

“Sanctioned Person” means any Person that is the target of Sanctions, including, without limitation, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, or any EU member state, (ii) any Person operating, organized or resident in a Sanctioned Territory, or (iii) any Person owned or controlled by any such Person or Persons.

“Sanctioned Territory” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the Crimea region of Ukraine, Cuba, the so-called Donetsk People’s Republic, Iran, the so-called Luhansk People’s Republic, North Korea, and Syria).

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including the U.S. Commerce Department, the U.S. Department of Treasury, and the U.S. Department of State), (b) the European Union or any of its member states, (c) the United Nations Security Council, or (d) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sensitive Data” shall mean any: (a) Personal Information or (b) trade secret or confidential or proprietary business information.

“Subsequent Transaction” shall mean any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Subsidiary” An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide Acquisition Proposal (with all references to “more than twenty percent (20%)” or “twenty percent (20%) or more” in the definition of Acquisition Transaction being treated as references to “fifty percent (50%)” for these purposes), that was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement, made by a third party that the Board of Directors of the Company or Forza, as applicable, determines in good faith, after consultation with its outside legal counsel and financial advisor(s), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms, the ability of such third party to finance such Acquisition Proposal and the likelihood of consummation thereof), (1) is more favorable from a financial point of view to the Company or Forza stockholders, as applicable, than as provided hereunder (including any changes to the terms of this Agreement proposed by either Party in response to such Superior Offer pursuant to and in accordance with the provisions of this Agreement), (2) is reasonably capable of being completed on the terms proposed without unreasonable delay and (3) includes termination rights exercisable by the Party on terms that are not materially less favorable to such Party than the terms set forth in this Agreement, all from a third party capable of performing such terms.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” (and with correlative meaning, “Taxes”) shall mean federal, state, local, non-U.S. or other tax, including any income, capital gain, gross receipts, capital stock, profits, transfer, estimated, registration, stamp, premium, ad valorem, occupancy, occupation, alternative, add-on, windfall profits, value added, severance, property, business, production, sales, use, license, excise, franchise, employment, payroll, social security (or similar), disability, unemployment, workers’ compensation, national health insurance, withholding or other taxes, duties (including customs duties), escheat, abandoned and unclaimed property obligations, fees, assessments or governmental charges or deficiencies thereof of any kind whatsoever in the nature of a tax, however denominated, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party Expenses” shall mean all reasonable fees and expenses incurred by the Company or Forza, as applicable, in connection with this Agreement and the transactions contemplated hereby, including (x) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (y) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby.

“Trade Control Laws” means those Laws regulating the export, reexport, transfer, disclosure or provision of commodities, software, technology, defense articles or defense services, or imposing trade control sanctions or restrictions on countries or Persons, including: the Export Administration Act of 1979 (Public Law 96-72, as amended); the Export Administration Regulations (15 C.F.R. Parts 730-774); Laws authorizing or implementing Sanctions, including the International Emergency Economic Powers Act (Public Law 95-223), the Trading with the Enemy Act (50 U.S.C. App. §§ 1-44) and 31 C.F.R. Part 500 et seq.; the Arms Export Control Act (Public Law 90-629); ITAR (22 C.F.R. Parts 120-130); export and import Laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives (27 C.F.R. Chapter II); the Foreign Trade Regulations (15 C.F.R. Part 30); U.S. and non-U.S. customs Laws; and any other export controls and customs Laws administered by a U.S. Governmental Body, or by any foreign Governmental Body to the extent compliance with such Laws is not prohibited or penalized by applicable U.S. Law.

“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving the Company, Forza, the Board of Directors of the Company or Forza, any committee thereof or any of the Company’s or Forza’s directors or officers, in each case to the extent relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Contemplated Transactions (including any such Legal Proceeding based on allegations that the Company’s or Forza’s entry into this Agreement or the terms and conditions of this Agreement or any of the Contemplated Transactions constituted a breach of the fiduciary duties of any member of the Board of Directors of the Company or Forza or any officer of the Company or Forza).

“Treasury Regulations” shall have the meaning set forth in the Preamble.

“Willful Breach” shall have the meaning set forth in Section 9.2.

ANNEX B - Twin Vee’s Certificate of Incorporation

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

TWIN VEE POWERCATS CO.

TWIN VEE POWERCATS CO., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST:  Article FOURTH of the Certificate of Incorporation is hereby amended to add the following paragraph immediately after the third paragraph of Article Fourth:

“Effective at 12:01 a.m. Eastern Time, on the day immediately following the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as and combined into a smaller number of shares such that each [two (2) to twenty (20) shares] of issued and outstanding Common Stock immediately prior to the Effective Time are combined into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on the Nasdaq Capital Market for the ten trading days preceding the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified and combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time may receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective at upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Joseph C. Visconti, its Chief Executive Officer, this _____ day of ________, 2024.

TWIN VEE POWERCATS CO.

By:
Name:	Joseph C. Visconti
Title:	Chief Executive Officer

ANNEX B-1 - Forza’s Amended and Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

FORZA X1, INC.

FORZA X1, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST:  Article IV of the Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph immediately after the third paragraph of Article IV:

“Effective at 12:01 a.m. Eastern Time, on the day immediately following the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be reclassified as and combined into a smaller number of shares such that each [two (2) to twenty (20) shares] of issued and outstanding Common Stock immediately prior to the Effective Time are combined into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share (the “Reverse Stock Split”). Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification and combination following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder) shall be entitled to receive a cash payment equal to the number of shares of the Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest multiplied by the average closing sales price of the Common Stock as reported on the Nasdaq Capital Market for the ten trading days preceding the Effective Time.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified and combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time may receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware.

THIRD: This Certificate of Amendment shall become effective at upon its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Joseph C. Visconti, its Interim Chief Executive Officer, this _____ day of ________, 2024.

FORZA X1, INC.

By:
Name:	Joseph C. Visconti
Title:	Interim Chief Executive Officer

ANNEX C-1 - Houlihan’s Opinion

Investment Banking | Valuation & Financial Advisory | Special Situations

July 31, 2024	PRIVATE & CONFIDENTIAL

Twin Vee PowerCats Co.

Board of Directors

3101 South US Highway 1

For Pierce, Florida 34982

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that Twin Vee PowerCats Co. and/or its affiliates (collectively, the “Client”, or “Company”) is contemplating a transaction whereby it will merge with its subsidiary company, Forza X1, Inc. (“Forza” or the “Target”) in a transaction that acquires the assets held by Forza X1, Inc. in exchange for the distribution of shares of Company common stock to Forza X1, Inc. shareholders (the “Transaction”). All of the outstanding shares of capital stock, including restricted stock, of the Target are exchanged for a total consideration determined by the Company and the Target, which such consideration is expected to consist of

5,355,000 shares of the Company at an approximate exchange ratio of 0.6117 (the “Exchange Ratio”) after the forfeiture of the 7.0 million Forza shares held by the Company. Forza shareholders’ options and warrants will convert into options and warrants of the Company based on the Exchange Ratio. Post transaction, legacy Forza shareholders, excluding shares forfeited by Twin Vee, will own 36% of the Company’s common stock.

Pursuant to an engagement letter dated June 21, 2024, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion (the “Opinion”), whether or not favorable, to the Board as to whether, as of the date of such Opinion, that the consideration to be issued or paid in the Transaction is fair from a financial point of view to the Company and the shareholders of the Company.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

●	Held discussions with certain members of Company management (“Company Management”) and Target management (“Target Management”) regarding the Transaction, the historical performance, and the future outlook for the Target;

●	Reviewed information provided by Client and Target, including, but not limited to:

o	The Company’s latest reports on Form 10-Q and 10-K and other relevant public documents as filed with the Securities and Exchange Commission;

o	Forza’s unaudited 2Q 2024 10-Q;

o	the draft of the Agreement and Plan of Merger by and among Forza X1, Inc., Twin Vee PowerCats Co., and Twin Vee Merger Sub, Inc. dated July 22, 2024;

o	the audited financial statements for the period October 15, 2021, through December 31, 2021, and the years ended December 31, 2022, and December 31, 2023; o the unaudited last twelve months period ended June 30, 2024; o Various Investor Presentations outlining the Target’s business; o Forza’s intellectual property tracking list;

o	the appraisal of the College Dr, Marion, Forza property conducted by Hawkins Appraisal dated June 25, 2024;

●	Reviewed the industry in which Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

●	Developed indications of value for Target using generally accepted valuation methodologies; and

●	Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential. The Opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to shareholders of the Company, (iii) in filings with the U.S. Securities and Exchange Commission (including the filing of the Opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice.

Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its shareholders with respect to the adoption of the Transaction or how any shareholder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, bad faith, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of the Company or its affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Company Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. We have not assumed responsibility for any independent verification of this information, nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies were considered, and a subset of those were employed, in arriving at the Opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Houlihan Capital is under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

The Opinion is our only formal written opinion as to whether, as of the date of such Opinion, whether or not favorable, to the Board as to whether, that the consideration to be issued or paid in the Transaction is fair from a financial point of view to the Company and the shareholders of the Company. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of Company, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except as expressly addressed herein), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its shareholders, or any other party.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals, has any ownership or other beneficial interests in the Company or Target and has provided no previous investment banking or consulting services to the Company or Target.

Houlihan Capital has received and is receiving a fee from the Company relating to its services in providing the Opinion that is not contingent on the consummation of the proposed Transaction.

In an engagement letter dated June 21, 2024, Client has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Opinion.

Subject to the foregoing qualifications, assumptions, and limitations, as of the date hereof, it is

Houlihan Capital’s opinion that the consideration to be issued or paid in the Transaction is fair from a financial point of view to the Company and the shareholders of the Company. The Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Respectfully submitted,

Houlihan Capital, LLC

ANNEX C-2 - InteleK’s Opinion

FAIRNESS OPINION LETTER

110 North Wacker Drive, Chicago, Illinois, 60606

Tel: +1 312 800 1924 | intelekbusinessvaluations.com

PRIVILEGED AND CONFIDENTIAL

August 7, 2024

Marcia Kull

Special Committee of the Board of Directors

FORZA X1, INC.

3101 S. US-1 Ft.

Pierce, Florida

Ladies and Gentlemen:

Fairness Opinion.

At your request and pursuant your authorization, InteleK Business Valuations & Advisory Pty Ltd (“InteleK”) has been engaged in connection with a proposed transaction (the “Proposed Transaction”) to render an opinion regarding the fairness from a financial point of view (the “Fairness Opinion” letter) of a potential business combination transaction (the “Transaction” and/or “Merger”), to the shareholders of Forza X1, Inc. as of August 7, 2024.

The Proposed Transaction is intended to combine:

(i)	Forza X1, Inc., a Delaware corporation listed on the Nasdaq Capital Market under the symbol FRZA (“Forza”), and

(ii)	Twin Vee Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Twin Vee Powercats Co (“Merger Sub”).

InteleK Business Valuations & Advisory Pty Ltd (“InteleK”) has determined that the Merger (as defined in the Agreement) is fair from a financial point of view to Forza X1, Inc. and its respective shareholders. Rendering the Fairness Opinion is based on the closing of the Proposed Transaction (the “Closing”) on or before September 16, 2024.

The Transaction.

Forza and Twin Vee intend to effect a merger of Merger Sub with and into Forza. Upon consummation of the Merger, Merger Sub will cease to exist, and Forza will become a wholly owned subsidiary of Twin Vee Powercats Co (“Twin Vee”).

The Transaction is based on an Agreement and Plan of Merger, wherein Forza is entering into the agreement to merge with Merger Sub and Forza shareholders will be issued common shares in Twin Vee in return for ownership of 100% of Forza (collectively the “Agreement”), and upon the terms and subject to the conditions set forth in the Agreement, and in accordance with the Delaware General Corporation Law (the “Delaware Law”), a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Twin Vee currently owns 7,000,000 shares of common stock of Forza. The holders of Forza common stock will receive in the merger 0.611666275 shares of Twin Vee common stock in exchange for every share of Forza common stock they own, such that 5,355,000 shares of Twin Vee Common Stock are issued in the Merger to Forza stockholders such that immediately after the Merger, Forza stockholders will own 36% of Twin Vee’s Common Stock and the stockholders of Twin Vee immediately prior to the Effective Time will own immediately after the Merger 64% of Twin Vee´s outstanding Common Stock (no fractional shares of Twin Vee Common Stock shall be issued in connection with the Merger).

All Forza Options outstanding immediately prior to the Effective Time under the Equity Incentive Plan and all Forza Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Twin Vee Common Stock, or warrants to purchase Twin Vee Common Stock, as applicable.

The capital stock of Forza consists of:

(i)	authorized stock of 100,000,000 shares of common stock. There are 15,754,774 shares of outstanding Forza common stock,

(ii)	there are 29,226 shares of Forza Common Stock held in treasury by Forza X1, Inc.,

(iii)	no shares of Preferred Stock were issued and outstanding,

(iv)	Forza had outstanding warrants to purchase 172,500 shares of common stock issuable at a weighted-average exercise price of $6.25 per share that were issued to the representative of the underwriters on August 16, 2022 in connection with Forza’s IPO. The Company also had outstanding warrants to purchase 306,705 shares of common stock issuable at a weighted-average exercise price of $1.88 per share that were issued to the representative of the underwriters on June 14, 2023 in connection with Forza’s secondary offering,

(v)	Forza has outstanding options to purchase 1,105,500 shares of common stock at a weighted-average exercise price of $2.53 in connection with its Stock Incentive Plan,

(vi)	Forza has reserved 2,679,214 shares of Forza Common Stock for issuance under the Stock Incentive Plan.

Financial Analyses.

The following is a summary of the material financial analyses delivered by InteleK to the Forza Board of Directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by InteleK, nor does the order of analyses described represent relative importance or weight given to those analyses by InteleK. Some of the summaries of the financial analyses include information presented in tabular and graphic format. The tables and graphs must be read together with the full text of each summary and are alone not a complete description of InteleK’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market information, is based on market data as it existed on or before August 7, 2024, and is not necessarily indicative of current market conditions.

Historical Exchange Ratio Analysis. InteleK reviewed the historical trading prices for Twin Vee common stock and Forza common stock for the 1-month and 3-month periods prior to August 7, 2024. InteleK calculated historical average exchange ratios over the 1-month and 3-month periods by first dividing the closing price per share of Forza common stock on each trading day during the period by the closing price per share of Twin Vee common stock on the same trading day, and subsequently analyzing the descriptive statistics of these daily historical exchange ratios over such periods. The following section presents the results of this analysis:

Source: Prepared by InteleK using data from Yahoo Finance.

Source: InteleK analysis.

Price Evolution Twin Vee
0.95
0.85
0.75
0.65
0.55
0.45
0.35
0.25
5/13/2024
5/20/2024
5/27/2024
6/3/2024
6/10/2024
6/17/2024
6/24/2024
7/1/2024
7/8/2024
7/15/2024
7/22/2024
7/29/2024
8/5/2024
Close

Source: Prepared by InteleK using data from Yahoo Finance.

Source: InteleK analysis.

Source: InteleK analysis and Yahoo Finance.

The evolution of the historical exchange ratios and relevant statistics are presented below:

Source: InteleK analysis.

Source: InteleK analysis.

This analysis indicated that the implied price per share to be paid to Forza stockholders based on the exchange ratio of 0.611666275 shares of Twin Vee for one share of Forza pursuant to the Merger Agreement is fair from a financial point of view. The proposed exchange ratio accurately approximates the average observed exchange ratios over the multiple, relevant periods of analysis.

In accordance with the Business Valuation Standards of the American Society of Appraisers (“ASA”), “fair market value,” as used herein, represents the price at which the property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.

Relatedly and as discussed in the Statement of Financial Accounting Standard No. 820 Fair Value Measurement (“FASB 820”), a fair value hierarchy exists to evaluate and rank the reliability of inputs that reflect assumptions used as a basis for determining fair value. FASB 820 emphasizes that valuation approaches (income, market, and cost) used to measure the fair value of an asset or liability should maximize the use of observable inputs, that is, inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. The FASB 820 also requires companies to use actual market data, when available, or models, when unavailable. For example, Section 820-10-35-6 states that “if there is a principal market for the asset or liability, the fair value shall represent the price in that market, even if the price in a different market is potentially more advantageous at the measurement date.”

Based on our analysis of Forza’s financial performance and position, there is no basis to deviate from the fair value hierarchy when determining the fair value/fair market value of Forza’s common stock. As a result, a quoted price in an active market provides the most reliable evidence of fair value and should be used to measure fair value/fair market value, as evidenced below.

Income Approach Analysis. Forza is in a pre-revenue stage of development and has exhibited operating losses in recent years. The high level of uncertainty surrounding Forza’s expected financial performance makes it impossible to estimate its level of sustainable economic income with reasonable confidence. As a result, any estimation of fair market value under the income approach is less reliable than the use of quoted prices in active markets.

Market Approach Analysis. Forza is in a pre-revenue stage of development and has exhibited operating losses in recent years. The market approach requires the existence of a positive base on which to apply observed market multiples. In the absence of such a positive base, either sales or profits, and in the absence of truly comparable companies or transactions in the public or private markets, any estimation of fair market value under the market approach is less reliable than the use of quoted prices in active markets.

Asset Approach Analysis. The asset approach provides an indication of value by developing an “economic balance sheet”. All the assets of the business are identified and listed on the balance sheet and all the business’s liabilities are brought to their current value as of the relevant date of analysis. The difference between the economic values of the assets and the economic values of the liabilities is an indication of the equity value under this valuation approach. Forza’s economic value is mainly comprised of cash and real estate. InteleK relied upon a property appraisal developed by an independent party who concluded that the fair market value of the Company’s real estate was approximately $4.80 million. This method was deemed less reliable than the use of quoted prices in active markets given the material amount of operating losses over multiple periods and the illiquid nature of Forza’s property which implies an extended timeframe for liquidation and higher costs that cannot be easily calculated beforehand.

Since the end of 2023 to August 7, 2024, 16.80 million shares of Forza have been traded; this is more than double the shares owned by Forza´s controlling shareholder. The trading volume for shares not yet owned by Twin Vee is considered significant to incorporate relevant information, as demonstrated by the stock price behavior.

In addition to the above, Forza’s shareholders should note that the outright sell of a large block of common stock may carry a significant market impact. The Average Daily Volume (“ADV”) of Forza shares was 59,745 in the 1-month period and 217,428 in the 3-month period. While there is liquidity in the stock, it is variable and volatile. Therefore, such a type of liquidity of Forza’s stock implies that any shareholders trying to sell a significant stake could experience material price discounts (liquidity risk) and given the extended time necessary for the market to absorb a large block of common stock they may be subject to heightened volatility and changes in market conditions (market risk).

The preparation of a Fairness Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying InteleK’s opinion. In arriving at its fairness determination, InteleK considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, InteleK made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. InteleK prepared these analyses to provide its opinion to the Forza Board of Directors as to the fairness from a financial point of view of the transaction consideration to be paid to the holders of Forza common stock (other than Twin Vee and its affiliates) taken in the aggregate, pursuant to the Merger Agreement.

These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Forza, Twin Vee, InteleK, or any other person assumes responsibility if future results are materially different from those forecasts.

The transaction consideration was determined through arm’s-length negotiations between Forza and Twin Vee. InteleK provided advice to Forza during these negotiations. InteleK did not, however, recommend any specific amount of transaction consideration to Forza Board of Directors or that any specific amount of transaction consideration constituted the only appropriate transaction consideration for the contemplated transaction.

As described above, InteleK’s opinion to the Forza Board of Directors was one of many factors taken into consideration by the Forza Board of Directors in making its determination to approve the Merger Agreement. The summary herein does not purport to be a complete description of the analyses performed by InteleK in connection with the Fairness Opinion and is qualified in its entirety by reference to the written opinion of InteleK herein.

InteleK’s Opinion.

InteleK provides fairness opinions to boards of directors, special committees, and other fiduciaries in connection with mergers, acquisitions, divestitures, and other material transactions. By analyzing the financial aspects of a transaction, we assist in the fulfillment of fiduciary duties and decision-making.

In connection with this opinion, we have reviewed, among other things,

●	The Merger Agreement;

●	Annual Reports on Form 10-K of Forza X1, Inc. for the fiscal years ended December 31, 2022 and December 31, 2023;

●	Form 10-Q Quarterly Reports on Form 10-Q of Forza X1, Inc. for the first quarter of 2024

●	Form 8K filings of material events of Forza X1, Inc.; and

●	Certain internal financial analyses and forecasts for Forza X1, Inc. pro-forma for the Transaction, as prepared by the management of Forza and approved for our use by Forza X1, Inc.

We have also held discussions with members of the senior management of Forza X1, Inc. regarding their:

●	Assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition, and future prospects of Forza X1, Inc.;

●	Reviewed the reported price and trading activity for the common stock of Forza and Twin Vee;

●	Performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of:

●	All of the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with, or reviewed by, us, without assuming any responsibility for independent verification thereof, and

●	In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Forza X1, Inc.

We have assumed that:

●	All governmental, regulatory, or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Forza, Twin Vee, or on the expected benefits of the Transaction in any way meaningful to our analysis.

●	The Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

What we have not done:

●	Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to Forza and Twin Vee; nor does it address any legal, regulatory, tax, or accounting matters.

●	We were not requested to solicit and did not solicit interest from other parties with respect to an acquisition of, or other business combination with, Forza, Twin Vee, or any other alternative transaction.

●	We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any allocation of the consideration payable pursuant to the Agreement, including among the holders of common stock, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Forza.

●	We do not express any view on the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors, or employees of Forza and Twin Vee, or class of such persons, in connection with the Transaction, whether relative to the Consideration to be paid to the holders of Shares, taken in the aggregate, pursuant to the Agreement or otherwise.

●	We are not expressing any opinion as to the prices at which shares of Forza and Twin Vee will trade at any time or as to the impact of the Transaction on the solvency or viability of Forza, Merger Sub, or Twin Vee, or the ability of Forza, Merger Sub, or Twin Vee to pay their respective obligations when they come due.

●	Our opinion is necessarily based on economic, monetary, market, and other conditions as in effect on and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising, or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof.

●	Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Forza in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to whether or not any shareholders should tender such Shares in connection with the Transaction or how any holder of Shares should vote with respect to the Merger or any other matter.

●	We did not perform any analysis as to the tax consequences of the Transaction and nothing contained herein should be construed as advice or an opinion with regard to tax matters.

●	Furthermore, no opinion, counsel, or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. It is assumed that such opinions, counsel, or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, upon Forza and their respective advisers, as to all legal, regulatory, accounting, insurance, and tax matters with respect to Forza and the Transaction.

●	This Opinion is not intended to be, and does not constitute, a recommendation to the Board of Directors to proceed with the Transaction. This Opinion relates solely to the question of the fairness of the Transaction, from a financial point of view, to Forza shareholders. This Opinion should not be construed as creating any fiduciary duty on our part to any person.

InteleK Qualifications.

This Opinion was prepared by an appraiser with significant experience valuing assets of various types. The appraiser is a Chartered Financial Analyst (“CFA”) as granted by the CFA Institute, an Accredited Senior Appraiser (“ASA”) as granted by the American Society of Appraisers, a Chartered Alternative Investment Analyst (“CAIA”) as granted by the CAIA Association, and a Professional Risk Manager (“PRM”) as granted by the Professional Risk Managers’ International Association. The appraiser’s statements and conclusions contained in this report are subject to both the Code of Ethics of the American Society of Appraisers, and to the Uniform Standards of Professional Appraisal Practices (“USPAP”) guide as administrated by The Appraisal Foundation and authorized by the United States Congress as the source of appraisal standards and appraiser qualifications. This Opinion was prepared with consideration and application of applicable federal or state statutes and appraisal rules.

Mikhail Munenzon is the Managing Director of InteleK. He is an expert in finance with a broad range of academic and professional experience gained over more than 20 years in the industry and global markets. His focus is on complex valuations and valuation of complex instruments for property tax, M&A, litigation, partnership disputes, portfolio investment valuation and fair value measurements (e.g., ASC 820) and other purposes, including public and private securities, complex securities, and Monte Carlo simulations. His clients included multiple members of the Fortune 500 list who faced complex compliance and litigation risks, including multi-million dollar valuation disputes with city and state tax authorities. He also serves as Professor of Finance at Illinois Wesleyan University (one of the top liberal arts universities in the Midwest), where he brings his practitioner perspective to his teaching and mentoring of students on financial statement analysis, investments, portfolio management, valuation, and other topics. He received his undergraduate degree in engineering with the highest honors (GPA: 4.0) from Columbia University and his graduate degree in international finance and economics with the highest honors (GPA: 4.0) from Columbia University. Before InteleK, he worked at startups, boutique firms and established financial institutions such as JP Morgan and the Federal Reserve Bank of New York. He has also successfully conducted and published his research, ranking him in the top 2% of authors of the Social Science Research Network (SSRN), the largest research publishing platform for the social sciences.

Conclusion.

The SEC requires that Form S-4 contain information regarding the terms of the transaction, risk factors, ratios, pro-forma financial information, and material contracts with the company being acquired. This opinion may be included in Form S-4.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be paid to the holders of shares in Forza, taken in the aggregate, pursuant to the Agreement, is fair from a financial point of view to such holders. This opinion addresses only the fairness from a financial point of view to the holders of shares, as of the date hereof, of the consideration to be paid to such holders, taken in the aggregate, pursuant to the Agreement.

Respectfully,

Mikhail Munenzon

InteleK Business Valuations & Advisory Pty Ltd

ANNEX D - Twin Vee 2021 Plan Amendment

AMENDMENT NO. 1 TO THE

TWIN VEE POWERCATS CO.

AMENDED AND RESTATED 2021 STOCK INCENTIVE PLAN

This Amendment No. 1 (the “Amendment”) to the Twin Vee PowerCats Co. Amended and Restated Stock Incentive Plan (the “Plan”), is hereby adopted this day of [●], 2024, by the Board of Directors (the “Board”) of Twin Vee PowerCats Co. (the “Company”). All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Plan.

WITNESETH:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 17.2 of the Plan, the Board has the right to amend the Plan with respect to certain matters, provided that any increase in the number of shares of Common Stock available under the Plan shall be subject to the approval of the Company’s stockholders; and

WHEREAS, the Board has approved and authorized this Amendment to the Plan and has recommended that the stockholders of the Company approve this Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended, subject to and effective as of the date of stockholder approval hereof, in the following particulars:

The first sentence of Section 4.1(a) of the Plan is hereby amended so it reads in its entirety as follows:

“Subject to adjustment pursuant to Section 4.3 hereof, the maximum aggregate number of shares of Common Stock which may be issued under all Awards granted to Participants under the Plan shall be 3,171,800 shares (the “Initial Limit”), all of which may, but need not, be issued in respect of Incentive Stock Options.”

Except as specifically set forth herein, the terms of the Plan shall be and remain unchanged, and the Plan as amended shall remain in full force and effect.

The foregoing is hereby acknowledged as being Amendment No. 1 to the Twin Vee PowerCats Co. Amended and Restated Stock Incentive Plan, as adopted by the Board on [●], 2024, and approved by the Company’s stockholders on [●], 2024.

TWIN VEE POWERCATS CO.

By:	/s/ Joseph C. Visconti
Name:	Joseph C. Visconti
Title:	Chief Executive Officer